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INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF PLAZA BANCORP AND SUBSIDIARY
Plaza Bancorp Financials 2016 and 2015
Plaza Bancorp Financials 2015 and 2014
Financial Statements
Plan of Reorganization, Articles TOC

As filed with the Securities and Exchange Commission on September 26, 2017

Registration No. 333-220437

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PACIFIC PREMIER BANCORP, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	6022 (Primary Standard Industrial Classification Code No.)	33-0743196 (I.R.S. Employer Identification No.)

17901 Von Karman Ave., Suite 1200
Irvine, California 92614
(949) 864-8000
(Address, including zip code and telephone number, including area code, of Registrant's principal executive offices)

Steven R. Gardner
President and Chief Executive Officer
Pacific Premier Bancorp, Inc.
17901 Von Karman Ave., Suite 1200
Irvine, California 92614
(949) 864-8000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

with a copy to:
Norman B. Antin, Esq. Jeffrey D. Haas, Esq. Holland & Knight LLP 800 17th Street, NW, Suite 1100 Washington, DC 20006 Telephone: (202) 955-3000	Josh Dean, Esq. Sheppard Mullin Richter & Hampton LLP 650 Town Center Drive, 4th Floor Costa Mesa, CA 92626 Telephone: (714) 424-8292

Approximate date of commencement of proposed sale to the public:
As soon as practicable following the effectiveness of this Registration Statement, satisfaction or waiver of the other conditions to closing of the merger described herein, and consummation of the merger.

             If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

             If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

             If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

             Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐ Emerging growth company ☐

             If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

             If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

             Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)    ☐

             Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)    ☐

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share or Unit	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)

Common Stock, par value $0.01 per share	6,038,857(1)	N/A	$39,343,159	$4,559.87(4)

Common Stock, par value $0.01 per share	5,173,528(5)	N/A	N/A	N/A(6)

(1)
Based upon an estimate of the maximum number of shares of common stock of Pacific Premier Bancorp, Inc., or Pacific Premier, to be issued pursuant to the Agreement and Plan of Reorganization, dated as of August 8, 2017, or the merger agreement, by and between Pacific Premier and Plaza Bancorp, or Plaza, based on (a) 30,194,288 shares of Plaza common stock outstanding (which includes 60,995 shares of Plaza restricted stock that will vest in connection with the transactions contemplated by the merger agreement), and (b) an exchange ratio 0.2000 shares of Pacific Premier common stock for each share of Plaza common stock being exchanged for shares of Pacific Premier common stock. Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, this Registration Statement also covers additional securities that may be issued as a result of stock splits, stock dividends or similar transactions. 5,173,528 of the shares included in this number are also being registered for resale under this Registration Statement. In accordance with Rule 457(f) of the Securities Act, no additional filing fee is payable in respect of such resale.

(2)
Pursuant to Rule 457(f) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is based on $6.515, which is the average high and low prices reported for Plaza's common stock on the OTC Market Group Pink Sheets on September 8, 2017, which was within five business days prior to the date of filing of this Registration Statement, in accordance with Rule 457(f)(1).

(3)
Determined in accordance with Section 6(b) of the Securities Act at a rate of $115.90 per $1,000,000 of the proposed maximum aggregate offering price.

(4)
Previously paid.

(5)
Represents shares of the registrant's common stock being registered for resale under this Registration Statement. Such shares are also included in the number of shares to be issued in connection with the merger described herein. See Note (1) above.

(6)
In accordance with Rule 457(f), no additional filing fee is payable with respect to the resale registration.

             The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS/CONSENT SOLICITATION STATEMENT IS NOT COMPLETE AND MAY BE CHANGED. PACIFIC PREMIER BANCORP, INC. MAY NOT ISSUE THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS/CONSENT SOLICITATION STATEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS/CONSENT SOLICITATION STATEMENT
SUBJECT TO COMPLETION, DATED SEPTEMBER 26, 2017

PLAZA BANCORP
18200 Von Karman Avenue
Suite 500
Irvine, California 92612

NOTICE OF SOLICITATION OF WRITTEN CONSENT

To the shareholders of Plaza Bancorp:

          On August 8, 2017, Pacific Premier Bancorp, Inc., which we refer to as Pacific Premier, entered into an agreement and plan of reorganization, which we refer to as the merger agreement, to acquire Plaza Bancorp, which we refer to as Plaza. If the required shareholder and regulatory approvals are obtained, all closing conditions are satisfied or waived and the merger is subsequently completed, Plaza will be merged with and into Pacific Premier, with Pacific Premier as the surviving entity, which we refer to as the merger. Immediately thereafter, Plaza's wholly-owned bank subsidiary, Plaza Bank, will be merged with and into Pacific Premier Bank, the wholly-owned bank subsidiary of Pacific Premier, with Pacific Premier Bank as the surviving entity.

          If the required Plaza shareholder and regulatory approvals are obtained and the merger is subsequently completed, upon effectiveness of the merger, each outstanding share of common stock of Plaza, which we refer to as Plaza common stock, will be cancelled and converted into the right to receive shares of common stock of Pacific Premier, which we refer to as Pacific Premier common stock, at an exchange ratio of 0.2000 shares of Pacific Premier common stock for each share of Plaza common stock, which we refer to as the exchange ratio. Cash will be paid in lieu of any fractional share interest. We refer to the aggregate consideration to be paid to Plaza shareholders in the merger as the merger consideration.

          The implied value of the merger consideration to be paid to Plaza shareholders is based on the exchange ratio of 0.2000 shares of Pacific Premier common stock for each share of Plaza common stock. The implied value per share of Plaza common stock on August 8, 2017 was $7.29, which amount was based on the closing price per share of Pacific Premier common stock on that date. The value of the merger consideration will fluctuate based on the market price of Pacific Premier common stock. Consequently, the value of the merger consideration will not be known at the time you vote on the merger agreement. Based on the current number of shares of Plaza common stock outstanding, Pacific Premier expects to issue approximately 6,038,857 shares of common stock in the aggregate upon completion of the merger. Pacific Premier's common stock is listed on the NASDAQ Global Select Market under the symbol "PPBI." You should obtain current market quotations for the Pacific Premier common stock. Plaza's common stock is also traded on the OTC Market Group Pink Sheets under the symbol "PLZZ." You should obtain current market quotations for the Plaza common stock.

          Pacific Premier may also permit certain entities who receive shares of Pacific Premier common stock in connection with the merger to use this prospectus/consent solicitation statement to cover resales of up to 5,173,528 shares of Pacific Premier's common stock. If this happens, neither we nor Pacific Premier will receive any proceeds from such sales. See "Selling Security Holders" on page 130 for information relating to the resale of Pacific Premier's securities pursuant to this prospectus/consent solicitation statement.

          The enclosed prospectus/consent solicitation statement is being delivered to you on behalf of the board of directors of Plaza, which we refer to as the Plaza board of directors, in connection with a consent solicitation, which we refer to as the Plaza consent solicitation. In connection with the Plaza consent solicitation, the Plaza board of directors requests that holders of Plaza common stock as of the record date of September 26, 2017, execute and return written consents to adopt the merger agreement.

          The enclosed prospectus/consent solicitation statement describes the merger agreement and the transactions contemplated therein, including the Plaza consent solicitation, and provides additional information about the parties involved. We encourage you to read carefully the prospectus/consent solicitation statement, including all its annexes, and the documents incorporated by reference, including the section entitled "Risk Factors" beginning on page 29 of the enclosed prospectus/consent solicitation statement.

          You will be entitled to appraisal rights in connection with the merger. A summary of the appraisal rights that may be available to you is described in the section entitled "The Merger—Appraisal Rights" beginning on page 81 of the enclosed prospectus/consent solicitation statement. Please note that if you wish to exercise appraisal rights, you must not sign or return a written consent adopting the merger agreement, or sign or deliver a consent without indicating a decision on the proposal. However, so long as you do not return a consent form at all, it is not necessary to affirmatively vote against or disapprove the merger in order to preserve your appraisal rights. In addition, you must take all other steps necessary to perfect your appraisal rights.

          The Plaza board of directors has carefully considered the merger, the terms thereof and the other transactions contemplated by the merger agreement and has declared that the merger agreement, the terms thereof, the merger and the other transactions contemplated by the merger agreement are advisable and fair to and in the best interests of Plaza and its shareholders. Accordingly, the Plaza board of directors recommends that Plaza shareholders adopt the merger agreement by returning your written consent form.

          Please complete, date and sign the written consent furnished with this prospectus/consent solicitation statement and return it promptly to Plaza by the means described in the section entitled "Plaza Solicitation of Written Consents—Submission of Consents" beginning on page 35 of the enclosed prospectus/consent solicitation statement.

          Thank you for your prompt attention to these matters.

                        Sincerely,

                        /s/ GENE GALLOWAY

                        Gene Galloway
                         Chief Executive Officer

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the shares of Pacific Premier common stock to be issued in the merger or determined if this prospectus/consent solicitation statement is accurate or adequate. Any representation to the contrary is a criminal offense.

          The securities to be issued in connection with the merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

          This prospectus/consent solicitation statement is dated September 28, 2017 and is being first mailed to shareholders of Plaza on or about September 29, 2017.

REFERENCES TO ADDITIONAL INFORMATION

        This prospectus/consent solicitation statement incorporates important business and financial information about Pacific Premier from documents that are not included in or delivered with this document. Plaza shareholders can obtain these documents through the website of the Securities and Exchange Commission, or the Commission, at http://www.sec.gov, or by requesting them, free of charge, in writing or by telephone from Pacific Premier as follows:

Pacific Premier Bancorp, Inc.
17901 Von Karman Ave.
Suite 1200
Irvine, California 92614
Attention: Ronald Nicolas
Telephone: (949) 864-8000

        If you would like to request documents, please do so at least five business days before the targeted closing date of the consent solicitation period, or by October 23, 2017.

        Information on the Internet website of Pacific Premier or the Internet website of Plaza is not part of the enclosed prospectus/consent solicitation statement. You should not rely on that information in deciding whether to adopt the merger agreement, unless that information is in this document or has been incorporated by reference into this document.

        If you have questions about the merger, the merger agreement or the consent solicitation, need additional copies of this prospectus/consent solicitation statement or need to obtain written consents or other information related to the Plaza consent solicitation, you may contact John Shindler, Plaza's Corporate Secretary, at the following address:

Plaza Bancorp
18200 Von Karman Avenue
Suite 500
Irvine, California 92612

        or at the following telephone number:

(949) 502-4313

        Plaza does not have a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act and accordingly does not file documents or reports with the Commission.

        You should only rely on the information contained or incorporated by reference in this document. We have not authorized anyone to provide you with different information. The document is dated September 28, 2017; you should not assume that information contained in this document is accurate as of any date other than that date. Neither the mailing of this document to Plaza shareholders nor the issuance by Pacific Premier of Pacific Premier common stock in connection with the transactions contemplated by the merger agreement will create any implications to the contrary.

        For a more detailed description of the information incorporated by reference in the enclosed prospectus/consent solicitation statement and how you may obtain it, see the section entitled "Where You Can Find More Information" beginning on page 152 of the enclosed prospectus/consent solicitation statement.

        This document does not constitute an offer to sell, or a solicitation of an offer to buy any securities, or the solicitation of a consent, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

i

ii

APPENDIX A	Agreement and Plan of Reorganization
APPENDIX B	Opinion of Sandler O'Neill & Partners, L.P.
APPENDIX C	Section 262 of the Delaware General Corporation Law

iii

QUESTIONS AND ANSWERS
ABOUT THE MERGER AND THE PLAZA CONSENT SOLICITATION

        The following are some questions that Plaza shareholders may have regarding the merger and the Plaza consent solicitation, and brief answers to those questions. Plaza advises its shareholders to read carefully the remainder of this prospectus/consent solicitation statement because the information in this section does not provide all of the information that might be important to you with respect to the merger and the Plaza consent solicitation. Additional important information about Pacific Premier is also contained in the documents incorporated by reference into this prospectus/consent solicitation statement. See "Where You Can Find More Information" beginning on page 152.

Q:
What am I being asked to vote on?

A:
Pacific Premier and Plaza have entered into the merger agreement, pursuant to which Pacific Premier would acquire Plaza. If the required Plaza shareholder and regulatory approvals are obtained and the merger is subsequently completed, Plaza will be merged with and into Pacific Premier with Pacific Premier as the surviving entity. Immediately thereafter, Plaza's wholly-owned bank subsidiary, Plaza Bank, will be merged with and into Pacific Premier Bank, the wholly-owned bank subsidiary of Pacific Premier, with Pacific Premier Bank as the surviving entity.

  As a Plaza shareholder, you are being asked to vote to approve the merger agreement through the Plaza consent solicitation. As a result of the merger, Plaza will cease to exist and Plaza shareholders will exchange each of their shares of Plaza common stock for 0.2000 shares of Pacific Premier common stock, which we refer to as the exchange ratio, as further described in "The Merger—The Merger Consideration" beginning on page 55.

  The merger cannot be completed unless Plaza shareholders approve the merger agreement. Plaza is conducting the Plaza consent solicitation in order to obtain the shareholder approval necessary to adopt the merger agreement, which we refer to as Plaza shareholder approval.

  We will be unable to complete the merger unless Plaza shareholder approval is obtained.

  We have included in this prospectus/consent solicitation statement important information about the merger, the merger agreement, a copy of which is included as Appendix A to this prospectus/consent solicitation statement, and the Plaza consent solicitation. You should read this information carefully and in its entirety. The enclosed voting materials allow you to provide your written consent to the Plaza consent solicitation. We encourage you to submit your written consent as soon as possible.

  This document constitutes both a consent solicitation statement of Plaza and a prospectus of Pacific Premier. It is a consent solicitation statement of Plaza because the Plaza board of directors is soliciting consents using this document for its shareholders. It is a prospectus because Pacific Premier, in connection with the merger, is offering shares of Pacific Premier common stock in exchange for outstanding shares of Plaza common stock in the merger.

Q:
Will Plaza shareholders be able to trade the Pacific Premier common stock that they receive in the merger?

A:
Yes. The Pacific Premier common stock to be issued in the merger to Plaza shareholders will be listed on the NASDAQ Global Select Market under the symbol "PPBI." Unless you are deemed an "affiliate" of Pacific Premier after the merger is completed, you may sell the shares of Pacific Premier common stock you receive in the merger without restriction.

Q:
Why is my vote important?

A:
The merger agreement must be approved by the holders of a majority of the outstanding shares of Plaza common stock. The merger cannot be completed unless Plaza shareholders approve the merger agreement. Plaza shareholders will vote on the merger agreement through the Plaza consent solicitation. If you are a Plaza shareholder and you do not vote, it will have the same effect as a vote against the merger agreement.

  Certain funds affiliated with Carpenter Fund Manager GP, LLC, which we refer to as Carpenter, collectively own approximately 86.0% of the outstanding Plaza common stock and are a party to a support agreement with Pacific Premier, which we refer to as the Carpenter support agreement, and Plaza's directors and certain executive officers, who collectively own approximately 2.4% of the Plaza common stock, are parties to shareholder agreements with Pacific Premier, which we refer to as the Plaza shareholder agreements. Pursuant to the Carpenter support agreement and the Plaza shareholder agreements, such shareholders have agreed to vote in favor of the adoption of the merger agreement by written consent. Pacific Premier has the right to terminate the merger agreement to the extent that within three business days following the registration statement on Form S-4, of which this prospectus/consent solicitation statement is a part, being declared effective by the Securities and Exchange Commission, which we refer to as the Commission, Pacific Premier has not received a sufficient number of written consents to satisfy the majority approval requirement described above. See "Plaza Solicitation of Written Consents—Carpenter Support Agreement; Voting by Plaza's Directors and Certain Executive Officers" on page 35 of this prospectus/consent solicitation statement. The Carpenter support agreement and the form of Plaza shareholder agreements are included in this prospectus/consent solicitation statement as Annexes A and B, respectively, to the merger agreement, which is attached as Appendix A and incorporated by reference into this prospectus/consent solicitation statement.

Q:
What does the Plaza board of directors recommend?

  The Plaza board of directors, which we refer to as the Plaza board, determined that the terms of the merger agreement and the transactions contemplated therein, including the merger, are fair to and in the best interest of Plaza and its shareholders and accordingly approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement on the terms and subject to the conditions set forth in the merger agreement and recommended that Plaza shareholders adopt the merger agreement in connection with the Plaza consent solicitation.

  Accordingly, the Plaza board recommends that Plaza shareholders provide their written consent to adopt the merger agreement.

  See the sections entitled "The Merger—Plaza's Reasons for the Merger and Recommendation of the Plaza Board of Directors" beginning on page 41 for a more detailed discussion of the Plaza board's recommendations and reasons therefor. In addition, certain of Plaza's officers and directors have financial interests in the transactions contemplated by the merger agreement that are different from, or in addition to, the interests of Plaza's shareholders. These interests are described in more detail in the section titled "The Merger—Interests of Certain Plaza Officers and Directors in the Merger" beginning on page 71.

Q:
Will I have appraisal rights in connection with the merger?

A:
Yes. If you are a Plaza shareholder who does not approve the merger by delivering a written consent approving the merger agreement, you will, by strictly complying with Section 262 of the Delaware General Corporation Law, which we refer to as the DGCL, be entitled to appraisal rights. Section 262 of the DGCL is attached to this prospectus/consent solicitation statement as

  Appendix C. Failure to follow precisely any of the statutory procedures set forth in Appendix C may result in the loss or waiver of appraisal rights under Delaware law. Following Plaza's receipt of sufficient written consents to adopt the merger agreement, we will send all non-consenting Plaza shareholders who satisfy the other statutory conditions the notice regarding the adoption of the merger agreement and the availability of appraisal rights. A Plaza shareholder wishing to exercise his, her or its appraisal rights will need to take action at that time, in response to that notice, but this description is being provided to all Plaza shareholders now so they can determine whether they wish to preserve their ability to demand appraisal rights in the future in response to that notice. If you elect to exercise appraisal rights with respect to your shares of Plaza common stock, you must deliver to Plaza or to Pacific Premier (as the surviving corporation in the merger), as applicable, at the specific address which will be included in the notice, a written demand for appraisal of your shares of Plaza common stock within 20 days after the date of the mailing of the subsequent notice that will be sent to non-consenting Plaza shareholders. Do not submit a demand before the date of that subsequent notice because, under Delaware case law, a demand that is made before the notice is mailed may not be effective to perfect your appraisal rights.

Q:
Are there any risks I should consider in deciding whether to vote for the merger recommended by the Plaza board?

A:
Yes. Set forth under the heading of "Risk Factors," beginning on page 29, are a number of risk factors that the shareholders of Plaza should consider carefully.

Q:
When do Pacific Premier and Plaza expect to complete the merger?

A:
The parties expect to complete the merger either by the end of the fourth quarter of 2017 or early in the first quarter of 2018. However, there is no assurance when or if the merger will occur. Prior to the consummation of the merger, Plaza shareholders must approve the merger agreement pursuant to the Plaza consent solicitation and all requisite bank regulatory approvals must be obtained and other conditions to the consummation of the merger must be satisfied.

Q:
If the merger is completed, when can Plaza shareholders expect to receive the merger consideration?

A:
Promptly following the completion of the merger, Pacific Premier will mail to each former Plaza shareholder of record written instructions detailing how its shareholders of record can exchange their shares of Plaza common stock for shares of Pacific Premier common stock.

Q:
Will the value of the merger consideration change between the date of the prospectus/consent solicitation statement and the time the merger is completed?

A:
Yes. Because Pacific Premier will issue a fixed fraction of a share of Pacific Premier common stock at the closing in exchange for each share of Plaza common stock, the value of the merger consideration that Plaza shareholders will receive in the merger will depend on the market price of shares of Pacific Premier common stock at the time the merger is completed. The market price of shares of Pacific Premier common stock when Plaza shareholders receive such shares after the merger is completed could be greater than, less than or the same as the market price of shares of Pacific Premier common stock on the date of this prospectus/consent solicitation statement.

Q:
Who is soliciting my written consent?

A:
The Plaza board is providing these Plaza consent solicitation materials to you to request that holders of Plaza common stock execute and return written consents to adopt the merger agreement. These materials also constitute a prospectus with respect to the Pacific Premier common stock issuable to Plaza shareholders in connection with the consummation of the merger.

Q:
Who is entitled to give a written consent in the Plaza consent solicitation?

A:
The Plaza board has set September 26, 2017, as the record date, which we refer to as the Plaza record date, for determining holders of shares of Plaza common stock entitled to execute and deliver written consents with respect to the Plaza consent solicitation. Holders of Plaza common stock on the Plaza record date will be entitled to give or withhold consent using the written consent furnished with this prospectus/consent solicitation statement. If you are a Plaza shareholder on the Plaza record date and you are entitled to vote on the proposal, you will be able to give or withhold consent with respect to the adoption of the merger agreement.

  As of September 26, 2017, funds controlled by Carpenter beneficially owned approximately 86% of the outstanding shares of Plaza common stock entitled to provide consents in the Plaza consent solicitation. In addition, Plaza's directors and certain executive officers beneficially owned approximately 2.4% of the outstanding shares of Plaza common stock entitled to provide consents in the Plaza consent solicitation. Pursuant to the Carpenter support agreement and the Plaza shareholder agreements, such shareholders have agreed to deliver written consents in favor of the adoption of the merger agreement.

Q:
How many votes do I have?

A:
Plaza shareholders are entitled to one vote in the Plaza consent solicitation for each share of Plaza common stock held as of the Plaza record date. As of the close of business on the Plaza record date, there were 30,152,586 outstanding shares of Plaza common stock.

Q:
What if I am a record holder and I do not indicate a decision with respect to the proposal to adopt the merger agreement?

A:
If you are a record holder and you return a signed written consent without indicating your decision on the proposal to adopt the merger agreement, you will have given your consent to adopt the merger agreement, as described in the enclosed form of consent.

Q:
What is the deadline for returning my written consent?

A:
The Plaza board of directors has set October 30, 2017, as the targeted final date for receipt of written consents. Plaza reserves the right to extend the final date for receipt of written consents beyond October 30, 2017. Any such extension may be made without notice to Plaza shareholders.

Q:
How do Plaza shareholders provide their written consent?

A:
If you hold shares of Plaza common stock as of the Plaza record date for granting written consent and you wish to submit your consent, you must fill out the enclosed written consent, date and sign it, and promptly return it to Plaza. Once you have completed, dated and signed your written consent, you should deliver it to Plaza by faxing your written consent to John Shindler, Corporate Secretary, at (949) 502-4399, by emailing a .pdf copy of your written consent to jshindler@plazabank.com or by mailing your written consent to Plaza, Attention—Corporate Secretary, 18200 Von Karman Avenue, Suite 500, Irvine, California 92612.

  Pacific Premier has the right to terminate the merger agreement to the extent that within three business days following the registration statement on Form S-4, of which prospectus/consent solicitation statement is a part, being declared effective by the Commission, Pacific Premier has not received a sufficient number of written consents required to adopt the merger agreement.

  Consequently, Plaza expects to receive Plaza shareholder approval within three business days of the Commission declaring the registration statement on Form S-4 effective. As a result, Plaza will not be holding a shareholders' meeting to consider the proposal to adopt the merger agreement, and therefore you will be unable to vote in person by attending a shareholders' meeting.

Q:
Can I change or revoke my written consent?

A:
Yes. If you are a record holder of Plaza common stock on the Plaza record date, you may change or revoke your consent to the proposal to adopt the merger agreement at any time before the consents of a sufficient number of shares to adopt the merger agreement have been delivered to Plaza. If you wish to change or revoke your consent before that time, you may do so by delivering a notice of revocation or by sending in a new written consent with a later date, in each case, by one of the means described in the section entitled "Plaza Solicitation of Written Consents—Submission of Consents" beginning on page 35.

Q:
Whom may I contact if I cannot locate my Plaza stock certificate(s)?

A:
If you cannot locate your certificates representing shares of Plaza common stock and believe them to be lost, stolen or destroyed, please follow the instructions in the letter of transmittal you will receive from the exchange agent dealing with lost, stolen or destroyed certificates. You will then be provided with an affidavit of lost stock certificates to complete and return to Plaza, or if you provide such affidavit after the merger occurs, to the exchange agent.

Q:
What do I need to do now?

A:
Read and consider the information contained in this prospectus/consent solicitation statement, including the appendices, as well as the Pacific Premier documents that have been incorporated by reference into this prospectus/consent solicitation statement, carefully and then please submit your written consent for your Plaza common stock as soon as possible.

Q:
Whom should I call if I have questions about the consent solicitation?

A:
If you have questions about the merger agreement, the merger or the process for returning your written consent, or if you need additional copies of this document or a replacement written consent, please contact: John Shindler, Plaza's Corporate Secretary, at Plaza Bancorp, 18200 Von Karman Avenue, Suite 500, Irvine, California 92612, or at (949) 502-4313.

Q.
How do I deliver a written consent with respect to shares held in street name?

A.
Plaza shareholders whose shares of Plaza common stock are held in "street name" in the name of their bank, broker or other nominee should refer to their written consent card or the information forwarded by their nominee to confirm how to tender their written consent.

SUMMARY

        This summary highlights selected information from this prospectus/consent solicitation statement and may not contain all of the information that is important to the shareholders of Plaza. To more fully understand the merger and for a more complete description of the legal terms of the merger, you should read carefully this entire prospectus/consent solicitation statement, including the merger agreement and the other documents included with or incorporated by reference into this prospectus/consent solicitation statement. See "Where You Can Find More Information" beginning on page 152. Page references are included in this summary to direct the reader to a more complete description of the topics.

        Throughout this prospectus/consent solicitation statement, "Pacific Premier" refers to Pacific Premier Bancorp, Inc. and "Plaza" refers to Plaza Bancorp. Also, throughout this prospectus/consent solicitation statement, the Agreement and Plan of Reorganization, dated as of August 8, 2017, by and between Pacific Premier and Plaza, is referred to as the "merger agreement." The merger of Plaza with and into Pacific Premier is referred to as the "merger" and the Pacific Premier common stock to be issued to Plaza shareholders in consideration for their Plaza common stock, as well as any cash issued in lieu of fractional shares, is referred to as the "merger consideration."

Parties to the Proposed Merger (Page 36)

        Pacific Premier Bancorp, Inc.    Pacific Premier is a Delaware-chartered bank holding company for Pacific Premier Bank, a California-chartered commercial bank. Pacific Premier's principal asset is all of the capital stock of Pacific Premier Bank. Pacific Premier Bank provides banking services to businesses, professionals, real estate investors, non-profit organizations and consumers in its primary market area of Southern California currently through 26 locations in the counties of Orange, Riverside, San Bernardino, San Diego, San Luis Obispo and Santa Barbara, California. Through Pacific Premier Bank's branches and its Internet website at www.ppbi.com, Pacific Premier Bank offers a broad array of deposit products and services for both businesses and consumer customers, including checking, money market and savings accounts, cash management services, electronic banking services, and on-line bill payment. Pacific Premier Bank also offers a wide array of loan products, such as commercial business loans, lines of credit, U.S. Small Business Administration loans, commercial real estate loans, residential home loans, construction loans and consumer loans. Pacific Premier also offers specialty banking products for homeowners associations and franchise lending nationwide.

        As of June 30, 2017, Pacific Premier had, on a consolidated basis, total assets of $6.4 billion, total stockholders' equity of $959.7 million and total deposits of $4.9 billion. At June 30, 2017, Pacific Premier had gross loans held for investment of $4.9 billion, with real estate loans and business loans collateralized by real estate totaling 69% of its gross loan portfolio.

        Pacific Premier's principal executive offices are located at 17901 Von Karman Ave., Suite 1200, Irvine, California 92614 and its telephone number is (949) 864-8000.

        Plaza Bancorp.    Plaza is a Delaware-chartered bank holding company for Plaza Bank, a California-chartered commercial bank. Plaza's principal asset is all of the capital stock of Plaza Bank. Plaza Bank is a community-oriented financial services firm which provides banking products and services to small and medium sized businesses and consumers. Products and services are offered primarily through seven retail branches located in Irvine, Manhattan Beach, El Segundo, Pasadena, Montebello and San Diego, California, and Las Vegas, Nevada. As of June 30, 2017, Plaza, on a consolidated basis, had total assets of $1.3 billion and gross loans of $1.1 billion, total shareholders' equity of $126.3 million and total deposits of $1.1 billion.

        Plaza's principal executive offices are located at 18200 Von Karman Ave, Suite 500, Irvine, California 92612 and its telephone number is (949) 502-4300.

The Merger (Page 36)

        The merger agreement is attached to this prospectus/consent solicitation statement as Appendix A, which is incorporated by reference into this prospectus/consent solicitation statement. Please read the entire merger agreement. It is the legal document that governs the merger. Pursuant to the terms and conditions set forth in the merger agreement, Plaza will be acquired by Pacific Premier in a transaction in which Plaza will merge with and into Pacific Premier, with Pacific Premier as the surviving institution. Immediately following the consummation of the merger, Plaza Bank will be merged with and into Pacific Premier Bank, with Pacific Premier Bank as the surviving institution. The parties expect to complete the mergers either by the end of the fourth quarter of 2017 or early in the first quarter of 2018.

Pacific Premier's Reasons for Merger and Factors Considered by Pacific Premier's Board of Directors (Page 40)

        As part of its business strategy, Pacific Premier evaluates opportunities to acquire bank holding companies, banks and other financial institutions, which is an important element of its strategic plan. The acquisition of Plaza is consistent with this strategy. Among other things, the acquisition of Plaza will (i) extend Pacific Premier's geographic footprint into Los Angeles County and (ii) create opportunities for Pacific Premier Bank to provide additional products and services to the Plaza customers.

        Based on Pacific Premier's reasons for the merger described in this prospectus/consent solicitation statement, the Pacific Premier board of directors believes that the merger is fair to Pacific Premier's shareholders and in their best interests. For a discussion of the circumstances surrounding the merger and the factors considered by Pacific Premier's board of directors in approving the merger agreement, see "The Merger—Pacific Premier's Reasons for the Merger" beginning on page 40.

Plaza's Reasons for Merger and Factors Considered by Plaza's Board of Directors (Page 41)

        Based on Plaza's reasons for the merger described in this prospectus/consent solicitation statement, the Plaza board of directors believes that the merger is in the Plaza shareholders' best interests, and unanimously recommends that Plaza shareholders vote "FOR" approval of the merger agreement through the Plaza consent solicitation. For a discussion of the circumstances surrounding the merger and the factors considered by Plaza's board of directors in approving the merger agreement, see "The Merger—Plaza's Reasons for the Merger" beginning on page 41.

Opinion of Plaza's Financial Advisor (Page 43)

        In connection with the merger, Sandler O'Neill & Partners, L.P., whom we refer to as Sandler O'Neill, delivered its oral opinion to Plaza's board of directors, which was subsequently confirmed in writing on August 8, 2017, to the effect that, as of August 8, 2017, and based upon and subject to the assumptions made, procedures followed, matters considered and limitations and qualification on the review undertaken by Sandler O'Neill in providing its opinion, the exchange ratio was fair, from a financial point of view, to the holders of Plaza common stock.

        The full text of the written opinion of Sandler O'Neill, dated August 8, 2017, which sets forth the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Sandler O'Neill is attached as Appendix B to this prospectus/consent solicitation statement. Plaza's shareholders should read the opinion in its entirety. The opinion of Sandler O'Neill has not been updated prior to the date of this prospectus/consent solicitation statement and does not reflect any change in circumstance after August 8, 2017. Sandler O'Neill provided its opinion for the information and assistance of Plaza's board of directors in connection with its consideration of the transaction. The Sandler O'Neill opinion does not address the underlying business decision to proceed with the merger and is not a recommendation as to how any holder of Plaza common stock should vote on matters to be considered in the Plaza consent solicitation.

Plaza Shareholders Will Receive Shares of Pacific Premier Common Stock for Each Share of Plaza Common Stock Exchanged in the Merger (Page 55)

        At the effective time of the merger, each outstanding share of Plaza common stock will, by virtue of the merger and without any action on the part of an Plaza shareholder, be converted into the right to receive 0.2000 shares of Pacific Premier common stock, which is referred to as the exchange ratio. Cash will be paid in lieu of any fractional share interest.

Aggregate Merger Consideration.

        The total consideration to be paid by Pacific Premier to the Plaza shareholders in connection with the merger is referred to in this prospectus/consent solicitation statement as the aggregate merger consideration. The term aggregate merger consideration does not include the consideration, if any, payable to holders of (i) options to purchase shares of Plaza common stock, or (ii) warrants to purchase shares of Plaza common stock. In this prospectus/consent solicitation statement, we refer to stock options to purchase shares of Plaza's common stock as Plaza options and warrants to purchase Plaza common stock as Plaza warrants.

        Upon completion of the merger and based on a $36.45 closing price of Pacific Premier's common stock on August 8, 2017, approximately $220.1 million of aggregate merger consideration will be payable to the Plaza shareholders. The foregoing sentence does not include the payment of cash (or shares of Pacific Premier common stock in the event any such Plaza options or Plaza warrants are exercised prior to the effective date of the merger) to the holders of Plaza options and Plaza warrants, each of which will accelerate in connection with the closing of the merger, and assumes that (i) there are 30,194,288 shares of Plaza common stock outstanding at the closing (which includes 60,995 shares of Plaza restricted stock that will vest in connection with the merger), (ii) the Plaza shareholders will receive an aggregate of approximately 6,038,857 shares of Pacific Premier common stock after applying the exchange ratio of 0.2000, which gives effect to the acceleration of vesting of 60,995 shares of Plaza restricted stock in connection with the closing of the merger that will result in such shares of Plaza restricted stock being converted into the right to receive the merger consideration in the merger. If all Plaza options and Plaza warrants were exercised prior to the closing, a maximum of an additional 139,771 shares of Pacific Premier common stock could be issued as merger consideration, though it is impossible to predict how many Plaza options and Plaza warrants will actually be exercised prior to the closing, if any.

Fractional Shares.

        No fractional shares of Pacific Premier common stock will be issued, and in lieu thereof, each holder of Plaza common stock who would otherwise be entitled to a fractional share interest will receive an amount in cash, without interest, determined by multiplying such fractional interest by the average closing price per share of Pacific Premier common stock, as reported on the NASDAQ Global Select Market, for the twenty (20) trading days ending on and including the fifth trading day prior to the closing date of the merger, which we refer to as the Pacific Premier average share price, rounded to the nearest whole cent.

What Will Happen to Outstanding Plaza Options, Plaza Warrants and Plaza Restricted Stock (Page 56)

        The Plaza board of directors has approved acceleration of the vesting of Plaza stock options, Plaza warrants and Plaza restricted stock held by directors, officers and employees of Plaza or its subsidiaries following the closing of the merger.

Plaza Options.

        At the effective time of the merger, each Plaza option which is outstanding and unexercised immediately prior to the effective time will be cancelled in exchange for the right to receive a single lump sum cash payment, equal to the product of (i) the number of shares of Plaza common stock subject to such Plaza option immediately prior to the effective time, and (ii) the excess, if any, of (A) the Pacific Premier average share price multiplied by the exchange ratio over (B) the exercise price per share of such Plaza option, less any applicable taxes required to be withheld with respect to such payment. If the exercise price per share of any such Plaza option is equal to or greater than the Pacific Premier average share price multiplied by the exchange ratio, the Plaza option will be canceled without any cash payment being made in respect thereof. For Plaza options that are exercised before the closing, the underlying shares of Plaza common stock received upon exercise will be exchanged for the merger consideration in accordance with the exchange ratio.

Plaza Warrants.

        At the effective time of the merger, each Plaza warrant which is outstanding and unexercised immediately prior to the effective time will be cancelled in exchange for the right to receive a single lump sum cash payment, equal to the product of (i) the number of shares of Plaza common stock subject to such Plaza warrant immediately prior to the effective time, and (ii) the excess, if any, of (A) the Pacific Premier average share price multiplied by the exchange ratio over (B) the exercise price per share of such Plaza warrant, less any applicable taxes required to be withheld with respect to such payment. If the exercise price per share of any such Plaza warrant is equal to or greater than the Pacific Premier average share price multiplied by the exchange ratio, such Plaza warrant will be canceled without any cash payment being made in respect thereof. For Plaza warrants that are exercised before the closing, the underlying shares of Plaza common stock received upon exercise will be exchanged for the merger consideration in accordance with the exchange ratio.

Plaza Restricted Stock.

        Immediately prior to the effective time, any vesting conditions applicable to each award of Plaza restricted stock will, automatically and without any action on the part of the holder thereof and consistent with the terms of the applicable Plaza stock-based plan, accelerate in full, and such Plaza restricted stock will become free of any restrictions and any repurchase right will lapse, and the holder thereof will be entitled to receive shares of Pacific Premier common stock in accordance with the exchange ratio (provided that cash will be paid in lieu of any fractional shares of Pacific Premier common stock in the same manner as described above under "Plaza Shareholders Will Receive Shares of Pacific Premier Common Stock for Each Share of Plaza Common Stock Exchangeable in the Merger—Fractional Shares"), less any applicable taxes required to be withheld with respect to such vesting.

Transmittal Materials (Page 57)

        After the transmittal materials have been received and processed following the closing of the merger, Plaza shareholders will be sent the Pacific Premier common stock and any cash in lieu of fractional shares to which they are entitled. If a Plaza shareholder holds shares in street name, he or she will receive information from his or her bank, broker or other nominee advising such Plaza shareholder of the process for receiving the Pacific Premier common stock and any cash in lieu of fractional shares to which he or she is entitled.

        Each Plaza shareholder will need to surrender his or her Plaza common stock certificates or follow instructions for the transfer of shares of Plaza common stock held in book-entry form, to receive the appropriate merger consideration. Plaza shareholders should not send any certificates now. Each Plaza shareholder will receive detailed instructions on how to exchange his or her share certificates or book-entry shares along with transmittal materials promptly following the closing of the merger.

Per Share Market Price and Dividend Information (Page 87)

        Shares of Pacific Premier common stock currently trade on the NASDAQ Global Select Market under the symbol "PPBI." Shares of Plaza common stock are quoted on the OTC Market Group Pink Sheets, under the symbol "PLZZ."

        The following table sets forth the closing sale prices of (i) Pacific Premier common stock as reported on the NASDAQ Global Select Market, and (ii) Plaza common stock as quoted on the OTC Market Group Pink Sheets, on August 8, 2017, the last trading-day before Pacific Premier announced the merger, and on September 25, 2017, the last practicable trading-day before the distribution of this prospectus/consent solicitation statement. To help illustrate the market value of the per share merger consideration to be received by Plaza's shareholders, the following table also presents the equivalent market value per share of Plaza common stock as of August 8 2017 and September 25, 2017, which were determined by multiplying the closing price for the Pacific Premier common stock on those dates by the exchange ratio of 0.2000 of a share of Pacific Premier common stock for each share of Plaza common stock. See "The Merger—The Merger Consideration" beginning on page 55 for additional information about the merger consideration to be received by holders of Plaza common stock.

	Pacific Premier Common Stock	Plaza Common Stock	Equivalent Market Value Per Share of Plaza
At August 8, 2017	$36.45	$6.50	$7.29
At September 25, 2017	$35.70	$7.05	$7.14

        The market price of Pacific Premier common stock and Plaza common stock will fluctuate prior to the date of the start of the Plaza consent solicitation and the date such Plaza shareholder receives the merger consideration. Plaza shareholders should obtain a current price quotation for the shares of Pacific Premier common stock to update the implied value for a share of Plaza common stock.

        Pacific Premier has never declared or paid dividends on its common stock and does not anticipate declaring or paying any cash dividends in the foreseeable future. It is Pacific Premier's current policy to retain earnings to provide funds for use in its business.

        Except for a $10.2 million dividend paid in a combination of cash and stock to certain funds affiliated with Carpenter in connection with Plaza's acquisition of Manhattan Bancorp and its subsidiary Manhattan Bank in 2015, Plaza has never declared or paid dividends on its common stock. Pursuant to the merger agreement, Plaza may not pay any dividends to its shareholders pending the closing of the merger. See "The Merger—Business Pending the Merger" beginning on page 61.

Material Federal Income Tax Consequences of the Merger (Page 76)

        The merger is intended to qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, and it is a condition to completion of the merger that Pacific Premier and Plaza receive a legal opinion to that effect. If the merger is completed, the merger consideration that will be paid to the holders of Plaza common stock will consist of shares of Pacific Premier common stock and cash for any fractional shares.

        Assuming the merger qualifies as a reorganization, subject to the limitations and more detailed discussion set forth in "The Merger—Material Federal Income Tax Consequences" beginning on page 76, a Plaza shareholder that is a U.S. holder generally will not recognize gain or loss on such exchange, other than with respect to cash received in lieu of fractional shares of Pacific Premier common stock.

        Tax matters are complicated, and the tax consequences of the merger to a particular Plaza shareholder will depend in part on such shareholder's individual circumstances. Accordingly, each Plaza shareholder is urged to consult his or her own tax advisor for a full understanding of the tax consequences of the merger to such shareholder, including the applicability and effect of federal, state, local and foreign income and other tax laws.

Plaza Consent Solicitation (Page 34)

        The Plaza board is providing these consent solicitation materials to Plaza shareholders. Plaza shareholders are being asked to approve the merger agreement by executing and delivering the written consent furnished with this prospectus/consent solicitation statement. See "Plaza Solicitation of Written Consents" beginning on page 34.

Record Date and Voting Rights for the Plaza Consent Solicitation (Page 35)

        Each Plaza shareholder is entitled to vote in the Plaza consent solicitation if he or she owned shares of Plaza common stock as of the close of business on September 26, 2017, which we refer to as the Plaza record date. Each Plaza shareholder will have one vote in the Plaza consent solicitation for each share of Plaza common stock that he or she owned on that date. Holders of Plaza common stock on the Plaza record date will be entitled to give or withhold consent using the written consent furnished with this consent prospectus/consent solicitation statement. If you are a Plaza shareholder on the record date and you are entitled to vote on the proposal, you will be able to give or withhold consent with respect to the approval of the merger agreement.

        If you hold shares of Plaza common stock as of the Plaza record date for granting written consent and you wish to submit your consent, you must fill out the enclosed written consent, date and sign it, and promptly return it to Plaza. Once you have completed, dated and signed your written consent, you should deliver it to Plaza by faxing your written consent to John Shindler, Corporate Secretary, at (949) 502-4399, by emailing a .pdf copy of your written consent to jshindler@plazabank.com or by mailing your written consent to Plaza, Attention—Corporate Secretary, 18200 Von Karman Avenue, Suite 500, Irvine, California 92612.

Approval of the Merger Agreement Requires the Affirmative Vote of Holders of a Majority of the Issued and Outstanding Shares of Plaza Common Stock (Page 35)

        The affirmative vote of the holders of a majority of the issued and outstanding shares of Plaza common stock is necessary to approve the merger agreement on behalf of Plaza. At the close of business on the Plaza record date, there were 30,152,586 shares of Plaza common stock outstanding and entitled to vote, held by 196 holders of record. Each holder of record of Plaza common stock on the Plaza record date is entitled to one vote for each share held on all matters to be voted upon in the Plaza consent solicitation. If a Plaza shareholder does not vote, it will have the same effect as a vote against the merger agreement.

        As of September 26, 2017, funds controlled by Carpenter beneficially owned approximately 86% of the outstanding shares of Plaza common stock entitled to provide consents in the Plaza consent solicitation. In addition, Plaza's directors and certain executive officers beneficially owned approximately 2.4% of the outstanding shares of Plaza common stock entitled to provide consents in the Plaza consent solicitation. Pursuant to the Carpenter support agreement and the Plaza shareholder agreements, such shareholders have agreed to vote in favor of the adoption of the merger agreement. The merger agreement provides that Pacific Premier may terminate the merger agreement if consents representing greater than a majority of the outstanding Plaza common stock, voting in favor of the merger agreement, shall not have been delivered to Pacific Premier by 6:00 p.m., Pacific Time, on the third business day after the registration statement on Form S-4, of which this prospectus/consent solicitation statement is a part, has been declared effective by the Commission. Consequently, Plaza expects to receive Plaza shareholder approval within three business days of the Commission declaring the registration statement on Form S-4 effective. As a result, Plaza will not be holding a shareholders' meeting to consider the proposal to adopt the merger agreement.

Appraisal Rights (Page 81)

        Pursuant to Section 262 of the DGCL, a copy which is attached as Appendix C to this prospectus/consent solicitation statement, holders of Plaza common stock who comply with the applicable requirements of Section 262 of the DGCL and do not otherwise withdraw or lose the right to appraisal under Delaware law have the right to seek appraisal of the fair value of their shares of Plaza common stock, as determined by the Delaware Court of Chancery, if the merger is completed. The "fair value" of your shares of Plaza common as determined by the Delaware Court of Chancery may be more or less than, or the same as, the value of the merger consideration per share that you are otherwise entitled to receive under the terms of the merger agreement. Holders of Plaza common stock who do not consent to the adoption of the merger agreement and who wish to preserve their appraisal rights must so advise Plaza by submitting a demand for appraisal within the period prescribed by Section 262 of the DGCL after receiving a notice from Plaza or from Pacific Premier, as the surviving corporation, that appraisal rights are available to them, and must otherwise precisely follow the procedures prescribed by Section 262 of the DGCL. Failure to follow any of the statutory procedures set forth in Section 262 of the DGCL will result in the loss or waiver of appraisal rights under Delaware law. A person having a beneficial interest in shares of Plaza common stock held of record in the name of another person, such as a broker, bank or other nominee, must act promptly to cause the record holder to follow the steps summarized in this prospectus/consent solicitation statement and in a timely manner to perfect appraisal rights. In view of the complexity of Section 262 of the DGCL, Plaza shareholders who may wish to pursue appraisal rights should consult their legal and financial advisors. See "The Merger—Appraisal Rights" beginning on page 81.

Plaza is Prohibited from Soliciting Other Offers (Page 65)

        Plaza has agreed that, while the merger is pending, it will not solicit, initiate, encourage or, subject to some limited exceptions, engage in discussions with any third party other than Pacific Premier regarding extraordinary transactions such as a merger, business combination or sale of a material amount of its assets or capital stock.

Pacific Premier and Plaza Must Meet Several Conditions to Complete the Merger (Page 58)

        Completion of the merger depends on meeting a number of conditions, including the following:

  •
  shareholders of Plaza must approve the merger agreement pursuant to the Plaza consent solicitation;

  •
  Pacific Premier and Plaza must receive all required regulatory approvals for the merger, and any waiting periods required by law must have passed and no such approval may contain any condition (other than conditions or requirements related to remedial actions) that Pacific

    Premier's board of directors reasonably determines in good faith would materially reduce the economic benefits of the merger to such a degree that, had such condition been known, Pacific Premier, in its reasonable discretion, would not have entered into the merger agreement;

  •
  there must be no law, injunction or order enacted or issued preventing completion of the merger;

  •
  the Pacific Premier common stock to be issued in the merger must have been approved for trading on the NASDAQ Global Select Market;

  •
  the representations and warranties of each of Pacific Premier and Plaza in the merger agreement must be true and correct, subject to the materiality standards provided in the merger agreement;

  •
  Pacific Premier and Plaza must have complied in all material respects with their respective obligations in the merger agreement;

  •
  Pacific Premier and Plaza must have received a written opinion that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code;

  •
  as of the month end prior to the closing date, the aggregate outstanding balance of Plaza's non-maturity deposits must not be less than $700.0 million;

  •
  as of the closing date, Plaza's tangible common equity (as defined and subject to certain specified adjustments set forth in the merger agreement) must not be less than $120.0 million;

  •
  dissenting shares of Plaza common stock must not represent 10% or more of the outstanding shares of Plaza common stock;

  •
  all required regulatory approvals for the merger of Plaza Bank with and into Pacific Premier Bank must be received, any waiting periods required by law must have passed and there must be no law, injunction or order enacted or issued preventing completion of the merger of Plaza Bank and Pacific Premier Bank;

  •
  Pacific Premier and Carpenter are required to have executed (and have executed) the Investor Rights Agreement, which is set forth as Annex E to the merger agreement, which is attached as Appendix A to this prospectus/consent solicitation statement; and

  •
  Pacific Premier shall have received a copy of a certification dated as of the closing date and directed to the U.S. Department of Justice, or the DOJ, addressing certain matters set forth in a consent decree, dated March 30, 2015, between the DOJ and Plaza Bank.

        Unless prohibited by law, either Pacific Premier or Plaza could elect to waive a condition that has not been satisfied and complete the merger. The parties cannot be certain whether or when any of the conditions to the merger will be satisfied, or waived where permissible, or that the merger will be completed.

Pacific Premier and Plaza Have Filed Regulatory Applications to Seek Regulatory Approvals to Complete the Merger (Page 60)

        To complete the merger, the parties need the prior approval from the Board of Governors of the Federal Reserve System, which we refer to as the Federal Reserve, and the California Department of Business Oversight, which we refer to as CA DBO. The DOJ is also able to provide input into the approval process of federal banking agencies and will have between fifteen (15) and thirty (30) days following any approval of a federal banking agency to challenge the approval on antitrust grounds. Pacific Premier and Plaza have filed all necessary applications with the Federal Reserve and the CA DBO. Pacific Premier and Plaza cannot predict whether the required regulatory approvals will be obtained or whether any such approvals will have conditions which would be detrimental to Pacific Premier following completion of the merger.

Pacific Premier and Plaza May Terminate the Merger Agreement (Page 67)

        Pacific Premier and Plaza can mutually agree at any time to terminate the merger agreement before completing the merger, even if Plaza shareholders have already voted to approve it pursuant to with the Plaza consent solicitation.

        Pacific Premier or Plaza can also terminate the merger agreement:

  •
  if the other party breaches any of its representations, warranties, covenants or agreements under the merger agreement that (i) cannot be or has not been cured within thirty (30) days of the giving of written notice to the breaching party or parties and (ii) would entitle the non-breaching party or parties not to consummate the merger;

  •
  if the merger is not consummated by May 31, 2018, except to the extent that the failure to consummate by that date is due to (i) the terminating party's failure to perform or observe its covenants and agreements in the merger agreement, or (ii) the failure of any of the Plaza shareholders (if Plaza is the party seeking to terminate) to perform or observe their respective covenants under the relevant shareholder agreement; or

  •
  if any required governmental approval of the merger has been denied by final non-appealable action or an application for approval of the merger has been permanently withdrawn at the request of a governmental authority, provided that no party has the right to terminate the merger agreement if the denial is due to the terminating party's failure to perform or observe its covenants in the merger agreement.

        In addition, Pacific Premier may terminate the merger agreement if the holders of not less than a majority of the outstanding shares of Plaza common stock have not approved of the merger agreement prior to 6:00 pm, Pacific Time, on the third business day following the date of declaration of effectiveness by the Commission of the registration statement on Form S-4, of which this prospectus/consent solicitation statement is a part. Plaza may also terminate the merger agreement if the Plaza board of directors has effected a permissible change in recommendation to its shareholders with respect to the merger agreement, provided that Plaza is not then in breach of any representation, warranty, covenant or agreement contained in the merger agreement, and provided that any such termination shall not be effective until Plaza has paid Pacific Premier the termination fee required by the merger agreement.

        Plaza may also terminate the merger agreement if, prior to receipt of approval of the merger agreement by Plaza shareholders, (i) the Plaza board of directors authorizes Plaza to enter into a binding written agreement with respect to a superior proposal, as defined in the merger agreement, and (ii) Plaza pays to Pacific Premier the termination fee described below, in each case, substantially concurrent with the termination of the merger agreement.

Termination Fee and Expenses (Page 68)

        Plaza must pay Pacific Premier a termination fee of $8.0 million if the merger agreement is terminated under specified circumstances.

        In addition, in the event of certain termination events set forth in the merger agreement, Plaza is required to pay Pacific Premier or its designees up to $1.5 million of all reasonably documented out-of-pocket fees and expenses incurred by Pacific Premier and its affiliates in connection with the transactions contemplated by the merger agreement.

Pacific Premier and Plaza May Amend the Merger Agreement (Page 67)

        The parties may amend or supplement the merger agreement by written agreement at any time before the merger actually takes place; provided, however, no amendment or supplement that by law requires further approval by the Plaza shareholders may be made after the receipt of approval of the merger agreement by the requisite vote of the Plaza shareholders through the Plaza consent solicitation without first obtaining such approval.

Plaza's Directors and Officers Have Some Interests in the Merger that Are in Addition to or Different than the Interests of Plaza Shareholders (Page 71)

        Plaza directors and officers have interests in the merger as individuals that are in addition to, or different from, their interests as shareholders of Plaza, which are:

  •
  upon consummation of the merger, directors and officers of Plaza and its subsidiaries will have the vesting of their Plaza stock options, Plaza warrants and Plaza restricted stock accelerated, and (i) the Plaza restricted stock shall be converted into the right to receive the merger consideration and (ii) unexercised Plaza options and Plaza warrants shall be converted into the right to receive cash;

  •
  the agreement of Pacific Premier to honor indemnification obligations of Plaza for a period of six (6) years, as well as to purchase liability insurance for Plaza's directors and officers for six (6) years following the merger, subject to the terms of the merger agreement;

  •
  cash payments to certain officers of Plaza in the aggregate amount of approximately $2.1 million, on a pre-tax basis, pursuant to the terms of their respective employment or change in control severance agreements with Plaza;

  •
  success bonuses that may be paid to certain officers of Plaza in recognition of their efforts in connection with the merger, which are not expected to exceed $600,000 in the aggregate; and

  •
  pursuant to the investor rights agreement, so long as funds controlled by Carpenter continue to own at least 9.90% of Pacific Premier's issued and outstanding common stock, Carpenter may, but is not required to, designate one member to serve on the Pacific Premier board of directors and the Pacific Premier Bank board of directors.

        The board of directors of Pacific Premier and Plaza were aware of the foregoing interests and considered them, among other matters, in approving the merger agreement and the merger.

Accounting Treatment of the Merger (Page 78)

        The merger will be accounted for under the acquisition method of accounting under U.S. generally accepted accounting principles, or GAAP.

Assumption of Plaza Subordinated Notes Obligations (Page 70)

        Pacific Premier has agreed to assume the 7.125% subordinated notes due 2025 in the aggregate principal amount of $25.0 million issued by Plaza pursuant to a Subordinated Note Purchase Agreement dated January 14, 2015, which are referred to as the subordinated notes.

Shareholders of Pacific Premier and Plaza Have Different Rights (Page 142)

        Each of Pacific Premier and Plaza are incorporated under the laws of the State of Delaware. The rights of holders of Pacific Premier common stock are governed by the DGCL as well as its amended and restated certificate of incorporation, as amended, and amended and restated bylaws. The rights of holders of Plaza common stock are also governed by the DGCL, as well as by its certificate of incorporation, as amended, and its amended and restated bylaws, as amended. Following the closing of the merger, shareholders of Plaza will receive shares of Pacific Premier common stock in exchange for their shares of Plaza common stock and become shareholders of Pacific Premier, and their rights as shareholders of Pacific Premier will be governed by Pacific Premier's amended and restated certificate of incorporation, as amended, and amended and restated bylaws and the DGCL.

SELECTED HISTORICAL FINANCIAL DATA

        The following tables present selected consolidated historical financial data of Pacific Premier and selected consolidated historical financial data of Plaza.

Selected Consolidated Historical Financial Data of Pacific Premier

        Set forth below are selected historical financial data derived from Pacific Premier's audited consolidated financial statements as of and for the years ended December 31, 2016, 2015, 2014, 2013 and 2012 and Pacific Premier's unaudited interim consolidated financial statements as of and for the six months ended June 30, 2017 and 2016. The results of past periods as well as of operations for the six months ended June 30, 2017 are not necessarily indicative of the results of operations for the full year or any other interim period and, in the opinion of Pacific Premier's management, this information reflects all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of this data for those dates. You should read the information set forth below, together with Pacific Premier's consolidated financial statements and related notes included in Pacific Premier's Annual Report on Form 10-K for the year ended December 31, 2016 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2017. Pacific Premier's Annual Report on Form 10-K for the year ended December 31, 2016 was filed with the Commission on March 16, 2017 and its Quarterly

Report on Form 10-Q for the quarter ended June 30, 2017 was filed with the Commission on August 4, 2017. Both reports are incorporated by reference in this prospectus/consent solicitation statement.

	At or For the Six Months Ended June 30,		At or For the Year Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
			(Dollars in thousands, except per share data)
Selected Balance Sheet Data:
Securities, FHLB, FRB and other stock	$767,445	$281,747	$426,832	$312,207	$218,705	$271,539	$95,313
Loans held for sale, at lower of cost or fair value	6,840	10,116	7,711	8,565	—	3,147	3,681
Loans held for investment, net	4,833,556	2,901,664	3,220,317	2,236,998	1,616,422	1,231,923	974,213
Allowance for loan losses	25,055	18,955	21,296	17,317	12,200	8,200	7,994
Total assets	6,440,631	3,597,666	4,036,311	2,789,599	2,037,731	1,714,187	1,173,792
Total deposits	4,946,431	2,931,001	3,145,485	2,195,123	1,630,826	1,306,286	904,768
Total borrowings	477,067	189,575	397,354	265,388	185,787	214,401	125,810
Total liabilities	5,480,900	3,157,036	3,576,571	2,490,619	1,838,139	1,538,961	1,039,275
Total stockholders' equity	959,731	440,630	459,740	298,980	199,592	175,226	134,517
Operating Data:
Interest income	$114,160	$78,379	$166,605	$118,356	$81,339	$63,800	$53,298
Interest expense	9,119	6,617	13,530	12,057	7,704	5,356	7,149

Net interest income before provision for loan losses	105,041	71,762	153,075	106,299	73,635	58,444	46,149
Provision for loan losses	4,406	2,709	8,776	6,425	4,684	1,860	751

Net interest income after provision for loan losses	100,635	69,053	144,299	99,874	68,951	56,584	45,398
Net gains from loan sales	5,698	4,030	9,539	7,970	6,300	3,228	628
Other noninterest income	7,744	5,268	10,045	6,471	7,077	5,583	11,593
Noninterest expense	78,243	47,328	98,565	73,591	54,993	50,815	31,854

Income before income tax	35,834	31,023	65,318	40,724	27,335	14,580	25,765
Income tax	12,137	12,100	25,215	15,209	10,719	5,587	9,989

Net income	$23,697	$18,923	$40,103	$25,515	$16,616	$8,993	$15,776

Per Share Data:
Net income per share—basic	$0.71	$0.72	$1.49	$1.21	$0.97	$0.57	$1.49
Net income per share—diluted	0.69	0.70	1.46	1.19	0.96	0.54	1.44
Weighted average common shares outstanding—basic	33,591,040	26,467,292	26,931,634	21,156,668	17,046,660	15,798,885	10,571,073
Weighted average common shares outstanding—diluted	34,267,215	26,901,627	27,439,159	21,488,698	17,343,977	16,609,954	10,984,034
Book value per common share—basic	$23.96	$15.94	$16.54	$13.90	$11.81	$10.52	$9.85
Book value per common share—diluted	23.95	16.00	16.78	13.78	11.73	10.44	9.75
Performance Ratios:
Return on average assets	0.91%	1.11%	1.11%	0.97%	0.91%	0.62%	1.52%
Return on average equity	6.67	9.27	9.37	9.31	8.76	5.61	16.34
Average equity to average assets	13.61	11.94	11. 97	10.45	10.38	11.13	9.32
Equity to total assets at end of period	14.90	12.25	11.39	10.72	9.79	10.22	11.46
Net interest rate spread	4.16	4.20	4.22	4.01	4.01	3.99	4.40
Net interest margin	4.39	4.46	4.48	4.25	4.21	4.18	4.62
Efficiency ratio(1)	52.3	53.6	53.6	55.9	61.3	64.7	58.9
Average interest-earnings assets to average interest-bearing liabilities	162.85	163.99	166.42	149.17	145.45	147.58	130.05
Asset Quality Ratios:
Nonperforming loans, net to total loans	0.01%	0.14%	0.04%	0.18%	0.09%	0.18%	0.22%
Nonperforming assets, net as a percent of total assets	0.01	0.13	0.04	0.18	0.12	0.20	0.38
Net charge-offs to average total loans, net	0.02	0.04	0.17	0.06	0.05	0.16	0.16
Allowance for loan losses to total loans at period end	0.52	0.65	0.66	0.77	0.75	0.66	0.81
Allowance for loan losses as a percent of nonperforming loans, gross at period end	6,343	467	1,866	436	845	364	362
Pacific Premier Bank Capital Ratios(2):
Tier 1 Leverage Ratio	10.54%	11.17%	10.94%	11.41%	11.29%	10.11%	12.07%
Common Equity Tier 1 to Risk-Weighted Assets	11.85	12.25	11.65	12.35	N/A	N/A	N/A
Tier 1 Capital to Risk-Weighted Assets	11.85	12.25	11.65	12.35	12.75	12.37	12.99
Total Capital to Risk-Weighted Assets	12.35	12.88	12.29	13.07	13.47	13.00	13.79
Pacific Premier Bancorp, Inc. Capital Ratios(2):
Tier 1 Leverage Ratio	9.85%	9.88%	9.78%	9.52%	9.17%	10.32%	12.71%
Common Equity Tier 1 to Risk-Weighted Capital Ratio	10.71	10.53	10.12	9.91	N/A	N/A	N/A
Tier 1 Capital to Total Risk-Weighted Assets	11.08	10.84	10.41	10.28	10.32	12.58	13.61
Total Capital to Risk-Weighted Assets	12.69	13.37	12.72	13.43	14.49	13.21	14.43

(1)
Represents the ratio of noninterest expense less other real estate owned operations, core deposit intangible amortization and non-recurring merger related expense, to the sum of net interest income before provision for loan losses and total noninterest income less gains/(loss) on sale of securities, other-than-temporary impairment recovery (loss) on investment securities, and gain on FDIC-assisted transactions.

(2)
Pacific Premier adopted the Basel III rule effective January 1, 2015. All ratios subsequent to the effective date reflect its adoption, while ratios for the prior periods reflect the previous capital rules under Basel I.

Selected Consolidated Historical Financial Data of Plaza

        Set forth below is certain consolidated financial data of Plaza derived from Plaza's audited consolidated financial statements as of and for the years ended December 31, 2016, 2015 and 2014, Plaza's unaudited consolidated financial statements as of and for the years ended December 31, 2013 and 2012, and Plaza's unaudited interim consolidated financial statements as of and for the six months ended June 30, 2017 and 2016. The results of operations for the six months ended June 30, 2017 are not necessarily indicative of the results of operations for the full year or any other interim period. Plaza's management prepared the unaudited consolidated information as of and for the years ended December 31, 2013 and 2012 and the six months ended June 30, 2017 and 2016 on the same basis as it prepared Plaza's audited consolidated financial statements as of and for the years ended December 31, 2016, 2015 and 2014. In the opinion of Plaza's management, this information reflects all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of this data for those dates. You should read the information set forth below, together with Plaza's consolidated financial statements and related notes for the years ended December 31, 2016, 2015 and 2014, and Plaza's unaudited consolidated financial statements and related notes for the six months ended June 30, 2017 and 2016, which are included in this document and from which this information is derived. See "Index to Plaza Consolidated Financial Statements" beginning on page F-1.

        On June 26, 2015, Plaza adopted a plan of reorganization, which is referred to as the Reorganization, pursuant to which all shares of Plaza Bank's capital stock were exchanged for shares of Plaza and Plaza Bank became a wholly owned subsidiary of Plaza. Prior to the Reorganization, Plaza Bank was owned 89.5% by Plaza and 10.5% by non-controlling shareholders. Plaza, in turn, was 100 percent owned by three limited partnerships: Carpenter Community Banc Fund, L.P., Carpenter Community Banc Fund-A, L.P., and Carpenter Community Banc Fund-CA, L.P., which are referred to collectively as the Carpenter Funds. Immediately after the Reorganization, a merger plan was adopted whereby Manhattan Bancorp merged into Plaza, with Plaza surviving, which is referred to as the Reorganization Merger. Concurrently, Bank of Manhattan, a wholly owned subsidiary of Manhattan Bancorp, was merged into Plaza Bank, with Plaza Bank surviving. As both Manhattan Bancorp and Plaza were held under common control, the Reorganization Merger was accounted for similar to a pooling of interests whereby the balance sheets, statements of income and statements of cash flows for Manhattan Bancorp and Plaza have been combined for the years ended December 31, 2015 and 2014.

	At or For the Six Months Ended June 30,		At or For the Years Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
	(Dollar in thousands, except per share data)
Balance Sheet Data (at period end):
Investment securities	$10,234	$28,467	$23,117	$28,215	$43,551	$31,167	$31,480
Gross loans	1,056,734	958,949	1,027,430	886,734	858,091	733,127	708,391
Allowance for loan losses	12,937	12,411	12,966	11,506	9,426	7,656	6,323
Net loans	1,043,797	946,538	1,014,464	875,228	848,665	725,471	702,068
Total assets	1,265,925	1,114,013	1,217,273	1,050,732	1,057,549	998,906	889,531
Total deposits	1,074,021	902,894	1,004,550	884,029	883,960	833,135	735,999
Total borrowings	55,744	89,712	84,728	48,696	29,000	37,000	31,590
Total stockholders' equity	126,255	112,785	118,693	107,269	130,875	117,244	109,513
Income Statement Data:
Interest income	30,969	26,868	56,648	51,071	47,085	43,880	34,981
Interest expense	3,819	3,088	6,630	4,990	4,642	4,528	4,219

Net interest income	27,150	23,780	50,018	46,081	42,444	39,352	30,762
Provision for loan losses	81	897	1,634	2,367	2,132	1,350	3,520

Net interest income after provision for loan losses	27,069	22,883	48,384	43,714	40,312	38,002	27,242
Noninterest income	3,425	4,811	8,797	9,880	8,808	10,840	13,664
Noninterest expense	18,115	19,017	38,604	41,924	35,913	35,108	38,964

Income before provision for income taxes	12,379	8,677	18,577	11,670	13,207	13,734	1,942
Provision for income taxes	5,157	3,399	7,449	4,852	5,925	3,165	861

Income from continuing operations	7,222	5,278	11,128	6,818	7,282	10,569	1,081
Income (loss) on discounted operations	0	0	0	(2,153)	(4,460)	(2,978)	1,416

Net income before noncontrolling interest in Plaza Bank	7,222	5,278	11,128	4,665	2,822	7,591	2,497
Less: Net income attributable to noncontrolling interest in Plaza Bank	0	0	0	336	594	336	288

Net income	7,222	5,278	11,128	4,329	2,228	7,255	2,209

Per Share Data:
Net income per share—basic	$0.24	$0.18	$0.37	$0.15	$0.08	$0.25	$0.08
Net income per share—diluted	0.24	0.17	0.37	0.14	0.07	0.24	0.08
Common shares outstanding—period end	30,101,101	30,039,244	30,039,244	30,034,244	29,434,212	29,108,557	28,329,387
Weighted average common shares outstanding—basic	30,078,653	30,036,195	30,037,728	29,704,227	29,129,658	28,635,637	28,869,185
Weighted average common shares outstanding—diluted	30,511,385	30,243,181	30,263,253	30,036,996	30,170,311	29,645,623	29,027,992
Book value per common share—basic	$4.19	$3.75	$3.95	$3.57	$4.45	$4.03	$3.87
Performance Ratios:
Return on average assets	1.22%	0.99%	1.00%	0.44%	0.22%	0.70%	0.47%
Return on average equity	11.74	9.57	9.82	3.78	1.80	5.80	3.58
Average equity to average assets	10.42	10.38	10.20	10.90	12.6	12.00	13.06
Equity to total assets at end of period	9.97	10.12	9.75	10.21	12.38	11.74	12.31
Net interest rate spread	4.47	4.37	4.37	4.33	4.31	4.35	3.88
Net interest margin	4.80	4.70	4.68	4.65	4.4	4.39	3.91
Efficiency ratio(1)	58.24	65.16	64.41	80.75	68.49	68.27	86.37
Average interest-earnings assets to average interest-bearing liabilities	108.79	107.73	107.88	108.50	106.86	105.29	110.60
Asset Quality Ratios:
Nonperforming loans, net to total loans	0.45%	0.09%	0.25%	0.14%	0.35%	1.05%	1.77%
Nonperforming assets to total assets	0.39	0.10	0.23	0.14	0.30	0.27	0.81
Nonperforming assets (including restructured loans) to total assets	0.44	0.15	0.28	0.18	0.48	0.40	1.15
Net charge-offs (recoveries) to average total loans	0.01	0.00	0.02	0.03	0.04	(0.02)	0.51
Allowance for loan losses to total loans	1.22	1.29	1.26	1.30	1.10	1.04	0.89
Allowance for loan losses to nonperforming loans	273.91	1,433.14	502.75	930.91	317.91	100.82	50.75
Allowance for loan losses to nonperforming assets	262.47	1,157.74	465.57	797.92	297.26	279.42	88.06
Plaza Bank Capital Ratios(2):
Tier 1 Leverage Ratio	10.96%	10.97%	10.48%	10.48%	9.85%	10.16%	10.53%
Common Equity Tier 1 to Risk-Based Capital Ratio(3)	11.50	11.74	11.44	11.44	10.78	N/A	N/A
Tier 1 Capital to Total Risk-Weighted Assets	11.50	11.74	11.44	11.44	10.78	12.62	12.63
Total Capital to Risk-Weighted Assets	12.71	12.99	12.70	12.70	11.85	13.70	13.62
Plaza Capital Ratios:
Tier 1 Leverage Ratio	9.69%	9.12%	8.98%	8.56%	10.67%	10.26%	10.64%
Common Equity Tier 1 to Risk-Based Capital Ratio	10.17	9.76	9.85	9.35	11.70	N/A	N/A
Tier 1 Capital to Total Risk-Weighted Assets	10.17	9.76	9.85	9.35	11.70	12.77	12.74
Total Capital to Risk-Weighted Assets	13.60	13.49	13.40	13.24	12.76	13.84	13.73

(1)
Represents the ratio of noninterest expense less other real estate owned operations, core deposit intangible amortization and non-recurring merger related expense, to the sum of net interest income before provision for loan losses and total noninterest income less gains/(loss) on sale of securities, other-than-temporary impairment recovery (loss) on investment securities.

(2)
Plaza adopted the Basel III rule effective January 1, 2015. All ratios subsequent to the effective date reflect its adoption, while ratios for the prior periods reflect the previous capital rules under Basel I.

(3)
The common equity tier 1 ratio is a new requirement under the Basel III rule and represents common equity, less goodwill and intangible assets set of any deferred tax liabilities, developed by risk-weighted assets.

UNAUDITED PRO FORMA COMBINED CONDENSED
CONSOLIDATED FINANCIAL DATA

        The following Unaudited Pro Forma Combined Condensed Consolidated Statements of Financial Condition as of June 30, 2017 and December 31, 2016 combine the historical Consolidated Statements of Financial Condition of Pacific Premier and the historical Consolidated Balance Sheet of Plaza as of such respective dates (i) on an actual historical basis and (ii) assuming the completion of the merger at such respective dates, using the acquisition method of accounting and giving effect to the related pro forma adjustments described in the accompanying Notes to the Unaudited Pro Forma Combined Condensed Consolidated Financial Statements. The Unaudited Pro Forma Combined Condensed Consolidated Statements of Financial Condition as of December 31, 2016 gives effect to the completion of Pacific Premier's acquisition of Plaza, as well as its acquisition of Heritage Oaks Bancorp, or HEOP, which was completed on April 1, 2017.

        The following Unaudited Pro Forma Combined Condensed Consolidated Statements of Operations for both the six months ended June 30, 2017 and the year ended December 31, 2016 combine the historical Consolidated Statements of Operations of Pacific Premier and the historical Consolidated Statements of Income of Plaza for such respective periods, giving effect to the merger as if the merger had become effective at the beginning of the periods presented, using the acquisition method of accounting and giving effect to the pro forma adjustments described in the accompanying Notes to the Unaudited Pro Forma Combined Condensed Consolidated Financial Statements. The Unaudited Pro Forma Combined Condensed Consolidated Statement of Operations for the six months ended June 30, 2017 and for the year ended December 31, 2016 also gives effect to Pacific Premier's acquisition of HEOP, giving effect to the merger as if the merger had become effective at the beginning of such respective period, using the acquisition method of accounting and giving effect to the pro forma adjustments described in the accompanying Notes to the Unaudited Pro Forma Combined Condensed Consolidated Financial Statements.

        Although pro forma financial information is not a measurement of performance calculated in accordance with GAAP, Pacific Premier and Plaza believe that pro forma financial information is important because it gives effect to the merger and the transactions referenced above. The manner in which Pacific Premier and Plaza calculate pro forma financial information may differ from similarly titled measures reported by other companies.

        The unaudited pro forma combined condensed consolidated financial information included in this prospectus/consent solicitation statement are presented for informational purposes only. This information includes various estimates and may not necessarily be indicative of the financial condition or results of operations that would have occurred if the merger or the other transactions referenced above had been completed on the dates or at the beginning of the periods indicated or which may be obtained in the future. The unaudited pro forma combined condensed consolidated financial information has been derived from and should be read in conjunction with the respective period's historical consolidated financial statements and the related notes of Pacific Premier, Plaza and HEOP. The historical consolidated financial statements of Pacific Premier are filed with the Commission and incorporated by reference into this prospectus/consent solicitation statement. The historical consolidated financial statements of Plaza are included elsewhere in this prospectus/consent solicitation statement. See "Where You Can Find More Information" and "Index to Plaza Consolidated Financial Statements." The historical consolidated financial statement of HEOP are included elsewhere in this prospectus/consent solicitation statement. See "Index to HEOP Consolidated Financial Statements."

        The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the opportunities to earn additional revenue and does not include certain assumptions as to cost savings and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had the companies been combined during the periods presented.

        The unaudited pro forma combined condensed consolidated stockholders' equity and net income are qualified by the statements set forth under this caption and should not be considered indicative of the market value of Pacific Premier's common stock or the actual or future results of operations of Pacific Premier for any period. Actual results may be materially different than the pro forma information presented.

	At June 30, 2017
	Historical Pacific Premier	Historical Plaza	Pro Forma Adjustments for Plaza Acquisition	Footnote Reference	Pro Forma Combined with Plaza(1)
	(Dollars in thousands)
Assets
Cash and cash equivalents	$229,281	$168,896	$(20,409)	(2)	$377,768
Interest-bearing time deposits with financial institutions	3,944	—	—		3,944
Investment securities (including held to maturity)	710,833	10,234	—		721,067
Loans held for sale, at lower of cost or fair value	6,840	2,410	—		9,250
Loans held for investment	4,858,611	1,054,324	(2,494)	(3)	5,910,441
Allowance for loan losses	(25,055)	(12,937)	12,937	(4)	(25,055)

Loans held for investment, net	4,833,556	1,041,387	10,443		5,885,386
Premises and equipment	45,342	7,599	212	(5)	53,153
Goodwill	370,564	8,336	94,998	(6)	473,898
Intangible assets	35,305	319	5,667	(7)	41,291
Other assets	204,966	26,744	(2,357)	(8)	229,353

Total assets	$6,440,631	$1,265,925	$88,554		$7,795,110

Liabilities
Deposits	$4,946,431	$1,074,021	$1,430	(9)	$6,021,882
Short term borrowings	284,500	31,000	(40)	(10)	315,460
Long term debt	192,567	24,744	425	(10)	217,736
Other liabilities	57,402	9,905	—		67,307

Total liabilities	5,480,900	1,139,670	1,815		6,622,385

Stockholders' equity
Preferred stock	—	—	—		—
Common stock	396	—	60	(11)	456
Additional paid in capital	815,329	126,255	86,679	(11)	1,028,263
Retained earnings	140,746	—	—		140,746
Accumulated other comprehensive income	3,260	—	—		3,260

Total stockholders' equity	959,731	126,255	86,739		1,172,725

Total liabilities and stockholders' equity	$6,440,631	$1,265,925	$88,554		$7,795,110

The accompanying Notes are an integral part of the Unaudited Pro Forma Combined Condensed Consolidated Financial Information.

	At December 31, 2016
	Historical Pacific Premier	Historical HEOP	Pro Forma Adjustments for HEOP Acquisition	Footnote Reference	Pro Forma Combined with HEOP	Historical Plaza	Pro Forma Adjustments for Plaza Acquisition	Footnote Reference	Pro Forma Combined with HEOP and Plaza(1)
	(Dollars in thousands)
Assets
Cash and cash equivalents	$156,857	$50,874	$—		$207,731	$137,095	$(20,409)	(2)	$324,417
Interest-bearing time deposits with financial institutions	3,944	—	—		3,944	—	—		3,944
Investment securities (including held to maturity)	389,528	458,817	(4,597)	(18)	843,748	23,117	—		866,865
Loans held for sale, at lower of cost or fair value	7,711	10,055	—		17,766	6,227	—		23,993
Loans held for investment	3,241,613	1,384,279	(23,261)	(3)	4,602,631	1,021,203	(2,494)	(3)	5,621,340
Allowance for loan losses	(21,296)	(17,237)	17,237	(4)	(21,296)	(12,966)	12,966	(4)	(21,296)

Loans held for investment, net	3,220,317	1,367,042	(6,024)		4,581,335	1,008,237	10,472		5,600,044
Premises and equipment	12,014	36,065	(665)	(5)	47,414	7,787	212	(5)	55,413
Goodwill	102,490	24,885	243,189	(6)	370,564	8,336	102,560	(6)	481,460
Intangible assets	9,451	3,354	28,123	(7)	40,928	627	5,359	(7)	46,914
Other assets	133,999	73,798	(7,300)	(8)	200,497	25,847	(2,357)	(8)	223,987

Total assets	$4,036,311	$2,024,890	$252,726		$6,313,927	$1,217,273	$95,837		$7,627,037

Liabilities
Deposits	$3,145,485	$1,683,895	$1,471	(9)	$4,830,851	$1,004,550	$1,430	(9)	$5,836,831
Short term borrowings	278,000	43,500	218	(10)	321,718	60,000	(40)	(10)	381,678
Long term debt	119,354	74,612	(3,180)	(10)	190,786	24,728	425	(10)	215,939
Other liabilities	33,732	10,033	771	(5)	44,536	9,302	—		53,838

Total liabilities	3,576,571	1,812,040	(720)		5,387,891	1,098,580	1,815		6,488,286

Stockholders' equity
Preferred stock	—	—	—		—	—	—		—
Common stock	274	164,708	(164,588)	(11)	394	3	60	(11)	457
Additional paid in capital	345,138	9,310	456,866	(11)	811,314	93,283	93,962	(11)	998,559
Retained earnings	117,049	40,916	(40,916)	(11)	117,049	25,240	—		142,289
Accumulated other comprehensive income	(2,721)	(2,084)	2,084	(11)	(2,721)	167	—		(2,554)

Total stockholders' equity	459,740	212,850	253,446		926,036	118,693	94,022		1,138,751

Total liabilities and stockholders' equity	$4,036,311	$2,024,890	$252,726		$6,313,927	$1,217,273	$95,837		$7,627,037

The accompanying Notes are an integral part of the Unaudited Pro Forma Combined Condensed Consolidated Financial Information.

	For the Six Months Ended June 30, 2017
	Historical Pacific Premier	Historical HEOP	Pro Forma Adjustments for HEOP Acquisition	Footnote Reference	Pro Forma Combined with HEOP	Historical Plaza	Pro Forma Adjustments for Plaza Acquisition	Footnote Reference	Pro Forma Combined with HEOP and Plaza(1)
	(Dollars in thousands, except per share data)
Interest income	$114,160	$17,937	$1,938	(12)	$134,035	$30,969	$416	(12)	$165,420
Interest expense	9,119	1,577	(329)	(13)	10,367	3,819	(281)	(16)	13,905

Net interest income	105,041	16,360	2,267		123,668	27,150	697		151,515
Provision for loan losses	4,406	—	—		4,406	81	—		4,487

Net interest income after provision for loan losses	100,635	16,360	2,267		119,262	27,069	697		147,028
Noninterest income	13,442	2,118	—		15,560	3,425	—		18,985
Noninterest expense	78,243	17,399	1,278	(14)	96,920	18,115	568	(17)	115,603

Income before income tax expense	35,834	1,079	989		37,902	12,379	129		50,410
Income tax (benefit)	12,137	516	395		13,048	5,157	52		18,257

Net income	$23,697	$563	$594		$24,854	$7,222	$77		$32,153

Per common share
Net income—basic	$0.71								$0.71
Net income—diluted	0.69								0.69
Weighted average common shares
Basic	33,591,040		5,946,475	(15)	39,537,515		6,015,731	(15)	45,553,246
Diluted	34,267,215		5,946,475	(15)	40,213,690		6,102,277	(15)	46,315,967

The accompanying Notes are an integral part of the Unaudited Pro Forma Combined Condensed Consolidated Financial Information.

	For the Year Ended December 31, 2016
	Historical Pacific Premier	Historical SCAF	Pro Forma Adjustments for SCAF Acquisition	Footnote Reference	Historical HEOP	Pro Forma Adjustments for HEOP Acquisition	Footnote Reference	Historical Plaza	Pro Forma Adjustments for Plaza Acquisition	Footnote Reference	Pro Forma Combined with SCAF, HEOP and Plaza(1)
	(Dollars in thousands, except per share data)
Interest income	$166,605	$2,167	$813	(12)	$71,347	$7,754	(12)	$56,648	$831	(12)	$306,165
Interest expense	13,530	159	(47)	(13)	5,737	(663)	(13)	6,630	(562)	(16)	24,784

Net interest income	153,075	2,008	860		65,610	8,417		50,018	1,393		281,381
Provision for loan losses	8,776	—	—		(1,500)	—		1,634	—		8,910

Net interest income after provision for loan losses	144,299	2,008	860		67,110	8,417		48,384	1,393		272,471
Noninterest income	19,584	139	—		12,214	—		8,797	—		40,734
Noninterest expense	98,565	5,756	(8,355)	(14)	51,314	5,113	(14)	38,604	1,080	(17)	192,077

Income before income tax expense	65,318	(3,609)	9,215		28,010	3,304		18,577	313		121,128
Income tax (benefit)	25,215	(1,638)	3,686		11,077	1,321		7,449	125		47,235

Net income	$40,103	$(1,971)	$5,529		$16,933	$1,983		$11,128	$188		$73,893

Per common share
Net income—basic	$1.49										$1.63
Net income—diluted	1.46										1.61
Weighted average common shares
Basic	26,931,634		492,544	(15)		11,959,022	(15)		6,035,119	(15)	45,418,319
Diluted	27,439,159		492,544	(15)		11,959,022	(15)		6,035,119	(15)	45,925,844

The accompanying Notes are an integral part of the Unaudited Pro Forma Combined Condensed Consolidated Financial Information.

 Notes to Unaudited Pro Forma Combined Condensed Consolidated Financial Statements

Note A—Basis of Presentation

        The Unaudited Pro Forma Combined Condensed Consolidated Statements of Financial Condition and explanatory notes as of June 30, 2017 and December 31, 2016 combines the historical Consolidated Statement of Financial Condition of Pacific Premier and the historical Consolidated Balance Sheet of Plaza as of such respective dates (i) on an actual historical basis and (ii) assuming the completion of the merger at such respective dates, using the acquisition method of accounting and giving effect to the related pro forma adjustments described in the accompanying Notes to the Unaudited Pro Forma Combined Condensed Consolidated Financial Statements. The Unaudited Pro Forma Combined Condensed Consolidated Statements of Financial Condition as of December 31, 2016 gives effect to the completion of Pacific Premier's acquisition of Plaza, as well as its acquisition of HEOP, which was completed on April 1, 2017.

        The Unaudited Pro Forma Combined Condensed Consolidated Statements of Operations and explanatory notes for both the six months ended June 30, 2017 and the year ended December 31, 2016 combine the historical Consolidated Statements of Operations of Pacific Premier and the historical Consolidated Statements of Income of Plaza for such respective periods, giving effect to the merger as if the merger had become effective at the beginning of the periods presented, using the acquisition method of accounting and giving effect to the pro forma adjustments described in the accompanying Notes to the Unaudited Pro Forma Combined Condensed Consolidated Financial Statements. The Unaudited Pro Forma Combined Condensed Consolidated Statements of Operations for the six months ended June 30, 2017 and for the year ended December 31, 2016 also gives effect to Pacific Premier's acquisition of HEOP, giving effect to the merger as if the merger had become effective at the beginning of such respective period using the acquisition method of accounting and giving effect to the pro forma adjustments described in the accompanying Notes to the Unaudited Pro Forma Combined Condensed Consolidated Financial Statements.

        Since the merger is recorded using the acquisition method of accounting, all loans are recorded at fair value, including adjustments for credit quality, and no allowance for credit losses is carried over to Pacific Premier's balance sheet. In addition, certain anticipated costs associated with the merger such as professional fees, legal fees and conversion-related expenditures are not reflected in the pro forma statements of operations.

        While the recording of the acquired loans at their fair value will impact the prospective determination of the provision for credit losses and the allowance for credit losses, for purposes of the Unaudited Pro Forma Combined Condensed Consolidated Statements of Operations for the six months ended June 30, 2017 and for the year ended December 31, 2016, Pacific Premier assumed no adjustments to the historical amounts of Plaza's and HEOP's provisions for credit losses. If such adjustments were estimated, there could be an increase or a reduction to the historical amounts of Plaza's and HEOP's provisions for credit losses presented. In addition, the fair value of the loan portfolio is not necessarily reflective of the allowance for loan losses calculated under the probable incurred loss model, as the fair value also takes into account an interest and liquidity component.

Note B—Accounting Policies and Financial Statement Classifications

        The accounting policies of Plaza are in the process of being reviewed in detail by Pacific Premier. Upon completion of such review, conforming adjustments or financial statement reclassifications may be determined.

Note C—Merger and Acquisition Integration Costs

        In connection with the merger, the plan to integrate Pacific Premier's and Plaza's operations is still being developed. The specific details of this plan will continue to be refined over the next several months, and will include assessing personnel, benefit plans, premises, equipment, and service contracts to determine where they may take advantage of redundancies. Certain decisions arising from these assessments may involve involuntary termination of employees, vacating leased premises, changing information systems, canceling contracts with certain service providers, and selling or otherwise disposing of certain furniture and equipment. Pacific Premier also expects to incur merger-related costs including professional fees, legal fees, system conversion costs and costs related to communications with customers and others. To the extent there are costs associated with these actions, the costs will be recorded based on the nature of the cost and in the period incurred.

Note D—Estimated Annual Cost Savings

        Pacific Premier expects to realize cost savings following the merger. These cost savings are not reflected in the pro forma financial information and there can be no assurance they will be achieved in the amount or manner currently contemplated.

Note E—Pro Forma Adjustments

        The following pro forma adjustments have been reflected in the unaudited pro forma combined condensed consolidated financial information. All adjustments are based on current assumptions and valuations, which are subject to change.

  (1)
  The pro forma data in this column presents the unaudited financial data for Pacific Premier on a pro forma combined basis reflecting the consummation of the merger with Plaza and HEOP, as if the merger had taken place as of the date indicated, or at the beginning the period indicated, after giving effect to the pro forma adjustments described in the other footnotes to this table.

  (2)
  Adjustment includes: (a) $14.3 million for estimated transactions costs and (b) $6.1 million to holders of Plaza options and Plaza warrants.

  (3)
  Adjustment made to reflect the preliminary estimated market value of loans, which includes an estimate of lifetime credit losses, as well as an interest rate and liquidity component. Loans include net deferred costs and unearned discounts.

  (4)
  Purchase accounting reversal of allowance for loan losses, which is not carried over.

  (5)
  Estimated fair market value adjustment for property and leases.

  (6)
  Represents the recognition of goodwill resulting from the difference between the consideration paid to Plaza and HEOP shareholders less the net fair value of the acquired assets and assumed liabilities. Goodwill can be summarized as follows (dollars in thousands, except share and per share data):

	Plaza		HEOP
	June 30, 2017	December 31, 2016	December 31, 2016
Pacific Premier shares issued to shareholders, net of fractional shares	6,035,119	6,035,119	11,959,022
Pacific Premier issue price per share	$36.45	$36.45	$38.55
Value of stock consideration paid to Plaza shareholders	$219,980	$219,980	$461,020
Value in-the-money from options and warrants	5,820	5,820	3,249
Cash consideration to restricted shareholders	280	280	—

Total pro forma aggregate merger consideration paid	$226,080	$226,080	$464,269

Carrying value of net assets	$126,255	$118,693	$212,850
Fair value adjustment to assets and liabilities:
Securities	—	—	(4,597)
Loans held for investment	(2,494)	(2,494)	(23,261)
Allowance for loan loss	12,937	12,966	17,237

Loans, net	10,443	10,472	(6,024)
Premises and equipment	212	212	(665)
Core deposit intangible	5,667	5,359	28,123
Deferred tax effect of adjustments, excluding transactions costs (40%)	(5,420)	(5,141)	(9,275)
Other assets	(955)	(955)	(9)
Deposits	(1,430)	(1,430)	(1,471)
Short term borrowings	40	40	(218)
Long term debt	(425)	(425)	3,180
Other liabilities	—	—	771

Total fair value adjustments	8,132	8,132	9,815

Fair value of net assets acquired	134,387	126,825	222,665
Capitalized merger-related expense	3,305	3,305	1,585

Excess of fair value of nets assets acquired over consideration paid	$94,998	$102,560	$243,189

  (7)
  Purchase accounting adjustment in recognition of the fair value of core deposit intangible assets, which is assumed to be 0.90% of core deposits for Plaza and 1.44% for HEOP.

  (8)
  Deferred tax asset created from transaction expenses and fair market value adjustments.

  (9)
  Fair market value adjustment for time deposits.

  (10)
  Estimated fair market value adjustment for borrowings.

  (11)
  Purchase accounting reversal of common equity accounts, and adjustments to additional paid in capital includes consideration paid, transaction costs, fair market value adjustments, tax adjustments and goodwill created.

  (12)
  The amortization/accretion of fair value adjustments related to loans over the estimated lives of the related asset, which approximates 36 months.

  (13)
  The amortization/accretion of fair value adjustments related to deposits, short term borrowings and long term debt over the weighted average life of 18, 5 and 72 months.

  (14)
  Adjustment includes amortization of core deposit intangibles over a 10 accelerated year life, fixed asset accretion over 36 months and adjustments for acquisition related costs. Acquisition costs for professional, legal and conversion related expenditures are not reflected as they are nonrecurring expenses. Acquisition costs incurred in the historical financial results are included in the pro-forma adjustments. These costs will be expensed by Pacific Premier as required by GAAP.

  (15)
  Adjustment reflects the elimination of the acquired entity's weighted average shares outstanding, offset by the issuance of common stock by acquirer for each outstanding share of acquired entity's common stock to be issued in connection with the merger.

  (16)
  The amortization/accretion of fair value adjustments related to deposits and debt are recognized over 60 and 96 months, respectively, based on sum of year digits accelerated method.

  (17)
  Adjustment includes amortization of core deposit intangibles over a 10-year life, based on sum of year digits accelerated method, and fixed asset accretion straight lined over 24 months.

  (18)
  Fair market value adjustment for investment securities.

UNAUDITED COMPARATIVE PER SHARE DATA

        The following table sets forth certain historical, pro forma and pro forma equivalent per share financial information for the Pacific Premier common stock and the Plaza common stock. The pro forma and pro forma equivalent per share information for the six month period ended June 30, 2017 gives effect to the merger as if the transaction had been effective on the last date of the period, in the case of book value data, and as if the transaction had been effective on the first day of the period, in the case of the income and dividend data. The pro forma and pro forma equivalent per share information for the year ended December 31, 2016 gives effect to (i) the completion of Pacific Premier's acquisition of HEOP, which was completed on April 1, 2017 and (ii) the merger as if the transaction had been effective on the last date of the period, in the case of book value data, and as if the transaction had been effective on the first day of the period, in the case of the income and dividend data. The pro forma information in the below table assumes that the merger is accounted for under the acquisition method of accounting. The information in the following table is based on, and should be read together with, (i) the historical consolidated financial information that Pacific Premier has presented in its prior filings with the Commission and which are incorporated into this prospectus/consent solicitation statement and (ii) the historical consolidated financial statements of Plaza that are included elsewhere in this prospectus/consent solicitation statement. See "Where You Can Find More Information" beginning on page 152 and "Index to Consolidated Plaza Financial Statements."

	At or For the Six Months Ended June 30, 2017	At or For the Year Ended December 31, 2016
Net Income Per Common Share(1):
Historical Pacific Premier
Basic	$0.71	$1.49
Diluted	$0.69	$1.46
Historical Plaza
Basic	$0.24	$.37
Diluted	$0.24	$.37
Pro Forma for Plaza Acquisition(1)
Basic	$0.71	$1.63
Diluted	$.069	$1.61
Equivalent pro forma for Plaza Acquisition(1)(2)
Basic	$0.14	$0.33
Diluted	$0.14	$0.32
Dividends Declared Per Common Share(3):
Historical Pacific Premier	$—	$—
Historical Plaza	$—	$—
Equivalent pro forma for Plaza Acquisition	$—	$—
Book Value Per Common Share (at period end):
Historical Pacific Premier	$23.96	$16.54
Historical Plaza	$4.18	$3.95
Pro Forma for Plaza Acquisition	$22.54	$24.44
Equivalent pro forma for Plaza Acquisition(2)	$4.51	$4.89

(1)
Pro forma shares are calculated by adding together the historical shares reported by Pacific Premier and historical shares reported by Plaza, adjusted for the estimated purchase accounting adjustments to be recorded in connection with the Plaza acquisition to equate to an estimated 6,035,119 of Pacific Premier shares to be issued in connection with the Plaza acquisition based on the terms of the merger agreement.

(2)
The equivalent pro forma per share data combined for Plaza is computed by multiplying the pro forma combined amounts by the exchange ratio of 0.2000.

(3)
Pacific Premier does not pay dividends on its common stock, therefore the equivalent pro forma cash dividends per common share is zero.

RISK FACTORS

        In addition to the other information included and incorporated by reference into this prospectus/consent solicitation statement, including the matters addressed in the section entitled "Cautionary Statement Concerning Forward-Looking Statements" beginning on page 33, you should be aware of and carefully consider the following risks and uncertainties that are applicable to the merger agreement, the merger, Pacific Premier and Plaza before deciding whether to deliver a written consent with respect to the approval of the merger agreement. You should also consider the risks relating to the businesses of Pacific Premier and ownership of Pacific Premier common stock contained in Part I, Item 1A of Pacific Premier's Annual Report on Form 10-K for the year ended December 31, 2016 that has been filed with the Commission, as well as any subsequent documents filed by Pacific Premier with the Commission, which are incorporated into this prospectus/consent solicitation statement by reference. See "Where You Can Find More Information" beginning on page 152.

Because the market price of Pacific Premier common stock will fluctuate, the Plaza shareholders cannot be sure of the exact value of the merger consideration they will receive.

        Upon the effective time of the merger, each share of Plaza common stock will be cancelled and converted into the right to receive the merger consideration, consisting of 0.2000 shares of Pacific Premier common stock for each share of Plaza common stock. Because the price of Pacific Premier common stock will fluctuate during the period of time between the date of this prospectus/consent solicitation statement and the time the Plaza shareholders actually receive their shares of Pacific Premier common stock as merger consideration, the Plaza shareholders will be subject to the risk of a decline in the price of Pacific Premier common stock during this period. Plaza does not have the right to terminate the merger agreement or to resolicit written consents from its shareholders solely because of changes in the market prices of Pacific Premier's common stock. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in geopolitical conditions, changes in the values and perceptions of financial services stocks generally and Pacific Premier in particular, changes in Pacific Premier's business, operations and prospects and regulatory considerations. Many of these factors are beyond Pacific Premier's control. Accordingly, at the time that the Plaza consent solicitation is initiated and conducted, Plaza shareholders will not know or be able to calculate the exact value of the shares of Pacific Premier common stock they will receive upon completion of the merger.

Directors and officers of Plaza have interests in the merger that are in addition to or different than the interests of Plaza shareholders.

        Plaza directors and officers have interests in the merger as individuals that are in addition to, or different from, their interests as shareholders of Plaza, which are:

  •
  Upon consummation of the merger, directors and officers of Plaza and its subsidiaries will have the vesting of their Plaza stock options, Plaza warrants and Plaza restricted stock accelerated and (i) their Plaza restricted stock shall be converted into the right to receive the merger consideration and (ii) their Plaza options and Plaza warrants shall be converted into the right to receive cash;

  •
  the agreement of Pacific Premier to honor indemnification obligations of Plaza for a period of six (6) years, as well as to purchase liability insurance for Plaza's directors and officers for six (6) years following the merger, subject to the terms of the merger agreement;

  •
  cash payments to certain officers of Plaza in the aggregate amount of approximately $2.1 million, on a pre-tax basis, pursuant to the terms of their respective employment and change-in control severance agreements with Plaza;

  •
  success bonuses that may be paid to certain officers of Plaza in recognition of their efforts in connection with the merger, which are not expected to exceed $600,000 in the aggregate; and

  •
  pursuant to the investor rights agreement, so long as funds controlled by Carpenter continue to own at least 9.90% of Pacific Premier's issued and outstanding common stock, Carpenter may, but is not required to, designate one member to serve on the Pacific Premier board of directors and the Pacific Premier Bank board of directors.

        These arrangements may create potential conflicts of interest. These interests of Plaza's directors and officers may cause some of these persons to view the proposed transaction differently than how other Plaza shareholders view it. The Plaza and Pacific Premier boards of directors were aware of these interests and considered them, among other things, in their approval of the merger agreement and the transactions contemplated by the merger agreement. Plaza shareholders should consider these interests in conjunction with the recommendation of the Plaza board of directors with respect to approval of the merger. See "The Merger—Interests of Certain Plaza Officers and Directors in the Merger" beginning on page 71.

The termination fee and expense reimbursement requirement, as well as the restrictions on solicitation contained in the merger agreement may discourage other companies from trying to acquire Plaza.

        Until the completion of the merger, with some limited exceptions, Plaza is prohibited from soliciting, initiating, encouraging or participating in any discussion of or otherwise considering any inquiries or proposals that may lead to an acquisition proposal, such as a merger or other business combination transaction, with any person other than Pacific Premier. In addition, Plaza has agreed to pay a termination fee to Pacific Premier as well as to reimburse Pacific Premier for certain expenses incurred in specified circumstances. See "The Merger—Termination Fee and Expenses" beginning on page 68. These provisions could discourage other companies from trying to acquire Plaza even though those other companies might be willing to offer greater value to Plaza shareholders than Pacific Premier has offered in the merger. The payment of the termination fee could also have a material adverse effect on Plaza's financial condition.

Pacific Premier may fail to realize the anticipated benefits of the merger.

        The success of the merger will depend on, among other things, Pacific Premier's ability to realize the anticipated revenue enhancements and efficiencies and to combine the businesses of Pacific Premier and Plaza in a manner that does not materially disrupt the existing customer relationships of Plaza or result in decreased revenues resulting from any loss of customers and that permits growth opportunities to occur. If Pacific Premier is not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.

        Pacific Premier and Plaza have operated and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company's ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect Pacific Premier's ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of the merger. Integration efforts between the two companies could also divert management attention and resources. These integration matters could have an adverse effect on each of Pacific Premier and Plaza during the transition period and on the combined company following completion of the merger.

The market price of Pacific Premier common stock after the merger may be affected by factors different from those affecting the shares of Plaza or Pacific Premier currently.

        Upon completion of the merger, holders of Plaza common stock will become holders of Pacific Premier common stock. Pacific Premier's business differs from that of Plaza, and, accordingly, the financial condition and results of operations of the combined company and the market price of Pacific Premier common stock after the completion of the merger may be affected by factors different from those currently affecting the financial condition and results of operations of Plaza or Pacific Premier on a standalone basis.

Sales of substantial amounts of Pacific Premier's common stock in the open market by former Plaza shareholders could depress Pacific Premier's stock price.

        Shares of Pacific Premier common stock that are issued to Plaza shareholders in the merger will be freely tradable without restrictions under the Securities Act, or registered for resale under the Securities Act. As of the close of business on September 22, 2017, Pacific Premier had approximately 40,160,325 shares of common stock outstanding. Based on the number of Plaza shares of common stock outstanding as of the date of this prospectus/consent solicitation statement and 60,995 shares of Plaza restricted stock which will vest in connection with the merger and convert into the right to receive the merger consideration, Pacific Premier anticipates issuing approximately 6,038,857 shares of its common stock in connection with the merger. Approximately 86% of the shares of common stock being issued by Pacific Premier as merger consideration will be owned by funds managed by Carpenter, and these shares will be registered for re-sale under the Securities Act.

        Because of the significantly enhanced liquidity of Pacific Premier common stock as compared to Plaza common shares on account of trading on NASDAQ and the greater public float and trading volume of shares of Pacific Premier common stock relative to shares of Plaza common stock, if the merger is completed, Plaza's former shareholders may sell substantial amounts of Pacific Premier common stock in the public market following completion of the merger. Any such sales may cause the market price of Pacific Premier common stock to decrease.

Pacific Premier expects to incur expenses related to the merger that may have a negative impact on Pacific Premier's results of operations.

        Pacific Premier will incur certain expenses in connection with consummation of the merger and integrating Plaza's business, operations, systems, technologies and procedures. Although Pacific Premier has assumed that a certain level of transaction and integration expenses would be incurred, there are a number of factors beyond Pacific Premier's control that could affect the total amount or the timing of these expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. These expenses may have a negative impact on its results of operation, although the timing and magnitude of any such impact is uncertain at present.

The fairness opinion received by Plaza's board of directors from Plaza's financial advisor, Sandler O'Neill, will not be updated to reflect any changes since the date of such opinion.

        Changes in the operations and prospects of Pacific Premier or Plaza, general market and economic conditions and other factors that may be beyond the control of Pacific Premier and Plaza may alter the value of Pacific Premier or Plaza or the market price for shares of Pacific Premier common stock or Plaza common stock by the time the merger is completed. The fairness opinion delivered by Sandler O'Neill to the Plaza board of directors does not speak of any date other than the date of such opinion, which was August 8, 2017. The merger agreement does not require that Sandler O'Neill's fairness opinion be updated as a condition to the completion of the merger, and Plaza does not intend to request that fairness opinion be updated. Sandler O'Neill's fairness opinion is attached as Appendix B to this prospectus/consent solicitation statement. For a description of Sandler O'Neill's opinion, see "The Merger—Opinion of Plaza's Financial Advisor" beginning on page 43. For a description of the other factors considered by Plaza's board of directors in determining to approve the merger, see "The Merger—Plaza's Reasons for the Merger and Recommendation of the Plaza Board of Directors" beginning on page 41.

The merger is subject to the receipt of approvals or waivers from regulatory authorities that may be denied or may impose conditions that could have an adverse effect on Pacific Premier.

        Before the merger can be completed, various approvals or waivers must be obtained from bank regulatory authorities. Regulatory approval or waivers are not guaranteed and even if granted, the bank regulatory authorities may impose conditions on the completion of the merger or require changes to the terms of the merger. Although Pacific Premier and Plaza do not currently expect that any such application or waiver request will be denied, or that any such conditions or changes will be imposed, there can be no assurance that they will not be, and such denials, conditions or changes could have the effect of delaying completion of the merger, imposing additional costs on, or limiting the revenues of Pacific Premier following the merger or causing the merger transaction between Pacific Premier and Plaza to terminate. See "The Merger—Bank Regulatory Approvals" beginning on page 60 and "The Merger—Conditions to the Merger" beginning on page 58.

The merger cannot be completed unless the Plaza shareholders approve the merger agreement.

        In order for the merger to be completed, the Plaza shareholders must approve the merger agreement. The approval of the merger agreement by the Plaza shareholders requires the affirmative vote of the holders of a majority of the outstanding shares of Plaza common stock. If this required vote is not obtained from the shareholders of Plaza through the Plaza consent solicitation, the merger may not be consummated. Pacific Premier may terminate the merger agreement if the holders of not less than a majority of the outstanding shares of Plaza Common Stock have not approved of the merger agreement prior to 6:00 pm, Pacific Time, on the third business day following the date of declaration of effectiveness by the Commission of the registration statement on Form S-4, of which this prospectus/consent solicitation statement is a part.

The merger is subject to certain closing conditions that, if not satisfied or waived, will result in the merger not being completed, which may cause the prices of Pacific Premier common stock and Plaza common stock to decline.

        Consummation of the merger is subject to customary conditions to closing in addition to the receipt of the required regulatory approvals and approval of the Plaza shareholders of the merger agreement. If any condition to the merger is not satisfied or waived, to the extent permitted by law, the merger will not be completed. In addition, Pacific Premier and Plaza may terminate the merger agreement under certain circumstances even if the merger agreement is approved by Plaza shareholders, including if the merger has not been completed on or before May 31, 2018. If the merger is not completed, the respective trading prices of Pacific Premier common stock on the NASDAQ Global Stock Market or quotations of Plaza common stock on the OTC Market Group Pink Sheets may decline to the extent that the current prices reflect a market assumption that the merger will be completed. In addition, neither company would realize any of the expected benefits of having completed the merger. For more information on closing conditions to the merger agreement, see "The Merger—Conditions to the Merger" beginning on page 58.

The unaudited condensed pro forma combined financial data included in this prospectus/consent solicitation statement are presented for illustrative purposes only and may not be an indication of the combined company's financial condition or results of operations following the merger.

        The unaudited condensed pro forma combined financial data contained in this prospectus/consent solicitation statement are presented for illustrative purposes only, are based on various adjustments, assumptions and preliminary estimates and may not be an indication of the combined company's financial condition or results of operations following the merger for several reasons. The actual financial condition and results of operations of the combined company following the merger may not be consistent with, or evident from, these unaudited pro forma condensed combined financial data. In addition, the assumptions used in preparing the unaudited pro forma condensed combined financial data may not prove to be accurate, and other factors may affect the combined company's financial condition or results of operations following the merger. Any potential decline in the combined company's financial condition or results of operations may cause significant variations in the stock price of the combined company.

The shares of Pacific Premier common stock to be received by Plaza shareholders as a result of the merger will have different rights than shares of Plaza common stock.

        Upon completion of the merger, Plaza shareholders will become Pacific Premier shareholders and their rights as shareholders will be governed by the Pacific Premier amended and restated certificate of incorporation, the Pacific Premier amended and restated bylaws and the DGCL. The rights associated with Plaza common stock are different from the rights associated with Pacific Premier common stock. See "Comparison of the Rights of Shareholders" beginning on page 142.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

        This prospectus/consent solicitation statement contains or incorporates by reference a number of forward-looking statements regarding the financial condition, results of operations, earnings outlook and business prospects of Pacific Premier, Pacific Premier Bank, Plaza and Plaza Bank and the potential combined company and may include statements for the periods following the completion of the merger. Shareholders of either Pacific Premier or Plaza can find many of these statements by looking for words such as "expects," "projects," "anticipates," "believes," "intends," "estimates," "strategy," "plan," "potential," "possible" and other similar expressions. Statements about the expected timing, completion and effects of the merger and all other statements in this prospectus/consent solicitation statement or in the documents incorporated by reference in this prospectus/consent solicitation statement other than historical facts constitute forward-looking statements. Forward-looking statements involve certain risks and uncertainties that are subject to change based on factors which are, in many instances, beyond Pacific Premier's or Plaza's control. The ability of either Pacific Premier or Plaza to predict results or actual effects of its plans and strategies, or those of the combined company, is inherently uncertain. Accordingly, actual results may differ materially from those expressed in, or implied by, the forward-looking statements. Some of the factors that may cause actual results or earnings to differ materially from those contemplated by the forward-looking statements include, but are not limited to, those discussed under "Risk Factors" and those discussed in the filings of Pacific Premier that are incorporated into this prospectus/consent solicitation statement by reference, as well as the following:

  •
  estimated revenue enhancements, costs savings and financial benefits from the merger may not be fully realized within the expected time frames or at all;

  •
  deposit attrition, customer loss or revenue loss following the merger may occur or be greater than expected;

  •
  required regulatory, shareholder or other approvals may not be obtained or other closing conditions may not be satisfied in a timely manner or at all;

  •
  reputational risks and the reaction of the companies' customers to the merger;

  •
  diversion of management time on merger-related issues;

  •
  competitive pressure among depository and other financial institutions may increase significantly;

  •
  costs or difficulties related to the integration of the businesses of Pacific Premier and Plaza may be greater than expected;

  •
  changes in the interest rate environment may affect interest margins;

  •
  the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve;

  •
  general economic or business conditions, either nationally or in the states or regions in which Pacific Premier and Plaza do business, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit;

  •
  legislation or changes in regulatory requirements may adversely affect the businesses in which Pacific Premier and Plaza are engaged;

  •
  adverse changes may occur in the securities markets; and

  •
  competitors of Pacific Premier may have greater financial resources and develop products and technology that enable those competitors to compete more successfully than Pacific Premier.

        Because these forward-looking statements are subject to assumptions and uncertainties, Pacific Premier's and Plaza's actual results may differ materially from those expressed or implied by these forward-looking statements. These forward-looking statements are predicated on the beliefs and assumptions of the management of each of Pacific Premier and Plaza based on information known to them as of the date of this prospectus/consent solicitation statement. Plaza and Pacific Premier shareholders are cautioned not to place undue reliance on these statements, which speak only as of the date of this prospectus/consent solicitation statement or the date of any document incorporated by reference in this prospectus/consent solicitation statement.

        All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this prospectus/consent solicitation statement and attributable to Pacific Premier or Plaza or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Pacific Premier and Plaza undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this prospectus/consent solicitation statement or to reflect the occurrence of unanticipated events, unless obligated to do so under the federal securities laws.

GENERAL INFORMATION

        This consent solicitation statement/prospectus serves as both (i) a consent solicitation statement of Plaza shareholders, pursuant to which Plaza shareholders are being asked to provide written consents for the approval of the merger agreement, and (ii) a prospectus for Pacific Premier common stock that Plaza shareholders will be entitled to receive as a result of the merger.

        Pacific Premier has supplied all of the information contained or incorporated by reference herein relating to Pacific Premier and Pacific Premier Bank, and Plaza has supplied all of the information contained herein relating to Plaza and Plaza Bank.

PLAZA SOLICITATION OF WRITTEN CONSENTS

        This section contains information for Plaza shareholders regarding the solicitation of written consents to approve the merger agreement by executing and delivering the written consent furnished with this prospectus/consent solicitation statement.

Plaza Shareholder Action by Written Consent

        The Plaza board is providing these consent solicitation materials to Plaza shareholders. Plaza shareholders are being asked to approve the merger agreement by executing and delivering the written consent furnished with this prospectus/consent solicitation statement.

Shares Entitled to Consent and Consent Required

        Only Plaza shareholders of record at the close of business on the Plaza record date of September 26, 2017, will be notified of and be entitled to execute and deliver a written consent. On the Plaza record date, the outstanding Plaza common stock eligible to consent with respect to the approval of the merger agreement consisted of 30,152,586 shares of Plaza common stock. Under the Plaza certificate of incorporation, as amended, and the DGCL, each holder of Plaza common stock is entitled to one vote for each share of Plaza common stock held of record.

        Adoption of the merger agreement requires approval by written consent by the holders of a majority of the outstanding shares of Plaza common stock entitled to vote.

        Plaza shareholders whose shares of Plaza common stock are held in "street name" in the name of their bank, broker or other nominee should refer to their written consent card or the information forwarded by their nominee to confirm how to tender their written consent.

Carpenter Support Agreement; Voting by Plaza's Directors and Certain Executive Officers

        Certain funds affiliated with Carpenter, which collectively own approximately 86.0% of the outstanding Plaza common stock, are a party to a support agreement with Pacific Premier, referred to as the Carpenter support agreement, and Plaza's directors and certain executive officers, who collectively own approximately 2.4% of the Plaza common stock, are each parties to a shareholder agreement with Pacific Premier, referred to as the Plaza shareholder agreements, whereby such shareholders agreed to vote by written consent in favor of the adoption of the merger agreement. The merger agreement provides that Pacific Premier may terminate the merger agreement if consents representing greater than a majority of the outstanding Plaza common stock, voting in favor of the merger agreement, shall not have been delivered to Pacific Premier by 6:00 p.m., Pacific Time, on the third business day after the registration statement on Form S-4, of which this prospectus/consent solicitation statement is a part, has been declared effective by the Commission. The Carpenter support agreement and the form of Plaza shareholder agreements are included in this prospectus/consent solicitation statement as Annexes A and B, respectively, to the merger agreement, which is attached as Appendix A to this prospectus/consent solicitation statement.

Submission of Consents

        You may consent to the proposal with respect to your shares of Plaza common stock by completing, dating and signing the written consent furnished with this prospectus/consent solicitation statement and returning it to Plaza.

        If you hold shares of Plaza common stock as of the Plaza record date and you wish to give your written consent, you must fill out the enclosed written consent, date and sign it, and promptly return it to Plaza. Once you have completed, dated and signed the written consent, you may deliver it to Plaza by faxing it to John Shindler, Corporate Secretary, at (949) 502-4399, by emailing a .pdf copy of your written consent to jshindler@plazabank.com or by mailing your written consent to Plaza, Attention: Corporate Secretary, 18200 Von Karman Avenue, Suite 500, Irvine, California 92612.

        The Plaza board of directors has set October 30, 2017, as the targeted final date for receipt of written consents. Plaza reserves the right to extend the final date for receipt of written consents beyond October 30, 2017. Any such extension may be made without notice to Plaza shareholders. Once a sufficient number of consents to adopt the merger agreement have been received, the consent solicitation will conclude. As noted in the section entitled "The Merger—Appraisal Rights" beginning on page 81, the delivery of a signed and dated consent adopting the merger agreement, or delivery of a signed and dated consent without indicating a decision on the proposal, will result in a loss of appraisal rights under Section 262 of the DGCL.

        The Plaza board of directors has carefully considered the merger and the terms thereof and has determined that the merger and the terms thereof are advisable and fair to and in the best interests of Plaza and its shareholders. Accordingly, the Plaza board recommends that Plaza shareholders approve the merger agreement pursuant to the Plaza consent solicitation.

Executing Consents; Revocation of Consents

        You may execute a written consent to approve the merger agreement (which is equivalent to a vote "FOR" the proposal), or disapprove the proposal (which is equivalent to a vote "AGAINST" the proposal). Under Delaware law, your consent must bear the date of your signature. If you do not return your written consent, it will have the same effect as a vote against the proposal. If you are a record holder and you return a signed and dated written consent without indicating your decision on the proposal, you will have given your consent to adopt the merger agreement as described in the enclosed form of written consent.

        Your written consent to the proposal may be changed or revoked at any time before the written consents of a sufficient number of shares to adopt the merger agreement have been delivered to Plaza. If you wish to change or revoke a previously given written consent before that time, you may do so by delivering a new written consent with a later date or by delivering or faxing a notice of revocation to Plaza.

Solicitation of Consents

        Officers of Plaza may solicit consents by telephone and personally, in addition to solicitation by mail. These persons will receive their regular salaries but no special compensation for soliciting consents.

THE MERGER

        The following information describes the material aspects of the merger agreement and the merger. This description does not purport to be complete and is qualified in its entirety by reference to the appendices to this prospectus/consent solicitation statement, including the merger agreement which is attached as Appendix A and incorporated by reference into this prospectus/consent solicitation statement. Shareholders of Plaza should carefully read the appendices in their entirety.

Structure of the Merger

        Pursuant to the terms and conditions set forth in the merger agreement, Plaza will be acquired by Pacific Premier, in a transaction in which Plaza will merge with and into Pacific Premier, with Pacific Premier as the surviving corporation, which is referred to as the merger. Immediately following the consummation of the merger, Plaza Bank will be merged with and into Pacific Premier Bank, with Pacific Premier Bank as the surviving institution, which is referred to as the bank merger. Following consummation of the bank merger, Pacific Premier Bank intends to continue to operate all of the branches acquired from Plaza Bank.

        Following the consummation of the merger, Pacific Premier's amended and restated certificate of incorporation, as amended, and amended and restated bylaws as in effect immediately prior to the merger will continue as the governing corporate documents of Pacific Premier. The directors and executive officers of Pacific Premier immediately prior to the merger will continue as the directors and executive officers of Pacific Premier after the merger, in each case, until their respective successors are duly elected or appointed and qualified. In addition, pursuant to the terms of the merger agreement and an investor rights agreement, which is referred to as the investor rights agreement, entered into between Pacific Premier and Carpenter, which manages funds that own approximately 86.0% of the outstanding shares of Plaza common stock, so long as funds controlled by Carpenter continue to own at least 9.90% of Pacific Premier's issued and outstanding common stock, Carpenter may, but is not required to, designate one member to serve on the Pacific Premier board of directors and the Pacific Premier Bank board of directors.

Background of the Merger

        Plaza's board of directors, which also is referred to as the Plaza board, and management regularly review Plaza's business strategies, opportunities and challenges as part of their consideration and evaluation of Plaza's long-term prospects, with the goal of enhancing value for Plaza's shareholders. These strategic considerations have focused on, among other things, the challenging operating environment for Plaza and other banking companies, the ongoing consolidation in the financial services industry, the inactive trading market for Plaza due to an approximate 86% aggregate ownership position by funds managed by Carpenter, the lack of liquidity for Plaza's shareholder base and the lack of dividends paid to date to Plaza shareholders. These reviews have also included periodic discussion with respect to potential transactions that would further its strategic objections, and the potential benefits and risk of those transactions.

        At its November 17, 2016 meeting, the Plaza board discussed the overall positive stock market reaction to the recent U.S. Presidential election, the positive stock price reaction specific to publicly traded commercial banks since the election and the potential positive impact that the increase in stock price valuation could have on the merger and acquisition market for banks in 2017. The Plaza board decided at this meeting to invite Sandler O'Neill to present a discussion to the board regarding these subjects at its December meeting.

        The Plaza board met on December 14, 2017 for the purpose of meeting with representatives of Sandler O'Neill to discuss the overall landscape of merger and acquisition activity in the banking industry, to provide an overview of the merger and acquisition opportunities potentially available to Plaza, to review a possible initial public offering, or IPO, transaction for Plaza and to consider the engagement of Sandler O'Neill for investment banking services. After reviewing and discussing the information with Sandler O'Neill, the Plaza board determined that it was in the best interests of Plaza and its shareholders to engage Sandler O'Neill for investment banking services.

        On January 31, 2017, Plaza executed an engagement letter with Sandler O'Neill with respect to the potential sale of Plaza.

        At the direction of the Plaza board, in February 2017, Sandler O'Neill contacted four banking institutions, including Pacific Premier, to determine whether they would be interested in discussions regarding the potential acquisition of Plaza. Pacific Premier and two of the other institutions, Company A and Company B, executed non-disclosure agreements with Plaza and received certain non-public information regarding Plaza. In March 2017, the Plaza board authorized Sandler O'Neill to contact a fifth banking institution, Company C, which had previously indicated interest in the potential acquisition of Plaza. Company C subsequently executed a non-disclosure agreement with Plaza and received certain non-public information regarding Plaza.

        In March 2017, Company A verbally indicated that it could be interested in potentially pricing the acquisition of Plaza at a level equal to approximately 175% of Plaza's tangible book value. Based upon Plaza's March 31, 2017 tangible book value, this implied a pricing level of approximately $6.51 per share of Plaza common stock.

        On March 7, 2017, members of Plaza senior management met with the senior management of Company A to discuss a possible combination.

        On March 29, 2017, Plaza's CEO met with the CEO of Company B to discuss a possible combination. Subsequent to that meeting, Company B elected not to pursue a potential transaction.

        On April 26, 2017, members of Plaza senior management met with the management team of Pacific Premier to discuss a possible transaction, including corporate alignment and fit, current performance, potential synergies, forecasts and factors for pricing.

        On May 11, 2017, members of Plaza senior management met with the senior management of Company C to discuss a possible combination.

        On May 25, 2017, Plaza received from Pacific Premier a non-binding letter of interest which outlined the principal terms for the potential acquisition of Plaza. The letter of interest outlined a fixed exchange ratio of 0.1881 shares of Pacific Premier common stock for every share of Plaza common stock. As of the date of the letter, this exchange ratio from Pacific Premier implied a price per share of Plaza common stock of $6.50.

        On May 26, 2017, Plaza received from Company C a non-binding letter of interest which outlined the principal terms for the potential acquisition of Plaza. The letter of interest outlined a fixed exchange ratio stock consideration of Company C common stock for each share of Plaza common stock. As of the date of the letter, this exchange ratio from Company C implied a price per share of Plaza common stock of $6.83.

        On June 7, 2017, the Plaza board met to discuss the non-binding letters of interest from Pacific Premier and Company C, as well as the verbal indication from Company A. It was noted that the stock price of Company A had declined approximately 20% since the verbal indication, and in multiple discussions since the verbal indication Company A had not been prepared to improve their view on pricing. Sandler reviewed with the Plaza board the respective merits and features of the Pacific Premier and Company C non-binding letters of interest, their financial position, geographic footprint, acquisition history, and stock fundamentals such as stock pricing multiples and stock trading liquidity. The Plaza board also considered the strategy to remain independent and pursue an IPO in order to provide stock trading liquidity to Plaza shareholders. After discussion, the Plaza board instructed Sandler O'Neill to contact Pacific Premier to seek an increase in the proposed exchange ratio to 0.2000 and to seek several additional adjustments to the terms of the letter of interest, including the right for Carpenter to designate a board representative at Pacific Premier on behalf of Plaza shareholders.

        Over the next two weeks, Plaza, Pacific Premier and their respective advisors continued discussions regarding various topics including their respective financial position and prospects for future earnings. On June 21, 2017, Pacific Premier provided Plaza with an updated non-binding letter of interest which increased the offered exchange ratio to 0.2000 shares of Pacific Premier common stock for every share of Plaza common stock. As of the date of the letter, this exchange ratio from Pacific Premier implied a price per share of Plaza common stock of $7.00. Plaza and Pacific Premier continued to discuss the non-binding letter of interest and negotiated additional adjustments including Carpenter's right to designate a board representative at Pacific Premier.

        Plaza also investigated the possible strategic combination with Company D, a company of similar asset size to Plaza. As discussed, the transaction would be structured as 100% stock consideration and result in a potential ownership balance in which Plaza shareholders would own approximately 55% of the pro forma organization. The Plaza board and management noted the significant execution risk related to a transaction with Company D and that it would not provide a significant increase in stock trading liquidity for Plaza shareholders.

        On June 22, 2017, Company C provided Plaza with an updated non-binding letter of interest which increased the offered exchange ratio. As of the date of the letter, this exchange ratio from Company C implied a price per share of Plaza common stock of $7.19.

        On June 22, 2017, the Plaza board met with Sandler O'Neill and discussed the potential transactions with Pacific Premier, Company C and Company D. After significant discussion regarding the merits of each potential combination, as well as the strategy to remain independent and pursue an IPO in order to provide stock trading liquidity to Plaza shareholders, the Plaza board directed Sandler O'Neill and Plaza's management to pursue a transaction with Pacific Premier. The Plaza board also formed a committee comprised of Messrs. Rogers, Jones, Galloway and Smaldino, which is referred to as the Plaza executive committee, to oversee the negotiations with Pacific Premier, and resolved to retain Sheppard, Mullin, Richter & Hampton, LLP, or Sheppard Mullin, to serve as counsel to Plaza in any transaction with Pacific Premier.

        On June 26, 2017, Plaza executed the non-binding letter of interest with Pacific Premier.

        Over the course of the next several weeks during July and early August 2017, extensive due diligence was completed by Pacific Premier on Plaza, including onsite loan file review and several management meetings. Similarly, due diligence was conducted by Plaza on Pacific Premier. Based on their respective due diligence reviews, the parties began negotiations of a definitive merger agreement. The Plaza executive committee met or held several conference call sessions with Sandler O'Neill and Sheppard Mullin. The Plaza executive committee met on June 29 and July 11, the date the first draft of the merger agreement was received from Pacific Premier. The Plaza executive committee met again on July 17 and July 19, the Plaza board met on July 20, and the Plaza executive committee met again on July 21, July 25, July 27, August 1 and August 2, in each case to discuss the draft merger agreement. During this period of time, Mr. Galloway spoke several times to Steve Gardner, chairman, president and chief executive officer of Pacific Premier, to resolve or clarify issues in the draft merger agreement and its disclosure schedules.

        On August 7, 2017, the Plaza board held a special meeting for purposes of considering the merger agreement. Representatives of Sandler O'Neill and Sheppard Mullin were in attendance. At that meeting, the Plaza board thoroughly discussed and considered the terms and conditions of the merger and the merger agreement with its legal and financial advisors, and was advised of its duties in connection with the transaction.

        The Plaza board met again on August 8, 2017. At that meeting, Sandler O'Neill delivered orally its opinion that the exchange ratio was fair to Plaza shareholders from a financial point of view. The Plaza board discussed some of the mechanics of the closing and issues relating to the closing documents to be signed by Carpenter, members of the Plaza board and members of Plaza senior management. Following that discussion, the Plaza board voted unanimously to approve the merger agreement and the transactions contemplated by the merger agreement, and authorized Plaza management to execute the merger agreement.

        On August 8, 2017, the board of directors of Pacific Premier held a special board meeting for purposes of considering the merger agreement. At that meeting, the Pacific Premier board of directors thoroughly discussed and considered the terms and conditions of the merger and the merger agreement. Holland & Knight LLP advised the Pacific Premier board of directors respecting its duties in connection with the transaction and the terms of the merger agreement. D.A. Davidson & Co., or Davidson, reviewed the financial aspects of the proposed merger. After deliberation, the Pacific Premier board of directors voted unanimously to approve the merger agreement and the transactions contemplated by the merger agreement, and authorized Pacific Premier management to execute the merger agreement.

        Later in the evening of August 8, 2017, Pacific Premier and Plaza issued a joint press release announcing the execution of the merger agreement and the terms of the proposed merger.

Pacific Premier's Reasons for the Merger and Factors Considered by Pacific Premier's Board of Directors

        As part of Pacific Premier's business strategy, it evaluates opportunities to acquire bank holding companies, banks and other financial institutions. The acquisition of Plaza and Plaza Bank is consistent with this strategy. In reaching its conclusion to approve the merger, Pacific Premier's board of directors consulted with Davidson, its financial advisor, with respect to the financial aspects of the proposed acquisition and with its legal counsel, Holland & Knight LLP, as to its legal duties and the terms of the merger agreement and related agreements. Pacific Premier entered into the merger agreement with Plaza because, among other things, Pacific Premier believes that the acquisition of Plaza and Plaza Bank will:

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  expand Pacific Premier's geographic footprint into Los Angeles County, a strategically key market, and establish a presence in Las Vegas, Nevada;

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  create opportunities for Pacific Premier Bank to provide additional products and services to the Plaza customers;

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  improve and strengthen Pacific Premier Bank's existing deposit base by acquiring a commercial banking franchise with an attractive non-maturity deposit base, which was comprised of 77% non-certificates of deposit and 27% non-interest bearing demand deposits at June 30, 2017;

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  offer estimated costs savings of approximately 35% of Plaza's non-interest expense, with 75% of the cost savings phased-in during 2018 and the remainder during 2019;

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  based on the projected cost savings, be immediately accretive to Pacific Premier's earnings per share in 2018, excluding merger-related expenses, and result in an anticipated earnings per share accretion of approximately 3.9% in fiscal year 2019;

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  based on the projected cost savings, be immediately accretive to tangible book value per share;

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  offer an internal rate of return anticipated to be greater than 15% based on the projected cost savings;

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  further diversify Pacific Premier Bank's loan mix;

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  enable Pacific Premier to offer its broader range of products and services to Plaza Bank customers;

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  result in a broader market presence providing greater opportunities for future in-market acquisitions; and

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  allow Pacific Premier to deploy a portion of its capital into what its board of directors believes is a compelling investment.

        The Pacific Premier board of directors also considered the potential adverse consequences of the proposed merger, including:

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  the possible disruption to Pacific Premier's or Plaza's business that may result from the announcement of the merger;

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  the risk that the cost savings, operational synergies and other benefits expected result from the merger might not be fully realized or not realized at all;

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  the possibility that the merger may not be completed or may be unduly delayed because conditions to closing may not be satisfied, including:

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  the condition that Plaza's shareholders approve the merger, and

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  other conditions which are outside of Pacific Premier's control;

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  the risk that the merger might not be completed and the effect of the resulting public announcement of termination of the merger agreement on:

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  the market price of Pacific Premier's common stock, and

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  Pacific Premier's operating results, particularly in light of the costs incurred in connection with the merger; and

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  the potential risk of diverting management focus and resources from operational matters and other strategic opportunities while working to implement the merger.

        Based on the reasons stated above, Pacific Premier's board of directors believes that the merger is in the best interest of Pacific Premier and its shareholders.

Plaza's Reasons for the Merger and Recommendation of Plaza's Board of Directors

        After carefully considering all of its options, and cognizant of its fiduciary duty to shareholders, the current competitive and regulatory environment, general uncertain economic environment, and a number of other factors discussed in this prospectus/consent solicitation statement, Plaza's board unanimously recommended approval of the merger agreement, determining that the merger, on the terms provided in the merger agreement, is Plaza's best option to realize reasonable value for its shareholders in today's challenging and uncertain banking market.

        In reaching its conclusion to approve the merger and recommend adoption of the merger agreement to the Plaza shareholders, Plaza's board consulted with its financial advisor, Sandler O'Neill, with respect to the financial aspects of the proposed sale, and consulted with its legal counsel, Sheppard, Mullin, Richter & Hampton LLP, as to its legal duties and the terms of the merger agreement and related agreements. All material factors considered by the Plaza board have been disclosed in this prospectus/consent solicitation statement. In approving the merger agreement, the Plaza board considered a number of factors, including the following, without assigning any specific or relative weights to the factors:

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  the belief that the terms of the merger and the merger agreement are fair to and in the best interests of all Plaza shareholders;

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  the financial terms of the merger, including the relationship of the merger consideration to the book value of Plaza common stock and the earnings of Plaza;

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  the belief, as of the date of the merger agreement, that the aggregate merger consideration represents a fair price to Plaza shareholders;

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  the structure of the value of the aggregate merger consideration payable in shares of Pacific Premier common stock, which will allow Plaza shareholders to participate in the future performance of the combined company's business and synergies resulting from the merger, including an expanded geographic footprint and complementary business lines;

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  the need for greater liquidity for Plaza shareholders, and the fact that Pacific Premier's common stock is registered under the Exchange Act, and publicly traded on the NASDAQ Global Select Market;

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  the advantages of being part of a larger financial institution, such as Pacific Premier, including the potential for operating efficiencies, the effect of a higher lending limit with respect to Plaza's customers, and the generally higher trading multiples of larger financial institutions;

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  the ability of a larger financial institution, such as Pacific Premier, to compete in the banking environment and to leverage overhead costs;

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  the anticipated impact on the communities served by Plaza, and the increased ability to serve the communities and its customer base through a larger branch network;

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  the ability of Pacific Premier's management team to successfully integrate and operate the business of the combined company after the merger, as evidenced by the success of Pacific Premier and Pacific Premier Bank in completing and integrating previous mergers of community banks;

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  the merger agreement does not include any unrealistic closing conditions based on the financial performance of Plaza between signing and closing of the transaction;

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  the likelihood that the merger will be completed on a timely basis, including the likelihood that the merger will receive all necessary regulatory approvals in a timely manner;

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  the current and prospective economic, regulatory and competitive environment facing the financial services industry generally, and Plaza in particular, including the continued rapid consolidation in the financial services industry and the competitive effects of increased consolidation on relatively smaller financial institutions such as Plaza;

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  the tax-free nature of the shares of Pacific Premier common stock being offered as merger consideration;

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  the prices paid and the terms of other recent comparable combinations of banks and bank holding companies;

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  results that could be expected to be obtained by Plaza if it continued to operate independently, and the likely value to be realized by Plaza shareholders if such course were followed, as compared with the value of the aggregate merger consideration being offered by Pacific Premier;

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  the financial presentation, dated August 8, 2017, of Sandler O'Neill to the Plaza board and the opinion, dated August 8, 2017, of Sandler O'Neill to the Plaza board, to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations described in Sandler O'Neill's opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to the holders of Plaza common stock, as more fully described below under "—Opinion of Plaza's Financial Advisor;"

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  Plaza's employees having more opportunities for advancement at a larger financial institution such as Pacific Premier; and

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  the lack of opportunities, in part due to Plaza's lack of stock trading liquidity and concentrated ownership, to expand by acquisition of other financial institutions, or through a merger of equals, on terms similarly advantageous to Plaza's shareholders as the proposed merger with Pacific Premier.

        The Plaza board also considered the potential adverse consequences of the proposed merger, including:

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  the possible downside risk of Pacific Premier's stock performance and the risk of price volatility given that Plaza does not have a right to terminate the merger that is directly tied to the price performance of Pacific Premier common stock;

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  the risk that Plaza may not be able to meet one or more of the financial, or other, closing conditions that operate in favor of Pacific Premier, and therefore the merger may not close;

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  the possible effects on Plaza should the parties fail to complete the merger, including the possible effects on the price of Plaza common stock, and the associated business and opportunity costs;

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  the possibility that the merger and the related integration process could disrupt Plaza's on-going business and result in the loss of customers and the fact that Plaza's officers and employees will have to focus extensively on actions required to complete the merger, which will divert their attention from Plaza's business, and that Plaza will incur substantial transaction costs even if the merger is not consummated;

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  the merger agreement's restrictions on Plaza's ability to solicit or engage in discussions or negotiations with third parties, and the effect of a termination fee and expense reimbursement obligation in favor of Pacific Premier, including the risk that the termination fee and expense reimbursement obligation might discourage third parties from proposing an alternative transaction that may be more advantageous to Plaza's shareholders;

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  the potential reaction of Plaza's customers to the proposed merger with Pacific Premier and Pacific Premier Bank;

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  employee attrition and the potential effect on business and customer relationships;

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  the interests of Plaza's and Plaza Bank's officers and directors with respect to the merger apart from their interests as holders of Plaza common stock, and the risk that these interests might influence their decision with respect to the merger; and

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  that while the merger is pending, Plaza will be subject to certain limited restrictions on how it conducts business that could delay or prevent Plaza from pursuing business opportunities or preclude it from taking actions that would be advisable if it was to remain independent.

        Based on the reasons stated, Plaza's board believes that the merger is in the best interest of Plaza and the Plaza shareholders and unanimously recommends that the Plaza shareholders provide their written consents voting "FOR" approval of the merger agreement in the Plaza consent solicitation.

Opinion of Plaza's Financial Advisor

        Plaza retained Sandler O'Neill to act as an independent financial advisor to Plaza's board in connection with Plaza's consideration of a possible business combination. Sandler O'Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O'Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

        Sandler O'Neill acted as an independent financial advisor in connection with the proposed transaction and participated in certain of the negotiations leading to the execution of the merger agreement. At the August 8, 2017 meeting at which Plaza's board considered and discussed the terms of the merger agreement and the merger, Sandler O'Neill delivered to Plaza's board its oral opinion, which was subsequently confirmed in writing, to the effect that, as of August 8, 2017, the exchange ratio provided for in the merger agreement was fair to the holders of Plaza common stock from a financial point of view. The full text of Sandler O'Neill's opinion is attached as Appendix B to this prospectus/consent solicitation statement. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O'Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of Plaza common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

        Sandler O'Neill's opinion speaks only as of the date of the opinion. The opinion was directed to Plaza's board in connection with its consideration of the merger agreement and the merger and does not constitute a recommendation to any shareholder of Plaza as to how any such shareholder should vote in connection with the Plaza consent solicitation to approve the merger agreement and the merger. Sandler O'Neill's opinion was directed only to the fairness, from a financial point of view, of the exchange ratio to the holders of Plaza common stock and does not address the underlying business decision of Plaza to engage in the merger, the form or structure of the merger or any other transactions contemplated in the merger agreement, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for Plaza or the effect of any other transaction in which Plaza might engage. Sandler O'Neill did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any officer, director or employee of Plaza or Pacific Premier, or any class of such persons, if any, relative to the compensation to be received in the merger by any other shareholder, including the exchange ratio to be received by the holders of Plaza common stock. Sandler O'Neill's opinion was approved by Sandler O'Neill's fairness opinion committee.

        In connection with its opinion, Sandler O'Neill reviewed and considered, among other things:

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  a draft of the merger agreement, dated August 7, 2017;

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  certain publicly available financial statements and other historical financial information of Plaza and its banking subsidiary that Sandler O'Neill deemed relevant;

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  certain publicly available financial statements and other historical financial information of Pacific Premier and its banking subsidiary that Sandler O'Neill deemed relevant;

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  internal financial projections for Plaza for the years ending December 31, 2017 and December 31, 2018 as well as an estimated long-term earnings per share growth rate for the years thereafter, as provided by the senior management of Plaza;

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  publicly available mean analyst earnings per share estimates for Pacific Premier for the years ending December 31, 2017 and December 31, 2018, as adjusted by the senior management of Pacific Premier, as well as an estimated long-term earnings per share growth rate for the years thereafter, as provided by the senior management of Pacific Premier;

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  the pro forma financial impact of the merger on Pacific Premier based on certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as provided by the senior management of Pacific Premier, as well as financial projections for Plaza for the years ending December 31, 2017 through December 31, 2021, as provided by the senior management of Plaza and adjusted by the senior management of Pacific Premier;

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  the publicly reported historical price and trading activity for Plaza common stock and Pacific Premier common stock, including a comparison of certain stock market information for Plaza common stock and Pacific Premier common stock and certain stock indices as well as publicly available information for certain other similar companies, the securities of which are publicly traded;

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  a comparison of certain financial information for Plaza and Pacific Premier with similar institutions for which information is publicly available;

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  the financial terms of certain recent business combinations in the banking industry (on a nationwide basis), to the extent publicly available;

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  the current market environment generally and the banking environment in particular; and

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  such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O'Neill considered relevant.

        Sandler O'Neill also discussed with certain members of senior management of Plaza the business, financial condition, results of operations and prospects of Plaza and held similar discussions with certain members of senior management of Pacific Premier and its representatives regarding the business, financial condition, results of operations and prospects of Pacific Premier.

        In performing its review, Sandler O'Neill relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by Sandler O'Neill from public sources, that was provided to Sandler O'Neill by Plaza or Pacific Premier or their respective representatives or that was otherwise reviewed by Sandler O'Neill and Sandler O'Neill assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Sandler O'Neill further relied on the assurances of the respective managements of Plaza and Pacific Premier that they were not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Sandler O'Neill was not asked to and did not undertake an independent verification of any of such information and Sandler O'Neill did not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O'Neill did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Plaza or Pacific Premier, or any of their subsidiaries, nor was Sandler O'Neill furnished with any such evaluations or appraisals. Sandler O'Neill rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of Plaza or Pacific Premier. Sandler O'Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of Plaza or Pacific Premier, or the combined entity after the merger and Sandler O'Neill did not review any individual credit files relating to Plaza or Pacific Premier. Sandler O'Neill assumed, with Plaza's consent, that the respective allowances for loan losses for both Plaza and Pacific Premier were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.

        In preparing its analyses, Sandler O'Neill used internal financial projections for Plaza for the years ending December 31, 2017 and December 31, 2018 as well as an estimated long-term earnings per share growth rate for the years thereafter, as provided by the senior management of Plaza. In addition, in preparing its analyses Sandler O'Neill used publicly available mean analyst earnings per share estimates for Pacific Premier for the years ending December 31, 2017 and December 31, 2018, as adjusted by the senior management of Pacific Premier, as well as an estimated long-term earnings per share growth rate for the years thereafter, as provided by the senior management of Pacific Premier. Sandler O'Neill also received and used in its pro forma analyses certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as provided by the senior management of Pacific Premier, as well as financial projections for Plaza for the years ending December 31, 2017 through December 31, 2021, as provided by the senior management of Plaza and adjusted by the senior management of Pacific Premier. With respect to the foregoing information, the respective managements of Plaza and Pacific Premier confirmed to Sandler O'Neill that such information reflected (or, in the case of the publicly available consensus mean analyst earnings per share estimates referred to above, as adjusted, were consistent with) the best currently available projections, estimates and judgments of those respective senior managements of the future financial performance of Plaza and Pacific Premier, respectively, and Sandler O'Neill assumed that such performance would be achieved. Sandler O'Neill expressed no opinion as to such projections, estimates or judgments, or the assumptions on which they were based. Sandler O'Neill also assumed that there had been no material change in Plaza's or Pacific Premier's assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to Sandler O'Neill. Sandler O'Neill assumed in all respects material to its analysis that Plaza and Pacific Premier will remain as going concerns for all periods relevant to its analyses.

        Sandler O'Neill also assumed, with Plaza's consent, that (i) each of the parties to the merger agreement will comply in all material respects with all material terms and conditions of the merger agreement and all related agreements, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Plaza, Pacific Premier or the merger or any related transaction, (iii) the merger and any related transaction will be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements, and (iv) the merger will qualify as a tax-free reorganization for federal income tax purposes. Finally, with Plaza's consent, Sandler O'Neill relied upon the advice that Plaza received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement. Sandler O'Neill expressed no opinion as to any such matters.

        Sandler O'Neill's opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Sandler O'Neill as of, the date thereof. Events occurring after the date thereof could materially affect Sandler O'Neill's opinion. Sandler O'Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof. Sandler O'Neill expressed no opinion as to the trading values of Plaza common stock or Pacific Premier common stock at any time or what the value of Pacific Premier common stock will be once it is actually received by the holders of Plaza common stock.

        In rendering its opinion, Sandler O'Neill performed a variety of financial analyses. The summary below is not a complete description of the analyses underlying Sandler O'Neill's opinion or the presentation made by Sandler O'Neill to Plaza's board, but is a summary of all material analyses performed and presented by Sandler O'Neill. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O'Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O'Neill's comparative analyses described below is identical to Plaza or Pacific Premier and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Plaza and Pacific Premier and the companies to which they are being compared. In arriving at its opinion, Sandler O'Neill did not attribute any particular weight to any analysis or factor that it considered. Rather, Sandler O'Neill made qualitative judgments as to the significance and relevance of each analysis and factor. Sandler O'Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Sandler O'Neill made its determination as to the fairness of the exchange ratio on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

        In performing its analyses, Sandler O'Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which are beyond the control of Plaza, Pacific Premier and Sandler O'Neill. The analyses performed by Sandler O'Neill are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler O'Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to Plaza's board at its August 8, 2017 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O'Neill's analyses do not necessarily reflect the value of Plaza common stock or the prices at which Plaza common stock or Pacific Premier common stock may be sold at any time. The analyses of Sandler O'Neill and its opinion were among a number of factors taken into consideration by Plaza's board in making its determination to approve the merger agreement and should not be viewed as determinative of the exchange ratio or the decision of Plaza's board or management with respect to the fairness of the merger. The type and amount of consideration payable in the merger were determined through negotiation between Plaza and Pacific Premier.

        Summary of Implied Exchange Ratio and Implied Transaction Metrics.    Sandler O'Neill reviewed the financial terms of the proposed merger. As set forth in the merger agreement, at closing, each issued and outstanding share of Plaza common stock immediately prior to the effective time, except for certain shares of Plaza common stock as specified in the merger agreement, shall be converted into the right to receive 0.2000 shares of the common stock of Pacific Premier. Based on the closing price of Pacific Premier common stock on August 7, 2017 of $36.00, Sandler O'Neill calculated an implied transaction price per share of Plaza common stock of $7.20 and an aggregate implied transaction value of approximately $223 million in exchange for all shares of Plaza common stock and common stock equivalents outstanding as of August 7, 2017. Based upon historical financial information for Plaza as of or for the last twelve months, referred to as LTM, ended June 30, 2017, as provided by Plaza senior management, Sandler O'Neill calculated the following implied transaction metrics.

Transaction Price / LTM Earnings Per Share of Plaza:	16.7x
Transaction Price / Book Value Per Share of Plaza:	172%
Transaction Price / Tangible Book Value Per Share of Plaza:	184
Tangible Book Premium / Core Deposits(1):	12.2
Tangible Book Premium / Core Deposits(2):	10.6
One Day Market Premium to Plaza Closing Stock Price(3):	11

Notes:

(1)
Core deposits calculated as total deposits less CD's greater than $100,000

(2)
Core deposits calculated as total deposits less CD's greater than $250,000

(3)
Based on Pacific Premier closing price of $36.00 and Plaza closing price of $6.50 as of August 7, 2017

        Plaza Comparable Company Analyses.    Sandler O'Neill used publicly available information to compare selected financial information for Plaza with a group of financial institutions selected by Sandler O'Neill, referred to as the "Plaza Western Region Peer Group". The Plaza Western Region Peer Group consisted of major exchange-traded banks headquartered in the western region with assets between $600 million and $3 billion, excluding announced merger targets. The Plaza Western Region Peer Group consisted of the following companies:

Heritage Commerce Corp	First Financial Northwest, Inc.
Bank of Marin Bancorp	Oak Valley Bancorp
Sierra Bancorp	Community West Bancshares
Northrim BanCorp, Inc.	United Security Bancshares
Central Valley Community Bancorp	California First National Bancorp
FNB Bancorp	Eagle Bancorp Montana, Inc.
Pacific Mercantile Bancorp	Plumas Bancorp
Bank of Commerce Holdings	American River Bankshares

        The analysis compared publicly available financial information for Plaza as of or for the LTM period ended June 30, 2017 with the corresponding publicly available data for the Plaza Western Region Peer Group as of or for the LTM period ended June 30, 2017, with pricing data as of August 7, 2017. The table below sets forth the data for Plaza and the high, low, median and mean data for the Plaza Western Region Peer Group.

		Plaza Western Region Peer Group(1)
	Plaza	High	Low	Mean	Median
Total Assets (in millions)	$1,266	$2,733	$642	$1,247	$1,147
Market Value (in millions)	$196	$529	$70	$205	$174
Price/Tangible Book Value	166%	243%	88%	156%	161%
Price/LTM Earnings Per Share	15.1x	19.9x	12.0x	16.2x	15.4x
Current Dividend Yield	0.0%	3.0%	0.0%	1.8%	1.7%
LTM Efficiency Ratio	61	88	36	64	63
LTM Net Interest Margin	4.74	4.55	2.71	3.85	3.92
LTM Return on Average Assets	1.11	1.33	–2.27	0.80	0.97
LTM Return on Average Equity	10.9	17.6	–23.6	7.3	8.8
Tangible Common Equity/Tangible Assets	9.4	27.4	7.7	10.9	9.8
CRE Concentration Ratio	117	380	0	254	259
Loans/Deposits	98	119	60	83	81
Non-performing Assets/Total Assets	0.44	2.44	0.00	1.05	0.96

Note:

(1)
Bank level data used where consolidated data was unavailable

        Plaza Common Stock Trading History.    Sandler O'Neill reviewed the historical stock price performance of Plaza common stock for the one-year and three-year periods ended August 7, 2017. Sandler O'Neill then compared the relationship between the stock price performance of Plaza's common stock to movements in the Plaza Western Region Peer Group as well as certain stock indices.

Plaza One-Year Stock Price Performance

	Beginning August 7, 2016	Ending August 7, 2017
Plaza	100.0%	175.7%
Plaza Western Region Peer Group	100.0	138.6
NASDAQ Bank Index	100.0	128.3
S&P 500 Index	100.0	113.8

 Plaza Three-Year Stock Price Performance

	Beginning August 7, 2014	Ending August 7, 2017
Plaza	100.0%	209.7%
Plaza Western Region Peer Group	100.0	152.8
NASDAQ Bank Index	100.0	150.8
S&P 500 Index	100.0	129.9

        Plaza Net Present Value Analyses.    Sandler O'Neill performed an analysis that estimated the net present value per share of Plaza common stock assuming Plaza performed in accordance with internal forecasts for Plaza for the years ending December 31, 2017 and December 31, 2018, as provided by the senior management of Plaza, as well as an estimated long-term earnings per share growth rate for the years thereafter, as provided by the senior management of Plaza. To approximate the terminal value of a share of Plaza common stock at December 31, 2021, Sandler O'Neill applied price to 2021 earnings per share multiples ranging from 13.0x to 18.0x and price to December 31, 2021 tangible book value per share multiples ranging from 120% to 195%. The terminal values were then discounted to present values using different discount rates ranging from 10.0% to 16.0% which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Plaza common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Plaza common stock of $4.85 to $8.53 when applying multiples of earnings per share and $4.15 to $8.56 when applying multiples of tangible book value per share.

	Earnings Per Share Multiples
Discount Rate	13.0x	14.0x	15.0x	16.0x	17.0x	18.0x
10.0%	$6.16	$6.63	$7.11	$7.58	$8.06	$8.53
11.0	5.92	6.37	6.83	7.28	7.74	8.19
12.0	5.68	6.12	6.56	6.99	7.43	7.87
13.0	5.46	5.88	6.30	6.72	7.14	7.56
14.0	5.25	5.65	6.05	6.46	6.86	7.26
15.0	5.04	5.43	5.82	6.21	6.60	6.98
16.0	4.85	5.22	5.60	5.97	6.34	6.72

	Tangible Book Value Per Share Multiples
Discount Rate
	120%	135%	150%	165%	180%	195%
10.0%	$5.27	$5.93	$6.59	$7.24	$7.90	$8.56
11.0	5.06	5.69	6.32	6.96	7.59	8.22
12.0	4.86	5.47	6.07	6.68	7.29	7.90
13.0	4.67	5.25	5.84	6.42	7.00	7.59
14.0	4.49	5.05	5.61	6.17	6.73	7.29
15.0	4.31	4.85	5.39	5.93	6.47	7.01
16.0	4.15	4.67	5.19	5.70	6.22	6.74

        Sandler O'Neill also considered and discussed with the Plaza board how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O'Neill performed a similar analysis assuming Plaza's net income varied from 15% above projections to 15% below projections. This analysis resulted in the following range of per share values for Plaza common stock, applying the price to 2021 earnings per share multiples range of 13.0x to 18.0x referred to above and a discount rate of 12.70%.

	Earnings Per Share Multiples
Variance to Net Income Forecast
	13.0x	14.0x	15.0x	16.0x	17.0x	18.0x
(15.0)%	$4.70	$5.06	$5.42	$5.78	$6.14	$6.50
(10.0)	4.97	5.35	5.74	6.12	6.50	6.88
(5.0)	5.25	5.65	6.06	6.46	6.86	7.27
0.0	5.52	5.95	6.37	6.80	7.22	7.65
5.0	5.80	6.25	6.69	7.14	7.59	8.03
10.0	6.08	6.54	7.01	7.48	7.95	8.41
15.0	6.35	6.84	7.33	7.82	8.31	8.80

        Sandler O'Neill noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

        Analysis of Selected Merger Transactions.    Sandler O'Neill reviewed a group of selected merger and acquisition transactions involving U.S. banks and bank holding companies, referred to as the "Nationwide Precedent Transactions". The Nationwide Precedent Transactions group consisted of bank and bank holding companies transactions announced between November 8, 2016 and the date of August 7, 2017 with disclosed deal values and target assets between $600 million and $3 billion.

        The Nationwide Precedent Transactions group was composed of the following transactions:

Acquiror	Target
OceanFirst Financial Corp. (NJ)	Sun Bancorp, Inc. (NJ)
United Community Banks, Inc. (GA)	Four Oaks Fincorp, Inc. (NC)
National Bank Holdings Corporation (CO)	Peoples, Inc. (KS)
State Bank Financial Corporation (GA)	AloStar Bank of Commerce (AL)
Carolina Financial Corporation (SC)	First South Bancorp, Inc. (NC)
Southside Bancshares, Inc. (TX)	Diboll State Bancshares, Inc. (TX)
Berkshire Hills Bancorp, Inc. (MA)	Commerce Bancshares Corp. (MA)
Sandy Spring Bancorp, Inc. (MD)	WashingtonFirst Bankshares, Inc. (VA)
TowneBank (VA)	Paragon Commercial Corporation (NC)
Home BancShares, Inc. (AR)	Stonegate Bank (FL)
First Busey Corporation (IL)	Mid Illinois Bancorp, Inc. (IL)
First Merchants Corporation (IN)	Independent Alliance Banks, Inc. (IN)
Heartland Financial USA, Inc. (IA)	Citywide Banks of Colorado, Inc. (CO)
FB Financial Corporation (TN)	American City Bank/Clayton Bank and Trust (TN)
First Busey Corporation (IL)	First Community Financial Partners, Inc. (IL)
Bryn Mawr Bank Corporation (PA)	Royal Bancshares of Pennsylvania, Inc. (PA)
Midland States Bancorp, Inc. (IL)	Centrue Financial Corporation (IL)
Simmons First National Corporation (AR)	First Texas BHC, Inc. (TX)
Renasant Corporation (MS)	Metropolitan BancGroup, Inc. (MS)
Columbia Banking System, Inc. (WA)	Pacific Continental Corporation (OR)
Veritex Holdings, Inc. (TX)	Sovereign Bancshares, Inc. (TX)
Simmons First National Corporation (AR)	Southwest Bancorp, Inc. (OK)
Southern National Bancorp of Virginia, Inc. (VA)	Eastern Virginia Bankshares, Inc. (VA)
Pacific Premier Bancorp, Inc. (CA)	Heritage Oaks Bancorp (CA)
CenterState Banks, Inc. (FL)	Gateway Financial Holdings of Florida, Inc. (FL)
Independent Bank Group, Inc. (TX)	Carlile Bancshares, Inc. (TX)

        Using the latest publicly available information prior to the announcement of the relevant transaction, Sandler O'Neill reviewed the following transaction metrics: transaction price to LTM earnings per share, transaction price to tangible book value per share, tangible book value premium to core deposits and one-day market premium. Sandler O'Neill compared the indicated transaction multiples for the merger to the high, low, mean and median multiples of the Nationwide Precedent Transactions group.

		Nationwide Precedent Transactions
	Plaza / Pacific Premier
		Mean	Median	High	Low
Transaction Price / LTM Earnings Per Share:	16.7x	20.9x	21.8x	36.2x	6.3x
Transaction Price/ Tangible Book Value Per Share:	184%	200%	191%	317%	101%
Tangible Book Value Premium to Core Deposits:	12.2	13.6	14.1	25.4	0.6
1-Day Market Premium	10.8	19.2	15.3	74.4	1.3

        Pacific Premier Comparable Company Analyses.    Sandler O'Neill used publicly available information to compare selected financial information for Pacific Premier with a group of financial institutions selected by Sandler O'Neill, referred to as the "Pacific Premier Peer Group". The Pacific Premier Peer Group consisted of major exchange-traded banks and bank holding companies headquartered in the western region with assets between $3 billion and $10 billion, excluding announced merger targets. The Pacific Premier Peer Group consisted of the following companies:

Glacier Bancorp, Inc.	Westamerica Bancorporation
Columbia Banking System, Inc.	Hanmi Financial Corporation
CVB Financial Corp.	TriCo Bancshares
Opus Bank	Heritage Financial Corporation
HomeStreet, Inc.	First Foundation, Inc.
Central Pacific Financial Corp.	Preferred Bank

        The analysis compared publicly available financial information for Pacific Premier as of or for the LTM period ended June 30, 2017 with the corresponding publicly available data for the Pacific Premier Peer Group as of or for the LTM period ended June 30, 2017, with pricing data as of August 7, 2017.

The table below sets forth the data for Pacific Premier and the high, low, median and mean data for the Pacific Premier Peer Group.

		Pacific Premier Comparable Company Analysis(1)
	Pacific Premier
		Mean	Median	High	Low
Total Assets (in millions)	$6,441	$6,180	$5,463	$9,899	$3,579
Market Value (in millions)	1,442	1,275	909	2,718	596
Price/Tangible Book Value	260%	213%	209%	302%	111%
Price/LTM Earnings Per Share	24.8x	19.0x	19.3x	23.0x	13.4x
Price/Mean Analyst 2017E Earnings Per Share	18.9x	18.7x	18.8x	23.2x	16.1x
Price/Mean Analyst 2018E Earnings Per Share	15.6x	16.6x	16.6x	22.2x	12.6x
Current Dividend Yield	0.0%	1.7%	2.1%	2.9%	0.0%
LTM Efficiency ratio	52	58	60	84	38
LTM Net Interest Margin	4.43	3.61	3.56	4.22	3.03
LTM Return on Average Assets	1.00	1.03	1.13	1.35	0.05
LTM Return on Average Equity	7.7	9.5	10.4	14.2	0.4
Tangible Common Equity/Tangible Assets	9.2	9.5	9.6	11.3	8.1
CRE Concentration Ratio	347	286	263	655	94
Loans/Deposits	98	81	82	105	28
Non-performing Assets/Total Assets	0.01	0.58	0.59	0.98	0.14

Note:

(1)
Bank level data used where consolidated data was unavailable

        Pacific Premier Common Stock Trading History.    Sandler O'Neill reviewed the historical stock price performance of Pacific Premier common stock for the one and three-year periods ended August 7, 2017. Sandler O'Neill then compared the relationship between the stock price performance of Pacific Premier's common stock to movements in the Pacific Premier Peer Group as well as certain stock indices.

Pacific Premier One-Year Stock Price Performance

	Beginning August 7, 2016	Ending August 7, 2017
Pacific Premier	100.0%	138.3%
Pacific Premier Peer Group	100.0	125.7
NASDAQ Bank Index	100.0	128.3
S&P 500 Index	100.0	113.8

Pacific Premier Three-Year Stock Price Performance

	Beginning August 7, 2014	Ending August 7, 2017
Pacific Premier	100.0%	244.4%
Pacific Premier Peer Group	100.0	142.8
NASDAQ Bank Index	100.0	150.8
S&P 500 Index	100.0	129.9

        Pacific Premier Net Present Value Analyses.    Sandler O'Neill performed an analysis that estimated the net present value per share of Pacific Premier common stock assuming that Pacific Premier performed in accordance with earnings per share projections for the years ending December 31, 2017 and December 31, 2018, as provided by the senior management of Pacific Premier, as well as an estimated long-term annual earnings per share growth rate for Pacific Premier for the years ending December 31, 2019 through December 31, 2021, as provided by the senior management of Pacific Premier. To approximate the terminal value of Pacific Premier common stock at December 31, 2021, Sandler O'Neill applied price to 2021 earnings per share multiples ranging from 17.0x to 22.0x and price to December 31, 2021 tangible book value per share multiples ranging from 170% to 270%. The terminal values were then discounted to present values using different discount rates ranging from 7.0% to 13.0% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Pacific Premier common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Pacific Premier common stock of $29.89 to $49.44 when applying multiples of earnings per share and $25.61 to $52.00 when applying multiples of tangible book value per share.

	Earnings Per Share Multiples
Discount Rate
	17.0x	18.0x	19.0x	20.0x	21.0x	22.0x
7.0%	$38.20	$40.45	$42.70	$44.94	$47.19	$49.44
8.0	36.64	38.79	40.95	43.10	45.26	47.41
9.0	35.15	37.22	39.28	41.35	43.42	45.49
10.0	33.73	35.72	37.70	39.69	41.67	43.65
11.0	32.39	34.29	36.20	38.10	40.01	41.91
12.0	31.11	32.94	34.77	36.60	38.43	40.25
13.0	29.89	31.64	33.40	35.16	36.92	38.68

	Tangible Book Value Per Share Multiples
Discount Rate
	170%	190%	210%	230%	250%	270%
7.0%	$32.74	$36.59	$40.44	$44.29	$48.15	$52.00
8.0	31.40	35.09	38.78	42.48	46.17	49.87
9.0	30.12	33.67	37.21	40.75	44.30	47.84
10.0	28.91	32.31	35.71	39.11	42.51	45.91
11.0	27.76	31.02	34.29	37.55	40.82	44.08
12.0	26.66	29.79	32.93	36.07	39.20	42.34
13.0	25.61	28.63	31.64	34.65	37.66	40.68

        Sandler O'Neill also considered and discussed with the Plaza board how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O'Neill performed a similar analysis assuming Pacific Premier's net income varied from 15% above projections to 15% below projections. This analysis resulted in the following range of per share values for Pacific Premier common stock, applying the price to 2021 earnings per share multiples range of 17.0x to 22.0x referred to above and a discount rate of 9.22%.

	Earnings Per Share Multiples
Variance to Net Income Forecast
	17.0x	18.0x	19.0x	20.0x	21.0x	22.0x
(15.0)%	$29.61	$31.35	$33.10	$34.84	$36.58	$38.32
(10.0)	31.35	33.20	35.04	36.89	38.73	40.57
(5.0)	33.10	35.04	36.99	38.94	40.88	42.83
0.0	34.84	36.89	38.94	40.98	43.03	45.08
5.0	36.58	38.73	40.88	43.03	45.19	47.34
10.0	38.32	40.57	42.83	45.08	47.34	49.59
15.0	40.06	42.42	44.78	47.13	49.49	51.85

        Sandler O'Neill noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

        Pro Forma Merger Analysis.    Sandler O'Neill analyzed certain potential pro forma effects of the merger. In performing this analysis, Sandler O'Neill utilized the following information and assumptions: (i) the merger closes on December 31, 2017; (ii) certain internal financial projections for Plaza for the years ending December 31, 2017 through December 31, 2021, as provided by the senior management of Plaza and adjusted by the senior management of Pacific Premier; (iii) earnings per share projections for Pacific Premier for the years ending December 31, 2017 and December 31, 2018, as provided by the senior management of Pacific Premier, as well as an estimated long-term annual earnings per share growth rate for Pacific Premier for the years ending December 31, 2019 through December 31, 2021, as provided by the senior management of Pacific Premier; and (iv) certain assumptions relating to transaction expenses, purchase accounting adjustments, and cost savings, as provided by the senior management of Pacific Premier. The analysis indicated that the merger could be accretive to Pacific Premier's earnings per share (excluding one-time transaction costs and expenses) in the years December 31, 2018 through December 31, 2021, and accretive to Pacific Premier's estimated tangible book at close through the year end of 2021.

        In connection with this analysis, Sandler O'Neill considered and discussed with the Plaza board how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the transaction, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.

        Sandler O'Neill's Relationship.    Sandler O'Neill acted as Plaza's financial advisor in connection with the merger and will receive a fee for its services in an amount equal to 1.20% of the aggregate purchase price, which fee at the time of announcement was approximately $3 million. Sandler O'Neill's transaction fee is contingent upon consummation of the merger. Sandler O'Neill also received a fee for rendering its opinion, which fairness opinion fee will be credited in full towards the fee becoming due and payable to Sandler O'Neill on the day of closing of the merger. Plaza has also agreed to indemnify Sandler O'Neill against certain claims and liabilities arising out of Sandler O'Neill's engagement and to reimburse Sandler O'Neill for certain of its out-of-pocket expenses incurred in connection with Sandler O'Neill's engagement. In the two years preceding the date of Sandler O'Neill's opinion, Sandler O'Neill did not provide any other investment banking services to Plaza, nor did Sandler O'Neill provide any investment banking services to Pacific Premier in the two years preceding the date thereof. In the ordinary course of Sandler O'Neill's business as a broker-dealer, Sandler O'Neill may purchase securities from and sell securities to Pacific Premier and its affiliates. Sandler O'Neill may also actively trade the equity and debt securities of Plaza, Pacific Premier or their respective affiliates for Sandler O'Neill's own account and for the accounts of Sandler O'Neill's customers.

The Merger Consideration

General.

        At the effective time of the merger, each share of Plaza common stock outstanding immediately before the effective time of the merger, will, by virtue of the merger and without any action on the part of a Plaza shareholder, be converted into the right to receive whole shares of common stock of Pacific Premier. Cash will be paid in lieu of fractional shares of Pacific Premier common stock. Since the federal income tax consequences will be dependent on the form of consideration received, you are urged to read carefully the information set forth below under "—Material Federal Income Tax Consequences" beginning on page 76.

Merger Consideration.

        Upon consummation of the merger, each share of Plaza common stock issued and outstanding immediately prior to the effective time of the merger will be canceled and converted into the right to receive 0.2000 shares of Pacific Premier common stock, which is referred to as the exchange ratio. Upon completion of the merger, and based on 30,133,293 shares of Plaza common stock outstanding as of the date of this prospectus/consent solicitation statement and 60,995 shares of Plaza restricted stock which will vest in connection with the merger and convert into the right to receive the merger consideration, Plaza shareholders are expected to receive an aggregate of 6,038,857 shares of Pacific Premier common stock, which does not include any shares of Pacific Premier common stock that may be issuable to holders of Plaza options and Plaza warrants that are exercised prior to the merger. Following the completion of the merger, and based on 40,160,325 shares of Pacific Premier common stock outstanding as of September 22, 2017, the former Plaza shareholders will own approximately 13.1% of the outstanding shares of Pacific Premier common stock and the current shareholders of Pacific Premier will own the remaining approximately 86.9% of the outstanding shares of Pacific Premier common stock.

Aggregate Merger Consideration.

        The total consideration to be paid by Pacific Premier to the Plaza shareholders in connection with the merger is referred to in this prospectus/consent solicitation statement as the aggregate merger consideration. The term aggregate merger consideration does not include the consideration, if any, payable to holders of (i) options to purchase shares of Plaza common stock, or (ii) warrants to purchase shares of Plaza common stock. In this prospectus/consent solicitation statement, we refer to stock options to purchase shares of Plaza's common stock as Plaza options and warrants to purchase Plaza common stock as Plaza warrants.

        Upon completion of the merger and based on a $36.45 closing price of Pacific Premier's common stock on August 8, 2017, approximately $220.1 million of aggregate merger consideration will be payable to the Plaza shareholders. The foregoing sentence does not include the payment of cash (or shares of Pacific Premier common stock in the event any such Plaza options or Plaza warrants are exercised prior to the effective date of the merger) to the holders of Plaza options and Plaza warrants, each of which will accelerate in connection with the closing of the merger, and assumes (i) there are 30,194,288 shares of Plaza common stock outstanding at the closing (which includes 60,995 shares of Plaza restrictive stock that will vest in connection with the merger), (ii) the Plaza shareholders will receive an aggregate of approximately 6,038,857 shares of Pacific Premier common stock after applying the exchange ratio of 0.2000, which gives effect to the acceleration of vesting of 60,995 shares of Plaza restricted stock in connection with the closing of the merger that would result in such shares of Plaza restricted stock being converted into the right to receive the merger consideration in the merger. If all Plaza options and Plaza warrants were exercised prior to the closing, a maximum of an additional 139,771 shares of Pacific Premier common stock could be issued as merger consideration, though it is impossible to predict how many Plaza options and Plaza warrants will actually be exercised prior to the closing, if any.

Fractional Shares.

        No fractional shares of Pacific Premier common stock will be issued, and in lieu thereof, each holder of Plaza common stock who would otherwise be entitled to a fractional share interest will receive an amount in cash, without interest, determined by multiplying such fractional interest by the Pacific Premier average share price, rounded to the nearest whole cent. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share of Pacific Premier common stock.

Plaza Options, Plaza Warrants and Plaza Restricted Stock

        The board of directors of Plaza has approved acceleration of the vesting of Plaza options, Plaza warrants and Plaza restricted stock in connection with the closing of the merger.

Plaza Options.

        At the effective time of the merger, each Plaza option which is outstanding and unexercised immediately prior to the effective time will be cancelled in exchange for the right to receive a single lump sum cash payment, equal to the product of (i) the number of shares of Plaza common stock subject to such Plaza option immediately prior to the effective time, and (ii) the excess, if any, of (A) the Pacific Premier average share price multiplied by the exchange ratio over (B) the exercise price per share of such Plaza option, less any applicable taxes required to be withheld with respect to such payment. If the exercise price per share of any such Plaza option is equal to or greater than the Pacific Premier average share price multiplied by the exchange ratio, the Plaza option will be canceled without any cash payment being made in respect thereof. For Plaza options that are exercised before the closing, the underlying shares of Plaza common stock received upon exercise will be exchanged for the merger consideration in accordance with the exchange ratio.

Plaza Warrants.

        At the effective time of the merger, each Plaza warrant which is outstanding and unexercised immediately prior to the effective time will be cancelled in exchange for the right to receive a single lump sum cash payment, equal to the product of (i) the number of shares of Plaza common stock subject to such Plaza warrant immediately prior to the effective time, and (ii) the excess, if any, of (A) the Pacific Premier average share price multiplied by the exchange ratio over (B) the exercise price per share of such Plaza warrant, less any applicable taxes required to be withheld with respect to such payment. If the exercise price per share of any such Plaza warrant is equal to or greater than the Pacific Premier average share price multiplied by the exchange ratio, such Plaza warrant will be canceled without any cash payment being made in respect thereof. For Plaza warrants that are exercised before the closing, the underlying shares of Plaza common stock received upon exercise will be exchanged for the merger consideration in accordance with the exchange ratio.

Plaza Restricted Stock.

        Immediately prior to the effective time, any vesting conditions applicable to each award of Plaza restricted stock will, automatically and without any action on the part of the holder thereof and consistent with the terms of the applicable Plaza stock-based plan, accelerate in full, and such Plaza restricted stock will become free of any restrictions and any repurchase right will lapse, and the holder thereof will be entitled to receive shares of Pacific Premier common stock in accordance with the exchange ratio (provided that cash will be paid in lieu of any fractional shares of Pacific Premier common stock, without interest, determined by multiplying such fractional interest by the Pacific Premier average share price, rounded to the nearest whole cent), less any applicable taxes required to be withheld with respect to such vesting.

Procedures for Exchanging Plaza Common Stock Certificates

        Promptly following the closing of the merger, American Stock Transfer & Trust Company, the exchange agent, will mail to each holder of record of Plaza common stock a notice and form of transmittal letter advising such holder of the effectiveness of the merger and the procedure for surrendering to the exchange agent certificates representing shares or book-entry shares of Plaza common stock in exchange for the merger consideration allocated to them. Upon surrender of a stock certificate or book-entry shares of Plaza common stock for exchange and cancellation to the exchange agent, together with a duly executed transmittal letter, the holder of such certificate or book-entry shares will be entitled to receive the merger consideration allocated to him or her and the certificate or book-entry shares for Plaza common stock so surrendered will be canceled. No interest will be paid or accrued on any cash paid in lieu of fractional shares of Pacific Premier common stock.

        Plaza shareholders who surrender their stock certificates or book-entry shares and complete the transmittal materials, or who have taken other steps to surrender the evidence of their stock interest in Plaza in accordance with the instructions accompanying the transmittal letter, will, upon the exchange agent's acceptance of such stock certificates or book-entry shares and transmittal materials or stock interest, be entitled to evidence of issuance in book entry form, or upon written request of such holder, a certificate or certificates representing, the number of whole shares of Pacific Premier common stock in to which the aggregate number of shares of Plaza common stock surrendered have been converted pursuant to the merger agreement.

        Any Plaza shareholder who receives shares of Pacific Premier common stock in the merger will receive dividends on Pacific Premier common stock or other distributions declared after the completion of the merger only if he or she has surrendered his or her Plaza stock certificates. Only then will the Plaza shareholder be entitled to receive all previously withheld dividends and distributions, without interest. Pacific Premier has never declared or paid dividends on its common stock and does not anticipate declaring or paying any cash dividends in the foreseeable future.

        After completion of the merger, no transfers of Plaza common stock issued and outstanding immediately prior to the completion of the merger will be allowed. Plaza stock certificates that are presented for transfer after the completion of the merger will be canceled and exchanged for the appropriate merger consideration.

        Pacific Premier will only issue a Pacific Premier stock certificate in a name other than the name in which a surrendered Plaza stock certificate is registered if a Plaza shareholder presents the exchange agent with all documents required to show and effect the unrecorded transfer of ownership of the shares of Plaza common stock formerly represented by such Plaza stock certificate, and that the Plaza shareholder has paid any applicable stock transfer taxes.

        If a Plaza shareholder has lost his or her Plaza stock certificate, or the Plaza stock certificate has been lost, stolen or destroyed, the Plaza shareholder may be required to deliver an affidavit and a lost certificate bond as a condition to receiving any merger consideration to which he or she may be entitled.

Conditions to the Merger

        Completion of the merger is subject to the satisfaction of certain conditions set forth in the merger agreement, or the waiver of such conditions by the party entitled to do so, at or before the closing date of the merger. Each of the parties' obligation to consummate the merger under the merger agreement is subject to the following conditions:

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  the holders of a majority of the outstanding shares of Plaza common stock must have approved the merger agreement pursuant to the Plaza consent solicitation;

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  all regulatory approvals required to consummate the merger by any governmental authority must have been obtained and must remain in full force and effect, all statutory waiting periods in respect thereof must have expired, and no required approval may contain any condition, restriction or requirement (other than a condition or requirement related to remedial actions) which Pacific Premier's board of directors reasonably determines in good faith would, individually or in the aggregate, materially reduce the economic benefits of the merger to such a degree that Pacific Premier, in its reasonable discretion, would not have entered into the merger agreement had such conditions, restrictions or requirements been known at the date of the merger agreement;

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  no statute, rule, regulation, judgment, decree, injunction or other order shall have been enacted, issued, promulgated, enforced or entered which prohibits the consummation of the merger;

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  the registration statement of Pacific Premier, of which this document is a part, must have become effective under the Securities Act of 1933, as amended, or the Securities Act, and no stop order suspending the effectiveness of such registration statement shall have been issued and no proceedings for that purpose shall have been initiated by the Commission and not withdrawn;

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  the shares of Pacific Premier common stock to be issued in connection with the merger must have been approved for listing on the NASDAQ Global Select Market (or on any securities exchange on which the Pacific Premier common stock may then be listed); and

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  each of Pacific Premier and Plaza must have received an opinion of Holland & Knight LLP to the effect that the merger will constitute a reorganization within the meaning of Section 368(a) of the Code.

        In addition to the foregoing conditions, the obligation of Pacific Premier to consummate the merger under the merger agreement is subject to the following conditions, which may be waived by Pacific Premier:

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  the representations and warranties of Plaza in the merger agreement must be true and correct as of the date of the merger agreement and as of the effective time of the merger, except as to any representation or warranty which specifically relates to an earlier date and other than, in most cases, those failures to be true and correct that have not had or are reasonably likely not to have a material adverse effect (as defined below) on Plaza, and Pacific Premier shall have received a certificate signed by the chief executive officer and chief financial officer of Plaza to that effect;

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  Plaza must have performed in all material respects all obligations required to be performed by it at or prior to consummation of the merger, and Pacific Premier shall have received a certificate signed by the chief executive officer and chief financial officer of Plaza to that effect;

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  as of the month-end prior to the closing date, Plaza Bank must have an aggregate outstanding balance of non-maturity deposits equal to at least $700.0 million;

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  as of the closing date, Plaza's tangible common equity (as defined and subject to certain specified adjustments set forth in the merger agreement) must not be less than $120.0 million;

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  all regulatory approvals required to consummate the bank merger by any governmental authority must have been obtained and must remain in full force and effect, all statutory waiting periods in respect thereof must have expired; no statute, rule, regulation, judgment, decree, injunction or other order shall have been enacted, issued, promulgated, enforced or entered which prohibits the consummation of the bank merger;

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  dissenting shares of Plaza commons stock must not represent 10% or more of the outstanding shares of Plaza common stock;

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  Pacific Premier shall have received a copy of a certification dated as of the closing date and directed to the DOJ addressing certain matters set forth in a consent decree, dated March 30, 2015, between the DOJ and Plaza Bank; and

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  Pacific Premier must have received such certificates of Plaza's officers or others and such other documents to evidence fulfillment of the conditions to its obligations as Pacific Premier may reasonably request.

        In addition to the other conditions set forth above, the obligation of Plaza to consummate the merger under the merger agreement is subject to the following conditions, which may be waived by Plaza:

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  the representations and warranties of Pacific Premier in the merger agreement must be true and correct as of the date of the merger agreement and as of the effective time of the merger, except as to any representation or warranty which specifically relates to an earlier date and other than those failures to be true and correct that have not had or are reasonably likely not to have a material adverse effect (as defined below) on Pacific Premier, and Plaza shall have received a certificate signed by the chief executive officer and chief financial officer of Pacific Premier to that effect;

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  Pacific Premier must have performed in all material respects all obligations required to be performed by it at or prior to consummation of the merger, and Plaza shall have received a certificate signed by the chief executive officer and chief financial officer of Pacific Premier to that effect;

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  Pacific Premier and Carpenter are required to have executed (and have executed) the investor rights agreement, which is set forth as Annex E to the merger agreement, which is attached as Appendix A to this prospectus/consent solicitation statement; and

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  Plaza must have received such certificates of Pacific Premier's officers or others and such other documents to evidence fulfillment of the conditions to its obligations as Plaza may reasonably request.

        Under the terms of the merger agreement, a material adverse effect on either Pacific Premier or Plaza is defined to mean any effect that (i) is material and adverse to the financial condition, results of operations or business of Pacific Premier and its subsidiaries taken as a whole or Plaza and its subsidiaries taken as a whole, as the case may be, or (ii) would materially impair the ability of Pacific Premier and its subsidiaries taken as a whole or Plaza and its subsidiaries taken as a whole, as the case may be, to perform their respective obligations under the merger agreement or otherwise materially impede the consummation of the merger. However, under the terms of the merger agreement, none of the following would be deemed to constitute a material adverse effect under subclause (i) above:

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  changes after August 8, 2017 in laws or regulations of general applicability to banks, savings institutions and their holding companies generally or interpretations of them by governmental authorities;

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  changes after August 8, 2017 in generally accepted accounting principles, or GAAP, or regulatory accounting requirements applicable to banks, savings institutions or their holding companies generally;

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  any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism;

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  changes resulting from conditions affecting the banking and financial services industry or changes in global, national or regional political conditions or market conditions (including changes in prevailing interest rates or exchange rates) affecting banks, savings institutions and their holding companies generally;

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  the public announcement or pendency of the merger, including the impact of the merger on relationships with customers or employees;

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  any modifications or changes to valuation policies and practices in connection with the merger or restructuring charges taken in connection with the merger, in each case in accordance with GAAP;

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  the failure to meet earnings projections or internal financial forecasts, but not including the underlying causes unless otherwise excluded, or changes in the trading price or volume of Pacific Premier's or Plaza's common stock, but not including the underlying causes unless otherwise excluded; and

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  with respect to Plaza, the effects of any action or omission taken with the prior consent of Pacific Premier or as otherwise contemplated by the merger agreement, provided that the effect of the changes described in the first, second, third and fourth bullet points above will not be excluded as a material adverse effect to the extent of a materially disproportionate impact, if any, that they have on Pacific Premier and its subsidiaries as a whole on the one hand, or Plaza and its subsidiaries on the other hand, as measured relative to similarly situated companies in the banking industry.

Bank Regulatory Approvals

        The merger cannot be completed unless the parties receive prior approvals from the CA DBO and the Federal Reserve.

California Department of Business Oversight—Division of Financial Institutions; Board of Governors of the Federal Reserve System.

        In order to consummate the merger, the prior approval of the CA DBO will be required under the California Financial Code, which is referred to as the CFC, and the prior approval of the Federal Reserve will be required under the Bank Merger Act as well as the Bank Holding Company Act of 1956, as amended, which is referred to as the BHC Act. In reviewing the merger, the CA DBO and the Federal Reserve will take competitive considerations into account, as well as capital adequacy, quality of management and earnings prospects. The regulators will also take into account the record of performance of Pacific Premier Bank in meeting the credit needs of the communities that it serves and Pacific Premier Bank's regulatory rating under the Community Reinvestment Act, or CRA. Pacific Premier Bank and Plaza Bank both received a "satisfactory" performance rating in their most recent CRA evaluations. In considering the merger, the CFC also requires the CA DBO to consider whether the proposed transaction will be fair, just, and equitable to the bank being acquired and the surviving depository institution.

        Any transaction approved by the Federal Reserve under the Bank Merger Act and BHC Act may not be completed until thirty (30) days after the Federal Reserve's approval, during which time the DOJ may challenge such transaction on antitrust grounds. With the approval of the Federal Reserve and the DOJ, the waiting period may be reduced to fifteen (15) days. While Pacific Premier and Plaza do not know of any reason that the DOJ would challenge regulatory approval by the Federal Reserve and believe that the likelihood of such action is remote, there can be no assurance that the DOJ will not initiate such a proceeding, or if such a proceeding is initiated, the result of any such challenge.

Other Regulatory Approvals.

        Neither Pacific Premier nor Plaza is aware of any other regulatory approvals that would be required for completion of the merger except as described above. Should any other approvals be required, it is presently contemplated that such approvals would be sought. There can be no assurance, however, that any other approvals, if required, will be obtained.

Status of Applications.

        Pacific Premier has filed all required applications with the CA DBO and the Federal Reserve. There can be no assurance that all requisite approvals will be obtained, that such approvals will be received on a timely basis or that such approvals will not impose conditions, restrictions or requirements (other than conditions or requirements related to remedial actions) which, individually or in the aggregate, would so materially reduce the economic benefits of the transactions contemplated by the merger agreement to Pacific Premier that had such condition, restriction or requirement been known or could reasonably have been known, Pacific Premier, in its reasonable, good faith judgment, would not have entered into the merger agreement. If any such condition or requirement is imposed, Pacific Premier, in its reasonable discretion, may elect not to consummate the merger. See "—Conditions to the Merger" beginning on page 58. The approval of any application or notice merely implies satisfaction of regulatory criteria for approval, and does not include review of the merger from the standpoint of the adequacy of the merger consideration to be received by, or fairness to, Plaza shareholders. Regulatory approval does not constitute an endorsement or recommendation of the proposed merger.

Business Pending the Merger

        The merger agreement contains certain covenants of the parties regarding the conduct of their respective businesses pending consummation of the merger. These covenants, which are contained in Article IV of the merger agreement included as Appendix A to this prospectus/consent solicitation statement, are briefly described below.

        Pending consummation of the merger, Plaza may not, and will cause each of its subsidiaries not to, among other things, take the following actions without the prior written consent of Pacific Premier:

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  conduct its business other than in the ordinary and usual course consistent with past practice or fail to use commercially reasonable best efforts to preserve its business organization, keep available the present services of its employees (except in the case of terminations of employees for cause) and preserve for itself and Pacific Premier the goodwill of the customers of Plaza, its subsidiaries and others with whom business relations exist;

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  except for the issuances of shares of Plaza common stock pursuant to previously issued Plaza options, Plaza warrants or Plaza restricted stock, issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock or rights to acquire stock, or permit any additional shares of stock to become subject to grants of employee or director stock options or other rights;

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  make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares on its capital stock, or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of its capital stock;

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  enter into or amend or renew any employment, consulting, severance, change in control, bonus, salary continuation or similar agreement or arrangement with any director or executive officer of Plaza or its subsidiaries or grant or announce any salary or wage increase, grant or announce any severance or termination pay (other than pursuant to a previously disclosed severance arrangement or policy) or increase any employee benefit (including incentive or bonus payments), except for changes that are required by applicable law or as previously disclosed to Pacific Premier;

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  hire any person as a senior officer of Plaza or any of its subsidiaries or promote any employee to a senior officer position, except (i) to satisfy contractual obligations existing as of the date of the merger agreement and previously disclosed to Pacific Premier, and (ii) persons hired to fill a vacancy existing as of, or arising after, the date of the merger agreement, provided that the person's employment is terminable at the will of Plaza or a subsidiary of Plaza and that the person is not subject to or eligible for any severance, change in control, bonus or similar benefits or payments that would become payable as a result of the merger or its consummation;

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  except as previously described to Pacific Premier, enter into, establish, adopt, amend, or terminate or make any contributions to (except (i) as may be required by applicable law or (ii) as required under the terms of a contract, plan, arrangement or agreement existing as of the date of the merger agreement and previously disclosed to Pacific Premier) any employee benefit plan with respect to any current or former director, officer, or employee of Plaza or any of its subsidiaries, or take any action to accelerate the vesting or exercisability of stock options, restricted stock, restricted stock units or other compensation or benefits payable thereunder;

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  sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its material assets, deposits, business or properties, except for sales, transfers and dispositions in the ordinary course of business, consistent with past practices and not material to Plaza and its subsidiaries taken as a whole;

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  acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice), including without limitation, by merger or consolidation or by investment in a partnership or joint venture, all or any portion of the assets, business, securities, deposits or properties of any other entity;

  •
  except as previously disclosed to Pacific Premier, make any capital expenditures, other than capital expenditures in the ordinary course of business consistent with past practice not exceeding $50,000 individually or $100,000 in the aggregate;

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  amend the Plaza certificate of incorporation, as amended, or the amended and restated bylaws of Plaza, as amended, or the articles of incorporation or bylaws of any subsidiary of Plaza or enter into a plan of consolidation, merger, share exchange or reorganization with any person, or a letter of intent or agreement in principle with respect thereto;

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  implement or adopt any change in its accounting principles, practices or methods other than as may be required by changes in laws or regulations or GAAP;

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  except as otherwise permitted under the merger agreement, enter into, cancel, fail to renew, terminate, amend, or modify any material contract or amend or modify in any material respect any of its existing material contracts;

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  except as previously disclosed to Pacific Premier, enter into any settlement or similar agreement with respect to any claims if the settlement, agreement, or action involves payment by Plaza or any of its subsidiaries of an amount that exceeds $50,000 and/or would impose any material restriction on the business of Plaza or any of its subsidiaries or create precedent for claims that reasonably are likely to be material to Plaza and its subsidiaries taken as a whole;

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  except as previously disclosed to Pacific Premier, enter into any new material line of business; introduce any material new products or services; change its material banking and operating policies, except as required by applicable law, regulation or policy, or the manner in which its investment securities or loan portfolio is classified or reported; or invest in any mortgage-backed or mortgage-related security that would be risk-weighted over 100% according to regulatory capital guidelines; or file any application or enter into any contract with respect to the opening, relocation or closing of, or open, relocate or close, any branch, office, service center or other facility;

  •
  except as previously disclosed to Pacific Premier, introduce any material marketing campaigns or any material sales compensation or incentive programs or arrangements (except if the material terms have been fully disclosed in writing to Pacific Premier prior to the date of the merger agreement);

  •
  enter into any derivatives contract;

  •
  except as previously disclosed to Pacific Premier, incur any indebtedness for borrowed money (other than deposits and certain short-term borrowings in the ordinary cause of business consistent with past practice) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, other than with respect to the collection of checks and other negotiable instruments in the ordinary course of business consistent with past practice;

  •
  acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) any debt security or equity investment or dispose of any debt security or equity investment;

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  (i) except as previously disclosed to Pacific Premier, make, renew or modify any loan, loan commitment, letter of credit or other extension of credit, which are collectively referred to as the loans, other than loans made in the ordinary course of business consistent with past practice that are not in excess of $5.0 million individually; (ii) take any action that would result in any discretionary release of collateral or guarantees, or otherwise restructure the respective amounts of any loan in clause (i) above; (iii) enter into any loan securitization or create any special purpose funding entity; or (iv) enter into any loan participation agreement or arrangement, except for loan participations entered into in the ordinary course of business consistent with past practice where the total exposure does not exceed $1.0 million; Plaza and its subsidiaries may make, renew or modify loans or loan participations that exceed the foregoing dollar limitations to the extent Plaza provides to Pacific Premier in writing a complete loan package for such loan or loan participation and Pacific Premier does not object to such proposed loan or loan participation within three business days of receipt of such written notice;

  •
  make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice);

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  make or change any tax election, settle or compromise any tax liability of Plaza or any of its subsidiaries, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of an amount of taxes of Plaza or any of its subsidiaries, enter into any closing agreement with respect to any amount of taxes or surrender any right to claim a tax refund, adopt or change any method of accounting with respect to taxes or any of its subsidiaries or file any amended tax return;

  •
  take any action that would cause the merger agreement or the merger to be subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, or to exempt or make not subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any person (other than Pacific Premier or its subsidiaries) or any action taken thereby, if that person or action would otherwise have been subject to the restrictive provisions of that law;

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  make or propose to make any loan to or enter into any transaction with Plaza or any of its subsidiaries or any of their respective officers, directors or affiliates;

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  take any action that would or is reasonably likely to result in (i) the merger not qualifying as a "reorganization" within the meaning of Section 368(a) of the Code, (ii) any of the representations and warranties of Plaza set forth in the merger agreement being or becoming untrue in any material respect at or prior to the effective time of the merger, (iii) any of the conditions to the merger set forth in the merger agreement not being satisfied, (iv) a material violation of any provision of the merger agreement, except as may be required by applicable law and regulation, (v) a material delay in the ability of Pacific Premier or Plaza to perform any of their obligations under the merger agreement on a timely basis, or (vi) a material delay in the ability of Pacific Premier to obtain any required regulatory approvals; or

  •
  enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

        The merger agreement also provides that pending consummation of the merger, Pacific Premier may not, and will cause each of its subsidiaries not to, take the following actions without the prior written consent of Plaza:

  •
  conduct its business other than in the ordinary and usual course consistent with past practice or fail to use commercially reasonable best efforts to preserve its business organization and preserve for itself and Plaza the goodwill of the customers of Pacific Premier and its subsidiaries and others with whom business relations exist;

  •
  take any action that is intended or is reasonably likely to result in (i) the merger not qualifying as a "reorganization" within the meaning of Section 368(a) of the Code, (ii) any of the representations and warranties of Pacific Premier set forth in the merger agreement being or becoming untrue in any material respect at or prior to the effective time of the merger, (iii) any of the conditions to the merger set forth in the merger agreement not being satisfied, (iv) a material violation of any provision of the merger agreement, except as may be required by applicable law and regulation, (v) a material delay in the ability of Pacific Premier or Plaza to perform any of their obligations under the merger agreement on a timely basis, or (vi) a material delay in the ability of Pacific Premier to obtain any required regulatory approvals; or

  •
  enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

Plaza Board of Directors' Covenant to Recommend the Merger Agreement

        Pursuant to the merger agreement, the Plaza board of directors is required to include a form of written consent to accompany this prospectus/consent solicitation statement that solicits Plaza shareholders to approve the merger agreement and the transactions provided for therein. The Plaza board of directors may not withdraw, modify or qualify in any manner adverse to Pacific Premier such recommendation or take any other action or make any other public statement in connection with the solicitation of Plaza shareholder consents inconsistent with such recommendation, except as described below.

        The Plaza board of directors is permitted to change its recommendation if Plaza has complied with the merger agreement and the Plaza board of directors, based on the advice of its outside counsel and financial advisor, has determined in good faith that failure to do so would be inconsistent with such board of directors' fiduciary duties under applicable law. If the Plaza board of directors intends to change its recommendation following an acquisition proposal, as described in "—No Solicitation" below, it must have first concluded in good faith, after giving effect to all of the adjustments to the terms and conditions of the merger agreement that may be offered by Pacific Premier, that another acquisition proposal constitutes a superior proposal, as defined in "—No Solicitation" below. Plaza also must notify Pacific Premier at least three (3) business days in advance of its intention to change its recommendation in response to the superior proposal, including the identity of the party making the acquisition proposal, and furnish to Pacific Premier all of the material terms and conditions of such superior proposal. Prior to changing its recommendation, Plaza must, and must cause its financial and legal advisors to, during the period following its delivery of the required notice, negotiate in good faith with Pacific Premier for a period of up to three (3) business days to the extent Pacific Premier desires to negotiate to make adjustments in the terms and conditions of the merger agreement so that the other acquisition proposal ceases to constitute a superior proposal.

No Solicitation

        The merger agreement provides that Plaza will, and will direct and use its reasonable best efforts to cause its affiliates, directors, officers, employees, agents and representatives to, immediately cease any discussions or negotiations with any other parties that have been ongoing with respect to the possibility or consideration of any acquisition proposal and will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to any acquisition proposal. For purposes of the merger agreement, "acquisition proposal" is defined to mean any inquiry, proposal or offer, filing of any regulatory application or notice, whether in draft or final form, or disclosure of an intention to do any of the foregoing from any person relating to any (i) direct or indirect acquisition or purchase of a business that constitutes 10% or more of the total revenues, net income, assets, or deposits of Plaza and its subsidiaries taken as a whole; (ii) direct or indirect acquisition or purchase of any class of equity securities representing 10% or more of the voting power of Plaza or Plaza Bank; (iii) tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of any class of equity securities of Plaza or Plaza Bank; or (iv) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Plaza or Plaza Bank, other than the transactions contemplated by the merger agreement.

        From the date of the merger agreement through the effective time of the merger, Plaza will not, and will use reasonable efforts to cause its directors, officers or employees or any other representative retained by it not to, directly or indirectly through another person (i) solicit, initiate, or encourage, including by way of furnishing information or assistance, or take any other action designed to facilitate or that is likely to result in, any inquiries or the making of any proposal or offer that constitutes, or is reasonably likely to lead to, any acquisition proposal, (ii) provide any confidential information or data to any person relating to any acquisition proposal, (iii) participate in any discussions or negotiations regarding any acquisition proposal, (iv) waive, terminate, modify, or fail to enforce any provision of any contractual "standstill" or similar obligations of any person other than Pacific Premier or its affiliates, (v) approve or recommend, propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase agreement or share exchange agreement, option agreement or similar agreement related to any acquisition proposal or propose to take any of these actions, or (vi) make or authorize any statement, recommendation, or solicitation in support of any acquisition proposal.

        However, prior to the time that Plaza receives the requisite approval by the Plaza shareholders to approve the merger under the DGCL, if the Plaza board of directors determines in good faith, after consulting with its outside legal and financial advisors, that the failure to do so would breach, or would reasonably be expected to result in a breach of, its fiduciary duties under applicable law, Plaza may, in response to a bona fide, written acquisition proposal not solicited in violation of the merger agreement that the Plaza board of directors determines in good faith constitutes a superior proposal:

  •
  furnish information with respect to itself and its subsidiaries to any person making the superior proposal pursuant to a confidentiality agreement, as determined by Plaza after consultation with its outside counsel, on terms no less restrictive to the person than the terms contained in the confidentiality agreement between Plaza and Pacific Premier are to Pacific Premier; and

  •
  participate in discussions or negotiations regarding the superior proposal.

        For purposes of the merger agreement, "superior proposal" is defined to mean any bona fide written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Plaza common stock then outstanding or all or substantially all of Plaza's consolidated assets, that the Plaza board of directors determines in good faith, after taking into account all legal, financial, regulatory, and other aspects of the proposal and the person making the proposal, including any break-up fees, expense reimbursement provisions, and conditions to consummation, and after taking into account the advice of Plaza's financial advisor, which will be a recognized investment banking firm, and outside counsel, (1) is more favorable from a financial point of view to its shareholders than the merger, (2) is reasonably likely to be consummated on the terms set forth, and (3) for which financing, to the extent required, is then committed or which, in the good faith judgment of the Plaza board of directors, is reasonably likely to be obtained by the third party.

        In addition to these obligations, Plaza will promptly, within 24 hours, advise Pacific Premier orally and in writing of its receipt of any acquisition proposal.

        Plaza has agreed that any violations of the restrictions set forth in the merger agreement by any representative of Plaza or its subsidiaries will be deemed a breach of the merger agreement by Plaza.

        Pacific Premier and Plaza have agreed that irreparable damage would occur in the event Plaza, its subsidiaries or any of their respective representatives violated any of the restrictions described above regarding discussions and negotiations with other parties with respect to the possibility or consideration of any acquisition proposal. As such, under the merger agreement, Pacific Premier is entitled to injunctive relief to prevent breaches of these restrictions and to enforce specifically the terms of these restrictions.

Representations and Warranties of the Parties

        Pursuant to the merger agreement, Pacific Premier and Plaza made certain customary representations and warranties relating to their respective companies, subsidiaries, businesses and matters related to the merger. For detailed information concerning these representations and warranties, reference is made to Article V of the merger agreement included as Appendix A to this prospectus/consent solicitation statement. Such representations and warranties generally must remain accurate through the completion of the merger, unless the fact or facts that caused a breach of a representation and warranty has not had or is not reasonably likely to have a material adverse effect on the party making the representation and warranty. See "—Conditions to the Merger" beginning on page 58.

        The merger agreement contains representations and warranties that Pacific Premier and Plaza made to and solely for the benefit of each other. These representations and warranties are subject to materiality standards which may differ from what may be viewed as material by investors and shareholders, and, in certain cases, were used for the purpose of allocating risk among the parties rather than establishing matters as facts. The assertions embodied in those representations and warranties also are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with signing the merger agreement. Although neither Pacific Premier nor Plaza believes that the disclosure schedules contain information that the federal securities laws require to be publicly disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the merger agreement.

        Accordingly, neither shareholders of either Plaza or Pacific Premier should rely on the representations and warranties as characterizations of the actual state of facts, since they were only made as of the date of the merger agreement and are modified in important part by the underlying disclosure schedules. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in Pacific Premier's or Plaza's public disclosures.

Effective Time of the Merger

        Pursuant to the terms and conditions set forth in the merger agreement, Plaza will be acquired by Pacific Premier in a transaction in which Plaza will merge with and into Pacific Premier, with Pacific Premier as the surviving institution. The merger will become effective upon the acceptance of a certificate of merger to be filed with the Secretary of State of the State of Delaware in accordance with the provisions of applicable Delaware law.

Amendment of the Merger Agreement

        To the extent permitted under applicable law, the merger agreement may be amended or supplemented at any time by written agreement of the parties whether before or after the approval of the shareholders of Plaza, except that after shareholders of Plaza have approved the principal terms of the merger agreement, except as described in the next sentence, no amendment or supplement that by law requires further approval by the shareholders of Plaza may be made without first obtaining such approval. The merger agreement provides that, by approving the principal terms of the merger agreement, Plaza shareholders will be deemed to have approved any amendment to the May 31, 2018 termination date described below.

Termination of the Merger Agreement

        The merger agreement may be terminated:

  •
  by the mutual written consent of Pacific Premier and Plaza;

  •
  if the terminating party is not in material breach of any representation, warranty, covenant, or agreement contained in the merger agreement, by Pacific Premier or Plaza, in the event of a breach by the other party of any representation, warranty, covenant, or agreement contained in the merger agreement that (i) cannot be or has not been cured within thirty (30) days of the giving of written notice to the breaching party or parties and (ii) would entitle the non-breaching party not to consummate the merger;

  •
  by Pacific Premier or Plaza, in the event that the merger is not consummated by May 31, 2018, except to the extent that the failure to consummate the merger by May 31, 2018 is due to (i) the failure of the party seeking to terminate to perform or observe its covenants and agreements set forth in the merger agreement, or (ii) the failure of any of the Plaza shareholders (if Plaza is the party seeking to terminate) to perform or observe their respective covenants under their respective shareholder agreements with Pacific Premier;

  •
  by Pacific Premier or Plaza, in the event the approval of any governmental authority required for consummation of the merger and the other transactions contemplated by the merger agreement have been denied by final non-appealable action of the governmental authority, or any governmental authority shall have issued a final, non-appealable injunction prohibiting the consummations of the merger, or an application for approval has been permanently withdrawn at the request of a governmental authority, provided that no party has the right to terminate the merger agreement if the denial is due to the failure of the party seeking to terminate the merger agreement to perform or observe its covenants;

  •
  by Pacific Premier, if Plaza shareholder consents representing greater than a majority of the outstanding shares of Plaza common stock, referred to as Plaza shareholder approval, shall not have been delivered to Pacific Premier prior to 6:00 p.m., Pacific Time, on the third business day immediately following the date that the Commission declared effective the registration statement on Form S-4, of which this prospectus/consent solicitation statement is a part;

  •
  prior to receipt of Plaza shareholder approval, by Pacific Premier, if the Plaza board of directors withdraws, modifies or changes its recommendation in a manner that is adverse to Pacific Premier;

  •
  prior to receipt of Plaza shareholder approval, by Plaza, if the Plaza board of directors (i) authorizes Plaza to enter into a binding written agreement with respect to a superior proposal and (ii) Plaza has paid the termination fee referenced below under "—Termination Fee and Expenses" to Pacific Premier.

Termination Fee and Expenses

        The merger agreement provides that Plaza must pay Pacific Premier an $8.0 million termination fee under the circumstances and in the manner described below:

  •
  if the merger agreement is terminated by Plaza for the reason described in the seventh bullet point under "—Termination of the Merger Agreement" above, Plaza must pay the termination fee to Pacific Premier no later than the time of such termination;

  •
  if the merger agreement is terminated by Pacific Premier for the reason described in the sixth bullet point under "—Termination of the Merger Agreement" above, Plaza must pay the termination fee to Pacific Premier within two business days after such termination; or

  •
  if the merger agreement is terminated by Pacific Premier pursuant to the second or fifth bullet points under "—Termination of the Merger Agreement" above, and prior to the time of the termination, an "acquisition proposal" (as defined under "—No Solicitation" above, except that all references to 10% shall be deemed references to 50%) shall have been publicly announced and communicated or made known to Plaza or the executive officers of Plaza (or any person shall have publicly announced an intention, whether or not conditional and whether or not withdrawn, to make an acquisition proposal), and (1) within twelve (12) months after the termination, Plaza or a Plaza subsidiary enters into an agreement with respect to an acquisition proposal or an acquisition proposal is consummated, then Plaza shall pay to Pacific Premier an amount equal to $8.0 million on the earlier of the date of execution of such agreement or upon consummation of any such acquisition proposal.

        In the event a termination fee is payable to Pacific Premier or because Pacific Premier terminated the merger agreement due to the failure of Plaza to deliver Plaza shareholder approval, then Plaza shall pay Pacific Premier or its designees by wire transfer of same day funds, as promptly as possible (but in any event within two business days) following the delivery by Pacific Premier of an invoice therefor, all reasonably documented out-of-pocket fees and expenses incurred by Pacific Premier and its affiliates in connection with the transactions contemplated by the merger agreement; provided that Plaza shall not be required to pay more than an aggregate of $1.5 million in such fees and expenses.

        Any termination fee or expenses that becomes payable pursuant to the merger agreement shall be paid by wire transfer of immediately available funds to an account designated by Pacific Premier.

        If Plaza fails to timely pay the termination fee and/or expenses to Pacific Premier, Plaza will be obligated to pay the costs and expenses (including reasonable legal fees and expenses) incurred by Pacific Premier to collect such payment, provided Pacific Premier prevails on the merits, together with interest.

Certain Employee Matters

        The merger agreement contains certain agreements of the parties with respect to various employee matters, which are described below.

        Within sixty days from the date of the merger agreement, Pacific Premier is required to identify those Plaza employees for whom Pacific Premier agrees to continue employment following the closing of the merger, provided they are employed by, and in good standing with, Plaza immediately prior to the closing of the merger, whom we refer to as the "transferred employees." As soon as administratively practicable after the effective time of the merger, Pacific Premier shall transition transferred employees of Plaza and its subsidiaries from the benefit plans of Plaza and its subsidiaries to the corresponding Pacific Premier benefit plans and take all reasonable action so that transferred employees of Plaza and its subsidiaries shall be entitled to participate in each Pacific Premier benefit plan of general applicability to the same extent as similarly-situated employees of Pacific Premier and its subsidiaries (it being understood by the parties that inclusion of the transferred employees of Plaza and its subsidiaries in the Pacific Premier benefit plans may occur at different times with respect to different plans), provided that coverage shall be continued under the corresponding benefit plans of Plaza and its subsidiaries until such transferred employees are permitted to participate in the Pacific Premier benefit plans and provided further, however, that nothing contained in the merger agreement shall require Pacific Premier or any of its subsidiaries to make any grants to any former employee of Plaza and its subsidiaries under any discretionary equity compensation plan of Pacific Premier. Pacific Premier shall cause each Pacific Premier benefit plan in which employees of Plaza and its subsidiaries are eligible to participate to recognize, for purposes of determining eligibility to participate in, the vesting of benefits and for all other purposes (but not for accrual of pension benefits) under the Pacific Premier benefit plans, the service of such transferred employees with Plaza and its subsidiaries to the same extent as such service was credited for such purpose by Plaza and its subsidiaries, provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits or to the extent not otherwise permissible under the terms of a Pacific Premier benefit plan. Nothing in the merger agreement is intended to limit the ability of Pacific Premier to amend or terminate any of the Pacific Premier benefit plans or the Plaza benefit plans in accordance with their terms at any time.

        In the event Pacific Premier transitions transferred employees of Plaza and its subsidiaries from the group medical, dental, health, life or disability plan of Plaza and its subsidiaries to the corresponding Pacific Premier benefit plan at any time prior to the end of the applicable plan year of the group medical, dental, health, life or disability plan of Plaza and its subsidiaries, at such time as transferred employees of Plaza and its subsidiaries become eligible to participate in a medical, dental, health, life or disability plan of Pacific Premier or its subsidiaries at any time prior to the end of the applicable plan year of the group medical, dental, health, life or disability plan of Plaza and its subsidiaries, Pacific Premier will cause each such plan to:

  •
  waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental plans of Pacific Premier;

  •
  provide full credit under such medical, health or dental plans for any deductibles, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation; and

  •
  waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the effective time of the merger to the extent such employee had satisfied any similar limitation or requirement under a corresponding Plaza plan prior to the effective time of the merger.

        At and following the effective time of the merger, Pacific Premier shall honor and shall continue to be obligated to perform, in accordance with their terms, certain benefit obligations to, and contractual rights of, current and former employees of Plaza and its subsidiaries and current and former directors of Plaza and its subsidiaries existing as of the effective date of the merger, as well as, under certain circumstances, bonus and deferred compensation plans and policies of Plaza and its subsidiaries that were agreed upon by Plaza and Pacific Premier.

        On or before the closing date of the merger, Plaza shall terminate the employment of those employees who are not transferred employees and shall pay any severance, retention, change in control, accrued and unused paid time off, amounts payable pursuant to the merger agreement with respect to Plaza options, or other similar payments, in each case, which have been previously disclosed to Pacific Premier, obtain an executed general release of claims that has not been revoked, and pay to the proper taxing authorities any income and employment tax withholding as well as the employer portions of any applicable employment taxes. Pacific Premier shall remain responsible for payment to any transferred employee of any severance or similar compensation and benefits payable following a termination of employment. Those employees of Plaza and its subsidiaries who do not continue their employment with Pacific Premier or its subsidiaries following the effective time of the merger, who are not a party to an employment agreement or otherwise entitled to an existing severance package and who sign and deliver a termination and release agreement (which will be negotiated between Pacific Premier and Plaza) within 30 days of the effective time, shall be entitled to receive a single lump sum payment of severance in an amount and in accordance with the terms of the Plaza severance policy, which provides for two (2) weeks of salary for each year of service up to a maximum of 12 weeks of salary.

        Prior to the closing of the merger, Plaza and its subsidiaries are required to have paid into Plaza Bank's 401(k) Plan, which we refer to as the Plaza retirement plan, all employer contributions, including any employer matching contributions, profit sharing contributions or other non-elective contributions. Prior to the closing of the merger, Plaza shall (i) adopt written resolutions (or take such other necessary or appropriate action), in form and substance reasonably acceptable to Pacific Premier, to terminate the Plaza retirement plan in compliance with its terms and requirements of applicable law, effective no later than the business day preceding the closing date and (ii) provide for full vesting of all non-elective contributions under the Plaza retirement plan for all participants who currently maintain an account under the Plaza retirement plan, such termination and vesting to be effective no later than the business day preceding the closing date.

Assumption of Plaza Subordinated Notes Obligations

        Plaza and Pacific Premier have agreed that as of the effective time of the merger, Pacific Premier shall have assumed or caused one of its subsidiaries to assume the 7.125% subordinated notes due 2025 in the aggregate principal amount of $25.0 million issued by Plaza pursuant to a Subordinated Notes Agreement dated January 14, 2015. Plaza and Pacific Premier are required to execute and deliver any supplemental documents reasonably requested to make such assumptions effective.

Interests of Certain Plaza Officers and Directors in the Merger

        When Plaza shareholders are considering the recommendation of Plaza's board of directors with respect to approving the merger agreement in the Plaza consent solicitation, Plaza shareholders should be aware that Plaza directors and officers have interests in the merger as individuals that are in addition to, or different from, their interests as shareholders of Plaza. The Plaza board of directors was aware of these factors and considered them, among other matters, in approving the merger agreement and the merger. These interests are described below.

Stock Ownership.

        Funds controlled by Carpenter beneficially owned and had the power to vote as of September 26, 2017, a total of 25,867,644 shares of Plaza common stock, representing approximately 86.0% of the outstanding shares of Plaza common stock as of that date. The directors and executive officers of Plaza, as a group, beneficially owned and had the power to vote as of September 26, 2017, a total of 921,814 shares of Plaza common stock, representing approximately 2.4% of the outstanding shares of Plaza common stock as of that date. All of the shares beneficially owned by the funds controlled by Carpenter and substantially all of the shares beneficially owned by the directors and executive officers of Plaza are expected to be voted by written consent in favor of the merger agreement pursuant to the Carpenter support agreement entered into by Pacific Premier and Carpenter and the Plaza shareholder agreements entered into by Pacific Premier and each of the directors and certain of the executive officers of Plaza who own shares of Plaza common stock. See "—Carpenter Support Agreement and Plaza Shareholder Agreement" beginning on page 79. Each of these entities and persons will receive the same merger consideration for their shares of Plaza common stock as the other Plaza shareholders.

Plaza Options, Plaza Warrants and Plaza Restricted Stock.

        The board of directors of Plaza has approved acceleration of the vesting of Plaza stock options, Plaza warrants and Plaza restricted stock held by directors, officers and employees of Plaza or its subsidiaries and other persons.

Plaza Options.

        At the effective time of the merger, each Plaza option which is outstanding and unexercised immediately prior to the effective time will be cancelled in exchange for the right to receive a single lump sum cash payment, equal to the product of (i) the number of shares of Plaza common stock subject to such Plaza option immediately prior to the effective time, and (ii) the excess, if any, of (A) the Pacific Premier average share price multiplied by the exchange ratio over (B) the exercise price per share of such Plaza option, less any applicable taxes required to be withheld with respect to such payment. If the exercise price per share of any such Plaza option is equal to or greater than the Pacific Premier average share price multiplied by the exchange ratio, the Plaza option will be canceled without any cash payment being made in respect thereof. For Plaza options that are exercised before the closing, the underlying shares of Plaza common stock received upon exercise will be exchanged for the merger consideration in accordance with the exchange ratio.

Plaza Warrants

        At the effective time of the merger, each Plaza warrant which is outstanding and unexercised immediately prior to the effective time will be cancelled in exchange for the right to receive a single lump sum cash payment, equal to the product of (i) the number of shares of Plaza common stock subject to such Plaza warrant immediately prior to the effective time, and (ii) the excess, if any, of (A) the Pacific Premier average share price multiplied by the exchange ratio over (B) the exercise price per share of such Plaza warrant, less any applicable taxes required to be withheld with respect to such payment. If the exercise price per share of any such Plaza warrant is equal to or greater than the Pacific Premier average share price multiplied by the exchange ratio, such Plaza warrant will be canceled without any cash payment being made in respect thereof. For Plaza warrants that are exercised before the closing, the underlying shares of Plaza common stock received upon exercise will be exchanged for the merger consideration in accordance with the exchange ratio.

Plaza Restricted Stock.

        Immediately prior to the effective time, any vesting conditions applicable to each award of Plaza restricted stock will, automatically and without any action on the part of the holder thereof and consistent with the terms of the applicable Plaza stock-based plan, accelerate in full, and such Plaza restricted stock will become free of any restrictions and any repurchase right will lapse, and the holder thereof will be entitled to receive shares of Pacific Premier common stock in accordance with the exchange ratio (provided that cash will be paid in lieu of any fractional shares of Pacific Premier common stock, without interest, determined by multiplying such fractional interest by the Pacific Premier average share price, rounded to the nearest whole cent), less any applicable taxes required to be withheld with respect to such vesting.

        The following table discloses the shares and dollar value of the various types of equity awards held by each of Plaza's officers and directors that will accelerate and vest in connection with, and as a result of, the consummation of the merger.

	Plaza Options		Restricted Stock
Name	Shares	Value(1)	Shares	Value(2)	Total Value
Sowers, Richard	73,992	$185,516	14,995	$104,215	$289,732
Gonzales, Kathryn R	50,000	114,500	—	—	114,500
Llorens, Robert L	45,000	103,050	—	—	103,050
Myers, Sally Kay	70,000	160,300	—	—	160,300
Shindler, John L	40,000	91,600	—	—	91,600
Vantrease, Michael H	35,000	80,150			80,150
Chenoweth, Harry W. (Duke)	—	—	2,500	17,375	17,375
Galloway, Harry E. (Gene)	40,000	91,600	—	—	91,600
Johnson, Dana R.	—	—	2,500	17,375	17,375
Jones, James B.	—	—	2,500	17,375	17,375
Lawrence, Brett B.	—	—	2,500	17,375	17,375
Ness, Joshua	—	—	1,000	6,950	6,950
Rogers, Thomas B.	—	—	2,500	17,375	17,375
Smaldino, Louis P.	—	—	2,500	17,375	17,375
Taylor, Thomas J.	—	—	2,500	17,375	17,375
Wallace, Gary C.	—	—	2,500	17,375	17,375

(1)
The value of Plaza options is based on $6.95, which is the average high and low prices reported for Plaza's common stock on the OTC Market Group Pink Sheets on September 22, 2017, reflects the deduction of the aggregate exercise price of the options, and assumes a merger closing date of September 26, 2017.

(2)
The value of Plaza restricted stock is based on $6.95, which is the average high and low prices reported for Plaza's common stock on the OTC Market Group Pink Sheets on September 22, 2017, and assumes the merger closed on September 26, 2017.

Appointment of Carpenter Nominee to the Boards of Directors of Pacific Premier and Pacific Premier Bank.

        Pursuant to the merger agreement and investor rights agreement, Carpenter has the right to designate one member to serve on the Pacific Premier board of directors and the Pacific Premier Bank board of directors and to continue to serve in such capacity for so long as Carpenter's beneficial ownership is at least 9.90%. Pursuant to the merger agreement and the investor rights agreement, the appointment of the Carpenter nominee to the Pacific Premier board of directors and to the Pacific Premier Bank board of directors will be subject to: (a) such Carpenter nominee being qualified to serve as a member of the Pacific Premier board of directors and the Pacific Premier Bank board of directors under all applicable corporate governance policies or guidelines of Pacific Premier and Pacific Premier Bank, and applicable legal, regulatory and stock market requirements, (b) the reasonable approval of the Corporate Governance and Nominating Committee of the Pacific Premier board of directors (such approval not to be unreasonably withheld or delayed) and (c) the receipt of any necessary regulatory approvals.

        From and after the merger, and for so long as Carpenter's beneficial ownership is equal to 9.90% or more, Pacific Premier will take all lawful action to, if requested by Carpenter, (i) elect the Carpenter nominee to the Pacific Premier board of directors and (ii) nominate and recommend to its shareholders the Carpenter nominee for election to the Pacific Premier Bank board of directors at Pacific Premier's annual meeting of shareholders. At such time as Carpenters' beneficial ownership is less than 9.90%, Carpenter will have no further rights under the investor rights agreement, and at the written request of the Pacific Premier board of directors, Carpenter is required to use its reasonable best efforts to cause the Carpenter nominee to resign from the Pacific Premier board of directors as promptly as possible thereafter, and at the written request of the Pacific Premier Bank board of directors, Carpenter is required to use its reasonable best efforts to cause the Carpenter nominee to resign from the Pacific Premier Bank board of directors as promptly as possible thereafter.

        As a director of Pacific Premier and Pacific Premier Bank, the Carpenter nominee, if any, will be entitled to receive the same compensation as the current non-employee directors of Pacific Premier and Pacific Premier Bank. During 2017, non-employee directors receive cash annual retainer fees in the amount of $59,000, additional cash annual retainers for board committee service in amounts ranging between $1,000 and $15,000, depending on the committee and whether the non-employee director serves as committee chair, restricted stock grants and $4,000 in annual cash contributions towards certain health insurance premiums. Non-employee directors may elect to defer their cash compensation into Pacific Premier's deferred compensation plan.

Merger Related Payments Under Employment Agreements and Change in Control Severance Agreements; Other Merger—Related Payments

        Employment Agreements.    Plaza is party to employment agreements with each of Harry Galloway, Richard Sowers, Kathryn Gonzales, Robert Llorens, Sally Myers, John Shindler and Michael Vantrease. Each of these agreements provide for severance benefits in the event of certain qualifying terminations of employment, including a termination by the executive due to a change in control.

        Pursuant to each of the employment agreements, the merger will constitute a "change in control" entitling the executive to severance benefits if either the executive's employment is terminated (other than for cause) by Plaza within sixty (60) days prior to the consummation of the merger or by Pacific

Premier within six months of the consummation of the merger, or the executive terminates his or her employment as a result of (i) an assignment of the executive to duties of substantially lesser responsibility than his current position, (ii) a material adverse change in the executive's position, including title, lines of reporting, authority or responsibilities, (iii) adverse changes in the executive's current level of annual base salary, or (iv) a relocation of the executive's principal business office to a location which is more than 50 miles from the executive's current principal business office, within a period of sixty (60) days prior to or six months following the consummation of the merger.

        Upon such a termination, Harry Galloway, the chief executive officer of Plaza Bank, will be entitled to a lump sum severance payment in an amount equal to six months of his then base salary, the remaining balance of a $212,500 signing bonus, which has been paid monthly since January 2017, a $300,000 bonus that was to be paid on either December 31, 2018 or on the effective date of a change in control, accrued but unused vacation, and incurred but unreimbursed business expenses, payable within thirty (30) days of the termination date.

        Upon such a termination, Richard Sowers, the president of Plaza Bank, will be entitled to a lump sum severance payment in an amount equal to eighteen (18) months of his then base salary, payable within thirty (30) days of the termination date.

        Upon such a termination, Kathryn Gonzales, the executive vice president and director of branch banking of Plaza Bank, will be entitled to a lump sum severance payment in an amount equal to twelve (12) months of her then base salary, payable within thirty (30) days of the termination date.

        Upon such a termination, Robert Llorens, the executive vice president and chief credit officer of Plaza Bank, will be entitled to a lump sum severance payment in an amount equal to eighteen (18) months of his then base salary, payable within thirty (30) days of the termination date.

        Upon such a termination, Sally Myers, the executive vice president and chief risk officer of Plaza Bank, will be entitled to a lump sum severance payment in an amount equal to fifteen (15) months of her then base salary, payable within thirty (30) days of the termination date.

        Upon such a termination, John Shindler, the executive vice president and chief financial officer of Plaza Bank, will be entitled to a lump sum severance payment in an amount equal to eighteen (18) months of his then base salary, payable within thirty (30) days of the termination date.

        Upon such a termination, Michael Vantrease, the executive vice president and chief administrative officer of Plaza Bank, will be entitled to a lump sum severance payment in an amount equal to twelve (12) months of his then base salary, payable within thirty (30) days of the termination date.

        Change of Control Severance Agreements.    Plaza is a party to change of control severance agreements with certain senior vice presidents. Each of these agreements provide for severance benefits in the event of a termination of employment in connection with a change of control. Pursuant to each of the change of control severance agreements, the merger will constitute a "change of control," entitling the executive to severance benefits if either the executive's employment is terminated (other than for cause) by Plaza within sixty (60) days prior to the consummation of the merger or by Pacific Premier within six months of the consummation of the merger. Upon such a termination, each such executive will be entitled to a lump sum severance payment in an amount equal to nine (9) months of the executive's then base salary, payable within thirty (30) days of the termination date.

        Executive Success Bonuses.    Plaza intends to award each of Harry Galloway, Richard Sowers, Kathryn Gonzales, Robert Llorens, Sally Myers, John Shindler and Michael Vantrease a cash bonus for their efforts in connection with the merger. Such bonuses are discretionary and will be made upon approval by the Plaza board and paid immediately prior to the effective date of the merger. The aggregate amount of all such success bonuses will not exceed $600,000.

Summary of Payments to Certain Executive Officers.

        The following table summarizes certain payments to be received by the named executive officers of Plaza as a result of the consummation of the merger.

Name	Cash Severance	Acceleration of Stock Option and Equity Award Vesting(1)	Acceleration of Signing Bonus	Success Bonus	Acceleration of Annual Bonus	Total
Galloway, Harry E. (Gene)	$162,500	$91,600	$394,444	$150,000	$250,000	$1,048,544
Sowers, Richard	525,000	289,732	—	125,000	300,000	1,239,732
Gonzales, Kathryn R	195,000	114,500	—	35,000	100,000	444,500
Llorens, Robert L	375,000	103,050	—	40,000	150,000	668,050
Myers, Sally Kay	275,000	160,300	—	50,000	120,000	605,300
Shindler, John L	360,000	91,600	—	90,000	150,000	691,600
Vantrease, Michael H	225,000	80,150	—	35,000	110,000	450,150

(1)
Amounts indicated are based on $6.95, which is the average high and low prices reported for Plaza's common stock on the OTC Market Group Pink Sheets on September 22, 2017, and are comprised of the accelerated vesting and cashing out of Plaza options after giving effect to the deduction of the aggregate exercise price of the relevant Plaza options.

Indemnification.

        Plaza's directors, officers and employees are entitled to continuing indemnification against certain liabilities by virtue of provisions contained in the Plaza certificate of incorporation, as amended, and amended and restated bylaws, as amended, indemnity agreements between Plaza and the directors and officers of Plaza and the merger agreement. Plaza's certificate of incorporation, as amended, is referred to as the Plaza certificate of incorporation, and Plaza's amended and restated bylaws, as amended, is referred to as the Plaza bylaws. Pursuant to the merger agreement, Pacific Premier agreed for a period of six (6) years from the closing of the merger, to indemnify and hold harmless each present and former director, officer and employee of Plaza or a subsidiary of Plaza, as applicable, determined as of the effective time of the merger, against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the effective time of the merger, whether asserted or claimed prior to, at or after the effective time of the merger, arising in whole or in part out of or pertaining to the fact that he or she was a director, officer, employee, fiduciary or agent of Plaza or its subsidiaries or is or was serving at the request of Plaza or its subsidiaries as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise including, without limitation, matters related to the negotiation, execution and performance of the merger agreement or the consummation of any of the transactions contemplated by the merger agreement, to the fullest extent to which such indemnified parties would be entitled under the Plaza certificate of incorporation and Plaza bylaws, or any agreement, arrangement or understanding previously disclosed by Plaza to Pacific Premier pursuant to the merger agreement, in each case as in effect on the date of the merger agreement.

        Pursuant to the merger agreement, Pacific Premier has agreed to maintain Plaza's existing directors' and officers' liability insurance policy for Plaza's directors and officers or a substitute policy which shall provide such directors and officers with coverage following the effective time of the merger for an additional six (6) years, provided that if the cost of such insurance exceeds 250% of the annual premiums paid by Plaza for its existing directors' and officers' liability insurance, which is referred to as the maximum insurance amount, Pacific Premier will obtain the most advantageous coverage as is available for the maximum insurance amount.

        Other than as set forth above, no director or officer of Plaza has any direct or indirect material interest in the merger, except insofar as ownership of Plaza common stock might be deemed such an interest.

Material Federal Income Tax Consequences

        The following is a general description of the anticipated material U.S. federal income tax consequences of the merger. This discussion is based upon the Code, Treasury regulations, judicial authorities and published positions of the Internal Revenue Service, or IRS, all as currently in effect and all of which are subject to change. Accordingly, the U.S. federal income tax consequences of the merger to the holders of Plaza common stock could differ from those described below.

        Except as specifically stated herein, this discussion is limited to U.S. holders (as defined below) that hold shares of Plaza common stock as a capital asset within the meaning of Section 1221 of the Code for U.S. federal income tax purposes. This discussion does not address the tax consequences applicable to Plaza shareholders that are not U.S. holders, nor does it address all of the tax consequences that may be relevant to particular U.S. holders that are subject to special treatment under U.S. federal income tax laws, including, without limitation, financial institutions, insurance companies, partnerships and other pass-through entities, tax-exempt organizations, regulated investment companies, real estate investment trusts, dealers in securities or currencies, U.S. persons whose functional currency is not the U.S. dollar, traders in securities that elect to use a mark-to-market method of accounting, persons that hold Plaza common stock as part of a straddle, hedge, constructive sale or conversion transaction, and U.S. holders that acquired their shares of Plaza common stock through the exercise of an employee stock option, vesting of restricted shares or otherwise as compensation.

        If a partnership or other entity taxed as a partnership holds Plaza common stock, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partnerships holding Plaza common stock and partners in such partnerships should consult with their tax advisors about the tax consequences of the merger to them.

        This discussion does not address the tax consequences of the merger under state, local or foreign tax laws. This discussion also does not address the tax consequences of any transaction other than the merger.

        For purposes of this section, the term "U.S. holder" means a beneficial owner of Plaza common stock that is for U.S. federal income tax purposes (i) an individual who is a citizen or resident of the United States, (ii) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state or a political subdivision thereof, (iii) an estate that is subject to U.S. federal income tax on its income regardless of its source, or (iv) a trust, the substantial decisions of which are controlled by one or more U.S. persons and which is subject to the primary supervision of a U.S. court, or that has validly elected under applicable Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

Tax Consequences of the Merger.

        The merger has been structured to qualify as a "reorganization" under Section 368(a) of the Code for U.S. federal income tax purposes. As a condition to the completion of the merger, Holland & Knight LLP is required to deliver an opinion, dated the closing date of the merger, to the effect that the merger will be treated as a "reorganization" for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code. The opinion will assume that the merger will be completed according to the terms of the merger agreement and that the parties will report the merger in a manner consistent with the opinion. The opinion will rely on the facts as stated in the merger agreement, the registration statement on Form S-4 filed by Pacific Premier in connection with the merger (of which this prospectus/consent solicitation statement is a part) and certain other documents. In rendering the opinion, counsel will rely on the representations of Pacific Premier and Plaza, to be delivered at the time of closing (and counsel will assume that any representation that is qualified by belief, knowledge or materiality is true, correct and complete without such qualification). If any assumption or representation is or becomes inaccurate, the U.S. federal income tax consequences of the merger could be adversely affected. The opinion will be based on statutory, regulatory and judicial authority existing as of the date of the opinion.

        An opinion of counsel represents such counsel's best legal judgment but is not binding on the IRS or on any court. Neither Pacific Premier nor Plaza intends to request any ruling from the IRS as to the U.S. federal income tax consequences of the merger. Consequently, no assurance can be given that the IRS will not assert, or that a court will not sustain, a position contrary to any of the tax consequences set forth below or any of the tax consequences described in the opinion.

        Based on representations to be contained in representation letters of officers of Pacific Premier and Plaza, all of which must continue to be true and accurate in all material respects as of the effective time of the merger, and subject to the other matters set forth above, it is the opinion of Holland & Knight LLP that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Based upon the foregoing, the material U.S. federal income tax consequences of the merger will be as described below.

Tax Consequences of the Merger for Pacific Premier and Plaza.

        No gain or loss will be recognized by Pacific Premier or Plaza as a result of the merger.

Tax Consequences of the Merger for U.S. Holders of Plaza Common Stock.

        Except as described below under "—Cash in Lieu of Fractional Shares of Pacific Premier Common Stock," a U.S. holder that exchanges all of its shares of Plaza common stock for shares of Pacific Premier common stock pursuant to the merger will not recognize gain or loss in connection with such exchange.

        A U.S. holder's aggregate tax basis in the Pacific Premier common stock received in the merger, including any fractional shares deemed received by the U.S. holder under the treatment discussed below under "—Cash in Lieu of Fractional Shares of Pacific Premier Common Stock," will equal such U.S. holder's aggregate tax basis in the Plaza common stock surrendered by such U.S. holder in the merger. The holding period for the shares of Pacific Premier common stock received by such U.S. holder in the merger, including any fractional shares deemed received by the U.S. holder under the treatment discussed below under "—Cash in Lieu of Fractional Shares of Pacific Premier Common Stock," will include the holding period for the shares of Plaza common stock exchanged therefor.

Cash in Lieu of Fractional Shares of Pacific Premier Common Stock.

        A U.S. holder that receives cash instead of a fractional share of Pacific Premier common stock will be treated as having received the fractional share of Pacific Premier common stock pursuant to the merger and then having exchanged the fractional share of Pacific Premier common stock for cash in a redemption by Pacific Premier. This deemed redemption will be treated as a sale or exchange and a U.S. holder will recognize gain or loss equal to the difference between (i) the amount of cash received by such U.S. holder and (ii) the portion of the basis of the shares of Plaza common stock allocable to such fractional interest. Such gain or loss will constitute capital gain or loss and will be long-term capital gain or loss if the U.S. holder's holding period for the Plaza common stock exchanged by such

U.S. holder is greater than one year as of the effective time of the merger. Long-term capital gains of non-corporate U.S. holders are generally subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations. Capital gains recognized by individuals, trusts and estates also may be subject to a 3.8% federal Medicare contribution tax on "net investment income" as provided in Section 1411 of the Code.

        Notwithstanding the previous paragraph, if the receipt of the cash is deemed to be essentially equivalent to the distribution of a dividend to the U.S. holder, the cash would be treated as dividend income. While a dividend from Pacific Premier would generally be treated as a "qualified dividend" and taxed at the same rates applicable to long-term capital gains, a U.S. holder would not be able to apply any portion of its basis to reduce the amount of such dividend and such basis would instead be reallocated to such U.S. holder's other Pacific Premier shares.

Information Reporting and Backup Withholding.

        Cash payments received in the merger by a U.S. holder may, under certain circumstances, be subject to information reporting and backup withholding at a current rate of 28% of the cash payable to the U.S. holder, unless the U.S. holder provides proof of an applicable exemption, furnishes its taxpayer identification number (in the case of individuals, their social security number) and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a U.S. holder under the backup withholding rules are not additional tax and will be allowed as a refund or credit against the U.S. holder's U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Reporting Requirements.

        A U.S. holder that receives shares of Pacific Premier common stock as a result of the merger will be required to retain records pertaining to the merger. Each U.S. holder that is required to file a U.S. tax return and that is a "significant holder" that receives Pacific Premier common stock in the merger will be required to file a statement with the significant holder's U.S. federal income tax return setting forth such significant holder's basis (determined immediately before the exchange) in the Plaza common stock surrendered and the fair market value (determined immediately before the exchange) of the Plaza common stock that is exchanged by such significant holder. A "significant holder" is a U.S. holder that receives shares of Pacific Premier common stock in the merger and that, immediately before the merger, owned at least 5% of the outstanding stock of Plaza (by vote or value) or securities of Plaza with a tax basis of $1 million or more.

        THE FOREGOING IS NOT A SUBSTITUTE FOR AN INDIVIDUAL ANALYSIS OF THE TAX CONSEQUENCES OF THE MERGER TO PLAZA SHAREHOLDERS. PLAZA SHAREHOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES OF THE MERGER IN THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL (INCLUDING THE ALTERNATIVE MINIMUM TAX), STATE, LOCAL OR FOREIGN AND OTHER TAX LAWS AND OF CHANGES IN THOSE LAWS.

Accounting Treatment of the Merger

        The merger will be accounted for under the acquisition method of accounting under GAAP. Under this method, Plaza's assets and liabilities as of the date of the merger will be recorded at their respective fair values and added to those of Pacific Premier. Any excess between the purchase price for Plaza and the fair value of the identifiable net assets acquired (including core deposit intangibles) will be recorded as goodwill. In accordance with FASB Accounting Standards Codification (ASC) Topic 350, "Intangibles—Goodwill and Other," the goodwill resulting from the merger will not be amortized to expense, but instead will be reviewed for impairment at least annually and to the extent goodwill is impaired, its carrying value will be written down to its implied fair value and a charge will be made to earnings. Core deposit and other intangibles with definite useful lives recorded by Pacific Premier in connection with the merger will be amortized to expense. The financial statements of Pacific Premier issued after the merger will reflect the results attributable to the acquired operations of Plaza beginning on the date of completion of the merger.

Expenses of the Merger

        Except as set forth under "The Merger—Termination Fees and Expenses," the merger agreement provides that each of Plaza and Pacific Premier will bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by the merger agreement, including fees and expenses of its own financial consultants, accountants and counsel.

Listing of the Pacific Premier Common Stock

        Pacific Premier has agreed to use its reasonable best efforts to cause the shares of Pacific Premier common stock to be issued to (i) Plaza shareholders as the merger consideration, and (ii) in connection with the conversion of the unvested shares of Plaza restricted stock into shares of Pacific Premier common stock in connection with the merger, to be approved for listing on the NASDAQ Global Select Market.

Resale of Pacific Premier Common Stock

        The shares of common stock that Plaza shareholders receive as a result of the merger will be registered under the Securities Act. Plaza shareholders may freely trade these shares of Pacific Premier common stock if such Plaza shareholder is not considered an "affiliate" of Pacific Premier, as that term is defined in the federal securities laws. Generally, "affiliates" include directors, certain executive officers and holders of 10% or more of the outstanding Pacific Premier common stock.

        Pacific Premier's affiliates may not sell their shares of Pacific Premier common stock acquired in the merger, unless those shares are registered under an effective registration statement under the Securities Act, or by complying with an applicable exemption from the registration requirements of the Securities Act. Pacific Premier may also place restrictive legends on certificates representing shares of Pacific Premier common stock issued to all persons who will be considered "affiliates" of Pacific Premier. Pursuant to the terms of the investor rights agreement which Pacific Premier entered into with Carpenter, Pacific Premier agreed to register for resale the shares of Pacific Premier common stock be issued to the funds managed by Carpenter to allow them to freely trade their shares of Pacific Premier common stock acquired in connection with the merger. The registration statement on Form S-4, of which this prospectus/consent solicitation statement is a part, registers for resale the shares of Pacific Premier common stock to be issued to the funds managed by Carpenter in connection with the merger. See "Selling Security Holders."

Carpenter Support Agreement and Plaza Shareholder Agreements

        As an inducement for Pacific Premier to enter into the merger agreement, Carpenter, which manages funds that own approximately 86.0% of the outstanding shares of Plaza common stock as of the date of this prospectus/consent solicitation statement, entered into a Support Agreement with Pacific Premier, which is referred to as the Carpenter support agreement, the form of which is set forth as Annex A to the merger agreement, which is attached to this prospectus consent solicitation statement as Appendix A, pursuant to which Carpenter agreed, among other things, to deliver a written consent with respect to all shares of Plaza common stock beneficially owned by Carpenter in favor of adoption and approval of the merger agreement and the merger in connection with the Plaza consent solicitation. Carpenter also has agreed to certain restrictions on its ability to transfer its shares of Plaza common stock, discussed below.

        In addition, each director and certain executive officers of Plaza who own shares of Plaza common stock, reflecting an aggregate of approximately 4.2% of the outstanding Plaza common stock as of the date of this prospectus/consent solicitation statement, entered into a shareholder agreement with Pacific Premier, the form of which is set forth as Annex B to the merger agreement, which is attached to this prospectus/consent solicitation statement as Appendix A, pursuant to which he or she agreed, among other things, to deliver a written consent with respect to all shares of Plaza common stock beneficially owned by him in favor of adoption and approval of the merger agreement and the merger in connection with the Plaza consent solicitation. Each director and such executive officers of Plaza also agreed to certain restrictions on their ability to transfer their shares of Plaza Common Stock, discussed below.

        Pacific Premier has the right to terminate the merger agreement if written consents in an amount sufficient to constitute Plaza shareholder approval are not received by Pacific Premier prior to 6:00 p.m., Pacific Time, on the third business day immediately following the date that Pacific Premier's registration statement on Form S-4, of which this prospectus/consent solicitation statement is a part, is declared effective by the Commission.

        Pursuant to each of the Carpenter support agreement and the Plaza shareholder agreements, which we refer to in this section as the agreements, Carpenter, each director and those Plaza executive officers who entered into a shareholder agreement also agreed, while such agreements are in effect, not to, directly or indirectly, sell, transfer, pledge, encumber (except for pledges or encumbrances existing as of the date of such agreements), distribute by gift, or otherwise dispose of any of the shares of Plaza common stock whether by actual disposition, physical settlement, or effective economic disposition through hedging transactions, except for charitable gifts or donations where the recipient enters into a voting agreement binding the recipient to vote its shares of Plaza common stock in the same manner as described herein; nor to enter into any agreement with any person that violates such person's representations, warranties, covenants, and obligations under such agreements; nor to take any other action that reasonably could be expected to adversely effect, in any material respect, such person's or entity's power, authority, and ability to comply with and perform his, her, or its covenants and obligations under such agreements. Each person and entity who entered into such agreement also agreed not to deposit any shares in a voting trust, grant any proxy, or enter into any voting agreement or similar agreement or arrangement with respect to any shares of Plaza common stock.

        In addition, as of the closing and for a period of two (2) years thereafter, Carpenter, pursuant to the terms of the investor rights agreement, and each director and executive officer of Plaza who signed a shareholder agreement has agreed not to:

  (i)
  solicit any employees of Plaza or its Subsidiaries prior to the closing of the merger, other than general solicitations through newspapers or other media of general circulation not targeted at such employees, provided, however, that the foregoing shall not apply to any employee of Plaza or its subsidiaries (1) who does not become an employee of Pacific Premier or any of its subsidiaries or is terminated by Pacific Premier or any of its subsidiaries without cause on or after the closing date of the merger; or (2) whose employment terminated more than six months prior to the time that such employee of Plaza or its subsidiaries is first solicited for employment following the closing date of the merger;

  (ii)
  knowingly induce, persuade, encourage or influence or attempt to induce, persuade, encourage or influence any person having a business relationship with Plaza or their respective subsidiaries and affiliates prior to the closing date, to discontinue, reduce or restrict such relationship with Pacific Premier or its subsidiaries after the closing date of the merger; or

  (iii)
  knowingly solicit depositors, borrowers or customers of Plaza on the date of the merger agreement and/or as of the day of the closing of the merger, except for general solicitations that are directed to the general public and not directed specifically to persons who were depositors, borrowers or customers of Plaza on the date of the merger agreement or as of the day of the closing of the proposed transaction.

The foregoing restrictions do not apply to any affiliate, representative, client or portfolio company of Carpenter.

        Except for the non-solicitation provisions referenced in the paragraph above with respect to the Plaza shareholder agreements, which will survive for a period of two (2) years following the consummation of the merger, the Carpenter support agreement and the Plaza shareholder agreements shall remain in effect until the earlier to occur of the date, if any, of termination of the merger agreement in accordance with its terms, or the effective time of the merger.

Investor Rights Agreement

        In connection with the execution of the merger agreement, Pacific Premier and Carpenter entered into an investor rights agreement, dated as of August 8, 2017, a copy of which is set forth as Annex E to the merger agreement, which is attached to this prospectus/consent solicitation statement as Appendix A and is referred to as the investor rights agreement, which provides, among other things, (i) Carpenter's right to designate one member to serve on the Pacific Premier board of directors and the Pacific Premier Bank board of directors and to continue to serve in such capacity for so long as Carpenter beneficially owns at least 9.90% of Pacific Premier common stock with the Commission, (ii) Pacific Premier's agreement to file a registration statement to enable the funds managed by Carpenter to freely sell their shares of Pacific Premier common stock acquired in connection with the merger (which Pacific Premier is satisfying through the filing of the registration statement on form S-4, of which the prospectus/consent solicitation statement is a part), and (iii) Carpenter's agreement not to solicit the customers or employees of Plaza. See "The Merger—Interests of Certain Plaza Officers and Directors in the Merger—Appointment of Carpenter Nominee to the Boards of Directors of Pacific Premier and Pacific Premier Bank," "—Resale of Pacific Premier Common Stock; and "—Carpenter Support Agreement and Plaza Shareholder Agreements." As of the date of this prospectus/consent solicitation statement, the funds managed by Carpenter collectively owned 25,867,644 shares of Plaza common stock, representing approximately 86.0% of the issued and outstanding Plaza common stock. Following consummation of the merger, the funds managed by Carpenter are expected to own approximately 5,173,528 shares of Pacific Premier common stock, representing approximately 11.2% of the outstanding Pacific Premier common stock as of June 30, 2017 on a pro forma basis.

Appraisal Rights

        Plaza shareholders are entitled to appraisal rights under Section 262 of the DGCL in connection with the merger. Under the DGCL, as more fully described below, if you are a Plaza shareholder and you do not wish to accept the merger consideration provided for in the merger agreement and the merger is consummated, you have the right to seek appraisal of your shares of Plaza common stock and to receive payment in cash for the fair value of your Plaza common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Court of Chancery of the State of Delaware, which we refer to as the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be fair value. The "fair value" of your shares of Plaza common stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the per share merger consideration that you are otherwise entitled to receive under the terms of the merger agreement. We refer to these rights as appraisal rights. Plaza shareholders who elect to exercise appraisal rights must not vote in favor of or consent in writing to the proposal to adopt the merger agreement and must comply with the provisions of Section 262 of the

DGCL, which we refer to as Section 262, to perfect their rights. A holder of Plaza common stock who wishes to exercise appraisal rights, or preserve the ability to do so, must not sign and deliver a written consent adopting the merger agreement, or sign and deliver a consent without indicating a decision on the proposal. Any written consent returned without indicating a decision on the proposal will be counted as approving the proposal as described in the enclosed form of written consent, which will also effectively waive any appraisal rights.

        This section is intended as a brief summary of the material provisions of the Delaware statutory procedures that a shareholder must follow to seek and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements, and it is qualified in its entirety by reference to Section 262, the full text of which appears in Appendix C to this prospectus/consent solicitation statement. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that shareholders exercise their appraisal rights under Section 262.

        A HOLDER OF PLAZA COMMON STOCK WHO WISHES TO EXERCISE APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE THE RIGHT TO DO SO SHOULD REVIEW THE FOLLOWING DISCUSSIONS AND APPENDIX C CAREFULLY. FAILURE TO COMPLY PRECISELY WITH THE PROCEDURES CONTAINED IN SECTION 262 OF THE DGCL IN A TIMELY AND PROPER MANNER WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS. BECAUSE OF THE COMPLEXITY OF THE PROCEDURES FOR EXERCISING APPRAISAL RIGHTS, IF YOU WISH TO EXERCISE YOUR APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR OWN LEGAL AND FINANCIAL ADVISORS IN CONNECTION WITH COMPLIANCE UNDER SECTION 262 OF THE DGCL. A PLAZA SHAREHOLDER WHO LOSES HIS, HER OR ITS APPRAISAL RIGHTS WILL BE ENTITLED TO RECEIVE THE MERGER CONSIDERATION.

        Section 262 requires that, where a merger agreement is adopted by written consent of stockholders in lieu of a meeting, certain stockholders must be given notice that appraisal rights are available. A copy of Section 262 must be included with such notice. The notice must be provided either before the effective date of the merger or within ten (10) days after the merger agreement is approved by the company's shareholders. Only those Plaza shareholders who did not submit a consent in favor of the proposal to adopt the merger agreement and who have otherwise complied with Section 262 are entitled to receive such notice. The notice may be given by Plaza, if sent prior to effectiveness of the merger, or Pacific Premier, if given after effectiveness. If given on or after the effective date, the notice must also specify the effective date of the merger; otherwise, a supplementary notice will provide this information.

        Following Plaza's receipt of sufficient written consents to adopt the merger agreement, we will send all non-consenting Plaza shareholders who satisfy the other statutory conditions the notice regarding the adoption of the merger agreement and the availability of appraisal rights. A Plaza shareholder wishing to exercise his, her or its appraisal rights will need to take action at that time, in response to that notice, but this description is being provided to all Plaza shareholders now so they can determine whether they wish to preserve their ability to demand appraisal rights in the future in response to that notice.

        In order to preserve your right to receive notice and demand appraisal rights, you must not deliver a written consent in favor of the adoption of the merger agreement or deliver a consent without indicating a decision on the proposal. Consents that are signed and delivered without indicating a decision on the proposal will be counted as approving the proposal, which will also effectively waive appraisal rights. As described below, you must also continue to hold your shares through the effective time of the merger.

        If you elect to exercise appraisal rights with respect to your shares of Plaza common stock, you must deliver to Plaza or to Pacific Premier (as the surviving corporation in the merger), as applicable, at the specific address which will be included in the notice, a written demand for appraisal of your shares of Plaza common stock within 20 days after the date of the mailing of the subsequent notice that will be sent to non-consenting Plaza shareholders. Do not submit a demand before the date of that subsequent notice because, under Delaware case law, a demand that is made before the notice is mailed may not be effective to perfect your appraisal rights.

        A holder of shares of Plaza common stock wishing to exercise appraisal rights must hold of record the shares of Plaza common stock on the date the written demand for appraisal is made and must continue to hold the shares of Plaza common stock of record through the effective date of the merger, because appraisal rights will be lost if the shares of Plaza common stock are transferred prior to the effective time. If you are not the shareholder of record, you will need to follow special procedures as discussed further below.

        If you and/or the record holder of your shares fail to comply with all of the conditions required by Section 262 to perfect your rights, and the merger is completed, you (assuming that you hold your shares through the effective time of the merger) will be entitled to receive the merger consideration for your shares of Plaza common stock as provided for in the merger agreement, but you will lose your appraisal rights with respect to your shares of Plaza common stock.

        In order to satisfy Section 262, a demand for appraisal in respect of shares of Plaza common stock must reasonably inform Plaza or Pacific Premier (as the surviving corporation in the merger), as applicable, of the identity of the shareholder of record and the shareholder's intent to seek appraisal rights. The demand should be executed by or on behalf of the holder of record, fully and correctly, as the holder's name appears on the holder's stock certificates, should specify the holder's name and mailing address and the number of shares registered in the holder's name and must state that the person intends thereby to demand appraisal of the holder's shares in connection with the merger. The demand cannot be made by the beneficial owner if he or she does not also hold the shares of Plaza common stock of record. The beneficial holder must, in such cases, have the registered owner, such as a bank, broker or other nominee, submit the required demand in respect of those shares of common stock.

        IF YOU HOLD YOUR SHARES IN BANK OR BROKERAGE ACCOUNTS OR OTHER NOMINEE OR INTERMEDIARY FORMS, AND YOU WISH TO EXERCISE APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR NOMINEE OR INTERMEDIARY TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BANK, BROKERAGE FIRM OR OTHER NOMINEE OR INTERMEDIARY TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. IF YOU HAVE A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A NOMINEE OR INTERMEDIARY, YOU MUST ACT PROMPTLY TO CAUSE THE HOLDER OF RECORD TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT YOUR APPRAISAL RIGHTS. IF YOU HOLD YOUR SHARES THROUGH A BANK OR BROKERAGE WHO IN TURN HOLDS THE SHARES THROUGH A CENTRAL SECURITIES DEPOSITORY NOMINEE, SUCH AS THE DEPOSITORY TRUST COMPANY, A DEMAND FOR APPRAISAL OF SUCH SHARES MUST BE MADE BY OR ON BEHALF OF THE DEPOSITORY NOMINEE AND MUST IDENTIFY THE DEPOSITORY NOMINEE AS THE HOLDER OF RECORD.

        If shares of Plaza common stock are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian) or other nominee, a demand for appraisal must be executed by or for such record holder. If the shares of Plaza common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record holder or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record holder. A record holder, such as a broker, who holds shares of Plaza common stock as a nominee for others, may exercise his or her right of appraisal with respect to the shares of Plaza common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of Plaza common stock as to which appraisal is sought. Where no number of shares of Plaza common stock is expressly mentioned, the demand will be presumed to cover all shares of Plaza common stock held in the name of the record holder.

        At any time within 60 days after the effective time of the merger, any shareholder who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand and accept the merger consideration for that stockholder's shares of Plaza common stock by delivering to Pacific Premier (as the surviving corporation in the merger) a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective time of the merger will require written approval by Pacific Premier (as the surviving corporation in the merger). Unless the demand is properly withdrawn by the stockholder within 60 days after the effective date of the merger, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any shareholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Court deems just. If Pacific Premier (as the surviving corporation in the merger) does not approve a request to withdraw a demand for appraisal when that approval is required, or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the shareholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the value of the consideration offered pursuant to the merger agreement.

        Within 120 days after the effective time of the merger, but not thereafter, either Pacific Premier (as the surviving corporation in the merger) or any shareholder who has complied with the requirements of Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Plaza common stock held by all stockholders entitled to appraisal. Upon the filing of such a petition by a shareholder, service of a copy of such petition shall be made upon Pacific Premier (as the surviving corporation in the merger). Pacific Premier has no present intent, as the combined company, to file such a petition and has no obligation to cause such a petition to be filed, and holders should not assume that Pacific Premier (as the surviving corporation in the merger) will file a petition. Accordingly, the failure of a shareholder to file such a petition within the period specified could result in no appraisal rights being available for any shareholder notwithstanding prior written demands for appraisal having been delivered to Pacific Premier (as the surviving corporation in the merger). In addition, within 120 days after the effective time of the merger, any shareholder who has properly filed a written demand for appraisal and who did not submit a consent in favor of the proposal to adopt the merger agreement, upon written request, will be entitled to receive from Pacific Premier (as the surviving corporation in the merger) a statement setting forth the aggregate number of shares of Plaza common stock not voted in favor of the proposal to adopt the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within 10 days after such written request has been received by Pacific Premier (as the surviving corporation in the merger) or within 10 days after the expiration of the period for delivery of demands, whichever is later. A person who is the beneficial owner of shares of Plaza common stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition for appraisal or request from Pacific Premier (as the surviving corporation in the merger) such statement.

        If a petition for appraisal is duly filed by a shareholder and a copy of the petition is delivered to Pacific Premier (as the surviving corporation in the merger), then Pacific Premier (as the surviving corporation in the merger) will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all shareholders who have demanded payment for their shares of Plaza common stock and with whom agreements as to the value of their shares of Plaza common stock have not been reached. After notice to shareholders who have demanded appraisal, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition and to determine those shareholders who have complied with Section 262 and who have become entitled to the appraisal rights provided by Section 262. The Delaware Court of Chancery may require shareholders who have demanded payment for their shares of Plaza common stock and who hold stock represented by certificates to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings; and if any shareholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that shareholder.

        After determination of the shareholders entitled to appraisal of their shares of Plaza common stock, the Delaware Court of Chancery will appraise the shares of Plaza common stock, determining their fair value as of the effective time after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the value is determined, the Delaware Court of Chancery will direct the payment of such value upon surrender by those shareholders of the certificates representing their shares of Plaza common stock. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time and the date of payment of the judgment.

        No representation is made as to the outcome of the appraisal of fair value as determined by the Court and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the value of the merger consideration. Moreover, we do not anticipate offering more than the merger consideration to any shareholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the "fair value" of a share of Plaza common stock is less than the value of the merger consideration.

        Costs of the appraisal proceeding (which do not include attorneys' fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and imposed upon Pacific Premier (as the surviving corporation in the merger) and the shareholders participating in the appraisal proceeding by the Delaware Court of Chancery, as it deems equitable in the circumstances. Each shareholder seeking appraisal is responsible for his or her attorneys' fees and expert witness expenses, although, upon the application of a shareholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any shareholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares of Plaza common stock entitled to appraisal. Any shareholder who duly demanded appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote shares of Plaza common stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares of Plaza common stock, other than with respect to payment as of a record date prior to the effective time. However, if no petition for appraisal is filed within 120 days after the effective time, or if the shareholder otherwise fails to perfect his, her or its appraisal rights, successfully withdraws his, her or its demand for appraisal or loses his, her or its right to appraisal, then the right of that shareholder to appraisal will cease and that shareholder will be entitled to receive the per share merger consideration for his, her or its shares of Plaza common stock pursuant to the merger agreement.

THE PROCESS OF DEMANDING AND EXERCISING APPRAISAL RIGHTS REQUIRES STRICT COMPLIANCE WITH THE TECHNICAL PREREQUISITES OF SECTION 262 OF THE DGCL. FAILING TO FOLLOW PROPER STATUTORY PROCEDURES WILL RESULT IN LOSS OF YOUR

APPRAISAL RIGHTS. IF YOU INTEND TO EXERCISE YOUR APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR OWN LEGAL AND FINANCIAL ADVISORS IN CONNECTION WITH COMPLIANCE UNDER SECTION 262 OF THE DGCL. TO THE EXTENT THERE ARE ANY INCONSISTENCIES BETWEEN THE FOREGOING SUMMARY AND SECTION 262 OF THE DGCL, THE DGCL WILL GOVERN.

THIS IS NOT THE NOTICE OF APPRAISAL RIGHTS PURSUANT TO SECTION 262 OF THE DGCL. YOU WILL RECEIVE A LATER NOTICE OF APPRAISAL RIGHTS. DO NOT SEND IN YOUR DEMAND PRIOR TO THE MAILING OF SUCH LATER NOTICE. ANY DEMAND FOR APPRAISAL MADE PRIOR TO YOUR RECEIPT OF SUCH LATER NOTICE MAY NOT BE EFFECTIVE TO PERFECT YOUR RIGHTS.

MARKET FOR COMMON STOCK AND DIVIDENDS

Pacific Premier Market Information and Dividends

Market Information.

        Pacific Premier's common stock is traded on the NASDAQ Global Select Market under the symbol "PPBI." As of September 22, 2017, there were 40,160,325 shares of Pacific Premier common stock outstanding, which were held by 827 holders of record. Such numbers of shareholders do not reflect the number of individuals or institutional investors holding stock in nominee name through banks, brokerage firms and others.

        The following table sets forth during the periods indicated the high and low sales prices of Pacific Premier common stock as reported on the NASDAQ Global Select Market.

	Pacific Premier
	Market Price
	High	Low
Year Ending December 31, 2017
Third Quarter (through September 25, 2017)	$38.70	$32.05
Second Quarter	38.75	33.15
First Quarter	41.90	34.35
Year Ending December 31, 2016
First Quarter	$21.77	$18.32
Second Quarter	25.29	20.05
Third Quarter	27.61	22.98
Fourth Quarter	36.15	24.00
Year Ending December 31, 2015
First Quarter	$17.38	$14.85
Second Quarter	17.54	15.66
Third Quarter	21.92	16.63
Fourth Quarter	23.98	19.33

Dividends.

        During the periods presented in the table above, Pacific Premier did not pay any dividends on its common stock. It is Pacific Premier's current policy to retain earnings to provide funds for use in its business. Pacific Premier has never declared or paid dividends on its common stock and does not anticipate declaring or paying any cash dividends in the foreseeable future.

Plaza Market Information and Dividends

Market Information.

        Plaza's common stock is traded on the OTC Market Group Pink Sheets under the symbol "PLZZ." As of September 26, 2017, there were 30,152,586 shares of Plaza common stock outstanding, which were held by 196 holders of record. Such number of shareholders does not reflect the number of individuals or institutional investors holding stock in nominee name through banks, brokerage firms and others.

        The following table sets forth the high and low closing bids for shares of Plaza's common stock during the periods indicated. Bid prices are based on information received from the OTC Market Group Pink Sheets based on all transactions reported on the OTC Market Group Pink Sheets. Such information reflects inter-dealer prices, without retail markups, markdowns or commissions and may not reflect actual transactions.

	Plaza
	Market Price
	High	Low
Year Ending December 31, 2017
Third Quarter (through September 25, 2017)	$7.25	$6.00
Second Quarter	6.25	5.85
First Quarter	6.50	4.44
Year Ending December 31, 2016
First Quarter	3.79	3.60
Second Quarter	3.79	3.45
Third Quarter	3.74	3.60
Fourth Quarter	4.45	3.74
Year Ending December 31, 2015
First Quarter	3.40	2.90
Second Quarter	3.50	2.90
Third Quarter	3.10	3.10
Fourth Quarter	4.28	3.10

        The last reported trade of Plaza's common stock prior to the filing of this prospectus/consent solicitation statement was on September 25, 2017, at $7.10. The last reported trade of Plaza's common stock on the date prior to the announcement of the merger was on August 8, 2017, at $6.50.

Dividends.

        During the periods presented in the table above, except for a $10.2 million dividend paid in a combination of cash and stock to certain funds affiliated with Carpenter in connection with Plaza's acquisition of Manhattan Bancorp and its subsidiary Manhattan Bank in 2015, Plaza did not declare or pay dividends on its common stock. It is Plaza's current policy to retain earnings to provide for use in its business. Plaza does not anticipate declaring or paying any cash dividends in the foreseeable future.

Plaza Securities Authorized for Issuance Under Equity Compensation Plans

        Plaza administers six equity compensation plans, with awards being granted beginning in 2015 exclusively from the Plaza Bancorp 2015 Equity Incentive Plan, or the 2015 Plan, approved by Plaza's shareholders in June 2015. Under the terms of the 2015 Plan, employees and directors may be granted nonqualified stock options, incentive stock options, restricted stock, stock appreciation rights or stock grants. The 2015 Plan provides for a maximum number of shares that may be awarded to eligible employees and directors, not to exceed 1,300,000 shares. Stock options are granted at a price not less than 100 percent of the fair market value of the stock on the date of grant and expire 10 years from the date of grant. Plaza has no equity compensation plans not previously approved by shareholders.

        The following table provides information at September 22, 2017, with respect to shares of Plaza common stock that may be issued under Plaza's existing equity compensation plans:

Plan Category	Number of Securities to be issued upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance
Equity Compensation plans approved by security holders	1,706,072	4.10	834,005

Equivalent Market Value Per Share of Plaza Common Stock

        The following table sets forth the closing sale prices of (i) Pacific Premier common stock as reported on the NASDAQ Global Select Market, and (ii) Plaza common stock as reported on the OTC Market Group Pink Sheets, on August 8, 2017, the last trading-day before Pacific Premier announced the merger, and on September 25, 2017, the last practicable trading-day before the distribution of this prospectus/consent solicitation statement. To help illustrate the market value of the per share stock consideration to be received by Plaza's shareholders, the following table also presents the equivalent market value per share of Plaza common stock as of August 8, 2017 and September 25, 2017, which were determined by multiplying the closing price for Pacific Premier's common stock on those dates by the exchange ratio of 0.2000 of a share of Pacific Premier common stock for each share of Plaza common stock.

	Pacific Premier Common Stock	Plaza Common Stock	Equivalent Market Value Per Share of Plaza Common Stock
At August 8, 2017	$36.45	$6.50	$7.29
At September 25, 2017	$35.70	$7.05	$7.14

        Shareholders are advised to obtain current market quotations for Pacific Premier common stock. The market price of Pacific Premier common stock at the effective time of the merger or at the time the Plaza shareholders receive Pacific Premier common stock in the merger following the consummation of the merger may be higher or lower than the market price at the time the merger agreement was executed, at the date of mailing of this proxy statement/prospectus or at the time of the special meeting. See "Risk Factors" beginning on page 29.

INFORMATION ABOUT PACIFIC PREMIER

General

        Pacific Premier is a Delaware-chartered bank holding company for Pacific Premier Bank, a California-chartered commercial bank. Pacific Premier's principal asset is all of the capital stock of Pacific Premier Bank. Pacific Premier Bank provides banking services to businesses, professionals, real estate investors, non-profit organizations and consumers in its primary market area of Southern California currently through twenty-six (26) locations in the counties of Orange, Riverside, San Bernardino, San Diego, San Luis Obispo and Santa Barbara, California. Through Pacific Premier Bank's branches and its Internet website at www.ppbi.com, Pacific Premier Bank offers a broad array of deposit products and services for both businesses and consumer customers, including checking, money market and savings accounts, cash management services, electronic banking services, and on-line bill payment. Pacific Premier Bank also offers a wide array of loan products, such as commercial business loans, lines of credit, U.S. Small Business Administration loans, warehouse credit facilities, commercial real estate loans, residential home loans, construction loans and consumer loans. Pacific Premier also offers specialty banking products for homeowners associations and franchise lending nationwide.

        As of June 30, 2017, Pacific Premier had, on a consolidated basis, total assets of $6.4 billion, total stockholders' equity of $959.7 million and total deposits of $4.9 billion. At June 30, 2017, Pacific Premier had gross loans held for investment of $4.87 billion, with real estate loans and business loans collateralized by real estate totaling 69% of its gross loan portfolio.

        Pacific Premier's principal executive offices are located at 17901 Von Karman Ave., Suite 1200, Irvine, California 92614 and its telephone number is (949) 864-8000.

Management and Additional Information

        Certain information relating to director and executive compensation, benefit plans, voting securities and the principal holders thereof, certain relationships and related transactions and other related matters as to Pacific Premier is incorporated by reference or set forth in Pacific Premier's annual report on Form 10-K for the year ended December 31, 2016, which is incorporated herein by reference. Shareholders wishing to obtain a copy of such document may contact Pacific Premier at its address or telephone number indicated under "Where You Can Find More Information" beginning on page 152.

INFORMATION ABOUT PLAZA

Business

        Plaza (previously known as PB Holdings) is a Delaware corporation based in California and is the holding company for Plaza Bank. Plaza's principal asset is all of the capital stock of Plaza Bank. Plaza Bank is a California-chartered banking corporation headquartered in Irvine, California. Plaza Bank received its California bank charter and commenced banking operations in 2005. Plaza Bank operates as a community business bank serving local small and medium size businesses and consumers through its seven full-service banking offices located in the cities of El Segundo, Irvine, Manhattan Beach, Montebello, Pasadena and San Diego, California, and Las Vegas, Nevada. Plaza Bank offers varied banking products, including a complete range of commercial products and personal deposit banking products.

        Plaza Bank is licensed to operate as a commercial bank under the CFC and is subject to supervision by the CA DBO and the FDIC. In accordance with the Federal Deposit Insurance Act, the FDIC insures the deposits of Plaza Bank up to the maximum legal limit. Plaza Bank's primary source of revenue is providing loans to customers, who are predominately small and medium businesses, selling the Small Business Administration, referred to as SBA, guarantee portion of 7a loans, loan servicing fees and bank fees from deposit products.

        As of June 30, 2017, Plaza, on a consolidated basis, had total assets of $1.3 billion, total deposits of $1.1 billion and total shareholders' equity of $126.3 million.

        Plaza's principal executive offices are located at 18200 Von Karman Avenue, Suite 500, Irvine, California 92612 and its telephone number is (949) 502-4300.

Competition

        The banking business in California and Southern Nevada, generally, and in Plaza Bank's service areas, specifically, is highly competitive with respect to both loans and deposits and is dominated by a number of major banks that have many offices operating over wide geographic areas. Plaza Bank competes for deposits and loans principally with these commercial banks, savings associations, credit unions, consumer finance companies, pension trusts, mutual funds, insurance companies, mortgage bankers and brokers, brokerage and investment banking firms, asset-based non-bank lenders, government agencies and certain other non-financial institutions, including retail stores, that may offer more favorable financing alternatives than Plaza Bank. Plaza Bank also competes with companies located outside of its market that provide financial services to persons within its market. Some of Plaza Bank's current and potential competitors have larger customer bases, greater brand recognition, and significantly greater financial, marketing and other resources than Plaza Bank, and some of them are not subject to the same degree of regulation as Plaza Bank.

Premises

        Plaza Bank leases approximately 2,770 square feet of office space for its former branch office that was located at 250 N. Orange St., Glendale, CA, 91203. The lease is with an unaffiliated third party. The lease commenced on July 1, 2013 and terminates on June 30, 2018. The monthly base rent for the premises is $5,423 for rest of 2017.

        Plaza Bank leases approximately 18,849 square feet of office space for its headquarters and branch office located at 18200 Von Karman Suite 500 and 120 Irvine, CA 92612. The lease is with an unaffiliated third party. The lease commenced on November 1, 2012 and terminates on October 30, 2019. The monthly base rent for the premises is $48,429 until November 1, 2017.

        Plaza Bank leases approximately 7,111 square feet of office space for its branch office located at 10777 West Twain, Las Vegas, NV, 89135. The lease is with an unaffiliated third party. The lease commenced on December 5, 2016 and terminates on November 30, 2023. The monthly base rent for the premises is $13,866 until November 1, 2017.

        Plaza Bank leases approximately square feet of office space for its branch office located at 199 S. Los Robles #130 Pasadena, CA 91101. The lease is with an unaffiliated third party. The lease commenced on May 4, 2000 and terminates on April 30, 2019. The monthly base rent for the premises is $16,129 until November 1, 2017.

        Plaza Bank subleases approximately 3,448 square feet of office space for its branch office located at 12750 High Bluff Drive Suite 190 San Diego, CA 92130. The sublease is with an unaffiliated third party. The sublease commenced on August 1, 2012 and terminates on March 31, 2019. The monthly rent for the premises is $9,950 until August 1, 2018.

        Plaza leases approximately 20,406 square feet of office space of which 4,027 square feet is used for its branch office located at 2141 Rosecrans Ave. El Segundo, CA 90245. The rest of the space was the former headquarters of Bank of Manhattan that was merged with and into Plaza. The lease is with an unaffiliated third party. The lease commenced on June 1, 2007 and terminates on May 30, 2018. The monthly base rent for the premises is $52,639 until May 31, 2018.

        Plaza leases office space in Beverly Hills and Woodland Hills that were used as mortgage origination offices that are now subleased. The Beverly Hills lease and sublease for 2,681 square feet of office space expire on September 30, 2018. The Woodland Hills lease and sublease for 6,560 square feet of office space expire on December 31, 2018. Both leases are with unaffiliated third parties. The monthly base rent for the Beverly Hills and Woodland Hills premises are $11,716 and $19,418, respectively, for 2017.

        Plaza Bank owns approximately 1,666 square feet of office space for its branch office located at 1419 Highland Avenue, Manhattan Beach, CA, 90266.

        Plaza Bank owns approximately 12,700 square feet of office space for its branch office and back office support located at 2147 W. Whittier Blvd., Montebello, CA 90640.

        Plaza Bank believes that its premises will be adequate for present and anticipated needs. Plaza Bank also believes that it has adequate insurance to cover its premises.

Employees

        At June 30, 2017, Plaza Bank had 175 full-time equivalent employees. Management of Plaza Bank considers its relations with its employees to be good. Plaza Bank is not a party to any collective bargaining agreement.

Legal Proceedings

        Plaza is from time to time involved in legal proceedings arising in the normal course of business. Other than proceedings incidental to Plaza's business, it is not a party to, nor is any of its property the subject of, any material pending legal or administrative proceedings.

Effect of Existing or Probable Governmental Regulations on the Business of Plaza and Plaza Bank

        Bank holding companies and banks are extensively regulated under both federal and state law. The following discussion summarizes certain significant laws, rules and regulations affecting Plaza and Plaza Bank.

Bank Holding Company Regulation

        As a registered bank holding company, Plaza is subject to regulation under the BHC Act which subjects it to Federal Reserve reporting and examination requirements. Under the Federal Reserve's regulations, a bank holding company is required to serve as a source of financial and managerial strength to its subsidiary banks.

        The BHC Act regulates the activities of holding companies including acquisitions, mergers and consolidations and, together with the Gramm-Leach Bliley Act of 1999, referred to as the GLBA, the scope of allowable banking activities. Plaza is also a bank holding company within the meaning of the CFC. As such, it and its subsidiaries are subject to examination by, and may be required to file reports with, the CA DBO.

Bank Regulation

        Banking regulations are primarily intended to protect consumers, depositors' funds, federal deposit insurance funds and the banking system as a whole. These regulations affect Plaza Bank's lending practices, consumer protections, capital structure, investment practices and dividend policy.

        As a state chartered bank, Plaza Bank is subject to regulation and examination by the CA DBO. It also is subject to regulation, supervision and periodic examination by the FDIC. If, as a result of an examination of Plaza Bank, the FDIC or the CA DBO should determine that the financial condition, capital resources, asset quality, earnings prospects, management, liquidity, or other aspects of Plaza Bank's operations are unsatisfactory, or that it has violated any law or regulation, various remedies are available to those regulators including issuing a "cease and desist" order, monetary penalties, restitution, restricting Plaza Bank's growth or removing officers and directors.

        The following discussion summarizes certain significant laws, rules and regulations affecting both Plaza and Plaza Bank. Plaza Bank addresses the many state and federal regulations it is subject to through a comprehensive compliance program that addresses the various risks associated with these issues.

Dividends

        The payment of cash dividends by the Plaza Bank to Plaza is subject to restrictions set forth in CFC. Prior to any distribution from Plaza Bank to Plaza, a calculation is made to ensure compliance with the provisions of the CFC and to ensure that Plaza Bank remains within capital guidelines set forth by the CA DBO and the FDIC. Management anticipates that there will be sufficient earnings at the Plaza Bank level to provide dividends to Plaza to meet its cash requirements for 2017.

Source of Strength

        Federal Reserve policy and federal law require bank holding companies to act as a source of financial and managerial strength to their subsidiary banks. Under this requirement, Plaza is expected to commit resources to support its subsidiary bank, including at times when Plaza may not be in a financial position to provide such resources, and it may not be in Plaza's, or its stockholders' or creditors', best interests to do so. In addition, any capital loans made to Plaza Bank are subordinate in right of payment to depositors and to certain other indebtedness of Plaza Bank. In the event of Plaza's bankruptcy, any commitment by it to a federal bank regulatory agency to maintain the capital of Plaza Bank will be assumed by the bankruptcy trustee and entitled to priority of payment.

FDIC Insurance Assessments

        Plaza Bank's deposits are insured by the FDIC to the maximum amount permitted by law, which is currently $250,000 per depositor. The 2010 enacted Dodd-Frank Wall Street Reform and Consumer Protection Act, referred to as the Dodd-Frank Act, made the deposit insurance coverage permanent at the $250,000 level retroactive to January 1, 2008.

        On February 7, 2011, as required by the Dodd-Frank Act, the FDIC approved a rule that changed the FDIC insurance assessment base from adjusted domestic deposits to average consolidated total assets minus average tangible equity, defined as Tier 1 capital. The new rule lowered assessment rates to between 2.5 and 9 basis points on the broader base for banks in the lowest risk category, and 30 to 45 basis points for banks in the highest risk category. The change was effective beginning with the second quarter of 2011.

Community Reinvestment Act

        Plaza Bank is subject to the provisions of the CRA, under which all banks and thrifts have a continuing and affirmative obligation, consistent with safe and sound operations, to help meet the credit needs of their entire communities, including low and moderate income neighborhoods. The act requires a depository institution's primary federal regulator, in connection with its examination of the institution, to assess the institution's record in meeting the requirements of CRA. The regulatory agency's assessment of the institution's record is made available to the public. The record is taken into consideration when the institution establishes a new branch that accepts deposits, relocates an office, applies to merge or consolidate, or expands into other activities. The FDIC's last CRA performance examination was completed on March 27, 2017 with a rating of "Satisfactory".

Anti Money-Laundering Regulations

        A series of banking laws and regulations beginning with the Bank Secrecy Act in 1970 requires banks to prevent, detect, and report illicit or illegal financial activities to the federal government to prevent money laundering, international drug trafficking, and terrorism. Under the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, financial institutions are subject to prohibitions against specified financial transactions and account relationships, requirements regarding the Customer Identification Program, as well as enhanced due diligence and "know your customer" standards in their dealings with high risk customers, foreign financial institutions, and foreign individuals and entities. Plaza Bank has extensive controls in place to comply with these requirements.

Privacy and Data Security

        The GLBA imposes requirements on financial institutions with respect to consumer privacy. The GLBA generally prohibits disclosure of consumer information to non-affiliated third parties unless the consumer has been given the opportunity to object and has not objected to such disclosure. Financial institutions are further required to disclose their privacy policies to consumers annually. The GLBA also directs federal regulators, including the FDIC, to prescribe standards for the security of consumer information. Plaza Bank is subject to such standards, as well as standards for notifying consumers in the event of a security breach. Plaza Bank must disclose its privacy policy to consumers and permit consumers to "opt out" of having non-public customer information disclosed to third parties. Plaza Bank is required to have an information security program to safeguard the confidentiality and security of customer information and to ensure proper disposal of information that is no longer needed. Customers must be notified when unauthorized disclosure involves sensitive customer information that may be misused.

Consumer Protection Regulations

        Plaza Bank's lending activities are subject to a variety of statutes and regulations designed to protect consumers, including the Fair Credit Reporting Act, Equal Credit Opportunity Act, the Fair Housing Act, Truth-in-Lending Act, the Unfair, Deceptive or Abusive Acts and Practices, and the Dodd-Frank Act. Deposit operations are also subject to laws and regulations that protect consumer rights including Funds Availability, Truth in Savings, and Electronic Funds Transfers. Additional rules govern check writing ability on certain interest earning accounts and prescribe procedures for complying with administrative subpoenas of financial records. Additionally, amendments to Regulation E to accommodate remittance transfers rule requirements of the Dodd-Frank Wall Street Reform Act concern consumer international wires. The rule focuses primarily on consumer protection including mandatory disclosures of wire transfer fees, error resolution procedures, and cancellation rights.

Restriction on Transactions between Bank's Affiliates

        Transactions between Plaza and Plaza Bank are quantitatively and qualitatively restricted under Sections 23A and 23B of the Federal Reserve Act and Federal Reserve Regulation W. Section 23A places restrictions on Plaza Bank's "covered transactions" with Plaza, including loans and other extensions of credit, investments in the securities of, and purchases of assets from Plaza. Section 23B requires that certain transactions, including all covered transactions, be on market terms and conditions. Federal Reserve Regulation W combines statutory restrictions on transactions between Plaza Bank and Plaza with Federal Reserve interpretations in an effort to simplify compliance with Sections 23A and 23B.

Capital Requirements

        The Federal Reserve and the FDIC have adopted risk-based capital guidelines for bank holding companies and banks. Plaza Bank's ratios exceed the required minimum ratios for capital adequacy purposes and Plaza Bank meets the definition for well capitalized. Undercapitalized depository institutions may be subject to significant restrictions. Payment of dividends could be restricted or prohibited, with some exceptions, if Plaza Bank was categorized as "critically undercapitalized" under applicable FDIC regulations.

        In December 2010, the Basel Committee on Bank Supervision finalized a set of international guidelines for determining regulatory capital known as "Basel III." These guidelines were developed to address many of the weaknesses in the banking industry that contributed to the past financial crisis, including excessive leverage, inadequate and low-quality capital and insufficient liquidity buffers.

        In July 2013, the federal banking agencies published final rules, or the Basel III Capital Rules, that revised their risk-based and leverage capital requirements and their method for calculating risk-weighted assets to implement, in part, agreements reached by the Basel Committee and certain provisions of the Dodd-Frank Act. While some provisions are tailored to larger institutions, the Basel III Capital Rules generally apply to all banking organizations, including Plaza and Plaza Bank.

        Among other things, the Basel III Capital Rules: (i) introduce a new capital measure entitled "Common Equity Tier 1," referred to as CET1; (ii) specify that tier 1 capital consist of CET1 and additional financial instruments satisfying specified requirements that permit inclusion in tier 1 capital; (iii) define CET1 narrowly by requiring that most deductions or adjustments to regulatory capital measures be made to CET1 and not to the other components of capital and (iv) expand the scope of the deductions or adjustments from capital as compared to the existing regulations.

        The Basel III Capital Rules also provide a permanent exemption from the proposed phase out of existing trust preferred securities and cumulative perpetual preferred stock from regulatory capital for banking organizations with less than $15 billion in total assets, while also implementing stricter eligibility requirements for regulatory capital instruments that should serve to disallow the inclusion of all non-exempt issuances of trust preferred securities and cumulative perpetual preferred stock from tier 1 capital. The Basel III Capital Rules also provide additional constraints on the inclusion of minority interests, mortgage servicing assets, deferred tax assets and certain investments in the capital of unconsolidated financial institutions in tier 1 capital, as well as providing stricter risk weighting rules to these assets.

        The Basel III Capital Rules provide for the following minimum capital to risk-weighted assets ratios:

  •
  4.5% based upon CET1;

  •
  6.0% based upon tier 1 capital; and

  •
  8.0% based upon total regulatory capital.

        A minimum leverage ratio (tier 1 capital as a percentage of total assets) of 4.0% is also required under the Basel III Capital Rules. The Basel III Capital Rules additionally require institutions to retain a capital conservation buffer of 2.5% above these required minimum capital ratio levels. The transition period for this requirement began on January 1, 2016. Banking organizations that fail to maintain the minimum 2.5% capital conservation buffer could face restrictions on capital distributions or discretionary bonus payments to executive officers, with distributions and discretionary bonus payments being completely prohibited if no capital conservation buffer exists, or in the event of the following: (i) the banking organization's capital conservation buffer was below 2.5% at the beginning of a quarter and (ii) its cumulative net income for the most recent quarterly period plus the preceding four calendar quarters is less than its cumulative capital distributions (as well as associated tax effects not already reflected in net income) during the same measurement period.

        The Basel III Capital Rules also provide stricter rules related to the risk weighting of past due and certain commercial real estate loans, as well as on some equity investment exposures, and replaces the existing credit rating approach for determining the risk weighting of securitization exposures with an alternative approach.

        The enactment of the Basel III Capital Rules will increase the required capital levels that Plaza Bank and Plaza must maintain. The Basel III Capital Rules became effective as applied to Plaza Bank on January 1, 2017, with a phase in period from January 1, 2017 through January 1, 2019.

        Plaza Bank has modeled its ratios under the finalized rules and does not expect that it will be required to raise additional capital as a result of their implementation.

The Dodd-Frank Wall Street Reform and Consumer Protection Act

        On July 21, 2010, President Obama signed into law the Dodd-Frank Act, a landmark financial reform bill comprised of voluminous new rules and restrictions that will impact banks going forward. It includes key provisions aimed at preventing a repeat of the 2008 financial crisis and a new process for winding down failing, systemically important institutions in a manner as close to a controlled bankruptcy as possible. The Dodd-Frank Act includes other key provisions as follows:

          (1)   Establishes a new Financial Stability Oversight Council to monitor systemic financial risks. The Federal Reserve is given extensive new authorities to impose strict controls on large bank holding companies with total consolidated assets equal to or in excess of $50 billion and systemically significant non-bank financial companies to limit the risk they might pose to the economy and other large interconnected companies. The Federal Reserve can also take direct control of troubled financial companies that are considered systemically significant.

          (2)   Restricts the amount of trust preferred securities, referred to as TruPS, that may be considered as Tier 1 Capital. For bank holding companies below $15 billion in total assets, TruPS issued before May 19, 2010 are grandfathered, so their status as Tier 1 capital does not change.

  Beginning January 1, 2013, bank holding companies above $15 billion in assets began a three-year phase-in period to fill the capital gap caused by the disallowance of the TruPS issued before May 19, 2010. However, going forward, TruPS will be disallowed as Tier 1 capital.

          (3)   Creates a new process to liquidate failed financial firms in an orderly manner, including giving the FDIC broader authority to operate or liquidate a failing financial company.

          (4)   Establishes a new independent Federal regulatory body for consumer protection within the Federal Reserve System known as the Consumer Financial Protection Bureau, referred to as the CFPB, which assumes responsibility for most consumer protection laws (except the Community Reinvestment Act). It is also in charge of setting appropriate consumer banking fees and caps. The Office of Comptroller of the Currency continues to have authority to preempt state banking and consumer protection laws if these laws "prevent or significantly" interfere with the business of banking.

          (5)   Affects changes in the FDIC assessment as discussed under "FDIC Insurance Assessments" above.

          (6)   Places certain limitations on investment and other activities by depository institutions, holding companies and their affiliates, including comprehensive regulation of all over-the-counter derivatives.

          (7)   Authorizes the Federal Reserve to regulate interchange fees on debit card and certain general-use prepaid card transactions paid to issuing banks with assets in excess of $10 billion to ensure that they are "reasonable and proportional" to the cost of processing individual transactions and to prohibit networks and issuers from requiring transactions to be processed on a single payment network. The Federal Reserve issued its final rule in June 2011.

Notice and Approval Requirements Related to Control

        Banking laws impose notice, approval and ongoing regulatory requirements on any stockholder or other party that seeks to acquire direct or indirect "control" of an FDIC-insured depository institution. These laws include the BHC Act and the Change in Bank Control Act. Among other things, these laws require regulatory filings by a stockholder or other party that seeks to acquire direct or indirect "control" of an FDIC-insured depository institution or bank holding company. The determination whether an investor "controls" a depository institution is based on all of the facts and circumstances surrounding the investment. As a general matter, a party is deemed to control a depository institution or other company if the party owns or controls 25% or more of any class of voting stock. Subject to rebuttal, a party may be presumed to control a depository institution or other company if the investor owns or controls 10% or more of any class of voting stock. Ownership by family members, affiliated parties, or parties acting in concert, is typically aggregated for these purposes. If a party's ownership of Plaza were to exceed certain thresholds, the investor could be deemed to "control" Plaza for regulatory purposes. This could subject the investor to regulatory filings or other regulatory consequences. Carpenter is deemed to control Plaza.

        In addition, except under limited circumstances, bank holding companies are prohibited from acquiring, without prior approval:

  •
  control of any other bank or bank holding companies or all or substantially all the assets thereof; or

  •
  more than 5% of the voting shares of a bank or bank holding companies which is not already a subsidiary.

Future Legislation and Regulation

        Congress may enact legislation from time to time that affects the regulation of the financial services industry, and state legislatures may enact legislation from time to time affecting the regulation of financial institutions chartered by or operating in those states. Federal and state regulatory agencies also periodically propose and adopt changes to their regulations or change the manner in which existing regulations are applied. The substance or impact of pending or future legislation or regulation, or the application thereof, cannot be predicted, although enactment of the proposed legislation could impact the regulatory structure under which Plaza and Plaza Bank operate and may significantly increase their costs, impede the efficiency of their internal business processes, require them to increase regulatory capital and modify their business strategy, and limit their ability to pursue business opportunities in an efficient manner. Their business, financial condition, results of operations or prospects may be adversely affected, perhaps materially, as a result.

 MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS OF PLAZA AND SUBSIDIARIES

        This discussion presents Plaza's and its subsidiaries' management's analysis of the financial condition of Plaza as of the years in the two year period ended December 31, 2016, and as of the six months ended June 30, 2017 and the results of operations of Plaza for the three year period ended December 31, 2016, and for each of the six months ended June 30, 2017 and 2016. This discussion is designed to provide a more comprehensive review of the financial position and operating results of Plaza than could be obtained from an examination of the consolidated financial statements alone. The discussion should be read in conjunction with the consolidated financial statements of Plaza and the notes thereto which appear elsewhere in this prospectus/consent solicitation statement. See "Index to Plaza Bancorp and Subsidiaries on page F-1.

        Statements contained in this prospectus/consent solicitation statement that are not purely historical are forward-looking statements within the meaning of Section 21E of the Exchange Act, including Plaza's expectations, intentions, beliefs or strategies regarding the future. All forward-looking statements included in this prospectus/consent solicitation statement are based on information available to Plaza as of the date of this prospectus/consent solicitation statement, and Plaza assumes no obligation to update any such forward-looking statements. It is important to note that Plaza's actual results could materially differ from those in such forward-looking statements. Factors that could cause results to differ materially from those in such forward-looking statements are fluctuations in interest rates, inflation, government regulations, economic conditions and competitive product and pricing pressures in the geographic and business areas in which Plaza conducts its operations. See "Cautionary Statement Concerning Forward-Looking Statements" beginning on page 33.

General

        Plaza Bancorp (previously known as PB Holdings, Inc.) is a Delaware corporation and is the holding company for Plaza Bank, which is incorporated under the laws of the State of California. Plaza Bank provides a full range of banking services to commercial and consumer customers in Southern California and Southern Nevada.

        Plaza Bank was formed in 2005, was incorporated on June 14, 2005, and commenced operations on December 30, 2005. Plaza Bank operates as a commercial bank offering loans and depository services to small and medium businesses and customers. Plaza Bank has full service branches in the cities of El Segundo, Irvine, Manhattan Beach, Montebello, Pasadena and San Diego, California and Las Vegas, Nevada. Irvine is also the location of Plaza's corporate office. The services offered by Plaza Bank are traditional banking products and services, including checking accounts, negotiable order of withdrawal accounts, interest-bearing certificates of deposits, savings accounts, money market deposit accounts, commercial loans, commercial real estate loans, asset based loans, and other loans. Plaza Bank derives its income from four principal sources: (i) net interest income, which is the difference between total interest income Plaza Bank earns on its interest earning assets, consisting of loans, available-for-sale securities and interest bearing deposits with other financial institutions, and total interest expense, which is the amount Plaza Bank incurs on its interest bearing liabilities; (ii) fee income, which includes fees earned on loans, deposit services and other banking services; (iii) gains on sales of SBA loans and SBA-related servicing fees and (iv) other income, which consist of loan referral fees, gain on purchased assets, gains from sale of available-for-sale securities, and dividend income from investment in shares of correspondent banks.

        At June 30, 2017, Plaza had $1.3 billion in total assets, $168.9 million in cash and cash equivalents, $10.2 million in securities available-for-sale, $1.0 billion in net loans, $1.1 billion in total deposits and $126.3 million in total shareholders' equity.

        On June 26, 2015, Plaza adopted a plan of reorganization, which is referred to as the Reorganization, pursuant to which all shares of Plaza Bank's capital stock were exchanged for shares of Plaza and Plaza Bank became a wholly owned subsidiary of Plaza. Prior to the Reorganization, Plaza Bank was owned 89.5% by Plaza and 10.5% by non-controlling shareholders Plaza, in turn, was 100 percent owned by three limited partnerships: Carpenter Community Banc Fund, L.P., Carpenter Community Banc Fund-A, L.P., and Carpenter Community Banc Fund-CA, L.P., which are referred to collectively as the Carpenter Funds. Immediately after the Reorganization, a merger plan was adopted whereby Manhattan Bancorp merged into Plaza, with Plaza surviving, which is referred to as the Reorganization Merger. Concurrently, Bank of Manhattan, a wholly owned subsidiary of Manhattan Bancorp, was merged into Plaza Bank, with Plaza Bank surviving. As both Manhattan Bancorp and Plaza were held under common control, the Reorganization Merger was accounted for similar to a pooling of interests whereby the balance sheets, statements of income and statements of cash flows for Manhattan Bancorp and Plaza have been combined for the years ended December 31, 2015 and 2014.

        For the six months ended June 30, 2017, Plaza's net income totaled $7.2 million, compared to net income of $5.3 million for the same period ended June 30, 2016. The $1.9 million increase in net income for the six months ended June 30, 2017 was primary due to a $3.4 million increase in net interest income and a $902,000 decrease in other or non-interest expenses, reduced by a $1.4 million decrease in non-interest income.

        Plaza's return on average total assets was 1.28% and 0.99% for the six months ended June 30, 2017 and June 30, 2016, respectively. Its return on average total shareholders' equity was 11.74% and 9.57% for the six months ended June 30, 2017 and June 30, 2016, respectively.

Critical Accounting Policies

        The consolidated financial statements include the accounts of Plaza and Plaza Bank. All significant intercompany balances and transactions have been eliminated.

        Plaza's consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America and prevailing practices in the banking industry. The preparation of financial statements in conformity with the accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. The financial information contained within these statements is, to a significant extent, is based on approximate measures of the financial effects of transactions and events that have already occurred.

        Plaza's management has identified as one of the most critical accounting policies to be that related to the allowance for loan and lease losses, which is referred to as the ALLL. Plaza's methodology to determine its ALLL incorporates a variety of risk considerations, both quantitative and qualitative, in establishing an ALLL that management believes is appropriate at each reporting date taking into account the characteristics of the loan portfolio, current economic conditions and historical credit loss experience. Although management believes that the level of ALLL as of the date of the consolidated financial statement is adequate to absorb losses inherent in Plaza's loan portfolio, a decline in the local economy or other adverse factors may result in increasing losses that cannot be reasonably predicted at this time.

Financial Condition at June 30, 2017 and December 31, 2016

Assets

        Plaza reported total assets of $1.3 billion as of June 30, 2017, compared to $1.2 billion as of December 31, 2016. The change of $48.6 million was primarily driven by increases in cash and cash equivalents and net loans that were funded by the organic growth in deposits.

Cash and Cash Equivalents

        Cash and cash equivalents consist of cash and due from banks and interest bearing deposits with other financial institutions and Federal funds sold. As of June 30, 2017, cash and cash equivalents was $168.9 million, an increase of $31.8 million compared to $137.1 million as of December 31, 2016. The increase was primarily due to the organic growth in total deposits of $69.5 million.

Investment Securities Available-for-Sale

        Securities available-for-sale was $10.2 million at June 30, 2017, compared to $23.1 million at December 31, 2016. The decrease was driven by the principal cash flows from amortizing type securities and the proceeds from seven maturing securities, of which none of the proceeds were reinvested.

        The following table presents the book values and fair values of Plaza's available-for-sale investment securities portfolio as of the dates presented.

	As of June 30, 2017		As of December 31, 2016
(dollars in thousands)	Amortized Cost	Fair Value	Amortized Cost	Fair Value
U.S. agency securities	$—	$—	$6,250	$6,253
Mortgage backed securities (Residential)	9,310	9,217	10,913	10,842
Corporate bonds	1,000	1,017	6,005	6,022

Total	$10,310	$10,234	$23,168	$23,117

        The following table summarizes the contractual maturity characteristics of Plaza's available-for-sale securities portfolio by investment category as of June 30, 2017. Actual maturities will differ from remaining contractual maturities as mortgage-backed securities in Plaza's portfolio can be prepaid or called without penalty.

	As of June 30, 2017
	Within One Year		After One But Within Five Years		After Five But Within Ten Years		After Ten Years		Total
(dollars in thousands)	Amount	Weighted Average Yield	Amount	Weighted Average Yield	Amount	Weighted Average Yield	Amount	Weighted Average Yield	Amount	Weighted Average Yield
Mortgage backed securities	$—	—%	$—	—%	$7,165	2.53%	$2,052	2.01%	$9,217	2.41%
Corporate bonds	—	—	1,017	1.96	—		—	—	1,017	1.96

Total	$—	—%	$1,017	1.96%	$7,165	2.53%	$2,052	2.01%	$10,234	2.37%

Loan, net of deferred fees and costs

        Loans were $1.0 billion as of June 30, 2017 and December 31, 2016. The increase of $29.3 million during the six months ended June 30, 2017 was primarily due to organic growth in the loan portfolio, predominantly in the commercial and industrial and commercial real estate product-type classifications.

Premises and Equipment, Net

        Premises and equipment consists of the net book value of the building, land, leasehold improvements, furniture, fixtures, equipment, computer hardware and software, all of which amounted to $7.6 million as of June 30, 2017, compared to $7.8 million as of December 31, 2016. The decrease of $200,000 was largely attributable to scheduled amortization and depreciation expense.

Goodwill

        Plaza recorded as goodwill the excess of the purchase price over the fair value of the identifiable net assets acquired in accordance with applicable guidance. At June 30, 2017 and December 31, 2016, Plaza's goodwill was $8.3 million.

Other Assets

        This group of assets is primarily composed of accrued interest receivable from loans and available-for-sale securities, deferred tax asset, income taxes receivable, SBA-related servicing rights, restricted stock and other prepaid expenses. These assets totaled $27.1 million as of June 30, 2017 compared to $26.5 million as of December 31, 2016. The increase of $600,000 is largely due to an increase in restricted stock.

Liabilities

Deposits

        Plaza's total deposits were $1.1 billion at June 30, 2017, compared to $1.0 billion at December 31, 2016. The increase of $69.5 million during the six months ended June 30, 2017 primarily was attributable to organic growth in deposits.

        Non-interest bearing deposits were $286.9 million or 27% of the total deposits as of June 30, 2017 and $311.0 million or 31% of the total deposits as of December 31, 2016.

        The following table sets forth the distribution of Plaza's deposit accounts at the date indicated and the weighted average interest rates on each category of deposits presented:

	As of December 31,
	2016			2015			2014
(dollars in thousands)	Balance	% of Total Deposits	Weighted Average Rate	Balance	% of Total Deposits	Weighted Average Rate	Balance	% of Total Deposits	Weighted Average Rate
Non-interest bearing demand	$311,026	31.0%	—%	$316,516	35.8%	—%	$305,601	34.6%	—%
Interest bearing demand	33,909	3.4	0.1	36,041	4.1	0.1	29,563	3.3	0.1
Savings and money market deposits	419,100	41.7	0.6	319,474	36.1	0.5	297,067	33.6	0.5
Time certificate of deposits—Retail	173,752	17.3	1.0	159,975	18.1	1.0	179,909	20.4	0.9
Time certificate of deposits—Wholesale	66,763	6.6	0.8	52,023	5.9	0.9	71,820	8.1	1.0

Total	$1,004,550	100.0%	0.5%	$884,029	100.0%	0.4%	$883,960	100.0%	0.5%

        The following table summarizes the distribution of average deposit balances and the average interest rates incurred by deposit categories for the six months ended June 30, 2017 and for the twelve months ended December 31, 2016, as indicated:

	Six Months Ended June 30,		Twelve Months Ended December 31,
	2017		2016
(dollars in thousands)	Average Balance	Average Rate	Average Balance	Average Rate
Non-interest bearing demand	$282,684	—%	$281,822	—%
Interest bearing demand	38,596	0.07	40,035	0.07
Savings and money market deposits	431,594	0.66	377,490	0.54
Time certificate of deposits—retail	171,177	1.16	161,411	1.05
Time certificate of deposits— wholesale	77,303	1.05	67,235	1.05

Total	$1,001,354	0.57%	$927,993	0.48%

        Plaza's scheduled maturities of certificates of deposit as of June 30, 2017 and December 31, 2016, respectively, are as follows:

(dollars in thousands)	June 30, 2017	December 31, 2016
Three months or less	$33,429	$41,289
Over three months to 6 months	44,217	44,681
Over 6 months to 12 months	96,372	62,172
Over 12 months	73,832	92,373

Total	$247,850	$240,515

Subordinated Notes

        Plaza issued three subordinated notes totaling $25 million in June 2015 at a fixed interest rate of 7.125% payable in arrears on a quarterly basis. The notes have a maturity date of June 26, 2025 and are also redeemable in whole or in part from time to time beginning in June 26, 2020 at an amount equal to 103.0% of principal plus accrued unpaid interest. The redemption price decreases 50 basis points each subsequent year. The subordinated notes contain a covenant limiting dividends or distribution of capital stock or other equity securities of any kind of Plaza, except for dividends payable solely in shares of common stock, if the total risk-based capital ratio, tier 1 risk-based capital ratio or leverage ratio of Plaza or Plaza Bank becomes less than 10%, 6% percent or 5%, respectively.

Shareholders' Equity

        Shareholders' equity was $126.3 million as of June 30, 2017, compared to $118.7 million as of December 31, 2016. The increase of $7.6 million during the six months ended June 30, 2017 was primarily attributable to net income.

Financial Condition at December 31, 2016 and December 31, 2015

Assets

        Total assets of Plaza were $1.2 billion as of December 31, 2016, compared to $1.1 billion as of December 31, 2015. The increase of $166.5 million was primarily attributable to organic loan growth and an increase in cash and cash equivalents.

Cash and Cash Equivalents

        Cash and cash equivalents totaled $137.1 million at December 31, 2016, compared to $97.6 million at December 31, 2015. The increase of $39.5 million was in interest bearing deposits with the Federal Reserve Bank of San Francisco and other financial institutions.

Investment Securities Available-for-Sale

        Securities available-for-sale was $23.1 million at December 31, 2016, compared to $28.2 million at December 31, 2015. During 2016, the security portfolio was reduced by the principal cash flows from amortizing securities and the proceeds from two maturing securities, of which none of the proceeds were reinvested.

        The following table presents the book values and fair values of the "available-for-sale" investment securities portfolio as of the dates presented.

	As of December 31,
	2016		2015
(dollars in thousands)	Amortized Cost	Fair Value	Amortized Cost	Fair Value
U.S. agency securities	$6,250	$6,253	$8,256	$8,250
U.S. Treasury securities	—	—	1,756	1,753
Mortgage backed securities (Residential)	10,913	10,842	12,139	12,179
Corporate bonds	6,005	6,022	6,040	6,033

Total	$23,168	$23,117	$28,191	$28,215

        The following table summarizes the contractual maturity characteristics of Plaza's available-for-sale securities portfolio by investment category as of December 31, 2016. Expected remaining maturities will differ from remaining contractual maturities as mortgage-backed securities in Plaza Bank's portfolio can be prepaid or called without penalty.

	As of December 31, 2016
	Within One Year		After One But Within Five Years		After Five But Within Ten Years		After Ten Years		Total
(dollars in thousands)	Amount	Weighted Average Yield	Amount	Weighted Average Yield	Amount	Weighted Average Yield	Amount	Weighted Average Yield	Amount	Weighted Average Yield
U.S. agency securities	$6,253	1.02%	$—	—%	$—	—%	$—	—%	$6,253	1.02%
Mortgage backed securities	—	—	—	—	8,475	2.53	2,367	2.03	10,842	2.42
Corporate bonds	5,006	1.98	1,016	1.68	—	—	—	—	6,022	1.93

Total	$11,259	1.56%	$1,016	1.68%	$8,475	2.53%	$2,367	2.03%	$23,117	1.91%

Loans, net of deferred fees and costs

        Loans as of December 31, 2016 were $1.0 billion, compared to $886.7 million as of December 31, 2015. The net increase is attributable to organic growth in Plaza's owner occupied commercial real estate, commercial and industrial and indirect auto portfolios, partially offset by the decline in Plaza's home equity lines and single family mortgage loans.

Premises and Equipment, Net

        The total net book value of premises and equipment, net, was $7.8 million of December 31, 2016, compared to $7.6 million as of December 31, 2015. The net increase was due to the difference between the cost of the total fixed assets additions of $991,000, offset by the depreciation and amortization of $724,000, in 2016.

Goodwill

        Plaza recorded as goodwill the excess of the purchase price over the fair value of the identifiable net assets acquired in accordance with applicable guidance. At December 31, 2016 and 2015, Plaza's goodwill was $8.3 million.

Other Assets

        Accrued interest receivable and other assets is primarily composed of accrued interest receivable from loans and available-for-sale securities, deferred tax assets, SBA-related servicing rights, restricted stock and other prepaid expenses. As of December 31, 2016, these assets amounted to $26.35 million compared to $33.8 million as of December 31, 2015. The decrease of $7.3 million is largely due to changes in the deferred tax asset as a result of the utilization of net operating losses in 2016.

Liabilities

Deposits

        Plaza's total deposits were $1.0 billion at December 31, 2016, compared to $884.0 million as of December 31, 2015. The increase of $120.5 million was primarily due to organic growth in all deposit product types except for non-interest bearing deposits. Non-interest bearing deposits were $311.0 million or 31% of the total deposits as of December 31, 2016 and $316.5 million or 36% of the total deposits as of December 31, 2015.

        The following table summarizes the distribution of the average deposit balances and the average interest rates incurred by deposit categories for the years ended December 31, 2016 and 2015 as indicated:

	For the Year Ended December 31,
	2016		2015
(dollars in thousands)	Average Balance	Average Rate	Average Balance	Average Rate
Non-interest bearing demand	$281,822	—%	$306,344	—%
Interest bearing demand	40,035	0.07	16,040	0.09
Savings and money market deposits	377,490	0.54	336,064	0.43
Time certificate of deposits—Retail	161,411	1.05	172,611	0.99
Time certificate of deposits—Wholesale	67,235	1.05	56,434	1.12

Total	$927,993	0.48%	$887,493	0.43%

        Plaza's scheduled maturities of certificates of as of the dates reflected were as follows:

	For the Year Ended December 31,
(dollars in thousands)	2016	2015
Three months or less	$41,289	$44,506
Over three months to 6 months	44,681	44,322
Over 6 months to 12 months	62,172	64,632
Over 12 months	92,373	58,538

Total	$240,515	$211,998

Shareholders' Equity

        Shareholders' equity was $118.7 million as of December 31, 2016, compared to $107.3 million as of December 31, 2015. The increase of $11.4 million during 2016 was primarily attributable to net income.

Comparison of Results of Operations

Six Months Ended June 30, 2017 Compared to Six Months Ended June 30, 2016

Average Balances, Interest Income/Expense and Yield/Rates Incurred.

        The following table sets forth Plaza's average balance sheet, related interest income or expense, and average yield or interest rate incurred for the indicated periods.

	For the Six Months Ended June 30,
	2017			2016
(dollars in thousands)	Average Balance	Interest Income or Expense	Average Yield/ Rate	Average Balance	Interest Income or Expense	Average Yield/ Rate
Assets:
Interest-earning assets:
Loans, with fees	$1,029,826	$30,425	5.96%	$917,968	$26,471	5.78%
Investment securities	14,708	98	1.34	29,344	177	1.21
Interest bearing deposits with banks	94,952	426	0.90	67,565	178	0.53
Interest-only strip	331	20	12.18	703	42	11.98

Total interest-earning assets	1,139,817	30,969	5.48%	1,015,580	26,868	5.31%

Noninterest-earning assets	41,334			47,429

Total Assets	$1,181,151			$1,063,009

Liabilities and Shareholders' Equity:
Interest-bearing liabilities:
Inter-bearing demand deposits	$38,596	$14	0.07%	$36,555	12	0.07%
Savings and money market deposits	431,594	1,409	0.66	359,019	907	0.51
Time certificates of deposits—retail	171,177	982	1.16	153,101	782	1.02
Time certificates of deposits—wholesale	77,303	403	1.05	61,657	318	1.03

Total interest-bearing deposits	718,670	2,808	0.79	610,332	2,019	0.66
Other borrowings	46,322	1,011	4.40	56,358	1,069	3.80

Total interest-bearing liabilities	764,992	3,819	1.01%	666,690	3,088	0.93%

Noninterest-bearing liabilities:
Non-interest bearing demand	282,684			276,045
Other liabilities	10,415			9,916

Total noninterest-bearing liabilities	293,099			285,961

Total liabilities	1,058,091			952,651
Shareholders' equity	123,060			110,358

Total liabilities and shareholders' equity	$1,181,151			$1,063,009

Net interest income		$27,150			$23,780

Net interest spread			4.47%			4.37%
Net interest margin			4.80			4.70

        The following table sets forth the dollar amount of changes in interest earned on interest-earning assets and interest incurred on interest-bearing liabilities, respectively, and the amount of change attributable to changes in balances, or volume changes, and changes in interest rates, or rate changes for the indicated periods:

	Six Months Ended June 30, 2017 vs. 2016
(dollars in thousands)	Change Due to Volume	Change Due to Rate	Total
Interest income:
Loans, with fees	$3,208	$746	$3,954
Investment securities	(88)	9	(79)
Interest bearing deposits with banks	72	176	248
Interest-only strip	(22)	—	(22)

Total	3,170	931	4,101
Interest expense:
Interest-bearing demand deposits	1	1	2
Savings and money market deposits	180	322	502
Time certificates of deposits—Retail	92	108	200
Time certificates of deposits—Wholesale	80	5	85
Other borrowings	(192)	134	(58)

Total	161	570	731

	$3,009	$361	$3,370

Total Interest Income

        Interest income is the primary source of income for Plaza that consists of interest income and fees on loans, interest income on investment securities and on deposits with other financial institutions. Total interest income was $31.0 million for the six months ended June 30, 2017, compared to $26.9 million for the same period in 2016. The increase of $4.1 million was primarily due to a $3.2 million directly related to higher average loan balances due to organic growth in the loan portfolio and $746,000 due to the effect of rising interest rate environment on the loan portfolio.

Total Interest Expense

        Interest expense represents interest incurred on interest bearing deposits and interest on other borrowings that is primarily interest expense on the subordinated debentures and advances from the FHLB. Total interest expense incurred was $3.8 million for the six months ended June 30, 2017, compared to $3.1 million for the same period in 2016. The increase in interest expense was primarily due to $108 million in higher average interest-bearing deposit balances attributable mostly to organic growth, and a slight increase in the yield paid on the deposits.

Net Interest Income

        Net interest income is the difference between Plaza's total interest income and total interest expense. Net interest income was $27.2 million for the six months period ended June 30, 2017, compared to $23.8 million for the same period in 2016. The increase in net interest income was due to increases in average balance of earning assets and in the average yield on those earning assets, which was partially offset by an increase in interest expense due to higher average deposit balances and higher average cost of funds.

Net Interest Spread

        Net interest spread is the difference between the yield on average total interest-earning assets and the cost of average total interest-bearing liabilities. Plaza's net interest spread was 4.47% for the six month period ended June 30, 2017, compared to 4.37% for the six month period ended June 30, 2016. The increase of 0.10% in net interest spread was the result of a combination of a 0.17% higher average yield on interest earning assets, due to higher over-all yields on interest earning cash balances and Plaza's loan portfolio, partially offset by a 0.08% higher average cost on interest paying liabilities because of higher average interest rates on interest bearing deposits.

ALLL

        The ALLL reflects management's judgment of the level of allowance adequate to provide for probable incurred losses in Plaza's loan portfolio. On a quarterly basis, management assesses the overall adequacy of the ALLL utilizing a methodology which includes an individual analysis of specific categories of loans, specific categories of classified loans and individual classified loans. Evaluation of the adequacy of ALLL is based upon relevant information about the ability of borrowers to service their debt, such as current financial information, historical payment experience, collateral adequacy and credit documentation, as well as certain other factors that, in management's judgment, deserve recognition in estimating loan losses. These factors include, but are not limited to, historical charge-offs, estimated future losses on all significant loans, credit concentrations, certain classes or composition of loans, trends in the loan portfolio, delinquencies and nonaccruals, economic factors and the experience of management.

        One of the components of the ALLL is the provision for loan losses, referred to as the PLLL, that increases the level of ALLL, and is a debit or charge to expense. Loans that are written-off because management believes that the collectability of principal is unlikely are charged to ALLL. Subsequent recoveries of written off loan amounts are credited to the ALLL.

        The ALLL decreased by $29,000 to $12.9 million for the six months ended June 30, 2017. The reduction in the ALLL was the result of a net charge-offs totaling $110,000, partially offset by the PLLL of $81,000. This compared to an increase in the ALLL of $897,000 as a result of an $889,000 PLLL and net recoveries of $8,000 for the same period in 2016.

Total Other Income or Non-interest Income

        Plaza's other or non-interest income consists primarily of gains from sales of SBA loans, and related fees, service charges on deposit accounts, gain on sale of investment securities, gain on FDIC-share loss related assets and other income (including dividends earned from investment in equity shares of correspondent banks).

        Other or non-interest income was $3.4 million for the six months ended June 30, 2017, compared to $4.8 million for the same period in 2016. The net decrease of $1.4 million resulted primarily from lower gains on the sale of SBA loans of $500 thousand and lower earnings form sublease rental income of $437 thousand. The following table reflects the other or non-interest income of Plaza for the periods indicated:

	For the Six Months Ended June 30,
(dollars in thousands)	2017	2016
Gains from sales of SBA loan	$1,400	$1,906
Service charges and fees on deposit accounts	503	603
Loan servicing and other fees	694	706
Net gain from purchased assets	183	38
Net gain on sale of investment securities	—	118
Other fees and miscellaneous income	645	1,440

Total	$3,425	$4,811

Non-interest Expense

        Non-interest expense consists of five major categories: salaries and employee benefits, occupancy expense, data processing, professional services and other operating or non-interest expense.

        Non-interest expense was $18.1 million for the six months ended June 30, 2017, compared to $19.0 million for the same period in 2016. The decrease is primarily attributable to decrease in salaries and other employee benefits of $314 thousand and lower occupancy expenses of $354 thousand.

        The table below sets forth Plaza's operating or non-interest expense by category for the periods indicated:

	For the Six Months Ended June 30,
(dollars in thousands)	2017	2016	Change	% Change
Salaries and other employee benefits	$12,098	12,412	$(314)	(2.53)%
Occupancy expenses	1,839	2,193	(354)	(16.14)
Data processing	1117	1227	(110)	(8.96)
Professional services	1051	1186	(135)	(11.38)
Other operating and non-interest expenses:
Advertising and marketing	481	362	119	32.87
Employee expenses	383	405	(22)	(5.43)
Amortization of Intangibles	308	386	(78)	(20.21)
Stationery, printing and supplies	277	291	(14)	(4.81)
Supervisory assessments	245	334	(89)	(26.65)
Corporate insurance	102	107	(5)	(4.67)
Other	214	114	100	87.72

Total Operating or Non-Interest Expenses	$18,115	$19,017	$(902)	(4.74)%

Income Tax Provision

        The following table sets forth Plaza's income tax provision for periods indicated.

	For the Six Months Ended June 30,
(dollars in thousands)	2017	2016
Income tax provision	$5,157	$3,399
Effective tax rate	0.42%	0.39%

Net Income

        Plaza reported net income of $7.2 million for the six months ended June 30, 2017, compared to net income of $5.3 million for the same period in 2016. The increase in net income of $1.9 million resulted from a $3.3 million increase in net interest income, and a decrease of $902,000 in non-interest expense, which was partially offset by a decrease in non-interest income of $1.4 million and an increase in the income tax provision of $1.8 million.

Year Ended December 31, 2016 Compared to Year Ended December 31, 2015

Average Balances, Interest Income/Expense and Yield/Rates Paid

        The following table sets forth Plaza's average balance sheet, related interest income or expense, and rate earned or incurred as of December 31, 2016 and as of December 31, 2015, respectively.

	For the Year Ended December 31,
	2016			2015
(dollars in thousands)	Average Balance	Interest Income or Expense	Average Yield/Rate	Average Balance	Interest Income or Expense	Average Yield/Rate
Assets:
Interest-earning assets:
Loans, with fees	$957,798	$55,828	5.81%	$853,850	$50,188	5.88%
Investment securities	27,777	331	1.19	35,146	500	1.42
Interest bearing deposits with banks	79,142	417	0.53	100,435	275	0.27
Interest only strip	595	72	12.07	893	108	12.09

Total interest-earning assets	1,065,312	56,648	5.30%	990,324	51,071	5.16%

Noninterest-earning assets	45,176			61,203

Total Assets	$1,110,488			$1,051,527

Liabilities and Shareholders' Equity:
Interest-bearing liabilities:
Inter-bearing demand deposits	$40,035	$27	0.07%	$16,040	$15	0.09%
Savings and money market deposits	377,490	2,050	0.54	336,064	1,447	0.43
Time certificates of deposits—retail	161,411	1,695	1.05	172,611	1,714	0.99
Time certificates of deposits—wholesale	67,235	709	1.05	56,434	632	1.12

Total interest-bearing deposits	646,171	4,481	0.69	581,149	3,808	0.66
Other borrowings	59,472	2,149	3.60	25,276	1,182	4.68

Total interest-bearing liabilities	705,643	6,630	0.94%	606,425	4,990	0.82%

Noninterest-bearing liabilities:
Non-interest bearing demand	281,822			306,344
Other liabilities	9,706			24,152

Total noninterest-bearing liabilities	291,528			330,496

Total liabilities	997,171			936,921
Shareholders' equity	113,317			114,606

Total liabilities and shareholders' equity	$1,110,488			$1,051,527

Net interest income		$50,018			$46,081

Net interest spread			4.37%			4.33%
Net interest margin			4.68			4.65

        The following table sets forth the dollar amount of changes in interest earned for rate changes or volume changes for the periods indicated.

	Year Ended December 31, 2016 vs. 2015 Change Due to
(dollars in thousands)	Volume	Rate	Total
Interest income:
Loans, with fees	$6,110	$(470)	$5,640
Investment securities	(105)	(64)	(169)
Interest bearing deposits with banks	(58)	200	142
Federal funds sold	—	—	—
Interest-only strip	(36)	—	(36)

Total	5,911	(334)	5,577
Interest expense:
Interest-bearing demand deposits	21	(8)	13
Savings and money market deposits	178	425	603
Time certificates of deposits—Retail	(112)	94	(18)
Time certificates of deposits—Wholesale	121	(44)	77
Other borrowings	1,602	(637)	965

Total	1,810	(170)	1,640

Increase in net interest income	$4,101	$(164)	$3,937

Total Interest Income

        Total Interest income was $56.6 million for the year ended December 31, 2016, compared to $51.1 million for the year ended December 31, 2015. The $5.5 million increase was a result of higher year-to-date average earning asset balance, augmented by slightly higher average yield on interest-earning assets during the year.

Total Interest Expense

        Total interest expense was $6.6 million for the year ended December 31, 2016, compared to $5.0 million for the year ended December 31, 2015. The $1.6 million increase was primarily due to higher average interest bearing deposits and other borrowings.

Net Interest Income

        Net interest income was $50.0 million for the year ended December 31, 2016, compared to $46.1 million for the year ended December 31, 2015. The $3.9 million increase in net interest income in 2016 was primarily driven by the higher average loan balances.

Net Interest Spread

        Plaza's net interest spread was 4.37% for the year ended December 31, 2016, compared to 4.33% for the year ended December 31, 2015. The 0.92% year-over-year increase in net interest spread resulted from a combination of higher yield on average total interest-earning assets, partially offset by an increase in cost of average total interest-bearing liabilities.

PLLL

        The PLLL was $1.6 million for the year ended December 31, 2016, compared to $2.4 million for the year ended December 31, 2015. The $733,000 decrease in PLLL from 2015 to 2016 reflected the continued improvement and stability in the over-all creditworthiness of the loan portfolio. Plaza's ALLL in 2016 reflected a gross charge-off of $224,000 compared to $341,000 in 2015. Recoveries that were credited to ALLL in 2016 were $50,000 compared to $53,000 in 2015.

Non-interest Income

        Plaza's total other or non-interest income was $8.8 million for the year ended December 31, 2016, compared to $9.9 million for the year ended December 31, 2015. Below are the components of the non-interest income for the periods indicated:

	For the Years Ended December 31,
(dollars in thousands)	2016	2015	Change	% Change
Gains from sales of SBA loan	$3,176	$3,551	$(375)	(10.56)%
Service charges and fees on deposit accounts	1,180	1,637	(457)	(27.92)
Loan servicing and other fees	1,439	1,202	237	19.72
Net gain from purchased assets	127	804	(677)	(84.20)
Net gain on sale of investment securities	118	1	117	100.00
Other fees and miscellaneous income	2,757	2,685	72	2.68

Total	$8,797	$9,880	$(1,083)	(11.0)%

Total Non-interest Expense

        Total non-interest expense was $38.6 million for the year ended December 31, 2016, compared to $41.9 million for the year ended December 31, 2015. The $3.3 million decrease in 2016 was primarily related to a decrease of $4.1 in million merger related expenses, partially offset by a $1.6 million increase in salaries and benefits as a result of increased employee head count in 2016 from 147 employees as of December 31, 2015 to 157 as of December 31, 2016.

        Below are the components of non-interest expense for the periods shown.

	For the Years Ended December 31,
(dollars in thousands)	2016	2015	Change	% Change
Salaries and other employee benefits	$25,100	23,452	$1,648	7.03%
Occupancy expenses	4,363	4,370	(7)	(0.16)
Other operating and non-interest expenses:
Professional services	2,646	2,474	172	6.95
Data processing	2,493	2,552	(59)	(2.31)
Employee expenses	826	759	67	8.83
Amortization of Intangibles	721	797	(76)	(9.54)
Advertising and marketing	713	711	2	0.28
Stationery, printing and supplies	582	614	(32)	(5.21)
Supervisory assessments	551	1,008	(457)	(45.34)
Corporate insurance	224	346	(122)	(35.26)
Other	385	747	(362)	(48.46)
Merger-related expenses	—	4,094	(4,094)	(100.00)

Total Non-Interest Expenses	$38,604	$41,924	$(3,320)	(7.92)%

Income Tax Provision

        The following table sets forth Plaza's provision for income taxes for the years ended December 31, 2016 and 2015.

	For the Years Ended December 31,
(dollars in thousands)	2016	2015
Income tax provision	$7,449	4,852
Effective tax rate	0.40%	0.42%

Net Income

        Plaza's reported net income of $11.1 million for the year ended December 31, 2016, compared to net income of $4.3 million for the year ended December 31, 2015. The $6.8 million increase in net income in 2016 was due primarily to variances between 2016 and 2015 results, such as: favorable variance in net interest income by $4.0 million; lower provision for loan losses by $0.7 million; a lower non-interest income by $1.0 million; and lower non-interest expense by $3.3 million; and higher income tax provision by $2.5 million. In addition, in 2015, Plaza incurred a $2.1 loss on discontinued operations on the sale of the mortgage business.

Year Ended December 31, 2015 Compared to Year Ended December 31, 2014

Average Balances, Interest Income/Expense and Yield/Rates Paid

        The following table sets forth Plaza's average balance sheet, related interest income or expense, and rate earned or incurred as of December 31, 2015 and as of December 31, 2014, respectively.

	For the Year Ended December 31,
	2015			2014
(dollars in thousands)	Average Balance	Interest Income or Expense	Average Yield/Rate	Average Balance	Interest Income or Expense	Average Yield/Rate
Assets:
Interest-earning assets:
Loans, with fees	$853,850	$50,188	5.88%	$787,970	$46,477	5.90%
Investment securities	35,146	500	1.42	49,660	372	0.75
Interest bearing deposits with banks	100,435	275	0.27	119,179	83	0.07
Interest only strip	893	108	12.09	1263	154	12.19

Total interest-earning assets	990,324	51,071	5.16%	958,072	47,086	4.91%

Noninterest-earning assets	61,203			67,582

Total Assets	$1,051,527			$1,025,654

Liabilities and Shareholders' Equity:
Interest-bearing liabilities:
Interest bearing demand deposits	$16,040	$15	0.09%	$14,357	$33	0.23%
Savings and money market deposits	336,064	1,447	0.43	483,890	1,604	0.33
Time certificates of deposits—retail	172,611	1,714	0.99	145,363	1,375	0.95
Time certificates of deposits—wholesale	56,434	632	1.12	93,121	1,263	1.36

Total interest-bearing deposits	581,149	3,808	0.66	736,731	4,275	0.58
Other borrowings	25,276	1,182	4.68	32,320	367	1.14

Total interest-bearing liabilities	606,425	4,990	0.82%	769,051	4,642	0.60%

Noninterest-bearing liabilities:
Non-interest bearing demand	306,344			106,180
Other liabilities	24,152			21,605

Total noninterest-bearing liabilities	330,496			127,785

Total liabilities	936,921			896,836
Shareholders' equity	114,606			128,818

Total liabilities and shareholders' equity	$1,051,527			$1,025,654

Net interest income		$46,081			$42,444

Net interest spread			4.33%			4.31%
Net interest margin			4.65			4.43

        The following table sets forth the dollar amount of changes in interest earned for rate changes or volume changes.

	Year Ended December 31, 2015 vs. 2014 Change Due to
(dollars in thousands)	Volume	Rate	Total
Interest income:
Loans, with fees	$3,886	$(174)	$3,712
Investment securities	(109)	236	127
Interest bearing deposits with banks	(13)	205	192
Interest-only strip	(45)	(1)	(46)

Total	3,719	266	3,985
Interest expense:
Interest-bearing demand deposits	4	(22)	(18)
Savings and money market deposits	(490)	333	(157)
Time certificates of deposits—Retail	257	81	338
Time certificates of deposits—Wholesale	(498)	(133)	(631)
Other borrowings	(80)	896	816

Total	(807)	1,155	348

Increase in net interest income	$4,526	$(889)	$3,637

Total Interest Income

        Total interest income was $51.1 million for the year ended December 31, 2015, compared to $47.1 million for the year ended December 31, 2014. The $4.0 million increase is primarily a result of higher average loan balances.

Total Interest Expense

        Total interest expense was $5.0 million for the year ended December 31, 2015, compared to $4.6 million for the year ended December 31, 2014. The $348,000 increase was primarily due to the issuance of three subordinated notes with a fixed rate of 7.125% totaling $25.0 million in June 2015.

Net Interest Income

        Net interest income was $46.1 million for the year ended December 31, 2015, compared to $42.4 million for the year ended December 31, 2014. The $3.6 million increase in net interest income in 2015 was primarily driven by the higher year-to-date average loan balances.

Net Interest Spread

        Plaza's net interest spread was 4.33% for the year ended December 31, 2015, compared to 4.31% for the year ended December 31, 2014.

PLLL

        The PLLL was $2.4 million for the year ended December 31, 2015, compared to $2.1 million for the year ended December 31, 2014. The $235,000 decrease in PLLL from 2014 to 2015 reflected the continued improvement and stability in the over-all creditworthiness of the loan portfolio. Plaza's ALLL in 2015 reflected a gross charge-off of $341,000 compared to $504,000 in 2014. Recoveries that were credited to ALLL in 2015 were $54,000 compared to $142,000 in 2014.

Non-interest Income

        Plaza's total other or non-interest income was $9.9 million for the year ended December 31, 2015, compared to $8.8 million for the year ended December 31, 2014. Below are the components of the total other or non-interest income for the comparable periods.

	For the Years Ended December 31,
(dollars in thousands)	2015	2014	Change	% Change
Gains from sales of SBA loan	$3,551	$3,567	$(16)	(0.45)%
Service charges and fees on deposit accounts	1,637	1,869	(232)	(12.41)
Loan servicing and other fees	1,202	656	546	83.23
Net gain from purchased assets	804	86	718	834.88
Net gain on sale of investment securities	1	36	(35)	(97.22)
Other fees and miscellaneous income	2,685	2,594	91	3.51

Total	$9,880	$8,808	$1,072	12.2%

Total Operating or Non-interest Expense

        Total operating or non-interest expense was $41.9 million for the year ended December 31, 2015, compared to $35.9 million for the year ended December 31, 2014. The $6.0 million increase in 2015 was primarily related to merger related expenses of $4.1 million and an increase in salaries and employee benefits of $2.8 million.

	For the Years Ended December 31,
(dollars in thousands)	2015	2014	Change	% Change
Salaries and other employee benefits	$23,452	20,632	$2,820	13.67%
Occupancy expenses	4,370	3,599	771	21.42
Other operating and non-interest expenses:
Merger-related expenses	4,094	99	3,995	4,035.35
Data processing	2,552	2,613	1,613	(2.33)
Professional services	2,474	3,576	3,576	(30.82)
Supervisory assessments	1,008	823	185	22.48
Amortization of Intangibles	797	813	(16)	(1.97)
Employee expenses	759	893	(134)	(15.01)
Other	747	1,310	(563)	(42.98)
Advertising and marketing	711	697	14	2.01
Stationery, printing and supplies	614	648	(34)	(5.25)
Corporate insurance	346	210	136	64.76

Total Operating or Non-Interest Expenses	$41,924	$35,913	$6,011	16.74%

Income Tax Provision

        The following table sets forth Plaza's provision for income taxes for the years ended December 31, 2015 and 2014.

	For the Years Ended December 31,
(dollars in thousands)	2015	2014
Income tax provision	$4,852	5,925
Effective tax rate	42%	45%

Net Income

        Plaza's reported net income of $4.3 million for the year ended December 31, 2015, compared to net income of $2.2 million for the year ended December 31, 2014. The $2.1 million increase in net income in 2015 was due primarily to loss on discontinued operations being $2.3 million less in 2015 than in 2014.

Financial Condition at June 30, 2017, December 31, 2016 and 2015

Loan Portfolio Composition

        For the first six months ended June 30, 2017, the loan portfolio grew by $33.1 million or 6.48% to $1.05 billion from December 31, 2016 loan portfolio balance of $1.02 billion. The notable net growth is in the following categories: Commercial real estate by $16.9 million or 4.4%, and consumer by $18.1 million or 47.8%.

        Plaza's loan portfolio as of December 31, 2016 was at $1.02 billion, a net organic growth of $139.0 million or 15.8% compared to December 31, 2015 of $882.2 million. The growth in 2016 over 2015 was in the following categories: commercial and industrial by $39.6 million or 28.1%, commercial real estate by $183.4 million or 31.5%, offset by a decrease in consumer loans of $84.0 million or 52.7%.

        The following table sets forth the composition of Plaza's loan portfolio at the dates indicated.

	As of June 30,	As of December 31,
(dollars in thousands)	2017	2016	2015	2014	2013	2012
Loan Portfolio Segment:
Commercial	$178,596	$180,491	$140,861	$167,258	$152,524	$146,927
Commercial real estate	782,113	765,164	581,778	533,800	450,667	384,760
Consumer	93,615	75,548	159,560	157,033	129,936	176,704

Total loans, net of deferred fees and costs	1,054,324	1,021,203	882,199	858,091	733,127	708,391
ALLL	(12,937)	(12,966)	(11,506)	(9,426)	(7,656)	(6,323)

Loans, net of ALLL	$1,041,387	$1,008,237	$870,693	$848,665	$725,471	702,068

Total Loans by Collateralization:
Real estate	$787,380	$767,822	$666,769	$639,374	$545,695	$537,272
Other	266,944	253,381	215,430	218,717	187,432	171,119

Total	$1,054,324	$1,021,203	$882,199	$858,091	$733,127	708,391

Real estate collateral percentage	74.68%	75.19%	75.58%	74.51%	74.43%	75.84%

        The following table shows the maturity distribution of Plaza's outstanding loans as of June 30, 2017. The loan amounts are based on contractual maturities although borrowers may have the ability to prepay.

	As of June 30, 2017
(dollars in thousands)	Within One Year	After One But Within Five Years	After Five Years	Total
Maturities:
Commercial	$110,304	$63,635	$4,657	$178,596
Commercial real estate	266,684	449,161	66,268	782,113
Consumer	8,644	6,036	78,935	93,615

Loans, net deferred fees and costs	$385,632	$518,832	$149,860	$1,054,324

Repricing:
Loans with variable (floating) interest rates	$347,964	$439,353	$53,929	$841,246
Loans with predetermined (fixed) interest rates	37,668	79,479	95,931	213,078

Loans, net of deferred fees and costs	$385,632	$518,832	$149,860	$1,054,324

Asset Quality

General

        As a part of Plaza's goals and objectives to maintain satisfactory level of asset quality, the loan portfolio is reviewed monthly by the Board designated loan committee, and loan accounts that are classified as special attention credit, or SAC, are reviewed by management on a quarterly basis. In addition, a third party company is engaged to perform loan reviews on a semi-annual basis. The most important critical asset quality criteria in all of the related reviews are the update of the risk rating of all loan accounts, and the identification of loan accounts that need impairment evaluation under ASC 310, which affect significantly the level of the estimated ALLL.

        Loans are placed on non-accrual status when, in the judgment of management, the probability of collection of principal and interest is deemed to be doubtful or when the account becomes 90 days past due. Once an account is placed on non-accrual, interest stops accruing and any outstanding accrued interest receivable is reversed and interest income is debited. Past due status is based on the contractual terms of the loan.

        At June 30, 2017, Plaza had $4.7 million in loans on non-accrual status, compared to $2.6 million in loans in non-accrual status at December 31, 2016 and $1.2 million at December 31, 2015. The increase in non-accrual loans from one previous period to another through June 30, 2017 reflects the growth and aging of the loan portfolio. The potential losses on the non-accrual loans is limited as most of the loans are either well collateralized or have government guarantees or both.

        The following table provides information relating to non-performing assets as of the dates indicated.

	As of June 30,	As of December 31,
(dollars in thousands)	2017	2016	2015
Non-accrual loans	$4,723	$2,579	$1,236
Loans past due 90 days or more and still accruing	—	—	—
Total non-performing loans	4,723	2,579	1,236
OREO	206	206	206

Total non-performing assets	$4,929	$2,785	$1,442

Non-accrual loans to total loans	0.45%	0.25%	0.14%
Non-performing assets to total assets	0.39%	0.23%	0.14%

Classified and Criticized Loans

        Federal regulations require that each federally insured institution categorize by grade its assets on a regular basis. Furthermore, in connection with examinations of federally insured institutions, federal examiners have authority to identify problem assets and, if appropriate, classify them and to the extent the examiners deem it necessary, reduce the carrying value thereof. Plaza categorizes its loans into risk categories based on relevant information about the ability of borrowers to service their debt including, among others, factors such as current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. Plaza analyzes loans individually by classifying the loans as to credit risk. This analysis includes all loans and is performed at origination and updated at renewal or whenever the loan is contractually past due or out of compliance with any loan terms.

        Plaza assigns a risk rating to all loans, and periodically performs detailed reviews of all such loans over a certain threshold to identify credit risks and to assess the overall collectability of the portfolio. The reviews are prepared on an on-going basis throughout the year. These risk ratings are also subject to examination by independent specialists engaged by Plaza and Plaza's regulators. During these internal reviews, management monitors and analyzes the financial condition of borrowers and guarantors, trends in the industries in which borrowers operate and the fair values of collateral securing these loans. These credit quality indicators are used to assign a risk rating to each individual loan. The risk ratings can be grouped into five major categories, defined as follows: Pass, Special Mention, Substandard, Doubtful, and Loss.

        The general reserve component of the allowance for loan and lease losses also consists of reserve factors that are based on management's assessment of the following for each portfolio segment: (1) inherent credit risk, (2) historical losses and (3) other qualitative factors. Inherent credit risk and qualitative reserve factors are inherently subjective and are driven by the repayment risk associated with each class of loans described below.

        Commercial Real Estate—Commercial real estate loans are made to entities to facilitate the purchase or refinance of improved commercial real estate for business activities. Loans in this category are both owner-occupied and investor real estate, however, are primarily owner-occupied real estate loans and are made within regulatory loan-to-value guidelines. Included in this category are construction and land loans.

        Commercial and Industrial—Commercial and industrial loans are made to businesses and individuals to facilitate the growth and expansion and ongoing business operations. Commercial and industrial loans are used for the purposes of working capital, equipment purchase and inventory financing. Loans in this category are extended on a secured and unsecured basis. Plaza Bank underwrites the existing cash flows of both the operating businesses and guarantors. Substantially all commercial loans are secured and backed by the personal guarantees of the owners of the businesses

        Consumer—These loans include loans to individuals for consumer purposes and may include residential real estate, secured loans, unsecured loans, loans to facilitate the purchase of vehicles, indirect auto loans and other consumer purpose loans. Typically, these loans are fully amortizing term loans. The Plaza's consumer portfolio is concentrated in indirect auto loans, residential real estate and home equity line of credits (HELOC).

ALLL

        The ALLL is a valuation allowance for probable incurred credit losses. Loan accounts balances that are partially or fully written off after management determines that the collectability of the loan balance is certain or confirmed are charged against ALLL. Subsequent recoveries, if any, are credited to the ALLL. Management estimates the required ALLL based on the approved Board ALLL methodology, utilizing past loan loss experience of both Plaza Bank and its peers, the nature and volume of the loan portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the ALLL may be made for specific loans, but the entire ALLL is available for any loan that, in management's judgment, should be charged or written off.

        The ALLL consists of specific and general components. The specific component relates to loans that are individually classified as impaired. A loan is impaired when, based on current information and events, it is probable that Plaza will not be able to collect all amounts due according to the contractual terms of the loan agreement. Loans for which the terms have been modified resulting in a concession, and for which the borrower is experiencing financial difficulties, are considered troubled debt restructurings and classified as impaired.

        Plaza has identified the following loan portfolio classifications: commercial, real estate, and consumer. Plaza's portfolio segments are also the class at which management monitors and assesses credit risk. Commercial loans are primarily underwritten based on the cash flows of the business operations and secured by assets being financed, such as accounts receivable, inventory, and equipment. Real estate loans are primarily underwritten based on cash flow of the borrower and their business and further secured by real estate, and collateral values may fluctuate based on the impact of economic conditions. All types of commercial loans may also come with personal guarantees of the borrowers and business owners. Consumer loans are generally dependent on personal income of the customer, and repayment is dependent on the borrowers' personal cash flow and employment status which can also be affected by general economic conditions. Additionally, collateral values may fluctuate based on the impact of economic conditions on residential real estate values and other consumer type assets such as automobiles.

        For all classes, loans or portions of loans are charged off when there is a distinct probability of loss identified and management believes the uncollectability of a loan balance is confirmed. A distinct probability of loss exists when it has been determined that any remaining sources of repayment are insufficient to cover all outstanding principal. The probable loss is immediately calculated based on the value of the remaining sources of repayment and charged to the ALLL.

        Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired.

Management determines the significance of payment delays and payment shortfalls on case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

        If a loan is impaired under ASC 310, the loan is appropriately classified as an impaired loan and separate valuation allowance is determined based on the present value of estimated future cash flows using the loan's existing rate, or at the fair value of collateral if repayment is expected solely from the collateral. Troubled debt restructurings are separately identified for impairment disclosures and are measured at the present value of estimated future cash flows using the loan's effective rate at inception. If a troubled debt restructuring is considered to be a collateral dependent loan, the loan is reported, net, at the fair value of the collateral. For troubled debt restructurings that subsequently default, Plaza determines the amount of reserve in accordance with the accounting policy for the ALLL.

        The general component covers non-impaired loans and is based on Plaza's or its peer's historical loss experience, whichever is greater, adjusted for current factors. The historical loss experience is based on the actual loss history experienced by Plaza or its peers' as reported in their FDIC Call Reports, supplemented with other economic factors based on the risks present. These economic factors include consideration of the following: levels of and trends in delinquencies and impaired loans; levels of and trends in charge-offs and recoveries; trends in volume and terms of loans; effects of any changes in risk selection and underwriting standards; other changes in lending policies, procedures, and practices; experience, ability, and depth of lending management and other relevant staff; national and local economic trends and conditions; industry conditions; and effects of changes in credit concentrations.

        As of June 30, 2017, Plaza had $4.0 million in total impaired loans under ASC 310, or 0.38% of total loans, compared to $1.7 million or 0.16% of total loans as of December 31, 2016 and $161,000 in total impaired loans, or 0.02% of its total loans as of December 31, 2015. Of these total impaired loans, all were classified as non-performing or non- accrual loans for each of the above periods.

        The increase in impaired loans and non-performing or non-accrual loans from December 31, 2015 through the end of June 30, 2017 primarily was attributable to the aging and growth in the loan portfolio. No significant loss to Plaza is expected on these loans, as the impaired loans are either well collateralized or have a government guarantee.

        Plaza categorizes loans that are 30 days to 89 days as past due and have not yet been placed on non-accrual status as delinquent loans. As of June 30, 2017, Plaza has reported $454,000 as delinquent loans and as of December 31, 2016 and 2015, Plaza reported $3.0 million for both periods.

        The following table sets forth the activity in Plaza's ALLL during the periods indicated.

	Six months Ended June 30,	Year Ended December 31,
(dollars in thousands)	2017	2016	2015	2014	2013	2012
Balances:
Average total loans outstanding during period	$1,029,826	$957,798	$853,850	$958,072	$693,574	$576,201
Total loans outstanding at the end of period	1,056,734	1,027,430	886,734	858,091	733,127	708,391
Allowance for loan and lease losses:
Beginning of the year	$12,966	$11,506	$9,426	$7,656	$6,323	$5,809
Charge-offs:
Commercial real estate	13	—	—	11	216	60
Commercial and industrial	106	161	336	481	103	2,877
Consumer	—	63	5	12	85	14

Total charge-offs	119	224	341	504	404	2951
Recoveries:
Construction and land development	—	—	—
Commercial real estate	9	1	54	131	0	11
Commercial and industrial	—	45	—	—	520	4
Consumer	—	4	—	11	0	0

Total recoveries	9	50	54	142	520	15
Net charge-offs (recoveries)	110	174	287	362	(116)	2936

Provision for loan and lease losses	81	1,634	2,367	2,132	1,217	3,450

Balance at the end of period	$12,937	$12,966	$11,506	$9,426	$7,656	$6,323

Selected Ratios:
Net loan charge-offs (recoveries) as a percentage of:
Average total loans	0.01%	0.02%	0.03%	0.04%	(0.02)%	0.51%
Total loans at end of period	0.01	0.02	0.03	0.04	(0.02)	0.41
Provision for loan and lease losses	0.85	1.34	2.49	3.84	(1.52)	46.43
Allowance for credit losses as a percentage of:
Average total loans	1.26	1.35	1.35	0.98	0.80	0.66
Total loans at end of period	1.22	1.26	1.30	1.10	0.89	0.74
Total non-performing loans at end of period	2.74	5.03	9.31	3.18	1.38	0.90

        The management of Plaza continuously monitors and modifies the ALLL as conditions dictate. While management believes, based on information currently available, that Plaza's ALLL is sufficient to cover losses inherent in its loan portfolio at this time, no assurance can be given that Plaza's level of ALLL will be sufficient to absorb future loan losses incurred by Plaza, or that future adjustments to the ALLL will not be necessary if economic and other conditions negatively differ significantly from those conditions used by management to determine the current level of the ALLL.

        The following table provides a breakdown of the allowance for loan and lease losses by category as of the dates indicated:

	Allocation of the Allowance for Loan and Lease Losses (Dollars in Thousands)
			As of December 31,
	As of June 30, 2017
			2016		2015
(dollars in thousands)	Amount		Amount		Amount
Commercial real estate	$6,244	74.2%	$6,193	74.9%	$5,922	65.9%
Commercial and industrial	3,721	16.9	3,801	17.7	3,421	16.0
Consumer	2,972	8.9	2,972	7.4	2,163	18.1

Total allowance for loan and lease losses	$12,937	100.0%	$12,966	100.0%	$11,506	100.0%

Investment Securities Available-For-Sale Activities

        As of June 30, 2017 Plaza's market value of Plaza's investment securities available-for-sale were $10.2 million or 1% of total assets compared to $23.1 million or 2% of its total assets, as of December 31, 2016. The $12.9 million decrease in the investment securities available-for-sale is primarily attributable to the maturing of a total of seven agencies and corporate securities totaling $11.3 million. The reduction in investment conforms to the current investment strategy, which is driven by the goal and objective to lower the over-all market risk in the investment securities available-for-sale portfolio.

        As of December 31, 2016, Plaza held investment securities totaling $23.1 million or 2% of total assets, compared to $28.2 million, or 3% of total assets as of December 31, 2015.

        Plaza's securities investment policy, which has been established by the board of directors, is designed, among other things, to assist in its asset/liability management policies. The investment policy emphasizes preserving principal, obtaining favorable returns on investments, maintaining liquidity within designated guidelines, minimizing credit risk and maintaining flexibility. The current securities investment policies permit investments in various types of assets, including obligations of the U.S. Treasury and federal agencies, investment grade corporate obligations, various types of mortgage-backed and mortgage-related securities, certificates of deposit, and federal funds sold to financial institutions approved by the board of directors.

        All investment securities are and have been classified as available-for-sale at December 31, 2015 through June 30, 2017. Such classification provides Plaza with the flexibility to sell securities if deemed appropriate in response to changes in interest rates, among other things. Unrealized gains and losses on available-for-sale securities affect the value of the unamortized cost of the securities on a before tax basis; as a result the investment securities available-for-sale are reported on the balance sheet at fair or market value., The unrealized gains or losses are not reported as part of the income statements but are recognized as direct increases or decreases to shareholders' equity, net of applicable income taxes.

Asset and Liability Management

        One of the primary goals of Plaza's interest rate risk management is to minimize the potential of adverse effects of material changes in interest rates on its results of operations. Plaza evaluates the inherent interest rate risk in certain balance sheet accounts to determine the acceptable level of interest rate risk exposure based on its business plan, operating environment, capital, liquidity requirements and performance objectives. Plaza's board of directors sets limits for earnings and equity at risk in order to reduce the potential vulnerability of Plaza's operations to changes in interest rates. Members of senior management coordinate asset and liability management consistent with Plaza strategic business plan and board approved policies and limits. Senior management establishes and monitors the volume and mix of assets and funding sources, taking into account relative costs and spreads, interest rate sensitivity and liquidity needs. The objectives are to manage assets and funding sources and to produce results that are consistent with liquidity, capital adequacy, growth, interest rate risk, and profitability goals. Senior management periodically reports results to the Asset Liability Management Committee of Plaza's board of directors.

Market Risk

        One of Plaza's primary market risks is interest rate volatility due to the potential impact on net interest income and the market value of all interest-earning assets and interest-bearing liabilities. Another material market risk is potential deterioration of the California commercial real estate markets, which would adversely affect the security collateralizing underlying commercial and construction loans made by Plaza.

Interest Rate Sensitivity

        Interest rate sensitivity is a measure of the difference between amounts of interest-earning assets and interest-bearing liabilities that either reprice or mature within a given period of time. The difference, or the interest rate repricing "gap," provides an additional indication of the extent by which an institution's interest rate spread will be affected by changes in interest rates. A gap is considered positive when the amount of interest-rate sensitive assets exceeds the amount of interest-rate sensitive liabilities and is considered negative when the amount of interest-rate sensitive liabilities exceeds the amount of interest-rate sensitive assets. Generally, during a period of rising interest rates, a negative gap within shorter maturities would adversely affect net interest income, while a positive gap within shorter maturities would result in an increase in net interest income. During a period of falling interest rates, a negative gap within shorter maturities would result in an increase in net interest income while a positive gap within shorter maturities would have the opposite effect. To moderate its interest rate risk, Plaza seeks to maintain a neutral gap. As of June 30, 2017 the ratio of Plaza's one-year interest rate gap to total earning assets was 26.5%, compared to 29.8% at December 31, 2016 and 19.5% at December 31, 2015. Although it is not a total neutral position, this reflects stability in Plaza's gap position more being on an asset sensitive side, which would benefit Plaza on a rising interest rate environment.

        To measure earnings at risk, Plaza makes extensive use of a financial model in the formation of its interest rate risk management strategies. The model uses management assumptions concerning the repricing of assets and liabilities, as well as business volumes projected under a variety of interest rate scenarios.

        Management's assumptions for the loan portfolio and pricing of Plaza's deposit products are based on management's review of past behavior of Plaza's depositors and borrowers in response to changes in the general market.

Liquidity and Capital Resources

        Liquidity management is both a daily and long-term function of business management. Plaza's liquidity is a product of its operating, investing, and financing activities. Plaza relies on its deposits as its source of funds. Plaza's other primary sources of funds include, repayments and maturities of outstanding loans and investment securities and other short-term investments, as well as funds provided from operations. While scheduled payments from the repayment of loans, maturing investment securities and short-term investments are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition.

        Plaza uses its funds primarily to fund loan commitments and to meet its ongoing commitments to pay maturing certificates of deposit and savings withdrawals. Plaza places excess funds with the Federal Reserve Bank, where excess deposits earn the current fed funds rate.

        As of June 30, 2017, Plaza had unfunded loan commitments of $177.7 million and standby or outstanding letters of credit of $4.5 million. As of December 31, 2016, Plaza had unfunded loan commitments of $166.0 million and standby or outstanding letters of credit of $4.1 million. At December 31, 2015, the total outstanding unfunded loan commitments were $184.2 million and standby letters of credit were $4.0 million.

        Certificates of deposit scheduled to mature in one year or less at June 30, 2017 and December 31, 2016, totaled $174.0 million and $148.1 million, respectively. Certificates of deposit scheduled to mature in one year or less at December 31, 2015 totaled $151.0 million. Based on historical experience, Plaza's current pricing strategy and its strong core deposit base, management believes that Plaza has the ability to retain deposits needed to support its loan and investment portfolios.

        Plaza had three available federal fund lines of credit totaling $55.0 million at each of June 30, 2017 and December 31, 2016. At December 31, 2015, Plaza had four federal fund lines of credit totaling $63.0 million available. Interest rates on these borrowings are based on rates in effect at the time funds are requested. Borrowings under these agreements are unsecured. There were no borrowings outstanding at any of dates specified above.

        Plaza, through Plaza Bank has collateralized borrowing arrangements with the FHLB of San Francisco and the Federal Reserve Bank.

        Under its agreement with the FHLB, Plaza Bank had $31.0 million outstanding borrowings at June 30, 2017 plus $31.1 million letters of credits that are securing deposits from California public funds, with a remaining borrowing capacity of $307.7 million, collateralized by loans of approximately $613.8 million. The FHLB has underwritten Plaza Bank to allow for a maximum borrowing limit of 30 percent of total assets with terms to 84 months, subject to certain terms and conditions and require sufficient collateral be pledged. Collateral pledged can be in the form of qualified loans or qualified investment securities. At December 31, 2016, Plaza Bank's borrowing limit from the FHLB was $346.1 million, of which $60.0 million was outstanding with $30.0 million of the outstanding advances being term advances and the other $30.0 million being overnight borrowings plus $15.8 million of letter of credits. In 2016, the average advance balance outstanding was $34.8 million; the average rate paid was 0.97%; and the highest balance of short-term advances at any month-end was $85.0 million. At December 31, 2015, Plaza Bank's borrowing limit from the FHLB was $332.4 million, of which there was term advances of $24.0 million outstanding at December 31, 2015.

        Under the Federal Reserve Bank agreement, Plaza must pledge qualified securities as collateral to be able to borrow. At this time, Plaza has not pledge any securities. Plaza Bank has not borrowed any funds under this program as of June 30, 2017, December 31, 2016 and December 31, 2015.

        The credit facilities above presently provide Plaza with adequate liquidity to meet its loan funding requirements.

Return on Equity and Assets

        The following table provides information regarding the performance of Plaza as of the dates indicated:

		Year to date
	For the Six Months Ended June 30, 2017
		December 31, 2016	December 31, 2015	December 31, 2014
Performance ratios
Return on average assets	1.22%	1.00%	0.44%	0.22%
Return on average equity	11.74	9.82	3.78	1.80
Dividend payout	—	—	185.40	—
Average equity to average assets	10.42	10.20	10.90	12.56

Capital Ratios

        Plaza and Plaza Bank are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can result in regulatory action against Plaza Bank.

        Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions to stockholders and others are limited, as is asset growth and expansion, and capital restoration plans are required. Notwithstanding Plaza Bank's well capitalized classification, state and federal regulatory agencies may require increased levels of capital based on their assessment of Plaza Bank's loan portfolio, real estate concentration and related factors. For a more detailed discussion of capital requirements, see "—Bank Regulation—Capital Requirements."

	Actual		For Capital Adequacy Purposes		To Be Well-Capitalized Under Prompt Corrective Provisions
(dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount		Ratio
As of June 30, 2017:
Total Capital (to Risk-Weighted Assets)
Consolidated	$151,850	13.6%	$89,331	8.00%	$	na	na	%
Bank	141,878	12.7	89,307	8.00		111,633	10.00
Tier 1 Capital (to Risk-Weighted Assets)
Consolidated	113,612	10.2	66,998	6.00		na	na
Bank	128,384	11.5	66,980	6.00		89,307	8.00
Tier 1 Capital (to Average Assets)
Consolidated	113,612	9.7	46,882	4.00		na	na
Bank	128,384	11.0	46,860	4.00		58,575	5.00
Common Equity Tier 1 Ratio
Consolidated	113,612	10.2	50,249	4.50		na	na
Bank	128,384	11.5	50,235	4.50		72,562	6.50
As of December 31, 2016:
Total Capital (to Risk-Weighted Assets)
Consolidated	144,105	13.4	86,020	8.00		na	na
Bank	136,690	12.7	86,152	8.00		107,691	10.00
Tier 1 Capital (to Risk-Weighted Assets)
Consolidated	105,916	9.9	64,515	6.00		na	na
Bank	123,219	11.4	64,614	6.00		64,614	6.00
Tier 1 Capital (to Average Assets)
Consolidated	105,916	9.0	47,203	4.00		na	na
Bank	123,219	10.5	47,045	4.00		58,807	5.00
Common Equity Tier 1 ratio
Consolidated	105,916	9.9	48,386	4.50		na	na
Bank	123,219	11.4	48,461	4.50		69,999	6.50
As of December 31, 2015:
Total Capital (to Risk-Weighted Assets)
Consolidated	125,113	13.3	75,260	8.00		na	na
Bank	119,264	12.7	75,152	8.00		93,940	10.00
Tier 1 Capital (to Risk-Weighted Assets)
Consolidated	88,580	9.4	56,445	6.00		na	na
Bank	107,480	11.4	56,364	6.00		56,364	6.00
Tier 1 Capital (to Average Assets)
Consolidated	88,580	8.6	41,140	4.00		na	na
Bank	107,480	10.5	41,032	4.00		51,291	5.00
Common Equity Tier 1 Ratio
Consolidated	88,580	9.4	42,334	4.50		na	na
Bank	107,480	11.4	42,273	4.50		61,061	6.50

        Management believes that for all periods presented Plaza and Plaza Bank met all regulatory capital adequacy requirements to which the two entities are subject.

Quantitative and Qualitative Disclosures About Market Risk

        Plaza manages market risk, which for Plaza is primarily interest rate risk related to the operations of its subsidiary bank, through the Asset-Liability Committee of Plaza Bank. This committee is composed of certain members of the Plaza Bank board in accordance with asset liability and funds management policies approved by the full board of Plaza Bank.

        Plaza Bank uses an interest rate risk simulation model and shock analysis to test the interest rate sensitivity of net interest income and fair value of equity, and the impact of changes in interest rates on other financial metrics. See the section of this prospectus/consent solicitation statement entitled "Management's Discussion and Analysis of Financial Conditions and Results of Operations of Plaza and Subsidiaries—Interest Rate Sensitivity".

        The following table summarizes the simulated change in net interest income and fair value of equity over a twelve-month horizon as of the date indicated:

	As of June 30, 2017		As of December 31, 2016
Change in Interest Rates (Basis Points)	Percent Change in Net Interest Income	Percent Change in Fair Value of Equity	Percent Change in Net Interest Income	Percent Change in Fair Value of Equity
300	11.53%	7.95%	8.99%	12.45%
200	7.25	5.68	4.20	8.80
100	3.12	3.14	(0.22)	4.86
Base	—	—	—	—
(100)	(3.66)	(8.06)	(1.43)	(1.00)

CERTAIN BENEFICIAL OWNERSHIP OF PLAZA COMMON STOCK

        The following tables set forth information as of September 22, 2017 pertaining to the beneficial ownership of Plaza common stock by: (i) each person who is known to Plaza to be the beneficial owner of more than five percent of Plaza common stock; (ii) each director of Plaza; (iii) each executive officer of Plaza; and (iv) all directors and executive officers of Plaza as a group. As used throughout this section, the term "executive officers" means Plaza's chief executive officer, its president and its chief financial officer/secretary. The information contained herein has been obtained from Plaza's records and from information furnished directly to Plaza by each individual or entity. Applicable percentage ownership in the table is based on 30,133,293 shares of Plaza common stock outstanding as of September 22, 2017. Except as otherwise indicated in the footnotes to the table, the beneficial owners listed have sole voting and investment power as to all of the shares beneficially owned by them. Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. In computing the number of shares beneficially owned by a person or group and the percentage ownership of that person or group, shares of Plaza common stock subject to options and warrants currently exercisable or exercisable within 60 days after the above referenced date are deemed outstanding, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. The address for each of the stockholders below is Plaza Bancorp, 18200 Von Karman Avenue, Suite 500, Irvine, CA 92612.

Name of Beneficial Owner	Amount of Beneficial Ownership (# Shares)		Percent of Plaza Common Stock Beneficially Owned(1)
Carpenter Fund Manager GP, LLC	25,867,644	(2)	85.68%
Harry (Duke) W. Chenoweth, Director	58,982	(3)	0.20
Harry E. (Gene) Galloway, Director and Chief Executive Officer	333,097	(4)	1.09
Dana R. Johnson, Director	2,500	(5)	0.01
James B. Jones, Director	15,499	(6)	0.05
Brett Lawrence, Director	2,500	(7)	0.01
Joshua D. Ness, Director	1,000	(8)	0.00
Thomas Rogers, Director	82,500	(9)	0.27
John Shindler, Executive Chief Financial Officer	125,000	(10)	0.41
Louis P. Smaldino, Director	360,313	(11)	1.19
Rick Sowers, President	289,105	(12)	0.95
Thomas Taylor, Director	114,130	(13)	0.38
Gary C. Wallace, Director	19,499	(14)	0.06
Directors and Named Executive Officers as a Group (twelve (12) Persons)	1,404,125		4.63

(1)
Includes all shares beneficially owned, whether directly or indirectly, individually or together with associates. Includes any shares owned, whether jointly or as community property, with a spouse. Includes shares which may be purchased upon exercise of options and warrants within 60 days of the date indicated above ("currently exercisable"). The applicable percentage ownership is based on shares of Plaza common stock outstanding as of August 9, 2017, plus, on an individual basis, the right of that person to obtain shares of Plaza common stock upon exercise of Plaza options. Pursuant to the Commission's rules, Plaza did not deem these shares outstanding for the purpose of computing the percentage ownership of any other person.

(2)
Carpenter Fund Manager GP, LLC, or Carpenter, is the general partner of Carpenter Community BancFund, L.P., Carpenter Community BancFund-A, L.P., and Carpenter Community BancFund-CA, L.P., which are collectively referred to as the "Carpenter Funds." Carpenter exercises voting and dispositive control over the 25,867,644 shares of Plaza common stock collectively owned by the Carpenter Funds.

(3)
Mr. Chenoweth's total number of shares beneficially owned includes 20,993 shares presently held, plus 2,500 shares of restricted stock, plus 35,489 currently exercisable options (of his total options to purchase 35,489 shares).

(4)
Mr. Galloway's total number of shares beneficially owned includes 71,497 shares presently held, plus 261,600 currently exercisable options (of his total options to purchase 301,600 shares).

(5)
Mr. Johnson disclaims beneficial ownership of any of the shares held by the Carpenter Funds. The total number of shares beneficially owned Mr. Johnson includes 2,500 shares of restricted stock.

(6)
Mr. Jones' total number of shares beneficially owned by includes 2,999 shares presently held, plus 2,500 shares of restricted stock, plus 10,000 currently exercisable options (of his total options to purchase 10,000 shares).

(7)
Mr. Lawrence disclaims beneficial ownership of any of the shares held by the Carpenter Funds. The total number of shares beneficially owned Mr. Lawrence includes 2,500 shares of restricted stock.

(8)
Mr. Ness disclaims beneficial ownership of any of the shares held by the Carpenter Funds. He presently beneficially owns 2,500 shares of restricted stock.

(9)
The total number of shares beneficially owned by Mr. Rogers includes 30,000 shares presently held, plus 2,500 shares of restricted stock, plus 15,000 warrants that are currently exercisable, plus 35,000 currently exercisable options (of his total options to purchase 35,000 shares).

(10)
Mr. Shindler's total number of shares beneficially owned includes 40,000 shares presently held, plus 85,000 currently exercisable options (of his total options remaining to purchase 125,000 shares).

(11)
Mr. Smaldino's total number of shares beneficially owned includes 325,621 shares presently held, plus 2,500 shares of restricted stock, plus 32,192 currently exercisable options (of his total options to purchase 32,192 shares).

(12)
Mr. Sowers' total number of shares beneficially owned includes 43,785 shares presently held, plus 14,995 shares of restricted stock, plus 230,325 currently exercisable options (of his total options to purchase 304,317 shares).

(13)
Mr. Taylor's total number of shares beneficially owned includes 96,630 shares presently held, plus 2,500 shares of restricted stock, plus 15,000 currently exercisable options (of his total options to purchase 15,000 shares).

(14)
Mr. Wallace's total number of shares beneficially owned includes 16,999 shares presently held by him, plus 2,500 shares of restricted stock.

SELLING SECURITY HOLDERS

        Upon consummation of the merger, funds controlled by Carpenter will beneficially own, in the aggregate, 5,173,927 shares of Pacific Premier's common stock, or approximately 11.2% of Pacific Premier's outstanding common stock immediately following the consummation of the merger, assuming all Plaza shareholders exchange their shares of Plaza common stock for shares of Pacific Premier common stock to be issued as merger consideration. Pursuant to the terms of the investor rights agreement, Pacific Premier is required to register for resale the shares of Pacific Premier common stock to be received as merger consideration by the funds controlled by Carpenter. Neither Plaza nor Pacific Premier can provide an estimate as to the number of shares of Pacific Premier common stock that will be held by the funds controlled by Carpenter upon consummation of any offering or offerings covered by this prospectus/consent solicitation statement because the funds controlled by Carpenter may offer some, all or none of their shares of Pacific Premier common stock in any such offering or offerings. The funds controlled by Carpenter have not, within the past three years had, any position, office or material relationship with Pacific Premier or any of its predecessors or affiliates.

Name of Selling Security Holder(1)	Shares Beneficially Owned Selling Shareholder Before Receiving any Merger Consideration	Percentage of Outstanding Shares Beneficially Owned Before this Offering	No. of Shares Received as Merger Consideration and Offered in this Offering	Shares Beneficially Owned After this Offering	Percentage of Outstanding Shares Beneficially Owned After this Offering
Carpenter Community	—
BancFund, L.P.		*	170,524	—	*
Carpenter Community	—
BancFund-A, L.P.		*	4,819,690	—	*
Carpenter Community	—
BancFund-CA, L.P.		*	183,313	—	*
TOTAL	—	*	5,173,527	—	*

(1)
Each of the selling security holders is a fund managed by Carpenter.

*
Less than 1%

UNAUDITED PRO FORMA COMBINED CONDENSED
CONSOLIDATED FINANCIAL DATA

        The following Unaudited Pro Forma Combined Condensed Consolidated Statements of Financial Condition as of June 30, 2017 and December 31, 2016 combine the historical Consolidated Statements of Financial Condition of Pacific Premier and the historical Consolidated Balance Sheet of Plaza as of such respective dates (i) on an actual historical basis and (ii) assuming the completion of the merger at such respective dates, using the acquisition method of accounting and giving effect to the related pro forma adjustments described in the accompanying Notes to the Unaudited Pro Forma Combined Condensed Consolidated Financial Statements. The Unaudited Pro Forma Combined Condensed Consolidated Statements of Financial Condition as of December 31, 2016 gives effect to the completion of Pacific Premier's acquisition of Plaza, as well as its acquisition of Heritage Oaks Bancorp, or HEOP, which was completed on April 1, 2017.

        The following Unaudited Pro Forma Combined Condensed Consolidated Statements of Operations for both the six months ended June 30, 2017 and the year ended December 31, 2016 combine the historical Consolidated Statements of Operations of Pacific Premier and the historical Consolidated Statements of Income of Plaza for such respective periods, giving effect to the merger as if the merger had become effective at the beginning of the periods presented, using the acquisition method of accounting and giving effect to the pro forma adjustments described in the accompanying Notes to the

Unaudited Pro Forma Combined Condensed Consolidated Financial Statements. The Unaudited Pro Forma Combined Condensed Consolidated Statement of Operations for the six months ended June 30, 2017 and for the year ended December 31, 2016 also gives effect to Pacific Premier's acquisition of HEOP, giving effect to the merger as if the merger had become effective at the beginning of such respective period, using the acquisition method of accounting and giving effect to the pro forma adjustments described in the accompanying Notes to the Unaudited Pro Forma Combined Condensed Consolidated Financial Statements.

        Although pro forma financial information is not a measurement of performance calculated in accordance with GAAP, Pacific Premier and Plaza believe that pro forma financial information is important because it gives effect to the merger and the transactions referenced above. The manner in which Pacific Premier and Plaza calculate pro forma financial information may differ from similarly titled measures reported by other companies.

        The unaudited pro forma combined condensed consolidated financial information included in this prospectus/consent solicitation statement are presented for informational purposes only. This information includes various estimates and may not necessarily be indicative of the financial condition or results of operations that would have occurred if the merger or the other transactions referenced above had been completed on the dates or at the beginning of the periods indicated or which may be obtained in the future. The unaudited pro forma combined condensed consolidated financial information has been derived from and should be read in conjunction with the respective period's historical consolidated financial statements and the related notes of Pacific Premier, Plaza and HEOP. The historical consolidated financial statements of Pacific Premier are filed with the Commission and incorporated by reference into this prospectus/consent solicitation statement. The historical consolidated financial statements of Plaza are included elsewhere in this prospectus/consent solicitation statement. See "Where You Can Find More Information" and "Index to Plaza Consolidated Financial Statements." The historical consolidated financial statement of HEOP are included elsewhere in this prospectus/consent solicitation statement. See "Index to HEOP Consolidated Financial Statements."

        The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the opportunities to earn additional revenue and does not include certain assumptions as to cost savings and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had the companies been combined during the periods presented.

        The unaudited pro forma combined condensed consolidated stockholders' equity and net income are qualified by the statements set forth under this caption and should not be considered indicative of the market value of Pacific Premier's common stock or the actual or future results of operations of

Pacific Premier for any period. Actual results may be materially different than the pro forma information presented.

	At June 30, 2017
	Historical Pacific Premier	Historical Plaza	Pro Forma Adjustments for Plaza Acquisition	Footnote Reference	Pro Forma Combined with Plaza(1)
	(Dollars in thousands)
Assets
Cash and cash equivalents	$229,281	$168,896	$(20,409)	(2)	$377,768
Interest-bearing time deposits with financial institutions	3,944	—	—		3,944
Investment securities (including held to maturity)	710,833	10,234	—		721,067
Loans held for sale, at lower of cost or fair value	6,840	2,410	—		9,250
Loans held for investment	4,858,611	1,054,324	(2,494)	(3)	5,910,441
Allowance for loan losses	(25,055)	(12,937)	12,937	(4)	(25,055)

Loans held for investment, net	4,833,556	1,041,387	10,443		5,885,386
Premises and equipment	45,342	7,599	212	(5)	53,153
Goodwill	370,564	8,336	94,998	(6)	473,898
Intangible assets	35,305	319	5,667	(7)	41,291
Other assets	204,966	26,744	(2,357)	(8)	229,353

Total assets	$6,440,631	$1,265,925	$88,554		$7,795,110

Liabilities
Deposits	$4,946,431	$1,074,021	$1,430	(9)	$6,021,882
Short term borrowings	284,500	31,000	(40)	(10)	315,460
Long term debt	192,567	24,744	425	(10)	217,736
Other liabilities	57,402	9,905	—		67,307

Total liabilities	5,480,900	1,139,670	1,815		6,622,385

Stockholders' equity
Preferred stock	—	—	—		—
Common stock	396	—	60	(11)	456
Additional paid in capital	815,329	126,255	86,679	(11)	1,028,263
Retained earnings	140,746	—	—		140,746
Accumulated other comprehensive income	3,260	—	—		3,260

Total stockholders' equity	959,731	126,255	86,739		1,172,725

Total liabilities and stockholders' equity	$6,440,631	$1,265,925	$88,554		$7,795,110

The accompanying Notes are an integral part of the Unaudited Pro Forma Condensed Combined Consolidated Financial Information.

	At December 31, 2016
	Historical Pacific Premier	Historical HEOP	Pro Forma Adjustments for HEOP Acquisition	Footnote Reference	Pro Forma Combined with HEOP	Historical Plaza	Pro Forma Adjustments for Plaza Acquisition	Footnote Reference	Pro Forma Combined with HEOP and Plaza(1)
	(Dollars in thousands)
Assets
Cash and cash equivalents	$156,857	$50,874	$—		$207,731	$137,095	$(20,409)	(2)	$324,417
Interest-bearing time deposits with financial institutions	3,944	—	—		3,944	—	—		3,944
Investment securities (including held to maturity)	389,528	458,817	(4,597)	(18)	843,748	23,117	—		866,865
Loans held for sale, at lower of cost or fair value	7,711	10,055	—		17,766	6,227	—		23,993
Loans held for investment	3,241,613	1,384,279	(23,261)	(3)	4,602,631	1,021,203	(2,494)	(3)	5,621,340
Allowance for loan losses	(21,296)	(17,237)	17,237	(4)	(21,296)	(12,966)	12,966	(4)	(21,296)

Loans held for investment, net	3,220,317	1,367,042	(6,024)		4,581,335	1,008,237	10,472		5,600,044
Premises and equipment	12,014	36,065	(665)	(5)	47,414	7,787	212	(5)	55,413
Goodwill	102,490	24,885	243,189	(6)	370,564	8,336	102,560	(6)	481,460
Intangible assets	9,451	3,354	28,123	(7)	40,928	627	5,359	(7)	46,914
Other assets	133,999	73,798	(7,300)	(8)	200,497	25,847	(2,357)	(8)	223,987

Total assets	$4,036,311	$2,024,890	$252,726		$6,313,927	$1,217,273	$95,837		$7,627,037

Liabilities
Deposits	$3,145,485	$1,683,895	$1,471	(9)	$4,830,851	$1,004,550	$1,430	(9)	$5,836,831
Short term borrowings	278,000	43,500	218	(10)	321,718	60,000	(40)	(10)	381,678
Long term debt	119,354	74,612	(3,180)	(10)	190,786	24,728	425	(10)	215,939
Other liabilities	33,732	10,033	771	(5)	44,536	9,302	—		53,838

Total liabilities	3,576,571	1,812,040	(720)		5,387,891	1,098,580	1,815		6,488,286

Stockholders' equity
Preferred stock	—	—	—		—	—	—		—
Common stock	274	164,708	(164,588)	(11)	394	3	60	(11)	457
Additional paid in capital	345,138	9,310	456,866	(11)	811,314	93,283	93,962	(11)	998,559
Retained earnings	117,049	40,916	(40,916)	(11)	117,049	25,240	—		142,289
Accumulated other comprehensive income	(2,721)	(2,084)	2,084	(11)	(2,721)	167	—		(2,554)

Total stockholders' equity	459,740	212,850	253,446		926,036	118,693	94,022		1,138,751

Total liabilities and stockholders' equity	$4,036,311	$2,024,890	$252,726		$6,313,927	$1,217,273	$95,837		$7,627,037

        The accompanying Notes are an integral part of the Unaudited Pro Forma Condensed Combined Consolidated Financial Information.

	For the Six Months Ended June 30, 2017
	Historical Pacific Premier	Historical HEOP	Pro Forma Adjustments for HEOP Acquisition	Footnote Reference	Pro Forma Combined with HEOP	Historical Plaza	Pro Forma Adjustments for Plaza Acquisition	Footnote Reference	Pro Forma Combined with HEOP and Plaza(1)
	(Dollars in thousands, except per share data)
Interest income	$114,160	$17,937	$1,938	(12)	$134,035	$30,969	$416	(12)	$165,420
Interest expense	9,119	1,577	(329)	(13)	10,367	3,819	(281)	(16)	13,905

Net interest income	105,041	16,360	2,267		123,668	27,150	697		151,515
Provision for loan losses	4,406	—	—		4,406	81	—		4,487

Net interest income after provision for loan losses	100,635	16,360	2,267		119,262	27,069	697		147,028
Noninterest income	13,442	2,118	—		15,560	3,425	—		18,985
Noninterest expense	78,243	17,399	1,278	(14)	96,920	18,115	568	(17)	115,603

Income before income tax expense	35,834	1,079	989		37,902	12,379	129		50,410
Income tax (benefit)	12,137	516	395		13,048	5,157	52		18,257

Net income	$23,697	$563	$594		$24,854	$7,222	$77		$32,153

Per common share
Net income—basic	$0.71								$0.71
Net income—diluted	0.69								0.69
Weighted average common shares
Basic	33,591,040		5,946,475	(15)	39,537,515		6,015,731	(15)	45,553,246
Diluted	34,267,215		5,946,475	(15)	40,213,690		6,102,277	(15)	46,315,967

The accompanying Notes are an integral part of the Unaudited Pro Forma Condensed Combined Consolidated Financial Information.

	For the Year Ended December 31, 2016
	Historical Pacific Premier	Historical SCAF	Pro Forma Adjustments for SCAF Acquisition	Footnote Reference	Historical HEOP	Pro Forma Adjustments for HEOP Acquisition	Footnote Reference	Historical Plaza	Pro Forma Adjustments for Plaza Acquisition	Footnote Reference	Pro Forma Combined with SCAF, HEOP and Plaza(1)
	(Dollars in thousands, except per share data)
Interest income	$166,605	$2,167	$813	(12)	$71,347	$7,754	(12)	$56,648	$831	(12)	$306,165
Interest expense	13,530	159	(47)	(13)	5,737	(663)	(13)	6,630	(562)	(16)	24,784

Net interest income	153,075	2,008	860		65,610	8,417		50,018	1,393		281,381
Provision for loan losses	8,776	—	—		(1,500)	—		1,634	—		8,910

Net interest income after provision for loan losses	144,299	2,008	860		67,110	8,417		48,384	1,393		272,471
Noninterest income	19,584	139	—		12,214	—		8,797	—		40,734
Noninterest expense	98,565	5,756	(8,355)	(14)	51,314	5,113	(14)	38,604	1,080	(17)	192,077

Income before income tax expense	65,318	(3,609)	9,215		28,010	3,304		18,577	313		121,128
Income tax (benefit)	25,215	(1,638)	3,686		11,077	1,321		7,449	125		47,235

Net income	$40,103	$(1,971)	$5,529		$16,933	$1,983		$11,128	$188		$73,893

Per common share
Net income—basic	$1.49										$1.63
Net income—diluted	1.46										1.61
Weighted average common shares
Basic	26,931,634		492,544	(15)		11,959,022	(15)		6,035,119	(15)	45,418,319
Diluted	27,439,159		492,544	(15)		11,959,022	(15)		6,035,119	(15)	45,925,844

The accompanying Notes are an integral part of the Unaudited Pro Forma Condensed Combined Consolidated Financial Information.

Notes to Unaudited Condensed Pro Forma Combined Consolidated Financial Statements

Note A—Basis of Presentation

        The Unaudited Pro Forma Combined Condensed Consolidated Statements of Financial Condition and explanatory notes as of June 30, 2017 and December 31, 2016 combines the historical Consolidated Statement of Financial Condition of Pacific Premier and the historical Consolidated Balance Sheet of Plaza as of such respective dates (i) on an actual historical basis and (ii) assuming the completion of the merger at such respective dates, using the acquisition method of accounting and giving effect to the related pro forma adjustments described in the accompanying Notes to the Unaudited Pro Forma Combined Condensed Consolidated Financial Statements. The Unaudited Pro Forma Combined Condensed Consolidated Statements of Financial Condition as of December 31, 2016 gives effect to the completion of Pacific Premier's acquisition of Plaza, as well as its acquisition of HEOP, which was completed on April 1, 2017.

        The Unaudited Pro Forma Combined Condensed Consolidated Statements of Operations and explanatory notes for both the six months ended June 30, 2017 and the year ended December 31, 2016 combine the historical Consolidated Statements of Operations of Pacific Premier and the historical Consolidated Statements of Income of Plaza for such respective periods, giving effect to the merger as if the merger had become effective at the beginning of the periods presented, using the acquisition method of accounting and giving effect to the pro forma adjustments described in the accompanying Notes to the Unaudited Pro Forma Combined Condensed Consolidated Financial Statements. The Unaudited Pro Forma Combined Condensed Consolidated Statements of Operations for the six months ended June 30, 2017 and for the year ended December 31, 2016 also gives effect to Pacific Premier's acquisition of HEOP, giving effect to the merger as if the merger had become effective at the beginning of such respective period using the acquisition method of accounting and giving effect to the pro forma adjustments described in the accompanying Notes to the Unaudited Pro Forma Combined Condensed Consolidated Financial Statements.

        Since the merger is recorded using the acquisition method of accounting, all loans are recorded at fair value, including adjustments for credit quality, and no allowance for credit losses is carried over to Pacific Premier's balance sheet. In addition, certain anticipated costs associated with the merger such as professional fees, legal fees and conversion-related expenditures are not reflected in the pro forma statements of operations.

        While the recording of the acquired loans at their fair value will impact the prospective determination of the provision for credit losses and the allowance for credit losses, for purposes of the Unaudited Pro Forma Combined Condensed Consolidated Statements of Operations for the six months ended June 30, 2017 and for the year ended December 31, 2016, Pacific Premier assumed no adjustments to the historical amounts of Plaza's and HEOP's provisions for credit losses. If such adjustments were estimated, there could be an increase or a reduction to the historical amounts of Plaza's and HEOP's provisions for credit losses presented. In addition, the fair value of the loan portfolio is not necessarily reflective of the allowance for loan losses calculated under the probable incurred loss model, as the fair value also takes into account an interest and liquidity component.

Note B—Accounting Policies and Financial Statement Classifications

        The accounting policies of Plaza are in the process of being reviewed in detail by Pacific Premier. Upon completion of such review, conforming adjustments or financial statement reclassifications may be determined.

Note C—Merger and Acquisition Integration Costs

        In connection with the merger, the plan to integrate Pacific Premier's and Plaza's operations is still being developed. The specific details of this plan will continue to be refined over the next several months, and will include assessing personnel, benefit plans, premises, equipment, and service contracts to determine where they may take advantage of redundancies. Certain decisions arising from these assessments may involve involuntary termination of employees, vacating leased premises, changing information systems, canceling contracts with certain service providers, and selling or otherwise disposing of certain furniture and equipment. Pacific Premier also expects to incur merger-related costs including professional fees, legal fees, system conversion costs and costs related to communications with customers and others. To the extent there are costs associated with these actions, the costs will be recorded based on the nature of the cost and in the period incurred.

Note D—Estimated Annual Cost Savings

        Pacific Premier expects to realize cost savings following the merger. These cost savings are not reflected in the pro forma financial information and there can be no assurance they will be achieved in the amount or manner currently contemplated.

Note E—Pro Forma Adjustments

        The following pro forma adjustments have been reflected in the unaudited pro forma combined condensed consolidated financial information. All adjustments are based on current assumptions and valuations, which are subject to change.

  (1)
  The pro forma data in this column presents the unaudited financial data for Pacific Premier on a pro forma combined basis reflecting the consummation of the merger with Plaza and HEOP, as if the merger had taken place as of the date indicated, or at the beginning the period indicated, after giving effect to the pro forma adjustments described in the other footnotes to this table.

  (2)
  Adjustment includes: (a) $14.3 million for estimated transactions costs and (b) $6.1 million to holders of Plaza options and Plaza warrants.

  (3)
  Adjustment made to reflect the preliminary estimated market value of loans, which includes an estimate of lifetime credit losses, as well as an interest rate and liquidity component. Loans include net deferred costs and unearned discounts.

  (4)
  Purchase accounting reversal of allowance for loan losses, which is not carried over.

  (5)
  Estimated fair market value adjustment for property and leases.

  (6)
  Represents the recognition of goodwill resulting from the difference between the consideration paid to Plaza and HEOP shareholders less the net fair value of the acquired assets and assumed liabilities. Goodwill can be summarized as follows (dollars in thousands, except share and per share data):

	Plaza		HEOP
	June 30, 2017	December 31, 2016	December 31, 2016
Pacific Premier shares issued to shareholders, net of fractional shares	6,035,119	6,035,119	11,959,022
Pacific Premier issue price per share	$36.45	$36.45	$38.55
Value of stock consideration paid to Plaza shareholders	$219,980	$219,980	$461,020
Value in-the-money from options and warrants	5,820	5,820	3,249
Cash consideration to restricted shareholders	280	280	—

Total pro forma aggregate merger consideration paid	$226,080	$226,080	$464,269

Carrying value of net assets	$126,255	$118,693	$212,850
Fair value adjustment to assets and liabilities:
Securities	—	—	(4,597)
Loans held for investment	(2,494)	(2,494)	(23,261)
Allowance for loan loss	12,937	12,966	17,237

Loans, net	10,443	10,472	(6,024)
Premises and equipment	212	212	(665)
Core deposit intangible	5,667	5,359	28,123
Deferred tax effect of adjustments, excluding transactions costs (40%)	(5,420)	(5,141)	(9,275)
Other assets	(955)	(955)	(9)
Deposits	(1,430)	(1,430)	(1,471)
Short term borrowings	40	40	(218)
Long term debt	(425)	(425)	3,180
Other liabilities	—	—	771

Total fair value adjustments	8,132	8,132	9,815

Fair value of net assets acquired	134,387	126,825	222,665
Capitalized merger-related expense	3,305	3,305	1,585

Excess of fair value of nets assets acquired over consideration paid	$94,998	$102,560	$243,189

  (7)
  Purchase accounting adjustment in recognition of the fair value of core deposit intangible assets, which is assumed to be 0.90% of core deposits for Plaza and 1.44% for HEOP.

  (8)
  Deferred tax asset created from transaction expenses and fair market value adjustments.

  (9)
  Fair market value adjustment for time deposits.

  (10)
  Estimated fair market value adjustment for borrowings.

  (11)
  Purchase accounting reversal of common equity accounts, and adjustments to additional paid in capital includes consideration paid, transaction costs, fair market value adjustments, tax adjustments and goodwill created.

  (12)
  The amortization/accretion of fair value adjustments related to loans over the estimated lives of the related asset, which approximates 36 months.

  (13)
  The amortization/accretion of fair value adjustments related to deposits, short term borrowings and long term debt over the weighted average life of 18, 5 and 72 months.

  (14)
  Adjustment includes amortization of core deposit intangibles over a 10 accelerated year life, fixed asset accretion over 36 months and adjustments for acquisition related costs. Acquisition costs for professional, legal and conversion related expenditures are not reflected as they are nonrecurring expenses. Acquisition costs incurred in the historical financial results are included in the pro-forma adjustments. These costs will be expensed by Pacific Premier as required by GAAP.

  (15)
  Adjustment reflects the elimination of the acquired entity's weighted average shares outstanding, offset by the issuance of common stock by acquirer for each outstanding share of acquired entity's common stock to be issued in connection with the merger.

  (16)
  The amortization/accretion of fair value adjustments related to deposits and debt are recognized over 60 and 96 months, respectively, based on sum of year digits accelerated method.

  (17)
  Adjustment includes amortization of core deposit intangibles over a 10-year life, based on sum of year digits accelerated method, and fixed asset accretion straight lined over 24 months.

UNAUDITED COMPARATIVE PER SHARE DATA

        The following table sets forth certain historical, pro forma and pro forma equivalent per share financial information for the Pacific Premier common stock and the Plaza common stock. The pro forma and pro forma equivalent per share information for the six month period ended June 30, 2017 gives effect to the merger as if the transaction had been effective on the last date of the period, in the case of book value data, and as if the transaction had been effective on the first day of the period, in the case of the income and dividend data. The pro forma and pro forma equivalent per share information for the year ended December 31, 2016 gives effect to (i) the completion of Pacific Premier's acquisition of HEOP, which was completed on April 1, 2017 and (ii) the merger as if the transaction had been effective on the last date of the period, in the case of book value data, and as if the transaction had been effective on the first day of the period, in the case of the income and dividend data. The pro forma information in the below table assumes that the merger is accounted for under the acquisition method of accounting. The information in the following table is based on, and should be read together with, (i) the historical consolidated financial information that Pacific Premier has presented in its prior filings with the Commission and which are incorporated into this prospectus/consent solicitation statement and (ii) the historical consolidated financial statements of Plaza that are included elsewhere in this prospectus/consent solicitation statement. See "Where You Can Find More Information" beginning on page 152 and "Index to Consolidated Plaza Financial Statements."

	At or For the Six Months Ended June 30, 2017	At or For the Year Ended December 31, 2016
Net Income Per Common Share(1):
Historical Pacific Premier
Basic	$0.71	$1.49
Diluted	$0.69	$1.46
Historical Plaza
Basic	$0.24	$.37
Diluted	$0.24	$.37
Pro Forma for Plaza Acquisition(1)
Basic	$0.71	$1.63
Diluted	$.069	$1.61
Equivalent pro forma for Plaza Acquisition(1)(2)
Basic	$0.14	$0.33
Diluted	$0.14	$0.32
Dividends Declared Per Common Share(3):
Historical Pacific Premier	$0.00	$0.00
Historical Plaza	$0.00	$0.00
Equivalent pro forma for Plaza Acquisition	$0.00	$0.00
Book Value Per Common Share (at period end):
Historical Pacific Premier	$23.96	$16.54
Historical Plaza	$4.18	$3.95
Pro Forma for Plaza Acquisition	$22.54	$24.44
Equivalent pro forma for Plaza Acquisition(2)	$4.51	$4.89

(1)
Pro forma shares are calculated by adding together the historical shares reported by Pacific Premier and historical shares reported by Plaza, adjusted for the estimated purchase accounting adjustments to be recorded in connection with the Plaza acquisition to equate to an estimated 6,035,119 of Pacific Premier shares to be issued in connection with the Plaza acquisition based on the terms of the merger agreement.

(2)
The equivalent pro forma per share data combined for Plaza is computed by multiplying the pro forma combined amounts by the exchange ratio of 0.2000.

(3)
Pacific Premier does not pay dividends on its common stock, therefore the equivalent pro forma cash dividends per common share is zero.

 DESCRIPTION OF PACIFIC PREMIER CAPITAL STOCK

        The following summary of the current terms of the capital stock of Pacific Premier and the terms of capital stock of Pacific Premier to be in effect after completion of the merger is not meant to be complete and is qualified in its entirety by reference to the DGCL, federal law, the Pacific Premier amended and restated certificate of incorporation, or Pacific Premier certificate of incorporation, and the Pacific Premier amended and restated bylaws, or the Pacific Premier bylaws, copies of which have been filed with the Commission and are also available upon request from Pacific Premier. See "Where You Can Find More Information" beginning on page 152.

Common Stock

        The Pacific Premier certificate of incorporation authorizes 100,000,000 shares of common stock, par value $0.01 per share. At September 22, 2017, there were 40,160,325 shares of Pacific Premier common stock issued and outstanding, held of record by approximately 827 shareholders. The Pacific Premier common stock is listed on the NASDAQ Global Select Market under the symbol "PPBI." The transfer agent and registrar for Pacific Premier common stock is American Stock Transfer & Trust Company.

        Each holder of Pacific Premier common stock is entitled to:

  •
  one vote for each share held on all matters submitted to a vote of the shareholders;

  •
  receive ratably such dividends as may be declared by the Pacific Premier board of directors out of funds legally available for dividends, subject to preferences that may be applicable to outstanding shares of preferred stock, if any, or limitations and restrictions under applicable bank holding company regulations; and

  •
  share ratably in Pacific Premier's net assets, legally available to holders of Pacific Premier common stock in the event of Pacific Premier's liquidation, dissolution or winding up, after payment in full of all amounts required to be paid to any holders of shares of preferred stock and to creditors (unless provision for such payment has been made).

        Holders of Pacific Premier common stock are not entitled to preemptive rights and have no subscription, redemption or conversion privileges.

        The outstanding shares of Pacific Premier common stock are validly issued, fully-paid and nonassessable.

Preferred Stock

        The Pacific Premier certificate of incorporation authorizes 1,000,000 shares of preferred stock, par value $0.01 per share. As of the date of this prospectus/consent solicitation statement, there were no issued and outstanding shares of Pacific Premier preferred stock.

        Under the Pacific Premier certificate of incorporation, Pacific Premier may issue shares of preferred stock in one or more series, as may be determined by the Pacific Premier board of directors. The Pacific Premier board of directors may also establish, from time to time, the number of shares to be included in each series and may fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and may increase or decrease the number of shares of any series without any further vote or action by the shareholders. Any preferred stock that Pacific Premier may issue will rank senior to Pacific Premier common stock with respect to the payment of dividends or amounts paid upon liquidation, dissolution or winding up of Pacific Premier, or both. In addition, any shares of Pacific Premier preferred stock may have class or series voting rights. Under certain circumstances, the issuance of shares of Pacific Premier preferred stock, or merely the existing authorization of the Pacific Premier board of directors to issue shares of

Pacific Premier preferred stock, may tend to discourage or impede a merger or other change in control of Pacific Premier. No shares of preferred stock are currently outstanding. Each series of preferred stock, to the extent issued, will be issued under a separate certificate of designation.

Anti-takeover Provisions

Delaware Anti-Takeover Law.

        As a Delaware corporation, Pacific Premier is subject to Section 203 of the DGCL, which generally prevents an interested shareholder, defined generally as a person owning 15% or more of a corporation's outstanding voting stock, from engaging in a business combination with Pacific Premier for three (3) years following the date that person became an interested shareholder, unless certain specified conditions are satisfied. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the Pacific Premier board of directors, including discouraging attempts that might result in a premium over the market price for the shares of Pacific Premier common stock held by shareholders.

Possible Future Issuance of Preferred Stock.

        The Pacific Premier board of directors can at any time issue one or more new series of preferred stock pursuant to the Pacific Premier certificate of incorporation and without shareholder approval. In some cases, the issuance of preferred stock could discourage or make more difficult attempts to take control of Pacific Premier through a merger, tender offer, proxy context or otherwise. Shares of Pacific Premier preferred stock with special voting rights or other features issued to persons favoring Pacific Premier's management could stop a takeover by preventing the person trying to take control of Pacific Premier from acquiring enough voting shares to take control.

Removal and Vacancies on the Board of Directors.

        Subject to the rights of the holders of any series of Pacific Premier preferred stock then outstanding, directors may be removed by Pacific Premier's shareholders, with or without cause, by the affirmative vote of at least 66 2/3% of the voting power of all of the then-outstanding shares of capital stock of Pacific Premier entitled to vote generally in the election of directors, voting together as a single class. Further, any newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the board resulting from death, resignation, retirement, removal or other cause may be filled only by a majority vote of the directors then in office, whether or not a quorum is present. These provisions may deter a shareholder from removing incumbent directors and from simultaneously gaining control of the board of directors by filling the resulting vacancies with its own nominees. Consequently, the existence of these provisions may have the effect of deterring hostile takeovers, which could depress the market price of Pacific Premier common stock.

Advance Notice Requirements for Shareholder Proposals and Director Nominations.

        The Pacific Premier bylaws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a shareholder's notice must be received at Pacific Premier's principal executive offices not less than ninety (90) days nor more than one hundred twenty (120) days prior to the first anniversary date of the previous year's annual meeting. The Pacific Premier bylaws also specify requirements as to the form and content of a shareholder's notice. The Pacific Premier bylaws also provide that notice may be provided by shareholders to Pacific Premier in accordance with the Commission's rules. These provisions may impede shareholders' ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.

Additional Provisions in the Pacific Premier Certificate of Incorporation and Bylaws.

        The Pacific Premier certificate of incorporation and the Pacific Premier bylaws contain additional provisions that may be deemed to have the effect of discouraging or delaying attempts to gain control of Pacific Premier, including provisions that provide: (i) the board of directors with the exclusive power to fix from time to time the size of the board; (ii) for any action required or permitted to be taken by Pacific Premier shareholders to be taken only at an annual or special meeting and prohibit shareholder action by written consent in lieu of a meeting; (iii) for special meetings of shareholders to be called only by the board of directors; and (iv) for certain of the foregoing provisions to be amended only by the affirmative vote of at least 66 2/3% of the voting power of all of the then-outstanding shares of capital stock of Pacific Premier entitled to vote generally in an election of directors, voting together as a single class.

Restrictions on Ownership

        The BHC Act generally prohibits any company that is not engaged in banking activities and activities that are permissible for a bank holding company or a financial holding company from acquiring control of a bank holding company, such as Pacific Premier. "Control" is generally defined as ownership of 25% or more of the voting stock or other exercise of a controlling influence. Any existing bank holding company would need the prior approval of the Federal Reserve before acquiring 5% or more of the voting stock of Pacific Premier. In addition, the Change in Bank Control Act of 1978, as amended, prohibits a person or group of persons from acquiring control of a bank holding company unless the Federal Reserve has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as Pacific Premier, could constitute acquisition of control of the bank holding company.

COMPARISON OF THE RIGHTS OF SHAREHOLDERS

        When the merger becomes effective, shareholders of Plaza who receive shares of Pacific Premier common stock in exchange for their shares of Plaza common stock will become shareholders of Pacific Premier. Pacific Premier is a Delaware corporation and the rights of Pacific Premier shareholders are governed by the DGCL, as well as the Pacific Premier certificate of incorporation and the Pacific Premier bylaws. Plaza is a Delaware corporation, and its shareholders' rights are governed by the DGCL and the Plaza certificate of incorporation and Plaza bylaws.

        After the merger, as Pacific Premier shareholders, the rights of former Plaza shareholders will be governed by the Pacific Premier certificate of incorporation, the Pacific Premier bylaws and the DGCL. The following is a summary of material differences between the rights of holders of Pacific Premier common stock and holders of Plaza common stock. The summary does not purport to be a complete statement of the provisions affecting, and differences between, the rights of holders of Pacific Premier common stock and holders of Plaza common stock. Rather, the summary is intended to provide a general overview of the differences in shareholders' rights under the governing corporate instruments of Pacific Premier and Plaza, and other known material differences. For more detailed information with respect to Pacific Premier, see "Description of Pacific Premier Capital Stock" beginning on page 140.

Authorized Capital Stock

Pacific Premier.

        Pacific Premier's authorized capital stock consists of 100,000,000 shares of Pacific Premier common stock, par value $.01 per share, and 1,000,000 shares of Pacific Premier preferred stock, par value $.01 per share. The Pacific Premier certificate of incorporation authorizes Pacific Premier's board of directors to issue shares of Pacific Premier preferred stock in one or more series and to fix the designation, powers, preferences, and rights of the shares of Pacific Premier preferred stock in each series. As of September 22, 2017, there were 40,160,325 shares of Pacific Premier common stock issued and outstanding and no shares of Pacific Premier preferred stock were issued and outstanding as of such date.

Plaza.

        Plaza's authorized capital stock consists of 50,000,000 shares of Plaza common stock, par value $0.0001 per share, and 1,000,000 shares of preferred stock with no par value. The Plaza certificate of incorporation authorizes the board of directors to issue preferred stock and to determine or alter the rights, preferences, privileges and restrictions of Plaza preferred stock in each series. As of September 26, 2017, there were 30,152,586 shares of Plaza common stock issued and outstanding and no shares of Plaza preferred stock outstanding.

Issuance of Capital Stock

Pacific Premier.

        Under the Pacific Premier certificate of incorporation and the DGCL, Pacific Premier may issue shares of Pacific Premier capital stock and rights or options for the purchase of shares of capital stock of Pacific Premier on such terms and for such consideration as may be determined by the Pacific Premier board of directors. None of the DGCL, the Pacific Premier certificate of incorporation or the Pacific Premier bylaws require shareholder approval of any such actions. Pacific Premier may, however, elect to seek shareholder approval of stock-related compensation plans in certain instances in order to qualify such plans for favorable federal income tax treatment and to comply with the continued listing rules of the NASDAQ Global Select Market and securities laws treatment under current laws and regulations. Holders of Pacific Premier common stock do not have preemptive rights with respect to any shares of Pacific Premier capital stock which may be issued.

Plaza.

        Under the DGCL, Plaza may issue shares of Plaza stock for such consideration as may be determined by the Plaza board of directors in accordance with the DGCL. None of the DGCL or the Plaza certificate of incorporation or Plaza bylaws require shareholder approval of any such actions. The Plaza certificate of incorporation does not grant the holders of Plaza stock preemptive rights with respect to any shares of Plaza stock that may be issued.

Voting Rights

Pacific Premier.

        Each holder of Pacific Premier common stock is entitled to one vote for each share held of record. All director elections are determined by a plurality of the votes cast and, except as otherwise required by law or the Pacific Premier certificate of incorporation, all other matters are determined by a majority of the votes cast. Holders of Pacific Premier common stock do not have cumulative voting rights with respect to the election of directors.

Plaza.

        Under the Plaza bylaws, all director elections are determined by a plurality of the votes cast and, except as otherwise required by law, all other matters are determined by a majority of the votes cast affirmatively or negatively.

        Plaza is registered to do business as a foreign corporation in California. Under the Plaza bylaws, as long as Plaza is subject to Section 2115 of the CGCL, which governs foreign corporations, then at every election of directors, shareholders may cumulate votes and give one candidate a number of votes equal to the number of directors to be elected, multiplied by the number of votes to which the shares are entitled, or distribute the shareholder's votes on the same principle among as many candidates as the shareholder thinks fit. No shareholder is entitled to cumulate votes for any candidate unless such candidate's name has been placed in nomination before the voting and at least one shareholder has given notice at the meeting before the voting of such shareholder's intention to cumulate votes.

Number and Election of Directors

Pacific Premier.

        The Pacific Premier bylaws provide that the number of directors who constitute the board of directors is such number as the board of directors from time to time has designated, except that in the absence of such designation, such number is seven (7). The directors are elected by the shareholders each year at the annual meeting of shareholders and hold office until the next annual meeting and until each director's successor has been duly elected and qualified or until a director's earlier resignation or removal. Currently, Pacific Premier's board of directors consists of ten (10) directors.

Plaza.

        The Plaza bylaws provide that the authorized number of directors who constitute the board of directors shall be fixed by majority approval of the board of directors from time to time, provided that except for any reduction that will take effect as of the next election of directors by the shareholders, the board may not reduce the authorized number of directors to less than the number of directors in office.

        There are currently nine (9) members of the Plaza board of directors. The directors are elected by the shareholders each year at the annual meeting of shareholders and hold office until the next annual meeting and until each director's successor has been duly elected and qualified or until a director's earlier resignation or removal.

Removal of Directors

Pacific Premier.

        Under the DGCL, directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote, unless a greater vote is required by the certificate of incorporation or the bylaws. Under the Pacific Premier certificate of incorporation, subject to the rights of holders of any series of preferred stock then outstanding, any director, or the entire board of directors, may be removed from office at any time with or without cause by the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of capital stock of Pacific Premier entitled to vote generally in an election of directors, voting together as a single class.

Plaza.

        The Plaza certificate of incorporation does not specify any required vote for removal of directors. Under the Plaza bylaws, unless otherwise restricted by statute or by the Plaza certificate of incorporation, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

        Plaza is registered to do business as a foreign corporation in California. The Plaza bylaws further provide that as long as Plaza is subject to Section 2115(b) of the CGCL, which governs foreign corporations, no director may be removed (unless the entire board is removed) if the votes cast against removal, or not consenting in writing to the removal, would be sufficient to elect the director if voted cumulatively at an election at which the same total number of votes were cast (or, if the action is taken by written ballot, all shares entitled to vote were voted) and the entire number of directors authorized at the time of the director's most recent election were then being elected.

Vacancies of Directors

Pacific Premier.

        The DGCL provides that, unless the certificate of incorporation or bylaws provide otherwise, a majority of the directors then in office (although less than a quorum) or the sole remaining director may fill any vacancy on a board of directors, including newly created directorships resulting from an increase in the number of directors. Under the Pacific Premier bylaws, subject to the rights of holders of any series of preferred stock outstanding, any vacancy occurring on its board of directors may be filled by a majority vote of the directors then in office, whether or not a quorum is present. Each director so chosen will hold office until the next annual meeting of shareholders.

Plaza.

        The Plaza bylaws provide that, subject to the rights of the holders of any series of preferred stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the board of directors resulting from death, resignation, retirement, removal from office or other cause shall, unless otherwise required by law or by resolution of the board of directors, be filled only by a majority vote of the directors then in office. Vacancies and newly created directorships of any class or series of which the holders are entitled to elect one or more directors may be filled by a majority of the directors elected by such class or series then in office.

        The Plaza bylaws provide that if, at the time of filling any vacancy or any newly created directorship, the directors then in office constitute less than a majority of the board of directors (as constituted immediately before any such increase), then the Court of Chancery may, upon application of any shareholder or shareholders holding at least 10% of the total number of the shares at the time outstanding having the right to vote for such directors, order an election to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office, pursuant to Section 211 of the DGCL. If at any time, by reason of death or resignation or other cause, Plaza should have no directors in office, then any officer or any shareholder, or his or her executor, administrator, trustee, guardian, or other similar fiduciary may call a special meeting of shareholders in accordance with the provisions of the certificate of incorporation and the bylaws, or may apply to the Delaware Court of Chancery for a decree ordering an election as provided in Section 211 of the DGCL.

        The term of office of a director elected to fill a vacancy runs until the next annual meeting of the shareholders, and such a director holds office until a successor is elected and qualified or until his or her earlier resignation or removal. The shareholders may elect a director at any time to fill a vacancy not filled by the board of directors.

Indemnification and Limitation of Liability

Pacific Premier.

        The DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

        The DGCL provides that any indemnification must be made by the corporation only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the person has met the applicable standard of conduct. Such determination must be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to the action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by the shareholders.

        The DGCL provides that it is not exclusive of other indemnification that may be granted by a corporation's bylaws, disinterested director vote, shareholder vote, agreement or otherwise.

        The Pacific Premier certificate of incorporation provides for the indemnification of directors, officers and certain of its authorized representatives to the fullest extent permitted by the DGCL, except that indemnification in an action, suit or proceeding initiated by a director, officer or authorized representative is permitted only if the board of directors authorized the initiation of that action, suit or proceeding. In addition, as permitted by the DGCL, the Pacific Premier certificate of incorporation provides that the directors shall have no personal liability to Pacific Premier or its shareholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to Pacific Premier or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the law, (iii) the unlawful payment of dividends or unlawful stock purchase or redemption, or (iv) for any transaction in which the director derived improper personal benefit.

Plaza.

        Plaza is subject to the provisions of the DGCL governing indemnification by a corporation as set forth above.

        The Plaza certificate of incorporation authorizes it to provide indemnification of, and advancement of expenses to, such directors and officers (and any other persons to which Delaware or other applicable state law permits Plaza to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL or other applicable state law, subject only to limits created by applicable Delaware or other state law (statutory or non-statutory), with respect to actions for breach of duty to a corporation, its shareholders, and others.

        The Plaza bylaws provide that it may, to the maximum extent permitted by the DGCL, indemnify each officer, director, employee, and agent of Plaza against all expense, liability and loss reasonably incurred by such person in connection with any actual, pending, or threatened proceeding arising by reason of the fact that such person is or was an officer, director, employee, or agent, to which such person is a party, witness, or participant, and in the case of an officer or director, whether the basis of the proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer. Plaza will not indemnify any officer, director, employee, or agent in connection with a proceeding (i) initiated by such person against Plaza or any director or officer of Plaza unless Plaza has joined in or consented to the initiation of such proceeding or (ii) made on account of such person's conduct which constitutes a breach of such person's duty of loyalty to Plaza or its shareholders, or is an act or omission not in good faith or which involves intentional misconduct or a knowing violation of the law. Plaza may, upon approval by the board of directors, advance expenses to any person subject to these indemnification provisions, provided that the indemnified person agrees to repay the amount advanced if it is determined by final, unappealable judicial decision that the person is not entitled to be indemnified as provided in the Plaza bylaws.

        The Plaza certificate of incorporation eliminates the liability of the directors of Plaza for monetary damages for breach of fiduciary duty as a director to the fullest extent permissible under Delaware law.

Amendments to Certificate of Incorporation and Bylaws

Pacific Premier.

        The DGCL provides that an amendment to a Delaware corporation's certificate of incorporation requires a board resolution stating the advisability of the amendment and approval by a majority of the holders of outstanding capital stock of each class entitled to vote thereon. The Pacific Premier certificate of incorporation provides that amendments to the Pacific Premier certificate of incorporation may be effected in the manner prescribed by the DGCL; provided, however, that the amendment of Sections C or D of Article Fifth, Article Sixth, Article Seventh, Article Ninth and Article Eleventh requires the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of the capital stock of Pacific Premier entitled to vote generally in the election of directors, voting together as a single class.

        The Pacific Premier bylaws authorize Pacific Premier's board of directors to amend its bylaws by vote of a majority of the board of directors at a meeting. The Pacific Premier bylaws may also be amended by the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of the capital stock of Pacific Premier entitled to vote generally in the election of directors, voting together as a single class.

Plaza.

        The Plaza certificate of incorporation may be amended in any manner allowed under Delaware law.

        The Plaza certificate of incorporation provides that the Plaza bylaws may be amended or repealed, and new bylaws may be adopted, by the board of directors. The Plaza bylaws provide that the Plaza bylaws may be altered, amended or repealed, in whole or in part, or new bylaws may be adopted by the shareholders or by the board of directors, provided that the required notice of the amendment is provided to the shareholders or directors, as applicable. The Plaza bylaws require that any amendment to the Plaza bylaws must be approved by either the holders of a majority of the outstanding capital stock entitled to vote thereon or by a majority of the entire board of directors then in office.

Notice of Shareholder Meetings

Pacific Premier.

        In accordance with the DGCL, the Pacific Premier bylaws provide that a written notice of the time, date, and place of all shareholder meetings must be given to each shareholder entitled to vote at the meeting not less than ten (10) days nor more than sixty (60) days prior to the meeting.

Plaza.

        In accordance with the DGCL, the Plaza bylaws provide that a written notice of the place, the date and the hour of all shareholder meetings must be mailed, postage prepaid, or given by electronic mail or other electronic transmission, in the manner provided in Section 232 of the DGCL, to each shareholder entitled to vote at the meeting at least ten (10) and no more than sixty (60) days prior to the meeting.

Special Meetings of Shareholders

Pacific Premier.

        Pursuant to the DGCL, a special meeting of shareholders may be called by a corporation's board of directors or by the persons authorized to do so in the corporation's certificate of incorporation or bylaws. The Pacific Premier certificate of incorporation provides that a special meeting of shareholders may be called only by the board of directors pursuant to a resolution adopted by the majority of the total number of authorized directorships or as otherwise provided in the bylaws. The Pacific Premier bylaws provide that, subject to the rights of the holders of preferred stock, special meetings of shareholders may be called only by the board of directors pursuant to a resolution adopted by a majority of the total number of directors which the corporation would have if there were no vacancies on the board of directors.

Plaza.

        Under the Plaza bylaws, a special meeting of the shareholders may be called at any time by the board of directors by resolution of a majority of the board of directors, or by the chairman of the board, or by the chief executive officer, or by one or more shareholders holding shares in the aggregate entitled to cast not less than twenty-five percent (25%) of the votes at that meeting. Shareholders requesting a special meeting must do so by submitting their request, in writing, to Plaza's corporate secretary, specifying the time of the meeting and the general nature of the business proposed to be transacted.

        Pursuant to the Plaza bylaws, every special meeting of Plaza shareholders, unless otherwise required by law, must be called by must be mailed, postage prepaid, or given by electronic mail or other electronic transmission, in the manner provided in Section 232 of the DGCL, to each shareholder entitled to vote at the meeting at least thirty-five (35) and no more than sixty (60) days after the receipt of the request.

Shareholder Nominations and Shareholder Proposals

Pacific Premier.

        The Pacific Premier bylaws provide that shareholders of Pacific Premier may nominate one or more persons for election as director only if such nominations are delivered to the secretary of Pacific Premier at the principal executive offices of the corporation not earlier than the close of business on the one hundred twentieth (120th) day and not later than the close of business on the ninetieth (90th) day prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to the date of such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than one hundred (100) days prior to the date of such annual meeting, the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the corporation. Each such notice must set forth information concerning the nominee, the nominating shareholder and the other information specified in the Pacific Premier bylaws. The Pacific Premier bylaws provide that a proposal by shareholders for submission to a vote of shareholders at an annual meeting must be delivered to the secretary of Pacific Premier within the same time frame as shareholder nominations for directors described above. Each such notice must set forth information concerning the proposal, the proposing shareholder and the information specified in the Pacific Premier bylaws.

Plaza.

        The Plaza bylaws provide that nominations of persons for election to the board of directors and the proposal of business to be transacted by shareholders may be made at an annual meeting of shareholders by any shareholder of record for such meeting who is entitled to vote for the election of directors or such other business at the meeting. For nominations or other business to be properly brought before an annual meeting, the shareholder must have given timely notice in writing to Plaza's corporate secretary, and if the proposal is for other business, such other business must be a proper matter for shareholder action under the DGCL.

        To be timely, a shareholder's notice shall be delivered to the Secretary at the principal executive offices of Plaza not less than ninety (90) days nor more than one hundred twenty (120) days before the anniversary date of the prior year's meeting; provided, however, that if the date of the annual meeting is advanced more than thirty (30) days before or delayed more than thirty (30) days after such anniversary date, notice must be received not later than the close of business on the later of the ninetieth (90th) day before the meeting or the tenth (10th) day following the day on which a public announcement of the meeting is first made.

        The shareholder's notice must state (i) as to each person whom the shareholder proposes to nominate for election or re-election as a director, the name, age, business address and residence address of such person; the principal occupation or employment of such person and the class and number of shares of Plaza which are beneficially owned by such person; (ii) as to any other business that the shareholder proposes to bring forward in the meeting, a brief description of such business, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made; and (iii) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made, the name and address of such shareholder and of such beneficial owner and the class and number of shares of Plaza which are owned of record by such shareholder and beneficially by such beneficial owner.

        Nominations of persons for election to the Board of Directors may be made at a special meeting of shareholders at which directors are to be elected by any shareholder of record entitled to vote at the meeting. Nominations must be made by notice to Plaza's corporate secretary no later than the close of business on the later of the ninetieth (90th) day before the special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at the meeting.

Shareholder Action by Written Consent

Pacific Premier.

        The Pacific Premier bylaws provide that, subject to the rights of the holders of any class or series of preferred stock, any action required or permitted to be taken by the shareholders of Pacific Premier must be effected at an annual or special meeting of shareholders and may not be effected by any consent in writing by such shareholders.

Plaza.

        Under the Plaza bylaws, any action which may be taken at any annual or special meeting of shareholders may be taken without a meeting and without prior notice, if a consent in writing is signed and dated by each of the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all shares entitled to vote on that action were present and voted, and the written consent is delivered to Plaza in accordance with Section 228(a) of the DGCL. An electronic mail or other electronic transmission constitutes a valid written consent if delivered in accordance with Section 228(d)(1) of the DGCL by a shareholder or proxyholder, or by a person or persons authorized to act for a shareholder or proxyholder. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent must be given to those shareholders who have not consented in writing. Any certificate filed under the DGCL on the basis of a vote by written consent must state that written notice and consent have been given as provided in Section 228 of the DGCL.

Transactions with Interested Persons

Pacific Premier.

        The DGCL prohibits a corporation from engaging in any business combination with an interested shareholder (defined as a 15% shareholder) for a period of three (3) years after the date that shareholder became an interested shareholder, unless (i) before that date, the board of directors of the corporation approved the business combination or the transaction in which the shareholder became an interested shareholder, (ii) upon completion of the transaction that resulted in the shareholder becoming an interested shareholder, the shareholder owned at least 85% of the outstanding voting stock (excluding shares owned by directors, officers and certain employee stock ownership plans) or (iii) on or after the date the shareholder became an interested shareholder, the business combination received the approval of both the corporation's directors and holders of two-thirds of the outstanding voting shares not owned by the interested shareholder voted at a meeting and not by written consent. A Delaware corporation may opt out of this provision through an amendment to its certificate of incorporation or bylaws adopted by a majority of the outstanding voting shares. The Pacific Premier certificate of incorporation expressly provides that it is bound by this provision of the DGCL concerning transactions with interested shareholders.

Plaza.

        Plaza is subject to the provisions of the DGCL described above with respect to transactions with interested persons. Neither the Plaza certificate of incorporation nor the Plaza bylaws contains any provision addressing transactions with interested persons and as such, Plaza is bound by the applicable provisions of the DGCL.

Dividends

Pacific Premier.

        The DGCL permits a Delaware corporation to declare and pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. Further, it is the policy of the Federal Reserve that bank holding companies, such as Pacific Premier, should generally pay dividends on common stock only out of income available over the past year, and only if prospective earnings retention is consistent with the organization's expected future needs and financial condition. It is also the Federal Reserve's policy that bank holding companies should not maintain dividend levels that undermine their ability to be a source of strength to their banking subsidiaries. The Pacific Premier bylaws permit its board of directors to declare dividends, but it is Pacific Premier's policy to retain earnings to provide funds for use in its business. Pacific Premier has never declared or paid dividends on its common stock and does not anticipate declaring or paying any cash dividends in the foreseeable future.

Plaza.

        Plaza is subject to the provisions of the DGCL and the policies of the Federal Reserve governing declaration and payment of dividends, as described above. The Plaza bylaws do not address the declaration and payment of dividends.

        Except for a $10.2 million dividend paid in a combination of cash and stock to certain funds affiliated with Carpenter in connection with Plaza's acquisition of Manhattan Bancorp and its subsidiary Manhattan Bank in 2015, Plaza has not historically declared or paid dividends on its common stock. From the date of the merger agreement until the effective time of the merger, Plaza and its subsidiaries are not permitted by the merger agreement to make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on, any shares of Plaza common stock.

LEGAL MATTERS

        The validity of the Pacific Premier common stock to be issued in the merger has been passed upon for Pacific Premier by Holland & Knight LLP, Washington, D.C. As of September 25, 2017, attorneys employed by that law firm beneficially owned approximately 71,455 shares of Pacific Premier common stock.

EXPERTS

        The consolidated statement of financial condition of the Pacific Premier and its subsidiaries as of December 31, 2015, and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 2015, which appear in Pacific Premier's Annual Report on Form 10-K for the year ended December 31, 2016, have been audited by Vavrinek, Trine, Day & Co., LLP, an independent registered public accounting firm, as stated in their report dated March 4, 2016, which is incorporated into this prospectus/consent solicitation statement by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given up on their authority as experts in accounting and auditing.

        The consolidated financial statements of Pacific Premier and its subsidiaries as of and for the year ended December 31, 2016, which are incorporated into this prospectus/consent solicitation statement by reference to Pacific Premier's Annual Report on Form 10-K for the year ended December 31, 2016, have been so incorporated in reliance on the report of Crowe Horwath LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements of HEOP and subsidiaries as of and for the year ended December 31, 2016, which are incorporated into this prospectus/consent solicitation statement by reference to Heritage Oaks Bancorp's Annual Report on Form 10-K for the year ended December 31, 2016, have been so incorporated in reliance on the report of Crowe Horwath LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        Plaza's consolidated financial statements included in this prospectus/consent solicitation statement for the years ended December 31, 2016, 2015 and 2014, have been included in reliance on the report of

RSM US LLP, an independent audit firm, given on the authority of said firm as experts in auditing and accounting.

HOUSEHOLDING

        The Commission has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for consent solicitation statements with respect to two or more shareholders sharing the same address by delivering a single consent solicitation statement addressed to those shareholders. This process, which is commonly referred to as "householding," potentially provides extra convenience for shareholders and cost savings for companies. Plaza will mail only one copy of the prospectus/consent solicitation statement to multiple shareholders sharing the same address. Once you have received notice from your broker or Plaza that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate prospectus/consent solicitation statement, please notify your broker or nominee if your shares are held in a brokerage account or other account or Computershare, Inc. if you hold registered shares. You can notify Computershare by sending a written request to: P.O. Box 505000, Louisville, KY 40233-5000 or by calling (800) 962-4284.

WHERE YOU CAN FIND MORE INFORMATION

Pacific Premier Bancorp, Inc.

        Pacific Premier files annual, quarterly and current reports, proxy statements and other information with the Commission. Pacific Premier and Plaza shareholders may read and copy any reports, proxy statements or other information filed by Pacific Premier at the Commission's public reference room in Washington, D.C., which is located at the following address: Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549.

        Pacific Premier and Plaza shareholders can request copies of these documents, upon payment of a duplicating fee, by writing to the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the Commission's public reference rooms. Pacific Premier's filings with the Commission are also available to the public from document retrieval services and at the Commission's Internet website (http://www.sec.gov). Pacific Premier's filings with the Commission are also available at its website at www.ppbi.com.

        Pacific Premier has filed with the Commission a registration statement on Form S-4 under the Securities Act and the rules and regulations thereunder. This prospectus/consent solicitation statement is a part of that registration statement. As permitted by the Commission's rules, this prospectus/consent solicitation statement does not contain all of the information that can be found in the registration statement. The registration statement is available for inspection and copying as set forth above.

        The Commission allows Pacific Premier to "incorporate by reference" into this proxy statement/prospectus, which means that Pacific Premier can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is considered to be part of this proxy statement/prospectus, except for any information superseded by information contained in later filed documents incorporated by reference in this prospectus/consent solicitation statement.

        Pacific Premier incorporates by reference the respective documents filed with the Commission listed below and any future filings made by it with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the dates of the Pacific Premier special meeting and the Plaza special meeting (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission):

  •
  Pacific Premier's Annual Report on Form 10-K for the year ended December 31, 2016, filed on March 16, 2017.

  •
  Pacific Premier's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2017, filed on May 10, 2017.

  •
  Pacific Premier's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2017, filed on August 4, 2017.

  •
  Pacific Premier's Current Reports on Form 8-K filed on March 28, June 2, August 8, August 9, August 15 and August 16, 2017.

  •
  Pacific Premier's annual meeting proxy statement, filed on April 27, 2017 (only those portions that have been incorporated by reference in the 2017 Annual Report on Form 10-K).

  •
  HEOP's Annual Report on Form 10-K for the year ended December 31, 2016, filed on March 3, 2017 (only with respect to the audited financial statements of HEOP contained in such Annual Report on Form 10-K).

  •
  The description of the Pacific Premier common stock contained on the Form 8-A as filed with the Commission pursuant to Section 12(b) and 12(g) of the Exchange Act, on February 28, 1997.

        You may request a copy of documents incorporated by reference in this document but not otherwise accompanying this document, at no cost, by writing or telephoning Pacific Premier at the following address:

Pacific Premier Bancorp, Inc.
17901 Von Karman Ave., Suite 1200
Irvine, California 92614
Attention: Ronald Nicolas
Telephone: (949) 864-8000

Plaza Bancorp

        Plaza does not have a class of securities registered under Section 12 of the Exchange Act, is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act and, accordingly, does not file documents and reports with the Commission. The historical financial statements of Plaza are included elsewhere in this prospectus/consent solicitation statement.

        If you are a Plaza shareholder and have any questions concerning the merger, the merger agreement or the prospectus/consent solicitation statement, would like additional copies of the prospectus/consent solicitation statement or need help voting your shares of Plaza common stock in the Plaza consent solicitation, please contact John Shindler, Plaza's Corporate Secretary, at (949) 502-4313, or at the following address:

Plaza Bancorp
18200 Von Karman Avenue, Suite 500
Irvine, California 92612
Attention: John Shindler

        You should rely only on the information contained or incorporated by reference in this prospectus/consent solicitation statement. Pacific Premier and Plaza have not authorized anyone else to provide you with information that is different from that which is contained in this prospectus/consent solicitation statement. Moreover, neither Pacific Premier nor Plaza is making an offer to sell or soliciting an offer to buy any securities other than the Pacific Premier common stock to be issued by Pacific Premier in the merger, and neither Pacific Premier nor Plaza is making an offer of such securities in any state where the offer is not permitted. The information contained in this prospectus/consent solicitation statement speaks only as of its date unless the information specifically indicates that another date applies.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF PLAZA BANCORP AND SUBSIDIARY

Plaza Bancorp

Consolidated Balance Sheets

June 30, 2017 and December 31, 2016

(Dollar amounts in thousands, except share and per share data)

	2017	2016
		(Audited)
Assets
Cash and due from banks	$10,004	$13,912
Interest-bearing deposits at other financials institutions	158,892	123,183

Total cash and cash equivalents	168,896	137,095
Investment securities, available for sale	10,234	23,117
Loans held for sale	2,410	6,227
Loans held for investment	1,054,324	1,021,203
Allowance for loan losses	(12,937)	(12,966)

Total loans, net	1,043,797	1,014,464
Premises and equipment, net	7,599	7,787
Interest strip and mortgage servicing rights held for investment	3,310	3,304
Core deposit intangibles, net	319	627
Goodwill	8,336	8,336
Deferred tax asset, net	8,068	7,957
Federal Home Loan Bank and other bank stocks, at cost	6,874	6,132
Accrued interest and other assets	8,492	8,454

Total assets	$1,265,925	$1,217,273

Liabilities and Equity
Deposits
Noninterest-bearing demand	$286,876	$311,026
Savings, NOW and money market accounts	539,295	453,009
Time deposits of $250,000 and under	151,356	155,751
Time deposits of more than $250,000	96,494	84,764

Total deposits	1,074,021	1,004,550
Federal Home Loan Bank advances	31,000	60,000
Subordinated debentures	24,744	24,728
Accrued interest and other liabilities	9,905	9,302

Total liabilities	1,139,670	1,098,580

Stockholders' Equity
Serial preferred stock, no par value, 1,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $.0001 par value, 50,000,000 authorized; issued and outstanding 30,101,101 at June 30, 2017 and 30,039,244 at December 31, 2016	3	3
Additional paid-in capital	93,634	93,283
Retained earnings	32,462	25,240
Accumulated other comprehensive income	156	167

Total stockholders' equity	126,255	118,693

Total liabilities and equity	$1,265,925	$1,217,273

See Notes to Consolidated Financial Statements.

Plaza Bancorp

Consolidated Statements of Income

For the Six Months Ended June 30, 2017 and 2016

(Dollar amounts in thousands, except per share data)

	2017	2016
Interest income:
Loans	$30,425	$26,470
Investment securities	97	177
Other	447	221

Total interest income	30,969	26,868

Interest expense:
Deposits	2,808	2,019
Borrowings	1,011	1,069

Total interest expense	3,819	3,088

Net interest income	27,150	23,780
Provision for loan losses	81	897

Net interest income after provision for loan losses	27,069	22,883

Noninterest income:
Net gain from loan sales	1,400	1,906
Net (loss) from sales of other real estate owned	(54)	(14)
Net gain from investment sales	—	118
Net servicing income	526	495
Service charges and other	1,553	2,306

Total noninterest income	3,425	4,811

Noninterest expense:
Salaries and employee benefits	12,098	12,411
Occupancy and equipment expenses	1,839	2,195
Other expenses	4,178	4,411

Total noninterest expense	18,115	19,017

Income before provision for income taxes	12,379	8,677
Provision for income taxes	5,157	3,399

Net income	$7,222	$5,278

Basic earnings per share	$0.24	$0.18
Diluted earnings per share	$0.24	$0.17

See Notes to Consolidated Financial Statements.

Plaza Bancorp

Consolidated Statements of Comprehensive Income

For the Six Months Ended June 30, 2017 and 2016

(Dollar amounts in thousands)

	2017	2016
Net income	$7,222	$5,278
Other comprehensive income (loss):
Unrealized gain (loss) on investment securities, net of taxes of $(11) for 2017 and $106 for 2016	(14)	12
Less reclassification adjustment for gain included in net income, net of taxes of $47 for 2016	—	(71)
Unrealized gain (loss) on interest strip, net of taxes	3	(197)

Comprehensive income	$7,211	$5,022

        As of June 30, 2017 and 2016, respectively accumulated other comprehensive income of $156 and $381 on the consolidated balance sheet included ($45) and $102 related to available for sale securities and $201 and $279 related to the interest strip.

See Notes to Consolidated Financial Statements.

Plaza Bancorp

Consolidated Statements of Equity

For the Six Months Ended June 30, 2017 and 2016

(Dollar amounts in thousands)

					Accumulated Other Comprehensive Income (Loss)
	Common Stock
			Additional Paid-In Capital	Retained Earnings
	Shares	Amount				Total
Balance, December 31, 2015	30,034,244	$3	$92,741	$14,112	$413	$107,269

Stock-based compensation	—	—	260	—	—	260
Exercise of stock options	5,000	—	13	—	—	13
Unrealized (loss) on interest strip, net	—	—	—	—	(197)	(197)
Unrealized (loss) on investment securities, net	—	—	—	—	(59)	(59)
Net income	—	—	—	5,278	—	5,278

Balance, June 30, 2016	30,039,244	$3	$93,014	$19,390	$157	$112,564

Balance, December 31, 2016	30,039,244	$3	$93,283	$25,240	$167	$118,693

Stock-based compensation	—	—	179	—	—	179
Exercise of stock options	61,857	—	172	—	—	172
Unrealized gain on interest strip, net	—	—	—	—	3	3
Unrealized (loss) on investment securities, net	—	—	—	—	(14)	(14)
Net income	—	—	—	7,222	—	7,222

Balance, June 30, 2017	30,101,101	$3	$93,634	$32,462	$156	$126,255

See Notes to Consolidated Financial Statements.

Plaza Bancorp

Consolidated Statements of Cash Flows

Period Ended June 30, 2017 and 2016

(Dollar amounts in thousands)

	2017	2016
Cash Flows From Operating Activities
Net income	$7,222	$5,278
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	687	746
Net amortization of investment securities premiums and discounts	53	92
Provision for loan losses	81	897
Share-based compensation expense	179	257
Proceeds from sale of loans	22,398	32,378
Origination of loans held for sale	(17,181)	(28,657)
Gain on sale of investments	—	(118)
Net increase (decrease) in deferred loan fees, net of costs	43	(315)
Gain on sale of loans	(1,400)	(1,906)
Deferred taxes	(94)	2,440
Net change in interest strip and mortgage servicing rights	(9)	(209)
Increase (decrease) in interest receivable and other assets and liabilities	597	(1,420)

Net cash provided by operating activities	12,576	9,463

Cash Flows From Investing Activities
Purchases of available-for-sale securities	—	(9,161)
Proceeds from maturities and principal paydowns on securities	12,805	1,944
Proceeds from sale of securities	—	7,138
Redemption of Federal Home Loan Bank stock	(742)	(452)
Net increase in loans held for investment	(33,274)	(73,707)
Purchases of premises and equipment	(207)	(476)

Net cash (used in) investing activities	(21,418)	(74,714)

Cash Flows From Financing Activities
Net increase in deposits accounts	69,471	18,865
Increase (decrease) in FHLB borrowings	(29,000)	41,000
Proceeds from issuence of common stock	172	13

Net cash provided by financing activities	40,643	59,878

Increase in cash and cash equivalents	31,801	(5,373)
Cash and Cash Equivalents
Beginning of period	137,095	97,576

End of period	$168,896	$92,203

Supplemental Disclosures of Cash Flow Information
Cash payments for interest	$3,711	$3,085
Cash payments for taxes	$5,670	$455

See Notes to Consolidated Financial Statements.

Plaza Bancorp

Notes to Consolidated Financial Statements

Note 1. Interim Financial Statements

        The accompanying unaudited financial statements of Plaza Bancorp (the "Company") and Subsidiary have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC"). Certain information and footnote disclosures, normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such SEC rules and regulations. Nevertheless, the Company believes that the disclosures are adequate to make the information presented not misleading. These interim financial statements should be read in conjunction with the audited financial statements and notes thereto included in this registration statement.

        In the opinion of management, all adjustments, including normal recurring adjustments necessary to present fairly the financial position of the Company with respect to the interim financial statements and the results of its operations for the interim periods ended June 30, 2017 and 2016, have been included.

Note 2. Investment Securities

        Following is a summary of the Company's available-for-sale securities as of June 30, 2017 and December 31, 2016 (in thousands):

	June 30, 2017
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Residential mortgage-backed securities	$9,310	$—	$(93)	$9,217
Corporate bonds	1,000	17	—	1,017

	$10,310	$17	$(93)	$10,234

	December 31, 2016
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. government sponsored agencies	$6,250	$3	$—	$6,253
Residential mortgage-backed securities	10,913	—	(71)	10,842
Corporate bonds	6,005	17	—	6,022

	$23,168	$20	$(71)	$23,117

        The amortized cost and fair value of investment securities available for sale as of June 30, 2017 by contractual maturity are shown below. Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid without any

Plaza Bancorp

Notes to Consolidated Financial Statements (Continued)

Note 2. Investment Securities (Continued)

penalties. Therefore, mortgage-backed securities are not included in the maturity categories in the following maturity summary (dollars in thousands):

	Amortized Cost	Fair Value
Due in one year or less	$—	$—
Due after one year through five years	1,000	1,017
Due after five years through 10 years	—	—
Due after 10 years	—	—
Mortgage-backed securities	9,310	9,217

	$10,310	$10,234

        The Company pledges securities or certificates of deposits for a line of credit with one of our correspondent banks. $2.5 million of certificates of deposits and no securities were pledged as of June 30, 2017 and $2.7 million of securities and no certificates of deposit were pledged as of December 31, 2016.

        The Company did not sell any securities in the six months ended June 30, 2017. Proceeds from sale of securities for the six months ended June 30, 2016 totaled $7.1 million for a realized gross gain of $118,000.

        There were no securities with an unrealized loss position greater than 12 months as of June 30, 2017. There was one security with an unrealized loss position greater than 12 months, with a carrying amount of $88.8 thousand and an unrealized loss of $1.0 thousand as of December 31, 2016. The Company does not consider any investment to be other-than-temporarily impaired at June 30, 2017 and December 31, 2016.

Note 3. Loans

        The Company's loan portfolio consists primarily of loans to borrowers within Southern California and Southern Nevada. Although the Company seeks to avoid concentrations of loans to a single industry or based upon a single class of collateral, the Company's loan and collateral portfolios are concentrated in owner-occupied commercial real estate. Owner-occupied commercial real estate loans represent 53 percent and 50 percent of total loans as of June 30, 2017 and December 31, 2016, respectively.

        Loans held for investment consisted of the following at June 30, 2017 and December 31, 2016 (in thousands):

	2017	2016
Commercial	$178,596	$180,491
Commercial Real Estate	782,113	765,164
Consumer	93,615	75,548

Total	$1,054,324	$1,021,203

        The outstanding contractual principal balance and related carrying amount for loans acquired through a change in control, two FDIC assisted acquisitions, and various mergers at June 30, 2017 are

Plaza Bancorp

Notes to Consolidated Financial Statements (Continued)

Note 3. Loans (Continued)

$68.6 million and $64.5 million, respectively. The outstanding contractual principal balance and related carrying amount at December 31, 2016 were $83.6 million and $78.2 million, respectively.

        Approximately 85 percent of acquired loans are classified as commercial real estate as of June 30, 2017 and 80 percent as of December 31, 2016.

        The change in the accretable yield (market yield portion of the fair value adjustments as a result of acquisitions) for the acquired loans for the six months ended June 30, 2017 and 2016 is as follows (in thousands):

	2017	2016
Beginning accretable yield	$(4,353)	$(5,028)
Interest income recognized	1,119	1,121
Transfer from non-accretable credit discount	(2)	(446)

Ending accretable yield	$(3,236)	$(4,353)

        There has been no significant credit deterioration on the acquired loans. Allowance for loan losses recorded for acquired loans at June 30, 2017 and December 31, 2016 was $1.1 million and $1.0 million, respectively.

        A summary of the changes in the allowance for loan losses by portfolio segment during the six months ended June 30, 2017 follows (in thousands):

	Commercial	Commercial Real Estate	Consumer	Total
Beginning balance	$3,801	$6,193	$2,972	$12,966
Charge-offs	(106)	(13)	—	(119)
Recoveries	9	—	—	9
Provision for loan losses	17	64		81

Ending balance	$3,721	$6,244	$2,972	$12,937

        The June 30, 2017 allowance amounts were allocated as follows (in thousands):

	Commercial	Commercial Real Estate	Consumer	Total
Loans under ASC 310-30	$—	$1,108	$17	$1,125
Individually evaluated for impairment	216	—	24	240
Collectively evaluated for impairment	3,505	5,136	2,931	11,572

Ending balance	$3,721	$6,244	$2,972	$12,937

Plaza Bancorp

Notes to Consolidated Financial Statements (Continued)

Note 3. Loans (Continued)

        The June 30, 2017 loans were allocated as follows (in thousands):

	Commercial	Commercial Real Estate	Consumer	Total
Loans under ASC 310-30	$2,869	$57,869	$3,781	$64,519
Individually evaluated for impairment	216	3,631	172	4,019
Collectively evaluated for impairment	175,511	720,613	89,662	985,786

Ending balance	$178,596	$782,113	$93,615	$1,054,324

        A summary of the changes in the allowance for loan losses by portfolio segment during the six months ended June 30, 2017 follows (in thousands):

	Commercial	Commercial Real Estate	Consumer	Total
Beginning balance	$3,421	$5,922	$2,163	$11,506
Charge-offs	(2)		(4)	(6)
Recoveries	10	1	3	14
Provision for loan losses	561	(387)	723	897

Ending balance	$3,990	$5,536	$2,885	$12,411

        The December 31, 2016 allowance amounts were allocated as follows (in thousands):

	Commercial	Commercial Real Estate	Consumer	Total
Loans under ASC 310-30	$4	$981	$15	$1,000
Individually evaluated for impairment	313	—	1	314
Collectively evaluated for impairment	3,484	5,212	2,956	11,652

Ending balance	$3,801	$6,193	$2,972	$12,966

        The December 31, 2016 loans were allocated as follows (in thousands):

	Commercial	Commercial Real Estate	Consumer	Total
Loans under ASC 310-30	$2,979	$71,467	$3,798	$78,244
Individually evaluated for impairment	355	1,320	4	1,679
Collectively evaluated for impairment	177,157	692,377	71,746	941,280

Ending balance	$180,491	$765,164	$75,548	$1,021,203

Plaza Bancorp

Notes to Consolidated Financial Statements (Continued)

Note 3. Loans (Continued)

        As part of the ongoing and continuous monitoring of the credit quality of the Company's loan portfolio, management tracks internally assigned risk classifications of loans. The Company uses the following internal risk classification scale:

  •
  Pass:  Includes loans that are well protected by the current worth and paying capacity of the borrower (or guarantors, if any) or by the fair value, less cost to acquire and sell, of any underlying collateral in a timely manner. Pass loans also include certain loans considered Watch, which are still protected by the worth and paying capacity of the borrower, but deserve closer attention and a higher level of credit monitoring.

  •
  Special Mention:  Includes loans that exhibit weaknesses in financial condition, loan structure or documentation which, if not promptly corrected, may lead to the development of abnormal risk elements.

  •
  Substandard:  Includes loans that are inadequately protected by the current sound worth and paying capacity of the borrower. Although the primary source of repayment for a Substandard loan is not currently sufficient, collateral or other sources of repayment are sufficient to satisfy the debt. Continuance of a Substandard loan is not warranted unless positive steps are taken to improve the worthiness of the credit.

  •
  Doubtful:  Includes loans that exhibit pronounced weaknesses to a point where collection or liquidation in full, on the basis of currently existing facts, conditions and values, is highly questionable and improbable. Doubtful loans are required to be placed on nonaccrual status and are assigned specific loss exposure.

        For each loan type, the following presents the recorded investment by credit quality indicator for loans as of June 30, 2017 and December 31, 2016 (in thousands):

	2017
	Commercial	Commercial Real Estate	Consumer	Total
Pass	$171,450	$774,351	$93,369	$1,039,170
Special Mention	101	1,216	—	1,317
Substandard	7,045	6,546	246	13,837
Doubtful	—	—	—	—

Total	$178,596	$782,113	$93,615	$1,054,324

	2016
	Commercial	Commercial Real Estate	Consumer	Total
Pass	$173,496	$760,100	$75,544	$1,009,140
Special Mention	993	—	—	993
Substandard	6,002	5,064	4	11,070
Doubtful	—	—	—	—

Total	$180,491	$765,164	$75,548	$1,021,203

Plaza Bancorp

Notes to Consolidated Financial Statements (Continued)

Note 3. Loans (Continued)

        The past due loans by each loan type for loans as of June 30, 2017 and December 31, 2016 are presented as follows (in thousands):

	2017
	30 - 59 Days	60 - 89 Days	90+ Days	Total Past Due	Nonaccrual	Current	Total
Commercial	$—	$17	$—	$17	$319	$178,260	$178,596
Commercial real estate	—	190	—	190	4,232	777,691	782,113
Consumer	173	74	—	247	172	93,196	93,615

Total	$173	$281	$—	$454	$4,723	$1,049,147	$1,054,324

	2016
	30 - 59 Days	60 - 89 Days	90+ Days	Total Past Due	Nonaccrual	Current	Total
Commercial	$391	$—	$—	$391	$1,076	$179,024	$180,491
Commercial real estate	2,582	—	—	2,582	1,498	761,084	765,164
Consumer	6	—	—	6	4	75,538	75,548

Total	$2,979	$—	$—	$2,979	$2,578	$1,015,646	$1,021,203

        Information about impaired loans as of June 30, 2017 and December 31, 2016 are as follows (in thousands):

	2017	2016
Impaired loans with a valuation allowance:
Commercial	$216	$355
Commercial real estate	—	1,320
Consumer	172	4
Impaired loans without a valuation allowance:
Commercial	—	—
Commercial real estate	3,631	—
Consumer	—	—

Total impaired loans	$4,019	$1,679

Related allowance for loan losses on impaired loans:
Commercial	$216	$313
Commercial real estate	—	—
Consumer	24	1
Average monthly balance of impaired loans:
Commercial	218	671
Commercial real estate	3,631	395
Consumer	172	6
Interest income recognized on impaired loans:
Commercial	5	31
Commercial real estate	118	20
Consumer	7	—

        The Company is not committed to lending any additional significant amounts on these loans. The Company does not have a significant amount of loans considered troubled debt restructures as of June 30, 2017 or December 31, 2016.

Plaza Bancorp

Notes to Consolidated Financial Statements (Continued)

Note 4. Earnings Per Common Share (EPS)

        Earnings per common share are computed using the two-class method. Basic earnings per common share are computed by dividing net income by the weighted-average number of common shares outstanding during the applicable period, excluding outstanding participating securities. Participating securities include nonvested restricted stock awards. Nonvested restricted stock awards are considered participating securities to the extent holders of these securities receive nonforfeitable dividends or dividend equivalents at the same rate as holders of the Company's common stock. Diluted earnings per share is computed using the weighted-average number of shares determined for the basic earnings per common share computation plus the dilutive effect of stock options and warrants using the treasury stock method.

        Basic and diluted earnings per share, based on the weighted-average outstanding shares, are summarized as follows for the interim periods ended June 30 (dollars and shares in thousands, except for per share amounts):

	2017	2016
Weighted-average shares, basic	30,079	30,036
Effect of dilutive securities	432	207

Weighted-average shares, diluted	30,511	30,243

Net income	$7,222	$5,278

Basic earnings per share	$0.24	$0.18
Diluted earnings per share	$0.24	$0.17

Note 5. Fair Value Measurements

        The tables below represent balances of assets measured and presented in the consolidated balance sheets at June 30, 2017 and December 31, 2016 at fair value on a recurring basis (in thousands):

	June 30, 2017
	Fair Value Measurements Using
	Totals	Quoted Prices in Active Markets With Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Nonobservable Inputs (Level 3)
Residential mortgage-backed securities	$9,217	$—	$9,217	$—

Corporate bonds	$1,017	$—	$1,017	$—

Interest strip	$317	$—	$—	$317

Plaza Bancorp

Notes to Consolidated Financial Statements (Continued)

Note 5. Fair Value Measurements (Continued)

	December 31, 2016
	Fair Value Measurements Using
	Totals	Quoted Prices in Active Markets With Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Nonobservable Inputs (Level 3)
Obligation of U.S. government-sponsored agencies	$6,253	$—	$6,253	$—

Residential mortgage-backed securities	$10,842	$—	$10,842	$—

Corporate bonds	$6,022	$—	$6,022	$—

Interest strip	$341	$—	$—	$341

        Investment securities:    The fair value of Level 2 investment securities is the market value based on market prices provided by an independent third-party pricing service whose methodologies are based on broker-provided pricings.

        Interest strips:    The fair value of Level 3 interest strips is based on management's estimate of fair value using indirect unobservable inputs due to limited market activity. The changes in Level 3 assets measured at fair value on a recurring basis are summarized as follows (in thousands):

Interest Strips
Ending balance at December 31, 2016	$341
Change in valuation	—
Other current year activities, net of taxes	(24)

Ending balance at June 30, 2017	$317

        The following is a description of valuation methodologies used for financial assets recorded at fair value on a nonrecurring basis:

          Collateral-dependent impaired loans:    The Company does not record loans at fair value on a recurring basis. However, from time to time, fair value adjustments are recorded on these loans to reflect partial write-downs, through charge-offs or specific reserve allowances that are based on the current appraised or market-quoted value of the underlying collateral. Fair value estimates for collateral-dependent impaired loans are obtained from real estate brokers or other third-party consultants (Level 3). At June 30, 2017 and December 31, 2016, the fair value of collateral-dependent impaired originated and acquired loans was $0 and $0, respectively.

          OREO:    OREO is based on the fair value of the property less estimated costs to sell. The fair value of the property is determined based on third-party appraisals. In some cases, adjustments are made to the appraised values due to various factors, including age of the appraisal, age of comparables included in the appraisal, and known changes in the market and in the property. Accordingly, the resulting fair value measurement has been categorized as a Level 3 measurement. The Company had one OREO property at June 30, 2017 and December 31, 2016, with a fair value of $206,000.

Plaza Bancorp

Notes to Consolidated Financial Statements (Continued)

Note 5. Fair Value Measurements (Continued)

          Fair value of financial instruments:    The following disclosure of the carrying amount and estimated fair value of financial instruments is made in accordance with the requirements of ASC 825-10, Disclosures About Fair Value of Financial Instruments. The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is required to develop the estimates of fair value. Accordingly, the estimates presented below are not necessarily indicative of the amounts the Company could have realized in a current market exchange as of June 30, 2017 and December 31, 2016. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

        The table below presents the carrying amounts and estimated fair values of financial instruments at June 30, 2017 and December 31, 2016 (in thousands):

	June 30, 2017		December 31, 2016
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and cash equivalents	$168,896	$168,896	$137,095	$137,095
Time deposits—other financial institutions	—	—	—	—
Investment securities	10,234	10,234	23,117	23,117
Loans held for sale	2,410	2,635	6,227	6,894
Loans held for investment, net	1,041,387	1,036,764	1,008,237	1,009,111
Interest strip	317	317	342	342
FHLB stock and other bank stock	6,874	6,874	6,132	6,132
Accrued interest receivable	3,829	3,829	3,817	3,817
Financial liabilities:
Noninterest-bearing demand deposit accounts	286,876	286,876	311,026	311,026
Savings, NOW and money market accounts	539,295	538,707	453,009	451,863
Time deposit accounts	247,850	246,550	240,515	239,495
Borrowings	31,000	30,916	60,000	59,940
Subordinated debentures	24,744	24,744	24,728	24,728
Accrued interest payable	279	279	228	228

        Cash and cash equivalents:    The carrying amounts reported in the consolidated balance sheets for cash and due from Banks, and interest-bearing deposits in other Banks approximate their fair value.

        Loans held for sale:    Fair values are based on quoted market prices of similar loans sold to investors or current buying commitments from investors and are considered Level 2.

        Loans held for investment:    For variable-rate loans that reprice frequently and have experienced no significant change in credit risk, carrying value approximates the fair value. Fair value for all other loans is estimated based on Level 2 inputs, except for impaired loans that are Level 3. Prepayments prior to the repricing date are not expected to be significant. Loans held for investment are expected to be held to maturity and any unrealized gains or losses are not expected to be realized.

Plaza Bancorp

Notes to Consolidated Financial Statements (Continued)

Note 5. Fair Value Measurements (Continued)

        Deposit liabilities:    Fair value disclosed for demand deposits equals their carrying amounts, which represent the amount payable on demand. The carrying amounts for variable-rate money market accounts and certificates of deposit approximate their fair value at the reporting date.

        The fair value for fixed-rate certificates of deposit, which have a remaining maturity of less than 12 months, approximates their fair value. For the fixed-rate certificates greater than 12 months, the fair value is estimated using Level 2 inputs. Early withdrawal of fixed-rate certificates of deposit is not expected to be significant.

        Accrued interest receivable and payable and FHLB stock, other bank stock, and investment in limited partnership:    The fair values of these instruments approximate their carrying amounts.

        Borrowings and subordinated debentures:    The fair value for borrowings is estimated using rates currently available for similar borrowings with similar credit risk and for remaining maturities, including the Company's own credit risk associated with the ability to repay the loan.

        Fair value of commitments:    The estimated fair value of fee income on letters of credit at June 30, 2017 and December 31, 2016 is insignificant. Loan commitments on which the committed interest rate is less than the current market rate are also insignificant at June 30, 2017 and December 31, 2016.

        Interest rate risk:    The Company assumes interest rate risk (the risk that general interest rate levels will change) as a result of its normal operations. As a result, fair value of the Company's financial instruments will change when interest rate levels change and that change may be either favorable or unfavorable to the Company. Management attempts to match maturities of assets and liabilities to the extent believed necessary to minimize interest rate risk. However, borrowers with fixed-rate obligations are less likely to prepay in a rising rate environment and more likely to prepay in a falling rate environment. Conversely, depositors who are receiving fixed rates are more likely to withdraw funds before maturity in a rising rate environment and less likely to do so in a falling rate environment. Management monitors rates and maturities of assets and liabilities and attempts to minimize interest rate risk by adjusting terms of new loans and deposits and by investing in securities with terms that mitigate the Company's overall interest rate risk.

Note 6. Subsequent Event—Agreement and Plan of Reorganization with Pacific Premier Bancorp, Inc. ("PPBI")

        On August 8, 2017, the Company has entered into an Agreement and Plan of Reorganization with Pacific Premier Bancorp, Inc. ("PPBI"), a Delaware corporation having its principal place of business in Irvine, California, and the holding company of Pacific Premier Bank ("PPBI Bank") in which a definitive agreement has been entered into for PPBI to acquire the Company.

        Under terms of the definitive agreement, upon consummation of the acquisition, stockholders of the Company's common stock will have the right to receive 0.20 shares of PPBI common stock for each share of the Company's common stock they own. Based on a $36.45 closing price of PPBI's common stock on August 8, 2017, the aggregate merger consideration is approximately $226.3 million or $7.29 per share of the Company's common stock.

Plaza Bancorp

Notes to Consolidated Financial Statements (Continued)

Note 6. Subsequent Event—Agreement and Plan of Reorganization with Pacific Premier Bancorp, Inc. ("PPBI") (Continued)

        Considering the effect of the transaction, and based upon an exchange ratio of 0.20, existing PPBI's stockholders will own approximately 86.9% of the outstanding shares of the combined entity and the Company's stockholders are expected to own approximately 13.1%.

        The transaction is expected to close late in the fourth quarter of 2017 or early in the first quarter of 2018, subject to satisfaction of customary closing conditions, including regulatory approvals and consent of the Company's stockholder.

Plaza Bancorp

Financial Report
December 31, 2016

Independent Auditor's Report

RSM US LLP

To the Board of Directors
Plaza Bancorp
Irvine, California

Report on the Financial Statements

        We have audited the accompanying consolidated financial statements of Plaza Bancorp and its subsidiary (Plaza Bank), which comprise the consolidated balance sheets as of December 31, 2016 and 2015, the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively, the financial statements).

Management's Responsibility for the Financial Statements

        Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

        Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

        An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

        We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Plaza Bancorp and its subsidiary as of December 31, 2016 and 2015, and the results of their operations and their cash flows for the years then ended, in accordance with accounting principles generally accepted in the United States of America.

Other Matter

        We have also audited, in accordance with auditing standards generally accepted in the United States of America, Plaza Bancorp's internal control over financial reporting as of December 31, 2016, based on criteria established in Internal Control—Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in 2013, and our report dated March 10, 2017 expressed an unqualified opinion on the effectiveness of Plaza Bancorp's internal control over financial reporting.

San Francisco, California
March 10, 2017

Plaza Bancorp

Consolidated Balance Sheets

December 31, 2016 and 2015

(Dollar amounts in thousands, except share and per share data)

	2016	2015
Assets
Cash and due from banks	$13,912	$11,506
Interest-bearing deposits at other financials institutions	123,183	86,070

Total cash and cash equivalents	137,095	97,576
Investment securities, available for sale	23,117	28,215
Loans held for sale	6,227	4,535
Loans held for investment	1,021,203	882,199
Allowance for loan losses	(12,966)	(11,506)

Total loans, net	1,014,464	875,228
Premises and equipment, net	7,787	7,581
Interest strip and mortgage servicing rights held for investment	3,304	3,465
Core deposit intangibles, net	627	1,356
Goodwill	8,336	8,336
Deferred tax asset, net	7,957	15,174
Federal Home Loan Bank and other bank stocks, at cost	6,132	5,381
Accrued interest and other assets	8,454	8,420

Total assets	$1,217,273	$1,050,732

Liabilities and Equity
Deposits
Noninterest-bearing demand	$311,026	$316,516
Savings, NOW and money market accounts	453,009	355,515
Time deposits of $250,000 and under	155,751	147,601
Time deposits of more than $250,000	84,764	64,397

Total deposits	1,004,550	884,029
Federal Home Loan Bank advances	60,000	24,000
Subordinated debentures	24,728	24,696
Accrued interest and other liabilities	9,302	10,738

Total liabilities	1,098,580	943,463

Commitments and Contingencies (Notes 4 and 11)
Stockholders' Equity
Serial preferred stock, no par value, 1,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $.0001 par value, 50,000,000 authorized; issued and outstanding 30,039,244 at December 31, 2016 and 30,034,244 at December 31, 2015	3	3
Additional paid-in capital	93,283	92,741
Retained earnings	25,240	14,112
Accumulated other comprehensive income	167	413

Total stockholders' equity	118,693	107,269

Total liabilities and equity	$1,217,273	$1,050,732

See Notes to Consolidated Financial Statements.

Plaza Bancorp

Consolidated Statements of Income

Years Ended December 31, 2016 and 2015

(Dollar amounts in thousands, except per share data)

	2016	2015
Interest income:
Loans	$55,828	$50,188
Investment securities	332	500
Other	488	383

Total interest income	56,648	51,071

Interest expense:
Deposits	4,481	3,808
Borrowings	2,149	1,182

Total interest expense	6,630	4,990

Net interest income	50,018	46,081
Provision for loan losses	1,634	2,367

Net interest income after provision for loan losses	48,384	43,714

Noninterest income:
Net gain from loan sales	3,176	3,551
Net (loss) from sales of other real estate owned	(14)	—
Net gain from investment sales	118	1
Net servicing income	1,027	892
Service charges and other	4,490	5,436

Total noninterest income	8,797	9,880

Noninterest expense:
Salaries and employee benefits	25,100	23,452
Occupancy and equipment expenses	4,363	4,370
Other expenses	9,141	14,102

Total noninterest expense	38,604	41,924

Income before provision for income taxes	18,577	11,670
Provision for income taxes	7,449	4,852

Income from continuing operations	11,128	6,818

Discontinued operations
Loss from discontinued operations	—	(3,643)
Income tax benefit	—	(1,490)

Loss on discontinued operations	—	(2,153)

Net income before noncontrolling interest in Plaza Bank	11,128	4,665

Less: Net income attributable to noncontrolling interest in Plaza Bank	—	(336)

Net income	$11,128	$4,329

Basic earnings per share	$0.37	$0.15
Diluted earnings per share	$0.37	$0.14

See Notes to Consolidated Financial Statements.

Plaza Bancorp

Consolidated Statements of Comprehensive Income

Years Ended December 31, 2016 and 2015

(Dollar amounts in thousands)

	2016	2015
Net income	$11,128	$4,329
Other comprehensive income (loss):
Unrealized gain (loss) on investment securities, net of taxes of $16 for 2016 and $(29) for 2015	25	(71)
Less reclassification adjustment for gain included in net income, net of taxes of $47 for 2016 and $0.50 for 2015	(71)	(1)
Unrealized gain (loss) on interest strip, net of taxes	(200)	(111)

Other comprehensive income (loss):	(246)	(183)
Net income attributable to noncontrolling interest in Plaza Bank	—	336

Comprehensive income	$10,882	$4,482

        As of December 31, 2016 and 2015, respectively accumulated other comprehensive income of $167 and $413 on the consolidated balance sheet included ($31) and $15 related to available for sale securities and $198 and $398 related to the interest strip.

See Notes to Consolidated Financial Statements.

Plaza Bancorp

Consolidated Statements of Equity

Years Ended December 31, 2016 and 2015

(Dollar amounts in thousands)

	Common Stock				Accumulated Other Comprehensive Income (Loss)	Total Stockholders' Equity for Plaza Bancorp
			Additional Paid-In Capital	Retained Earnings			Noncontrolling Interest in Plaza Bank
	Shares	Amount						Total
Balance, December 31, 2014	29,434,212	$3	$104,961	$19,029	$596	$124,589	$6,286	$130,875

Stock-based compensation	—	—	704	—	—	704	—	704
Vesting of restricted stock	148,891	—	—	—	—	—	—	—
Purchase and retirement of common stock	(14,259)	—	(25)	—	—	(25)	—	(25)
Exercise of warrants	4,000	—	10	—	—	10	—	10
Purchase and cancelation of warrants	—	—	(100)	—	—	(100)	—	(100)
Merger and Plaza Bank reorganization	—	—	(14,959)	930	—	(14,029)	(6,622)	(20,651)
Cash dividends declared	—	—	—	(8,026)	—	(8,026)	—	(8,026)
Stock dividends declared	461,400	—	2,150	(2,150)	—	—	—	—
Unrealized (loss) on interest strip, net	—	—	—	—	(111)	(111)	—	(111)
Unrealized (loss) on investment securities, net	—	—	—	—	(72)	(72)	—	(72)
Net income attributable to noncontrolling interest in Plaza Bank	—	—	—	—	—	—	336	336
Net income	—	—	—	4,329	—	4,329	—	4,329

Balance, December 31, 2015	30,034,244	3	92,741	14,112	413	107,269	—	107,269

Stock-based compensation	—	—	529	—	—	529	—	529
Exercise of stock options	5,000	—	13	—	—	13	—	13
Unrealized (loss) on interest strip, net	—	—	—	—	(200)	(200)	—	(200)
Unrealized (loss) on investment securities, net	—	—	—	—	(46)	(46)	—	(46)
Net income	—	—	—	11,128	—	11,128	—	11,128

Balance, December 31, 2016	30,039,244	$3	$93,283	$25,240	$167	$118,693	$—	$118,693

See Notes to Consolidated Financial Statements.

Plaza Bancorp

Consolidated Statements of Cash Flows

Years Ended December 31, 2016 and 2015

(Dollar amounts in thousands)

	2016	2015
Cash Flows From Operating Activities
Net income	$11,128	$4,329
Net income attributable to noncontrolling interest in Plaza Bank	—	336

Net income before noncontrolling interest in Plaza Bank	11,128	4,665
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,465	1,691
Net amortization of investment securities premiums and discounts	177	180
Provision for loan losses	1,634	2,367
Share-based compensation expense	529	704
Proceeds from sale of loans	53,475	55,562
Origination of loans held for sale	(51,991)	(53,388)
Gain on sale of investments	(118)	(1)
Net increase (decrease) in deferred loan fees, net of costs	(175)	1,058
Gain on sale of loans	(3,176)	(3,551)
Deferred taxes	7,288	2,085
Net change in interest strip and mortgage servicing rights	(39)	1,419
Increase (decrease) in interest receivable and other assets and liabilities	(1,435)	(5,248)
Net cash provided by discontinued operations	—	33,108

Net cash provided by operating activities	18,762	40,651

Cash Flows From Investing Activities
Purchases of available-for-sale securities	(9,161)	(2,072)
Proceeds from maturities and principal paydowns on securities	6,986	16,044
Decrease in time deposits—other financial institutions	—	13,157
Proceeds from sale of securities	7,138	1,114
Change in limited partnership investments	—	7,534
Net proceeds from FDIC indemnification asset	—	1,158
Purchase (redemption) of Federal Home Loan Bank stock	(751)	1,055
Net increase in loans held for investment	(139,003)	(61,822)
Purchases of premises and equipment	(991)	(1,088)
Proceeds from disposal of premises and equipment	5	100
Net cash provided by discontinued operations	—	7,057

Net cash (used in) investing activities	(135,777)	(17,763)

Cash Flows From Financing Activities
Net increase in deposits accounts	120,521	69
Issuance of subordinated debt	—	24,680
Increase (decrease) in FHLB borrowings	36,000	(5,000)
Purchase of treasury stock	—	(25)
Proceeds from issuence of common stock	13	—
Warrant repurchase	—	(100)
Exercise of warrants	—	10
Merger related consideration	—	(20,651)
Cash dividend	—	(8,026)

Net cash (used in) provided by financing activities	156,534	(9,043)

Increase in cash and cash equivalents	39,519	13,845
Cash and Cash Equivalents
Beginning of period	97,576	83,731

End of period	$137,095	$97,576

Supplemental Disclosures of Cash Flow Information
Cash payments for interest	$6,569	$5,032
Cash payments for taxes	$455	$3,325
Supplemental Schedule of Noncash Investing and Financing Activities
Stock dividends declared	$—	$2,150

See Notes to Consolidated Financial Statements.

Plaza Bancorp

Notes to Consolidated Financial Statements

Note 1. Nature of Business and Summary of Significant Accounting Policies

        General:    Plaza Bancorp (previously known as PB Holdings, Inc.) is a Delaware corporation (the Company) and is the holding company for Plaza Bank (the Bank), which is incorporated under the laws of the State of California. The Bank provides a full range of banking services to commercial and consumer customers in Southern California and Southern Nevada. The Company had one additional subsidiary, MBFS Holdings, Inc. (MBFS), which was incorporated under the laws of the State of California. The principal activity of MBFS was the collection of loans and other real estate owned assets that it holds, which were all acquired from affiliates of the Company. On December 28, 2016 MBFS was merged with and into Plaza Bank with Plaza Bank becoming the surviving entity in the merger.

        Reorganization:    On June 26, 2015, the plan of reorganization was adopted (the Reorganization) where by all shares of the Bank were exchanged for shares of the Company, and the Bank became a wholly owned subsidiary of the Company. Prior to the Reorganization, the Bank was owned 89.5% by the Company which was 100 percent owned by three limited partnerships: Carpenter Community Banc Fund, L.P., Carpenter Community Banc Fund-A, L.P., and Carpenter Community Banc Fund-CA, L.P. (collectively, the Carpenter Funds) and 10.5% by non-controlling shareholders. Immediately after the Reorganization, a merger plan was adopted (the Merger) whereby Manhattan Bancorp merged into the Company, with the Company being the surviving entity in the merger. Concurrently, Bank of Manhattan, a wholly owned subsidiary of Manhattan Bancorp was merged into the Bank. As both Manhattan Bancorp and Plaza Bancorp were held under common control, the Merger was accounted for similar to a pooling of interests whereby the balance sheets, statements of income and statements of cash flows for Manhattan Bancorp and the Company have been combined for both the year ended December 31, 2015. See Note 15 for the details regarding this transaction.

        Noncontrolling interest:    For the period January 1, 2015 through and including June 25, 2015 the Company owned 89.5% of the common stock of its subsidiary, Plaza Bank. The 10.5% noncontrolling interest in the common stock of Plaza Bank is included in the Company's Consolidated Financial Statements as a noncontrolling interest pursuant to applicable accounting guidance. Effective June 26, 2015, as part of the Reorganization, as described in Note 15, the Company became the 100% owner of Plaza Bank.

        A summary of the Company's significant accounting policies are as follows:

        Principles of consolidation:    The consolidated financial statements include the accounts of the Company and its subsidiary, the Bank. All significant intercompany transactions have been eliminated. The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America and prevailing practices within the banking industry.

        Management's estimates and assumptions:    The Company's accounting and reporting policies conform to generally accepted accounting principles (GAAP) and practices in the banking industry. To prepare the consolidated financial statements in conformity with GAAP, management must make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, and income and expenses during the reporting period. Circumstances and events that differ significantly from those underlying the Company's estimates and assumptions could cause actual financial results to differ from those estimates. The material estimates included in the consolidated financial statements relate to the allowance for loan losses, accounting for income taxes, and the estimated cash flows related to accretable and non-accretable portions of acquired loans.

Plaza Bancorp

Notes to Consolidated Financial Statements (Continued)

Note 1. Nature of Business and Summary of Significant Accounting Policies (Continued)

        The Company has applied its critical accounting policies and estimation methods consistently in all periods presented in these consolidated financial statements. The allowance for loan losses reflects management's ongoing assessment of the credit quality of the Company's portfolio, which is affected by a broad range of economic factors. Additional factors affecting the provision include net loan charge-offs, nonaccrual loans, specific reserves, risk-rating migration, and changes in the portfolio size and composition. The Company's estimates and assumptions are expected to change in market conditions and the Company's portfolio change in subsequent periods.

        Cash and cash equivalents:    For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks. Cash flows from loans originated by the Company and deposits are reported net. Interest-bearing deposits in financial institutions that have an original maturity of 90 days or less are considered cash equivalents.

        Cash and due from Banks:    Banking regulations require that banks maintain a percentage of their deposits as reserves in cash or on deposit with the Federal Reserve Bank. The Company was in compliance with all reserve requirements as of December 31, 2016 and 2015.

        The Company maintains amounts due from Banks, which may exceed federally insured limits. The Company has not experienced any losses in such accounts.

        Investment securities:    Investment securities are classified as available-for-sale and recorded at fair value. Unrealized gains or losses on available-for-sale securities are excluded from net income and reported as a component of accumulated other comprehensive income (net of taxes) included in stockholders' equity. Premiums or discounts on available-for-sale securities are amortized or accreted into income using the interest method. Realized gains or losses on sales of available-for-sale securities are recorded using the specific identification method.

        Management evaluates securities for other-than-temporary impairment (OTTI) at least on a quarterly basis and more frequently when economic or market conditions warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, including an evaluation of credit ratings, (3) the impact of changes in market interest rates, (4) the intent of the Company to sell a security, and (5) whether it is more likely than not the Company will have to sell the security before recovery of its cost basis.

        If the Company intends to sell an impaired security, the Company records an other-than-temporary loss in an amount equal to the entire difference between fair value and amortized cost. If a security is determined to be other-than-temporarily impaired, but the Company does not intend to sell the security, only the credit portion of the estimated loss is recognized in earnings, with the other portion of the loss recognized in other comprehensive income.

        Acquired loans:    Acquired loans include both nonperforming loans with evidence of credit deterioration since their origination date and performing loans. The Company is accounting for the nonperforming loans acquired in accordance with Accounting Standards Codification (ASC) 310-30, Loan and Debt Securities Acquired With Deteriorated Credit Quality.

        At the date of acquisition, the Company records acquired loans at their fair value. In accordance with ASC 310-30, the Company has pooled performing loans at the date of purchase. The loans were

Plaza Bancorp

Notes to Consolidated Financial Statements (Continued)

Note 1. Nature of Business and Summary of Significant Accounting Policies (Continued)

aggregated into pools based on common risk characteristics. The Company updates its estimate of cash flows on the acquired loans on a periodic basis. Increases in estimated cash flows to be collected are recognized prospectively through an adjustment to yield over the remaining estimated life of the respective loan pool. Decreases in estimated cash flows are recorded as an impairment reserve.

        Originated loans:    Loans receivable that management has the intent and ability to hold for the foreseeable future, or until maturity or payoff, are reported at their outstanding unpaid principal balances reduced by any charge-offs or specific valuation accounts and net of any deferred fees or costs. Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan. Interest on loans is recognized over the terms of the loans and is calculated using the simple interest method on principal amounts outstanding.

        Loans on which the accrual of interest has been discontinued are designated as nonaccrual loans. The accrual of interest on loans is discontinued when principal or interest is past due 90 days based on the contractual terms of the loan or when, in the opinion of management, there is reasonable doubt as to collectability. When loans are placed on nonaccrual status, all interest previously accrued but not collected is reversed against current period interest income. Income on nonaccrual loans is subsequently recognized only to the extent that cash is received and the loan's principal balance is deemed collectible. Interest accruals are resumed on such loans only when they are brought current with respect to interest and principal and when, in the judgment of management, the loans are estimated to be fully collectible as to all principal and interest.

        Allowance for loan losses:    The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that collectability of the principal is unlikely. Subsequent recoveries, if any, are credited to the allowance.

        The allowance is an amount that management believes will be adequate to absorb probable losses relating to specifically identified loans, as well as probable credit losses inherent in the balance of the loan portfolio, based on an evaluation of the collectability of existing loans and prior loss experience and peer Company loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans and current economic conditions that may affect the borrower's ability to pay. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses and may require the Company to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

        The allowance consists of specific and general components. The specific component relates to loans that are classified as impaired loans. For such loans, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan are lower than the carrying value of that loan. The general component covers nonimpaired loans and is based on historical loss experience or peer Company loss experience adjusted for qualitative factors. The historical or peer Company loss and qualitative factors are calculated separately for each portfolio

Plaza Bancorp

Notes to Consolidated Financial Statements (Continued)

Note 1. Nature of Business and Summary of Significant Accounting Policies (Continued)

segment or loan type. Loans within each type have similar risk characteristics. The primary loan categories utilized by the Company in determining its allowance for loan losses include the following:

          Consumer:    These loans include loans to individuals for consumer purposes and may include residential real estate, secured loans, unsecured loans, loans to facilitate the purchase of vehicles, indirect auto loans and other consumer purpose loans. Typically, these loans are fully amortizing term loans. The Company's consumer portfolio is concentrated in indirect auto loans, residential real estate and home equity line of credits (HELOC).

          Commercial:    Commercial loans are made to businesses and individuals to facilitate the growth and expansion and ongoing business operations. Commercial loans are used for the purposes of working capital, equipment purchase and inventory financing. Loans in this category are extended on a secured and unsecured basis. The Company underwrites both the business and guarantors. Substantially all commercial loans are secured and backed by the personal guarantees of the owners of the businesses.

          Commercial real estate:    Commercial real estate loans are made to entities to facilitate the purchase or refinance of improved commercial real estate for business activities. Loans in this category are both owner-occupied and investor real estate however are primarily owner-occupied real estate loans and are made within regulatory loan-to-value guidelines. Included in this category are construction and land loans.

        A loan is impaired when it is probable, based on current information and events, that the Company will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement. Impaired loans are measured on an individual basis for commercial and commercial real estate loans based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The amount of any impairment and any subsequent changes are included in the allowance for loan losses.

        Troubled debt restructurings:    A loan is classified as a troubled debt restructuring when a borrower is experiencing financial difficulties that lead to a restructuring of the loan and the Company grants a concession or concessions to the borrower in the restructuring that it would not otherwise consider. These concessions may include rate reductions, principal forgiveness, extension of maturity date and other actions intended to minimize potential losses. Performance prior to the restructuring and financial capacity is considered when assessing whether the borrower can meet the new terms and may result in the loan being returned to accrual after a short performance period.

        Loans held for sale:    Loans originated and intended for sale are carried at the lower of cost or estimated fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income. Gains and losses on the sale of loans are recognized pursuant to ASC 860, Transfers and Servicing. Interest income on these loans is accrued daily. Loan origination fees and costs are deferred and included in the cost basis of the loan held for sale.

        The Company issues various representations and warranties associated with the sale of loans. As a result of these warranties, the Company had no repurchases in 2016 and in 2015 repurchased two single family loans with loan balances totaling $993,000. Additionally, the Company reimbursed the premium received, totaling $88,000 in 2015, to investors for early pay offs on seven single family loans. The

Plaza Bancorp

Notes to Consolidated Financial Statements (Continued)

Note 1. Nature of Business and Summary of Significant Accounting Policies (Continued)

Company maintains an allowance and the balance of this liability at December 31, 2016 and 2015 was $740,000 and $1.1 million, respectively.

        Investment in limited partnership:    The Company had an investment in a Delaware limited partnership, MIMS-1, L.P. ("MIMS-1"), which was organized for the primary purpose of investing, reinvesting, and trading in agency mortgage-backed and asset-backed securities. The investment objective of MIMS-1 was to seek a high total return, consisting of both current income and capital gains. The general partner of MIMS-1 is Manhattan Investment Management Services, Inc. ("MIMS"). The Company became a limited partner of MIMS-1 with an initial investment of $2.5 million and subsequent net investments of $8.5 million which was accounted for using the equity method of accounting. During 2014, the Bank took a distribution from the partnership of $4.9 million and a final distribution to close the investment during 2015 of $7.5 million.

        OREO:    Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value less cost to sell at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the value are included in other expenses.

        Federal Home Loan Bank stock:    The Company is a member of the Federal Home Loan Bank (FHLB) system and is required to maintain an investment in capital stock of the FHLB pursuant to the agreement with the FHLB. FHLB stock is bought from and sold to the FHLB at its $100 par value. At December 31, 2016 and 2015, the Company had $4.6 million and $4.6 million invested in FHLB stock, respectively and is included in Federal Home Loan Bank and other bank stock at cost on the consolidated Balance Sheet. This investment is carried at cost since no ready market exists for the capital stock and it has no quoted market value.

        Transfers and servicing of financial assets:    Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity or the ability to unilaterally cause the holder to return specific assets. In addition, for transfers of a portion of financial assets (for example, participations of loans receivable), the transfer must meet the definition of a "participating interest" in order to account for the transfer as a sale.

        The Company accounts for transfers and servicing of financial assets by recognizing the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished.

        Mortgage servicing rights held for investment and interest strip:    Single family mortgage servicing rights are recognized as assets based on the fair value upon the sale of loans when the servicing is retained by the Company. On April 30, 2015 all mortgage serving rights were sold for $6.3 million at a realized loss of $1.1 million, which is included in discontinued operations. See Note 16.

        The Company generally retains the right to service Small Business Administration (SBA) participation loans sold to others. The fair value of the servicing rights retained has been recognized as

Plaza Bancorp

Notes to Consolidated Financial Statements (Continued)

Note 1. Nature of Business and Summary of Significant Accounting Policies (Continued)

a separate asset and is being amortized in proportion to, and over the period of, estimated net servicing income.

        Servicing rights are periodically evaluated for impairment based on the fair value of those rights. Fair values are estimated using a discounted cash flow analysis based on current market rates of interest and current expected future prepayment rates. At December 31, 2016, the estimated fair value and carrying value of servicing rights were $4.6 million and $3.0 million, respectively. At December 31, 2015, the estimated fair value and carrying value of servicing rights were $3.5 million and $2.7 million, respectively.

        In connection with the sale of certain SBA loans prior to 2010, the Company retained a portion of the difference between the interest rate the borrower is paying on the loan and the interest rate remitted to the purchaser of the loan for servicing fees. This rate differential is referred to as an interest strip and is recorded based on an allocation of the costs of the loan sold and retained. Subsequent to its initial recognition, the interest strip is recorded at its fair value with unrealized gains being excluded from net income and reported as a separate component of other comprehensive income. Unrealized losses are evaluated for impairment which is recorded through earnings. At December 31, 2016, the fair value of the interest strips was $342,000 and the allocated cost basis of the interest strips was $7,000. At December 31, 2015, the fair value of the interest strips was $746,000 and the allocated cost basis of the interest strips was $73,000. The fair value estimate for interest strips is based on a discounted cash flow model that utilizes an estimate of prepayments on the underlying loans and a discount rate commensurate with the risk of the asset.

        Premises and equipment:    Premises and equipment are carried at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives, which range from three to seven years for furniture, equipment and computer equipment. Leasehold improvements are amortized using the straight-line method over the estimated useful lives of the improvements or the remaining lease term, whichever is shorter.

        Advertising costs:    The Company expenses the costs of advertising in the period incurred.

        Income taxes:    Deferred income taxes are computed using the asset and liability method, which recognizes a liability or asset representing the tax effects, based on current tax law, of future deductible or taxable amounts attributable to events that have been recognized in the consolidated financial statements. A valuation allowance is established to reduce the deferred tax asset to the level at which it is more likely than not that the tax asset or benefits will be realized. Realization of tax benefits of deductible temporary differences and operating loss carryforwards depends on having sufficient taxable income of an appropriate character within the carryforward periods.

        The Financial Accounting Standards Board (FASB) issued guidance on accounting for uncertainty in income taxes. The Company recognizes a tax benefit from an uncertain tax position when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. Income tax positions must meet a more likely than not recognition threshold to be recognized. For the year ended December 31, 2016, no adjustment for uncertain tax positions has been made in the consolidated financial statements. Interest and penalties related to unrecognized tax benefits are recorded as part of income tax expense.

Plaza Bancorp

Notes to Consolidated Financial Statements (Continued)

Note 1. Nature of Business and Summary of Significant Accounting Policies (Continued)

        Core deposit intangible assets:    The Company's core deposit intangible assets are amortized over five to 10 years. The Company evaluates the remaining useful lives of its core deposit intangible assets each reporting period to determine whether events and circumstances warrant a revision to the remaining period of amortization. If the estimate of an intangible asset's remaining useful life is changed, the remaining carrying amount of the intangible asset is amortized prospectively over that revised remaining useful life.

        Goodwill:    The Company recorded as goodwill the excess of the purchase price over the fair value of the identifiable net assets acquired in accordance with applicable guidance. Under guidance, on at least an annual basis, the Company can first elect to assess through qualitative factors whether it is more likely than not that goodwill is impaired. Pursuant to this guidance, a two-step process would then be completed for impairment testing if the estimated fair value of the reporting unit is less than its carrying value. The first step tests for impairment, while the second step, if necessary, measures the impairment. The resulting impairment amount, if any, is charged to current period earnings as noninterest expense.

        The Company's annual test is performed as of October 1 of each fiscal year. The Company's first step of the process involved determining fair value of the reporting unit based on a combined market comparison model and discounted cash flows model, with most of the weight given to the discounted cash flows model. Based on the first step of the two-step process, the Company determined that there was no impairment of goodwill in 2016 and 2015, and therefore, it was not necessary to proceed to the second step.

        Financial instruments:    In the ordinary course of business, the Company has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commercial letters of credit and standby letters of credit. Such financial instruments are recorded in the consolidated financial statements when they are funded.

        Basic and diluted earnings per common share:    Earnings per common share are computed using the two-class method. Basic earnings per common share are computed by dividing net income by the weighted-average number of common shares outstanding during the applicable period, excluding outstanding participating securities. Participating securities include nonvested restricted stock awards. Nonvested restricted stock awards are considered participating securities to the extent holders of these securities receive nonforfeitable dividends or dividend equivalents at the same rate as holders of the Company's common stock. Diluted earnings per share is computed using the weighted-average number of shares determined for the basic earnings per common share computation plus the dilutive effect of stock options and warrants using the treasury stock method.

Plaza Bancorp

Notes to Consolidated Financial Statements (Continued)

Note 1. Nature of Business and Summary of Significant Accounting Policies (Continued)

        Basic and diluted earnings per share, based on the weighted-average outstanding shares, are summarized as follows for the years ended December 31 (dollars and shares in thousands, except for per share amounts):

	2016	2015
Weighted-average shares, basic	30,038	29,708
Effect of dilutive securities	225	327

Weighted-average shares, diluted	30,263	30,035

Income from continuing operations	$11,128	$6,818
Loss on discontinued operations	—	(2,153)

Net income before noncontrolling interest in Plaza Bank	11,128	4,665
Less: Net income attributable to noncontrolling interest in Plaza Bank	—	(336)

Net income	$11,128	$4,329

Basic earnings per share from continuing operations	$0.37	$0.23
Diluted earnings per share from continuing operations	$0.37	$0.23
Basic loss per share from discontinued operations	$—	$(0.07)
Diluted loss per share from discontinued operations	$—	$(0.07)
Basic earnings per share	$0.37	$0.15
Diluted earnings per share	$0.37	$0.14

        Fair value measurements:    Applicable accounting guidance establishes a fair value hierarchy based on the valuation inputs used to measure fair value and clarifies assumptions about risk and the effect of a restriction on the sale or use of an asset.

        Fair value is defined in the accounting standards as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Accounting standards also establish a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes the following three levels of inputs that may be used to measure fair value:

  •
  Level 1: Quoted prices (unadjusted) or identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

  •
  Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

  •
  Level 3: Significant unobservable inputs that reflect a Company's own assumptions about the assumptions that market participants would use in pricing an asset or liability.

        See Note 14 for additional information.

        Stock-based compensation:    The Company is required to recognize the cost of employee and nonemployee services received in exchange for awards of stock options or other equity instruments,

Plaza Bancorp

Notes to Consolidated Financial Statements (Continued)

Note 1. Nature of Business and Summary of Significant Accounting Policies (Continued)

based on the grant-date fair value of those awards. This cost is recognized over the period in which the services are performed, generally the vesting period.

        Recent accounting pronouncements:    In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326). The guidance in this ASU replaces the incurred loss model with an expected loss model, which is referred to as the current expected credit loss (CECL) model. The CECL model is applicable to the measurement of credit losses on financial assets measured at amortized cost, including loan receivables, held to maturity debt securities and reinsurance receivables. It also applies to off-balance sheet credit exposures not accounted for as insurance (loan commitments, standby letters of credit, financial guarantees and other similar instruments) and net investments in leases recognized by a lessor. The new standard provides the following transitions: 1). for debt securities with other-than-temporary impairment (OTTI), the guidance will be applied prospectively; 2). existing purchased credit impairment (PCI) assets will be grandfathered and classified as purchased credit deteriorated (PCD) assets at the date of adoption. The asset will be grossed up for the allowance for expected credit losses for all PCD assets at the date of adoption and will continue to recognize the noncredit discount in interest income based on the yield of such assets as of the adoption date. Subsequent changes in the expected credit losses will be recorded through the allowance; 3). for all other assets within the scope of CECL, a cumulative effect adjustment will be recognized in retained earnings as of the beginning of the first reporting period in which the guidance is effective. The new standard is effective for fiscal years beginning after December 15, 2019 for SEC filers and for fiscal years beginning after December 15, 2020 for all other public business entities, including interim periods within those fiscal years. The Company is currently evaluating the potential impact of the adoption of this standard on its consolidated financial statements. While we have not yet determined what the impact will be on our consolidated statement of income and consolidated balance sheet, by the nature of the implementation of an expected loss model compared to an incurred loss approach, we would expect our allowance for loan losses to increase under this accounting standard.

        In June 2016, the FASB issued ASU 2016-09, Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. The guidance in this ASU amended existing guidance to simplify the accounting for share-based payment award transactions, including income tax consequences, classification of awards as either equity or liabilities, classification on the statement of cash flows and policy election to estimate the number of awards that are expected to vest (current GAAP) or account for forfeitures when they occur. The amendment is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2016 for public business entities, including interim periods within those fiscal years. For all other entities, the amendment is effective for fiscal years beginning after December 31, 2017, and interim periods within the fiscal years beginning after December 31, 2018. The Company does not expect adoption of this guidance to have a material impact on the Company's consolidated statement of income, its consolidated balance sheet, or its consolidated statement of cash flows.

        In January 2016, the FASB issued guidance within ASU 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities. The amendments in ASU 2016-01 to Subtopic 825-10, Financial Instruments, contain the following elements: 1) require equity investments to be measured at fair value with charges in fair value recognized in net income; 2) simplify the impairment assessment of equity investments without readily determinable fair values by requiring a qualitative assessment to identify impairment; 3) eliminates the requirement for public entities to disclose the methods and

Plaza Bancorp

Notes to Consolidated Financial Statements (Continued)

Note 1. Nature of Business and Summary of Significant Accounting Policies (Continued)

significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet; 4) requires public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes; 5) requires an entity to present separately in OCI the portion of the total charge in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments; 6) requires separate presentation of financial assets and financial liabilities by measurement category and form of financial asset on the balance sheet or accompanying notes to the financial statements; 7) clarifies that the entity should evaluate the need for a valuation allowance on a deferred tax asset related to AFS securities in combination with the entity's other deferred tax assets. The amendments are effective for fiscal years beginning after December 15, 2017 for public business entities, and for interim periods within those fiscal years. Except for the early application of the amendment noted in item 5) above, early adoption of the amendments in this Update is not permitted. The Company is currently evaluating the potential impact of the adoption of this standard on its consolidated financial statements.

        In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The guidance in this ASU supersedes the leasing guidance in Topic 840, Leases. Under the new guidance, lessees are required to recognize lease assets and lease liabilities on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The new standard is effective for fiscal years beginning after December 15, 2018 for public business entities, including interim periods within those fiscal years. Early adoption is permitted. The Company is currently evaluating the potential impact of the adoption of this standard on its consolidated financial statements. While the primary impact will be the recognition of certain operating leases on our Consolidated Balance Sheet, this impact is not expected to be material.

        In April 2015, the FASB issued guidance with ASU (Accounting Standards Update) 2015-03, "Simplifying the Presentation of Debt Issuance Costs". The standard requires that debt issuance costs be presented in the balance sheet as a direct deduction from the carrying amount of the associated debt liability, consistent with debt discounts. Adoption is retrospective and early adoption is permitted. The amendment is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2016. As permitted, the Company early adopted this standard in 2015 which did not have a material impact on the accompanying consolidated financial statements.

        In February 2015, the FASB issued guidance with (Accounting Standards Update) ASU 2015-02, "Amendments to the Consolidation Analysis". The new standard changes certain criteria in the variable interest model and the voting model to determine whether certain legal entities are variable interest entities ("VIEs") and whether they should be consolidated. Additional disclosures are required for entities not currently considered VIEs, but may become VIEs under the new guidance and may be subject to consolidation. The amendment is effective for fiscal years, beginning after December 15, 2016 and for interim periods within those fiscal years beginning after December 15, 2017. Adoption may be retrospective or modified retrospective with a cumulative effect adjustment. Early adoption is permitted. We currently do not consolidate any VIEs and do not expect this new guidance will have a material impact on the Company's consolidated financial statements.

Plaza Bancorp

Notes to Consolidated Financial Statements (Continued)

Note 1. Nature of Business and Summary of Significant Accounting Policies (Continued)

        In May 2014, the FASB issued guidance with ASU (Accounting Standards Update) 2014-09, "Revenue from Contracts with Customers". The amendments in ASU 2014-09 affects any entity that either enters into contracts with customers to transfer goods or services or enters into contracts for the transfer of nonfinancial assets unless those contracts are within the scope of other standards. The amendment is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018, as extended in August 2015 by ASU 2015-14. The adoption of this guidance is not expected to have a significant impact on the Company's consolidated statement of income, its consolidated balance sheet, or its consolidated statement of cash flows.

        Subsequent events:    The Company has evaluated subsequent events for potential recognition and disclosure through March 10, 2017, the date on which the consolidated financial statements were available to be issued.

Note 2. Investment Securities

        Following is a summary of the Company's available-for-sale securities as of December 31 (in thousands):

	2016
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. government sponsored agencies	$6,250	$3	$—	$6,253
Residential mortgage-backed securities	10,913	—	(71)	10,842
Corporate bonds	6,005	17	—	6,022

	$23,168	$20	$(71)	$23,117

	2015
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. treasury securities	$1,756	$—	$(3)	$1,753
U.S. government sponsored agencies	8,256	1	(7)	8,250
Residential mortgage-backed securities	12,139	78	(38)	12,179
Corporate bonds	6,040	—	(7)	6,033

	$28,191	$79	$(55)	$28,215

        The amortized cost and fair value of investment securities available for sale as of December 31, 2016 by contractual maturity are shown below. Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid

Plaza Bancorp

Notes to Consolidated Financial Statements (Continued)

Note 2. Investment Securities (Continued)

without any penalties. Therefore, mortgage-backed securities are not included in the maturity categories in the following maturity summary (dollars in thousands):

	Amortized Cost	Fair Value
Due in one year or less	$11,256	$11,259
Due after one year through five years	1,000	1,016
Due after five years through 10 years	—	—
Due after 10 years	—	—
Mortgage-backed securities	10,913	10,842

	$23,169	$23,117

        The Company pledges securities for a line of credit with one of our correspondent banks, and $2.7 million of securities were pledged as of December 31, 2016 and $2.2 million as of December 31, 2015.

        Proceeds from sale of securities for the years ended December 31, 2016 totaled $7.1 million for a realized gain of $118,000. For the year ended December 31, 2015 total proceeds from the sale of securities was $1.1 million for a realized gain of $1,000.

        There was one security with an unrealized loss position greater than 12 months, with a carrying amount of $88.8 thousand and an unrealized loss of $1,000 as of December 31, 2016. There were no securities with an unrealized loss position greater than 12 months as of December 31, 2015. The Company does not consider any investment to be other-than-temporarily impaired at December 31, 2016 and 2015.

Note 3. Loans

        The Company's loan portfolio consists primarily of loans to borrowers within Southern California and Southern Nevada. Although the Company seeks to avoid concentrations of loans to a single industry or based upon a single class of collateral, the Company's loan and collateral portfolios are concentrated in owner-occupied commercial real estate. Owner-occupied commercial real estate loans represent 50 percent and 44 percent of total loans as of December 31, 2016 and 2015, respectively.

        Loans held for investment consisted of the following at December 31 (in thousands):

	2016	2015
Commercial	$180,491	$140,861
Commercial Real Estate	765,164	581,778
Consumer	75,548	159,560

Total	$1,021,203	$882,199

        The outstanding contractual principal balance and related carrying amount for loans acquired through a change in control, two FDIC assisted acquisitions, and various mergers at December 31, 2016 are $83.6 million and $78.2 million, respectively. The outstanding contractual principal balance and related carrying amount at December 31, 2015 were $110.4 million and $103.8 million, respectively.

Plaza Bancorp

Notes to Consolidated Financial Statements (Continued)

Note 3. Loans (Continued)

        Approximately 80 percent of acquired loans are classified as commercial real estate as of December 31, 2016.

        The change in the accretable yield (market yield portion of the fair value adjustments as a result of acquisitions) for the acquired loans at December 31 is as follows (in thousands):

	2016	2015
Beginning accretable yield	$(5,028)	$(8,354)
Interest income recognized	2,526	3,326
Transfer from non-accretable credit discount	(1,217)	—

Ending accretable yield	$(3,719)	$(5,028)

        There has been no significant credit deterioration on the acquired loans. Allowance for loan losses recorded for acquired loans at December 31, 2016 and 2015 was $1.0 million and $529,000, respectively.

        A summary of the changes in the allowance for loan losses by portfolio segment during the year ended December 31, 2016 follows (in thousands):

	Commercial	Commercial Real Estate	Consumer	Total
Beginning balance	$3,421	$5,922	$2,163	$11,506
Charge-offs	(161)	—	(63)	(224)
Recoveries	45	1	4	50
Provision for loan losses	496	270	868	1,634

Ending balance	$3,801	$6,193	$2,972	$12,966

        The December 31, 2016 allowance amounts were allocated as follows (in thousands):

	Commercial	Commercial Real Estate	Consumer	Total
Loans under ASC 310-30	$4	$981	$15	$1,000
Individually evaluated for impairment	313	—	1	314
Collectively evaluated for impairment	3,484	5,212	2,956	11,652

Ending balance	$3,801	$6,193	$2,972	$12,966

        The December 31, 2016 loans were allocated as follows (in thousands):

	Commercial	Commercial Real Estate	Consumer	Total
Loans under ASC 310-30	$2,979	$71,467	$3,798	$78,244
Individually evaluated for impairment	355	1,320	4	1,679
Collectively evaluated for impairment	177,157	692,377	71,746	941,280

Ending balance	$180,491	$765,164	$75,548	$1,021,203

Plaza Bancorp

Notes to Consolidated Financial Statements (Continued)

Note 3. Loans (Continued)

        A summary of the changes in the allowance for loan losses by portfolio segment during the year ended December 31, 2015 follows (in thousands):

	Commercial	Commercial Real Estate	Consumer	Total
Beginning balance	$2,567	$5,746	$1,113	$9,426
Charge-offs	(336)	—	(5)	(341)
Recoveries	—	54	—	54
Provision for loan losses	1,190	122	1,055	2,367

Ending balance	$3,421	$5,922	$2,163	$11,506

        The December 31, 2015 allowance amounts were allocated as follows (in thousands):

	Commercial	Commercial Real Estate	Consumer	Total
Loans under ASC 310-30	$17	$397	$115	$529
Individually evaluated for impairment	23	—	1	24
Collectively evaluated for impairment	3,381	5,525	2,047	10,953

Ending balance	$3,421	$5,922	$2,163	$11,506

        The December 31, 2015 loans were allocated as follows (in thousands):

	Commercial	Commercial Real Estate	Consumer	Total
Loans under ASC 310-30	$10,571	$89,090	$4,137	$103,798
Individually evaluated for impairment	153	—	8	161
Collectively evaluated for impairment	130,137	492,688	155,415	778,240

Ending balance	$140,861	$581,778	$159,560	$882,199

        As part of the ongoing and continuous monitoring of the credit quality of the Company's loan portfolio, management tracks internally assigned risk classifications of loans. The Company uses the following internal risk classification scale:

  •
  Pass:  Includes loans that are well protected by the current worth and paying capacity of the borrower (or guarantors, if any) or by the fair value, less cost to acquire and sell, of any underlying collateral in a timely manner. Pass loans also include certain loans considered Watch, which are still protected by the worth and paying capacity of the borrower, but deserve closer attention and a higher level of credit monitoring.

  •
  Special Mention:  Includes loans that exhibit weaknesses in financial condition, loan structure or documentation which, if not promptly corrected, may lead to the development of abnormal risk elements.

  •
  Substandard:  Includes loans that are inadequately protected by the current sound worth and paying capacity of the borrower. Although the primary source of repayment for a Substandard loan is not currently sufficient, collateral or other sources of repayment are sufficient to satisfy

Plaza Bancorp

Notes to Consolidated Financial Statements (Continued)

Note 3. Loans (Continued)

    the debt. Continuance of a Substandard loan is not warranted unless positive steps are taken to improve the worthiness of the credit.

  •
  Doubtful:  Includes loans that exhibit pronounced weaknesses to a point where collection or liquidation in full, on the basis of currently existing facts, conditions and values, is highly questionable and improbable. Doubtful loans are required to be placed on nonaccrual status and are assigned specific loss exposure.

        For each loan type, the following presents the recorded investment by credit quality indicator for loans as of December 31 (in thousands):

	2016
	Commercial	Commercial Real Estate	Consumer	Total
Pass	$173,496	$760,100	$75,544	$1,009,140
Special Mention	993	—	—	993
Substandard	6,002	5,064	4	11,070
Doubtful	—	—	—	—

Total	$180,491	$765,164	$75,548	$1,021,203

	2015
	Commercial	Commercial Real Estate	Consumer	Total
Pass	$134,327	$572,136	$159,560	$866,023
Special Mention	1,243	319	—	1,562
Substandard	5,291	9,323	—	14,614
Doubtful	—	—	—	—

Total	$140,861	$581,778	$159,560	$882,199

        The past due loans by each loan type for loans as of December 31 are presented as follows (in thousands):

	2016
	30 - 59 Days	60 - 89 Days	90+ Days	Total Past Due	Nonaccrual	Current	Total
Commercial	$391	$—	$—	$391	$1,076	$179,024	$180,491
Commercial real estate	2,582	—	—	2,582	1,498	761,084	765,164
Consumer	6	—	—	6	4	75,538	75,548

Total	$2,979	$—	$—	$2,979	$2,578	$1,015,646	$1,021,203

Plaza Bancorp

Notes to Consolidated Financial Statements (Continued)

Note 3. Loans (Continued)

	2015
	30 - 59 Days	60 - 89 Days	90+ Days	Total Past Due	Nonaccrual	Current	Total
Commercial	$126	$24	$—	$150	$627	$140,084	$140,861
Commercial real estate	1,990	820	—	2,810	601	578,367	581,778
Consumer	48	—	—	48	8	159,504	159,560

Total	$2,164	$844	$—	$3,008	$1,236	$877,955	$882,199

        Information about impaired originated loans as of December 31 are as follows (in thousands):

	2016	2015
Impaired loans with a valuation allowance:
Commercial	$355	$—
Commercial real estate	1,320	—
Consumer	4	—
Impaired loans without a valuation allowance:
Commercial	—	153
Commercial real estate	—
Consumer	—	8

Total impaired loans	$1,679	$161

Related allowance for loan losses on impaired loans:
Commercial	$313	$24
Commercial real estate	—	—
Consumer	1	—
Average monthly balance of impaired loans:
Commercial	671	153
Commercial real estate	395	—
Consumer	6	8
Interest income recognized on impaired loans:
Commercial	31	5
Commercial real estate	20	—
Consumer	—	1

        The Company is not committed to lending any additional significant amounts on these loans. The Company does not have a significant amount of loans considered troubled debt restructures as of December 31, 2016 or 2015.

Plaza Bancorp

Notes to Consolidated Financial Statements (Continued)

Note 4. Premises and Equipment

        A summary of premises and equipment as of December 31 follows (in thousands):

	2016	2015
Land	$3,311	$3,311
Buildings	2,691	2,691
Furniture, fixtures and equipment	1,813	3,101
Leasehold improvements	2,673	1,109

	10,488	10,212
Less accumulated depreciation and amortization	(2,702)	(2,631)

	$7,786	$7,581

        The Company entered into a seven-year lease for its corporate headquarters and Irvine branch in 2012. The lease matures on October 31, 2019.

        In addition to the corporate headquarters and branch located in Irvine, the Company has branch facilities in El Segundo, Glendale, Las Vegas, Manhattan Beach, Montebello, Pasadena and San Diego. As of December 31, 2016 the El Segundo, Glendale, Las Vegas, Pasadena and San Diego branches have remaining terms of seventeen months, eighteen months, eighty three months, twenty eight months, and twenty seven months, respectively. The land and building for the Manhattan Beach and Montebello branches are owned by the Company.

        The Company entered into a lease on November 1, 2011 in the Woodland Hills area of Los Angeles, 100% of the space has been sublet. As of December 31, 2016 the remaining term on the lease is 24 months. The Beverly Hills office lease ends in July of 2018 and had been subleased through June 30, 2016.

        The Company entered into a lease on April 2012, for its mortgage office in Newport Beach, which as of December 31, 2016 has a remaining term of three months and is 100% subleased.

        In November 2012, the Company entered into a lease for a satellite mortgage origination office in Santa Barbara; the term of this lease ends in 2017 and is sublet through October 31, 2017.

        Former branches and mortgage origination offices are subleased and netted in the operating lease commitments. Sublease income for the years ended December 31, 2016 and 2015 was $824,000 and $1.1 million, respectively. See Note 15 and Note 16 for merger and discontinued operation's details.

Plaza Bancorp

Notes to Consolidated Financial Statements (Continued)

Note 4. Premises and Equipment (Continued)

        The Company is responsible for increases in common area maintenance, taxes and insurance. At December 31, 2016, the future lease rental payable under noncancelable operating lease commitments for the Company's offices were as follows (in thousands):

Years Ending December 31,	Amount
2017	$1,782
2018	1,361
2019	706
2020	176
2021	181
Thereafter	362

$4,568

        Total rental expense included in occupancy and equipment expenses was approximately $2.6 million and $2.6 million for the years ended December 31, 2016 and 2015, respectively.

Note 5. Deposits

        At December 31, 2016, the scheduled maturities of time deposits are as follows (in thousands):

Years Ending December 31,	Amount
2017	$148,142
2018	77,658
2019	8,295
2020	766
2021	5,635
Thereafter	19

$240,515

        At December 31, 2016, one depositor represented approximately $58.2 million, or 5.8 percent of the Company's total deposits. At December 31, 2015 there were no depositors with 5 percent or more of the Company's total deposits. Total brokered deposits were $59.9 million as of December 31, 2016 and $46.2 million as of December 31, 2015.

Note 6. Borrowing Arrangements

        The Company has financing availability with the FHLB secured by certain of its loans. As of December 31, 2016, the Company had $564.9 million of commercial loans pledged as collateral for short-term and long-term FHLB advances. As of December 31, 2016, this line had total financing availability of approximately $270.3 million, of which $60.0 million is outstanding at year-end. Interest rates are determined at the time of each borrowing. The weighted-average interest rate for the year ended December 31, 2016 was 0.80 percent. Of the outstanding advance balance, $44.0 million matures in 2017 and the remaining balance of $16.0 million matures in 2018.

Plaza Bancorp

Notes to Consolidated Financial Statements (Continued)

Note 6. Borrowing Arrangements (Continued)

        The Company may also borrow up to $55.0 million overnight from its correspondent bank upon receipt of acceptable collateral. As of December 31, 2016, no amounts were outstanding under this arrangement.

Note 7. Subordinated Notes

        The Company issued three subordinated notes totaling $25 million in June 2015 at a fixed interest rate of 7.125% payable in arrears on a quarterly basis. The Company adopted the amended guidance within ASU 2015-03, Simplifying the Presentation of Debt Issuance Costs. The amendments in ASU 2015-03 to Subtopic 835-30, Interest—Imputation of Interest, require that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. As a result of the adoption of this amended guidance, subordinated debt was recorded net of related issuance costs of $320,000. The outstanding balance of $25 million is reported in the accompanying balance sheet net of origination costs that are amortized to interest expense over the life of the instruments. The notes have a maturity date of June 26, 2025 and are also redeemable in whole or in part from time to time beginning in June 26, 2020 at an amount equal to 103.0% of principal plus accrued unpaid interest. The redemption price decreases 50 basis points each subsequent year. The subordinated notes contain a covenant limiting dividends or distribution of capital stock or other equity securities of any kind of the Company, except for dividends payable solely in shares of common stock, if the total risk-based capital ratio, tier 1 risk-based capital ratio or leverage ratio of the Company or the Bank becomes less than ten percent, six percent or five percent, respectively.

        The subordinated notes may be included in Tier II capital (with certain limitations applicable) under current regulatory guidelines and interpretations.

Plaza Bancorp

Notes to Consolidated Financial Statements (Continued)

Note 8. Income Taxes

        The following is a summary of the components of the deferred tax accounts at December 31 (in thousands):

	2016	2015
Deferred tax assets:
Net operating loss carryforwards	$1,851	$10,490
Capital loss carryforward	584	341
Start-up and organizational expenses	499	554
Allowance for loan losses	4,394	2,677
Loans and other items related to FDIC acquisitions	1,054	799
Accrued expenses	1,133	970
Reserve and allowances	560	769
Stock Compensation	897	931
AMT Credits	585	24
Other	—	239

	11,557	17,794

Valuation allowance	(584)	(341)

Total deferred tax assets	10,973	17,453
Deferred tax liabilities:
Core deposit intangible	(224)	(503)
Deferred loan origination fees and costs	(756)	(689)
Premises and equipment	(801)	(735)
State taxes	(684)	—
Unrealized gain on interest strip	(117)	(288)
Other	(434)	(64)

	(3,016)	(2,279)

Net deferred tax assets	$7,957	$15,174

        The Company is subject to federal income tax and California franchise tax. Federal income tax returns are open to audit by the federal authorities for the periods ended December 2015, 2014 and 2013 and by the California state authorities for the periods ended December 2015, 2014, 2013, and 2012. There was no penalty or interest expense recorded for the years ended December 31, 2016 and 2015.

        The Company, during 2016, was able to utilize $21.6 million and $19.2 million of its federal and state net operating loss (NOL) carryforwards, respectively, to offsets its 2016 taxable income. As of December 31, 2016, the remaining carryforwards total approximately $4.1 million for federal and $4.3 million for California, respectively. The NOL carryforwards begin to expire in 2026 for federal purposes and 2020 for California purposes. The remaining NOL carryforward balances are limited under Internal Revenue Code Section 382. The annual limitation under Section of approximately $2.2 million of federal NOL carryforwards is $175,000 and the remaining federal NOL carryforwards of $1.9 million the annual limitation is $133,700. Under Section 382 of the Internal Revenue Code of 1986, as amended, if a company undergoes an "ownership change" (generally defined as a greater than

Plaza Bancorp

Notes to Consolidated Financial Statements (Continued)

Note 8. Income Taxes (Continued)

50% change (by value) in equity ownership over a three year period), the ability to use pre-change net operating loss carryforwards and other pre-change tax attributes to offset our post-change income may be limited.

        As a result of the merger disclosed in Note 15, the Company determined that the Company was not in a cumulative loss position and expects positive operating results in the future. Accordingly, no valuation allowance is provided for the Company's net operating loss carry forwards.

        As of December 31, 2016, a valuation allowance of $584,000 was recorded against the deferred tax assets related to capital loss carryforwards of $1.3 million. To utilize the capital losses, the Company must generate a capital gain equal to or greater than the capital losses by December 31, 2019. It is management's opinion that it is not more likely than not that the Company will be able to generate sufficient capital gains to utilize the capital losses over the next three years.

        The provision for federal and state income taxes for continuing operations is composed of the following for the years ended December 31(in thousands):

	2016	2015
Current	$161	$2,767
Deferred	7,288	2,085

	$7,449	$4,852

        The Company's effective income tax rate related to net income from continuing operations was 40% for 2016 and 42% for 2015. The effective tax rate in each year is affected by various items, including state income tax and nondeductible permanent items.

Note 9. Other Expenses

        Other expenses as of December 31 are composed of the following (in thousands):

	2016	2015
Professional Fees	$2,646	$2,474
Data Processing	2,493	2,552
Employee expenses	826	759
Amortization of Intangibles	721	797
Marketing Expense	713	711
Office And Postage Expense	582	614
Regulatory expense	551	1,008
Insurance	224	346
Other Expense	385	747
Merger-related expenses	—	4,094

	$9,141	$14,102

Plaza Bancorp

Notes to Consolidated Financial Statements (Continued)

Note 10. Related-Party Transactions

        There were no loans outstanding to directors, officers or their related interests as of December 31, 2016 or 2015.

Note 11. Commitments and Contingencies

        Commitments:    In the ordinary course of business, the Company enters into financial commitments to meet the financing needs of its customers. These financial commitments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk not recognized in the Company's consolidated financial statements. The Company's exposure to loan loss in the event of nonperformance on commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for loans reflected in the consolidated financial statements.

        As of December 31, the Company had the following outstanding financial commitments whose contractual amount represents credit risk (in thousands):

	2016	2015
Commitments to extend credit	$165,973	$187,232
Standby letters of credit	4,052	3,968

	$170,025	$191,200

        Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total amounts do not necessarily represent future cash requirements. The Company evaluates each client's creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Company is based on management's credit evaluation of the customer. Allowance for unfunded commitments was $505,000 and $634,000 at December 31, 2016 and 2015, respectively.

        Contingencies:    The Company has entered into employment agreements with certain named executives and other employees designated as executives by the Board of Directors. These agreements provide for the payment of base salaries and bonus based upon each individual's performance and the Company's overall performance and the payment of severance benefits upon termination under specific circumstances.

        The Company is not involved in any material pending legal proceedings other than legal proceedings occurring in the ordinary course of business. Management believes that none of these legal proceedings, individually or in the aggregate, will have a material adverse impact on the results of operations or financial condition of the Company.

Note 12. Stock Option Plan and Warrants

        The Company administers six equity compensation plans, with awards being granted beginning in 2015, exclusively from the Plaza Bancorp 2015 Equity Incentive Plan (the 2015 Plan) approved by the Company's stockholders in June 2015. Under the terms of the 2015 Plan, employees and directors may be granted nonqualified stock options, incentive stock options, restricted stock, stock appreciation rights

Plaza Bancorp

Notes to Consolidated Financial Statements (Continued)

Note 12. Stock Option Plan and Warrants (Continued)

or stock grants. The 2015 Plan provides for a maximum number of shares that may be awarded to eligible employees and directors, not to exceed 1,300,000 shares. Stock options are granted at a price not less than 100 percent of the fair market value of the stock on the date of grant and expire 10 years from the date of grant. As of December 31, 2016 there were 565,000 stock options outstanding and 691,507 remaining grants available for future issuance under the 2015 Plan.

        Prior to 2015, the Company granted options under the Plaza 2010 Equity Incentive Plan (the 2010 Plaza Plan) and the 2010 Manhattan Equity Incentive Plan (the 2010 Manhattan Plan) which are described below:

        The 2010 Plaza Plan was adopted by Company's stockholders in 2010. Under the terms of the 2010 Plan, employees and directors may be granted nonqualified stock options, incentive stock options, restricted stock, stock appreciation rights or stock grants. The 2010 Plaza Plan provides for a maximum number of shares that may be awarded to eligible employees and directors, not to exceed 1,000,000 shares. Stock options are granted at a price not less than 100 percent of the fair market value of the stock on the date of grant and expire 10 years from the date of grant. The 2010 Plaza Plan was amended by the Board to increase the Authorized Awards from 1,000,000 to 1,500,000 on August 13, 2014.

        Under the 2010 Plaza plan, stock options that are granted to stockholders who own more than 10 percent of the total voting power of the Company's stock are granted at not less than 110 percent of the fair market value of the shares at the date of grant and expire five years from the date of grant. Stock options under the 2010 Plaza Plan generally vest over a three- to five-year period. The 2010 Plaza Plan provides for accelerated vesting if there is a change of control, as defined in the 2010 Plan. No further grants may be made under the 2010 Plaza Plan. As of December 31, 2016 there were 777,067 stock options outstanding under the 2010 Plaza Plan.

        The 2010 Manhattan plan, adopted by Company's stockholders in 2010 provides for the issuance of both incentive and non-qualified stock options to officers and employees and non-qualified stock options to non-employee directors. The 2010 Plan provides for the issuance of restricted stock awards and other types of equity-based types of equity-based compensation awards to the same classes of eligible participants, which awards may be granted on such terms and conditions as are established by the Board of Directors in its discretion, or by a committee designed by the Board. No further grants may be made under the 2010 Manhattan Plan. As of December 31, 2016 there were 222,526 stock options outstanding under the 2010 Manhattan plan.

        The Company assumed the obligations of three other equity compensation plans as a result of previous acquisitions and mergers. No further grants may be made under the plans. As of December 31, 2016 there were 260,248 stock options outstanding under the plans.

        The fair value of each option award is estimated at the date of grant using the Black-Scholes option valuation model, which utilizes the assumptions included in the table below. The expected term assumption reflects the period for which the Company believes the options will remain outstanding. The assumption for the options is based on the average of the vesting period and contractual term of the grant. The Company determined the volatility of its stock based on the volatility of its own historical stock prices. The risk-free rate reflects the U.S. Treasury yield curve for a similar expected life instrument in effect at the time of the grant.

Plaza Bancorp

Notes to Consolidated Financial Statements (Continued)

Note 12. Stock Option Plan and Warrants (Continued)

        The following information relates to stock option grants granted during the years ended December 31:

2016
Expected volatility	71.0%
Expected term	3.5 to 5 years
Expected dividends	None
Risk-free rate	0.94% to 1.66%
Weighted-average grant-date fair value	$1.97

        A summary of the activity of the Company's stock option plan for the year ended December 31, 2016 is presented below:

	Shares	Weighted- Average Exercise	Weighted- Average Remaining Contractual Term
Outstanding at January 1, 2016	1,776,767	$4.10
Granted	500,000	4.66
Exercised	(5,000)	2.50
Forfeited or expired	(446,926)	4.28

Outstanding at December 31, 2016	1,824,841	4.21

Options exercisable	1,140,380	4.08	4.91

        A summary of the activity of the Company's restricted stock awards during the year ended December 31, 2016 is presented below:

	Shares	Weighted- Average Grant-Date Fair Value
Nonvested at January 1, 2016	20,993	$4.66
Granted	22,500	4.08
Vested and issued	—	—
Forfeited	—	—

Nonvested at December 31, 2016	43,493	4.36

        As of December 31, 2016, there was $1,031,000 of total unrecognized compensation cost related to the outstanding stock options and restricted stock awards that will be recognized over a weighted-average period of 1.09 years.

        As of December 31, 2016, the Company had warrants outstanding to purchase 59,543 shares at $2.50 per share. The warrants are held by certain directors, shareholders, and officers of the Company

Plaza Bancorp

Notes to Consolidated Financial Statements (Continued)

Note 12. Stock Option Plan and Warrants (Continued)

        A summary of outstanding warrants and activity in 2016 is presented below:

	Shares	Weighted- Average Exercise	Weighted- Average Remaining Contractual Term
Outstanding at January 1, 2016	59,543	$2.50
Granted	—	—
Retired	—	—
Exercised	—	—
Repurchased	—	—

Outstanding at December 31, 2016	59,543	2.50	2.0

Warrants exercisable, December 31, 2016	59,543	2.50	2.0

Note 13. Regulatory Matters

        Banks and bank holding companies are subject to regulatory capital requirements administered by the federal banking agencies. Capital adequacy guidelines and, additionally for Bank's, prompt corrective action regulations, involve measures of assets, liabilities and certain off-balance-sheet items calculated under the regulatory accounting practices. Capital amounts and classifications are subject to qualitative judgments by regulators. Failure to meet capital requirement can initiate regulatory action. The final rules implementing Basel Committee on Banking Supervision's capital guidelines for U.S. Banks (Basel III rules) became effective for the Company on January 1, 2015 with full compliance with all of the requirements being phased in over a multi-year schedule, and fully phased in by January 1, 2019. Under the Basel III rules, the Company must hold a capital conservation buffer above the adequately capitalized risk-based ratios. The capital conservation buffer is being phased in from 0.0% for 2015 to 2.50% by 2019. The capital conservation buffer for 2016 is 0.625%. Management believes as of December 31, 2016, the Company and Bank meet all capital adequacy requirements to which they are subject.

        Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to present overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At year-end 2016 and 2015, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since the notification that management believes have changed the institution's category.

Plaza Bancorp

Notes to Consolidated Financial Statements (Continued)

Note 13. Regulatory Matters (Continued)

        The following table also sets forth the Company's and Bank's actual capital amounts and ratios as of December 31, 2016 and 2015

			Amount of Capital Required
	Actual		For Capital Adequacy Purposes		To be Well-Capitalized Under Prompt Corrective Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2016:
Total capital to risk-weighted assets
The Company	$144,105	13.40%	$86,033	8.00%	N/A	N/A
Plaza Bank	$136,690	12.69%	$86,172	8.00%	$107,715	10.00%
Tier 1 capital to risk-weighted assets
The Company	105,916	9.85%	64,517	6.00%	N/A	N/A
Plaza Bank	123,219	11.44%	64,625	6.00%	86,167	8.00%
Common Tier 1 (CET 1) to risk-weighted assets
The Company	105,916	9.85%	48,388	4.50%	N/A	N/A
Plaza Bank	123,219	11.44%	48,469	4.50%	70,011	6.50%
Tier 1 capital to average assets
The Company	105,916	8.98%	47,179	4.00%	N/A	N/A
Plaza Bank	123,219	10.48%	47,030	4.00%	58,788	5.00%
As of December 31, 2015:
Total capital to risk-weighted assets
The Company	$124,496	13.24%	$75,224	8.00%	N/A	N/A
Plaza Bank	$119,264	12.70%	$75,127	8.00%	$93,909	10.00%
Tier 1 capital to risk-weighted assets
The Company	87,940	9.35%	56,432	6.00%	N/A	N/A
Plaza Bank	107,480	11.44%	56,371	6.00%	75,161	8.00%
Common Tier 1 (CET 1) to risk-weighted assets
The Company	87,940	9.35%	42,324	4.50%	N/A	N/A
Plaza Bank	107,480	11.44%	42,278	4.50%	61,068	6.50%
Tier 1 capital to average assets
The Company	87,940	8.56%	41,093	4.00%	N/A	N/A
Plaza Bank	107,480	10.48%	41,023	4.00%	51,279	5.00%

        The Company's principal source of funds is dividends received from the Bank. The California Financial Code provides that a bank may not make a cash distribution to its shareholders in excess of the lesser of the bank's undivided profits or the bank's net income for its last three fiscal years less the amount of any distributions made by the bank during that period.

        The Federal Reserve Bank limits the amount of dividends that the Company may pay on common stock to income available over the past year, and only if prospective earnings retention is consistent with the organization's expected future needs and financial condition. It is also the Federal Reserve's policy that bank holding companies should not maintain dividend levels that undermine their ability to be a source of strength to its banking subsidiaries. Additionally, in consideration of the current financial

Plaza Bancorp

Notes to Consolidated Financial Statements (Continued)

Note 13. Regulatory Matters (Continued)

and economic environment, the Federal Reserve has indicated that bank holding companies should carefully review their dividend policy and has discouraged payment ratios that are at maximum allowable levels unless both asset quality and capital are very strong.

        The General Corporation Law of the State of Delaware permits a Delaware corporation to declare and pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets.

Note 14. Fair Value Measurements

        The tables below represent balances of assets measured and presented in the balance sheets at December 31 at fair value on a recurring basis (in thousands):

	2016
	Fair Value Measurements Using
	Totals	Quoted Prices in Active Markets With Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Nonobservable Inputs (Level 3)
Obligation of U.S. government-sponsored agencies	$6,253	$—	$6,253	$—

Residential mortgage-backed securities	$10,842	$—	$10,842	$—

Corporate bonds	$6,022	$—	$6,022	$—

Interest strip	$341	$—	$—	$341

	2015
	Fair Value Measurements Using
	Totals	Quoted Prices in Active Markets With Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Nonobservable Inputs (Level 3)
U.S. Treasuries	$1,753	$—	$1,753	$—

Obligation of U.S. government-sponsored agencies	$8,250	$—	$8,250	$—

Residential mortgage-backed securities	$12,179	$—	$12,179	$—

Corporate bonds	$6,033	$—	$6,033	$—

Interest strip	$746	$—	$—	$746

Plaza Bancorp

Notes to Consolidated Financial Statements (Continued)

Note 14. Fair Value Measurements (Continued)

        Investment securities:    The fair value of Level 2 investment securities is the market value based on market prices provided by an independent third-party pricing service whose methodologies are based on broker-provided pricings.

        Interest strips:    The fair value of Level 3 interest strips is based on management's estimate of fair value using indirect unobservable inputs due to limited market activity. The changes in Level 3 assets measured at fair value on a recurring basis are summarized as follows (in thousands):

Interest Strips
Ending balance at December 31, 2014	$1,051
Change in valuation	(205)
Other current year activities, net of taxes	(100)

Ending balance at December 31, 2015	746
Change in valuation	(338)
Other current year activities, net of taxes	(67)

Ending balance at December 31, 2016	$341

        The following is a description of valuation methodologies used for financial assets recorded at fair value on a nonrecurring basis:

          Collateral-dependent impaired loans:    The Company does not record loans at fair value on a recurring basis. However, from time to time, fair value adjustments are recorded on these loans to reflect partial write-downs, through charge-offs or specific reserve allowances that are based on the current appraised or market-quoted value of the underlying collateral. Fair value estimates for collateral-dependent impaired loans are obtained from real estate brokers or other third-party consultants (Level 3). At December 31, 2016 and 2015, the fair value of collateral-dependent impaired originated and acquired loans was $0 and $0, respectively.

          OREO:    OREO is based on the fair value of the property less estimated costs to sell. The fair value of the property is determined based on third-party appraisals. In some cases, adjustments are made to the appraised values due to various factors, including age of the appraisal, age of comparables included in the appraisal, and known changes in the market and in the property. Accordingly, the resulting fair value measurement has been categorized as a Level 3 measurement. The Company had one OREO property at December 31, 2016 and 2015, with a fair value if $206,000.

          Fair value of financial instruments:    The following disclosure of the carrying amount and estimated fair value of financial instruments is made in accordance with the requirements of ASC 825-10, Disclosures About Fair Value of Financial Instruments. The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is required to develop the estimates of fair value. Accordingly, the estimates presented below are not necessarily indicative of the amounts the Company could have realized in a current market exchange as of December 31, 2016 and 2015. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

Plaza Bancorp

Notes to Consolidated Financial Statements (Continued)

Note 14. Fair Value Measurements (Continued)

        The table below presents the carrying amounts and estimated fair values of financial instruments at December 31(in thousands):

	2016		2015
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and cash equivalents	$137,095	$137,095	$97,576	$97,576
Time deposits—other financial institutions	—	—	—	—
Investment securities	23,117	23,117	28,215	28,215
Loans held for sale	6,227	6,894	4,535	5,076
Loans held for investment, net	1,008,237	1,009,111	870,693	870,102
Interest strip	342	342	746	746
FHLB stock and other bank stock	6,132	6,132	5,381	5,381
Accrued interest receivable	3,817	3,817	3,201	3,201
Financial liabilities:
Noninterest-bearing demand deposit accounts	311,026	311,026	316,516	316,516
Savings, NOW and money market accounts	453,009	451,863	355,515	356,950
Time deposit accounts	240,515	239,495	211,998	211,567
Borrowings	60,000	59,940	24,000	23,901
Subordinated debentures	24,728	24,728	24,696	24,696
Accrued interest payable	228	228	196	196

        Cash and cash equivalents:    The carrying amounts reported in the balance sheets for cash and due from Banks, and interest-bearing deposits in other Banks approximate their fair value.

        Time deposits—other financial institutions:    The carrying amounts reported in the balance sheets for Time deposits—other financial institutions approximate their fair value.

        Loans held for sale:    Fair values are based on quoted market prices of similar loans sold to investors or current buying commitments from investors and are considered Level 2.

        Loans held for investment:    For variable-rate loans that reprice frequently and have experienced no significant change in credit risk, carrying value approximates the fair value. Fair value for all other loans is estimated based on Level 2 inputs, except for impaired loans that are Level 3. Prepayments prior to the repricing date are not expected to be significant. Loans held for investment are expected to be held to maturity and any unrealized gains or losses are not expected to be realized.

        Deposit liabilities:    Fair value disclosed for demand deposits equals their carrying amounts, which represent the amount payable on demand. The carrying amounts for variable-rate money market accounts and certificates of deposit approximate their fair value at the reporting date.

Plaza Bancorp

Notes to Consolidated Financial Statements (Continued)

Note 14. Fair Value Measurements (Continued)

        The fair value for fixed-rate certificates of deposit, which have a remaining maturity of less than 12 months, approximates their fair value. For the fixed-rate certificates greater than 12 months, the fair value is estimated using Level 2 inputs. Early withdrawal of fixed-rate certificates of deposit is not expected to be significant

        Accrued interest receivable and payable and FHLB stock, other bank stock, and investment in limited partnership:    The fair values of these instruments approximate their carrying amounts.

        Borrowings and subordinated debentures:    The fair value for borrowings is estimated using rates currently available for similar borrowings with similar credit risk and for remaining maturities, including the Company's own credit risk associated with the ability to repay the loan.

        Fair value of commitments:    The estimated fair value of fee income on letters of credit at December 31, 2016 and 2015 is insignificant. Loan commitments on which the committed interest rate is less than the current market rate are also insignificant at December 31, 2016 and 2015.

        Interest rate risk:    The Company assumes interest rate risk (the risk that general interest rate levels will change) as a result of its normal operations. As a result, fair value of the Company's financial instruments will change when interest rate levels change and that change may be either favorable or unfavorable to the Company. Management attempts to match maturities of assets and liabilities to the extent believed necessary to minimize interest rate risk. However, borrowers with fixed-rate obligations are less likely to prepay in a rising rate environment and more likely to prepay in a falling rate environment. Conversely, depositors who are receiving fixed rates are more likely to withdraw funds before maturity in a rising rate environment and less likely to do so in a falling rate environment. Management monitors rates and maturities of assets and liabilities and attempts to minimize interest rate risk by adjusting terms of new loans and deposits and by investing in securities with terms that mitigate the Company's overall interest rate risk.

Note 15. Reorganization and Mergers

        On June 26, 2015, Plaza Bancorp and Plaza Bank finalized the Reorganization agreement and as a result Plaza Bank became a wholly owned subsidiary of Plaza Bancorp. Directly after the Reorganization, Manhattan Bancorp was merged into Plaza Bancorp with Plaza Bancorp being the surviving entity. Immediately following the Merger, Bank of Manhattan, N.A. merged with and into Plaza Bank, with Plaza Bank being the surviving entity.

        Under the terms of the Plaza Reorganization Agreement, each share of Plaza Bank not held by Plaza Bancorp was exchanged for one share of Plaza Bancorp. A total of 1.8 million Plaza Bank shares were exchanged for Plaza Bancorp shares.

        Plaza Bank's warrant holders, except for Plaza Bancorp whose 4.7 million warrants were retired upon the completion of the Reorganization, had the election to redeem their warrants at $4.66 less the $2.50 exercise price or convert the warrants to Plaza Bancorp warrants. A total of 46,550 warrants were redeemed for cash of approximately $100,000 while 59,543 were exchanged for Plaza Bancorp warrants.

        Under the terms of the Merger Agreement, shareholders of Manhattan Bancorp had the right to receive either $5.59 in cash, or 1.1996 shares of Plaza Bancorp common stock, for each share of Manhattan Bancorp common stock, subject to the overall requirement that no more than 3.8 million

Plaza Bancorp

Notes to Consolidated Financial Statements (Continued)

Note 15. Reorganization and Mergers (Continued)

shares of Manhattan Bancorp common stock may receive the cash consideration. The allocation to receive cash was fully subscribed to. A total of 10.6 million Plaza Bancorp's shares were exchanged for 8.8 million shares of Manhattan Bancorp.

        Additional terms related to the mergers, including those related to the Company's outstanding warrants, are provided for in the Reorganization and the Merger agreements.

        Due to the common control of Plaza Bancorp and Manhattan Bancorp, the Merger was accounted for using a method similar to the pooling of interest method of accounting. This method utilizes the historical costs of assets, liabilities and equity.

Note 16. Discontinued Operations

        During 2014, the Company made the decision to sell the mortgage banking business. Accordingly, all income and expenses related to the mortgage banking business have been removed from continued operations and are included in the consolidated statements of operations under the caption "Income (loss from discontinued operations".

	2016	2015
Revenue(1)	$—	$2,188
Pre-Tax (loss)	$—	$(3,643)

(1)
Interest income plus non-interest income

        Net gain of sale on loans held for sale of $5.6 million and net loss on the sale of the related mortgage servicing rights of $1.1 million is included in the 2015 pre-tax loss disclosed above.

Plaza Bancorp

Notes to Consolidated Financial Statements (Continued)

Note 17. Parent only Condensed Financial Statements

Plaza Bancorp

Condensed Balance Sheets

December 31, 2016 and 2015

(Dollars in thousands)

	2016	2015
Assets
Cash	$7,495	$2,657
Investment in Bank	135,996	126,724
Receivable from affiliate	—	620
Prepaid expenses & other assets	616	2,537

Total assets	$144,107	$132,538

Liabilities and Stockholders' Equity
Other borrowings	$24,728	$24,696
Payable to affiliate	157	—
Accrued expenses and other payables	529	573

Total liabilities	25,414	25,269

Stockholders' equity	118,693	107,269

Total liabilities and stockholders'equity	$144,107	$132,538

Plaza Bancorp

Notes to Consolidated Financial Statements (Continued)

Note 17. Parent only Condensed Financial Statements (Continued)

Plaza Bancorp

Condensed Statement of Income

December 31, 2016 and 2015

(Dollars in thousands)

	2016	2015
Dividends from Bank	$3,000	$9,800
Other Income	684	941
Interest expense	(1,811)	(917)
Other expense	(1,712)	(3,322)

Income before income tax and undistributed subsidiary income	161	6,502
Income tax benefit	1,939	435
Equity in undistributed Bank income	9,028	(2,608)

Net Income	$11,128	$4,329

Plaza Bancorp

Notes to Consolidated Financial Statements (Continued)

Note 17. Parent only Condensed Financial Statements (Continued)

Plaza Bancorp

Condensed Statement of Cash Flows

December 31, 2016 and 2015

(Dollars in thousands)

	2016	2015
Cash flows from operating activities
Net income	$11,128	$4,329
Adjustments to reconcile net income to net cash provided by
Equity in undistributed earnings of subsidiaries	(9,028)	2,608
Net change in other liabilities	289	244
Net change in other assets	846	(115)
Other, net	1,618	(22)

Net cash provided by operating activities	4,853	7,044

Cash flow from financing activities
Proceeds from borrowings	—	24,680
Purchase of common stock	13	(25)
Purchase of warrants	—	(100)
Exercise of Warrants	—	10
Cash Dividends declared	—	(8,026)
Merger related consideration	—	(20,651)
Other, net	(28)	(751)

Net cash provided by financing activities	(15)	(4,863)

Net Increase in cash and cash equivalents	4,838	2,181
Cash at beginning of period	2,657	476

Cash at end of period	$7,495	$2,657

Plaza Bancorp

Financial Report
December 31, 2015

Independent Auditor's Report

RSM US LLP

To the Board of Directors
Plaza Bancorp
Irvine, CA

Report on the Consolidated Financial Statements

        We have audited the accompanying consolidated financial statements of Plaza Bancorp and subsidiaries (the Company), which comprise the consolidated balance sheets as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively, financial statements).

Management's Responsibility for the Financial Statements

        Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

        Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

        An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

        We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Plaza Bancorp and subsidiaries as of December 31, 2015 and 2014, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

        As discussed in Notes 1 and 15 to the financial statements, the Company had a change in reporting entity and completed a reorganization and merger during the year ended December 31, 2015.

San Francisco, CA
April 6, 2016

Plaza Bancorp

Consolidated Balance Sheets

December 31, 2015 and 2014

(Dollar amounts in thousands, except share and per share data)

	2015	2014
Assets
Cash and due from banks	$11,506	$18,547
Interest-bearing deposits at other financials institutions	86,070	65,184

Total cash and cash equivalents	97,576	83,731
Time deposits—other financial institutions	—	13,157
Investment securities, available for sale	28,215	43,551
Loans held for sale	4,535	36,369
Loans held for investment	882,199	821,722
Allowance for loan losses	(11,506)	(9,426)

Total loans, net	875,228	848,665
Premises and equipment, net	7,581	8,369
Investment in a limited partnership—related party	—	7,534
Mortgage servicing rights held for sale	—	7,798
Interest strip and mortgage servicing rights held for investment	3,465	3,354
Core deposit intangibles, net	1,356	2,171
Goodwill	8,336	8,336
Deferred tax asset, net	15,174	15,677
Federal Home Loan Bank and other bank stocks, at cost	5,381	6,436
Accrued interest and other assets	8,420	8,770

Total assets	$1,050,732	$1,057,549

Liabilities and Equity
Deposits
Noninterest-bearing demand	$316,516	$305,601
Savings, NOW and money market accounts	355,515	326,630
Time deposits of $250,000 and under	147,601	178,399
Time deposits of more than $250,000	64,397	73,330

Total deposits	884,029	883,960
Federal Home Loan Bank advances	24,000	29,000
Subordinated debentures	24,696	—
Accrued interest and other liabilities	10,738	13,714

Total liabilities	943,463	926,674

Commitments and Contingencies (Notes 4 and 11)
Equity
Serial preferred stock, no par value, 1,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $.0001 par value, 50,000,000 authorized; issued and outstanding 30,034,244 at December 31, 2015 and 29,434,212 shares at December 31, 2014	3	3
Additional paid-in capital	92,741	104,961
Retained earnings	14,112	19,029
Accumulated other comprehensive income	413	596

Total stockholders' equity for Plaza Bancorp	107,269	124,589
Noncontrolling Interest in Plaza Bank	—	6,286

Total equity	107,269	130,875

Total liabilities and equity	$1,050,732	$1,057,549

See Notes to Consolidated Financial Statements.

Plaza Bancorp

Consolidated Statements of Income

Years Ended December 31, 2015 and 2014

(Dollar amounts in thousands, except per share data)

	2015	2014
Interest income:
Loans	$50,188	$45,678
Investment securities	500	990
Other	383	418

Total interest income	51,071	47,086

Interest expense:
Deposits	3,808	4,275
Borrowings	1,182	367

Total interest expense	4,990	4,642

Net interest income	46,081	42,444
Provision for loan losses	2,367	2,132

Net interest income after provision for loan losses	43,714	40,312

Noninterest income:
Net gain from loan sales	3,551	3,567
Net (loss) from sales of other real estate owned	—	(111)
Net gain from investment sales	1	36
Net servicing income	892	765
Accretion of indemnification asset	—	55
Earnings on limited partnership	16	298
Service charges and other	5,420	4,198

Total noninterest income	9,880	8,808

Noninterest expense:
Salaries and employee benefits	23,452	20,632
Occupancy and equipment expenses	4,370	3,599
Other expenses	14,102	11,682

Total noninterest expense	41,924	35,913

Income before provision for income taxes	11,670	13,207
Provision for income taxes	4,852	5,925

Income from continuing operations	6,818	7,282

Discontinued operations
Loss from discontinued operations	(3,643)	(7,560)
Income tax benefit	(1,490)	(3,100)

Loss on discontinued operations	(2,153)	(4,460)

Net income before noncontrolling interest in Plaza Bank	4,665	2,822

Less: Net income attributable to noncontrolling interest in Plaza Bank	(336)	(594)

Net income	$4,329	$2,228

Basic earnings per share	$0.15	$0.08
Diluted earnings per share	$0.14	$0.07

See Notes to Consolidated Financial Statements.

Plaza Bancorp

Consolidated Statements of Comprehensive Income

Years Ended December 31, 2015 and 2014

(Dollar amounts in thousands)

	2015	2014
Net income	$4,329	$2,228
Other comprehensive income (loss):
Unrealized gain (loss) on investment securities, net of taxes of $(29) for 2015 and $261 for 2014	(71)	434
Less reclassification adjustment for gain included in net income, net of taxes of $0.50 for 2015 and ($9) for 2014	(1)	(27)
Unrealized gain (loss) on interest strip, net of taxes	(111)	(111)

Other comprehensive income (loss):	(183)	296
Net income attributable to noncontrolling interest in Plaza Bank	336	594

Comprehensive income	$4,482	$3,118

        As of December 31, 2015 and 2014 accumulated other comprehensive income of $413 and $596 on the consolidated balance sheet included $15 and $70 related to available for sale securities and $398 and $526 related to the interest strip.

See Notes to Consolidated Financial Statements.

Plaza Bancorp

Consolidated Statements of Equity

Years Ended December 31, 2015 and 2014

(Dollar amounts in thousands)

	Common Stock				Accumulated Other Comprehensive Income (Loss)	Total Stockholders' Equity for Plaza Bancorp
			Additional Paid-In Capital	Retained Earnings			Noncontrolling Interest in Plaza Bank
	Shares	Amount						Total
Balance, December 31, 2013, as adjusted (See Note 15)	29,108,557	3	102,405	16,801	300	119,509	5,631	125,140

Stock-based compensation	—	—	626	—	—	626	44	670
Issuance of common stock, net	9,567	—	32	—	—	32	—	32
Contributed assets by controlling shareholder	316,088	—	1,898	—	—	1,898	—	1,898
Unrealized (loss) on interest strip, net	—	—	—	—	(111)	(111)	—	(111)
Unrealized gain on investment securities, net	—	—	—	—	407	407	17	424
Net income attributable to noncontrolling interest in Plaza Bank	—	—	—	—	—	—	594	594
Net income	—	—	—	2,228	—	2,228	—	2,228

Balance, December 31, 2014	29,434,212	3	104,961	19,029	596	124,589	6,286	130,875

Stock-based compensation	—	—	704	—	—	704	—	704
Vesting of restricted stock	148,891	—	—	—	—	—	—	—
Purchase and retirement of common stock	(14,259)	—	(25)	—	—	(25)	—	(25)
Exercise of warrants	4,000	—	10	—	—	10	—	10
Purchase and cancelation of warrants	—	—	(100)	—	—	(100)	—	(100)
Merger and Plaza Bank reorganization	—	—	(14,959)	930	—	(14,029)	(6,622)	(20,651)
Cash dividends declared	—	—	—	(8,026)	—	(8,026)	—	(8,026)
Stock dividends declared	461,400	—	2,150	(2,150)	—	—	—	—
Unrealized (loss) on interest strip, net	—	—	—	—	(111)	(111)	—	(111)
Unrealized (loss) on investment securities, net	—	—	—	—	(72)	(72)	—	(72)
Net income attributable to noncontrolling interest in Plaza Bank	—	—	—	—	—	—	336	336
Net income	—	—	—	4,329	—	4,329	—	4,329

Balance, December 31, 2015	30,034,244	$3	$92,741	$14,112	$413	$107,269	$—	$107,269

See Notes to Consolidated Financial Statements.

Plaza Bancorp

Consolidated Statements of Cash Flows

Years Ended December 31, 2015 and 2014

(Dollars in thousands)

	2015	2014
Cash Flows From Operating Activities
Net income	$4,329	$2,228
Net income attributable to noncontrolling interest in Plaza Bank	336	594

Net income before noncontrolling interest in Plaza Bank	4,665	2,822
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,691	1,366
Earnings on limited partnership	—	(86)
Accretion of FDIC indemnification asset	—	55
Loss on sale of other real estate owned	—	111
Net amortization of investment securities premiums and discounts	180	(288)
Provision for loan losses	2,367	2,132
Share-based compensation expense	704	670
Proceeds from sale of loans	55,562	56,501
Origination of loans held for sale	(53,388)	(51,572)
Gain on sale of investments	(1)	(36)
Net increase in deferred loan fees, net of costs	1,058	1,333
Gain on sale of loans	(3,551)	(3,567)
Deferred taxes	2,085	(546)
Net change in interest strip and mortgage servicing rights	1,419	(533)
Increase (decrease) in interest receivable and other assets and liabilities	(5,248)	9,749
Net cash (used in) provided by discontinued operations	33,108	189

Net cash provided by operating activities	40,651	18,300

Cash Flows From Investing Activities
Purchases of available-for-sale securities	(2,072)	(29,556)
Proceeds from maturities and principal paydowns on securities	16,044	10,490
Decrease (Increase) in time deposits—other financial institutions	13,157	(7,407)
Proceeds from sale of securities	1,114	7,701
Change in limited partnership investments	7,534	4,750
Proceeds from sale of other real estate owned	—	628
Net proceeds from FDIC indemnification asset	1,158	542
Purchase (redemption) of Federal Home Loan Bank stock	1,055	(76)
Net increase in loans held for investment	(61,822)	(126,978)
Purchases of premises and equipment	(1,088)	(331)
Proceeds from disposal of premises and equipment	100	—
Net cash provided by discontinued operations	7,057	—

Net cash (used in) investing activities	(17,763)	(140,237)

Cash Flows From Financing Activities
Net increase in deposits accounts	69	61,924
Issuance of subordinated debt	24,680	—
Repayment on FHLB borrowings	(5,000)	(8,750)
Purchase of treasury stock	(25)	—
Warrant repurchase	(100)	—
Exercise of Warrants	10	—
Merger related consideration	(20,651)	—
Cash dividend	(8,026)	—

Net cash (used in) provided by financing activities	(9,043)	53,174

Increase (decrease) in cash and cash equivalents	13,845	(68,763)
Cash and Cash Equivalents
Beginning of period	83,731	152,494

End of period	$97,576	$83,731

Supplemental Disclosures of Cash Flow Information
Cash payments for interest	$5,032	$4,616
Cash payments for taxes	$3,325	$5,746
Supplemental Schedule of Noncash Investing and Financing Activities
Stock dividends declared	$2,150	$—
Contributed assets by controlling shareholder	$—	$1,898

See Notes to Consolidated Financial Statements.

Plaza Bancorp

Notes to Consolidated Financial Statements

Note 1. Nature of Business and Summary of Significant Accounting Policies

        General:    Plaza Bancorp (previously known as PB Holdings, Inc.) is a Delaware corporation (the Company) and is the holding company for Plaza Bank (the Bank), which is incorporated under the laws of the State of California. The Bank provides a full range of banking services to commercial and consumer customers in Southern California and Southern Nevada. The Company has one additional subsidiary, MBFS Holdings, Inc. (MBFS), which is incorporated under the laws of the State of California. The principal activity of MBFS is the collection of loans and other real estate owned assets that it holds, which were all acquired from affiliates of the Company. The Bank has engaged MBFS to service certain assets including problem, graded, special handling, OREO, share loss, delinquent and participated assets, inclusive of all administrative functions including but not limited to, lien monitoring to insure the protection of the Bank's collateral.

        Stock split and name change:    On December 23, 2014 the stockholders of the Company approved the name change to Plaza Bancorp from PB Holdings, Inc. In conjunction with this name change, there was a stock split whereby each share of common stock issued and outstanding was converted into 53.6015 shares of common stock. Share information in the consolidated financial statements and earnings per share calculations properly reflects the effect of the stock split.

        Change in reporting entity:    The consolidated financial statements have been adjusted to reflect a change in reporting entity and the Reorganization and Merger as disclosed in the following paragraph.

        On June 26, 2015, the plan of reorganization was adopted (the Reorganization) where by all shares of the Bank were exchanged for shares of the Company, and the Bank became a wholly owned subsidiary of the Company. Prior to the Reorganization, the Bank was owned 89.5% by the Company which was 100 percent owned by three limited partnerships: Carpenter Community Banc Fund, L.P., Carpenter Community Banc Fund-A, L.P., and Carpenter Community Banc Fund-CA, L.P. (collectively, the Carpenter Funds) and 10.5% by non-controlling shareholders. Immediately after the Reorganization, a merger plan was adopted (the Merger) whereby Manhattan Bancorp merged into the Company, with the Company being the surviving entity in the merger. Concurrently, Bank of Manhattan, a wholly owned subsidiary of Manhattan Bancorp was merged into the Bank. As both Manhattan Bancorp and Plaza Bancorp were held under common control, the Merger was accounted for similar to a pooling of interests whereby the balance sheets, statements of income and statements of cash flows for Manhattan Bancorp and the Company have been combined for both the years ended December 31, 2015 and 2014. See Note 15 for the details regarding this transaction.

        Noncontrolling interest:    For the year ended December 31, 2014 and for the period January 1, 2015 through and including June 25, 2015 the Company owned 89.5% of the common stock of its subsidiary, Plaza Bank. The 10.5% noncontrolling interest in the common stock of Plaza Bank is included in the Company's Consolidated Financial Statements as a noncontrolling interest pursuant to applicable accounting guidance. Effective June 26, 2015, as part of the Reorganization, as described in Note 15, the Company became the 100% owner of Plaza Bank.

A summary of the Company's significant accounting policies are as follows:

        Principles of consolidation:    The consolidated financial statements include the accounts of the Company and its subsidiaries, the Bank and MBFS. All significant intercompany transactions have been eliminated. The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America and prevailing practices within the banking industry.

Plaza Bancorp

Notes to Consolidated Financial Statements (Continued)

Note 1. Nature of Business and Summary of Significant Accounting Policies (Continued)

        Management's estimates and assumptions:    The Company's accounting and reporting policies conform to generally accepted accounting principles (GAAP) and practices in the banking industry. To prepare the consolidated financial statements in conformity with GAAP, management must make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, and income and expenses during the reporting period. Circumstances and events that differ significantly from those underlying the Company's estimates and assumptions could cause actual financial results to differ from those estimates. The material estimates included in the consolidated financial statements relate to the allowance for loan losses, accounting for income taxes, and the estimated cash flows related to accretable and non-accretable portions of loans.

        The Company has applied its critical accounting policies and estimation methods consistently in all periods presented in these consolidated financial statements. The allowance for loan losses reflects management's ongoing assessment of the credit quality of the Company's portfolio, which is affected by a broad range of economic factors. Additional factors affecting the provision include net loan charge-offs, nonaccrual loans, specific reserves, risk-rating migration, and changes in the portfolio size and composition. The Company's estimates and assumptions are expected to change as changes in market conditions and the Company's portfolio occur in subsequent periods.

        Cash and cash equivalents:    For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks. Cash flows from loans originated by the Company and deposits are reported net. Interest-bearing deposits in financial institutions that have an original maturity of 90 days or less are considered cash equivalents.

        Cash and due from Banks:    Banking regulations require that banks maintain a percentage of their deposits as reserves in cash or on deposit with the Federal Reserve Bank. The Company was in compliance with all reserve requirements as of December 31, 2015.

        The Company maintains amounts due from Banks, which may exceed federally insured limits. The Company has not experienced any losses in such accounts.

        Investment securities:    Investment securities are classified as available-for-sale and recorded at fair value. Unrealized gains or losses on available-for-sale securities are excluded from net income and reported as a component of accumulated other comprehensive income (net of taxes) included in equity. Premiums or discounts on available-for-sale securities are amortized or accreted into income using the interest method. Realized gains or losses on sales of available-for-sale securities are recorded using the specific identification method.

        Management evaluates securities for other-than-temporary impairment (OTTI) at least on a quarterly basis and more frequently when economic or market conditions warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, including an evaluation of credit ratings, (3) the impact of changes in market interest rates, (4) the intent of the Company to sell a security, and (5) whether it is more likely than not the Company will have to sell the security before recovery of its cost basis.

        If the Company intends to sell an impaired security, the Company records an other-than-temporary loss in an amount equal to the entire difference between fair value and amortized cost. If a security is determined to be other-than-temporarily impaired, but the Company does not intend to sell the

Plaza Bancorp

Notes to Consolidated Financial Statements (Continued)

Note 1. Nature of Business and Summary of Significant Accounting Policies (Continued)

security, only the credit portion of the estimated loss is recognized in earnings, with the other portion of the loss recognized in other comprehensive income.

        Acquired loans:    Acquired loans include both nonperforming loans with evidence of credit deterioration since their origination date and performing loans. The Company is accounting for the nonperforming loans acquired in accordance with Accounting Standards Codification (ASC) 310-30, Loan and Debt Securities Acquired With Deteriorated Credit Quality.

        At the date of acquisition, the Company records acquired loans at their fair value. In accordance with ASC 310-30, the Company has pooled performing loans at the date of purchase. The loans were aggregated into pools based on common risk characteristics.

        Originated loans:    Loans receivable that management has the intent and ability to hold for the foreseeable future, or until maturity or payoff, are reported at their outstanding unpaid principal balances reduced by any charge-offs or specific valuation accounts and net of any deferred fees or costs. Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan. Interest on loans is recognized over the terms of the loans and is calculated using the simple interest method on principal amounts outstanding.

        Loans on which the accrual of interest has been discontinued are designated as nonaccrual loans. The accrual of interest on loans is discontinued when principal or interest is past due 90 days based on the contractual terms of the loan or when, in the opinion of management, there is reasonable doubt as to collectability. When loans are placed on nonaccrual status, all interest previously accrued but not collected is reversed against current period interest income. Income on nonaccrual loans is subsequently recognized only to the extent that cash is received and the loan's principal balance is deemed collectible. Interest accruals are resumed on such loans only when they are brought current with respect to interest and principal and when, in the judgment of management, the loans are estimated to be fully collectible as to all principal and interest.

        Allowance for loan losses:    The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that collectability of the principal is unlikely. Subsequent recoveries, if any, are credited to the allowance.

        The allowance is an amount that management believes will be adequate to absorb probable losses relating to specifically identified loans, as well as probable credit losses inherent in the balance of the loan portfolio, based on an evaluation of the collectability of existing loans and prior loss experience and peer Company loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans and current economic conditions that may affect the borrower's ability to pay. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses and may require the Company to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

        The allowance consists of specific and general components. The specific component relates to loans that are classified as impaired loans. For such loans, an allowance is established when the

Plaza Bancorp

Notes to Consolidated Financial Statements (Continued)

Note 1. Nature of Business and Summary of Significant Accounting Policies (Continued)

discounted cash flows (or collateral value or observable market price) of the impaired loan are lower than the carrying value of that loan. The general component covers nonimpaired loans and is based on historical loss experience or peer Company loss experience adjusted for qualitative factors. The historical or peer Company loss and qualitative factors are calculated separately for each portfolio segment or loan type. Loans within each type have similar risk characteristics. The primary loan categories utilized by the Company in determining its allowance for loan losses include the following:

          Consumer:    These loans include loans to individuals for consumer purposes and may include residential real estate, secured loans, unsecured loans, loans to facilitate the purchase of vehicles, indirect auto loans and other consumer purpose loans. Typically, these loans are fully amortizing term loans. The Company's consumer portfolio is concentrated in indirect auto loans, residential real estate and home equity line of credits (HELOC). Indirect auto loans at December 31, 2015 were $55.6 million. Residential real estate loans at December 31, 2015 were $24.6 million. HELOCs at December 31, 2015 were $14.9 million.

          Commercial:    Commercial loans are made to businesses and individuals to facilitate the growth and expansion and ongoing business operations. Commercial loans are used for the purposes of working capital, equipment purchase and inventory financing. Loans in this category are extended on a secured and unsecured basis. The Company underwrites both the business and guarantors. Substantially all commercial loans are secured and backed by the personal guarantees of the owners of the businesses.

          Commercial real estate:    Commercial real estate loans are made to entities to facilitate the purchase or refinance of improved commercial real estate for business activities. Loans in this category are both owner-occupied and investor real estate however are primarily owner-occupied real estate loans and are made within regulatory loan-to-value guidelines. Included in this category are construction and land loans of $12.9 million December 31, 2015.

        A loan is impaired when it is probable, based on current information and events, that the Company will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement. Impaired loans are measured on an individual basis for commercial and commercial real estate loans based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The amount of any impairment and any subsequent changes are included in the allowance for loan losses.

        Troubled debt restructurings:    A loan is classified as a troubled debt restructuring when a borrower is experiencing financial difficulties that lead to a restructuring of the loan and the Company grants a concession or concessions to the borrower in the restructuring that it would not otherwise consider. These concessions may include rate reductions, principal forgiveness, extension of maturity date and other actions intended to minimize potential losses. Performance prior to the restructuring and financial capacity is considered when assessing whether the borrower can meet the new terms and may result in the loan being returned to accrual after a short performance period.

        Loans held for sale:    Loans originated and intended for sale are carried at the lower of cost or estimated fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income. Gains and losses on the sale of loans are recognized pursuant to

Plaza Bancorp

Notes to Consolidated Financial Statements (Continued)

Note 1. Nature of Business and Summary of Significant Accounting Policies (Continued)

ASC 860, Transfers and Servicing. Interest income on these loans is accrued daily. Loan origination fees and costs are deferred and included in the cost basis of the loan held for sale.

        The Company issues various representations and warranties associated with the sale of loans. As a result of these warranties, the Company in 2015 repurchased two single family loans with loan balances totaling $993,000. Additionally, the Company reimbursed the premium received, totaling $88,000, to investors for early pay offs on seven single family loans. No losses were experienced in 2014 as a result of these representations and warranties. The Company maintains an allowance and the balance of this liability at December 31, 2015 and 2014 was $1.1 million and $1.0 million, respectively.

        Investment in limited partnership:    The Company had an investment in a Delaware limited partnership, MIMS-1, L.P. ("MIMS-1"), which was organized for the primary purpose of investing, reinvesting, and trading in agency mortgage-backed and asset-backed securities. The investment objective of MIMS-1 was to seek a high total return, consisting of both current income and capital gains. The general partner of MIMS-1 is Manhattan Investment Management Services, Inc. ("MIMS"). The Company became a limited partner of MIMS-1 with an initial investment of $2.5 million and subsequent net investments of $8.5 million which was accounted for using the equity method of accounting. During 2014, the Bank took a distribution from the partnership of $4.9 million and a final distribution to close the investment during 2015 of $7.5 million.

        OREO:    Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value less cost to sell at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the value are included in other expenses.

        Federal Home Loan Bank stock:    The Company is a member of the Federal Home Loan Bank (FHLB) system and is required to maintain an investment in capital stock of the FHLB pursuant to the agreement with the FHLB. FHLB stock is bought from and sold to the FHLB at its $100 par value. At December 31, 2015 and 2014, the Company had $4.6 million and $3.9 million invested in FHLB stock, respectively and is included in Federal Home Loan Bank and other bank stock at cost on the consolidated Balance Sheet. This investment is carried at cost since no ready market exists for the capital stock and it has no quoted market value.

        Transfers and servicing of financial assets:    Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity or the ability to unilaterally cause the holder to return specific assets. In addition, for transfers of a portion of financial assets (for example, participations of loans receivable), the transfer must meet the definition of a "participating interest" in order to account for the transfer as a sale.

        The Company accounts for transfers and servicing of financial assets by recognizing the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished.

Plaza Bancorp

Notes to Consolidated Financial Statements (Continued)

Note 1. Nature of Business and Summary of Significant Accounting Policies (Continued)

        Single family mortgage servicing rights are recognized as assets based on the fair value upon the sale of loans when the servicing is retained by the Company. At December 31, 2014, the estimated fair value and carrying value of the single family mortgage servicing rights were $7.8 million. On April 30, 2015 all mortgage serving rights were sold for $6.3 million at a realized loss of $1.1 million, which is included in discontinued operations. See Note 16.

        The Company generally retains the right to service Small Business Administration (SBA) participation loans sold to others. The fair value of the servicing rights retained has been recognized as a separate asset and is being amortized in proportion to, and over the period of, estimated net servicing income.

        Servicing rights are periodically evaluated for impairment based on the fair value of those rights. Fair values are estimated using a discounted cash flow analysis based on current market rates of interest and current expected future prepayment rates. At December 31, 2015, the estimated fair value and carrying value of servicing rights were $3.5 million and $2.7 million, respectively. At December 31, 2014, the estimated fair value and carrying value of servicing rights were $3.9 million and $2.3 million, respectively.

        In connection with the sale of certain SBA loans prior to 2010, the Company retained a portion of the difference between the interest rate the borrower is paying on the loan and the interest rate remitted to the purchaser of the loan for servicing fees.

        This rate differential is referred to as an interest strip and is recorded based on an allocation of the costs of the loan sold and retained. Subsequent to its initial recognition, the interest strip is recorded at its fair value with unrealized gains being excluded from net income and reported as a separate component of other comprehensive income. Unrealized losses are evaluated for impairment which is recorded through earnings. At December 31, 2015, the fair value of the interest strips was $746.000 and the allocated cost basis of the interest strips was $73,000. At December 31, 2014, the fair value of the interest strips was $1.1 million and the allocated cost basis of the interest strips was $174,000. The fair value estimate for interest strips is based on a discounted cash flow model that utilizes an estimate of prepayments on the underlying loans and a discount rate commensurate with the risk of the asset.

        Premises and equipment:    Premises and equipment are carried at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives, which range from three to seven years for furniture, equipment and computer equipment. Leasehold improvements are amortized using the straight-line method over the estimated useful lives of the improvements or the remaining lease term, whichever is shorter.

        Advertising costs:    The Company expenses the costs of advertising in the period incurred.

        Income taxes:    Deferred income taxes are computed using the asset and liability method, which recognizes a liability or asset representing the tax effects, based on current tax law, of future deductible or taxable amounts attributable to events that have been recognized in the consolidated financial statements. A valuation allowance is established to reduce the deferred tax asset to the level at which it is more likely than not that the tax asset or benefits will be realized. Realization of tax benefits of deductible temporary differences and operating loss carryforwards depends on having sufficient taxable income of an appropriate character within the carryforward periods.

Plaza Bancorp

Notes to Consolidated Financial Statements (Continued)

Note 1. Nature of Business and Summary of Significant Accounting Policies (Continued)

        The Financial Accounting Standards Board (FASB) issued guidance on accounting for uncertainty in income taxes. Management believes that all tax positions taken to date are highly certain, and accordingly, no accounting adjustment has been made to the consolidated financial statements. Interest and penalties related to uncertain tax positions are recorded as part of income tax expense.

        Core deposit intangible assets:    The Company's core deposit intangible assets are amortized over five to 10 years. The Company evaluates the remaining useful lives of its core deposit intangible assets each reporting period to determine whether events and circumstances warrant a revision to the remaining period of amortization. If the estimate of an intangible asset's remaining useful life is changed, the remaining carrying amount of the intangible asset is amortized prospectively over that revised remaining useful life.

        Goodwill:    The Company recorded as goodwill the excess of the purchase price over the fair value of the identifiable net assets acquired in accordance with applicable guidance. Under guidance, on at least an annual basis, the Company can first elect to assess through qualitative factors whether it is more likely than not that goodwill is impaired. Pursuant to this guidance, a two-step process would then be completed for impairment testing if the estimated fair value of the reporting unit is less than its carrying value. The first step tests for impairment, while the second step, if necessary, measures the impairment. The resulting impairment amount, if any, is charged to current period earnings as noninterest expense.

        The Company's annual test is performed as of October 1 of each fiscal year. The Company's first step of the process involved determining fair value of the reporting unit based on a combined market comparison model and discounted cash flows model, with most of the weight given to the discounted cash flows model. Based on the first step of the two-step process, the Company determined that there was no impairment of goodwill in 2015, and therefore, it was not necessary to proceed to the second step.

        In September of 2014, the Company conducted a test for impairment and determined that goodwill related to the mortgage banking division was determined to be fully impaired, and as such was written down by $1.7 million. The expense is included as part of pre-tax loss as disclosed in Note 16.

        Financial instruments:    In the ordinary course of business, the Company has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commercial letters of credit and standby letters of credit. Such financial instruments are recorded in the consolidated financial statements when they are funded.

        Basic and diluted earnings per common share:    Earnings per common share are computed using the two-class method. Basic earnings per common share are computed by dividing net income by the weighted-average number of common shares outstanding during the applicable period, excluding outstanding participating securities. Participating securities include nonvested restricted stock awards. Nonvested restricted stock awards are considered participating securities to the extent holders of these securities receive nonforfeitable dividends or dividend equivalents at the same rate as holders of the Company's common stock. Diluted earnings per share is computed using the weighted-average number of shares determined for the basic earnings per common share computation plus the dilutive effect of stock options and warrants using the treasury stock method.

Plaza Bancorp

Notes to Consolidated Financial Statements (Continued)

Note 1. Nature of Business and Summary of Significant Accounting Policies (Continued)

        Basic and diluted earnings per share, based on the weighted-average outstanding shares, are summarized as follows for the years ended December 31 (dollars and shares in thousands, except for per share amounts):

	2015	2014
Weighted-average shares, basic	29,708	29,130
Effect of dilutive securities	327	1,040

Weighted-average shares, diluted	30,035	30,170

Income from continuing operations	$6,818	$7,282
Loss on discontinued operations	(2,153)	(4,460)

Net income before noncontrolling interest in Plaza Bank	4,665	2,822
Less: Net income attributable to noncontrolling interest in Plaza Bank	(336)	(594)

Net income	$4,329	$2,228

Basic earnings per share from continuing operations	$0.23	$0.25
Diluted earnings per share from continuing operations	$0.23	$0.24
Basic loss per share from discontinued operations	$(0.07)	$(0.15)
Diluted loss per share from discontinued operations	$(0.07)	$(0.15)
Basic earnings per share	$0.15	$0.08
Diluted earnings per share	$0.14	$0.07

        Fair value measurements:    Applicable accounting guidance establishes a fair value hierarchy based on the valuation inputs used to measure fair value and clarifies assumptions about risk and the effect of a restriction on the sale or use of an asset.

        Fair value is defined in the accounting standards as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Accounting standards also establish a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes the following three levels of inputs that may be used to measure fair value:

  •
  Level 1: Quoted prices (unadjusted) or identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

  •
  Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

  •
  Level 3: Significant unobservable inputs that reflect a Company's own assumptions about the assumptions that market participants would use in pricing an asset or liability.

        See Note 14 for additional information.

        Stock-based compensation:    The Company is required to recognize the cost of employee and nonemployee services received in exchange for awards of stock options or other equity instruments,

Plaza Bancorp

Notes to Consolidated Financial Statements (Continued)

Note 1. Nature of Business and Summary of Significant Accounting Policies (Continued)

based on the grant-date fair value of those awards. This cost is recognized over the period in which the services are performed, generally the vesting period.

        Reclassifications:    Certain account reclassifications have been made to the 2014 consolidated financial statements in order to conform to classifications used in the current year. These reclassifications did not result in any changes to previously reported net income or stockholders' equity.

        Recent accounting pronouncements:    In January 2016, the FASB issued guidance within ASU 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities. The amendments in ASU 2016-01 to Subtopic 825-10, Financial Instruments, contain the following elements: 1) require equity investments to be measured at fair value with charges in fair value recognized in net income; 2) simplify the impairment assessment of equity investments without readily determinable fair values by requiring a qualitative assessment to identify impairment; 3) eliminates the requirement for public entities to disclose the methods and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet; 4) requires public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes; 5) requires an entity to present separately in OCI the portion of the total charge in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments; 6) requires separate presentation of financial assets and financial liabilities by measurement category and form of financial asset on the balance sheet or accompanying noted to the financial statements; 7) clarifies that the entity should evaluate the need for a valuation allowance on a deferred tax asset related to AFS securities in combination with the entity's other deferred tax assets. The amendments are effective for fiscal years beginning after December 15, 2017 for public business entities, and for interim periods within those fiscal years. Except for the early application of the amendment noted in item 5) above, early adoption of the amendments in this Update is not permitted. The Company is currently evaluating the potential impact of the adoption of this standard on its consolidated financial statements.

        In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The guidance in this ASU supersedes the leasing guidance in Topic 840, Leases. Under the new guidance, lessees are required to recognize lease assets and lease liabilities on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The new standard is effective for fiscal years beginning after December 15, 2018 for public business entities, including interim periods within those fiscal years. Early adoption is permitted. The Company is currently evaluating the potential impact of the adoption of this standard on its consolidated financial statements.

        In April 2015, the FASB issued guidance with ASU (Accounting Standards Update) 2015-03, "Simplifying the Presentation of Debt Issuance Costs". The standard requires that debt issuance costs be presented in the balance sheet as a direct deduction from the carrying amount of the associated debt liability, consistent with debt discounts. Adoption is retrospective and early adoption is permitted. The amendment is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2016. As permitted, the Company early adopted this standard which did not have a material impact on the accompanying consolidated financial statements.

Plaza Bancorp

Notes to Consolidated Financial Statements (Continued)

Note 1. Nature of Business and Summary of Significant Accounting Policies (Continued)

        In February 2015, the FASB issued guidance with (Accounting Standards Update) ASU 2015-02, "Amendments to the Consolidation Analysis" The new standard changes certain criteria in the variable interest model and the voting model to determine whether certain legal entities are variable interest entities ("VIEs") and whether they should be consolidated. Additional disclosures are required for entities not currently considered VIEs, but may become VIEs under the new guidance and may be subject to consolidation. The amendment is effective for fiscal years, beginning after December, 15, 2016 and for and interim periods within those fiscal years beginning after December 15, 2017. Adoption may be retrospective or modified retrospective with a cumulative effect adjustment. Early adoption is permitted. We currently do not consolidate any VIEs and do not expect this new guidance will have a material impact on the Company's consolidated financial statements.

        In May 2014, the FASB issued guidance with ASU (Accounting Standards Update) 2014-09, "Revenue from Contracts with Customers". The amendments in ASU 2014-09 affects any entity that either enters into contracts with customers to transfer goods or services or enters into contracts for the transfer of nonfinancial assets unless those contracts are within the scope of other standards. The amendment is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018, as extended in August 2015 by ASU 2015-14. The adoption of this guidance is not expected to have an impact on the Company's consolidated statement of income, its consolidated balance sheet, or its consolidated statement of cash flows.

        Subsequent events:    The Company has evaluated subsequent events for potential recognition and disclosure through April 6, 2016, the date on which the consolidated financial statements were available to be issued.

Note 2. Investment Securities

        Following is a summary of the Company's available-for-sale securities as of December 31 (in thousands):

	2015
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. treasury securities	$1,756	$—	$(3)	$1,753
U.S. government sponsored agencies	8,256	1	(7)	8,250
Residential mortgage-backed securities	12,139	78	(38)	12,179
Corporate bonds	6,040	—	(7)	6,033

	$28,191	$79	$(55)	$28,215

Plaza Bancorp

Notes to Consolidated Financial Statements (Continued)

Note 2. Investment Securities (Continued)

	2014
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. treasury securities	$1,764	$—	$(2)	$1,762
U.S. government sponsored agencies	16,262	14	(37)	16,239
Residential mortgage-backed securities	17,004	149	(5)	17,148
Corporate bonds	8,396	12	(6)	8,402

	$43,426	$175	$(50)	$43,551

        The amortized cost and fair value of investment securities available for sale as of December 31, 2015 by contractual maturity are shown below. Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid without any penalties. Therefore, mortgage-backed securities are not included in the maturity categories in the following maturity summary (dollars in thousands):

	Amortized Cost	Fair Value
Due in one year or less	$3,012	$3,009
Due after one year through five years	13,040	13,027
Due after five years through 10 years	—	—
Due after 10 years	—	—
Mortgage-backed securities	12,139	12,179

	$28,191	$28,215

        The Company pledges securities for various purposes, and $2.2 million of securities were pledged as of December 31, 2015 and $23.8 million as of December 31, 2014.

        Proceeds from sale of securities for the year ended December 31, 2015 totaled $1.1 million for a realized gain of $1,000. For the year ended December 31, 2014 total proceeds from the sale of securities was $7.7 million of which $5.7 million generate a realized gain of $57,000, while the sale of a $2.0 million security generated a realized loss of $21,000.

        There were no securities with an unrealized loss position greater than 12 months as of December 31, 2015. There were two securities with an unrealized loss position greater than 12 months, with a carrying amount of $1.2 million and an unrealized loss of $27,000 as of December 31, 2014. The Company does not consider any investment to be other-than-temporarily impaired at December 31, 2015 and 2014.

Note 3. Loans

        The Company's loan portfolio consists primarily of loans to borrowers within Southern California and Southern Nevada. Although the Company seeks to avoid concentrations of loans to a single industry or based upon a single class of collateral, the Company's loan and collateral portfolios are concentrated in owner-occupied commercial real estate. Owner-occupied commercial real estate loans represent 44 percent and 43 percent of total loans as of December 31, 2015 and 2014, respectively.

Plaza Bancorp

Notes to Consolidated Financial Statements (Continued)

Note 3. Loans (Continued)

        Loans held for investment consisted of the following at December 31 (in thousands):

	2015	2014
Originated loans	$778,401	$669,248
Acquired performing loans	98,315	132,186
Acquired loans with credit deterioration	5,483	20,288

Total loans receivable	$882,199	$821,722

        The outstanding contractual principal balance and related carrying amount for loans acquired through a change in control, two FDIC assisted acquisitions, and various mergers at December 31, 2015 are $110.4 million and $103.8 million, respectively. The outstanding contractual principal balance and related carrying amount at December 31, 2014 were $163.6 million and $152.5 million, respectively.

        Approximately 74 percent of acquired loans are classified as commercial real estate as of December 31, 2015.

        The change in the accretable yield (market yield portion of the fair value adjustments as a result of acquisitions) for the acquired loans at December 31 is as follows (in thousands):

	2015	2014
Beginning accretable yield	$(8,354)	$(9,360)
Interest income recognized	3,326	2,049
Transfer from non-accretable credit discount	—	(1,043)

Ending accretable yield	$(5,028)	$(8,354)

        There has been no significant credit deterioration on the acquired loans. Allowance for loan losses recorded for acquired loans at December 31, 2015 and 2014 was $529,000 and $747,000, respectively.

        A summary of the changes in the allowance for loan losses by portfolio segment during the year ended December 31, 2015 follows (in thousands):

	Commercial	Commercial Real Estate	Consumer	Total
Beginning balance	$2,567	$5,746	$1,113	$9,426
Charge-offs	336	—	5	341
Recoveries	—	54	—	54
Provision for loan losses	1,190	122	1,055	2,367

Ending balance	$3,421	$5,922	$2,163	$11,506

Plaza Bancorp

Notes to Consolidated Financial Statements (Continued)

Note 3. Loans (Continued)

        The December 31, 2015 allowance amounts were allocated as follows (in thousands):

	Commercial	Commercial Real Estate	Consumer	Total
Loans under ASC 310-30	$17	$397	$115	$529
Individually evaluated for impairment	23	—	1	24
Collectively evaluated for impairment	3,381	5,525	2,047	10,953

Ending balance	$3,421	$5,922	$2,163	$11,506

        The December 31, 2015 loans were allocated as follows (in thousands):

	Commercial	Commercial Real Estate	Consumer	Total
Loans under ASC 310-30	$10,571	$89,090	$4,137	$103,798
Individually evaluated for impairment	153	—	8	161
Collectively evaluated for impairment	130,137	492,688	155,415	778,240

Ending balance	$140,861	$581,778	$159,560	$882,199

        A summary of the changes in the allowance for loan losses by portfolio segment during the year ended December 31, 2014 follows (in thousands):

	Commercial	Commercial Real Estate	Consumer	Total
Beginning balance	$2,366	$4,263	$1,027	$7,656
Charge-offs	481	11	12	504
Recoveries	131	—	11	142
Provision for loan losses	551	1,494	87	2,132

Ending balance	$2,567	$5,746	$1,113	$9,426

        The December 31, 2014 allowance amounts were allocated as follows (in thousands):

	Commercial	Commercial Real Estate	Consumer	Total
Loans under ASC 310-30	$18	$628	$101	$747
Individually evaluated for impairment	—	—	—	—
Collectively evaluated for impairment	2,549	5,118	1,012	8,679

Ending balance	$2,567	$5,746	$1,113	$9,426

Plaza Bancorp

Notes to Consolidated Financial Statements (Continued)

Note 3. Loans (Continued)

        The December 31, 2014 loans were allocated as follows (in thousands):

	Commercial	Commercial Real Estate	Consumer	Total
Loans under ASC 310-30	$14,610	$117,679	$20,185	$152,474
Individually evaluated for impairment	164	941		1,105
Collectively evaluated for impairment	152,484	412,021	103,638	668,143

Ending balance	$167,258	$530,641	$123,823	$821,722

        As part of the ongoing and continuous monitoring of the credit quality of the Company's loan portfolio, management tracks internally assigned risk classifications of loans. The Company uses the following internal risk classification scale:

  •
  Pass:  Includes loans that are well protected by the current worth and paying capacity of the borrower (or guarantors, if any) or by the fair value, less cost to acquire and sell, of any underlying collateral in a timely manner. Pass loans also include certain loans considered Watch, which are still protected by the worth and paying capacity of the borrower, but deserve closer attention and a higher level of credit monitoring.

  •
  Special Mention:  Includes loans that exhibit weaknesses in financial condition, loan structure or documentation which, if not promptly corrected, may lead to the development of abnormal risk elements.

  •
  Substandard:  Includes loans that are inadequately protected by the current sound worth and paying capacity of the borrower. Although the primary source of repayment for a Substandard loan is not currently sufficient, collateral or other sources of repayment are sufficient to satisfy the debt. Continuance of a Substandard loan is not warranted unless positive steps are taken to improve the worthiness of the credit.

  •
  Doubtful:  Includes loans that exhibit pronounced weaknesses to a point where collection or liquidation in full, on the basis of currently existing facts, conditions and values, is highly questionable and improbable. Doubtful loans are required to be placed on nonaccrual status and are assigned specific loss exposure.

        For each loan type, the following presents the recorded investment by credit quality indicator for loans as of December 31 (in thousands):

	2015
	Commercial	Commercial Real Estate	Consumer	Total
Pass	$134,327	$572,136	$159,560	$866,023
Special Mention	1,243	319	—	1,562
Substandard	5,291	9,323	—	14,614
Doubtful	—	—	—	—

Total	$140,861	$581,778	$159,560	$882,199

Plaza Bancorp

Notes to Consolidated Financial Statements (Continued)

Note 3. Loans (Continued)

	2014
	Commercial	Commercial Real Estate	Consumer	Total
Pass	$163,523	$518,818	$123,823	$806,164
Special Mention	2,030	294	—	2,324
Substandard	1,705	11,529	—	13,234
Doubtful	—	—	—	—

Total	$167,258	$530,641	$123,823	$821,722

        The past due loans by each loan type for loans as of December 31 are presented as follows (in thousands):

	2015
	30 - 59 Days	60 - 89 Days	90+ Days	Total Past Due	Nonaccrual	Current	Total
Commercial	$126	$24	$—	$150	$627	$140,084	$140,861
Commercial real estate	1,990	820	—	2,810	601	578,367	581,778
Consumer	48	—	—	48	8	159,504	159,560

Total	$2,164	$844	$—	$3,008	$1,236	$877,955	$882,199

	2014
	30 - 59 Days	60 - 89 Days	90+ Days	Total Past Due	Nonaccrual	Current	Total
Commercial	$—	$—	$—	$—	$716	$166,542	$167,258
Commercial real estate	164	—	—	164	2,249	528,228	530,641
Consumer	100	—	—	100	—	123,723	123,823

Total	$264	$—	$—	$264	$2,965	$818,493	$821,722

Plaza Bancorp

Notes to Consolidated Financial Statements (Continued)

Note 3. Loans (Continued)

        Information about impaired originated loans as of December 31 are as follows (in thousands):

	2015	2014
Impaired loans with a valuation allowance:
Commercial	$—	$—
Commercial real estate	—	—
Impaired loans without a valuation allowance:
Commercial	153	164
Commercial real estate	—	941
Consumer	8	—

Total impaired loans	$161	$1,105

Related allowance for loan losses on impaired loans:
Commercial	$24	$—
Average monthly balance of impaired loans:
Commercial	153	165
Commercial real estate	—	942
Consumer	8	—
Interest income recognized on impaired loans:
Commercial	5	5
Commercial real estate	—	—
Consumer	1	—

        The Company is not committed to lending any additional significant amounts on these loans. The Company does not have a significant amount of loans considered troubled debt restructures as of December 31, 2015 or 2014.

Note 4. Premises and Equipment

        A summary of premises and equipment as of December 31 follows (in thousands):

	2015	2014
Land	$3,311	$3,311
Buildings	2,691	2,691
Furniture, fixtures and equipment	3,101	5,372
Leasehold improvements	1,109	2,891

	10,212	14,265
Less accumulated depreciation and amortization	(2,631)	(5,896)

	$7,581	$8,369

        The Company entered into a seven-year lease for its corporate headquarters and Irvine branch in 2012. The lease matures on October 31, 2019.

        In addition to the corporate headquarters and branch located in Irvine, the Company has branch facilities in El Segundo, Glendale, Las Vegas, Manhattan Beach, Montebello, Pasadena and San Diego.

Plaza Bancorp

Notes to Consolidated Financial Statements (Continued)

Note 4. Premises and Equipment (Continued)

As of December 31, 2015 the El Segundo, Glendale, Las Vegas, Pasadena and San Diego branches have remaining terms of twenty nine months, thirty months, eleven months, forty months, and thirty nine months, respectively. The Company consolidated its East Pasadena office into the Pasadena branch during the first quarter of 2013; the Company has sublet location. The land and building for the Manhattan Beach and Montebello branches are owned by the Company.

        The Company entered into a lease on November 1, 2011 in the Woodland Hills area of Los Angeles, 100% of the space has been sublet. As of December 31, 2015 the remaining term on the lease is 36 months. The Beverly Hills office lease ends in July of 2018 and has been subleased through June 30, 2016.

        In April 2012, the Company entered into a lease for its mortgage office in Newport Beach, which as of December 31, 2015 has a remaining term of fifteen months and is 100% subleased. In November 2012, the Company entered into a lease for a satellite mortgage origination office in Santa Barbara; the term of this lease ends in 2017 and is sublet through October 31, 2017. In June 2011, the Company entered into a lease for its operations in New York, New York. This space has been sublet in its entirety. The lease expires in May 2016.

        Former branches and mortgage origination offices are subleased and netted in the operating lease commitments. Sublease income for the years ended December 31, 2015 and 2014 was $1.1 million and $214,000, respectively. See Note 15 and Note 16 for merger and discontinued operation's details.

        The Company is responsible for increases in common area maintenance, taxes and insurance. At December 31, 2015, the future lease rental payable under noncancelable operating lease commitments for the Company's offices were as follows (in thousands):

Years Ending December 31,	Amount
2016	$1,261
2017	1,257
2018	1,298
2019	534

$4,350

        Total rental expense included in occupancy and equipment expenses was approximately $2.6 million and $2.9 million for the years ended December 31, 2015 and 2014, respectively.

Note 5. Deposits

        At December 31, 2015, the scheduled maturities of time deposits are as follows (in thousands):

Years Ending December 31,	Amount
2016	$153,460
2017	39,998
2018	14,019
2019	3,618
2020	903

$211,998

Plaza Bancorp

Notes to Consolidated Financial Statements (Continued)

Note 5. Deposits (Continued)

        At December 31, 2015 and 2014 there are no deposits with 5 percent or more of the Company's total deposits. Total broker deposits were $46.2 million as of December 31, 2015 and $21.2 million as of December 31, 2014.

Note 6. Borrowing Arrangements

        The Company has financing availability with the FHLB secured by certain of its loans. As of December 31, 2015, the Company had $497.2 million of commercial loans pledged as collateral for short-term and long-term FHLB advances. As of December 31, 2015, this line had total financing availability of approximately $308.4 million, of which $24.0 million is outstanding at year-end. Interest rates are determined at the time of each borrowing. The weighted-average interest rate for the year ended December 31, 2015 was 1.10 percent. Of the outstanding advance balance, $8.0 million matures in 2016, $14.0 million matures in 2017, and the remaining balance of $2.0 million matures in 2018.

        The Company may also borrow up to $63.0 million overnight and a $2 million letter of credit from its correspondent bank upon receipt of acceptable collateral. As of December 31, 2015, no amounts were outstanding under this arrangement.

Note 7. Subordinated Notes

        The Company issued three subordinated notes totaling $25 million in June 2015 at a fixed interest rate of 7.125% payable in arrears on a quarterly basis. The Company adopted the amended guidance within ASU 2015-03, Simplifying the Presentation of Debt Issuance Costs. The amendments in ASU 2015-03 to Subtopic 835-30, Interest—Imputation of Interest, require that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. As a result of the adoption of this amended guidance, subordinated debt was recorded net of related issuance costs of $320,000. The outstanding balance of $25 million is reported in the accompanying balance sheet net of origination costs that are amortized to interest expense over the life of the instruments. The notes have a maturity date of June 26, 2025 and are also redeemable in whole or in part from time to time beginning in June 26, 2020 at an amount equal to 103.0% of principal plus accrued unpaid interest. The redemption price decreases 50 basis points each subsequent year. The subordinated notes contain a covenant limiting dividends or distribution of capital stock or other equity securities of any kind of the Company, except for dividends payable solely in shares of common stock, if the total risk-based capital ratio, tier 1 risk-based capital ratio or leverage ratio of the Company or the bank becomes less than ten percent, six percent or five percent, respectfully.

        The subordinated notes may be included in Tier II capital (with certain limitations applicable) under current regulatory guidelines and interpretations.

Plaza Bancorp

Notes to Consolidated Financial Statements (Continued)

Note 8. Income Taxes

        The following is a summary of the components of the deferred tax accounts at December 31 (in thousands):

	2015	2014
Deferred tax assets:
Net operating loss carryforwards	$10,490	$11,407
Capital loss carryforward	341	341
Start-up and organizational expenses	554	709
Allowance for loan losses	2,677	2,026
Loans and other items related to FDIC acquisitions	799	1,228
Accrued expenses	970	1,446
Reserve and allowances	769	254
Other	1,194	1,184

	17,794	18,595

Valuation allowance	(341)	(341)

Total deferred tax assets	17,453	18,254
Deferred tax liabilities:
Core deposit intangible	(503)	(815)
Deferred loan origination fees and costs	(689)	(613)
Premises and equipment	(735)	(672)
Unrealized gain on interest strip	(288)	(396)
Other	(64)	(81)

	(2,279)	(2,577)

Net deferred tax assets	$15,174	$15,677

        The Company is subject to federal income tax and California franchise tax. Federal income tax returns are open to audit by the federal authorities for the periods ended December 2014, 2013, and 2012 and by the California state authorities for the periods ended December 2014, 2013, 2012, and 2011. There was no penalty or interest expense recorded for the years ended December 31, 2015 and 2014.

        The Company has net operating loss (NOL) carryforwards which can be utilized to offset future taxable income. As of December 31, 2015, these carryforwards total approximately $25.5 million for federal and $26.2 million for California purposes and begin to expire in 2026. The Company is able to utilize $20.9 million for federal and $21.6 million for California of the net operating loss carryforward immediately without any limitation and, $4.6 million of the net operating loss carryforward is limited under Internal Revenue Code Section 382. The annual limitation related to the $4.6 million NOL subject to Section 382 is approximately $309,000. Under Section 382 of the Internal Revenue Code of 1986, as amended, if a company undergoes an "ownership change" (generally defined as a greater than 50% change (by value) in equity ownership over a three year period), the ability to use pre-change net operating loss carryforwards and other pre-change tax attributes to offset our post-change income may be limited. As a result of the merger disclosed in Note 15, the Company determined that the Company

Plaza Bancorp

Notes to Consolidated Financial Statements (Continued)

Note 8. Income Taxes (Continued)

was not in a cumulative loss position and expects positive operating results in the future. Accordingly, no valuation allowance is provided for the Company's net operating loss carry forwards.

        The valuation allowance for deferred income tax of $341,000 is related to a capital loss of $886,000 incurred in 2014 from a partnership investment that was liquidated in 2015. To utilize the capital loss, the Company must generate a capital gain equal to or greater than the capital loss by December 31, 2019. It is management's opinion that it is not more likely than not that the Company will be able to generate sufficient capital gains to utilize the capital losses over the next four years.

        The provision for federal and state income taxes for continuing operations is composed of the following for the years ended December 31(in thousands):

	2015	2014
Current	$2,767	$6,471
Deferred	2,085	(546)

	$4,852	$5,925

        The Company's effective income tax rate related to net income from continuing operations was 42% for 2015 and 45% for 2014. The effective tax rate in each year is affected by various items, including non-deductible merger expenses, and the DOJ settlement amount.

Note 9. Other Expenses

        Other expenses as of December 31 are composed of the following (in thousands):

	2015	2014
Merger-related expenses	$4,094	$99
Data processing	2,552	2,613
Professional fees	2,474	3,576
Regulatory expense	1,008	823
Amortization of intangibles	797	813
Employee expenses	759	893
Marketing expenses	711	697
Office and postage expenses	614	648
Insurance	346	210
Other expenses	747	1,310

	$14,102	$11,682

Note 10. Related-Party Transactions

        There were no loans outstanding to directors, officers or their related interests as of December 31, 2015 or 2014.

Plaza Bancorp

Notes to Consolidated Financial Statements (Continued)

Note 11. Commitments and Contingencies

        Commitments:    In the ordinary course of business, the Company enters into financial commitments to meet the financing needs of its customers. These financial commitments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk not recognized in the Company's consolidated financial statements. The Company's exposure to loan loss in the event of nonperformance on commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for loans reflected in the consolidated financial statements.

        As of December 31, the Company had the following outstanding financial commitments whose contractual amount represents credit risk (in thousands):

	2015	2014
Commitments to extend credit	$187,232	$147,925
Standby letters of credit	3,968	3,258

	$191,200	$151,183

        Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total amounts do not necessarily represent future cash requirements. The Company evaluates each client's creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Company is based on management's credit evaluation of the customer. Allowance for unfunded commitments was $634,000 and $575,000 at December 31, 2015 and 2014, respectively.

        Contingencies:    On May 16, 2013, the U.S. Department of Justice ("DOJ") issued a subpoena to the Company requiring the production of documents in connection with an investigation of consumer fraud related to third party payment processing. In connection with this investigation, the Company negotiated and signed a civil settlement with the DOJ (the "Consent Decree"). As part of the terms of the Consent Decree, the Company had paid a civil monetary penalty in the amount of $1.0 million, plus a civil forfeiture in the amount of $225,000 that was accrued for December 31, 2014. The Consent Decree was entered on March 30, 2015 at the United States District Court for the Central District of California.

        The Consent Decree requires the Company to take certain actions, including implementing specific due diligence and underwriting processes. The Consent Decree also requires the Company to restrain from taking certain actions, including providing bank accounts and banking services to any Third-party Payment Processor and to any Merchant through a Third-party Payment Processor. The Company expects to incur additional costs and expenses in connection with the Company's efforts to comply with the Consent Decree, but the Company does not anticipate that compliance costs will be material. However, there can be no assurance that the terms and conditions of the Consent Decree will be met or that the impact or effect of such terms and conditions will not have a material adverse effect on our financial condition, results of operations, and future prospects. A material failure to comply with the terms of the Consent Decree could subject the Company to additional enforcement action and further restrictions on the Company's business.

Plaza Bancorp

Notes to Consolidated Financial Statements (Continued)

Note 11. Commitments and Contingencies (Continued)

        The Company is not involved in any other material pending legal proceedings other than legal proceedings occurring in the ordinary course of business. Management believes that none of these legal proceedings, individually or in the aggregate, will have a material adverse impact on the results of operations or financial condition of the Company.

Note 12. Stock Option Plan and Warrants

        The Company administers six equity compensation plans, with awards being granted beginning in 2015, exclusively from the Plaza Bancorp 2015 Equity Incentive Plan (the 2015 Plan) approved by the Company's stockholders in June 2015. Under the terms of the 2015 Plan, employees and directors may be granted nonqualified stock options, incentive stock options, restricted stock, stock appreciation rights or stock grants. The 2015 Plan provides for a maximum number of shares that may be awarded to eligible employees and directors, not to exceed 1,300,000 shares. Stock options are granted at a price not less than 100 percent of the fair market value of the stock on the date of grant and expire 10 years from the date of grant. As of December 31, 2015 there were 95,000 stock options outstanding under the 2015 Plan and remaining grants available of 1.2 million.

        Prior to 2015, the Company granted options under the Plaza 2010 Equity Incentive Plan (the 2010 Plaza Plan) and the 2010 Manhattan Equity Incentive Plan (the 2010 Manhattan Plan) which are described below:

        The 2010 Plaza Plan was adopted by Company's stockholders in 2010. Under the terms of the 2010 Plan, employees and directors may be granted nonqualified stock options, incentive stock options, restricted stock, stock appreciation rights or stock grants. The 2010 Plaza Plan provides for a maximum number of shares that may be awarded to eligible employees and directors, not to exceed 1,000,000 shares. Stock options are granted at a price not less than 100 percent of the fair market value of the stock on the date of grant and expire 10 years from the date of grant. The 2010 Plaza Plan was amended by the Board to increase the Authorized Awards from 1,000,000 to 1,500,000 on August 13, 2014.

        Under the 2010 Plaza plan, stock options that are granted to stockholders who own more than 10 percent of the total voting power of the Company's stock are granted at not less than 110 percent of the fair market value of the shares at the date of grant and expire five years from the date of grant. Stock options under the 2010 Plaza Plan generally vest over a three- to five-year period. The 2010 Plaza Plan provides for accelerated vesting if there is a change of control, as defined in the 2010 Plan. No further grants may be made under the 2010 Plaza Plan. As of December 31, 2015 there were 904,234 stock options outstanding under the 2010 Plaza Plan.

        The 2010 Manhattan plan, adopted by Company's stockholders in 2010 provides for the issuance of both incentive and non-qualified stock options to officers and employees and non-qualified stock options to non-employee directors. The 2010 Plan provides for the issuance of restricted stock awards and other types of equity-based types of equity-based compensation awards to the same classes of eligible participants, which awards may be granted on such terms and conditions as are established by the Board of Directors in its discretion, or by a committee designed by the Board. No further grants may be made under the 2010 Manhattan Plan. As of December 31, 2015 there were 342,487 stock options outstanding under the 2010 Manhattan plan.

Plaza Bancorp

Notes to Consolidated Financial Statements (Continued)

Note 12. Stock Option Plan and Warrants (Continued)

        The Company assumed the obligations of three other equity compensation plans as a result of previous acquisitions and mergers. No further grants may be made under the plans. As of December 31, 2015 there were 435,046 stock options outstanding under the plans.

        The fair value of each option award is estimated at the date of grant using the Black-Scholes option valuation model, which utilizes the assumptions included in the table below. The expected term assumption reflects the period for which the Company believes the options will remain outstanding. The assumption for the options is based on the average of the vesting period and contractual term of the grant. The Company determined the volatility of its stock based on the volatility of its own historical stock prices. The risk-free rate reflects the U.S. Treasury yield curve for a similar expected life instrument in effect at the time of the grant.

        The following information relates to stock option grants granted during the years ended December 31:

2015
Expected volatility	79.9%
Expected term	5 years
Expected dividends	None
Risk-free rate	1.34% to 1.66%
Weighted-average grant-date fair value	$2.90

        A summary of the activity of the Company's stock option plan for the year ended December 31, 2015 is presented below:

	Shares	Weighted- Average Exercise	Weighted- Average Remaining Contractual Term
Outstanding at January 1, 2015	2,243,445	$4.78
Granted	105,000	4.66
Repurchased	(224,558)	3.89
Forfeited or expired	(347,120)	7.25

Outstanding at December 31, 2015	1,776,767	4.10

Options exercisable	1,244,016	4.31	5.0

Plaza Bancorp

Notes to Consolidated Financial Statements (Continued)

Note 12. Stock Option Plan and Warrants (Continued)

        A summary of the activity of the Company's restricted stock awards during the year ended December 31, 2015 is presented below:

	Shares	Weighted- Average Grant-Date Fair Value
Nonvested at January 1, 2015	161,886	$1.90
Granted	26,991	4.66
Vested and issued	(148,891)	2.06
Forfeited	(18,993)	4.07

Nonvested at December 31, 2015	20,993	4.66

        As of December 31, 2015, there was $603,000 of total unrecognized compensation cost related to the outstanding stock options and restricted stock awards that will be recognized over a weighted-average period of 2.75 years.

        On April 9, 2014, the Board of Directors of the Company authorized the filing of a letter application requesting the California Department of Business Oversight's ("DBO's") approval of the extension of the maturity dates of all warrants issued by the Company in 2009. The warrants were issued with an initial term of five (5) years, with expiration dates ranging from June 5, 2014 to October 30, 2014. The warrants were issued pursuant to a Stock Permit issued by the state regulators and were issued only to purchasers of the Company's equity securities. The regulators approved a First Amended Stock Permit on June 4, 2014, extending the maturity dates of all warrants issued by the Company in 2009 to December 31, 2018. There were no other changes to the terms of the warrants.

        As of December 31, 2015, the Company had warrants outstanding to purchase 59,543 shares at $2.50 per share. The warrants are held by certain directors, shareholders, and officers of the Company. A significant majority of the warrants were retired in 2015 in connection with the merger. See Note 15.

        A summary of outstanding warrants and activity in 2015 is presented below:

	Shares	Weighted- Average Exercise	Weighted- Average Remaining Contractual Term
Outstanding at January 1, 2015	4,821,343	$2.50
Granted	—	—
Retired—See Note 15	(4,711,250)	2.50
Exercised	(4,000)	2.50
Repurchased	(46,550)	2.50

Outstanding at December 31, 2015	59,543	2.50	3.0

Warrants exercisable, December 31, 2015	59,543	2.50	3.0

Plaza Bancorp

Notes to Consolidated Financial Statements (Continued)

Note 13. Regulatory Matters

        Banks and Bank holding companies are subject to regulatory capital requirements administered by the federal banking agencies. Capital adequacy guidelines and, additionally for Bank's, prompt corrective action regulations, involve measures of assets, liabilities and certain off-balance-sheet items calculated under the regulatory accounting practices. Capital amounts and classifications are subject to qualitative judgments by regulators. Failure to meet capital requirement can initiate regulatory action. The final rules implementing Basel Committee on Banking Supervision's capital guidelines for U.S. Banks (Basel III rules) became effective for the Company on January 1, 2015 with full compliance with all of the requirements being phased in over a multi-year schedule, and fully phased in by January 1, 2019. Management believes as of December 31, 2015, the Company and Bank meet all capital adequacy requirements to which they are subject.

        Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to present overall financial condition. If adequately capitalized, regulatory approval is required to accept broker deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At year-end 2015 and 2014, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since the notification that management believes have changed the institution's category.

        The following table also sets forth the Company's actual capital amounts and ratios as of December 31, 2015 and 2014 (Basel III risk-based capital ratios at December 31, 2014 are presented on

Plaza Bancorp

Notes to Consolidated Financial Statements (Continued)

Note 13. Regulatory Matters (Continued)

a pro forma basis as if such requirements were effective. They are presented under the year 1 phase-in assumptions):

			Amount of Capital Required
	Actual		For Capital Adequacy Purposes		To be Well-Capitalized Under Prompt Corrective Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2015:
Total capital to risk-weighted assets
The Company	$124,496	13.24%	$75,224	8.00%	N/A	N/A
Plaza Bank	$119,264	12.70%	$75,127	8.00%	$93,909	10.00%
Tier 1 capital to risk-weighted assets
The Company	87,940	9.35%	56,432	6.00%	N/A	N/A
Plaza Bank	107,480	11.44%	56,371	6.00%	75,161	8.00%
Common Tier 1 (CET 1) to risk-weighted assets
The Company	87,940	9.35%	42,324	4.50%	N/A	N/A
Plaza Bank	107,480	11.44%	42,278	4.50%	61,068	6.50%
Tier 1 capital to average assets
The Company	87,940	8.56%	41,093	4.00%	N/A	N/A
Plaza Bank	107,480	10.48%	41,023	4.00%	51,279	5.00%
As of December 31, 2014:
Total capital to risk-weighted assets
The Company	$120,143	12.76%	$75,325	8.00%	N/A	N/A
Plaza Bank	$110,744	11.85%	$74,764	8.00%	$93,455	10.00%
Tier 1 capital to risk-weighted assets
The Company	110,146	11.70%	56,485	6.00%	N/A	N/A
Plaza Bank	100,743	10.78%	56,072	6.00%	74,763	8.00%
Common Tier 1 (CET 1) to risk-weighted assets
The Company	110,146	11.70%	42,364	4.50%	N/A	N/A
Plaza Bank	100,743	10.78%	42,054	4.50%	60,745	6.50%
Tier 1 capital to average assets
The Company	110,146	10.67%	41,292	4.00%	N/A	N/A
Plaza Bank	100,743	9.85%	40,911	4.00%	51,139	5.00%

        The Company's principal source of funds is dividends received from the Bank. The California Financial Code provides that a bank may not make a cash distribution to its shareholders in excess of the lesser of the bank's undivided profits or the bank's net income for its last three fiscal years less the amount of any distributions made by the bank during that period.

        The Federal Reserve Bank limits the amount of dividends that the Company may pay on common stock to income available over the past year, and only if prospective earnings retention is consistent with the organization's expected future needs and financial condition. It is also the Federal Reserve's policy that bank holding companies should not maintain dividend levels that undermine their ability to be a source of strength to its banking subsidiaries. Additionally, in consideration of the current financial

Plaza Bancorp

Notes to Consolidated Financial Statements (Continued)

Note 13. Regulatory Matters (Continued)

and economic environment, the Federal Reserve has indicated that bank holding companies should carefully review their dividend policy and has discouraged payment ratios that are at maximum allowable levels unless both asset quality and capital are very strong.

        The General Corporation Law of the State of Delaware permits a Delaware corporation to declare and pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets.

Note 14. Fair Value Measurements

        The tables below represent balances of assets measured and presented in the balance sheets at December 31 at fair value on a recurring basis (in thousands):

	2015
	Fair Value Measurements Using
	Totals	Quoted Prices in Active Markets With Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Nonobservable Inputs (Level 3)
U.S. Treasuries	$1,753	$—	$1,753	$—

Obligation of U.S. government-sponsored agencies	$8,250	$—	$8,250	$—

Residential mortgage-backed securities	$12,179	$—	$12,179	$—

Corporate bonds	$6,033	$—	$6,033	$—

Interest strip	$746	$—	$—	$746

	2014
	Fair Value Measurements Using
	Totals	Quoted Prices in Active Markets With Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Nonobservable Inputs (Level 3)
U.S. Treasuries	$1,762	$—	$1,762	$—

Obligation of U.S. government-sponsored agencies	$16,239	$—	$16,239	$—

Residential mortgage-backed securities	$17,148	$—	$17,148	$—

Corporate bonds	$8,402	$—	$8,402	$—

Interest strip	$1,051	$—	$—	$1,051

Plaza Bancorp

Notes to Consolidated Financial Statements (Continued)

Note 14. Fair Value Measurements (Continued)

        Investment securities:    The fair value of Level 2 investment securities is the market value based on market prices provided by an independent third-party pricing service whose methodologies are based on broker-provided pricings.

        Interest strips:    The fair value of Level 3 interest strips is based on management's estimate of fair value using indirect unobservable inputs due to limited market activity. The changes in Level 3 assets measured at fair value on a recurring basis are summarized as follows (in thousands):

Interest Strips
Ending balance at December 31, 2013	$1,370
Change in valuation	(185)
Other current year activities, net of taxes	(134)

Ending balance at December 31, 2014	1,051
Change in valuation	(205)
Other current year activities, net of taxes	(100)

Ending balance at December 31, 2015	$746

        The following is a description of valuation methodologies used for financial assets recorded at fair value on a nonrecurring basis:

        Collateral-dependent impaired loans:    The Company does not record loans at fair value on a recurring basis. However, from time to time, fair value adjustments are recorded on these loans to reflect partial write-downs, through charge-offs or specific reserve allowances that are based on the current appraised or market-quoted value of the underlying collateral. Fair value estimates for collateral-dependent impaired loans are obtained from real estate brokers or other third-party consultants (Level 3). At December 31, 2015 and 2014, the fair value of collateral-dependent impaired originated and acquired loans was $0 and $941,000, respectively.

        OREO:    OREO is based on the fair value of the property less estimated costs to sell. The fair value of the property is determined based on third-party appraisals. In some cases, adjustments are made to the appraised values due to various factors, including age of the appraisal, age of comparables included in the appraisal, and known changes in the market and in the property. Accordingly, the resulting fair value measurement has been categorized as a Level 3 measurement. The Company had one OREO property at December 31, 2015 and 2014, with a fair value if $206,000.

        Fair value of financial instruments:    The following disclosure of the carrying amount and estimated fair value of financial instruments is made in accordance with the requirements of ASC 825-10, Disclosures About Fair Value of Financial Instruments. The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is required to develop the estimates of fair value. Accordingly, the estimates presented below are not necessarily indicative of the amounts the Company could have realized in a current market exchange as of December 31, 2015 and 2014. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

Plaza Bancorp

Notes to Consolidated Financial Statements (Continued)

Note 14. Fair Value Measurements (Continued)

        The table below presents the carrying amounts and estimated fair values of financial instruments at December 31(in thousands):

	2015		2014
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and cash equivalents	$97,576	$97,576	$83,731	$83,731
Time deposits—other financial institutions	—	—	13,157	13,157
Investment securities	28,215	28,215	43,551	43,551
Loans held for sale	4,535	5,076	36,369	36,762
Loans held for investment, net	870,693	870,102	812,296	814,300
Investment in limited partnership	—	—	7,534	7,534
Interest strip	746	746	1,051	1,051
FHLB stock and other bank stock	5,381	5,381	6,436	6,436
Accrued interest receivable	3,201	3,201	2,940	2,940
Financial liabilities:
Noninterest-bearing demand deposit accounts	316,516	316,516	305,601	305,601
Savings, NOW and money market accounts	355,515	356,950	326,630	327,405
Time deposit accounts	211,998	211,567	251,729	251,399
Borrowings	24,000	23,901	29,000	28,977
Subordinated debentures	24,696	24,696	—	—
Accrued interest payable	196	196	237	237

        Cash and cash equivalents:    The carrying amounts reported in the balance sheets for cash and due from Banks, and interest-bearing deposits in other Banks approximate their fair value.

        Time deposits—other financial institutions:    The carrying amounts reported in the balance sheets for Time deposits—other financial institutions approximate their fair value.

        Loans held for sale:    Fair values are based on quoted market prices of similar loans sold to investors or current buying commitments from investors and are considered Level 2.

        Loans held for investment:    For variable-rate loans that reprice frequently and have experienced no significant change in credit risk, carrying value approximates the fair value. Fair value for all other loans is estimated based on Level 2 inputs, except for impaired loans that are Level 3. Prepayments prior to the repricing date are not expected to be significant. Loans held for investment are expected to be held to maturity and any unrealized gains or losses are not expected to be realized.

        Deposit liabilities:    Fair value disclosed for demand deposits equals their carrying amounts, which represent the amount payable on demand. The carrying amounts for variable-rate money market accounts and certificates of deposit approximate their fair value at the reporting date.

        The fair value for fixed-rate certificates of deposit, which have a remaining maturity of less than 12 months, approximates their fair value. For the fixed-rate certificates greater than 12 months, the fair value is estimated using Level 2 inputs. Early withdrawal of fixed-rate certificates of deposit is not expected to be significant

Plaza Bancorp

Notes to Consolidated Financial Statements (Continued)

Note 14. Fair Value Measurements (Continued)

        Accrued interest receivable and payable and FHLB stock, other bank stock, and investment in limited partnership:    The fair values of these instruments approximate their carrying amounts.

        Borrowings and subordinated debentures:    The fair value for borrowings is estimated using rates currently available for similar borrowings with similar credit risk and for remaining maturities, including the Company's own credit risk associated with the ability to repay the loan.

        Fair value of commitments:    The estimated fair value of fee income on letters of credit at December 31, 2015 and 2014 is insignificant. Loan commitments on which the committed interest rate is less than the current market rate are also insignificant at December 31, 2015 and 2014.

        Interest rate risk:    The Company assumes interest rate risk (the risk that general interest rate levels will change) as a result of its normal operations. As a result, fair value of the Company's financial instruments will change when interest rate levels change and that change may be either favorable or unfavorable to the Company. Management attempts to match maturities of assets and liabilities to the extent believed necessary to minimize interest rate risk. However, borrowers with fixed-rate obligations are less likely to prepay in a rising rate environment and more likely to prepay in a falling rate environment. Conversely, depositors who are receiving fixed rates are more likely to withdraw funds before maturity in a rising rate environment and less likely to do so in a falling rate environment. Management monitors rates and maturities of assets and liabilities and attempts to minimize interest rate risk by adjusting terms of new loans and deposits and by investing in securities with terms that mitigate the Company's overall interest rate risk.

Note 15. Reorganization and Mergers

        On June 26, 2015, Plaza Bancorp and Plaza Bank finalized the Reorganization agreement and as a result Plaza Bank became a wholly owned subsidiary of Plaza Bancorp. Directly after the Reorganization, Manhattan Bancorp was merged into Plaza Bancorp with Plaza Bancorp being the surviving entity. Immediately following the Merger, Bank of Manhattan, N.A. merged with and into Plaza Bank, with Plaza Bank being the surviving entity.

        Under the terms of the Plaza Reorganization Agreement, each share of Plaza Bank not held by Plaza Bancorp was exchanged for one share of Plaza Bancorp. A total of 1.8 million Plaza Bank shares were exchanged for Plaza Bancorp shares.

        Plaza Bank's warrant holders, except for Plaza Bancorp whose 4.7 million warrants were retired upon the completion of the Reorganization, had the election to redeem their warrants at $4.66 less the $2.50 exercise price or convert the warrants to Plaza Bancorp warrants. A total of 46,550 warrants were redeemed for cash of approximately $100,000 while 59,543 were exchanged for Plaza Bancorp warrants.

        Under the terms of the Merger Agreement, shareholders of Manhattan Bancorp had the right to receive either $5.59 in cash, or 1.1996 shares of Plaza Bancorp common stock, for each share of Manhattan Bancorp common stock, subject to the overall requirement that no more than 3.8 million shares of Manhattan Bancorp common stock may receive the cash consideration. The allocation to receive cash was fully subscribed to. A total of 10.6 million Plaza Bancorp's shares were exchanged for 8.8 million shares of Manhattan Bancorp.

        Additional terms related to the mergers, including those related to the Company's outstanding warrants, are provided for in the Reorganization and the Merger agreements.

Plaza Bancorp

Notes to Consolidated Financial Statements (Continued)

Note 15. Reorganization and Mergers (Continued)

        Due to the common control of Plaza Bancorp and Manhattan Bancorp, the Merger was accounted for using a method similar to the pooling of interest method of accounting. This method utilizes the historical costs of assets, liabilities and equity.

        As a result of the Merger described above, Consolidated Equity as of January 1, 2014 has been adjusted as follows:

Plaza Bancorp	$57,727
Manhattan Bancorp as previously reported	59,517
Impact of pooling of interest for deferred taxes	7,896

Consolidated Equity as adjusted	$125,140

Note 16. Discontinued Operations

        During 2014, the Company made the decision to sell the mortgage banking business. Accordingly, all income and expenses related to the mortgage banking business have been removed from continued operations and are included in the consolidated statements of operations under the caption "Income (loss from discontinued operations". Related servicing assets and loans held for sale were disclosed as held for sale as of December 31, 2014.

	2015	2014
Revenue(1)	$2,188	$14,687
Pre-Tax (loss)	$(3,643)	$(7,560)

(1)
Interest income plus non-interest income

        Net gain of sale on loans held for sale of $5.6 million and net loss on the sale of the related mortgage servicing rights of $1.1 million is included in the 2015 pre-tax loss disclosed above.

Plaza Bancorp

Notes to Consolidated Financial Statements (Continued)

Note 17. Parent only Condensed Financial Statements

Plaza Bancorp

Condensed Balance Sheet

December 31, 2015 and 2014

(Dollars in thousands)

	2015	2014
Assets
Cash	$2,657	$476
Investment in Bank	121,289	110,962
Investment in MBFS	5,435	5,519
Receivable from affiliate	620	5
Prepaid expenses & other assets	2,537	7,627

Total Assets	$132,538	$124,589

Liabilities and Stockholders' Equity
Other Borrowings	$24,696	$—
Payable to affiliate	—	—
Accrued expenses and other payables	573	—
Total Liabilities	25,269	—
Stockholders' Equity	107,269	124,589

Total Liabilities and stockholders'equity	$132,538	$124,589

Plaza Bancorp

Notes to Consolidated Financial Statements (Continued)

Note 17. Parent only Condensed Financial Statements (Continued)

Plaza Bancorp

Condensed Statement of Operations

December 31, 2015 and 2014

(Dollars in thousands)

	2015	2014
Dividends from Bank	$9,800	$—
Other Income	941	214
Interest Expense	(917)	(1)
Other Expense	(3,322)	(479)

Income (loss) before income tax and undistributed subsidiary income	6,502	(266)
Income tax benefit	435	18
Equity in undistributed Bank income	(2,721)	2,434
Equity in undistributed MBFS income	113	42

Net Income	$4,329	$2,228

Plaza Bancorp

Notes to Consolidated Financial Statements (Continued)

Note 17. Parent only Condensed Financial Statements (Continued)

Plaza Bancorp

Condensed Statement of Cash Flows

December 31, 2015 and 2014

(Dollars in thousands)

	2015	2014
Cash flows from operating activities
Net income	$4,329	$2,228
Adjustments to reconcile net income to net cash provided by
Equity in undistributed earnings of subsidiaries	2,608	(2,476)
Net change in other liabilities	244	(23)
Net change in other assets	(115)	(77)
Other, net	(22)	101

Net cash used in operating activities	7,044	(247)

Cash flow from financing activities
Proceeds from borrowings	24,680	—
Purchase of common stock	(25)	—
Purchase of warrants	(100)	—
Exercise of Warrants	10	—
Cash Dividends declared	(8,026)	—
Merger related consideration	(20,651)	—
Other, net	(751)	—

Net cash provided by financing activities	(4,863)	—

Net Increase in cash and cash equivalents	2,181	(247)
Cash at beginning of period	476	723

Cash at end of period	$2,657	$476

Heritage Oaks Bancorp and Subsidiaries
For the Quarterly Period Ended March 31, 2017
(Unaudited)

Financial Statements

Heritage Oaks Bancorp
and Subsidiaries

Consolidated Balance Sheets
(unaudited)

	March 31, 2017	December 31, 2016
	(dollars in thousands)
Assets
Cash and due from banks	$21,801	$18,904
Interest earning deposits in other banks	56,927	31,970

Total cash and cash equivalents	78,728	50,874
Investment securities available for sale, at fair value	445,299	458,817
Loans held for sale, at lower of cost or fair value	—	10,055
Gross loans held for investment	1,386,155	1,385,462
Net deferred loan fees	(1,206)	(1,183)
Allowance for loan and lease losses	(17,200)	(17,237)

Net loans held for investment	1,367,749	1,367,042
Premises and equipment, net	35,567	36,065
Bank-owned life insurance	33,924	33,715
Goodwill	24,885	24,885
Deferred tax assets, net	17,850	19,145
Federal Home Loan Bank stock	7,853	7,853
Other intangible assets	3,207	3,354
Other assets	13,457	13,085

Total assets	$2,028,519	$2,024,890

Liabilities
Non-interest bearing deposits	$562,784	$573,957
Interest bearing deposits	1,105,300	1,109,938

Total deposits	1,668,084	1,683,895
Short term FHLB borrowing	67,000	43,500
Long term FHLB borrowing	61,500	64,000
Junior subordinated debentures	10,650	10,612
Other liabilities	8,059	10,033

Total liabilities	1,815,293	1,812,040
Shareholders' Equity
Common stock, no par value; authorized: 100,000,000 shares; issued and outstanding: 34,455,590 shares and 34,345,073 shares as of March 31, 2017 and December 31, 2016, respectively.	165,502	164,708
Additional paid in capital	9,597	9,310
Retained earnings	39,414	40,916
Accumulated other comprehensive (loss) income	(1,287)	(2,084)

Total shareholders' equity	213,226	212,850

Total liabilities and shareholders' equity	$2,028,519	$2,024,890

The accompanying notes are an integral part of these condensed consolidated financial statements.

Heritage Oaks Bancorp
and Subsidiaries

Consolidated Statements of Income
(unaudited)

	For the Three Months Ended March 31,
	2017	2016
	(dollars in thousands, except per share data)
Interest Income
Loans, including fees	$15,617	$14,615
Investment securities	2,266	2,200
Other interest-earning assets	54	200

Total interest income	17,937	17,015
Interest Expense
Deposits	969	879
Other borrowings	607	518

Total interest expense	1,576	1,397

Net interest income before provision for loan and lease losses	16,361	15,618
Provision for loan and lease losses	—	—

Net interest income after provision for loan and lease losses	16,361	15,618
Non-Interest Income
Fees and service charges	1,152	1,287
Net gain on sale of mortgage loans	291	458
Gain on derivative instruments	157	532
Earnings on Bank Owned Life Insurance	285	287
Gain on sale of investment securities	—	551
Other mortgage fee income	62	91
Other income	171	201

Total non-interest income	2,118	3,407
Non-Interest Expense
Salaries and employee benefits	6,194	6,318
Professional services	1,266	1,886
Occupancy and equipment	1,588	1,627
Information technology	677	600
Sales and marketing	298	244
Loan department expense	161	213
Regulatory assessments	201	310
Amortization of intangible assets	147	243
Merger, restructure and integration	6,118	—
Communication costs	123	125
Write-downs on other real estate owned	—	217
Other expense	627	838

Total non-interest expense	17,400	12,621

Income before income taxes	1,079	6,404
Income tax expense	516	2,419

Net income	563	3,985
Accretion on preferred stock	—	—

Net income available to common shareholders	$563	$3,985

The accompanying notes are an integral part of these condensed consolidated financial statements.

Heritage Oaks Bancorp
and Subsidiaries

Consolidated Statements of Cash Flows
(unaudited)

	For the Three Months Ended, March 31,
	2017	2016
	(dollars in thousands)
Cash Flows from Operating Activities
Net income	$563	$3,985
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	527	544
Amortization of premiums / discounts	1,935	1,783
Amortization of intangible assets	147	243
Accretion of discount on acquired and purchased loans, net	(380)	(223)
Share-based compensation expense	956	207
Gain on sale of securities, available for sale	—	(551)
Loss on sale of assets	70	—
Gain on sale of loans held for sale	(291)	(458)
Originations of loans held for sale	(14,542)	(29,402)
Proceeds from sale of loans held for sale	24,888	33,055
Net increase in bank owned life insurance	(209)	(219)
Decrease in deferred tax assets, net	717	1,580
Write-downs on OREO	—	217
Tax effect of share-based compensation	—	(2)
Increase in other assets and other liabilities, net	(2,520)	(1,210)

Net cash provided by operating activities	11,861	9,549
Cash Flows from Investing Activities
Purchase of securities, available for sale	—	(58,049)
Sale of securities, available for sale	—	57,279
Proceeds from principal paydowns of securities, available for sale	12,995	11,127
Proceeds from sale of premises and equipment	35	—
Increase in loans, net	(455)	(49,820)
Recoveries on previously charged-off loans	128	123
Purchase of property, premises and equipment, net	(134)	(45)

Net cash provided (used) in investing activities	12,569	(39,385)
Cash Flows from Financing Activities
(Decrease) increase in deposits, net	(15,809)	17,631
Proceeds from Federal Home Loan Bank borrowing	75,000	70,000
Repayments of Federal Home Loan Bank borrowing	(54,000)	(70,500)
Net proceeds from exercise of stock options, including tax benefits	794	43
Payout of restricted stock unit awards	(495)	—
Dividends paid	(2,066)	(2,051)
Repurchases of common stock	—	(1,635)

Net cash provided by financing activities	3,424	13,488

Net increase (decrease) in cash and cash equivalents	27,854	(16,348)
Cash and cash equivalents, beginning of period	50,874	69,923

Cash and cash equivalents, end of period	$78,728	$53,575

Supplemental Cash Flow Information
Cash Flow Information
Interest paid	$1,689	$1,386
Income taxes paid	$—	$1,300
Non-Cash Flow Information
Change in unrealized (loss) gain on available for sale securities	$(1,375)	$2,875

The accompanying notes are an integral part of these condensed consolidated financial statements.

Note 1. Summary of Significant Accounting Policies

Description of Business

        Heritage Oaks Bancorp ("Bancorp") is a California corporation organized in 1994, and is the holding company for Heritage Oaks Bank (the "Bank"), which opened for business in 1983. The Bank, which is the Company's sole operating subsidiary, operates branches within San Luis Obispo and Santa Barbara Counties and has a loan production office in Ventura County. The Bank offers traditional banking products such as checking, savings, money market accounts and certificates of deposit, as well as mortgage, commercial, and consumer loans to customers who are predominately small to medium-sized businesses and to individuals. As such, the Company is subject to a concentration risk associated with its banking operations in San Luis Obispo and Santa Barbara Counties, and to a lesser degree Ventura County. No one customer accounts for more than 10% of revenue or assets in any period presented and the Company has no assets nor does it generate any revenue from outside of the United States. While the chief decision-makers of the Company monitor the revenue streams of the various products and services, operations are managed and financial performance is evaluated on a Company-wide basis. Operating segments are aggregated into one as operating results for all segments are similar. Accordingly, all of the financial service operations are considered by management to be aggregated in one reportable operating segment.

Basis of Presentation

        The accompanying unaudited condensed consolidated financial statements of the Company have been prepared in accordance with the instructions to Article 10 of Regulation S-X. Accordingly, certain information and notes required by accounting principles generally accepted in the United States of America ("U.S. GAAP") for annual financial statements are not included herein. In the opinion of management, all adjustments (which consist solely of normal recurring accruals) considered necessary for a fair presentation of results for the interim periods presented have been included. These interim unaudited condensed consolidated financial statements should be read in conjunction with the financial statements and related notes contained in the Company's 2016 Annual Report filed on Form 10-K with the Securities and Exchange Commission on March 3, 2017; file number 000-25020.

        The condensed consolidated financial statements include the accounts of Bancorp and its wholly-owned financial subsidiary, Heritage Oaks Bank. All significant inter-company balances and transactions have been eliminated.

        Operating results for the three months ended March 31, 2017 are not necessarily indicative of the results that may be expected for the year ending December 31, 2017.

Reclassifications

        Certain amounts in the prior year financial statements have been reclassified to conform to the current presentation. These reclassifications did not have any effect on the prior years' reported net income or shareholders' equity.

Investment in Non-Consolidated Subsidiaries

        The Company accounts for its investment in Heritage Oaks Capital Trust II, Mission Community Capital Trust I, and Santa Lucia Bancorp (CA) Capital Trust, as unconsolidated subsidiaries using the equity method of accounting, as the Company is not the primary beneficiary of these trusts. Mission Community Capital Trust I and Santa Lucia Bancorp (CA) Capital Trust were acquired as part of the acquisition of Mission Community Bancorp on February 28, 2014. The sole purpose of each of these trusts is for the issuance of trust preferred securities.

Note 1. Summary of Significant Accounting Policies (Continued)

Use of Estimates in the Preparation of Consolidated Financial Statements

        The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America ("U.S. GAAP") and to general practices within the banking industry. In order to prepare the condensed consolidated financial statements in conformity with U.S. GAAP, management is required to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan and lease losses, the valuation of real estate acquired through foreclosure, the carrying value of the Company's deferred tax assets and estimates used in the determination of the fair value of certain financial instruments.

        In connection with the determination of the allowance for loan and lease losses and the value of foreclosed real estate, management obtains independent appraisals for significant properties. While management uses available information to recognize losses on loans and leases, and foreclosed real estate and collateral, future additions to the allowance for loan and lease losses may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan and lease losses and foreclosed real estate. These agencies may require the Company to recognize additions to the allowance for loan and lease losses based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowance for loan and lease losses and foreclosed real estate may change in future periods. See also Note 4. Loans and Allowance for Loan and Lease Losses, of these condensed consolidated financial statements.

        The Company uses an estimate of its future earnings in determining if it is more likely than not that the carrying value of its deferred tax assets will be realized over the period they are expected to reverse. If based on all available evidence, the Company believes that a portion or all of its deferred tax assets will not be realized; a valuation allowance may be established.

        The degree of judgment utilized in measuring the fair value of financial instruments, and assets and liabilities acquired in business combinations generally correlates to the level of pricing observability. Financial instruments, and acquired assets and liabilities with readily available active quoted prices or for which fair value can be measured from actively quoted prices generally will have a higher degree of observable pricing and a lesser degree of judgment utilized in measuring fair value. Conversely, financial instruments, and acquired assets and liabilities rarely traded or not quoted will generally have little or no observable pricing and a higher degree of judgment is utilized in measuring the fair value. Observable pricing is impacted by a number of factors, including the type of asset or liability, whether the asset or liability is new to the market and not yet established, and the characteristics specific to the transaction.

Note 2. Fair Value of Assets and Liabilities

Recurring Basis

        The following table provides a summary of the financial instruments the Company measures at fair value on a recurring basis as of March 31, 2017 and December 31, 2016:

		Fair Value Measurements Using
	As of March 31, 2017 Assets At Fair Value
		Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(dollars in thousands)
Assets
Available for sale investments:
Obligations of U.S. government agencies	$58,549	$—	$58,549	$—
Mortgage backed securities
U.S. government sponsored entities and agencies	229,056	—	229,056	—
Non-agency	23,433	—	23,433	—
State and municipal securities	125,913	—	125,913	—
Asset backed securities	8,348	—	8,348	—
Derivative financial instruments:
Interest rate swaps	1,551	—	1,551	—

Total assets measured on a recurring basis	$446,850	$—	$446,850	$—

Liabilities
Derivative financial instruments:
Interest rate swaps	$1,551	$—	$1,551	$—

Total liabilities measured on a recurring basis	$1,551	$—	$1,551	$—

Note 2. Fair Value of Assets and Liabilities (Continued)

		Fair Value Measurements Using
	As of December 31, 2016 Assets At Fair Value
		Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(dollars in thousands)
Assets
Available for sale investments:
Obligations of U.S. government agencies	$60,643	$—	$60,643	$—
Mortgage backed securities
U.S. government sponsored entities and agencies	239,335	—	239,335	—
Non-agency	24,237	—	24,237	—
State and municipal securities	125,831	—	125,831	—
Asset backed securities	8,771	—	8,771	—
Derivative financial instruments:
Interest rate swaps	1,364	—	1,364	—

Total assets measured on a recurring basis	$460,181	$—	$460,181	$—

Liabilities
Derivative financial instruments:
Interest rate swaps	$1,364	$—	$1,364	$—

Total liabilities measured on a recurring basis	$1,364	$—	$1,364	$—

        There were no transfers between levels of fair value measures during the three months ended March 31, 2017 and December 31, 2016 for assets or liabilities measured at fair value on a recurring basis. As of March 31, 2017 and December 31, 2016, there were no assets or liabilities classified as Level 3.

Non-recurring Basis

        The Company may be required, from time to time, to measure certain assets and liabilities at fair value on a non-recurring basis. These include assets and liabilities that are measured at the lower of cost or fair value, and that were recognized at fair value which was below cost. Certain impaired loans are recorded in the Company's consolidated financial statements using the discounted cash flow method versus the collateral method. The discounted cash flow method as prescribed by ASC 310 Receivables, is not a fair value measurement since the discount rate utilized is the loan's effective interest rate, which is not considered a market rate for those loans. The discounted cash flow approach is used to measure impairment for certain impaired loans, because of the significant payment history and the global cash

Note 2. Fair Value of Assets and Liabilities (Continued)

flow analysis performed on each borrower. The following tables provide a summary of assets the Company measures at fair value on a non-recurring basis as of March 31, 2017 and December 31, 2016.

		Fair Value Measurements Using
	As of March 31, 2017 Assets At Fair Value
		Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Year To Date Losses (Recoveries)
	(dollars in thousands)
Assets
Foreclosed assets	$70	$—	$70	$—	$—

Total assets measured on a non-recurring basis	$70	$—	$70	$—	$—

		Fair Value Measurements Using
	As of December 31, 2016 Assets At Fair Value
		Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Year To Date Losses (Recoveries)
	(dollars in thousands)
Assets
Foreclosed assets	$70	$—	$70	$—	$18

Total assets measured on a non-recurring basis	$70	$—	$70	$—	$18

        There were no transfers between levels of fair value measures during the three months ended March 31, 2017 for assets measured at fair value on a non-recurring basis.

Note 2. Fair Value of Assets and Liabilities (Continued)

Fair Value of Financial Instruments

        The following tables provide a summary of the estimated fair value of financial instruments at March 31, 2017 and December 31, 2016:

		Fair Value Measurements Using
	As of March 31, 2017 Carrying Amount
		Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Fair Value
	(dollars in thousands)
Assets
Cash and cash equivalents	$78,728	$78,728	$—	$—	$78,728
Investment securities available for sale	445,299	—	445,299	—	445,299
Federal Home Loan Bank stock	7,853	—	—	—	N/A
Loans receivable, net	1,367,042	—	—	1,343,421	1,343,421
Loans held for sale	—	—	—	—	—
Interest rate swaps	1,551	—	1,551	—	1,551
Accrued interest receivable	6,337	—	2,392	3,945	6,337
Liabilities
Non-interest bearing deposits	562,784	562,784	—	—	562,784
Interest bearing deposits	1,105,300	—	1,109,718	—	1,109,718
Federal Home Loan Bank advances	128,500	—	128,718	—	128,718
Junior subordinated debentures	10,650	—	—	7,470	7,470
Interest rate swaps	1,551	—	1,551	—	1,551
Accrued interest payable	377	—	377	—	377

		Fair Value Measurements Using
	As of December 31, 2016 Carrying Amount	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Fair Value
	(dollars in thousands)
Assets
Cash and cash equivalents	$50,874	$50,874	$—	$—	$50,874
Investment securities available for sale	458,817	—	458,817	—	458,817
Federal Home Loan Bank stock	7,853	—	—	—	N/A
Loans receivable, net	1,367,042	—	—	1,355,761	1,355,761
Loans held for sale	10,055	—	10,055	—	10,055
Interest rate swaps	1,364	—	1,364	—	1,364
Accrued interest receivable	6,834	—	2,840	3,994	6,834

Note 2. Fair Value of Assets and Liabilities (Continued)

		Fair Value Measurements Using
	As of December 31, 2016 Carrying Amount	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Fair Value
	(dollars in thousands)
Liabilities
Non-interest bearing deposits	573,957	573,957	—	—	573,957
Interest bearing deposits	1,109,938	—	1,108,247	—	1,108,247
Federal Home Loan Bank advances	107,500	—	107,503	—	107,503
Junior subordinated debentures	10,612	—	—	9,185	9,185
Interest rate swaps	1,364	—	1,364	—	1,364
Accrued interest payable	489	—	489	—	489

Note 3. Investment Securities

        The following tables set forth the amortized cost and fair values of the Company's investment securities, all of which are reported as available for sale at March 31, 2017 and December 31, 2016:

	March 31, 2017
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(dollars in thousands)
Obligations of U.S. government agencies	$58,988	$93	$(532)	$58,549
Mortgage backed securities
U.S. government sponsored entities and agencies	231,288	831	(3,063)	229,056
Non-agency	23,497	55	(119)	23,433
State and municipal securities	125,301	2,591	(1,979)	125,913
Asset backed securities	8,446	—	(98)	8,348

Total available for sale securities	$447,520	$3,570	$(5,791)	$445,299

	December 31, 2016
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(dollars in thousands)
Obligations of U.S. government agencies	$61,119	$105	$(581)	$60,643
Mortgage backed securities
U.S. government sponsored entities and agencies	242,203	857	(3,725)	239,335
Non-agency	24,224	46	(33)	24,237
State and municipal securities	125,911	2,154	(2,234)	125,831
Asset backed securities	8,956	—	(185)	8,771

Total available for sale securities	$462,413	$3,162	$(6,758)	$458,817

Note 3. Investment Securities (Continued)

        Those investment securities available for sale which have an unrealized loss position at March 31, 2017 and December 31, 2016 are detailed below:

	March 31, 2017
	Less Than Twelve Months		Twelve Months or More		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
	(dollars in thousands)
Obligations of U.S. government agencies	$19,085	$(69)	$28,499	$(463)	$47,584	$(532)
Mortgage backed securities
U.S. government sponsored entities and agencies	131,813	(2,362)	22,476	(701)	154,289	(3,063)
Non-agency	6,904	(117)	419	(2)	7,323	(119)
State and municipal securities	47,469	(1,979)	—	—	47,469	(1,979)
Asset backed securities	—	—	8,349	(98)	8,349	(98)

Total	$205,271	$(4,527)	$59,743	$(1,264)	$265,014	$(5,791)

	December 31, 2016
	Less Than Twelve Months		Twelve Months or More		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
	(dollars in thousands)
Obligations of U.S. government agencies	$21,704	$(78)	$29,879	$(503)	$51,583	$(581)
Mortgage backed securities
U.S. government sponsored entities and agencies	142,895	(3,098)	20,733	(627)	163,628	(3,725)
Non-agency	9,433	(29)	634	(4)	10,067	(33)
State and municipal securities	54,527	(2,234)	—	—	54,527	(2,234)
Asset backed securities	—	—	8,771	(185)	8,771	(185)

Total	$228,559	$(5,439)	$60,017	$(1,319)	$288,576	$(6,758)

        A total of 126 and 138 securities were in an unrealized loss position as of March 31, 217 and December 31, 2016, respectively. As of March 31, 2017, the Company believes that unrealized losses on its investment securities are not attributable to credit quality, but rather fluctuations in market prices. In the case of the agency mortgage related securities, contractual cash flows are guaranteed by agencies of the U.S. Government. While the Company's investment security holdings have contractual maturity dates that range from 1 to 40 years, they have a much shorter effective duration dependent on the instrument's priority in the overall cash flow structure and the characteristics of the loans underlying the investment security.

        Management does not intend to sell and it is unlikely that management will be required to sell the securities prior to their anticipated recovery. As of March 31, 2017, the Company does not believe unrealized losses related to any of its securities are other than temporary.

Note 3. Investment Securities (Continued)

        The proceeds from the sales and calls of securities and the associated gains and losses are listed below for the three months ended March 31, 2017 and 2016:

	For the Three Months Ended March 31,
	2017	2016
	(dollars in thousands)
Proceeds	$—	$57,279
Gross gains	—	871
Gross losses	—	(320)

        The Company did not sell any investment securities during the three months ended March 31, 2017, and did not record any gains or losses during that period. The income tax expense related to net realized gains during the three months ended March 31, 2016 was $0.2 million.

        The table below provides a maturity distribution of available for sale investment securities at March 31, 2017 and December 31, 2016. The table reflects the expected lives of mortgage-backed securities, based on the Company's historical prepayment experience, because borrowers have the right to prepay obligations without prepayment penalties. Contractual maturities are reflected for all other security types. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	March 31, 2017		December 31, 2016
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(dollars in thousands)
Due one year or less	$45,988	$45,754	$51,049	$50,978
Due after one year through five years	147,035	146,665	153,444	152,916
Due after five years through ten years	183,220	182,458	182,996	184,870
Due after ten years	71,277	70,422	62,642	62,171

Total	$447,520	$445,299	$450,131	$450,935

        Securities having a fair value of $163.8 million and $183.8 million at March 31, 2017 and December 31, 2016, respectively, were pledged to secure public deposits. At March 31, 2017 and December 31, 2016, there were no holdings of securities of any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of total securities.

Note 3. Investment Securities (Continued)

        The following table summarizes earnings on investment securities, both taxable, and those that are exempt from federal taxation for the three months ended March 31, 2017 and 2016:

	For the Three Months Ended March 31,
	2017	2016
	(dollars in thousands)
Taxable earnings on investment securities
Mortgage backed securities	$1,038	$1,254
Obligations of U.S. government agencies	285	138
State and municipal securities	144	187
Asset backed securities	29	42
Earnings on investment securities exempt from federal taxation
State and municipal securities	770	579

Total	$2,266	$2,200

Note 4. Loans and Allowance for Loan and Lease Losses

        The following table provides a summary of outstanding loan balances:

	March 31, 2017			December 31, 2016
	Non-PCI Loans	PCI Loans	Total Loans Receivable	Non-PCI Loans	PCI Loans	Total Loans Receivable
	(dollars in thousands)
Real Estate Secured
Commercial	$644,632	$5,089	$649,721	$638,089	$5,602	$643,691
Residential 1 to 4 family	207,138	126	207,264	205,875	124	205,999
Farmland	139,516	—	139,516	155,771	—	155,771
Multi-family residential	74,470	—	74,470	77,941	—	77,941
Home equity lines of credit	23,732	—	23,732	24,796	—	24,796
Construction and land	23,868	202	24,070	21,642	224	21,866

Total real estate secured	1,113,356	5,417	1,118,773	1,124,114	5,950	1,130,064
Commercial
Commercial and industrial	162,423	444	162,867	182,165	472	182,637
Agriculture	99,048	1,416	100,464	67,095	1,470	68,565

Total commercial	261,471	1,860	263,331	249,260	1,942	251,202
Consumer	4,051	—	4,051	4,196	—	4,196

Total loans held for investment	1,378,878	7,277	1,386,155	1,377,570	7,892	1,385,462
Deferred loan fees	(1,206)	—	(1,206)	(1,183)	—	(1,183)
Allowance for loan and lease losses	(16,933)	(267)	(17,200)	(17,237)	—	(17,237)

Total net loans held for investment	$1,360,739	$7,010	$1,367,749	$1,359,150	$7,892	$1,367,042

Loans held for sale	$—	$—	$—	$10,055	$—	$10,055

        Non-PCI loans acquired as part of the acquisition of Mission Community Bancorp in February 2014 totaled $119.3 million and $132.4 million as of March 31, 2017 and December 31, 2016,

Note 4. Loans and Allowance for Loan and Lease Losses (Continued)

respectively, and are included in total non-PCI loans in the table above. The decline in acquired non-PCI loan balances is attributable to loan prepayments, payoffs, and scheduled principal reduction. Loans held for sale at December 31, 2016 consisted of single-family residential mortgage loans under contract to be sold in the secondary market. In most cases these loans are sold within thirty to sixty days. There were no loans held for sale at March 31, 2017.

Concentration of Credit Risk

        The Company held loans that were collateralized by various forms of real estate totaling $1.1 billion at March 31, 2017 and December 31, 2016, respectively. These loans are generally made to borrowers located in the counties of San Luis Obispo, Santa Barbara, and Ventura. The Company attempts to reduce its concentration of credit risk by making loans which are diversified by product type. While Management believes that the collateral presently securing this portfolio is adequate, there can be no assurance that deterioration in the California real estate market, or the impact of the California drought on real estate collateralized loans, would not expose the Company to significantly greater credit risk.

Loans Serviced for Others

        Loans serviced for others are not included in the Company's condensed consolidated financial statements. The unpaid principal balance of loans serviced for others, exclusive of Small Business Administration ("SBA") loans, was $31.2 million and $33.3 million at March 31, 2017 and December 31, 2016, respectively. Periodically, the Company originates SBA loans for sale for which it retains the servicing of the guaranteed portion of the loan sold. At March 31, 2017 and December 31, 2016, the unpaid principal balance of SBA loans serviced for others totaled $6.0 million and $6.3 million, respectively. The Company did not sell any SBA loans during the three month periods ended March 31, 2017 and 2016.

Pledged Loans

        At March 31, 2017, the Bank pledged $761.6 million of loans to the FHLB of San Francisco to secure a credit facility totaling $527.3 million under a blanket lien. Of this credit facility, $10.2 million is available as a line of credit, while the remainder is available for potential future borrowings.

Purchased Credit Impaired Loans

        As part of the acquisition of Mission Community Bancorp in February 2014, the Company acquired certain loans classified as PCI loans. These loans exhibited evidence of deterioration in credit quality since their origination, and at their acquisition it was deemed probable all contractually required payments would not be collected.

Note 4. Loans and Allowance for Loan and Lease Losses (Continued)

        The table below summarizes the unpaid principal balance and carrying amount of PCI loans as of March 31, 2017 and December 31, 2016:

	March 31, 2017		December 31, 2016
	Unpaid Principal Balance	Carrying Amount	Unpaid Principal Balance	Carrying Amount
	(dollars in thousands)
Real Estate Secured
Commercial	$6,130	$5,089	$6,872	$5,602
Construction and land	272	202	300	224
Residential 1 to 4 family	196	126	196	124

Total real estate secured	6,598	5,417	7,368	5,950
Commercial
Agriculture	1,440	1,416	1,500	1,470
Commercial and industrial	688	444	742	472

Total commercial	2,128	1,860	2,242	1,942

Total PCI loans	$8,726	$7,277	$9,610	$7,892

Impaired Loans

        At March 31, 2017 and December 31, 2016, the Company's recorded investment in impaired loans totaled $16.1 million and $14.7 million, respectively. The allowance for loan and lease losses attributable to impaired loans totaled $0.3 million and $0.4 million, at March 31, 2017 and December 31, 2016, respectively. Of the balance of impaired loans at March 31, 2017 and December 31, 2016, approximately $7.5 million and $6.8 million were on non-accrual. Accruing impaired loans substantially represent accruing troubled debt restructured loans that have been placed back on accrual status after a sustained period of performance under modified terms.

        The Company did not record income from the receipt of cash payments related to non-accruing loans during the three months ended March 31, 2017 and 2016. If interest on non-accruing loans had been recognized at the original interest rates stipulated in the respective loan agreements, interest income would have increased $0.1 million and $0.2 million for the three month periods ended March 31, 2017 and 2016, respectively.

        At March 31, 2017 and December 31, 2016, there were no residential 1 to 4 family loans in process of foreclosure, or residential 1 to 4 family properties included in foreclosed assets.

Troubled Debt Restructurings ("TDR")

        At March 31, 2017 and December 31, 2016, TDRs totaled approximately $16.6 million and $15.0 million, respectively. The majority of the Bank's TDRs were granted concessions with respect to interest rates, payment structure and/or maturity. At March 31, 2017, the Company was not committed to lend any additional funds to borrowers with loans modified as TDRs. The Company had established valuation allowances for loans modified as TDRs totaling $0.4 million as of March 31, 2017 and December 31, 2016, respectively.

Note 4. Loans and Allowance for Loan and Lease Losses (Continued)

Allowance for Loan and Lease Losses ("ALLL")

        The following table summarizes the activity in the allowance for loan and lease losses by portfolio segment for the three months ended March 31, 2017 and 2016:

	For the Three Months Ended March 31, 2017
	Balance December 31, 2016	Charge-offs	Recoveries	Provision for Loan and Lease Losses	Balance March 31, 2017
	(dollars in thousands)
Other real estate secured	$10,803	$(46)	$8	$—	$10,765
Commercial	5,249	(118)	93	274	5,498
Construction and land	344	—	26	28	398
Consumer	111	(1)	1	(5)	106
Unallocated	730			(297)	433

Total	$17,237	$(165)	$128	$—	$17,200

	For the Three Months Ended March 31, 2016
	Balance December 31, 2015	Charge-offs	Recoveries	Provision for Loan and Lease Losses	Balance March 31, 2016
	(dollars in thousands)
Other real estate secured	$11,161	$—	$5	$(335)	$10,831
Commercial	5,372	(8)	101	127	5,592
Construction and land	623	—	13	(78)	558
Consumer	173	(2)	4	(16)	159
Unallocated	123			302	425

Total	$17,452	$(10)	$123	$—	$17,565

        The following tables disaggregate the allowance for loan and lease losses and the recorded investment in loans by impairment methodology as of March 31, 2017 and December 31, 2016:

	March 31, 2017
	Allowance for Loan and Lease Losses			Recorded Investment in Loans
	Individually Evaluated for Impairment	Collectively Evaluated for Impairment	Acquired with Deteriorated Credit Quality	Individually Evaluated for Impairment	Collectively Evaluated for Impairment	Acquired with Deteriorated Credit Quality
	(dollars in thousands)
Other real estate secured	$22	$10,497	$246	$4,632	$1,084,856	$5,215
Commercial	290	5,190	18	7,454	254,017	1,860
Construction and land	—	395	3	3,907	19,961	202
Consumer	—	106	—	73	3,978	—
Unallocated	—	433	—	—	—	—

Total	$312	$16,621	$267	$16,066	$1,362,812	$7,277

Note 4. Loans and Allowance for Loan and Lease Losses (Continued)

	December 31, 2016
	Allowance for Loan and Lease Losses			Recorded Investment in Loans
	Individually Evaluated for Impairment	Collectively Evaluated for Impairment	Acquired with Deteriorated Credit Quality	Individually Evaluated for Impairment	Collectively Evaluated for Impairment	Acquired with Deteriorated Credit Quality
	(dollars in thousands)
Other real estate secured	$24	$10,779	$—	$3,274	$1,099,198	$5,726
Commercial	411	4,838	—	7,494	241,766	1,942
Construction and land	—	344	—	3,857	17,785	224
Consumer	—	111	—	75	4,121	—
Unallocated	—	730	—	—	—	—

Total	$435	$16,802	$—	$14,700	$1,362,870	$7,892

        At March 31, 2017, total gross loans of $1.4 billion in the table above include $126.6 million of non-PCI and PCI loans acquired through the acquisition of Mission Community Bancorp in February 2014. These loans were initially recorded at fair value, and had no related ALLL on the acquisition date. At March 31, 2017 and December 31, 2016 the ALLL for acquired non-PCI loans was $0.1 million, respectively, and is included in the ALLL for loans collectively evaluated for impairment. The incremental ALLL allocation for acquired non-PCI loans was not due to deterioration in credit quality, but rather due to accelerated accretion of purchase discounts attributable to loan pay-downs and payoffs. The ALLL for PCI loans was $0.3 million as of March 31, 2017 and is attributable to unfavorable changes in expected cash flows from that which was previously expected. There was no ALLL for PCI loans as of December 31, 2016.

Reserve for Off-Balance Sheet Loan Commitments

        The Company has exposure to losses from unfunded loan commitments and letters of credit. Estimated losses inherent in the outstanding balance of these commitments is not included in the ALLL, but is recorded separately, and included as a component of other liabilities in the consolidated balance sheets. The balance of the reserve for off-balance sheet commitments was $0.5 million at March 31, 2017 and December 31, 2016, respectively.

Note 4. Loans and Allowance for Loan and Lease Losses (Continued)

Credit Quality

        The following tables stratify loans held for investment by the Company's internal risk grading system as of March 31, 2017 and December 31, 2016:

	March 31, 2017
	Credit Risk Grades
	Pass	Special Mention	Substandard	Doubtful	Total
	(dollars in thousands)
Non-PCI loans
Real estate secured
Commercial	$623,408	$6,509	$14,715	$—	$644,632
Residential 1 to 4 family	206,465	205	468	—	207,138
Farmland	136,989	348	2,179	—	139,516
Multi-family residential	74,233	—	237	—	74,470
Home equity lines of credit	23,601	—	131	—	23,732
Construction and land	20,265	249	3,354	—	23,868
Commercial
Commercial and industrial	153,312	4	9,107	—	162,423
Agriculture	93,505	4,987	556	—	99,048
Consumer	3,968	—	83	—	4,051

Total non-PCI loans	1,335,746	12,302	30,830	—	1,378,878

PCI loans
Real estate secured
Commercial	2,278	925	1,886	—	5,089
Construction and land	202	—	—	—	202
Residential 1 to 4 family	126	—	—	—	126
Commercial
Agriculture	—	—	1,416	—	1,416
Commercial and industrial	393	—	51	—	444

Total PCI loans	2,999	925	3,353	—	7,277

Total loans held for investment	$1,338,745	$13,227	$34,183	$—	$1,386,155

Note 4. Loans and Allowance for Loan and Lease Losses (Continued)

	December 31, 2016
	Credit Risk Grades
	Pass	Special Mention	Substandard	Doubtful	Total
	(dollars in thousands)
Non-PCI loans
Real estate secured
Commercial	$612,600	$9,489	$16,000	$—	$638,089
Residential 1 to 4 family	205,173	216	486	—	205,875
Farmland	153,139	364	2,268	—	155,771
Multi-family residential	77,941	—	—	—	77,941
Home equity lines of credit	24,618	—	178	—	24,796
Construction and land	18,382	—	3,260	—	21,642
Commercial
Commercial and industrial	171,888	5	10,272	—	182,165
Agriculture	59,481	2,444	5,170	—	67,095
Consumer	4,107	—	89	—	4,196

Total non-PCI loans	1,327,329	12,518	37,723	—	1,377,570

PCI loans
Real estate secured
Commercial	766	2,921	1,915	—	5,602
Construction and land	224	—	—	—	224
Residential 1 to 4 family	—	124	—	—	124
Commercial
Agriculture	—	—	1,470	—	1,470
Commercial and industrial	50	371	51	—	472

Total PCI loans	1,040	3,416	3,436	—	7,892

Total loans held for investment	$1,328,369	$15,934	$41,159	$—	$1,385,462

Note 4. Loans and Allowance for Loan and Lease Losses (Continued)

Aging of Loans Held for Investment

        The following tables summarize the aging of loans held for investment as March 31, 2017 and December 31, 2016:

	March 31, 2017
		Days Past Due
	Current	30 - 59	60 - 89	90+ and Still Accruing	Non- Accruing(1)	Total
	(dollars in thousands)
Non-PCI loans
Real Estate Secured
Commercial	$644,090	$—	$—	$—	$542	$644,632
Residential 1 to 4 family	206,823	—	—	—	315	207,138
Farmland	139,516	—	—	—	—	139,516
Multi-family residential	74,470	—	—	—	—	74,470
Home equity lines of credit	23,732	—	—	—	—	23,732
Construction and land	20,792	—	—	—	3,076	23,868
Commercial
Commercial and industrial	158,849	68	—	—	3,506	162,423
Agriculture	98,849	199	—	—	—	99,048
Consumer	4,027	—	—	—	24	4,051

Total non-PCI loans	1,371,148	267	—	—	7,463	1,378,878

PCI loans
Real estate secured
Commercial	5,089	—	—	—	—	5,089
Construction and land	202	—	—	—	—	202
Residential 1 to 4 family	126	—	—	—	—	126
Commercial
Agriculture	1,416	—	—	—	—	1,416
Commercial and industrial	393	—	—	—	51	444

Total PCI loans	7,226	—	—	—	51	7,277

Total loans held for investment	$1,378,374	$267	$—	$—	$7,514	$1,386,155

(1)
At March 31, 2017, $6.9 million of non-accruing loans were current, $0.1 million were 30-59 days past due, and $0.5 million were 90+ days past due.

Note 4. Loans and Allowance for Loan and Lease Losses (Continued)

	December 31, 2016
		Days Past Due
	Current	30 - 59	60 - 89	90+ and Still Accruing	Non- Accruing(1)	Total
	(dollars in thousands)
Non-PCI loans
Real Estate Secured
Commercial	$637,760	$—	$—	$—	$329	$638,089
Residential 1 to 4 family	205,875	—	—	—	—	205,875
Farmland	155,567	132	—	—	72	155,771
Multi-family residential	77,941	—	—	—	—	77,941
Home equity lines of credit	24,750	—	—	—	46	24,796
Construction and land	18,488	—	—	—	3,154	21,642
Commercial
Commercial and industrial	179,018	—	—	—	3,147	182,165
Agriculture	66,945	150	—	—	—	67,095
Consumer	4,170	—	—	—	26	4,196

Total non-PCI loans	1,370,514	282	—	—	6,774	1,377,570

PCI loans
Real estate secured
Commercial	5,585	—	—	—	17	5,602
Construction and land	224	—	—	—	—	224
Residential 1 to 4 family	124	—	—	—	—	124
Commercial
Agriculture	1,470	—	—	—	—	1,470
Commercial and industrial	421	—	—	—	51	472

Total PCI loans	7,824	—	—	—	68	7,892

Total loans held for investment	$1,378,338	$282	$—	$—	$6,842	$1,385,462

(1)
At December 31, 2016, $6.2 million of non-accruing loans were current, $21 thousand were 30-59 days past due, $32 thousand were 60-89 days past due, and $0.6 million were 90+ days past due.

Note 5. Income Taxes

        Deferred tax assets relate to amounts that are expected to be realized through subsequent reversals of existing taxable temporary differences over the projection period. The ultimate realization of the Company's deferred tax assets is dependent on the generation of future taxable income during the periods in which those temporary differences reverse. U.S. GAAP requires the Company to assess whether a valuation allowance should be established against deferred tax assets based on the consideration of all available evidence using a "more likely than not" standard. In making such judgments, significant weight is given to evidence, both positive and negative, that can be objectively verified. At March 31, 2017 and December 31, 2016, there was no valuation allowance for the Company's deferred tax assets. The accounting for deferred taxes is based on an estimate of future results. Differences between anticipated and actual outcomes of these future tax consequences could have an impact on the Company's consolidated results of operations or financial position. The

Note 5. Income Taxes (Continued)

Company's deferred tax assets totaled $17.9 million at March 31, 2017 and $19.1 million at December 31, 2016.

        The Company is subject to income taxation by both federal and state taxing authorities. Income tax returns for the years ended December 31, 2016, 2015, and 2014 are open to audit by federal taxing authorities, while income tax returns are open to audit by state taxing authorities for the years ended December 31, 2016, 2015, 2014, and 2013.

        During the three months ended March 31, 2017, the IRS concluded its examination of the Company's 2013 federal income tax return. Adjustments resulting from this examination were recorded in the first quarter of 2017 and were not significant to the Company's financial statements.

Note 6. Shareholders' Equity

Cash Dividends

        On January 25, 2017, the Company's Board of Directors declared a cash dividend of $0.06 per share, payable on February 28, 2017, to shareholders of the Company's common stock as of February 15, 2017.

Regulatory Capital

        Capital ratios for commercial banks in the United States are generally calculated using four different formulas. These calculations are referred to as the "Leverage Ratio," and three "risk-based" calculations known as: "Common Equity Tier I Capital Ratio," "Tier One Risk Based Capital Ratio" and "Total Risk Based Capital Ratio." These metrics were developed through joint efforts of banking authorities from different countries around the world. The standards are based on the premise that different types of assets have different levels of risk associated with them and take into consideration the off-balance sheet exposures of banks when assessing capital adequacy.

        The Bank seeks to maintain strong levels of capital in order to generally be considered "well-capitalized" under the Prompt Corrective Action framework as determined by regulatory agencies. The Company's potential sources of capital include retained earnings and the issuance of equity, while the Bank's primary sources of capital include retained earnings and capital contributions from Bancorp.

        In 2013, the Board of Governors of the Federal Reserve System ("FRB"), the FDIC, and the Office of the Comptroller of the Currency ("OCC") issued final rules under Basel III (the "Basel III Capital Rules"), establishing a new comprehensive framework for regulatory capital for U.S. banking organizations. These rules implement the Basel Committee's December 2010 proposed framework, certain provisions of the Dodd-Frank Act, and revise the risk-based capital requirements applicable to bank-holding companies, and depository institutions, including the Company. These rules became effective for the Company on January 1, 2015, and are subject to phase-in periods for certain of their components through 2019.

        The significant changes outlined under the Basel III Capital Rules that are applicable to the Company and the Bank include:

  •
  A Common Equity Tier I ("CET I") capital measure, with a minimum ratio requirement of 4.5% CET I to risk-weighted assets, and for Prompt Corrective Action purposes 6.5% or greater to generally be considered "well-capitalized."

Note 6. Shareholders' Equity (Continued)

  •
  The capital conservation buffer is determined in addition to CET I of: 0.625% for 2016; 1.25% for 2017; 1.875% for 2018; and 2.5% for 2019. The capital conservation buffer began phasing-in on January 1, 2016.

  •
  The exclusion from CET I of certain items on a phased-in basis, such as deferred tax assets and intangible assets.

        When Basel III Capital Rules are fully phased-in on January 1, 2019, the Company and the Bank will also be required to maintain a 2.5% "capital conservation buffer," which is designed to absorb losses during periods of economic stress. This capital conservation buffer will be comprised entirely of CET I, and will be in addition to minimum risk-weighted asset ratios outlined under the Basel III Capital Rules. If a banking organization fails to hold capital above minimum capital ratios, including the capital conservation buffer, it will be subject to certain restrictions on capital distributions and discretionary bonus payments.

        The following table sets forth the Company's and the Bank's regulatory capital ratios as of March 31, 2017 and December 31, 2016:

	Regulatory Standard to Be Considered
	Adequately Capitalized(1)		Well Capitalized(2)	March 31, 2017		December 31, 2016
	Company	Bank	Bank	Company	Bank	Company	Bank
Ratio
Common Equity Tier I Capital Ratio	5.125%	5.125%	6.50%	12.11%	12.48%	12.16%	12.19%
Leverage ratio	4.000%	4.000%	5.00%	9.75%	9.54%	9.88%	9.47%
Tier I Risk-Based Capital Ratio	6.625%	6.625%	8.00%	12.74%	12.48%	12.71%	12.19%
Total Risk-Based Capital Ratio	8.625%	8.625%	10.00%	13.90%	13.64%	13.87%	13.35%

(1)
On a fully phased-in basis, effective January 1, 2019, under Basel III Capital rules, minimum capital ratios will be as follows: Common Equity Tier I capital: 7.0%; Leverage ratio: 6.5%; Tier I capital: 8.5%; Total risk-based capital: 10.5%.

(2)
Reflects minimum threshold to be considered "well capitalized" under the Prompt Corrective Action framework, specific to depository institutions.

        As of March 31, 2017 and December 31, 2016, the Company was able to include $10.2 million of junior subordinated debt in its Tier I capital for regulatory capital purposes.

Note 7. Subsequent Events

Acquisition of Heritage Oaks Bancorp by Pacific Premier Bancorp, Inc.

        On April 3, 2017, Pacific Premier Bancorp, Inc. ("PPBI"), announced that it had completed the acquisition, effective as of April 1, 2017, of Heritage Oaks Bancorp. Pursuant to the terms of the merger agreement, each outstanding share of Heritage Oaks common stock was converted into the right to receive 0.3471 shares of PPBI common stock. The value of the total deal consideration was approximately $482 million, which included approximately $1.4 million of aggregate cash consideration payable to holders of vested cash-settled Heritage Oaks restricted stock units and performance-based restricted stock units, and the issuance of 11,959,535 shares of the PPBI's common stock, which had a value of $38.55 per share, which was the closing price of the PPBI's common stock on March 31, 2017, the last trading day prior to the consummation of the acquisition.

Appendix A

AGREEMENT AND PLAN OF REORGANIZATION

DATED AS OF AUGUST 8, 2017

BY AND BETWEEN

PACIFIC PREMIER BANCORP, INC.

AND

PLAZA BANCORP

A-i

A-ii

        AGREEMENT AND PLAN OF REORGANIZATION, dated as of August 8, 2017 by and between Pacific Premier Bancorp, Inc. ("PPBI") and Plaza Bancorp ("Plaza").

RECITALS

        A.    Plaza.    Plaza is a Delaware corporation, having its principal place of business in Irvine, California.

        B.    PPBI.    PPBI is a Delaware corporation, having its principal place of business in Irvine, California.

        C.    Intention of the Parties.    It is the intention of the parties to this Agreement that the Merger provided for herein be treated as a "reorganization" under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations and formal guidance issued thereunder.

        D.    Board Action.    The respective Boards of Directors of each of PPBI and Plaza have determined that it is in the best interests of their respective companies and their shareholders to enter into this Agreement.

        E.    Support Agreement and Shareholder Agreements.    As a material inducement to PPBI to enter into this Agreement, and simultaneously with the execution of this Agreement, (i) Carpenter is entering into an agreement, substantially in the form attached hereto as Annex A (the "Support Agreement"), pursuant to which it has agreed, among other things, to provide written consent to vote its shares of Plaza Common Stock in favor of the Agreement and the Transactions provided for hereunder, and (ii) each Shareholder is entering into an agreement, substantially in the form attached hereto as Annex B (collectively, the "Shareholder Agreements"), pursuant to which they have agreed both to provide written consents to vote their shares of Plaza Common Stock in favor of this Agreement and the Transactions provided for hereunder and to not solicit the customers or employees of Plaza for the prescribed term.

        NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties to this Agreement agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

        1.01    Certain Definitions.    The following terms are used in this Agreement with the meanings set forth below:

        "Acceptable Confidentiality Agreement" has the meaning set forth in Section 6.07(a).

        "Acquisition Agreement" has the meaning set forth in Section 6.07(b).

        "Acquisition Proposal" has the meaning set forth in Section 6.07(a).

        "Adverse Change Notice" has the meaning set forth in Section 6.07(b).

        "Adverse Recommendation Change" has the meaning set forth in Section 6.07(b).

        "Affiliate" means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such first Person.

        "Agreement" means this Agreement and Plan of Reorganization, as amended or modified from time to time in accordance with Section 9.02.

        "Bank Merger" has the meaning set forth in Section 2.03.

        "Bank Merger Agreement" means the Bank Merger Agreement by and between Pacific Premier and Plaza Bank, the form of which is attached hereto as Annex D, as amended or modified from time to time in accordance with its provisions.

        "Bank Secrecy Act" means the Bank Secrecy Act of 1970, as amended.

        "Benefit Plans" has the meaning set forth in Section 5.03(m)(i).

        "Book-Entry Shares" means shares of Plaza Common Stock held in book-entry form immediately prior to the Effective Time.

        "Business Day" means Monday through Friday of each week, except a legal holiday recognized as such by the U. S. Government or any day on which banking institutions in the State of California are authorized or obligated to close.

        "Carpenter" has the meaning set forth in Section 6.04(a).

        "Certificate" means any certificate which immediately prior to the Effective Time represented shares of Plaza Common Stock.

        "Certificate of Merger" has the meaning set forth in Section 2.02(a).

        "CFC" means the California Financial Code, as amended.

        "CGCL" means the California General Corporation Law, as amended.

        "Closing" and "Closing Date" have the meanings set forth in Section 2.02(b).

        "Code" has the meaning set forth in the preamble to this Agreement.

        "Community Reinvestment Act" means the Community Reinvestment Act of 1977, as amended.

        "Confidentiality Agreement" has the meaning set forth in Section 6.06(e).

        "Consent Decree" means the Consent Decree, dated March 30, 2015, between the DOJ and Plaza Bank.

        "DBO" means the California Department of Business Oversight—Division of Financial Institutions.

        "Derivatives Contract" has the meaning set forth in Section 5.03(q)(ii).

        "DGCL" means the Delaware General Corporation Law, as amended.

        "Disclosure Schedule" has the meaning set forth in Section 5.01.

        "Dissenting Shares" has the meaning set forth in Section 3.05.

        "DOJ" means the U.S. Department of Justice.

        "DOL" has the meaning set forth in Section 5.03(m)(i).

        "Effective Date" has the meaning set forth in Section 2.02(a).

        "Effective Time" has the meaning set forth in Section 2.02(a).

        "Employees" has the meaning set forth in Section 5.03(m)(i).

        "Environmental Laws" has the meaning set forth in Section 5.03(o).

        "Equal Credit Opportunity Act" means the Equal Credit Opportunity Act, as amended.

        "Equity Investment" means (a) an Equity Security; (b) an ownership interest in any company or other entity or a membership interest that includes a voting right in any company or other entity; and

(c) any investment or transaction which in substance falls into any of these categories even though it may be structured as some other form of investment or transaction.

        "Equity Security" means any stock, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, or voting-trust certificate; any security convertible into such a security; any security carrying any warrant or right to subscribe to or purchase any such security; and any certificate of interest or participation in, temporary or interim certificate for, or receipt for any of the foregoing.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations and formal guidance issued thereunder.

        "ERISA Affiliate" has the meaning set forth in Section 5.03(m)(iii).

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

        "Exchange Agent" has the meaning set forth in Section 3.03(a).

        "Exchange Ratio" has the meaning set forth in Section 3.01(b).

        "Fair Housing Act" means the Fair Housing Act, as amended.

        "FDIC" means the Federal Deposit Insurance Corporation.

        "FHLB" means the Federal Home Loan Bank of San Francisco.

        "FRB" means the Board of Governors of the Federal Reserve System.

        "GAAP" means accounting principles generally accepted in the United States of America.

        "Governmental Authority" means any federal, state or local court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization.

        "Hazardous Substance" has the meaning set forth in Section 5.03(o).

        "Indemnified Parties" and "Indemnifying Party" have the meanings set forth in Section 6.10(a).

        "Information Statement" has the meaning set forth in Section 6.02(b).

        "Insurance Policies" has the meaning set forth in Section 5.03(w).

        "Intellectual Property" means: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereon, and all patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisions, extensions and re-examinations thereof; (b) all trademarks whether registered or unregistered, service marks, domain names, corporate names and all combinations thereof, and associated therewith; (c) all copyrights whether registered or unregistered, and all applications, registrations and renewals in connection therewith; (d) all datasets, databases and related documentation; and (e) all other intellectual property and proprietary rights.

        "Investor Rights Agreement" means the Investor Rights Agreement between PPBI and Carpenter, on behalf of the investors named therein, the form of which is attached as Annex E, as amended or modified from time to time in accordance with its provisions.

        "IRS" has the meaning set forth in Section 5.03(m)(i).

        "Knowledge" means facts and other information which, as of the date hereof, the chairman of the board, chief executive officer, president, chief financial officer, chief operating officer, chief information officer, chief credit officer and chief bank counsel (and any officer superior to any of the foregoing) of a party or any Subsidiary of such party actually knows after due inquiry.

        "Liens" means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance other than Permitted Liens.

        "Loans" has the meaning set forth in Section 4.01(s).

        "Material Adverse Effect" means, with respect to PPBI or Plaza, any effect that (i) is material and adverse to the financial condition, results of operations or business of PPBI and its Subsidiaries taken as a whole or Plaza and its Subsidiaries taken as a whole, as the case may be, or (ii) would materially impair the ability of any of PPBI and its Subsidiaries or Plaza and its Subsidiaries, as the case may be, to perform their respective obligations under this Agreement or otherwise materially impede the consummation of the Transaction; provided, however, that Material Adverse Effect with respect to subclause (i) shall not be deemed to include the impact of (a) changes after the date hereof in laws or regulation of general applicability to banks, savings institutions and their holding companies or interpretations thereof by Governmental Authorities, (b) changes after the date hereof in GAAP or regulatory accounting requirements applicable to banks, savings institutions and their holding companies generally, (c) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, (d) changes resulting from conditions affecting the banking and financial services industry or changes in global, national or regional political conditions or market conditions (including changes in prevailing interest rates or exchange rates) affecting banks, savings institutions and their holding companies generally, (e) the public announcement or pendency of the Transaction, including the impact of the Transaction on relationships with customers or employees, (f) any modifications or changes to valuation policies and practices in connection with the Transaction or restructuring charges taken in connection with the Transaction, in each case in accordance with GAAP, (g) the failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including the underlying causes thereof (unless otherwise excluded hereunder), or changes in the trading price or trading volume of a party's common stock, in and of itself, but not including the underlying causes thereof (unless otherwise excluded hereunder), and (h) with respect to Plaza, the effects of any action or omission taken with the prior consent of PPBI or as otherwise required by this Agreement; provided that the effect of such changes described in clauses (a), (b), (c) and (d) shall not be excluded when determining whether a Material Adverse Effect has occurred to the extent of a materially disproportionate impact, if any, on PPBI and its Subsidiaries as a whole on the one hand, or Plaza and its Subsidiaries on the other hand, as measured relative to similarly situated companies in the banking industry.

        "Material Contracts" has the meaning set forth in Section 5.03(k)(i).

        "Maximum Insurance Amount" has the meaning set forth in Section 6.10(c).

        "Merger" has the meaning set forth in Section 2.01(a).

        "Merger Consideration" means the aggregate number of whole shares of PPBI Common Stock, based on the Exchange Ratio, plus cash in lieu of any fractional share interest, payable to the holders of Plaza Common Stock in connection with the Transaction.

        "Merger Related Expenses" means all costs, fees and expenses incurred or to be incurred by Plaza and its Subsidiaries in connection with this Agreement and the Transaction up to and including the Closing of the Transaction, including but not limited to change-in-control payments, retention and severance payments approved in writing by PPBI or Previously Disclosed, the fees and expenses associated with the termination of any Material Contracts that are required to be terminated on or before the Closing pursuant to their terms (including vendor contracts) in connection with the Transaction or that PPBI and Plaza otherwise mutually agree to terminate on or before the Closing, the amount(s) paid (whether paid by PPBI or its Subsidiaries or Plaza or its Subsidiaries) to obtain the insurance coverage required pursuant to Section 6.10(c) hereof and the fees and expenses of their attorneys, accountants, investment bankers and other advisors. An estimate of Merger Related

Expenses shall be set forth in Section 1.01(a) of Plaza's Disclosure Schedule, which shall be updated within five Business Days prior to the Closing Date.

        "Nasdaq" means the Nasdaq Global Market or such other securities exchange on which the PPBI Common Stock may be listed.

        "National Labor Relations Act" means the National Labor Relations Act, as amended.

        "Option Merger Consideration" has the meaning set forth in Section 3.08(a).

        "OREO" means other real estate owned.

        "Pacific Premier" means Pacific Premier Bank, a California-chartered bank and a wholly-owned subsidiary of PPBI.

        "Pacific Premier Articles" means the Articles of Incorporation of Pacific Premier, as amended.

        "Pacific Premier Board" means the Board of Directors of Pacific Premier.

        "Pacific Premier Bylaws" means the Amended and Restated Bylaws of Pacific Premier, as amended.

        "Pension Plan" has the meaning set forth in Section 5.03(m)(ii).

        "Permitted Lien" means (i) statutory Liens securing payments not yet delinquent (or being contested in good faith and for which adequate reserves have been established), (ii) Liens for real property Taxes not yet delinquent, or (iii) easements, rights of way, restrictive covenants, imperfections or irregularities of title, and other similar encumbrances or Liens that do not materially affect the value or prohibit the current use of the property or asset subject thereto.

        "Person" means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company or unincorporated organization.

        "Plaza" has the meaning set forth in the preamble to this Agreement.

        "Plaza Articles" means the Certificate of Incorporation of Plaza, as amended.

        "Plaza Bank" means Plaza Bank, a California-chartered bank and a wholly-owned subsidiary of Plaza.

        "Plaza Bank Board" means the Board of Directors of Plaza Bank.

        "Plaza Board" means the Board of Directors of Plaza.

        "Plaza Bylaws" means the Amended and Restated Bylaws of Plaza, as amended.

        "Plaza Common Stock" means the common stock, $0.0001 par value per share, of Plaza.

        "Plaza Consent Statement" has the meaning set forth in Section 6.03(a).

        "Plaza Financial Statements" means (i) the audited consolidated balance sheets and statements of income, comprehensive income, equity and cash flows for each of the years ended December 31, 2016, 2015 and 2014 and (ii) unaudited consolidated balance sheets and statements of income for the monthly, quarterly and annual periods subsequent to December 31, 2016.

        "Plaza Group" means any or all of Plaza and its Subsidiaries or any predecessor of or any successor to any or all of Plaza and its Subsidiaries (or to another such predecessor or successor). References herein to the Plaza Group shall be deemed to refer to both the Plaza Group as a whole and to each individual member thereof, as well as to groups comprising some, but not all, of Plaza and its Subsidiaries.

        "Plaza IT Systems" has the meaning set forth in Section 5.03(t)(iii).

        "Plaza Loan Property" has the meaning set forth in Section 5.03(o).

        "Plaza NQDP" has the meaning set forth in Section 5.03(m)(vii).

        "Plaza Options" means the options to acquire Plaza Common Stock.

        "Plaza Preferred Stock" means the serial preferred stock, no par value per share, of Plaza.

        "Plaza Restricted Stock" has the meaning set forth in Section 3.08(c).

        "Plaza Retirement Plan" has the meaning set forth in Section 6.11(e).

        "Plaza Shareholder Consents" has the meaning set forth in Section 6.03(a).

        "Plaza Stock-Based Plans" means the Plaza Bancorp 2015 Equity Incentive Plan, the Plaza Bank 2010 Equity Incentive Plan, the Manhattan Bancorp 2010 Equity Incentive Plan, the California General Bank, National Association 2009 Stock Option Plan and the Manhattan Bancorp 2007 Stock Option Plan.

        "Plaza Warrants" means the warrants to acquire Plaza Common Stock.

        "PPBI" has the meaning set forth in the preamble to this Agreement.

        "PPBI Average Share Price" shall mean the average closing price per share of PPBI Common Stock, as reported on Nasdaq, for the 20 trading days ending on and including the fifth trading day prior to the Closing Date.

        "PPBI Benefit Plans" has the meaning set forth in Section 5.04(l)(i).

        "PPBI Board" means the Board of Directors of PPBI.

        "PPBI Bylaws" means the Amended and Restated Bylaws of PPBI.

        "PPBI Certificate" means the Amended and Restated Certificate of Incorporation of PPBI.

        "PPBI Common Stock" means the common stock, $0.01 par value per share, of PPBI.

        "PPBI Preferred Stock" means the preferred stock, $0.01 par value per share, of PPBI.

        "PPBI Securities Documents" has the meaning set forth in Section 5.04(g)(i).

        "Previously Disclosed" by a party shall mean information set forth in a section of its Disclosure Schedule corresponding to the section of this Agreement where such term is used; provided, that any information set forth in any section of a party's Disclosure Schedule shall be deemed to apply to and be set forth in each other section or subsection of its Disclosure Schedule, if its relevance to such other section or subsection is reasonably apparent on its face.

        "Registration Statement" has the meaning set forth in Section 6.03(a).

        "Representatives" has the meaning set forth in Section 6.07(a).

        "Retiree Welfare Plan" means any Benefit Plan providing for retiree health and life benefits, other than group health plan continuation coverage as may be required under Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA, or under the continuation of coverage provisions of the laws of any state or locality.

        "Rights" means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

        "SEC" means the U.S. Securities and Exchange Commission.

        "Secured Creditor Exemption" has the meaning set forth in Section 5.03(o).

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

        "Senior Officer" means an employee of Plaza or Plaza Bank with the title of senior vice president or higher.

        "Shareholders" means each director and the Chief Executive Officer, President and Chief Financial Officer of Plaza and Plaza Bank.

        "Shareholder Approval" has the meaning set forth in Section 5.03(z)(i).

        "Shareholder Agreements" has the meaning set forth in the recitals to this Agreement.

        "Subordinated Notes" means the 7.125% subordinated notes due 2025 in the aggregate principal amount of $25.0 million issued by Plaza pursuant to the Subordinated Note Purchase Agreement dated January 14, 2015.

        "Subsidiary" has the meaning ascribed to that term in Rule l-02 of Regulation S-X of the SEC.

        "Superior Proposal" has the meaning set forth in Section 6.07(a).

        "Surviving Corporation" has the meaning set forth in Section 2.01(a).

        "Tangible Common Equity" means Plaza's total stockholders' equity (i) excluding intangible assets, (ii) excluding preferred stock, (iii) excluding accumulated other comprehensive income from March 31, 2017 through the Closing, (iv) adding back any expenses incurred by Plaza or Plaza Bank with respect to its compliance with Section 6.19 of this Agreement and (v) adding back up to $8.2 million of Merger Related Expenses incurred by Plaza prior to the Closing Date on a tax-adjusted basis (to the extent there was a tax benefit recorded by Plaza as a result of the incurrence of such expense) based on Plaza's marginal tax rate; provided that "total stockholders' equity," "intangible assets" and "accumulated other comprehensive income" shall each be calculated in accordance with GAAP and the Plaza Financial Statements; provided further, that if the Effective Time occurs prior to November 30, 2017, there shall be added to Tangible Common Equity a reasonable projection (agreed to by Plaza and PPBI) of Plaza's consolidated net income through November 30, 2017, which shall be based upon the average monthly consolidated net income of Plaza for the period from January 1, 2017 through the last day of month immediately preceding the month in which the Effective Time occurs.

        "Tax" and "Taxes" mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property (real or personal), real property gains, registration, alternative minimum, add-on minimum, value added, natural resources, social security, environmental, custom duties, unemployment or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

        "Tax Returns" means any return (including any amended return), declaration or other report (including elections, declarations, claims for refunds, schedules, estimates and information returns) with respect to any Taxes (including estimated taxes).

        "Termination Fee" has the meaning set forth in Section 8.02(b).

        "Third Party Payment Processor" has the meaning set forth in Paragraph I of Section II of the Consent Decree, dated March 30, 2015, between the U.S. Department of Justice and Plaza Bank.

        "Transaction" means the Merger, the Bank Merger and any other transactions contemplated by this Agreement.

        "Transferred Employees" has the meaning set forth in Section 6.11(d).

        "Treasury Regulations" has the meaning set forth in Section 5.03(p)(xv).

        "Warrant Merger Consideration" has the meaning set forth in Section 3.08(b).

ARTICLE II

THE MERGER

        2.01    The Merger.

          (a)    The Merger.    Subject to the terms and conditions of this Agreement, at the Effective Time, Plaza shall merge with and into PPBI (the "Merger") in accordance with the applicable provisions of the DGCL, the separate corporate existence of Plaza shall cease and PPBI shall survive and continue to exist as a corporation incorporated under the DGCL (PPBI, as the surviving corporation of the Merger, is sometimes referred to herein as the "Surviving Corporation").

          (b)    Name.    The name of the Surviving Corporation shall be "Pacific Premier Bancorp, Inc."

          (c)    Certificate and Bylaws.    The certificate of incorporation and bylaws of the Surviving Corporation immediately after the Merger shall be the PPBI Certificate and the PPBI Bylaws as in effect immediately prior to the Merger.

          (d)    Directors and Executive Officers of the Surviving Corporation.    The directors of the Surviving Corporation immediately after the Merger shall be the directors of PPBI immediately prior to the Merger, except for the possible addition of one new director as contemplated by Section 6.12 and the Investor Rights Agreement, who, if appointed, shall serve until his successor shall be duly elected and qualified. The executive officers of the Surviving Corporation immediately after the Merger shall be the executive officers of PPBI immediately prior to the Merger, each of whom shall serve until such time as their successors shall be duly elected and qualified.

          (e)    Authorized Capital Stock.    The authorized capital stock of the Surviving Corporation upon consummation of the Merger shall be as set forth in the PPBI Certificate immediately prior to the Merger.

          (f)    Effect of the Merger.    At the Effective Time, the effect of the Merger shall be as provided in accordance with the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Plaza shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of Plaza shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

          (g)    Additional Actions.    If, at any time after the Effective Time, the Surviving Corporation shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect, record or otherwise confirm the Surviving Corporation's right, title or interest in, to or under any of the rights, properties or assets of Plaza acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, Plaza, and its proper officers and directors, acting in such corporate capacity and not individually, shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Surviving Corporation or otherwise to take any and all such action.

        2.02    Effective Date and Effective Time; Closing.

          (a)   Subject to the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the consummation of the Merger, but subject to the fulfillment or waiver of those conditions), the parties shall cause a certificate of merger relating to the Merger, the form of which is attached hereto as Annex C (the "Certificate of Merger"), to be filed with the Secretary of State of the State of Delaware pursuant to the DGCL on (i) a date mutually selected by PPBI and Plaza after such satisfaction or waiver which is no later than the later of (A) five Business Days after such satisfaction or waiver or (B) the first month end following such satisfaction or waiver, or (ii) such other date to which the parties may mutually agree in writing. The Merger provided for herein shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or such later time as specified in the Certificate of Merger. The date of such filing with the Secretary of State of the State of Delaware is herein called the "Effective Date." The "Effective Time" of the Merger shall be the time of such filing or as set forth in such filing.

          (b)   A closing (the "Closing") shall take place immediately prior to the Effective Time at the offices of Holland & Knight LLP, 800 17th Street, N.W., Washington, D.C. 20006, or at such other place, at such other time, or on such other date as the parties may mutually agree upon in writing (such date, the "Closing Date"). At the Closing, there shall be delivered to PPBI and Plaza the certificates and other documents required to be delivered under Article VII hereof.

        2.03    Bank Merger.    As soon as practicable after the execution of this Agreement, or on such later date as PPBI shall specify in writing, PPBI and Plaza shall cause Pacific Premier and Plaza Bank, respectively, to enter into the Bank Merger Agreement, the form of which is attached hereto as Annex D, which provides for the merger of Plaza Bank with and into Pacific Premier (the "Bank Merger"), in accordance with applicable laws and regulations and the terms of the Bank Merger Agreement, as soon as practicable after consummation of the Merger. The Bank Merger Agreement provides that the directors of Pacific Premier immediately after the Bank Merger shall be the directors of Pacific Premier immediately prior to the Bank Merger, except for the possible addition of the new director as contemplated by Section 6.12 and the Investor Rights Agreement.

ARTICLE III

CONSIDERATION AND EXCHANGE PROCEDURES

        3.01    Conversion of Shares.    At the Effective Time, by virtue of the Merger and without any action on the part of a holder of shares of Plaza Common Stock:

          (a)    PPBI Common Stock.    Each share of PPBI Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall be unchanged by the Merger.

          (b)    Plaza Common Stock.    Subject to Sections 3.02, 3.04, 3.05, 3.06 and 3.07, each share of Plaza Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into, and shall be canceled in exchange for, the right to receive 0.2000 shares of PPBI Common Stock (the "Exchange Ratio").

        3.02    Exchange Procedures.

          (a)    Mailing of Transmittal Material.    Provided that Plaza has delivered, or caused to be delivered, to the agent designated by PPBI (who, if different than PPBI's or Plaza's then serving registrar and transfer agent, is reasonably acceptable to Plaza) (the "Exchange Agent") all information which is reasonably necessary for the Exchange Agent to perform its obligations as specified herein, the Exchange Agent shall, promptly following the Effective Date (but in no event more than three (3) Business Days after the Effective Date), mail and otherwise make available to each holder of record of Plaza Common Stock, a notice and a form of letter of transmittal, in a form reasonably acceptable to Plaza (which shall specify that delivery shall be effected, and risk of loss and title to such Certificate(s) theretofore representing shares of Plaza Common Stock shall pass, only upon proper delivery of such Certificate(s) to the Exchange Agent or transfer of Book-Entry Shares to the Exchange Agent), advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent such Certificate(s) or Book-Entry Shares in exchange for the Merger Consideration to which such holder may be entitled pursuant to Section 3.01(b) hereof. A letter of transmittal will be properly completed only if accompanied by Certificate or Certificates or instructions to transfer Book-Entry Shares representing all shares of Plaza Common Stock covered thereby, subject to the provisions of paragraph (d) of this Section 3.02.

          (b)    PPBI Deliveries.    At the Effective Time, for the benefit of the holders of Certificates and/or Book-Entry Shares, PPBI shall deliver to the Exchange Agent certificates, or at PPBI's option, evidence of shares in book entry form, representing the number of shares of PPBI Common Stock issuable to the holders of Plaza Common Stock as the Merger Consideration, to be given to the holders of Plaza Common Stock in exchange for their Certificates and Book-Entry Shares as provided for in this Article III. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of PPBI Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the Persons entitled thereto.

          (c)    Exchange Agent Deliveries.

              (i)  Each holder of an outstanding Certificate or Certificates or Book-Entry Shares who has surrendered such Certificate or Certificates to the Exchange Agent will, upon acceptance thereof by the Exchange Agent, be entitled to evidence of issuance in book entry form, or upon written request of such holder, a certificate or certificates representing, the number of whole shares of PPBI Common Stock into which the aggregate number of shares of Plaza Common Stock previously represented by such Certificate or Certificates or Book-Entry Shares surrendered shall have been converted pursuant to this Agreement and any other distribution theretofore paid with respect to PPBI Common Stock issuable in the Merger, in each case, without interest. The Exchange Agent shall accept such Certificates or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose consistent with the notice and form of letter of transmittal to effect an orderly exchange thereof in accordance with normal exchange practices.

             (ii)  Each outstanding Certificate or Book-Entry Share which prior to the Effective Time represented Plaza Common Stock and which is not surrendered to the Exchange Agent in accordance with the procedures provided for herein shall, except as otherwise herein provided, until duly surrendered to the Exchange Agent, be deemed to evidence ownership of the number of shares of PPBI Common Stock into which such Plaza Common Stock shall have been converted. After the Effective Time, there shall be no further transfer on the records of Plaza of Certificates or Book-Entry Shares representing shares of Plaza Common Stock and, if such Certificates or Book-Entry Shares are presented to Plaza for transfer, they shall be cancelled against delivery of certificates for PPBI Common Stock as hereinabove provided. No dividends which have been declared will be remitted to any Person entitled to receive shares of PPBI Common Stock under Section 3.01 until such Person surrenders the Certificate or Certificates or Book-Entry Shares representing Plaza Common Stock, at which time such dividends shall be remitted to such Person, without interest.

          (d)    Lost or Destroyed Certificates; Issuances of PPBI Common Stock in New Names.    The Exchange Agent shall not be obligated to deliver a certificate or certificates representing shares of PPBI Common Stock to which a holder of Plaza Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the Certificate or Certificates representing the shares of Plaza Common Stock for exchange as provided in this Section 3.02, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond in an amount as may be reasonably required in each case by PPBI. If any certificates evidencing shares of PPBI Common Stock are to be issued in a name other than that in which the Certificate evidencing Plaza Common Stock surrendered in exchange therefore is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer and that the Person requesting such exchange pay to the Exchange Agent any transfer or other Tax required by reason of the issuance of a certificate for shares of PPBI Common Stock in any name other than that of the registered holder of the Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

          (e)    Unclaimed Merger Consideration.    The exchange of shares of Plaza Common Stock for the Merger Consideration as provided in this Section 3.02 shall be administered by the Exchange Agent until such time as any unclaimed portion thereof is delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of stock represented by any Certificate or Book-Entry Share for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. The Exchange Agent shall be entitled to rely upon the stock transfer books of Plaza to establish the identity of those Persons entitled to receive the consideration specified in this Agreement, which books shall be conclusive (absent manifest error) with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate or Book-Entry Share, the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

        3.03    Rights as Shareholders.    At the Effective Time, holders of Plaza Common Stock shall cease to be, and shall have no rights as, shareholders of Plaza other than to receive the consideration provided for under this Article III.

        3.04    No Fractional Shares.    Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of PPBI Common Stock shall be issued in the Merger. Each holder of Plaza Common Stock who otherwise would have been entitled to a fraction of a share of PPBI Common Stock (after taking into account all Certificates or Book-Entry Shares delivered by such holder) shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the PPBI Average Share Price, rounded to the nearest whole cent. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

        3.05    Dissenting Shares.    Notwithstanding any other provision of this Agreement, each outstanding share of Plaza Common Stock held by a holder who has not voted in favor of approval of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL (such shares of Plaza Common Stock being referred to collectively as the "Dissenting Shares" until such time as such holder fails to perfect or otherwise loses such holder's appraisal rights under the DGCL with respect to such shares of Plaza Common Stock) shall not be converted into a right to receive a portion of the Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder's right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Plaza Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Merger Consideration, if any, to which such holder is entitled pursuant to Section 3.01(b), without interest thereon. Plaza shall give PPBI prompt notice upon receipt by Plaza of any such written demands for payment of the fair value of such shares of Plaza Common Stock and of withdrawals of such demands and any other instruments provided pursuant to the DGCL. If any holder of Dissenting Shares shall have effectively withdrawn or lost the right to dissent (through failure to perfect or otherwise), the Dissenting Shares held by such holder shall be converted on a share by share basis into the right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement. Any payments made in respect of Dissenting Shares shall be made by PPBI or the Surviving Corporation within the time period set forth in the DGCL.

        3.06    Anti-Dilution Provisions.    If, between the date hereof and the Effective Time, the shares of PPBI Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within said period, the Exchange Ratio shall be adjusted accordingly; provided that a bona fide offering or sale of PPBI Common Stock for fair value received shall not be deemed a reclassification, recapitalization, split-up, combination, exchange of shares or readjustment of the PPBI Common Stock.

        3.07    Withholding Rights.    PPBI (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of Plaza Common Stock such amounts as PPBI determines is required under the Code or any state, local or foreign Tax law or regulation thereunder to deduct and withhold with respect to the making of such payment, and to collect any necessary Tax forms or other necessary information. In the event PPBI reasonably determines that it is so required to deduct or withhold an amount for or on account of any Tax from any consideration payable or otherwise deliverable pursuant to this Agreement, PPBI shall notify Plaza of its determination and the parties shall cooperate in good faith to minimize to the extent permissible the amount of any such deduction or withholding, including providing any certificates or forms that are reasonably requested to establish an exemption from (or reduction in) any deduction or withholding. Any amounts so withheld shall be timely remitted to the applicable Governmental Authority and shall be treated for all purposes of this Agreement as having been paid to the holder of Plaza Common Stock in respect of which such deduction and withholding was made by PPBI.

        3.08    Plaza Options, Plaza Warrants and Plaza Restricted Stock.

          (a)   At the Effective Time, each Plaza Option which is outstanding and unexercised immediately prior to the Effective Time shall be cancelled in exchange for the right to receive a single lump sum cash payment, equal to the product of (i) the number of shares of Plaza Common Stock subject to such Plaza Option immediately prior to the Effective Time, and (ii) the excess, if any, of (A) the PPBI Average Share Price multiplied by the Exchange Ratio over (B) the exercise price per share of such Plaza Option (the "Option Merger Consideration"), less any applicable Taxes required to be withheld with respect to such payment. If the exercise price per share of any such Plaza Option is equal to or greater than the PPBI Average Share Price multiplied by the Exchange Ratio, such Plaza Option shall be canceled without any cash payment being made in respect thereof. Plaza shall use its reasonable best efforts to obtain the written acknowledgment of each holder of a then-outstanding Plaza Option with regard to the cancellation of such Plaza Option and the payment therefor in accordance with the terms of this Agreement. Subject to the foregoing, the Plaza Stock-Based Plans and all Plaza Options issued thereunder shall terminate at the Effective Time.

          (b)   At the Effective Time, each Plaza Warrant which is outstanding and unexercised immediately prior to the Effective Time shall be cancelled in exchange for the right to receive a single lump sum cash payment, equal to the product of (i) the number of shares of Plaza Common Stock subject to such Plaza Warrant immediately prior to the Effective Time, and (ii) the excess, if any, of (A) the PPBI Average Share Price multiplied by the Exchange Ratio over (B) the exercise price per share of such Plaza Warrant (the "Warrant Merger Consideration"), less any applicable Taxes required to be withheld with respect to such payment. If the exercise price per share of any such Plaza Warrant is equal to or greater than the PPBI Average Share Price multiplied by the Exchange Ratio, such Plaza Warrant shall be canceled without any cash payment being made in respect thereof. Plaza shall use its reasonable best efforts to obtain the written acknowledgement of each holder of a then-outstanding Plaza Warrant with regard to the cancellation of such Plaza Warrant and the payment therefor in accordance with the terms of this Agreement.

          (c)   Immediately prior to the Effective Time, any vesting conditions applicable to each award of restricted shares of Plaza Common Stock granted under a Plaza Stock-Based Plan (the "Plaza Restricted Stock") shall, automatically and without any action on the part of the holder thereof and consistent with the terms of the Plaza Stock-Based Plan, accelerate in full and such Plaza Restricted Stock shall become free of any restrictions and any repurchase right shall lapse, and the holder thereof shall be entitled to receive shares of PPBI Common Stock in accordance with the Exchange Ratio (provided that any fractional shares of PPBI Common Stock shall be treated as set forth in Section 3.04), less any applicable Taxes required to be withheld with respect to such vesting.

        3.09    Reservation of Shares.    Prior to the Closing, the PPBI Board shall reserve for issuance a sufficient number of shares of PPBI Common Stock (i) for the purpose of issuing its shares in exchange for shares of Plaza Common Stock in the Merger and (ii) to convert the Plaza Restricted Stock into shares of PPBI Common Stock.

ARTICLE IV

ACTIONS PENDING ACQUISITION

        4.01    Forbearances of Plaza.    From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, as Previously Disclosed, as required by applicable law, or as consented to by PPBI in writing, Plaza will not, and will cause each of its Subsidiaries not to:

          (a)    Ordinary Course.    Conduct its business other than in the ordinary and usual course consistent with past practice or fail to use commercially reasonable best efforts to preserve its business organization, keep available the present services of its employees (except in the case of terminations of employees for cause) and preserve for itself and PPBI the goodwill of the customers of Plaza and its Subsidiaries and others with whom business relations exist.

          (b)    Capital Stock.    Other than pursuant to Rights set forth on Section 4.01(b) of Plaza's Disclosure Schedule and outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock or any Rights or (ii) permit any additional shares of stock to become subject to grants of employee or director stock options or other Rights.

          (c)    Dividends; Reclassifications; Etc.

              (i)  Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of Plaza Common Stock.

             (ii)  Directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of Plaza Common Stock.

          (d)    Compensation; Employment Agreements; Etc.    Enter into or amend or renew any employment, consulting, severance, change in control, retention, bonus, salary continuation or similar agreements or arrangements with any director or executive officer of Plaza or its Subsidiaries, grant or announce any salary or wage increase, grant or announce any severance or termination pay (other than pursuant to a severance arrangement or policy disclosed in Section 4.01(d) of Plaza's Disclosure Schedule), or increase or announce any increase in any employee benefit (including incentive or bonus payments), except for changes that are required by applicable law or payments made in accordance with Plaza's existing employee benefit plans and set forth in Section 4.01(d) of Plaza's Disclosure Schedule.

          (e)    Hiring.    Hire any person as a Senior Officer of Plaza or any of its Subsidiaries or promote any employee to a Senior Officer position, except (i) to satisfy contractual obligations existing as of the date hereof and set forth on Section 4.01(e) of Plaza's Disclosure Schedule and (ii) persons hired to fill any Senior Officer vacancies either existing as of the date hereof and set forth in Section 4.01(e) of Plaza's Disclosure Schedule or arising after the date hereof whose employment is terminable at the will of Plaza or a Subsidiary of Plaza and who are not subject to or eligible for any severance, change in control, bonus or similar benefits or payments that would become payable as a result of the Transaction, or consummation thereof, or enter into any agreement with a labor union, guild or association representing any employee.

          (f)    Benefit Plans.    Except as set forth in Section 4.01(f) of Plaza's Disclosure Schedule, enter into, establish, adopt, amend or terminate, or make any contributions to any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee of Plaza or take any action to accelerate the vesting or exercisability of stock options, restricted stock, restricted stock units or other compensation or benefits payable thereunder, in each case except (i) to satisfy contractual obligations existing as of the date hereof and set forth in Section 4.01(f) of Plaza's Disclosure Schedule or (ii) as may be required by applicable law.

          (g)    Dispositions.    Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its material assets, deposits, business or properties, except for sales, transfers, mortgages, encumbrances, dispositions or discontinuances which are in the ordinary course of business and consistent with past practices and are not material to Plaza and its Subsidiaries taken as a whole.

          (h)    Acquisitions.    Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice), including without limitation, by merger or consolidation or by investment in a partnership or joint venture, all or any portion of the assets, business, securities, deposits or properties of any other entity.

          (i)    Capital Expenditures.    Except as set forth in Section 4.01(i) of Plaza's Disclosure Schedule, make any capital expenditures, other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $50,000 individually or $100,000 in the aggregate.

          (j)    Governing Documents.    Amend the Plaza Articles, the Plaza Bylaws or the articles of incorporation or bylaws (or equivalent documents) of any Subsidiary of Plaza or enter into a plan of consolidation, merger, share exchange or reorganization with any Person, or a letter of intent or agreement in principle with respect thereto.

          (k)    Accounting Methods.    Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by changes in laws or regulations or GAAP.

          (l)    Contracts.    Except as otherwise permitted under Sections 4.01 hereof, enter into, cancel, fail to renew or terminate any Material Contract or amend or modify in any material respect any of its existing Material Contracts.

          (m)    Claims.    Except as set forth in Section 4.01(m) of Plaza's Disclosure Schedule, enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which Plaza or any of its Subsidiaries is or becomes a party after the date of this Agreement, which settlement, agreement or action involves payment by Plaza or any of its Subsidiaries of an amount which exceeds $50,000 and/or would impose any material restriction on the business of Plaza or any of its Subsidiaries or create precedent for claims that are reasonably likely to be material to Plaza and its Subsidiaries taken as a whole.

          (n)    Banking Operations.    Except as set forth in Section 4.01(n) of Plaza's Disclosure Schedule, enter into any new material line of business; introduce any material new products or services; change its material lending, investment, underwriting, loan, deposit or fee pricing, servicing, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority, or the manner in which its investment securities or loan portfolio is classified or reported; or invest in any mortgage-backed or mortgage-related security that would be risk—weighted over 100% according to BASEL III regulatory capital guidelines; or file any application or enter into any contract with respect to the opening, relocation or closing of, or open, relocate or close, any branch, office, service center or other facility.

          (o)    Marketing.    Except as set forth in Section 4.01(o) of Plaza's Disclosure Schedule, introduce any material marketing campaigns or any material new sales compensation or incentive programs or arrangements (except those the material terms of which have been fully disclosed in writing to PPBI prior to the date hereof).

          (p)    Derivatives Contracts.    Enter into any Derivatives Contract.

          (q)    Indebtedness.    Except as set forth in Section 4.01(q) of Plaza's Disclosure Schedule, incur any indebtedness for borrowed money (other than deposits, federal funds purchased, cash management accounts, Federal Home Loan Bank and FRB borrowings that mature within 90 days and that have no put or call features and securities sold under agreements to repurchase that mature within 90 days, in each case, in the ordinary course of business consistent with past practice); or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than with respect to the collection of checks and other negotiable instruments in the ordinary course of business consistent with past practice.

          (r)    Investment Securities.    (i) Acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) any debt security or Equity Investment or (ii) dispose of any debt security or Equity Investment.

          (s)    Loans.    (i) Except as set forth in Section 4.01(s) of Plaza's Disclosure Schedule, make, renew or otherwise modify any loan, loan commitment, letter of credit or other extension of credit (collectively, "Loans"), other than Loans made in the ordinary course of business, consistent with past practice, that are not in excess of $5.0 million individually; (ii) take any action that would result in any discretionary release of collateral or guarantees or otherwise restructure the respective amounts set forth in clause (i) above; (iii) enter into any Loan securitization or create any special purpose funding entity; or (iv) enter into any Loan participation agreement or arrangement, other than a loan participation entered into in the ordinary course of business consistent with past practice where Plaza's or any Subsidiary's exposure does not exceed $1.0 million. Plaza and its Subsidiaries can make, renew or modify Loans or Loan participations that exceed the foregoing dollar limitations to the extent Plaza provides to PPBI in writing a complete Loan package for such Loan or Loan participation and PPBI does not object to such proposed Loan or Loan participation within three (3) Business Days of receipt of such written notice.

          (t)    Investments in Real Estate.    Make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice).

          (u)    Tax Elections.    Make or change any Tax election, settle or compromise any Tax liability of Plaza or any of its Subsidiaries, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of an amount of Taxes of Plaza or any of its Subsidiaries (or the assets and liabilities of Plaza or any of its Subsidiaries), enter into any closing agreement with respect to any amount of Taxes or surrender any right to claim a Tax refund, adopt or change any method of accounting with respect to Taxes, or file any amended Tax Return.

          (v)    Antitakeover Statutes.    Take any action (i) that would cause this Agreement or the Transaction to be subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares or (ii) to exempt or make not subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any Person (other than PPBI or its Subsidiaries) or any action taken thereby, which Person or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom.

          (w)    Transactions with Insiders.    Make or propose to make any loan to or enter into any transaction with Plaza, any of its Subsidiaries, or any of their respective directors or executive officers or any Affiliate thereof.

          (x)    Adverse Actions.    Take any action that would or is reasonably likely to result in (i) the Merger not qualifying as a reorganization within the meaning of Section 368(a) of the Code, (ii) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (iii) any of the conditions to the Merger set forth in Article VII not being satisfied, (iv) a material violation of any provision of this Agreement, except as may be required by applicable law or regulation, (v) a material delay in the ability of PPBI or Plaza to perform any of their obligations under this Agreement on a timely basis, or (vi) a material delay in the ability of PPBI to obtain any necessary approvals of any Governmental Authority required for the transactions contemplated hereby.

          (y)    Commitments.    Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

        4.02    Forbearances of PPBI.    From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, as required by applicable law, or without the prior written consent of Plaza, PPBI will not, and will cause each of its Subsidiaries not to:

          (a)    Ordinary Course.    Conduct its business other than in the ordinary and usual course consistent with past practice or fail to use commercially reasonable best efforts to preserve its business organization and preserve for itself and Plaza the goodwill of the customers of PPBI and its Subsidiaries and others with whom business relations exist.

          (b)    Adverse Actions.    Take any action that would or is reasonably likely to result in (i) the Merger not qualifying as a reorganization within the meaning of Section 368(a) of the Code, (ii) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (iii) any of the conditions to the Merger set forth in Article VII not being satisfied, (iv) a material violation of any provision of this Agreement, except as may be required by applicable law or regulation or (v) a material delay in the ability of PPBI or Plaza to perform any of their obligations under this Agreement on a timely basis, or (vi) a material delay in the ability of PPBI to obtain any necessary approvals of any Governmental Authority required for the transactions contemplated hereby.

          (c)    Commitments.    Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

        5.01    Disclosure Schedules.    On or prior to the date hereof, PPBI has delivered to Plaza a schedule and Plaza has delivered to PPBI a schedule (each respectively, its "Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.03 or 5.04 or to one or more of its covenants contained in Articles IV or VI; provided, however, that the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that, absent such inclusion in the Disclosure Schedule, such item is or would be reasonably likely to result in a Material Adverse Effect.

        5.02    Standard.    Solely for the purposes of determining whether the conditions set forth in Sections 7.02(a) or 7.03(a), as the case may be, have been satisfied (and without otherwise qualifying any representation or warranty made on the date hereof), no representation or warranty of Plaza on the one hand or PPBI on the other hand contained in Sections 5.03 or 5.04, respectively, other than the representations of Plaza contained in Section 5.03(b), which shall be true in all respects, except to a de minimis extent (relative to Section 5.03(b) taken as a whole), and the representations of Plaza contained in Section 5.03(m)(v), which shall be true in all material respects, shall be deemed untrue or incorrect for purposes of Sections 7.02(a) or 7.03(a), and no party hereto shall be deemed to have breached a representation or warranty for purposes of such Sections, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Sections 5.03 or 5.04, has had or is reasonably likely to have a Material Adverse Effect on the party making such representation or warranty.

        5.03    Representations and Warranties of Plaza.    Subject to Sections 5.01 and 5.02, Plaza hereby represents and warrants to PPBI:

          (a)    Organization, Standing and Authority.    Plaza is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Plaza is duly licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect on Plaza. Plaza has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted. The copies of the Plaza Articles and Plaza Bylaws which have previously been made available to PPBI are true, complete and correct copies of such documents as in effect on the date of this Agreement. The minute books of Plaza and each of its Subsidiaries previously made available to PPBI contain true, complete and correct records in all material respects of all meetings and other material corporate actions held or taken of their respective shareholders and Boards of Directors (including committees of their respective Board of Directors) through the date hereof.

          (b)    Plaza Capital Stock.    The authorized capital stock of Plaza consists solely of 50,000,000 shares of Plaza Common Stock, of which 30,133,293 shares are issued and outstanding as of the date hereof, and 1,000,000 shares of Plaza Preferred Stock, none of which were issued and outstanding as of the date hereof. As of the date hereof, no shares of Plaza Common Stock were held in treasury by Plaza or otherwise directly or indirectly owned by Plaza. The outstanding shares of Plaza Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the outstanding shares of Plaza Common Stock have been issued in violation of the preemptive rights of any Person. Section 5.03(b) of Plaza's Disclosure Schedule sets forth, as of the date hereof, for each (i) Plaza Option, the name of the grantee, the date of the grant, the status of the option grant as qualified or non-qualified under Section 422 of the Code, the number of shares of Plaza Common Stock subject to each Plaza Option, the number of shares of Plaza Common Stock subject to Plaza Options that are currently exercisable and the exercise or strike price per share, (ii) share of Plaza Restricted Stock, the name of the grantee, the date of the grant, the total number of shares of Plaza Restricted Stock awarded to such grantee, and the vesting schedule or performance requirements applicable to each share of Plaza Restricted Stock, and (iii) Plaza Warrant, the name of the holder, the date of issuance, the number of shares of Plaza Common Stock subject to each Plaza Warrant and the number of shares of Plaza Common Stock subject to Plaza Warrants that are currently exercisable and the exercise or strike price per share. Each Plaza Option (i) currently has an exercise price that is the same as when first issued and such exercise price is at least equal to the fair market value of the underlying shares of Plaza Common Stock as of the grant date; and (ii) has been issued in compliance with applicable laws. Except as set forth in this Section 5.03(b), there are no shares of Plaza Common Stock reserved for issuance (other than additional shares of Plaza Common Stock reserved for issuance in future awards under the Plaza Stock-Based Plans), Plaza does not have any Rights issued or outstanding with respect to Plaza Common Stock, Plaza does not have any commitment to authorize, issue or sell any Plaza Common Stock or Rights and Plaza does not have any restricted stock units issued or outstanding. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of Plaza may vote are outstanding.

          (c)    Subsidiaries.

              (i)  (A) Section 5.03(c)(i)(A) of Plaza's Disclosure Schedule sets forth a list of all of Plaza's Subsidiaries together with the employer identification number, corporate address, the number of shares and class of capital stock issued and outstanding and the jurisdiction of organization of each such Subsidiary, (B) Plaza owns, directly or indirectly, all the issued and outstanding Equity Securities of each of its Subsidiaries, (C) no Equity Securities of any of its Subsidiaries are or may become required to be issued (other than to Plaza) by reason of any Right or otherwise, (D) there are no contracts, commitments, understandings or arrangements by which any of its Subsidiaries is or may be bound to sell or otherwise transfer any of its Equity Securities (other than to Plaza or any of its wholly owned Subsidiaries), (E) there are no contracts, commitments, understandings, or arrangements relating to Plaza's rights to vote or to dispose of such securities and (F) all the Equity Securities of Plaza's Subsidiaries held by Plaza or its Subsidiaries are fully paid and nonassessable (except for assessments required under the CFC with respect to Plaza Bank's capital stock) and are owned by Plaza or its Subsidiaries free and clear of any Liens. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of any of the Plaza Subsidiaries may vote are outstanding.

             (ii)  Except as set forth in Section 5.03(c)(ii) of Plaza's Disclosure Schedule and except for securities and other interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted, ownership interests in Plaza's Subsidiaries and stock in the FHLB, Plaza does not own beneficially, directly or indirectly, any

    Equity Securities or similar interests of any Person or any interest in a partnership or joint venture of any kind.

            (iii)  Each of Plaza's Subsidiaries has been duly organized, is validly existing and is in good standing, in each case under the laws of the jurisdiction of its organization, and is duly licensed or qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect on Plaza. Each of Plaza's Subsidiaries has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted.

            (iv)  The deposit accounts of Plaza Bank are insured by the FDIC in the manner and to the maximum extent provided by applicable law, and Plaza Bank has paid all deposit insurance premiums and assessments required by applicable laws and regulations.

          (d)    Corporate Power.    Each of Plaza and its Subsidiaries has the corporate power and corporate authority to carry on its business as it is now being conducted and to own all its properties and assets; and Plaza has the corporate power and corporate authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transaction, and to cause Plaza Bank to consummate the Bank Merger Agreement, and Plaza Bank has the corporate power and authority to execute, deliver and perform its obligations under the Bank Merger Agreement, in each case, subject to receipt of all necessary approvals of Governmental Authorities and the approval of Plaza's shareholders of this Agreement.

          (e)    Corporate Authority.    Subject to the approval of this Agreement by the holders of the outstanding Plaza Common Stock, this Agreement and the Transaction and the Bank Merger and the Bank Merger Agreement have been authorized by all necessary corporate action of Plaza and Plaza Bank and the Plaza Board and Plaza Bank Board on or prior to the date hereof. Plaza has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by PPBI, this Agreement is a valid and legally binding obligation of Plaza, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

          (f)    Regulatory Approvals; No Defaults.

              (i)  Except as set forth in Section 5.03(f) of Plaza's Disclosure Schedule, no consents or approvals of, or waivers by, or notices to, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Plaza or any of its Subsidiaries in connection with the execution, delivery or performance by Plaza of this Agreement and by Plaza Bank of the Bank Merger Agreement, or to consummate the Transaction, except for (A) filings of applications or notices with, and approvals or waivers by, the FRB and the DBO, as required, (B) filings with the SEC and state securities authorities, as applicable, in connection with the issuance of PPBI Common Stock in the Merger, (C) approval of listing of such PPBI Common Stock on the Nasdaq, (D) the filing of (1) the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and (2) the Bank Merger Agreement with the Secretary of State of the State of California and the DBO pursuant to the CGCL and CFC, and (E) the Shareholder Approval of this Agreement by delivery of the Shareholder Consents. As of the date hereof, Plaza is not aware of any reason why the approvals set forth above and referred to in Section 7.01(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

             (ii)  Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by Plaza and the Bank Merger Agreement by Plaza Bank and the consummation of the Transaction do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, code, ordinance, rule or regulation or any judgment, decree, injunction, order, governmental permit or license, or agreement, indenture or instrument of Plaza or any of its Subsidiaries or to which Plaza or any of its Subsidiaries or any of their respective assets or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws (or similar governing documents) of Plaza or any of its Subsidiaries or (C) require any consent or approval under any such law, code, ordinance, rule, regulation, judgment, decree, injunction, order, governmental permit or license, agreement, indenture or instrument.

          (g)    Financial Reports; Undisclosed Liabilities; Internal Controls.

              (i)  Each of the consolidated balance sheets contained in the Plaza Financial Statements (including the related notes and schedules thereto) fairly presents, or will fairly present, the consolidated financial position of Plaza and its Subsidiaries as of its date, and each of the consolidated statements of income, consolidated statements of comprehensive income, consolidated statements of equity and consolidated statements of cash flows in such Plaza Financial Statements (including any related notes and schedules thereto) fairly presents, or will fairly present, the consolidated results of operations, changes in shareholders' equity and other comprehensive income and cash flows, as the case may be, of Plaza and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein and subject, in the case of unaudited consolidated financial statements that are part of the Plaza Financial Statements, to normal year-end adjustments. Each of such financial statements (including any related notes and schedules thereto) complies in all material respects with applicable accounting requirements. The books and records of Plaza and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

             (ii)  None of Plaza nor any of its Subsidiaries is required to file periodic reports with any Governmental Authority pursuant to the Exchange Act.

            (iii)  Except as set forth on the unaudited consolidated balance sheet of Plaza dated as of June 30, 2017, neither Plaza nor any of its Subsidiaries has any material liability (whether absolute, contingent or accrued or otherwise and whether due or to become due) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, other than liabilities (A) incurred after June 30, 2017 in the ordinary course of business consistent with past practice or (B) incurred pursuant to or provided for in this Agreement and, to Plaza's Knowledge, there is no existing condition, event or circumstance as of the date hereof which could result in a Material Adverse Effect in the future.

            (iv)  Since June 30, 2017, (A) Plaza and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice, (B) except as set forth in Section 5.03(g)(iv) of Plaza's Disclosure Schedule, neither Plaza nor any of its Subsidiaries has taken nor permitted or entered into any contract with respect to, or otherwise agreed or committed to do or take, any action that, if taken after the date hereof, would constitute a breach of any of the covenants in Section 4.01 and (C) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.03 or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to Plaza.

             (v)  No agreement pursuant to which any Loans or other assets have been or shall be sold by Plaza or its Subsidiaries entitled the buyer of such Loans or other assets, unless there is material breach of a representation or covenant by Plaza or its Subsidiaries, to cause Plaza or its Subsidiaries to repurchase such Loan or other asset or the buyer to pursue any other form of recourse against Plaza or its Subsidiaries. Section 5.03(g)(v) of Plaza's Disclosure Schedule sets forth all cash, stock or other dividend or any other distribution with respect to the capital stock of Plaza or its Subsidiaries that has been declared, set aside or paid since January 1, 2014, as well as all shares of capital stock of Plaza or its Subsidiaries that have been purchased, redeemed or otherwise acquired, directly or indirectly, by Plaza or any of its Subsidiaries since January 1, 2014.

            (vi)  The records, systems, controls, data and information of Plaza and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Plaza or its Subsidiaries (either directly or through Plaza's third party data processing service provider) or its accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 5.03(g)(vi). Plaza (A) has implemented and maintains disclosure controls and procedures to ensure that material information relating to Plaza and its Subsidiaries is made known to the Chief Executive Officer and the Chief Financial Officer of Plaza by others within Plaza or its Subsidiaries and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to Plaza's outside auditors and the audit committee of the Plaza Board (x) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect Plaza's ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Plaza's internal controls over financial reporting. These disclosures were made in writing by management to Plaza's auditors and audit committee and a copy has previously been made available to PPBI.

           (vii)  Since January 1, 2014, (A) neither Plaza nor any of its Subsidiaries nor, to the Knowledge of Plaza, any director, officer, employee, auditor, accountant or representative of Plaza or any of its Subsidiaries, has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Plaza or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Plaza or any of its Subsidiaries, has engaged in questionable accounting or auditing practices, and (B) no attorney representing Plaza or any of its Subsidiaries, whether or not employed by Plaza or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Plaza or any of its Subsidiaries or their respective officers, directors, employees or agents to the Plaza Board or any committee thereof or, to the Knowledge of Plaza, to any director or officer of Plaza or any of its Subsidiaries.

          (h)    Legal Proceedings.    Section 5.03(h) of Plaza's Disclosure Schedule lists all litigation, arbitration, claims or other proceedings before any court or Governmental Authority that is pending against Plaza or any of its Subsidiaries as of the date hereof. Except as set forth in Section 5.03(h) of Plaza's Disclosure Schedule, no litigation, arbitration, claim or other proceeding before any court or Governmental Authority is pending against Plaza or any of its Subsidiaries and, to Plaza's Knowledge, no such litigation, arbitration, claim or other proceeding has been threatened. Neither Plaza nor any of its Subsidiaries nor any of their respective properties is a party to or subject to any order, judgment, decree or regulatory restriction that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect with respect to Plaza.

          (i)    Regulatory Matters.

              (i)  Since January 1, 2014, Plaza and its Subsidiaries have duly filed with the appropriate regulatory authorities in substantially correct form the monthly, quarterly and annual reports required to be filed under applicable laws and regulations, and such reports were in all material respects complete and accurate and in compliance in all material respects with the requirements of applicable laws and regulations, and Plaza has previously delivered or made available to PPBI accurate and complete copies of all such reports. In connection with the most recent examination of Plaza and its Subsidiaries by the appropriate regulatory authorities, neither Plaza nor any of its Subsidiaries was required to correct or change any action, procedure or proceeding which Plaza believes in good faith has not been now corrected or changed, other than corrections or changes which, if not made, either individually or in the aggregate, would not have a Material Adverse Effect on Plaza.

             (ii)  Except as set forth in Section 5.03(i)(ii) of Plaza's Disclosure Schedule, neither Plaza nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to any order, decree, directive, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, nor has Plaza or any of its Subsidiaries adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority. Plaza and its Subsidiaries have paid all assessments made or imposed by any Governmental Authority.

            (iii)  Neither Plaza nor any of its Subsidiaries has been advised by, nor does it have any Knowledge of facts which could give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, directive, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission or any request for the adoption of any policy, procedure or board resolution.

            (iv)  (A) Except as set forth in Section 5.03(i)(iv)(A) of Plaza's Disclosure Schedule, no Governmental Authority has initiated since January 1, 2014 or has pending any proceeding, enforcement action or, to the Knowledge of Plaza, investigation or inquiry into the business, operations, policies, practices or disclosures of Plaza or any of its Subsidiaries (other than normal examinations conducted by a Governmental Authority in the ordinary course of the business of Plaza and its Subsidiaries), or, to the Knowledge of Plaza, threatened any of the foregoing, and (B) there is no material unresolved violation, criticism, comment or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of Plaza or any of its Subsidiaries.

             (v)  Plaza Bank has not provided bank accounts or banking services to any Third-Party Payment Processor for at least three years prior to the date hereof, and to the extent Plaza Bank or any predecessor banks acquired any other bank that provided bank accounts or banking services to any Third-Party Payment Processor within such three-year period, Plaza Bank or any predecessor banks stopped providing bank accounts and banking services to any such Third-Party Payment Processors in accordance with Section XIV.A.1 or Section XIV.A.2.a of the Consent Decree.

            (vi)  The most recent regulatory rating given to Plaza Bank as to compliance with the Community Reinvestment Act is "satisfactory." To the Knowledge of Plaza, since the last regulatory examination of Plaza Bank with respect to Community Reinvestment Act compliance, Plaza Bank has not received any complaints as to Community Reinvestment Act compliance.

          (j)    Compliance With Laws.    Each of Plaza and its Subsidiaries:

              (i)  is, and at all times since January 1, 2014, has been, in material compliance with all applicable federal, state, local and foreign statutes, laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies and/or guidelines of any Governmental Authority applicable thereto or to the employees conducting such business, including, without limitation, Sections 23A and 23B of the Federal Reserve Act and FRB and FDIC regulations pursuant thereto, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the USA PATRIOT Act, the Electronic Fund Transfer Act and Regulation E of the FRB, all other applicable fair lending laws and other laws relating to discriminatory business practices and all posted and internal policies of Plaza and its Subsidiaries related to customer data, privacy and security;

             (ii)  has, and at all times since January 1, 2014, has had, all permits, licenses, franchises, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities (and has paid all fees and assessments due and payable in connection therewith) that are required in order to permit them to own or lease their properties and to conduct their business as presently conducted; all such permits, licenses, franchises, certificates of authority, orders and approvals are in full force and effect and, to Plaza's Knowledge, no suspension or cancellation of any of them is threatened; and

            (iii)  has received no notification or communication from any Governmental Authority (A) asserting that Plaza or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to Plaza's Knowledge, do any grounds for any of the foregoing exist.

          (k)    Material Contracts; Defaults.

              (i)  Except for documents set forth in Section 5.03(k)(i) of Plaza's Disclosure Schedule, neither Plaza nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (A) with respect to the employment of any of its directors, officers, employees, or with regards to the provision of services similar to those provided by an employee, independent contractors or consultants and involving the payment or value of more than $50,000 per annum, (B) which would entitle any present or former director, officer, employee, independent contractor, consultant or agent of Plaza or any of its Subsidiaries to indemnification from Plaza or any of its Subsidiaries, (C) which provides for the payment by Plaza or any of its Subsidiaries of profit-sharing, severance or other compensation upon a merger, consolidation, acquisition, asset purchase, stock purchase or other business combination transaction involving Plaza or any of its Subsidiaries, including but not limited to, the Transaction or which includes a non-compete provision, (D) which would be a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC), (E) which is an agreement (including data processing, software programming, consulting and licensing contracts) not terminable on 60 days or less notice and involving the payment or value of more than $50,000 per annum, (F) which is with or to a labor union, employee representative or guild (including any collective bargaining agreement), (G) which relates to the incurrence of indebtedness or guaranty of any liability

    (other than deposit liabilities, advances and loans from the FHLB, and sales of securities subject to repurchase, in each case, in the ordinary course of business), (H) which grants any Person a right of first refusal, right of first offer or similar right with respect to any material properties, rights, assets or businesses of Plaza or any of its Subsidiaries, (I) which involves the purchase or sale of assets with a purchase price of $100,000 or more in any single case or $300,000 in all such cases, other than purchases and sales of investment securities or government guaranteed loans in the ordinary course of business consistent with past practice, (J) which is a consulting agreement, license or service contract (including data processing, software programming and licensing contracts and outsourcing contracts) which involves the payment of $50,000 or more in annual fees, (K) which relates to the settlement or other resolution of any legal proceeding in an amount in excess of $50,000 and that has any continuing obligations, liabilities or restrictions, (L) which relates to a partnership or joint venture or similar arrangement, (M) which is a lease for any real or material personal property owned or presently used by Plaza or any of its Subsidiaries, (N) which materially restricts the conduct of any business by Plaza or any of its Subsidiaries or limits the freedom of Plaza or any of its Subsidiaries to engage in any line of business in any geographic area (or would so restrict the Surviving Corporation or any of its Affiliates after consummation of the Transaction) or which requires exclusive referrals of business or requires Plaza or any of its Subsidiaries to offer specified products or services to its customers or depositors on a priority or exclusive basis, or (O) which is with respect to, or otherwise commits Plaza or any of its Subsidiaries to do, any of the foregoing (collectively, "Material Contracts"). Except as set forth in Section 5.03(k)(i) of Plaza's Disclosure Schedule, no consents, approvals, notices or waivers are required to be obtained or delivered pursuant to the terms and conditions of any Material Contract as a result of Plaza's and Plaza Bank's (as applicable) execution, delivery or performance of this Agreement and the Bank Merger Agreement and the consummation of the Transaction. True, correct and complete copies of all such Material Contracts have been made available to PPBI as of the date hereof.

             (ii)  Each of the Material Contracts is in full force and effect (other than due to the ordinary expiration thereof) and is a valid and binding obligation of Plaza or its Subsidiaries and, to Plaza's Knowledge, is a valid and binding obligation of the other parties thereto, enforceable against Plaza or its Subsidiaries, and to Plaza's Knowledge, the other parties thereto, in accordance with its terms (in each case, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles). Plaza and its Subsidiaries (as applicable) have performed, in all material respects, all obligations required to be performed by them under each Material Contract. Neither Plaza or its Subsidiaries nor, to Plaza's Knowledge, any other parties thereto, is in material default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which they are a party, by which their respective assets, business, or operations may be bound or affected, or under which their respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. No power of attorney or similar authorization given directly or indirectly by Plaza or any of its Subsidiaries is currently outstanding. With respect to the Material Contracts, to Plaza's Knowledge, no event has occurred, and no circumstance or condition exists that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, (A) give any Person the right to declare a default or exercise any remedy under any Material Contract, (B) give any Person the right to accelerate the maturity or performance of any Material Contract, or (C) give any Person the right to cancel, terminate or modify any Material Contract.

            (iii)  Section 5.03(k)(iii) of Plaza's Disclosure Schedule sets forth a schedule of all holders of five percent or more of Plaza Common Stock and executive officers and directors of Plaza and its Subsidiaries who have outstanding loans from Plaza or any of its Subsidiaries, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

          (l)    No Brokers.    No action has been taken by Plaza or any of its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the Transaction, other than fees to be paid to Sandler O'Neill & Partners, L.P., which are set forth in Section 5.03(l) of Plaza's Disclosure Schedule. Copies of all agreements with Sandler O'Neill & Partners, L.P. have been previously provided or made available to PPBI.

          (m)    Employee Benefit Plans.

              (i)  All benefit and compensation plans, contracts, policies or arrangements maintained, contributed to, obligated to be contributed to, or sponsored by Plaza and its Subsidiaries for the benefit of current or former employees of Plaza and its Subsidiaries (the "Employees") and current or former directors or independent contractors of Plaza or its Subsidiaries including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of ERISA, any pension, retirement, profit sharing, medical, life, accidental death and dismemberment, disability, dental, vision, compensation, severance, termination pay, salary continuation, unemployment, workers' compensation, vacation, sick pay, paid-time off, retention, employment, consulting, change in control, fringe benefit, deferred compensation, stock option, stock purchase, stock appreciation rights or other stock-based incentive, cafeteria or flexible benefit, adoption or educational assistance, and bonus or other cash-based incentive, or other similar plans, agreements, programs, policies or other arrangements (whether written or oral and whether or not qualified or funded) or any such plan for which Plaza may have any liability including, without limitation, as a result of being deemed a single employer with any entity under Section 4001(b)(1) of ERISA or Section 414 of the Code (collectively, the "Benefit Plans"), are set forth in Section 5.03(m)(i) of Plaza's Disclosure Schedule. True and complete copies of the following documents have been provided or made available to PPBI: (A) all Benefit Plans and all written agreements underlying a funding medium for, or relating to the administration of, any Benefit Plan including, but not limited to, any trust instruments, group annuity contracts, investment management, recordkeeping, administrative services, other third party services agreements and insurance contracts, certificate of coverage and other similar agreements entered into in connection with any Benefit Plans and all amendments thereto; (B) the three most recent annual report (Form 5500), together with all schedules, as required, filed with the Internal Revenue Service ("IRS") or Department of Labor (the "DOL"), as applicable, and any financial statements and opinions required by Section 103(e)(3) of ERISA with respect to each Benefit Plan; (C) for each Benefit Plan which is a "top-hat" plan, a copy of filings with the DOL; (D) the most recent determination or opinion or advisory letter issued by the IRS for each Benefit Plan that is intended to be "qualified" under Section 401(a) of the Code; (E) the most recent summary plan description and any summary of material modifications, as required, for each Benefit Plan; (F) the three most recent actuarial reports, if any, relating to each Benefit Plan; (G) the most recent summary annual report for each Benefit Plan required to provide summary annual reports by Section 104 of ERISA; (H) the most recent minimum coverage and discrimination testing results for each applicable Benefit Plan; and (I) copies of all non-routine correspondence received from or delivered to the IRS or the DOL since January 1, 2013.

             (ii)  Each Benefit Plan has been established and administered to date in all material respects in accordance with the applicable provisions of ERISA, the Code and applicable law, including the Patient Protection and Affordable Care Act, as amended by the Health Care and Reconciliation Act of 2010, and the requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA, and with the terms and provisions of all documents, contracts or agreements pursuant to which such Benefit Plan is maintained. Each Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter, or advisory or opinion letter, as applicable, from the IRS, and Plaza has no Knowledge of any circumstances reasonably likely to result in revocation of any such favorable determination letter or the loss of the qualification of such Pension Plan under Section 401(a) of the Code. Neither Plaza nor any of its Subsidiaries has received any correspondence or written or verbal notice from the IRS, DOL, any other Governmental Authority, any participant in or beneficiary of, a Benefit Plan, or any agent representing any of the foregoing that brings into question the qualification of any such Benefit Plan. There is no pending or, to Plaza's Knowledge, threatened proceeding, lawsuit or claim (other than a routine claim for benefits) relating to the Benefit Plans. Neither Plaza nor any of its Subsidiaries is subject to or could reasonably be likely to be subject to a material Tax, fine, penalty or material liability of any kind under either the Code or ERISA. No assets of Plaza or any Subsidiary are subject to an encumbrance or lien that may be imposed under ERISA or the Code with respect to the operation, administration or funding of any Benefit Plan. Since January 1, 2013, no Benefit Plan or related trust has been the subject of an audit, investigation or examination or other proceeding by the IRS, the DOL or other Governmental Authority. There have been no non-exempt "prohibited transactions" within the meaning of Section 4975 of the Code or Section 406 of ERISA and no breach of fiduciary duty has occurred with respect to any Benefit Plan. With respect to each Benefit Plan, as applicable, all reports and disclosures required to be filed or delivered under ERISA and the Code have been accurate, have been filed or distributed in a timely manner, and any Taxes due in connection with such filings have been paid.

            (iii)  Neither Plaza nor any entity considered to be a single employer with Plaza under Section 3(37) or 4001(b)(1) of ERISA or Section 414 of the Code ("ERISA Affiliate") maintains or contributes to any Pension Plan subject to Title IV of ERISA, a multiple employer plan (as defined in Section 413(c) of the Code) or multiemployer plan (as defined in 4001(a)(3) of ERISA), a "voluntary employee's beneficiary association" within the meaning of Section 501(c)(9) of the Code, a "multiple employer welfare arrangement" within the meaning of Section 3(40) of ERISA" or a Retiree Welfare Plan, other than those disclosed and identified as such in Section 5.03(m)(iii) of Plaza's Disclosure Schedule. Except as set forth in Section 5.03(m)(iii) of Plaza's Disclosure Schedule, no Benefit Plan holds as an asset an annuity contract, guaranteed investment contract or other investment contract issued by an insurance company.

            (iv)  All contributions required to be made under the terms of any Benefit Plan (including any amounts withheld from employees' paychecks with respect to a Benefit Plan) and premiums required to be paid have been timely made or paid when due in accordance with the terms of the applicable Benefit Plan and applicable law. All contributions for any period ending on or before the Closing Date that are not yet due have been made or have been reflected appropriately in the Plaza Financial Statements. Benefits under each Benefit Plan that is an "employee welfare benefit plan" (within the meaning of Section 3(1) of ERISA), with the exception of any flexible spending arrangements subject to Sections 125 and 105 of the Code and health savings accounts, are provided exclusively through insurance contracts or policies issued by an insurance company, health maintenance organization, or similar organization unrelated to Plaza or any of its Subsidiaries, the premiums for which are paid directly by Plaza or any of its Subsidiaries, from its general assets or partly from its general assets and partly from contributions by its employees. No insurance policy or contract relating to a Benefit Plan requires or permits a retroactive increase to premiums or payments due thereunder.

             (v)  Except as set forth in Section 5.03(m)(v) of Plaza's Disclosure Schedule, none of the execution of this Agreement, Plaza shareholder approval of this Agreement or consummation of the Transaction, either alone or in connection with any other event, (A) entitle any Employees or any current or former director or independent contractor of Plaza or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment or service after the date hereof, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable under, or trigger any other material obligation pursuant to, any of the Benefit Plans, (C) result in any breach or violation of, or a default under, any of the Benefit Plans or (D) result in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code. Plaza will make available to PPBI upon request Plaza's calculations under Section 280G of the Code and all related underlying back-up information and agreements taken into account in the performance of such calculations or deemed necessary by PPBI, in its discretion, including, without limitation, pertinent Form W-2 information for any "disqualified individuals" determined in accordance with Q&A-15 of Treasury Regulation § 280G-1. Neither Plaza nor any of its Subsidiaries has any liability or is a party with respect to any gross-up provision or agreement in connection with Section 280G of the Code or excise Taxes under Section 4999 of the Code.

            (vi)  Neither Plaza nor any of its Subsidiaries has now, nor has had, the obligation to maintain, establish, sponsor, participate in or contribute to any Benefit Plan or other similar arrangement that is subject to any law or applicable custom or rule of any jurisdiction outside of the United States.

           (vii)  Each Benefit Plan which is a "nonqualified deferred compensation plan" (within the meaning of Section 409A of the Code) (hereinafter referred to as a "Plaza NQDP") has been maintained, as to both form and operation, in compliance with Section 409A of the Code. No event in connection with a Plaza NQDP has occurred which would subject a participant to inclusion of income under Section 409A(a)(1) of the Code and neither Plaza nor any ERISA Affiliate has any liability or is a party with respect to any gross-up provision or agreement in connection with any income inclusion, interest or additional Tax payable in accordance with Section 409A(a)(1) of the Code.

          (viii)  Except as set forth in Section 5.03(m)(viii) of Plaza's Disclosure Schedule and Section 6.11(d), each Benefit Plan may be amended or terminated without the consent of the participants and without the imposition of any additional liability or penalties upon Plaza or its ERISA Affiliates, and neither Plaza nor any Subsidiary has (A) announced its intention, made any amendment or any binding commitment, or given written or oral notice providing that it will increase benefits under any Benefit Plan, (B) created or adopted any arrangement that would be considered a Benefit Plan once established, or (C) agreed not to exercise any right or power to amend, suspend or terminate any Benefit Plan.

          (n)    Labor Matters.

              (i)  Section 5.03(n)(i) of Plaza's Disclosure Schedule sets forth (A) the name, title and total compensation of each officer of Plaza and each of its Subsidiaries and each other employee of Plaza and each of its Subsidiaries, (B) all bonuses and other incentive compensation received by such officers, employees, independent contractors and consultants in

    2016 and 2017 and any accrual for such bonuses and incentive compensation and (C) all contracts, agreements, commitments or arrangements by Plaza and each of its Subsidiaries regarding compensation with any of its respective officers, employees, independent contractors and consultants, including those to increase the compensation or to modify the conditions or terms of employment.

             (ii)  To Plaza's Knowledge, no officer or director of Plaza or any of its Subsidiaries or any employee, independent contractor or consultant of Plaza or any of its Subsidiaries is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement, that could adversely affect the ability of Plaza or any of its Subsidiaries to conduct its business as currently conducted.

            (iii)  Neither Plaza nor any of its Subsidiaries has classified any individual as an "independent contractor" or similar status who, under applicable law, rule or regulation or the provisions of any Benefit Plan, should have been classified as an employee. Neither Plaza nor any of its Subsidiaries has incurred any liability for improperly excluding any Person from participating in any Benefit Plan who provides or provided services to Plaza or any of its Subsidiaries, in any capacity.

            (iv)  None of the officers, employees or consultants of Plaza or any of its Subsidiaries has informed Plaza or such Subsidiary of his or her intent, nor does Plaza have any Knowledge of any of the officers, employees or consultants of Plaza or any of its Subsidiaries having an intention, to terminate employment with Plaza or any of its Subsidiaries during the next twelve (12) months.

             (v)  Neither Plaza nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement, arrangement or understanding with a labor union or labor organization, nor is Plaza or any of its Subsidiaries the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Plaza or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to Plaza's Knowledge, threatened, nor does Plaza have any Knowledge of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity. Each of Plaza and its Subsidiaries has paid in full all wages, salaries, commissions, bonuses, benefits and other compensation currently due to its employees or otherwise arising on a current basis under any policy, practice, agreement, plan, program, statute or other law. Except as set forth in Section 5.03(n)(v) of Plaza's Disclosure Schedule, the employment of each officer and employee of Plaza and each of its Subsidiaries is terminable at the will of Plaza or such Subsidiary.

            (vi)  Except as set forth in Section 5.03(n)(vi) of Plaza's Disclosure Schedule, there is no pending or, to Plaza's Knowledge, threatened legal proceeding involving Plaza or any of its Subsidiaries, on the one hand, and any present or former employee(s) of Plaza or any of its Subsidiaries, on the other hand, and (B) no other Person, to Plaza's Knowledge, has threatened any claim or any legal proceeding against Plaza or any of its Subsidiaries (or, to Plaza's Knowledge, against any officer, director or employee of Plaza or any of its Subsidiaries) relating to employees or former employees of Plaza or any of its Subsidiaries, including any such claim or legal proceeding arising out of any statute, ordinance or regulation relating to wages, collective bargaining, discrimination in employment or employment practices or occupational safety and health standards (including, without limitation, the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, as amended, the Occupational Safety and Health Act, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act or the Family and Medical Leave Act).

           (vii)  Plaza and each of its Subsidiaries is, and at all times since January 1, 2014 has been, in material compliance with all applicable federal, state, local and foreign statutes, laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies and/or guidelines of a Governmental Authority relating to labor, employment, termination of employment or similar matters, including, but not limited to, such laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies and/or guidelines relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave and employee terminations, and has not engaged in any unfair labor practices or similar prohibited practices.

          (o)    Environmental Matters.    (i) there are no legal, administrative, arbitral or other proceedings, claims, actions, or, to Plaza's Knowledge, environmental investigations or remediation activities by a Governmental Authority or third party, seeking to impose, or that reasonably could be expected to result in the imposition, on Plaza or any of its Subsidiaries any liability or obligation arising under any Environmental Laws pending or, to Plaza's Knowledge, threatened against Plaza or any of its Subsidiaries, which liability or obligation could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Plaza, and there is no reasonable basis for any such proceeding, claim, action, environmental remediation or investigation that could impose any liability or obligation that could have or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Plaza; (ii) Plaza and each of its Subsidiaries is in compliance in all material respects with applicable Environmental Laws; (iii) no real property (including buildings or other structures) currently or, to Plaza's Knowledge, formerly owned or operated by Plaza or any of its Subsidiaries, or any property in which Plaza or any of its Subsidiaries holds a security interest or a fiduciary or management role ("Plaza Loan Property"), has been contaminated with, or has had any release of, any Hazardous Substance in violation of Environmental Law or that requires investigation or remediation under an Environmental Law, that has resulted, or would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect on Plaza; (iv) in accordance with the Secured Creditor Exemption, neither Plaza nor any of its Subsidiaries are the "owner or operator" of, nor have "participated in the management" regarding Hazardous Substances at, any Plaza Loan Property which has been contaminated with, or has had any release of, any Hazardous Substance in violation of any Environmental Law or that requires investigation or remediation under any Environmental Law, that has resulted, or would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect on Plaza; (v) neither Plaza nor any of its Subsidiaries nor, to Plaza's Knowledge, any Person whose liability Plaza or any of its Subsidiaries has assumed whether contractually or by operation of law, has received any notice, demand letter, claim or request for information alleging any material violation of, or material liability under, any Environmental Law, and neither Plaza nor any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Authority relating to any Environmental Law, or agreement with any third party resolving claims under any Environmental Law, which has not been fully satisfied or discharged; (vi) there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving any currently or, to Plaza's Knowledge, formerly owned or operated property, any Plaza Loan Property, or to Plaza's Knowledge any Person whose liability Plaza or any of its Subsidiaries has assumed, whether contractually or by operation of law, that could reasonably be expected to result in any claims, liability or investigations against Plaza, result in any restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any Plaza

  Loan Property, which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Plaza; (vii) Plaza has provided and made available to PPBI copies of all material environmental reports or studies, sampling data, correspondence, filings and other material environmental information in its possession or reasonably available to it relating to Plaza, its Subsidiaries and any currently or formerly owned or operated property.

        As used herein, the term "Environmental Laws" means any federal, state, local or foreign law, statute, code, ordinance, injunction, regulation, order, decree, permit, or Governmental Authority requirement relating to: (A) the protection or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601, et seq. and related or similar state and local laws and regulations. The term "Hazardous Substance" means any substance that is: (X) listed, classified or regulated pursuant to any Environmental Law, (Y) any petroleum, petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials, radon or urea-formaldehyde insulation or (Z) any other substance which is the subject of regulatory action by any Governmental Authority in connection with any Environmental Law. The term "Secured Creditor Exemption" has the meaning provided to such term in 42 U.S.C. § 9601(20)(A), 42 U.S.C. § 6991b(h)(9), and Cal. Health & Safety Code § 25548, et seq.

          (p)    Tax Matters.

              (i)  (A) All Tax Returns that are required to be filed on or before the Closing Date (taking into account any extensions of time within which to file that have not expired) by or with respect to the Plaza Group have been or will be timely filed on or before the Closing Date, (B) all such Tax Returns are or will be true, correct and complete in all material respects, (C) all Taxes due and payable by or with respect to the Plaza Group (whether or not shown as due on any Tax Return) have been timely paid in full, (D) the unpaid Taxes of the Plaza Group did not, as of the date of the most recent financial statements included in the Plaza Financial Statements, exceed the reserve for Tax liability set forth on the face of such financial statements and do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Plaza Group in filing its Tax Returns, (E) all deficiencies asserted or assessments made as a result of examinations conducted by any taxing authority have been paid in full, other than those being contested through appropriate proceedings and set forth in Section 5.03(p)(i) of Plaza's Disclosure Schedule, (F) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (A) are currently pending and (G) no statutes of limitation with respect to any Taxes of the Plaza Group have been waived or extended by or on behalf of the Plaza Group.

             (ii)  Plaza has made available to PPBI (A) true and correct copies of the U.S. federal, state, local and foreign income Tax Returns filed by or on behalf of the Plaza Group for each of the three most recent fiscal years for which such returns have been filed and (B) any audit report issued by a Tax authority within the last three years relating to Taxes due from or with respect to the Plaza Group or its income, assets or operations. Section 5.03(p)(ii) of Plaza's Disclosure Schedule sets forth any income or franchise Tax Returns filed by or on behalf of the Plaza Group that have been examined by any taxing authority since January 1, 2013.

            (iii)  To the Knowledge of Plaza, except as set forth in Section 5.03(p)(iii) of Plaza's Disclosure Schedule, there are no audits or investigations by any taxing authority or proceedings in progress with respect to the Plaza Group, nor has the Plaza Group received any notice from any taxing authority that it intends to conduct such an audit or investigation.

            (iv)  No claim has been made in writing during the past five (5) years by a taxing authority in a jurisdiction where the Plaza Group does not already file Tax Returns that the Plaza Group is or may be subject to taxation by that jurisdiction.

             (v)  The Plaza Group has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party and has complied in all material respects with all applicable laws, rules and regulations relating to the withholding and payment of Taxes.

            (vi)  The Plaza Group does not have a permanent establishment in any country other than the United States under any applicable Tax treaty between the United States and such other country and is not subject to income Tax in any country other than the United States.

           (vii)  There are no Liens or other encumbrances on any of the assets of the Plaza Group that arose in connection with any failure (or alleged failure) to pay any Tax other than Permitted Liens.

          (viii)  No closing agreements, extensions of time within which to file any Tax Return, private letter rulings (or comparable rulings), technical advice memoranda or similar agreements or rulings have been entered into, requested of or issued by any taxing authority with respect to the Plaza Group.

            (ix)  No member of the Plaza Group has been, in the past five (5) years, a party to a transaction reported or intended to qualify as a reorganization under Section 368 of the Code. No member of the Plaza Group has been a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares that was reported or otherwise constituted a distribution of shares under Section 355 of the Code in the two (2) years prior to the date of this Agreement or that could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) that includes the Transaction contemplated by this Agreement.

             (x)  No member of the Plaza Group is or has been, a United States real property holding corporation within the meaning of Section 897(c) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; and no stock transfer Taxes, sales Taxes, use Taxes or real estate transfer or gains Taxes will be imposed on the Transaction contemplated by this Agreement.

            (xi)  The Plaza Group will not be required to include any material item of income in, or exclude any material item of deduction from its taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any of the following that occurred or exists on or prior to the Closing Date: (A) a "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of the Code or of the Tax laws of any state or locality), (B) an installment sale or open transaction, (C) a prepaid amount, or (D) change in the accounting method of Plaza pursuant to Section 481 of the Code (or any corresponding or similar provision of the Code or of the Tax laws of any state or locality).

           (xii)  Except as set forth in Section 5.03(p)(xii) of Plaza's Disclosure Schedule, neither Plaza nor any of its Subsidiaries is a party to any Tax sharing, Tax allocation or similar agreement or arrangement (whether or not written) with any Person.

          (xiii)  The Plaza Group has not (A) consummated or participated in, and is not currently participating in, any transaction which was or is a "Tax shelter" transaction as defined in

    Section 6662, 6011, 6111 or 6112 of the Code, applicable regulations thereunder or other related published guidance from the IRS or (B) engaged in any transaction that could give rise to (1) a registration obligation with respect to any Person under Section 6111 of the Code or the regulations thereunder, (2) a list maintenance obligation with respect to any person under Section 6112 of the Code or the regulations thereunder, or (3) a disclosure obligation as a "reportable transaction" under Section 6011 of the Code or the regulations thereunder.

          (xiv)  No power of attorney granted by any member of the Plaza Group relating to Taxes is currently in force.

            (xv)  No member of the Plaza Group has been a member of a consolidated, combined, unitary or affiliated group (other than a group of which Plaza is the parent) or has any liability for Taxes of any Person (other than another member of the Plaza Group) under Section 1.1502-6 of the regulations of the U.S. Treasury ("Treasury Regulations") or any similar provision of state, local, or foreign law, or as a transferee or successor, by contract, or otherwise.

          (xvi)  The Plaza Group has not filed a consent under Section 341(f) of the Code.

         (xvii)  No property owned by the Plaza Group (A) is property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (B) constitutes "tax-exempt use property" within the meaning of Section 168(h)(1) of the Code or (C) is "tax-exempt bond financed property" within the meaning of Section 168(g)(5) of the Code.

        (xviii)  The Plaza Group does not owe any "corporate acquisition indebtedness" within the meaning of Section 279 of the Code.

          (xix)  Any adjustment of Taxes of the Plaza Group made by a Governmental Authority, which is required to be reported to another Governmental Authority, has been so reported.

            (xx)  The Plaza Group is not required to include in income any amount for an adjustment pursuant to an election by the Plaza Group under Section 108(i) of the Code or the Treasury Regulations thereunder.

          (q)    Risk Management Instruments.

              (i)  Except as set forth in Section 5.03(q)(i) of Plaza's Disclosure Schedule, neither Plaza nor any of its Subsidiaries is a party to, or has agreed to enter into a Derivatives Contract, whether for the account of Plaza or any of its Subsidiaries.

             (ii)  "Derivatives Contract" means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions; provided that, for the avoidance of doubt, the term "Derivatives Contract" shall not include any Plaza Options or Plaza Warrants.

          (r)    Loans; Nonperforming and Classified Assets.

              (i)  Each Loan on the books and records of Plaza and its Subsidiaries was made and has been serviced in all material respects in accordance with Plaza Bank's lending standards in the ordinary course of business, is evidenced in all material respects by appropriate and sufficient documentation and, to Plaza's Knowledge, constitutes the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor's rights or by general equity principles. The Loan data tapes previously provided by Plaza to PPBI accurately reflects in all material respects the Loan portfolio of Plaza and its Subsidiaries as of the date of such loan tape.

             (ii)  Plaza has set forth in Section 5.03(r)(ii) of Plaza's Disclosure Schedule as of the date hereof: (A) any Loan under the terms of which the obligor is 60 or more days delinquent in payment of principal or interest, or to Plaza's Knowledge, in default of any other material provision thereof; (B) each Loan which has been classified as "substandard," "doubtful," "loss" or "special mention" (or words of similar import) by Plaza, any of its Subsidiaries or an applicable regulatory authority (it being understood that no representation is being made that the DBO or the FDIC would agree with the loan classifications established by Plaza); (C) a listing of the OREO acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof as of June 30, 2017; and (D) each Loan with any director, executive officer or five percent or greater shareholder of Plaza or any of its Subsidiaries, or to Plaza's Knowledge, any Person controlling, controlled by or under common control with, any of the foregoing.

          (s)    Properties.    To Plaza's Knowledge, all real and personal property owned by Plaza or any of its Subsidiaries or presently used by any of them in their respective business is in a good condition (ordinary wear and tear excepted) and is sufficient to carry on their respective business in the ordinary course of business consistent with their past practices. Plaza has good, marketable and indefeasible title, free and clear of all Liens, to all of the material properties and assets, real and personal, reflected on the consolidated balance sheet of Plaza as of June 30, 2017 included in the Plaza Financial Statements, or acquired after such date, other than properties sold by Plaza or any of its Subsidiaries in the ordinary course of business, except (i) Liens for current taxes and assessments not yet due or payable for which adequate reserves have been established, (ii) pledges to secure deposits incurred in the ordinary course of its banking business consistent with past practice, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent, (iv) as reflected on the consolidated balance sheet of Plaza as of June 30, 2017 included in the Plaza Financial Statements and/or (v) as shown on the title policies listed in Section 5.03(s) of Plaza's Disclosure Schedule. All real and personal property which is material to Plaza's business on a consolidated basis and leased or licensed by Plaza or any of its Subsidiaries is held pursuant to leases or licenses which are valid obligations of Plaza or any of its Subsidiaries and, to Plaza's Knowledge, are valid and binding obligations of the other parties thereto, enforceable against Plaza or such Subsidiary of Plaza, and to Plaza's Knowledge, the other parties thereto, in accordance with their terms (in each case, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor's rights or by general equity principles). Except as set forth in Section 5.03(s) of Plaza's Disclosure Schedule, such leases will not terminate or lapse prior to the Effective Time and Plaza and each of its Subsidiaries has the right to use and occupy such leased real property for the full term, and in accordance with the conditions of the lease relating thereto. Neither Plaza nor any of its Subsidiaries has received any written notice of termination, cancellation, breach or default under any such real property lease and, to the Knowledge of Plaza as of the date hereof, no event has occurred, and no circumstances or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, (A) result in a violation or breach of any of the provisions of any real property lease, (B) give any Person the right to declare a default or exercise any remedy under any real property lease, (C) give any Person the right to accelerate the maturity or performance of any real property lease, or (D) give any Person the right to cancel, terminate or modify any real property lease. To Plaza's Knowledge, Plaza and its Subsidiaries are in compliance with all applicable health and safety related requirements for the real property owned by any of them, including those requirements under the Americans with Disabilities Act of 1990, as amended.

          (t)    Intellectual Property; Information Technology; Security.

              (i)  Each of Plaza and its Subsidiaries owns or possesses valid and binding licenses and other rights to use all Intellectual Property used by Plaza and its Subsidiaries in the conduct of its business as currently conducted, and neither Plaza nor any of its Subsidiaries has received any notice of conflict or allegation of invalidity with respect thereto that asserts the right of others. Plaza has listed all registered Intellectual Property owned by Plaza and its Subsidiaries, and all contracts to which Plaza and its Subsidiaries has licensed Intellectual Property from third parties that is material to the operation of Plaza and its Subsidiaries, in Section 5.03(t)(i) of Plaza's Disclosure Schedule (other than commercially available "shrink wrap" or "click wrap" licenses). Each of Plaza and its Subsidiaries owns or has a valid right to use or license such Intellectual Property, free and clear of all Liens (except any restrictions set forth in any licensed Intellectual Property), and has performed all the obligations required to be performed by it and is not in default under any contract, agreement, arrangement or commitment relating to any of the foregoing. To Plaza's Knowledge, such Intellectual Property is valid and enforceable.

             (ii)  (A) Each of Plaza and its Subsidiaries owns or is validly licensed to use (in each case, free and clear of any Liens, except), all Intellectual Property used in or necessary for the conduct of its business as currently conducted; (B) to Plaza's Knowledge, the use of any Intellectual Property by Plaza or any of its Subsidiaries and the conduct of their respective businesses as currently conducted does not infringe on or otherwise violate the legal rights of any Person; (C) to Plaza's Knowledge, no Person is challenging, infringing on or otherwise violating any right of Plaza or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Plaza or any of its Subsidiaries; and (D) neither Plaza nor any of its Subsidiaries has received any written notice or otherwise has Knowledge of any pending legal proceeding against Plaza or any of its Subsidiaries with respect to any Intellectual Property used by Plaza or any of its Subsidiaries, or any Intellectual Property owned by any Person, and as of the date hereof, Plaza and its Subsidiaries are unaware of any facts or events that would give rise to any legal proceeding against Plaza or any of its Subsidiaries that is likely to succeed.

            (iii)  To Plaza's Knowledge, all information technology and computer systems (including software, information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, used in or necessary to the conduct of Plaza's and its Subsidiaries respective businesses (collectively, "Plaza IT Systems") have been properly maintained by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with standards in the industry, to ensure proper operation, monitoring and use. The Plaza IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct business as currently conducted. Neither Plaza nor any of its Subsidiaries has experienced within the past three (3) years any material disruption to, or material interruption in, its conduct of its business attributable to a defect, bug, breakdown or other failure or deficiency of the Plaza IT Systems. Plaza and its Subsidiaries have taken commercially reasonable measures to provide for the back-up and recovery of the data and information necessary to the conduct of its business (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to, or material interruption in, the conduct of its business. Neither Plaza nor any of its Subsidiaries is in breach of any Material Contract related to any Plaza IT Systems.

          (u)    Fiduciary Accounts.    Plaza and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither Plaza nor any of its Subsidiaries, nor, to Plaza's Knowledge, any of their respective directors, officers or employees, has committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

          (v)    Books and Records.    The books and records of Plaza and its Subsidiaries have been fully, properly and accurately maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of Plaza and its Subsidiaries.

          (w)    Insurance.    Section 5.03(w) of Plaza's Disclosure Schedule lists and summarizes all of the insurance policies, binders, or bonds currently maintained by Plaza and its Subsidiaries ("Insurance Policies"), which summary includes for each Insurance Policy, the name of the insurance carrier, annual premiums, and the amount of coverage per event and, in the aggregate, a named insured (including any additional insured that may be required), or otherwise the beneficiary of the coverage. Plaza and each of its Subsidiaries is insured with reputable insurers against such risks and in such amounts as are customary and prudent in accordance with industry practices. All the Insurance Policies are in full force and effect; neither Plaza nor any of its Subsidiaries is in default thereunder; no event has occurred which, with notice or lapse of time, or both, would constitute a default or permit termination, modification or acceleration under such policies; all premiums due and payable with respect to the Insurance Policies have been timely and fully paid; and all claims thereunder have been filed in due and timely fashion. Except as set forth in Section 5.03(w) of Plaza's Disclosure Schedule, there is no claim for coverage by Plaza or any of its Subsidiaries pending under any Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Insurance Policies or in respect of which such underwriters have reserved their rights. Neither Plaza nor any of its Subsidiaries have received written notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any Insurance Policies.

          (x)    Allowance For Loan Losses.    Plaza Bank's allowance for loan losses is, and shall be as of the Effective Date, in compliance with Plaza Bank's existing methodology for determining the adequacy of its allowance for loan losses as well as the standards established by applicable Governmental Authorities and the Financial Accounting Standards Board and is and shall be adequate under all such standards.

          (y)    Transactions With Affiliates.    All "covered transactions" between Plaza Bank and an "affiliate" within the meaning of Sections 23A and 23B of the Federal Reserve Act have been in compliance with such provisions.

          (z)    Required Vote; Antitakeover Provisions.

              (i)  The affirmative vote (or action by written consent) of the holders of a majority of the outstanding shares of Plaza Common Stock entitled to vote (or consent) is necessary to approve this Agreement and the Transaction on behalf of Plaza (the "Shareholder Approval"). No other vote (or consent) of the shareholders of Plaza is required by law, the Plaza Articles, the Plaza Bylaws or otherwise to approve this Agreement, the Bank Merger Agreement and the Transaction. The delivery of Plaza Shareholder Consents representing greater than a majority of the outstanding Plaza Common Stock complies with the Plaza Articles, the Plaza Bylaws and the DGCL, and will constitute the Shareholder Approval required thereby.

             (ii)  Based on the representation and warranty of PPBI contained in Section 5.04(l), no "control share acquisition," "business combination moratorium," "fair price" or other form of antitakeover statute or regulation under the CGCL or any applicable provisions of the takeover laws of any other state (and any comparable provisions of the Plaza Articles and Plaza Bylaws), apply or will apply to this Agreement, the Bank Merger Agreement or the Transaction.

          (aa)    Fairness Opinion.    The Plaza Board has received the opinion of Sandler O'Neill & Partners, L.P., to the effect that as of such date, subject to the assumptions, qualifications, limitations and other matters stated therein, the Exchange Ratio is fair to the holders of Plaza Common Stock from a financial point of view.

          (bb)    Transactions in Securities.

              (i)  Since January 1, 2014, all offers and sales of Plaza Common Stock by Plaza were at all relevant times exempt from, or complied with, the registration requirements of the Securities Act.

             (ii)  Neither Plaza, none of its Subsidiaries, nor, to Plaza's Knowledge, (A) any director or executive officer of Plaza or any of its Subsidiaries, (B) any Person related to any such director or officer by blood, marriage or adoption and residing in the same household and (C) any Person who has been knowingly provided material nonpublic information by any one or more of these Persons, has purchased or sold, or caused to be purchased or sold, any shares of Plaza Common Stock or other securities issued by Plaza (1) during any period when Plaza was in possession of material nonpublic information, or (2) in violation of any applicable provision of federal or state securities laws, rules or regulations.

          (cc)    Registration Obligation.    Neither Plaza nor any of its Subsidiaries is under any obligation, contingent or otherwise, to register any of their respective securities under the Securities Act.

          (dd)    Disclosure.    The representations and warranties contained in this Section 5.03, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.03 not misleading.

          (ee)    No Additional Representations.    Except for the representations and warranties made by Plaza in this Section 5.03 and as Previously Disclosed, neither Plaza nor any other Person makes any express or implied representation or warranty with respect to Plaza, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Plaza hereby expressly disclaims any such other representations and warranties.

        5.04    Representations and Warranties of PPBI.    Subject to Sections 5.01 and 5.02, PPBI hereby represents and warrants to Plaza as follows:

          (a)    Organization, Standing and Authority.    PPBI is duly organized, validly existing and in good standing under the laws of the State of Delaware. PPBI is duly licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect on PPBI. PPBI has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

          (b)    PPBI Capital Stock.

              (i)  As of the date hereof, the authorized capital stock of PPBI consists solely of 100,000,000 shares of PPBI Common Stock, of which 40,055,988 shares were issued and outstanding as of the close of business on August 7, 2017, and 1,000,000 shares of PPBI Preferred Stock, of which no shares were issued and outstanding as of the date hereof. The outstanding shares of PPBI Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the shares of PPBI Common Stock have been issued in violation of the preemptive rights of any Person. As of the date hereof, there are no Rights authorized, issued or outstanding with respect to the capital stock of PPBI, except for shares of PPBI Common Stock issuable pursuant to the PPBI Benefit Plans and by virtue of this Agreement.

             (ii)  The shares of PPBI Common Stock to be issued in exchange for shares of Plaza Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and the issuance thereof is not subject to any preemptive right.

          (c)    Pacific Premier.

              (i)  Pacific Premier is duly organized, validly existing and in good standing under the laws of the State of California and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. Pacific Premier is duly licensed by the DBO and its deposit accounts are insured by the FDIC in the manner and to the maximum extent provided by applicable law.

             (ii)  (A) PPBI owns, directly or indirectly, all the issued and outstanding equity securities of Pacific Premier, (B) no equity securities of Pacific Premier are or may become required to be issued (other than to PPBI) by reason of any Right or otherwise, (C) there are no contracts, commitments, understandings or arrangements by which Pacific Premier is or may be bound to sell or otherwise transfer any of its equity securities (other than to PPBI or any of its wholly-owned Subsidiaries) and (D) there are no contracts, commitments, understandings, or arrangements relating to PPBI's right to vote or to dispose of such securities.

          (d)    Corporate Power.    Each of PPBI and Pacific Premier has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets. PPBI has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transaction and to cause Pacific Premier to consummate the Bank Merger Agreement, and Pacific Premier has the corporate power and authority to execute, deliver and perform its obligations under the Bank Merger Agreement, in each case, subject to the receipt of all necessary approvals of Governmental Authorities and the approval by PPBI's shareholders of the issuance of PPBI Common Stock in the Merger.

          (e)    Corporate Authority.    Subject to the approval of the issuance of the PPBI Common Stock in the Merger by a majority of the votes cast at the PPBI Meeting, this Agreement and the Transaction and the Bank Merger and the Bank Merger Agreement have been authorized by all necessary corporate action of PPBI, the PPBI Board, Pacific Premier and the Pacific Premier Board, as applicable, and will be authorized by all necessary corporate action of the sole shareholder of Pacific Premier. This Agreement has been duly executed and delivered by PPBI and, assuming due authorization, execution and delivery by Plaza, this Agreement is a valid and legally binding agreement of PPBI enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

          (f)    Regulatory Approvals; No Defaults.

              (i)  No consents or approvals of, or waivers by, or notices to, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by PPBI or any of its Subsidiaries in connection with the execution, delivery or performance by PPBI of this Agreement and by Pacific Premier of the Bank Merger Agreement or to consummate the Transaction, except for (A) filings of applications or notices with, and approvals or waivers by, the FRB and the DBO, as required, (B) filings with the SEC and state securities authorities, as applicable, in connection with the issuance of PPBI Common Stock in the Merger, (C) approval of listing of such PPBI Common Stock on the Nasdaq, and (D) the filing of (1) the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and (2) the Bank Merger Agreement with the Secretary of State of the State of California and the DBO pursuant to the CGCL and CFC. As of the date hereof, PPBI is not aware of any reason why the approvals set forth above and referred to in Section 7.01(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

             (ii)  Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and expiration of the related waiting periods, the execution, delivery and performance of this Agreement by PPBI and the Bank Merger Agreement by Pacific Premier and the consummation of the Transaction do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, code, ordinance, rule or regulation or any judgment, decree, injunction, order, governmental permit or license, or agreement, indenture or instrument of PPBI or of any of its Subsidiaries or to which PPBI or any of its Subsidiaries or any of their respective properties is subject or bound, (B) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws (or similar governing documents) of PPBI or any of its Subsidiaries or (C) require any consent or approval under any such law, code, ordinance, rule, regulation, judgment, decree, injunction, order, governmental permit or license, agreement, indenture or instrument.

          (g)    Financial Reports and Securities Documents; Material Adverse Effect.

              (i)  PPBI's Annual Report on Form 10-K for the year ended December 31, 2016 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to December 31, 2016 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed (collectively, "PPBI's Securities Documents") with the SEC, as of the date filed or to be filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date; and each of the consolidated statements of financial condition contained in or incorporated by reference into any such Securities Documents (including the related notes and schedules thereto) fairly presents, or will fairly present, the consolidated financial position of PPBI and its Subsidiaries as of its date, and each of the consolidated statements of operations and stockholders' equity and other comprehensive income (loss) and cash flows or equivalent statements in such Securities Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the consolidated results of operations, changes in stockholders' equity and other comprehensive income (loss) and cash flows, as the case may be, of PPBI and its

    Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein.

             (ii)  Since June 30, 2017, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.04 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to PPBI.

          (h)    Legal Proceedings.    No litigation, arbitration, claim or other proceeding before any court or governmental agency is pending against PPBI or its Subsidiaries and, to PPBI's Knowledge, no such litigation, arbitration, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, arbitration, claim or other proceeding in any such case that, individually or in the aggregate, has or could be reasonably expected to have a Material Adverse Effect with respect to PPBI. Neither PPBI nor any of its Subsidiaries nor any of their respective properties is a party to or subject to any order, judgment, decree or regulatory restrictions that, individually or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect with respect to PPBI.

          (i)    No Brokers.    No action has been taken by PPBI or its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the Transaction, other than a fee payable by PPBI to D.A. Davidson & Co.

          (j)    Regulatory Matters.

              (i)  Since January 1, 2014, PPBI and each of its Subsidiaries has duly filed with the appropriate bank regulatory authorities in substantially correct form the monthly, quarterly and annual reports required to be filed under applicable laws and regulations, and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable laws and regulations. In connection with the most recent examination of PPBI and each of its Subsidiaries by the appropriate regulatory authorities, neither PPBI nor any of its Subsidiaries was required to correct or change any action, procedure or proceeding which PPBI believes in good faith has not now been corrected or changed, other than corrections or changes which, if not made, either individually or in the aggregate, would not have a Material Adverse Effect on PPBI. The most recent regulatory rating given to Pacific Premier as to compliance with the Community Reinvestment Act is "satisfactory." To the Knowledge of PPBI, since Pacific Premier's last regulatory examination of Community Reinvestment Act compliance, Pacific Premier has not received any complaints as to Community Reinvestment Act compliance.

             (ii)  Neither PPBI nor any of its Subsidiaries nor any of any of their respective properties is a party to or is subject to any order, decree, directive, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, nor has PPBI or any of its Subsidiaries adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority. PPBI and its Subsidiaries have paid all assessments made or imposed by any Governmental Authority.

            (iii)  Neither PPBI nor any its Subsidiaries has been advised by, and does not have any Knowledge of facts which would reasonably be expected to give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, directive, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission or any request for the adoption of any policy, procedure or board resolution.

            (iv)  (A) No Governmental Authority has initiated since January 1, 2014 or has pending any proceeding, enforcement action or, to PPBI's Knowledge, investigation or inquiry into the business, operations, policies, practices or disclosures of PPBI or any of its Subsidiaries (other than normal examinations conducted by a Governmental Authority in the ordinary course of the business of PPBI or the applicable Subsidiary), or, to PPBI's Knowledge, threatened any of the foregoing, and (B) there is no unresolved violation, criticism, comment or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of PPBI or its Subsidiaries, except in each case in subparagraphs (A) and (B), that did not have a Material Adverse Effect.

             (v)  PPBI and Pacific Premier are "well-capitalized" (as that term is defined at 12 CFR §225.2(r) or the relevant regulation of its primary federal bank regulator) and the rating of Pacific Premier under the CRA is no less than "satisfactory." Neither PPBI nor Pacific Premier has received any notification from a Governmental Authority that their status as "well-capitalized" or "satisfactory" for CRA purposes will change within one year, nor does PPBI have Knowledge of any conditions or circumstances that would result in a CRA rating of less than "satisfactory" or material criticism from regulators with respect to discriminatory lending practices.

          (k)    Compliance With Laws. Each of PPBI and its Subsidiaries:

              (i)  is, and at all times since January 1, 2014 has been in material compliance with all applicable federal, state, local and foreign statutes, laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies and/or guidelines of a Governmental Authority applicable thereto or to the employees conducting such businesses, including, without limitation, Section 23A and 23B of the Federal Reserve Act and FRB regulations pursuant thereto, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the USA PATRIOT Act, the Electronic Fund Transfer Act and Regulation E of the FRB, all other applicable fair lending laws and other laws relating to discriminatory business practices and Environmental Laws and all posted and internal policies of PPBI and its Subsidiaries related to customer data, privacy and security;

             (ii)  has, and at all times since January 1, 2014 has had, all permits, licenses, franchises, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities (and has paid all fees and assessments due and payable in connection therewith) that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to PPBI's Knowledge, no suspension or cancellation of any of them is threatened; and

            (iii)  has received no notification or communication from any Governmental Authority (A) asserting that PPBI or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to PPBI's Knowledge, do any grounds for any of the foregoing exist).

          (l)    Employee Benefit Plans.

              (i)  All material benefit and compensation plans, contracts, policies or arrangements maintained, contributed to, obligated to be contributed to, or sponsored by PPBI and Pacific Premier for the benefit of current or former employees of PPBI and its Subsidiaries and current or former directors or independent contractors of PPBI and its Subsidiaries including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of ERISA, any pension, retirement, profit sharing, medical, life, accidental death and dismemberment, disability, dental, vision, compensation, severance, termination pay, salary continuation, unemployment, workers' compensation, vacation, sick pay, paid-time off, retention, employment, consulting, change in control, fringe benefit, deferred compensation, stock option, stock purchase, stock appreciation rights or other stock-based incentive, cafeteria or flexible benefit, adoption or educational assistance, and bonus or other cash-based incentive, or other similar plans, agreements, programs, policies or other arrangements (whether written or oral and whether or not qualified or funded) or any such plan for which PPBI and its Subsidiaries may have any liability including, without limitation, as a result of being deemed a single employer with any entity under Section 4001(b)(1) of ERISA or Section 414 of the Code (collectively, the "PPBI Benefit Plans"), have been provided or made available to Plaza.

             (ii)  Each PPBI Benefit Plan has been established and administered to date in all material respects in accordance with the applicable provisions of ERISA, the Code and applicable law and with the terms and provisions of all documents, contracts or agreements pursuant to which such PPBI Benefit Plan is maintained.

            (iii)  Other than as disclosed and identified as such in Section 5.04(l)(iii) of PPBI's Disclosure Schedule, neither PPBI nor any entity considered to be a single employer with PPBI under Section 4001(b)(1) of ERISA or Section 414 of the Code maintains or contributes to any pension plan subject to Title IV of ERISA, to any multiemployer plan (as defined in 4001(a)(3) of ERISA), or to any PPBI Benefit Plan providing for retiree health and life benefits, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA or under the continuation of coverage provisions of the laws of any state or locality.

          (m)    Tax Matters.    (i) All Tax Returns that are required to be filed on or before the Closing Date (taking into account any extensions of time within which to file that have not expired) by or with respect to PPBI or any of its Subsidiaries have been or will be timely filed on or before the Closing Date, (ii) all such Tax Returns are or will be true, correct and complete in all material respects, (iii) all Taxes due and payable by or with respect to PPBI or any of its Subsidiaries (whether or not shown as due on any Tax Return) have been timely paid in full, (iv) the unpaid Taxes of PPBI and its Subsidiaries did not, as of the date of the most recent financial statements, exceed the reserve for Tax liability set forth on the face of such financial statements and do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of PPBI and its Subsidiaries in filing its Tax Returns, (v) all deficiencies asserted or assessments made as a result of examinations conducted by any taxing authority have been paid in full, other than those being contested through appropriate proceedings, (vi) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (v) are currently pending, and (vii) no claim has been made in writing in the past five (5) years by a taxing authority in a jurisdiction where PPBI or any of its Subsidiaries does not already file Tax Returns that PPBI or a Subsidiary is or may be subject to taxation by that jurisdiction.

          (o)    Ownership of Plaza Common Stock.    None of PPBI or any of its Subsidiaries, or to PPBI's Knowledge, any of its other affiliates or associates (as such terms are defined under the Exchange Act), owns beneficially or of record, directly or indirectly, or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, shares of Plaza Common Stock (other than shares held in a fiduciary capacity that are beneficially owned by third parties or as a result of debts previously contracted).

          (p)    Absence of Certain Changes or Events.    Since January 1, 2015, except as specifically contemplated by or as disclosed in this Agreement, there has not been any Material Adverse Effect with respect to PPBI or any event or development that is reasonably expect to have, either individually or in the aggregate, a Material Adverse Effect with respect to PPBI.

          (q)    Disclosure.    The representations and warranties contained in this Section 5.04, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.04 not misleading.

          (r)    No Additional Representations.    Except for the representations and warranties made by PPBI in this Section 5.04 and as Previously Disclosed, neither PPBI nor any other Person makes any express or implied representation or warranty with respect to PPBI, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and PPBI hereby expressly disclaims any such other representations or warranties.

ARTICLE VI

COVENANTS

        6.01    Reasonable Best Efforts.    Subject to the terms and conditions of this Agreement, each of Plaza and PPBI agrees to use its commercially reasonable best efforts in good faith, and to cause their respective Subsidiaries to use their commercially reasonable best efforts in good faith, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Transaction as promptly as practicable and otherwise to enable consummation of the Transaction, including the satisfaction of the conditions set forth in Article VII hereof, and shall cooperate fully with the other party hereto to that end.

        6.02    Intentionally Omitted.

        6.03    Registration Statement; Solicitation of Plaza Shareholder Consents.

          (a)   PPBI agrees to prepare a registration statement on Form S-4 or other applicable form (the "Registration Statement") to be filed by PPBI with the SEC in connection with the issuance of the shares of PPBI Common Stock to the Plaza shareholders as the Merger Consideration in the Merger (including a consent solicitation statement for the Shareholder Approval and a prospectus constituting a part thereof (the "Plaza Consent Statement") and all related documents). Plaza shall prepare and furnish such information relating to it, its Subsidiaries and their respective directors, officers and shareholders as may be reasonably required in connection with the above referenced documents based on its knowledge of and access to the information required for said documents, and Plaza, and its legal, financial and accounting advisors, shall have the right to review in advance and comment on such Registration Statement prior to its filing. Plaza agrees to cooperate with PPBI and PPBI's counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from its financial advisor and independent auditor in connection with the Registration Statement and the Plaza Consent Statement. PPBI shall use its best efforts to file, or cause to be filed, the Registration Statement with the SEC within forty-five (45) days of the date of this Agreement or as promptly as reasonably practicable thereafter. Each of Plaza and PPBI agrees to use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof. PPBI also agrees to use its reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. Plaza shall, within three Business Days from the date when the Registration Statement is declared effective under the Securities Act, mail at its expense the Plaza Consent Statement to all holders of record of outstanding shares of Plaza Common Stock. The Plaza Consent Statement shall include a form of written consent reasonably acceptable to PPBI soliciting Plaza shareholders to vote their shares of Plaza Common Stock in favor of this Agreement and the Transactions provided hereunder (such written consents, when duly executed and delivered by Plaza shareholders, together with the required form of consents to be delivered by the Manager and the Shareholders set forth as Exhibit II to the Support Agreement and the Shareholder Agreement, respectively, which are attached to this Agreement as Annex A and Annex B, respectively, being referred to collectively as the "Plaza Shareholder Consents"). The Plaza Consent Statement shall also contain the notice of availability of appraisal rights and related disclosure required by Section 262 of the DGCL.

          (b)   Each of Plaza and PPBI agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement shall, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Plaza Consent Statement and any amendment or supplement thereto shall, at the date of mailing to Plaza shareholders and at all times during which Plaza Shareholder Consents are solicited, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of Plaza and PPBI further agrees that if such party shall become aware prior to the date of effectiveness of the Registration Statement of any information furnished by such party that would cause any of the statements in the Registration Statement or the Plaza Consent Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other parties thereof and to take the necessary steps to correct the Registration Statement or the Plaza Consent Statement.

          (c)   PPBI agrees to advise Plaza promptly in writing after PPBI receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of PPBI Common Stock for offering or sale in any jurisdiction, of the initiation or, to the extent PPBI is aware thereof, threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

        6.04    Regulatory Filings.

          (a)   Each of PPBI and Plaza and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all Governmental Authorities necessary to consummate the Transaction; and PPBI shall use its best efforts to make any initial application filings with Governmental Authorities within thirty (30) days of the date of this Agreement or as promptly as reasonably practicable thereafter. Each of PPBI and Plaza shall have the right to review in advance, and to the extent practicable, each shall consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all written information submitted to any Governmental Authority in connection with the Transaction, provided that PPBI shall not be required to provide Plaza with confidential portions of any filing with a Governmental Authority. In exercising the foregoing right, each of such parties agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it shall consult with the other party hereto with respect to the obtaining of all permits, consents, approvals, waivers and authorizations of all Governmental Authorities necessary or advisable to consummate the Transaction, and each party shall keep the other party apprised of the status of material matters relating to completion of the Transaction. Each party hereto further agrees to provide the other party with a copy of all correspondence to or from any Governmental Authority in connection with the Transaction, provided that PPBI shall not be required to provide Plaza with confidential portions of any filing with a Governmental Authority. In addition, Plaza shall use its reasonable best efforts to ensure that representatives of Carpenter Fund Manager GP, LLC ("Carpenter") shall prepare all documentation to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the Transaction. To the extent not prohibited by applicable law, Plaza shall use its reasonable best efforts to provide PPBI with a copy of all correspondence from Carpenter to any Governmental Authority or from any Governmental Authority to Carpenter in connection with the Transactions.

          (b)   Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of their Subsidiaries to any Governmental Authority.

        6.05    Press Releases.    Plaza and PPBI shall consult with each other before issuing any press release with respect to the Transaction or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that PPBI or Plaza may, without the prior consent of the other party (but after such consultation, to the extent practicable under the circumstances), issue such press release or make such public statements as may, upon the advice of outside counsel, be required by law or the rules or regulations of the SEC or Nasdaq. Plaza and PPBI shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the Transaction as reasonably requested by the other party.

        6.06    Access; Information.

          (a)   Plaza agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford PPBI and PPBI's officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), systems, properties, personnel and advisors of Plaza and its Subsidiaries and to such other information relating to Plaza and its Subsidiaries as PPBI may reasonably request, provided that PPBI shall coordinate any and all meetings with Plaza personnel with one or more designated representatives of Plaza, and, during such period, Plaza shall furnish promptly to PPBI (i) a copy of each report, schedule, registration statement and other document filed or received during such period pursuant to the requirements of federal or state banking, lending, securities, consumer finance or privacy laws and (ii) all other information concerning the business, properties and personnel of Plaza and its Subsidiaries as PPBI may reasonably request. Notwithstanding the foregoing, Plaza shall not be required to provide access to or disclose information where such access or disclosure would jeopardize the attorney-client privilege of Plaza or any other Person in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or agreement entered into prior to the date of this Agreement, provided that in any such event, Plaza will work in good faith with PPBI to make appropriate substitute disclosure arrangements.

          (b)   During the period from the date of this Agreement to the Effective Time, Plaza shall, upon the request of PPBI, cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of PPBI regarding its consolidated financial condition, operations and business and matters relating to the completion of the Transaction. Subject to applicable law, as soon as reasonably available, but in no event more than 15 days after the end of each calendar quarter ending after the date of this Agreement (other than the last quarter of each fiscal year ending December 31), Plaza will deliver to PPBI its consolidated balance sheet and consolidated statements of income, comprehensive income, equity and cash flows, without related notes, for such quarter prepared in accordance with GAAP, and, as soon as reasonably available, but in no event more than 30 days after the end of each fiscal year, Plaza will deliver to PPBI its consolidated balance sheet and consolidated statements of income, comprehensive income, equity and cash flows for such year prepared in accordance with GAAP. Subject to applicable law, within 15 days after the end of each month, Plaza will deliver to PPBI a consolidated balance sheet and consolidated statements of income, without related notes, for such month prepared in accordance with GAAP.

          (c)   PPBI agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford Plaza and Plaza's officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), systems, properties, personnel and advisors of PPBI and its Subsidiaries and to such other information relating to PPBI and its Subsidiaries as Plaza may reasonably request, provided that Plaza shall coordinate any and all meetings with PPBI personnel with one or more designated representatives of PPBI, and, during such period, PPBI shall furnish promptly to Plaza (i) a copy of each report, schedule, registration statement and other document filed or received during such period pursuant to the requirements of federal or state banking, lending, securities, consumer finance or privacy laws and (ii) all other information concerning the business, properties and personnel of PPBI and its Subsidiaries as Plaza may reasonably request. Notwithstanding the foregoing, PPBI shall not be required to provide access to or disclose information where such access or disclosure would jeopardize the attorney-client privilege of PPBI or any other Person in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or agreement entered into prior to the date of this Agreement, provided that in any such event, PPBI will work in good faith with Plaza to make appropriate substitute disclosure arrangements.

          (d)   During the period from the date of this Agreement to the Effective Time, PPBI shall, upon the request of Plaza, cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of Plaza regarding its consolidated financial condition, operations and business and matters relating to the completion of the Transaction. Subject to applicable law, as soon as reasonably available, but in no event more than 15 days after the end of each calendar quarter ending after the date of this Agreement (other than the last quarter of each fiscal year ending December 31), PPBI will deliver to Plaza its consolidated balance sheet and consolidated statements of income, comprehensive income, equity and cash flows, without related notes, for such quarter prepared in accordance with GAAP, and, as soon as reasonably available, but in no event more than 30 days after the end of each fiscal year, PPBI will deliver to Plaza its consolidated balance sheet and consolidated statements of income, comprehensive income, equity and cash flows for such year prepared in accordance with GAAP. Subject to applicable law, within 15 days after the end of each month, PPBI will deliver to Plaza a consolidated balance sheet and consolidated statements of income, without related notes, for such month prepared in accordance with GAAP.

          (e)   All information furnished pursuant to this Section 6.06 shall be subject to the provisions of the Mutual Confidentiality and Non-Disclosure Agreement, dated as of June 27, 2017, by and between PPBI, Plaza and Carpenter (the "Confidentiality Agreement").

          (f)    No investigation by any of the parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other parties set forth herein.

        6.07    Acquisition Proposals.

          (a)   Plaza agrees that it shall, and shall direct and use its reasonable best efforts to cause its Affiliates, directors, officers, employees, agents and representatives (including, without limitation, any investment banker, financial advisor, attorney, accountant or other representative retained by it) (all of the foregoing, collectively, "Representatives") to, immediately cease any discussions or negotiations with any other parties that may be ongoing with respect to the possibility or consideration of any Acquisition Proposal, and will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to any Acquisition Proposal, including by requesting the other party to promptly return or destroy any confidential information previously furnished by or on behalf of Plaza or any of its Subsidiaries thereunder and by specifically enforcing the terms thereof in a court of competent jurisdiction. From the date of this Agreement through the Effective Time, none of Plaza, its Subsidiaries nor any of their Affiliates shall, and each of the foregoing shall cause their respective directors, officers or employees or any Representative retained by them not to, directly or indirectly through another Person, (i) solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action designed to facilitate or that is likely to result in, any inquiries or the making of any proposal or offer that constitutes, or is reasonably likely to lead to, any Acquisition Proposal, (ii) provide any confidential information or data to any Person relating to any Acquisition Proposal, (iii) participate in any discussions or negotiations regarding any Acquisition Proposal, (iv) waive, terminate, modify or fail to enforce any provision of any contractual "standstill" or similar obligations of any Person other than PPBI or its Affiliates, (v) approve or recommend, propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal or propose to do any of the foregoing, or (vi) make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal; provided, however, that at any time prior to obtaining the Shareholder Approval, if the Plaza Board determines in good faith, after consulting with its outside legal and financial advisors, that the failure to do so would breach, or would reasonably be expected to result in a breach of, the Plaza Board's fiduciary duties under applicable law, Plaza may, in response to a bona fide, written Acquisition Proposal not solicited in violation of this Section 6.07(a) that the Plaza Board determines in good faith constitutes a Superior Proposal, (1) furnish information with respect to itself to any Person making such a Superior Proposal pursuant to a confidentiality agreement on terms that are in all material respects no less restrictive to such Person than the terms contained in the Confidentiality Agreement are to PPBI (as determined by Plaza after consultation with its outside counsel) (the "Acceptable Confidentiality Agreement"), and (2) participate in discussions or negotiations regarding such a Superior Proposal. Plaza agrees that it shall concurrently provide to PPBI any information (whether such information is confidential, nonpublic or otherwise) concerning Plaza or Plaza Bank that may be provided to any other Person in connection with any Superior Proposal which has not previously been provided to PPBI. For purposes of this Agreement, the term "Acquisition Proposal" means any inquiry, proposal or offer, filing of any regulatory application or notice or disclosure of an intention to do any of the foregoing from any Person relating to any (w) direct or indirect acquisition or purchase of a business that constitutes 10% or more of the total revenues, net income, assets or deposits of Plaza and its Subsidiaries taken as a whole, (x) direct or indirect acquisition or purchase of any class of Equity Securities representing 10% or more of the voting power of Plaza or Plaza Bank, (y) tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of any class of Equity Securities of Plaza or Plaza Bank or (z) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Plaza or Plaza Bank, other than the Transaction contemplated by this Agreement. For purposes of this Agreement, the term "Superior Proposal" means any bona fide written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Plaza Common Stock then outstanding or all or substantially all of Plaza's consolidated assets, which the Plaza Board determines in good faith, after taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), and after consulting with Plaza's financial advisor (which shall be a recognized investment banking firm) and outside counsel, (i) is more favorable from a financial point of view to its shareholders than the Merger, (ii) is reasonably likely to be consummated on the terms set forth, and (iii) for which financing, to the extent required, is then committed or which, in the good faith judgment of the Plaza Board, is reasonably likely to be obtained by such third party.

          (b)   Neither the Plaza Board nor any committee thereof shall (or shall agree or resolve to) (i) withdraw or modify in a manner adverse to PPBI, or propose publicly to withdraw or modify in a manner adverse to PPBI, the recommendation or declaration of advisability by such Plaza Board or any such committee of this Agreement or the Merger in connection with the solicitation of Plaza Shareholder Consents or otherwise (any such action, resolution or agreement to take such action being referred to herein as an "Adverse Recommendation Change"), (ii) recommend, declare advisable or propose to recommend or declare advisable the approval or adoption of any Acquisition Proposal or resolve or agree to take any such action, or adopt or approve any Acquisition Proposal, or (iii) cause or permit Plaza to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (each, an "Acquisition Agreement") constituting or related to, or which would reasonably be expected to lead to, any Acquisition Proposal (other than an Acceptable Confidentiality Agreement), or resolve or agree to take any such action. Notwithstanding the foregoing, at any time prior to the Shareholder Approval, the Plaza Board may (x) effect an Adverse Recommendation Change or (y) in response to a Superior Proposal, terminate this Agreement pursuant to Section 8.01(f) to accept such Superior Proposal, in the case of each of clauses (x) and (y), if the Plaza Board has determined in good faith, after consultation with its outside legal counsel, that the failure to do so would be inconsistent with its fiduciary duties to the shareholders of Plaza under applicable law, provided that the Plaza Board may not effect such an Adverse Recommendation Change or terminate this Agreement pursuant to Section 8.01(f) unless the Plaza Board shall have first provided written notice to PPBI (an "Adverse Change Notice") at least three Business Days prior to such action that it is prepared to take such action and, if such action is in response to a Superior Proposal, the following additional conditions are satisfied: (A) such notice shall attach the most current version of any written agreement relating to the transaction that constitutes such Superior Proposal and (B) PPBI does not make, within three Business Days after the receipt of such notice, a proposal that would, in the reasonable good faith judgment of the Plaza Board (after consultation with a financial advisor of national reputation and outside legal counsel), cause the offer previously constituting a Superior Proposal to no longer constitute a Superior Proposal (it being understood and agreed that any amendment or modification of such Superior Proposal shall require a new Adverse Change Notice and a new three Business Day period). Plaza agrees that, during the three Business Day period prior to its effecting an Adverse Recommendation Change or termination pursuant to Section 8.01(f), Plaza and its officers, directors and representatives shall negotiate in good faith with PPBI and its officers, directors and representatives regarding any revisions to the terms of the Merger and the other transactions contemplated by this Agreement proposed by PPBI. Notwithstanding anything to the contrary in this Agreement, Plaza shall not be entitled to enter into any agreement (other than an Acceptable Confidentiality Agreement) with respect to a Superior Proposal unless this Agreement has been terminated by its terms pursuant to Section 8.01, and Plaza has paid to PPBI the Termination Fee.

          (c)   In addition to the obligations of Plaza set forth in this Section 6.07, Plaza shall promptly (within 24 hours) advise PPBI orally and in writing of its receipt of any Acquisition Proposal.

          (d)   Plaza agrees that any violation of the restrictions set forth in this Section 6.07 by any Representative of Plaza or its Subsidiaries shall be deemed a breach of this Section 6.07 by Plaza.

          (e)   The parties hereto agree that irreparable damage would occur in the event any of the restrictions set forth in this Section 6.07 were violated by Plaza, its Subsidiaries or any Representative of Plaza or its Subsidiaries. It is accordingly agreed that PPBI shall be entitled to an injunction or injunctions to prevent breaches of Section 6.07 and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which PPBI is entitled at law or in equity. In the event attorneys' fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, PPBI shall be entitled to recover reasonable attorneys' fees and costs incurred therein.

          (f)    Nothing contained in this Agreement shall prevent Plaza or the Plaza Board from complying with Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal.

        6.08    Certain Policies.    Prior to the Effective Date, upon the request of PPBI, Plaza shall, and shall cause its Subsidiaries to, consistent with GAAP and applicable banking laws and regulations, use their commercially reasonable best efforts to modify or change their Loan, OREO, accrual, reserve, Tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of PPBI; provided, however, that no such modifications or changes need be made prior to the satisfaction of the conditions set forth in Section 7.01(b); and further provided that in any event, no such modification or change made by Plaza or any of its Subsidiaries pursuant to this Section 6.08 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of Plaza or its management with any such adjustments.

        6.09    Nasdaq Listing.    PPBI shall, as promptly as practicable, file all documents, take all actions reasonably necessary and otherwise use its reasonable best efforts to list, prior to the Effective Date, on the Nasdaq the shares of PPBI Common Stock to be issued to the Plaza shareholders (i) as the Merger Consideration in the Merger and (ii) to convert the Plaza Restricted Stock into shares of PPBI Common Stock.

        6.10    Indemnification.

          (a)   From and after the Effective Time through the sixth anniversary of the Effective Time, PPBI and the Surviving Corporation (each an "Indemnifying Party") shall indemnify and hold harmless each present and former director, officer and employee of Plaza or a Plaza Subsidiary, as applicable, determined as of the Effective Time (the "Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was a director, officer, employee, fiduciary or agent of Plaza or any Plaza Subsidiary or is or was serving at the request of

  Plaza or any Plaza Subsidiary as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, including, without limitation, matters related to the negotiation, execution and performance of this Agreement or consummation of the Transaction, to the fullest extent which such Indemnified Parties would be entitled under the Plaza Articles and the Plaza Bylaws or any agreement, arrangement or understanding which has been set forth in Section 6.10 of Plaza's Disclosure Schedule, in each case as in effect on the date hereof. PPBI shall also cause the Surviving Corporation to advance expenses as incurred by such Indemnified Parties to the same extent as such persons are entitled to advancement of expenses as of the date of this Agreement by Plaza pursuant to the Plaza Articles and the Plaza Bylaws or any agreement, arrangement or understanding which has been set forth in Section 6.10 of Plaza's Disclosure Schedule, in each case as in effect on the date hereof.

          (b)   Any Indemnified Party wishing to claim indemnification under this Section 6.10, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not actually prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Parties that make joint representation inappropriate, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction unless the Indemnified Parties have conflicts of interest), (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent, which shall not be unreasonably withheld, and (iv) the Indemnifying Party shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine by final, non-appealable written order that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

          (c)   PPBI (and the Surviving Corporation) shall maintain Plaza's existing directors' and officers' liability insurance policy (or provide a policy providing comparable coverage and amounts on terms no less favorable to the persons currently covered by Plaza's existing policy, including PPBI's existing policy if it meets the foregoing standard) covering persons who are currently covered by such insurance for a period of six (6) years after the Effective Time; provided, however, that in no event shall PPBI be obligated to expend, in order to maintain or provide insurance coverage pursuant to this Section 6.10(c), an amount in excess of 250% of the annual premiums paid by Plaza as of the date hereof for such insurance ("Maximum Insurance Amount"); provided further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Insurance Amount, PPBI shall obtain the most advantageous coverage obtainable for an annual premium equal to the Maximum Insurance Amount. PPBI shall provide proof of such coverage to Plaza no later than five (5) Business Days prior to the Effective Time.

          (d)   The obligations of PPBI and the Surviving Corporation under this Section 6.10 shall not be terminated or modified by such parties in a manner adverse to any Indemnified Party or any other Person entitled to the benefits of this Section 6.10, or to whom this Section 6.10 applies, without the written consent of the effected Indemnified Party or Parties and/or such other Person, as the case may be. If PPBI or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of PPBI shall assume the obligations set forth in this Section 6.10.

          (e)   The provisions of this Section 6.10 are (i) intended to be for the benefit of, and will be enforceable by, each Indemnified Party and his or her heirs and his or her representatives, as set forth in Section 9.07 herein, and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

        6.11    Benefit Plans.

          (a)   As soon as administratively practicable after the Effective Time, PPBI shall transition Transferred Employees of Plaza and its Subsidiaries from the Benefit Plans of Plaza and its Subsidiaries to the corresponding PPBI Benefit Plans and take all reasonable action so that Transferred Employees of Plaza and its Subsidiaries shall be entitled to participate in each PPBI Benefit Plan of general applicability to the same extent as similarly-situated employees of PPBI and its Subsidiaries (it being understood that inclusion of the Transferred Employees of Plaza and its Subsidiaries in the PPBI Benefit Plans may occur at different times with respect to different plans), provided that coverage shall be continued under the corresponding Benefit Plans of Plaza and its Subsidiaries until such Transferred Employees are permitted to participate in the PPBI Benefit Plans and provided further, however, that nothing contained herein shall require PPBI or any of its Subsidiaries to make any grants to any former employee of Plaza and its Subsidiaries under any discretionary equity compensation plan of PPBI. PPBI shall cause each PPBI Benefit Plan in which employees of Plaza and its Subsidiaries are eligible to participate to recognize, for purposes of determining eligibility to participate in, the vesting of benefits and for all other purposes (but not for accrual of pension benefits) under the PPBI Benefit Plans, the service of such Transferred Employees with Plaza and its Subsidiaries to the same extent as such service was credited for such purpose by Plaza and its Subsidiaries, provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits or to the extent not otherwise permissible under the terms of a PPBI Benefit Plan. Nothing herein shall limit the ability of PPBI to amend or terminate any of the PPBI Benefit Plans or the Plaza Benefit Plans in accordance with their terms at any time.

          (b)   At and following the Effective Time, PPBI shall honor, and the Surviving Corporation shall continue to be obligated to perform, in accordance with their terms, all benefit obligations to, and contractual rights of, current and former employees of Plaza and its Subsidiaries and current and former directors of Plaza and its Subsidiaries existing as of the Effective Date, as well as all bonus, deferred compensation, supplemental retirement plan, salary continuation, severance, termination, change in control and other existing plans and policies of Plaza and its Subsidiaries to the extent that each of the foregoing (including amounts accrued or otherwise payable pursuant thereto) are expressly set forth in Section 6.11(b) of Plaza's Disclosure Schedule.

          (c)   In the event PPBI transitions Transferred Employees of Plaza and its Subsidiaries from the group medical, dental, health, life or disability plan of Plaza and its Subsidiaries to the corresponding PPBI Benefit Plan at any time prior to the end of the applicable plan year of the group medical, dental, health, life or disability plan of Plaza and its Subsidiaries, at such time as Transferred Employees of Plaza and its Subsidiaries become eligible to participate in a medical, dental, health, life or disability plan of PPBI or its Subsidiaries, PPBI shall cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental plans of PPBI, (ii) provide full credit under medical, health and dental plans for any deductibles, co-payment and out-of-pocket expenses incurred by the Transferred Employees and their beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time to the extent such employee had satisfied any similar limitation or requirement under a corresponding Plaza Benefit Plan prior to the Effective Time, provided, however, that such waiver shall not be required to the extent that such waiver would result in a duplication of benefits or to the extent not otherwise permissible under the terms of a contract insuring benefits under the PPBI Benefit Plans.

          (d)   Within sixty (60) days from the date of this Agreement, PPBI shall identify the Employees for whom PPBI agrees to continue employment following the Closing provided they are employed by, and in good standing with, Plaza immediately prior to the Closing (the "Transferred Employees"). On or before the Closing Date, Plaza shall terminate the employment of those Employees who are not Transferred Employees and shall pay any severance, retention, change in control, accrued and unused paid time off, amounts payable pursuant to Section 3.08(a) hereof, or other similar payments, in each case, which have been Previously Disclosed by Plaza to PPBI, obtain an executed general release of claims that has not been revoked, and pay to the proper taxing authorities any income and employment Tax withholding as well as the employer portions of any applicable employment Taxes. PPBI shall remain responsible for payment to any Transferred Employee of any severance or similar compensation and benefits payable following a termination of employment. Those employees of Plaza and its Subsidiaries who do not continue their employment with PPBI or its Subsidiaries following the Effective Time, who are not a party to an employment agreement or otherwise entitled to an existing severance package and who sign and deliver a termination and release agreement (which will be negotiated between PPBI and Plaza) within 30 days of the Effective Time, shall be entitled to receive a single lump sum payment of severance in an amount and in accordance with the terms of the Plaza severance policy which has been set forth in Section 6.11 of Plaza's Disclosure Schedule, up to a maximum of 12 weeks of salary. For purposes of the foregoing, any severance benefits payable in accordance with the immediately preceding sentence pursuant to timely delivered termination and release agreements shall be paid on the later to occur of (i) the PPBI payroll date for the PPBI payroll period during which the former employee delivers to the Surviving Corporation his or her executed termination and release agreement, or (ii) the PPBI payroll date for the PPBI payroll period during which the former employee's termination and release agreement becomes effective following the expiration of any revocation period afforded under applicable law. If Plaza or any of its Subsidiaries has any other severance pay plan or arrangement, then any amounts paid pursuant to that plan or arrangement shall reduce the amount that the employee will receive under this Section 6.11(d) and in no event shall there be any duplication of severance pay. Nothing contained in this Section 6.11(d) hereof shall be construed or interpreted to limit or modify in any way PPBI's or its Subsidiaries at will employment policy or provide any third party beneficiary rights to employees of Plaza or any of its Subsidiaries. In no event shall severance pay be taken into account in determining the amount of any other benefit (including but not limited to, an individual's benefit under any retirement plan or policy).

          (e)   Prior to the Closing, Plaza and its Subsidiaries shall have paid into the Plaza Bank 401(k) Plan (the "Plaza Retirement Plan") all employer contributions, including any employer matching contributions, profit sharing contributions or other non-elective contributions. Prior to the Closing, Plaza shall (i) adopt written resolutions (or take such other necessary or appropriate action), in form and substance reasonably acceptable to PPBI, to terminate the Plaza Retirement Plan in compliance with its terms and requirements of applicable law, effective no later than the Business Day preceding the Closing Date and (ii) provide for full vesting of all non-elective contributions under the Plaza Retirement Plan for all participants who currently maintain an account under the Plaza Retirement Plan, such termination and vesting to be effective no later than the Business Day preceding the Closing Date. Plaza shall provide PPBI with evidence of the termination of the Plaza Retirement Plan.

          (f)    Each of Plaza and PPBI acknowledges and agrees that all provisions contained within this Section 6.11 with respect to Employees are included for the sole benefit of Plaza and nothing contained in this Section 6.11 shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.11. Nothing contained herein (i) shall be construed to establish, amend or modify any benefit plan, program or arrangement or (ii) alter or limit the ability of PPBI to amend, modify or terminate any benefit plan, program or arrangement at any time established, sponsored or maintained by PPBI or any of its Subsidiaries. Each of Plaza and PPBI agrees that the terms of this Section 6.11 do not and shall not create any right in any Person to continued employment with Plaza, PPBI or any of their respective Subsidiaries or to any compensation or benefit.

        6.12    Investor Rights Agreement.    PPBI and Carpenter shall enter into an Investor Rights Agreement which shall address, among other things, (i) Carpenter's right to designate one member to serve on the PPBI Board and the Pacific Premier Board and to continue to serve in such capacity, subject to Carpenter satisfying certain conditions, and (ii) PPBI's agreement to file a registration statement to enable the funds managed by Carpenter to sell their shares of PPBI Common Stock acquired in connection with the Merger and (iii) Carpenter's agreement not to solicit the customers or employees of Plaza.

        6.13    Notification of Certain Matters.    Each of Plaza and PPBI shall give prompt written notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (b) would cause or constitute a failure of any of the conditions provided for in Article VII.

        6.14    Estoppel Letters.    Plaza shall use its commercially reasonable efforts to obtain and deliver to PPBI at the Closing with respect to the real estate (i) owned or leased by Plaza or a Plaza Subsidiary, an estoppel letter dated as of the Closing in substantially the form of Annex F from all tenants and (ii) leased by Plaza or a Plaza Subsidiary, an estoppel letter dated as of the Closing in substantially the form of Annex G from its lessor.

        6.15    Assumption of Subordinated Notes Obligations.    As of the Effective Time, PPBI shall have assumed or caused one of its Subsidiaries to assume Plaza's Subordinated Notes obligations. In connection therewith, PPBI and Plaza shall execute and deliver any supplemental documents reasonably required pursuant to the term of the Subordinated Notes to make such assumptions effective.

        6.16    Antitakeover Statutes.    Each of PPBI and Plaza and their respective Boards of Directors shall, if any state antitakeover statute or similar statute becomes applicable to this Agreement and the Transaction, take all action reasonably necessary to ensure that the Transaction may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement and the Transaction.

        6.17    Consents.    Plaza shall, and shall cause its Subsidiaries to, use their commercially reasonable best efforts to obtain all consents, approvals, waivers, non-objections and to deliver any notices required pursuant to the terms of the Material Contracts as a result of the Transaction.

        6.18    Exemption from Liability Under Section 16(b).    Prior to the Effective Time, each of PPBI and Plaza shall take all steps as may be necessary or appropriate to cause any disposition of shares of Plaza Common Stock or conversion of any derivative securities in respect of such shares of Plaza Common Stock in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act.

        6.19    Consent Decree.    PPBI and Plaza shall cooperate and use their commercially reasonable efforts to receive written confirmation from the DOJ prior to the Effective Date that the Consent Decree will terminate at the Effective Time. Each of PPBI and Plaza shall have the right to review in advance all information submitted to the DOJ in connection with the Consent Decree or the termination thereof, and each shall consult with the other with respect to its efforts to receive such confirmation. In exercising the foregoing right, each of such parties agrees to act reasonably and as promptly as practicable.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

        7.01    Conditions to Each Party's Obligation to Effect the Merger.    The respective obligation of each of the parties hereto to consummate the Merger is subject to the fulfillment or, to the extent permitted by applicable law, written waiver by the parties hereto prior to the Closing of each of the following conditions:

          (a)    Plaza Shareholder Consents.    Each of PPBI and Plaza shall have received duly executed copies of the Plaza Shareholder Consents sufficient to constitute Shareholder Approval.

          (b)    Regulatory Approvals.    All regulatory approvals required to consummate the Merger shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements (other than conditions or requirements related to remedial actions) which the PPBI Board reasonably determines in good faith would, individually or in the aggregate, materially reduce the economic benefits of the Transaction to such a degree that PPBI, in its reasonable discretion, would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof.

          (c)    No Injunction.    No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order which is in effect and prohibits consummation of the Transaction.

          (d)    Registration Statement.    The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

          (e)    Listing.    The shares of PPBI Common Stock to be issued to the Plaza shareholders (i) as the Merger Consideration in the Merger and (ii) to convert the Plaza Restricted Stock to PPBI Common Stock, shall have been approved for listing on the Nasdaq.

          (f)    Tax Opinion.    Each of PPBI and Plaza shall have received the written opinion of Holland & Knight LLP, in form and substance reasonably satisfactory to both Plaza and PPBI, dated as of the Effective Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering any such opinion, such counsel may require and rely upon representations and covenants, including those contained in certificates of officers of PPBI, Plaza and others, reasonably satisfactory in form and substance to such counsel and Plaza's counsel.

        7.02    Conditions to Obligation of Plaza.    The obligation of Plaza to consummate the Merger is also subject to the fulfillment or written waiver by Plaza prior to the Closing of each of the following conditions:

          (a)    Representations and Warranties.    The representations and warranties of PPBI set forth in this Agreement, subject in all cases to the standard set forth in Section 5.02, shall be true and correct as of the date hereof and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date hereof or some other date shall be true and correct as of such date), and Plaza shall have received a certificate, dated the Effective Date, signed on behalf of PPBI by the Chief Executive Officer and the Chief Financial Officer of PPBI to such effect.

          (b)    Performance of Obligations of PPBI.    PPBI shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Plaza shall have received a certificate, dated the Effective Date, signed on behalf of PPBI by the Chief Executive Officer and the Chief Financial Officer of PPBI to such effect.

          (c)    Investor Rights' Agreement.    PPBI and Carpenter shall have entered into the Investor Rights Agreement in the form of Annex E hereto.

          (d)    Other Actions.    PPBI shall have furnished Plaza with such certificates of its respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.02 as Plaza may reasonably request.

        7.03    Conditions to Obligation of PPBI.    The obligation of PPBI to consummate the Merger is also subject to the fulfillment or written waiver by PPBI prior to the Closing of each of the following conditions:

          (a)    Representations and Warranties.    The representations and warranties of Plaza set forth in this Agreement, subject in all cases to the standard set forth in Section 5.02, shall be true and correct as of the date hereof and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date hereof or some other date shall be true and correct as of such date), and PPBI shall have received a certificate, dated the Effective Date, signed on behalf of Plaza by the Chief Executive Officer and the Chief Financial Officer of Plaza to such effect.

          (b)    Performance of Obligations of Plaza.    Plaza shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and PPBI shall have received a certificate, dated the Effective Date, signed on behalf of Plaza by the Chief Executive Officer and the Chief Financial Officer of Plaza to such effect.

          (c)    Dissenting Shares.    Dissenting Shares shall not represent 10% or more of the outstanding shares of Plaza Common Stock.

          (d)    Minimum Non-Maturity Deposits.    As of the month-end prior to the Closing Date, Plaza Bank shall have an aggregate outstanding balance of non-maturity deposits equal to at least $700.0 million.

          (e)    Minimum Tangible Common Equity.    As of the Closing Date, Plaza shall have Tangible Common Equity equal to at least $120.0 million.

          (f)    Bank Merger.    All regulatory approvals required to consummate the Bank Merger, including, without limitation, the approval of the DBO and FRB, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated. No order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Bank Merger shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits or makes illegal the consummation of the Bank Merger.

          (g)    Officers' Certificate.    PPBI shall have received a copy of a certification, dated the Effective Date, signed on behalf of Plaza by the Chief Executive Officer and the Chief Financial Officer of Plaza and directed to the DOJ, to the effect that Plaza Bank has not provided bank accounts or banking services to any Third-Party Payment Processor for at least three years prior to the Effective Date, and to the extent Plaza Bank or any predecessor banks acquired any other bank that provided bank accounts or banking services to any Third-Party Payment Processor within such three-year period, Plaza Bank or any predecessor banks stopped providing bank accounts and banking services to any such Third-Party Payment Processors in accordance with Section XIV.A.1 or Section XIV.A.2.a of the Consent Decree.

          (h)    Other Actions.    Plaza shall have furnished PPBI with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.03 as PPBI may reasonably request.

ARTICLE VIII

TERMINATION

        8.01    Termination.    This Agreement may be terminated, and the Transaction may be abandoned, at any time prior to the Effective Time:

          (a)    Mutual Consent.    By the mutual consent in writing of PPBI and Plaza.

          (b)    Breach.    Provided that the terminating party is not then in material breach of any representation, warranty, covenant or agreement contained herein, by PPBI or Plaza in the event of a breach by the other party of any representation, warranty, covenant or agreement contained herein, which breach (i) cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach and (ii) would entitle the non-breaching party not to consummate the Transaction contemplated hereby under Section 7.02(a) or (b) or 7.03(a) or (b), as the case may be.

          (c)    Delay.    By PPBI or Plaza in the event the Merger is not consummated by May 31, 2018, except to the extent that the failure of the Merger to be consummated by such date shall be due to the failure of the party seeking to terminate pursuant to this Section 8.01(c) to perform or observe the covenants and agreements of such party set forth in this Agreement or the failure of any of the Shareholders (if Plaza is the party seeking to terminate) to perform or observe their respective covenants and agreements under the relevant Shareholder Agreement.

          (d)    No Regulatory Approval.    By PPBI or Plaza in the event the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final non-appealable action of such Governmental Authority, or any Governmental Authority shall have issued a final, non-appealable injunction permanently enjoining or otherwise prohibiting the consummation of the Merger and the other transactions contemplated by this Agreement, or an application therefor shall have been permanently withdrawn at the formal or informal request of a Governmental Authority, provided, however, that no party shall have the right to terminate this Agreement pursuant to this

  Section 8.01(d) if such denial shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants of such party set forth herein.

          (e)    Adverse Change Notice or Adverse Recommendation Change.    Prior to receipt of the Shareholder Approval, by PPBI, in the event Plaza has delivered an Adverse Change Notice or an Adverse Recommendation Change has occurred;

          (f)    Superior Proposal.    Prior to receipt of the Shareholder Approval, by Plaza in accordance with Section 6.07 if (i) the Plaza Board authorizes Plaza to enter into a binding written agreement with respect to such Superior Proposal and (ii) Plaza pays to PPBI the Termination Fee, in each case, substantially concurrent with the termination of this Agreement; or

          (g)    No Shareholder Approval.    By PPBI, if Plaza Shareholder Consents representing greater than a majority of the outstanding Plaza Common Stock shall not have been delivered to PPBI prior to 6:00 p.m., Pacific Time, on the third Business Day immediately following the date of the declaration of effectiveness by the SEC of the Registration Statement.

        8.02    Effect of Termination and Abandonment.

          (a)   In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except that (i) this Section 8.02, Section 6.06(c) and Article IX shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary, neither PPBI nor Plaza shall be relieved or released from any liabilities or damages arising out of its fraud or willful breach of any provision of this Agreement.

          (b)   In the event that (i) an Acquisition Proposal has been made (whether or not conditional and whether or not withdrawn) to Plaza or its shareholders or any Person has publicly announced an intention (whether or not conditional and whether or not withdrawn) to make an Acquisition Proposal or an Acquisition Proposal (whether or not conditional and whether or not withdrawn) otherwise becomes known to Plaza or the executive officers of Plaza and thereafter (A) this Agreement is terminated by PPBI pursuant to 8.01(b) or PPBI pursuant to 8.01(g) and (B) prior to the date that is 12 months after such termination, (1) Plaza or any of its Subsidiaries enters into an Acquisition Agreement with respect to any Acquisition Proposal or (2) any Acquisition Proposal is consummated (solely for purposes of this Section 8.02(b)(i)(B), the term "Acquisition Proposal" shall have the meaning set forth in the definition of Acquisition Proposal contained in Section 6.07(a) except that all references to 10% shall be deemed references to 50%), then Plaza shall pay to PPBI a fee equal to $8.0 million (the "Termination Fee") by wire transfer of next day funds on the earlier of the date of execution of such Acquisition Agreement or the consummation of such Acquisition Proposal. In the event that (i) this Agreement is terminated by PPBI pursuant to Section 8.01(e) or (ii) this Agreement is terminated by Plaza pursuant to Section 8.01(f), then, in each such case, Plaza shall pay PPBI the Termination Fee by wire transfer of same-day funds (x) in the case of a termination by PPBI pursuant to Section 8.01(e), within two Business Days after such termination, and (y) in the case of a termination by Plaza pursuant to Section 8.01(f), no later than the time of such termination.

          (c)   In the event a Termination Fee is payable to PPBI pursuant to Section 8.02(b) or the Agreement is terminated by PPBI pursuant to Section 8.01(g), then Plaza shall pay PPBI or its designees by wire transfer of same day funds, as promptly as possible (but in any event within two Business Days) following the delivery by PPBI of an invoice therefor, all reasonably documented out-of-pocket fees and expenses incurred by PPBI and its Affiliates in connection with the transactions contemplated by this Agreement; provided that Plaza shall not be required to pay more than an aggregate of $1.5 million in fees and expenses pursuant to this Section 8.02(c).

          (d)   Plaza acknowledges that the agreements contained in this Section 8.02 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, PPBI would not have entered into this Agreement. Accordingly, if Plaza fails promptly to pay the amounts due pursuant to Section 8.02 and, in order to obtain such payment, PPBI commences a suit that results in a judgement against Plaza for the amounts set forth in Section 8.02, Plaza shall pay to PPBI its reasonable costs and expenses (including attorneys' fees and expenses) in connection with such suit and any appeal relating thereto, together with interest on the amounts set forth in Section 8.02 at the prime lending rate as published in the Wall Street Journal in effect on the date such payment was required to be made.

ARTICLE IX

MISCELLANEOUS

        9.01    Survival.    No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than agreements or covenants contained herein that by their express terms are to be performed after the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.06(e), 8.02 and this Article IX, which shall survive any such termination). Notwithstanding anything in the foregoing to the contrary, no representations, warranties, agreements and covenants contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive a party hereto or any of its affiliates of any defense at law or in equity which otherwise would be available against the claims of any Person, including without limitation any shareholder or former shareholder.

        9.02    Waiver; Amendment.    Prior to the Effective Time, any provision of this Agreement may be (i) waived, by the party benefited by the provision or (ii) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement, except that after the receipt of Shareholder Approval, no amendment shall be made which by law requires further approval by the shareholders of Plaza without obtaining such approval. For purposes of clarification, an amendment of any date in Section 8.01(c) shall not require further approval by any shareholders and if such amendment were deemed by law to require further approval by the shareholders of Plaza, the receipt of the Shareholder Approval will be deemed to have granted Plaza the authority to amend such dates without such further approval.

        9.03    Counterparts.    This Agreement may be executed in one or more counterparts, all of which shall be deemed to constitute one and the same original agreement.

        9.04    Governing Law.    This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware applicable to contracts made and to be performed entirely within such State.

        9.05    Expenses.    Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel; provided that nothing contained herein shall limit either party's rights to recover any liabilities or damages arising out of the other party's fraud or willful breach of any provision of this Agreement.

        9.06    Notices.    All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) or delivered by an overnight courier (with confirmation) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

        If to Plaza to:

    Plaza Bancorp
    18200 Von Karman Avenue, Suite 500
    Irvine, CA 92612
    Attention: Harry E. Galloway
                       Chief Executive Officer
    Fax: (949) 502-4399

        With a copy to:

    Sheppard Mullin Richter & Hampton LLP
    650 Town Center Drive, 4th Floor
    Costa Mesa, CA 92626
    Attention: Josh Dean, Esq.
    Fax: (714) 428-5991

        If to PPBI to:

    Pacific Premier Bancorp, Inc.
    17901 Von Karman Avenue
    Suite 1200
    Irvine, California 92614
    Attention: Steven R. Gardner, President and
                       Chief Executive Officer
    Fax: (949) 864-8616

        With a copy to:

    Holland & Knight LLP
    800 17th Street, N.W.
    Suite 1100
    Washington, D.C. 20006
    Attention: Norman B. Antin, Esq.
                       Jeffrey D. Haas, Esq.
    Fax: (202) 955-5564

        9.07    Entire Understanding; Limited Third Party Beneficiaries.    This Agreement, the Bank Merger Agreement, the Support Agreement, the Shareholder Agreements, the Investor Rights Agreement and the Confidentiality Agreement represent the entire understanding of the parties hereto and thereto with reference to the Transaction, and this Agreement, the Bank Merger Agreement, the Support Agreement, the Shareholder Agreements, the Investor Rights Agreement and the Confidentiality Agreement supersede any and all other oral or written agreements heretofore made. Except for the Indemnified Parties' right to enforce PPBI's obligation under Section 6.10, which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

        9.08    Severability.    Except to the extent that application of this Section 9.08 would have a Material Adverse Effect on Plaza or PPBI, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

        9.09    Enforcement of the Agreement.    The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Except as provided in Section 8.02(b), it is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In the event attorneys' fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs incurred therein.

        9.10    Interpretation.    When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Whenever the words "as of the date hereof" are used in this Agreement, they shall be deemed to mean the day and year first above written.

        9.11    Assignment.    No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

        9.12    Alternative Structure.    Notwithstanding any provision of this Agreement to the contrary, PPBI may at any time modify the structure of the acquisition of Plaza set forth herein, provided that (i) the Merger Consideration to be paid to the holders of Plaza Common Stock is not thereby changed in kind or reduced in amount as a result of such modification, (ii) such modifications will not adversely affect the tax treatment to Plaza's shareholders as a result of receiving the Merger Consideration and (iii) such modification will not jeopardize receipt of any required approvals of Governmental Authorities or delay consummation of the Transactions contemplated by this Agreement.

[Signature Page to Follow]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

PACIFIC PREMIER BANCORP, INC.
By:	/s/ STEVEN R. GARDNER
	Name:	Steven R. Gardner
	Title:	President and Chief Executive Officer
By:	/s/ RONALD NICOLAS
	Name:	Ronald Nicolas
	Title:	Senior Executive Vice President and Chief Financial Officer

PLAZA BANCORP
By:	/s/ HARRY E. GALLOWAY
	Name:	Harry E. Galloway
	Title:	Chief Executive Officer
By:	/s/ JOHN SHINDLER
	Name:	John Shindler
	Title:	Chief Financial Officer

ANNEX A

SUPPORT AGREEMENT

        SUPPORT AGREEMENT (this "Agreement"), dated as of August 8, 2017, between Carpenter Fund Manager GP, LLC (the "Manager") and Pacific Premier Bancorp, Inc., a Delaware corporation ("PPBI"). All terms used herein and not defined herein shall have the meanings assigned thereto in the Merger Agreement (defined below).

        WHEREAS, Plaza Bancorp, a Delaware corporation ("Plaza"), and PPBI are entering into an Agreement and Plan of Reorganization, dated as of the date hereof (the "Merger Agreement"), pursuant to which Plaza will merge with and into PPBI on the terms and conditions set forth therein (the "Merger") and, in connection therewith, outstanding shares of Plaza Common Stock will be converted into shares of PPBI Common Stock in the manner set forth therein; and

        WHEREAS, the Manager is the general partner of Carpenter Community BancFund, L.P., Carpenter Community BancFund-A, L.P. and Carpenter Community BancFund-CA, L.P. (collectively, the "Investors"), which own the shares of Plaza Common Stock identified on Exhibit I hereto (such shares, together with all shares of Plaza Common Stock subsequently acquired by the Investors during the term of this Agreement, being referred to as the "Shares"); and

        WHEREAS, in order to induce PPBI to enter into the Merger Agreement, the Manager has agreed to enter into and perform this Agreement.

        NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

        1.    Agreement to Vote Shares.    The Manager agrees that while this Agreement is in effect, at such time as Plaza conducts the Plaza Consent Solicitation, the Manager shall deliver, on behalf of the Investors, a duly executed copy of the written consent set forth as Exhibit II to this Agreement (or cause such consent to be delivered) covering all the Shares (whether acquired heretofore or hereafter) that are beneficially owned by the Investors or as to which the Manager or the Investors have, directly or indirectly, the right to vote or direct the voting.

        2.    Transfer of Shares.

          (a)    Prohibition on Transfers of Shares; Other Actions.    The Manager hereby agrees, for itself and on behalf of the Investors, that while this Agreement is in effect, the Manager shall not, without the prior written approval of PPBI, (i) sell, transfer, pledge, encumber, distribute by gift or donation, or otherwise dispose of any of the Shares (or any securities convertible into or exercisable or exchangeable for Shares) or any interest therein, whether by actual disposition, physical settlement or effective economic disposition through hedging transactions, derivative instruments or other means, except for charitable gifts or donations where the recipient enters into a voting agreement binding the recipient to vote its shares in the manner provided in Section 1 of this Agreement, (ii) enter into any agreement, arrangement or understanding with any Person, or take any other action, that violates or conflicts with or could reasonably be expected to violate or conflict with the Manager's representations, warranties, covenants and obligations under this Agreement, or (iii) take any other action that could reasonably be expected to impair or otherwise adversely affect, in any material respect, the Manager's power, authority and ability to comply with and perform its covenants and obligations under this Agreement; provided, however, that the prohibitions provided for in this Section 2 shall no longer apply to the Manager or the Investors once Shareholder Approval is obtained by delivery to Plaza and PPBI of the Plaza Shareholder Consents.

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          (b)    Transfer of Voting Rights.    The Manager hereby agrees, for itself and on behalf of the Investors, that the Manager shall not deposit any Shares in a voting trust, grant any proxy or enter into any voting agreement or similar agreement or arrangement with respect to any of the Shares.

        3.    Representations and Warranties of the Manager.    The Manager represents and warrants to and agrees with PPBI as follows:

          (a)    Capacity.    The Manager has all requisite capacity and authority to enter into and perform its obligations under this Agreement.

          (b)    Binding Agreement.    This Agreement has been duly executed and delivered by the Manager and constitutes the valid and legally binding obligation of the Manager, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          (c)    Non-Contravention.    The execution and delivery of this Agreement by the Manager does not, and the performance by the Manager of its obligations hereunder and the consummation by the Manager of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which the Manager or the Investors are a party or by which the Manager or the Investors are bound, or any statute, rule or regulation to which the Manager or the Investors are subject or any charter, bylaw or other organizational document of the Manager or the Investors.

          (d)    Ownership.    The Shares are, and, except as otherwise provided for in Section 2(a) hereof, through the term of this Agreement will be, owned beneficially and of record solely by the Manager and the Investors, except as otherwise disclosed on Exhibit I hereto. The Investors have title to the Shares, free and clear of any lien, pledge, mortgage, security interest or other encumbrance, except as otherwise disclosed on Exhibit I hereto. As of the date hereof, the Shares identified on Exhibit I hereto constitute all of the shares of Plaza Common Stock owned beneficially or of record by the Investors. The Manager has and, except as otherwise provided for in Section 2(a) above, will have at all times during the term of this Agreement (i) sole voting power and sole power to issue instructions with respect to the matters set forth in Section 1 hereof, (ii) sole power of disposition and (iii) sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares owned by the Investors on the date of this Agreement and all of the Shares hereafter acquired by the Investors and owned beneficially or of record by them during the term of this Agreement. For purposes of this Agreement, the term "beneficial ownership" shall be interpreted in accordance with Rule 13d-3 under the Exchange Act, provided that a Person shall be deemed to beneficially own any securities which may be acquired by such Person pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time within 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing).

          (e)    Consents and Approvals.    The execution and delivery of this Agreement by the Manager does not, and the performance by the Manager of its obligations under this Agreement and the consummation by it of the transactions contemplated hereby will not, require the Manager to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority.

          (f)    Absence of Litigation.    There is no suit, action, investigation or proceeding pending or, to the knowledge of the Manager, threatened against or affecting the Manager or the Investors or any of their affiliates before or by any Governmental Authority that could reasonably be expected

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  to materially impair the ability of the Manager to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

        4.    No Solicitation.    The Manager hereby agrees that during the term of this Agreement it shall not, and shall not permit any investment banker, financial advisor, attorney, accountant or other representative retained by it to, directly or indirectly, (a) take any of the actions specified in clauses (i)-(vi) of Section 6.07(a) of the Merger Agreement, (b) agree to release, or release, any Person from any obligation under any existing standstill agreement or arrangement relating to Plaza, or (c) participate in, directly or indirectly, a "solicitation" of "proxies" (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any shares of Plaza Common Stock in connection with any vote or other action on any matter of a type described in Section 1, other than to recommend that shareholders of Plaza deliver written consents in favor of the adoption and approval of the Merger Agreement and the Merger and as otherwise expressly permitted by this Agreement. The Manager agrees immediately to cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than PPBI with respect to any possible Acquisition Proposal and will take all necessary steps to inform any investment banker, financial advisor, attorney, accountant or other representative retained by it of the obligations undertaken by the Manager pursuant to this Section 4.

        5.    Notice of Acquisitions; Proposals Regarding Prohibited Transactions.    The Manager hereby agrees to notify PPBI promptly (and in any event within two (2) Business Days) in writing of the number of any additional shares of Plaza Common Stock or other securities of Plaza of which the Manager or the Investors acquire beneficial or record ownership on or after the date hereof. The Manager will comply with the provisions of Section 6.07(c) of the Merger Agreement as if it were Plaza.

        6.    Specific Performance and Remedies.    The Manager acknowledges that it will be impossible to measure in money the damage to PPBI if it fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, PPBI will not have an adequate remedy at law. Accordingly, the Manager agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that PPBI may have an adequate remedy at law. The Manager agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with PPBI's seeking or obtaining such equitable relief.

        7.    Term of Agreement; Termination.

          (a)   The term of this Agreement shall commence on the date hereof.

          (b)   This Agreement shall terminate upon the earlier to occur of (i) the date, if any, of termination of the Merger Agreement in accordance with its terms, or (ii) the Effective Time of the Merger. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any willful breach of this Agreement prior to such termination.

        8.    Stop Transfer Order.    In furtherance of this Agreement, the Manager hereby authorizes and instructs Plaza to enter a stop transfer order with respect to all of the Shares for the period from the date hereof through the date this Agreement is terminated in accordance with Section 7, except as otherwise provided for in Section 2(a) hereof.

        9.    Entire Agreement.    This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing

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signed by each party hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

        10.    Notices.    All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by telecopy or like transmission and on the next Business Day when sent by a reputable overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        If to PPBI to:

    Pacific Premier Bancorp, Inc.
    17901 Von Karman Avenue
    Suite 1200
    Irvine, CA 92614
    Attention: Steven R. Gardner, President and Chief Executive Officer
    Fax: (949) 864-8616

        With a copy to:

    Holland & Knight LLP
    800 17th Street, N.W.
    Suite 1100
    Washington, D.C. 20006
    Attention: Norman B. Antin, Esq.
                       Jeffrey D. Haas, Esq.
    Fax: (202) 955-5564

        If to the Manager to:

    Carpenter Fund Manager GP, LLC
    5 Park Plaza, Suite 950
    Irvine, CA 92614
    Attention: John D. Flemming
    Fax: (949) 579-1444

        11.    Miscellaneous.

          (a)    Severability.    If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, shall not be affected.

          (b)    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

          (c)    Headings.    All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

          (d)    Governing Law; Waiver of Jury Trial.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law. Each of the parties irrevocably and unconditionally waives, to the

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  fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any litigation arising out of or relating to this Agreement or the transactions contemplated hereby.

          (e)    Successors and Assigns; Third Party Beneficiaries.    Neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part, by any party without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

          (f)    Regulatory Compliance.    Each of the provisions of this Agreement is subject to compliance with all applicable regulatory requirements and conditions.

        12.    Attorney's Fees.    The prevailing party or parties in any litigation, arbitration, mediation, bankruptcy, insolvency or other proceeding ("Proceeding") relating to the enforcement or interpretation of this Agreement may recover from the unsuccessful party or parties all reasonable fees and disbursements of counsel (including expert witness and other consultants' fees and costs) relating to or arising out of (a) the Proceeding (whether or not the Proceeding proceeds to judgment), and (b) any post-judgment or post-award proceeding including, without limitation, one to enforce or collect any judgment or award resulting from the Proceeding. All such judgments and awards shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, and fees and disbursements of counsel.

[Signature page follows]

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        IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

PACIFIC PREMIER BANCORP, INC.
By:
	Name:	Steven R. Gardner
	Title:	President and Chief Executive Officer
By:
	Name:	Ronald Nicolas
	Title:	Senior Executive Vice President and Chief Financial Officer
CARPENTER FUND MANAGER GP, LLC
By:
Name:
Title:

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EXHIBIT I

SUPPORT AGREEMENT

Name of Investor	Shares of Plaza Common Stock Beneficially Owned
Carpenter Community BancFund, L.P.
Carpenter Community BancFund-A, L.P.
Carpenter Community BancFund-CA, L.P.

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EXHIBIT II

WRITTEN CONSENT

OF CERTAIN STOCKHOLDERS OF

PLAZA BANCORP

 Pursuant to Section 228 of the
General Corporation Law of the State of Delaware

        Pursuant to Section 228 of the Delaware General Corporation Law (the "DGCL") and the Certificate of Incorporation, as amended, and the Amended and Restated Bylaws, as amended, of Plaza Bancorp, a Delaware corporation ("Plaza"), the undersigned, the holders of                        shares of common stock, par value $0.0001 per share, of Plaza (the "Plaza Common Stock"), constituting approximately        % of the voting power of the outstanding shares of the Plaza Common Stock, do hereby irrevocably consent as follows:

Adoption of the Merger Agreement and Related Matters

        WHEREAS, the Board of Directors of Plaza (the "Plaza Board") has (i) approved and determined advisable (A) the Agreement and Plan of Reorganization, dated as of August 8, 2017, by and between Plaza and Pacific Premier Bancorp, Inc., a Delaware corporation ("PPBI"), which is attached hereto as Exhibit A (the "Merger Agreement"), pursuant to which, among other things, Plaza will be merged with and into PPBI (the "Merger"), (B) the Merger and (C) the other transactions contemplated by the Merger Agreement, (ii) determined that it is in the best interests of Plaza's shareholders that Plaza enter into the Merger Agreement and consummate the Merger and the other transactions contemplated by the Merger Agreement on the terms and subject to the conditions set forth in the Merger Agreement, (iii) determined that the consideration to be paid to Plaza's shareholders in the Merger is fair to such shareholders and (iv) recommended that Plaza's shareholders adopt the Merger Agreement;

        WHEREAS, the Merger Agreement was executed by the parties thereto on August 8, 2017;

        WHEREAS, the Merger Agreement provides that each share of Plaza Common Stock issued and outstanding immediately prior to the Effective Time (as defined in the Merger Agreement) (other than shares in respect of which appraisal rights have been properly exercised) shall be cancelled and shall be converted automatically into the right to receive the Merger Consideration (as defined in the Merger Agreement);

        WHEREAS, the undersigned have reviewed the Merger Agreement and such other information as they believed necessary to make an informed decision concerning their vote on the adoption of the Merger Agreement, and the undersigned have had the opportunity to consult with their own legal, tax and/or financial advisor(s) regarding the consequences to them of the Merger, the Merger Agreement and the execution of this Written Consent;

        WHEREAS, the undersigned desire to waive any rights to appraisal of the fair value of such shareholder's shares of Plaza Common Stock and rights to dissent from the Merger that the undersigned may have, whether pursuant to the DGCL or otherwise; and

        WHEREAS, the undersigned desire to waive certain other claims in connection with this Written Consent, the Merger Agreement and the Merger.

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        NOW, THEREFORE, BE IT RESOLVED, that the Merger Agreement and the transactions and agreements contemplated thereby, including the Merger, be, and the same hereby are, adopted and approved in all respects.

        FURTHER RESOLVED, that each of the undersigned hereby irrevocably waives any rights to appraisal of the fair value of such shareholder's shares of Plaza Common Stock and any rights to dissent from the Merger that the undersigned may have, whether pursuant to the DGCL or otherwise.

        FURTHER RESOLVED, that the undersigned hereby agree (on their own behalf and on behalf of their successors-in-interest, transferees or assignees) to forego participation as a plaintiff or member of a plaintiff class in any action (including any class action) with respect to any claim, direct, derivative or otherwise, based on their status as shareholders of Plaza relating to the negotiation, execution or delivery of this Written Consent or the Merger Agreement or the consummation of (but not the failure to consummate) the Merger and the other transactions contemplated by the Merger Agreement, and to take all necessary steps to affirmatively waive and release any right or claim of recovery or recovery in any settlement or judgment related to any such action reasonably requested by PPBI in writing. For the avoidance of doubt, none of the undersigned waive, release or discharge any claims relating to the right to receive the Merger Consideration under the Merger Agreement.

        FURTHER RESOLVED, that PPBI may rely upon the foregoing waivers and agreements as being binding in all respects against each of the undersigned.

        The undersigned hereby waives compliance with any and all notice requirements imposed by the Certificate of Incorporation, as amended, of Plaza, Plaza's Amended and Restated Bylaws, as amended, the DGCL and any other applicable law. This Written Consent is effective upon execution and may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[The remainder of this page was intentionally left blank.]

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        IN WITNESS WHEREOF, each of the undersigned has executed this written consent on the date first set forth opposite its name below.

Dated                        , 201

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ANNEX B

SHAREHOLDER AGREEMENT

        SHAREHOLDER AGREEMENT (this "Agreement"), dated as of August 8, 2017, between                 , a shareholder ("Shareholder") of Plaza Bancorp, a Delaware corporation ("Plaza"), and Pacific Premier Bancorp, Inc., a Delaware corporation ("PPBI"). All terms used herein and not defined herein shall have the meanings assigned thereto in the Merger Agreement (defined below).

        WHEREAS, Plaza and PPBI are entering into an Agreement and Plan of Reorganization, dated as of the date hereof (the "Merger Agreement"), pursuant to which Plaza will merge with and into PPBI on the terms and conditions set forth therein (the "Merger") and, in connection therewith, outstanding shares of Plaza Common Stock will be converted into shares of PPBI Common Stock in the manner set forth therein; and

        WHEREAS, Shareholder owns the shares of Plaza Common Stock identified on Exhibit I hereto (such shares, together with all shares of Plaza Common Stock subsequently acquired by Shareholder during the term of this Agreement, being referred to as the "Shares"); and

        WHEREAS, in order to induce PPBI to enter into the Merger Agreement, Shareholder, solely in such Shareholder's capacity as a shareholder of Plaza and not in any other capacity, has agreed to enter into and perform this Agreement.

        NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

        1.    Agreement to Vote Shares.    Shareholder agrees that while this Agreement is in effect, at such time as Plaza conducts the Plaza Consent Solicitation, Shareholder shall deliver a duly executed copy of the written consent set forth as Exhibit II to this Agreement (or cause such consent to be delivered) covering all the Shares (whether acquired heretofore or hereafter) that are beneficially owned by Shareholder or as to which Shareholder has, directly or indirectly, the right to vote or direct the voting.

        2.    Transfer of Shares.

          (a)    Prohibition on Transfers of Shares; Other Actions.    Shareholder hereby agrees that while this Agreement is in effect, Shareholder shall not, without the prior written approval of PPBI, (i) sell, transfer, pledge, encumber, distribute by gift or donation, or otherwise dispose of any of the Shares (or any securities convertible into or exercisable or exchangeable for Shares) or any interest therein, whether by actual disposition, physical settlement or effective economic disposition through hedging transactions, derivative instruments or other means, except for charitable gifts or donations where the recipient enters into a voting agreement binding the recipient to vote its shares in the manner provided in Section 1 of this Agreement, (ii) enter into any agreement, arrangement or understanding with any Person, or take any other action, that violates or conflicts with or could reasonably be expected to violate or conflict with Shareholder's representations, warranties, covenants and obligations under this Agreement, or (iii) take any other action that could reasonably be expected to impair or otherwise adversely affect, in any material respect, Shareholder's power, authority and ability to comply with and perform his, her or its covenants and obligations under this Agreement; provided, however, that the prohibitions provided for in this Section 2 shall no longer apply to Shareholder once Shareholder Approval is obtained by delivery to Plaza and PPBI of the Plaza Shareholder Consents.

          (b)    Transfer of Voting Rights.    Shareholder hereby agrees that Shareholder shall not deposit any Shares in a voting trust, grant any proxy or enter into any voting agreement or similar agreement or arrangement with respect to any of the Shares.

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        3.    Representations and Warranties of Shareholder.    Shareholder represents and warrants to and agrees with PPBI as follows:

          (a)    Capacity.    Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

          (b)    Binding Agreement.    This Agreement has been duly executed and delivered by Shareholder and constitutes the valid and legally binding obligation of Shareholder, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          (c)    Non-Contravention.    The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

          (d)    Ownership.    Shareholder's Shares are, and, except as otherwise provided for in Section 2(a) hereof, through the term of this Agreement will be, owned beneficially and of record solely by Shareholder, except as otherwise disclosed on Exhibit I hereto. Shareholder has title to the Shares, free and clear of any lien, pledge, mortgage, security interest or other encumbrance, except as otherwise disclosed on Exhibit I hereto. As of the date hereof, the Shares identified on Exhibit I hereto constitute all of the shares of Plaza Common Stock owned beneficially or of record by Shareholder. Shareholder has and, except as otherwise provided for in Section 2(a) above, will have at all times during the term of this Agreement (i) sole voting power and sole power to issue instructions with respect to the matters set forth in Section 1 hereof, (ii) sole power of disposition and (iii) sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares owned by Shareholder on the date of this Agreement and all of the Shares hereafter acquired by Shareholder and owned beneficially or of record by him, her or it during the term of this Agreement. For purposes of this Agreement, the term "beneficial ownership" shall be interpreted in accordance with Rule 13d-3 under the Exchange Act, provided that a Person shall be deemed to beneficially own any securities which may be acquired by such Person pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time within 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing).

          (e)    Consents and Approvals.    The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations under this Agreement and the consummation by him, her or it of the transactions contemplated hereby will not, require Shareholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority.

          (f)    Absence of Litigation.    There is no suit, action, investigation or proceeding pending or, to the knowledge of Shareholder, threatened against or affecting Shareholder or any of his, her or its affiliates before or by any Governmental Authority that could reasonably be expected to materially impair the ability of Shareholder to perform his, her or its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

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        4.    No Solicitation.    Shareholder hereby agrees that during the term of this Agreement he, she or it shall not, and shall not permit any investment banker, financial advisor, attorney, accountant or other representative retained by him, her or it to, directly or indirectly, (a) take any of the actions specified in clauses (i)-(vi) of Section 6.07(a) of the Merger Agreement, (b) agree to release, or release, any Person from any obligation under any existing standstill agreement or arrangement relating to Plaza, or (c) participate in, directly or indirectly, a "solicitation" of "proxies" (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any shares of Plaza Common Stock in connection with any vote or other action on any matter of a type described in Section 1, other than to recommend that shareholders of Plaza deliver written consents in favor of the adoption and approval of the Merger Agreement and the Merger and as otherwise expressly permitted by this Agreement. Shareholder agrees immediately to cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than PPBI with respect to any possible Acquisition Proposal and will take all necessary steps to inform any investment banker, financial advisor, attorney, accountant or other representative retained by him, her or it of the obligations undertaken by Shareholder pursuant to this Section 4. Nothing contained in this Section 4 shall prevent a Shareholder who is an officer or a member of the Plaza Board from discharging his or her fiduciary duties solely in his or her capacity as such an officer or director.

        5.    Notice of Acquisitions; Proposals Regarding Prohibited Transactions.    Shareholder hereby agrees to notify PPBI promptly (and in any event within two (2) Business Days) in writing of the number of any additional shares of Plaza Common Stock or other securities of Plaza of which Shareholder acquires beneficial or record ownership on or after the date hereof. Shareholder will comply with the provisions of Section 6.07(c) of the Merger Agreement as if he, she or it were Plaza.

        6.    Non-Solicitation.

          (a)   Shareholder agrees that for a period of two (2) years following the Closing Date, Shareholder will not directly or indirectly:

              (i)  solicit (other than general solicitations through newspapers or other media of general circulation, or the engagement of professional search firms, not targeted at such employees) any employees of Plaza or its Subsidiaries prior to the Closing ("Plaza Employees"); provided, however, that the foregoing shall not apply to any Plaza Employee (Y) who does not become an employee of PPBI or any of its Subsidiaries or is terminated by PPBI or any of its Subsidiaries without cause on or after the Closing Date; or (Z) whose employment terminated more than six months prior to the time that such Plaza Employee is first solicited for employment following the Closing Date; or

             (ii)  knowingly (A) induce, persuade, encourage or influence or attempt to induce, persuade, encourage or influence any Person having a business relationship with Plaza or its Subsidiaries and Affiliates prior to the Closing Date, to discontinue, reduce or restrict such relationship with PPBI or its Subsidiaries after the Closing Date, provided that nothing herein shall prevent Shareholder from conducting or engaging in business with any Person who was not solicited in violation of Section 6(a)(ii)(B), or (B) solicit or target the deposits, loans or other products and services from or to Persons who were depositors, borrowers or customers of Plaza or its Subsidiaries on the date of this Agreement, and/or as of the Closing Date, whether by personal contact, by telephone, by facsimile, by mail or other form of solicitation or communication, or in any other way except for general solicitations that are directed to the general public and not directed specifically to Persons who were depositors, borrowers or customers of Plaza or its Subsidiaries on the date of this Agreement, or as of the Closing Date. Notwithstanding the foregoing and for purposes of clarity, nothing herein shall prohibit

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    the Shareholder from exercising Shareholder's discretion relating to Shareholder's personal and business banking relationships.

          (b)   The Shareholder acknowledges and agrees that the business conducted by Plaza and its Subsidiaries is highly competitive and that the covenants made by the Shareholder in this Section 6 are made as a necessary inducement for PPBI to enter into the Merger Agreement and to consummate the transactions contemplated thereby. It is the desire and intent of the parties to this Agreement that the provisions of this Section 6 shall be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought. It is expressly understood and agreed that although the Shareholder and PPBI each consider the restrictions contained in this Section 6 to be reasonable, if a final determination is made by a court of competent jurisdiction or an arbitrator that the time or territory or any other restriction contained in this Section 6 is unenforceable against any party, the provisions of this Section 6 shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.

        [Notwithstanding the foregoing or anything to the contrary contained herein, the parties hereto acknowledge and agree that the restrictions set forth in this Section 6 shall not apply to any affiliate, representative, client or portfolio company of Shareholder.](1)

          (c)   The Shareholder acknowledges and agrees that the provisions of this Agreement are necessary to protect PPBI's legitimate business interests and to protect the value of PPBI's acquisition of Plaza. The Shareholder warrants that these provisions will not unreasonably interfere with his or her ability to earn a living or to pursue his or her occupation and the Shareholder has the means to support himself or herself and his or her dependents and the provisions of this Section 6 will not impair such ability in any manner whatsoever.

          (d)   The Shareholder will not, at any time during the two-year period referred to in Subsection 6(a) of this Agreement, disparage PPBI, its Subsidiaries or any of its Affiliates, or the business conducted by PPBI, its Subsidiaries or any of their Affiliates, or any stockholder, member, director, manager, officer, employee or agent of PPBI, its Subsidiaries or any of their Affiliates.

        7.    Specific Performance and Remedies.    Shareholder acknowledges that it will be impossible to measure in money the damage to PPBI if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, PPBI will not have an adequate remedy at law. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that PPBI may have an adequate remedy at law. Shareholder agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with PPBI's seeking or obtaining such equitable relief.

        8.    Term of Agreement; Termination.

          (a)   The term of this Agreement shall commence on the date hereof.

          (b)   This Agreement shall terminate upon the earlier to occur of (i) the date, if any, of termination of the Merger Agreement in accordance with its terms, or (ii) the Effective Time of the Merger. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any willful breach of this Agreement prior to such termination. Notwithstanding the foregoing, in the event this Agreement is terminated upon the Effective Time of the Merger, the provisions in Section 6 shall survive for a period of two (2) years from the Closing Date.

(1)
To be included in Shareholder Agreements signed by Carpenter board representatives.

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        9.    Stop Transfer Order.    In furtherance of this Agreement, Shareholder hereby authorizes and instructs Plaza to enter a stop transfer order with respect to all of Shareholder's Shares for the period from the date hereof through the date this Agreement is terminated in accordance with Section 8, except as otherwise provided for in Section 2(a) hereof.

        10.    Entire Agreement.    This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

        11.    Notices.    All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by telecopy or like transmission and on the next Business Day when sent by a reputable overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        If to PPBI to:

    Pacific Premier Bancorp, Inc.
    17901 Von Karman Avenue
    Suite 1200
    Irvine, CA 92614
    Attention: Steven R. Gardner, President and Chief Executive Officer
    Fax: (949) 864-8616

        With a copy to:

    Holland & Knight LLP
    800 17th Street, N.W.
    Suite 1100
    Washington, D.C. 20006
    Attention: Norman B. Antin, Esq.
                       Jeffrey D. Haas, Esq.
    Fax: (202) 955-5564

        If to Shareholder to:

        12.    Miscellaneous.

          (a)    Severability.    If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, shall not be affected.

          (b)    Capacity.    The covenants contained herein shall apply to Shareholder solely in his or her or its capacity as a shareholder of Plaza, and no covenant contained herein shall apply to Shareholder in his or her capacity as a director, officer or employee of Plaza or in any other capacity. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of the Shareholder to comply with his or her fiduciary duties as a director, officer or employee of Plaza.

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          (c)    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

          (d)    Headings.    All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

          (e)    Governing Law; Waiver of Jury Trial.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law. Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any litigation arising out of or relating to this Agreement or the transactions contemplated hereby.

          (f)    Successors and Assigns; Third Party Beneficiaries.    Neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part, by any party without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

          (g)    Regulatory Compliance.    Each of the provisions of this Agreement is subject to compliance with all applicable regulatory requirements and conditions.

        13.    Attorney's Fees.    The prevailing party or parties in any litigation, arbitration, mediation, bankruptcy, insolvency or other proceeding ("Proceeding") relating to the enforcement or interpretation of this Agreement may recover from the unsuccessful party or parties all reasonable fees and disbursements of counsel (including expert witness and other consultants' fees and costs) relating to or arising out of (a) the Proceeding (whether or not the Proceeding proceeds to judgment), and (b) any post-judgment or post-award proceeding including, without limitation, one to enforce or collect any judgment or award resulting from the Proceeding. All such judgments and awards shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, and fees and disbursements of counsel.

[Signature page follows]

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        IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

PACIFIC PREMIER BANCORP, INC.
By:
	Name:	Steven R. Gardner
	Title:	President and Chief Executive Officer
By:
	Name:	Ronald Nicolas
	Title:	Senior Executive Vice President and Chief Financial Officer
SHAREHOLDER
(Signature)

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EXHIBIT I

SHAREHOLDER AGREEMENT

Name of Shareholder	Shares of Plaza Common Stock Beneficially Owned

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EXHIBIT II

WRITTEN CONSENT

OF CERTAIN STOCKHOLDERS OF

PLAZA BANCORP

 Pursuant to Section 228 of the
General Corporation Law of the State of Delaware

        Pursuant to Section 228 of the Delaware General Corporation Law (the "DGCL") and the Certificate of Incorporation, as amended, and the Amended and Restated Bylaws, as amended, of Plaza Bancorp, a Delaware corporation ("Plaza"), the undersigned, the holders of            shares of common stock, par value $0.0001 per share, of Plaza (the "Plaza Common Stock"), constituting approximately        % of the voting power of the outstanding shares of the Plaza Common Stock, do hereby irrevocably consent as follows:

Adoption of the Merger Agreement and Related Matters

        WHEREAS, the Board of Directors of Plaza (the "Plaza Board") has (i) approved and determined advisable (A) the Agreement and Plan of Reorganization, dated as of August 8, 2017, by and between Plaza and Pacific Premier Bancorp, Inc., a Delaware corporation ("PPBI"), which is attached hereto as Exhibit A (the "Merger Agreement"), pursuant to which, among other things, Plaza will be merged with and into PPBI (the "Merger"), (B) the Merger and (C) the other transactions contemplated by the Merger Agreement, (ii) determined that it is in the best interests of Plaza's shareholders that Plaza enter into the Merger Agreement and consummate the Merger and the other transactions contemplated by the Merger Agreement on the terms and subject to the conditions set forth in the Merger Agreement, (iii) determined that the consideration to be paid to Plaza's shareholders in the Merger is fair to such shareholders and (iv) recommended that Plaza's shareholders adopt the Merger Agreement;

        WHEREAS, the Merger Agreement was executed by the parties thereto on August 8, 2017;

        WHEREAS, the Merger Agreement provides that each share of Plaza Common Stock issued and outstanding immediately prior to the Effective Time (as defined in the Merger Agreement) (other than shares in respect of which appraisal rights have been properly exercised) shall be cancelled and shall be converted automatically into the right to receive the Merger Consideration (as defined in the Merger Agreement);

        WHEREAS, the undersigned have reviewed the Merger Agreement and such other information as they believed necessary to make an informed decision concerning their vote on the adoption of the Merger Agreement, and the undersigned have had the opportunity to consult with their own legal, tax and/or financial advisor(s) regarding the consequences to them of the Merger, the Merger Agreement and the execution of this Written Consent;

        WHEREAS, the undersigned desire to waive any rights to appraisal of the fair value of such shareholder's shares of Plaza Common Stock and rights to dissent from the Merger that the undersigned may have, whether pursuant to the DGCL or otherwise; and

        WHEREAS, the undersigned desire to waive certain other claims in connection with this Written Consent, the Merger Agreement and the Merger.

        NOW, THEREFORE, BE IT RESOLVED, that the Merger Agreement and the transactions and agreements contemplated thereby, including the Merger, be, and the same hereby are, adopted and approved in all respects.

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        FURTHER RESOLVED, that each of the undersigned hereby irrevocably waives any rights to appraisal of the fair value of such shareholder's shares of Plaza Common Stock and any rights to dissent from the Merger that the undersigned may have, whether pursuant to the DGCL or otherwise.

        FURTHER RESOLVED, that the undersigned hereby agree (on their own behalf and on behalf of their successors-in-interest, transferees or assignees) to forego participation as a plaintiff or member of a plaintiff class in any action (including any class action) with respect to any claim, direct, derivative or otherwise, based on their status as shareholders of Plaza relating to the negotiation, execution or delivery of this Written Consent or the Merger Agreement or the consummation of (but not the failure to consummate) the Merger and the other transactions contemplated by the Merger Agreement, and to take all necessary steps to affirmatively waive and release any right or claim of recovery or recovery in any settlement or judgment related to any such action reasonably requested by PPBI in writing. For the avoidance of doubt, none of the undersigned waive, release or discharge any claims relating to the right to receive the Merger Consideration under the Merger Agreement.

        FURTHER RESOLVED, that PPBI may rely upon the foregoing waivers and agreements as being binding in all respects against each of the undersigned.

        The undersigned hereby waives compliance with any and all notice requirements imposed by the Certificate of Incorporation, as amended, of Plaza, Plaza's Amended and Restated Bylaws, as amended, the DGCL and any other applicable law. This Written Consent is effective upon execution and may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[The remainder of this page was intentionally left blank.]

A-B-10

        IN WITNESS WHEREOF, each of the undersigned has executed this written consent on the date first set forth opposite its name below.

Dated , 201

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ANNEX C

CERTIFICATE OF MERGER

MERGING

PLAZA BANCORP, a Delaware corporation

WITH AND INTO

PACIFIC PREMIER BANCORP, INC., a Delaware Corporation

        Pursuant to the provisions of Section 252(c) of the Delaware General Corporation Law (the "DGCL"), the undersigned hereby certifies as follows concerning the merger (the "Merger") of Plaza Bancorp, a Delaware corporation, with and into Pacific Premier Bancorp, Inc., a Delaware corporation (collectively, the "Constituent Corporations"), with Pacific Premier Bancorp, Inc. as the surviving corporation (in such capacity, the "Surviving Corporation").

        FIRST:    An Agreement and Plan of Reorganization, dated as of August 8, 2017 (the "Merger Agreement"), has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with Section 252(c) of the DGCL.

        SECOND:    The name of the Surviving Corporation (the "Surviving Corporation") shall be Pacific Premier Bancorp, Inc., a Delaware corporation.

        THIRD:    The certificate of incorporation of the Surviving Corporation shall be the certificate of incorporation of Pacific Premier Bancorp, Inc., as amended and in effect at the effective time of the Merger.

        FOURTH:    The Merger is to become effective at the time of the filing of this Certificate of Merger with the Secretary of the State of the State of Delaware.

        FIFTH:    The executed Merger Agreement is on file at an office of the Surviving Corporation, which is located at 17901 Von Karman Avenue, Suite 1200, Irvine, California 96214.

        SIXTH:    A copy of the Merger Agreement will be furnished by Surviving Corporation on request, and without cost, to any stockholder of any Constituent Corporation.

        SEVENTH:    The authorized capital stock of Plaza Bancorp is comprised of 50,000,000 shares of common stock, $0.0001 par value, and 1,000,000 shares of preferred stock, no par value.

(Signature page follows.)

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        IN WITNESS WHEREOF, the parties hereto have caused this Certificate of Merger to be duly executed by their respective authorized officers and filed in accordance with Section 252(c) of the DGCL as of                         [            ], 201  .

PACIFIC PREMIER BANCORP, INC.
By:	Steven R. Gardner, President and Chief Executive Officer
PLAZA BANCORP
By:	Harry E. Galloway Chief Executive Officer

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ANNEX D

FORM OF
BANK MERGER AGREEMENT

        Bank Merger Agreement, dated as of                        , 20    ("Bank Merger Agreement"), by and between Plaza Bank ("Plaza Bank") and Pacific Premier Bank ("Pacific Premier").

WITNESSETH:

        WHEREAS, Plaza Bank is a California-chartered bank and wholly-owned subsidiary of Plaza Bancorp, a Delaware corporation ("Plaza"), which has its principal place of business in Irvine, California; and

        WHEREAS, Pacific Premier is a California-chartered bank and a wholly-owned subsidiary of Pacific Premier Bancorp, Inc., a Delaware corporation ("PPBI"), which has its principal place of business in Irvine, California; and

        WHEREAS, PPBI and Plaza have entered into an Agreement and Plan of Reorganization, dated as of August 8, 2017 (the "Agreement"), pursuant to which Plaza will merge with and into PPBI, with PPBI as the surviving corporation (the "Parent Merger"); and

        WHEREAS, the Boards of Directors of Plaza Bank and Pacific Premier have approved and deemed it advisable to consummate the merger provided for herein in which Plaza Bank would merge with and into Pacific Premier on the terms and conditions herein provided immediately following the effective time of the Parent Merger.

        NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

        1.    The Merger.    Subject to the terms and conditions of this Bank Merger Agreement, at the Effective Time, Plaza Bank shall merge with and into Pacific Premier (the "Merger") under the laws of the State of California. Pacific Premier shall be the surviving corporation of the Merger (the "Surviving Bank") and the separate existence of Plaza Bank shall cease.

        2.    Articles of Incorporation and Bylaws.    The Articles of Incorporation and the Amended and Restated Bylaws of Pacific Premier in effect immediately prior to the Effective Time shall be the governing documents of the Surviving Bank, until altered, amended or repealed in accordance with their terms and applicable law.

        3.    Name; Offices.    The name of the Surviving Bank shall be "Pacific Premier Bank." The main office of the Surviving Bank shall be the main office of Pacific Premier immediately prior to the Effective Time. All branch offices of Plaza Bank and Pacific Premier which were in lawful operation immediately prior to the Effective Time shall continue to be the branch offices of the Surviving Bank upon consummation of the Merger, subject to the opening or closing of any offices which may be authorized by Plaza Bank and Pacific Premier and applicable regulatory authorities after the date hereof.

        4.    Directors and Executive Officers.    The directors and executive officers of the Surviving Bank immediately after the Merger shall be the directors and executive officers of Pacific Premier immediately prior to the Merger, except that [                    ] shall be appointed as a director of Surviving Bank effective as of the Effective Time (as defined below).

A-D-1

        5.    Effects of the Merger.    At the Effective Time, the effect of the Merger shall be as provided in the General Corporation Law of the State of California. Without limiting the generality of the foregoing and subject thereto, at the Effective Time:

          (a)   all rights, franchises and interests of Plaza Bank in and to every type of property (real, personal and mixed), tangible and intangible, and choses in action shall be transferred to and vested in the Surviving Bank by virtue of the Merger without any deed or other transfer, and the Surviving Bank, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver and committee, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interest were held or enjoyed by Plaza Bank immediately prior to the Effective Time; and

          (b)   the Surviving Bank shall be liable for all liabilities of Plaza Bank, fixed or contingent, including all deposits, accounts, debts, obligations and contracts thereof, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account or records thereof, and all rights of creditors or obligees and all liens on property of Plaza Bank shall be preserved unimpaired; after the Effective Time, the Surviving Bank will continue to issue savings accounts on the same basis as immediately prior to the Effective Time.

        6.    Effect on Shares of Stock.

          (a)    Plaza Bank.    As of the Effective Time, each share of Plaza Bank common stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled without consideration. Any shares of Plaza Bank common stock held in the treasury of Plaza Bank prior to the Effective Time shall be retired and cancelled.

          (b)    Pacific Premier.    Each share of the Pacific Premier's common stock issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding.

        7.    Counterparts.    This Bank Merger Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one agreement.

        8.    Governing Law.    This Bank Merger Agreement shall be governed in all respects, including, but not limited to, validity, interpretation, effect and performance, by the laws of the State of California.

        9.    Amendment.    Subject to applicable law, this Bank Merger Agreement may be amended, modified or supplemented only by written agreement of Pacific Premier and Plaza Bank at any time prior to the Effective Time.

        10.    Waiver.    Any of the terms or conditions of this Bank Merger Agreement may be waived at any time by whichever of the parties hereto is, or the shareholders of which are, entitled to the benefit thereof by action taken by the Board of Directors of such waiving party.

        11.    Assignment.    This Bank Merger Agreement may not be assigned by any party hereto without the prior written consent of the other party.

        12.    Termination.    This Bank Merger Agreement shall terminate upon the termination of the Agreement prior to the Effective Time in accordance with its terms. The Bank Merger Agreement may

A-D-2

also be terminated at any time prior to the Effective Time by an instrument executed by Plaza Bank and Pacific Premier.

        13.    Conditions Precedent.    The obligations of the parties under this Bank Merger Agreement shall be subject to (i) receipt of approval of the Merger from all governmental and bank regulatory authorities whose approval is required; (ii) receipt of any necessary regulatory approval to operate the main office and the branch offices of Plaza Bank as offices of Pacific Premier; and (iii) the consummation of the Parent Merger pursuant to the Agreement on or before the Effective Time.

        14.    Procurement of Approvals.    Plaza Bank and Pacific Premier shall use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Bank Merger Agreement, subject to and in accordance with the applicable provisions of the Agreement, including without limitation the preparation and submission of such applications or other filings for approval of the Merger to the governmental authorities as may be required by applicable laws and regulations.

        15.    Effectiveness of Merger.    The Merger shall become effective on the date and at the time that this Bank Merger Agreement, as certified by the California Secretary of State, is filed with the California Department of Business Oversight—Division of Financial Institutions, or as set forth in such filing (the "Effective Time").

        16.    Entire Agreement.    Except as otherwise set forth in this Bank Merger Agreement and the Agreement, the Agreement and this Bank Merger Agreement (including the documents and the instruments referred to herein) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. To the extent of a conflict between the terms of the Agreement and the terms of this Bank Merger Agreement, the terms of the Agreement shall control.

        [Signature page follows]

A-D-3

        IN WITNESS WHEREOF, each of Pacific Premier and Plaza Bank has caused this Bank Merger Agreement to be executed on its behalf by its duly authorized officers.

PACIFIC PREMIER BANK
By:
	Name:	Steven R. Gardner
	Title:	President and Chief Executive Officer
By:
	Name:	Steven V. Arnold
	Title:	Executive Vice President, General Counsel, Chief Risk Officer and Corporate Secretary
PLAZA BANK
By:
	Name:	Harry E. Galloway
	Title:	President and Chief Executive Officer
By:
	Name:	John Shindler
	Title:	Corporate Secretary

A-D-4

ANNEX E

PACIFIC PREMIER BANCORP, INC.
17901 Von Karman Avenue
Suite 1200
Irvine, California 92614

                            , 201

Carpenter Community BancFund, L.P.
Carpenter Community BancFund-A, L.P.
Carpenter Community BancFund-CA, L.P.
c/o Carpenter Fund Manager GP, LLC
5 Park Plaza
Suite 950
Irvine, CA 92614

  Re: Investor Rights Agreement

Gentlemen:

        This letter will confirm our agreement with Carpenter Fund Manager GP, LLC (the "Manager"), on behalf of, and as general partner of, each of Carpenter Community BancFund, L.P., Carpenter Community BancFund-A, L.P. and Carpenter Community BancFund-CA, L.P. (collectively, the "Investors"), that pursuant to and effective as of the consummation of the merger (the "Merger") of Plaza Bancorp ("Plaza") with and into Pacific Premier Bancorp, Inc. ("PPBI"), pursuant to that certain Agreement and Plan of Reorganization dated as of August 8, 2017, by and between Plaza and PPBI (the "Merger Agreement"), the Manager, on behalf of the Investors, shall be entitled to the following rights, in addition to any rights specifically provided to all shareholders of PPBI. All terms used herein and not defined herein shall have the meanings assigned to them in the Merger Agreement.

        1.    Board Representation.

            (i)  The Manager has identified James B. Jones to PPBI and Pacific Premier Bank ("Pacific Premier") or, if Mr. Jones is unable to serve, the Manager will identify another individual mutually acceptable to the Manager and PPBI (the "Manager Nominee") to potentially serve on the Board of Directors of PPBI (the "PPBI Board") and the Board of Directors of Pacific Premier Bank (the "Pacific Premier Board"). If requested by the Manager prior to the effectiveness of the Merger, PPBI and Pacific Premier Bank agree that, upon such effectiveness, each will appoint such Manager Nominee to the PPBI Board and to the Pacific Premier Board, subject to: (a) such Manager Nominee being qualified to serve as a member of the PPBI Board and the Pacific Premier Board under all applicable corporate governance policies or guidelines of PPBI and Pacific Premier, and applicable legal, regulatory and stock market requirements, (b) the reasonable approval of the Corporate Governance and Nominating Committee of the PPBI Board (such approval not to be unreasonably withheld or delayed) and (c) the receipt of any necessary regulatory approvals.

           (ii)  From and after the Merger, and for so long as the Investors' beneficial ownership (as determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of the issued and outstanding shares of the common stock of PPBI ("Investors' Beneficial Ownership") is equal to 9.90% or more, PPBI will take all lawful action to, if requested by the Manager, (i) elect the Manager Nominee to the Pacific Premier Board and (ii) nominate and recommend to its shareholders the Manager Nominee for election to the PPBI Board at PPBI's annual meeting of shareholders. If so requested by the Manager, PPBI shall use its reasonable best efforts to cause the Manager Nominee to be elected as a director of PPBI, and

A-E-1

  PPBI shall solicit proxies for such person to the same extent as it does for any of its other nominees to the PPBI Board. The Manager shall notify PPBI of any proposed Manager Nominee to the PPBI Board, in writing, no later than the latest date on which shareholders of PPBI may make nominations to the PPBI Board in accordance with the bylaws of PPBI, together with all information concerning such nominee reasonably requested by PPBI, so that PPBI can comply with applicable disclosure rules (the "Nominee Disclosure Information"); provided that in the event the Manager fails to provide any such notice, the Manager Nominee shall be the person then serving as the Manager Nominee as long as the Manager provides the Nominee Disclosure Information to PPBI promptly upon request by PPBI.

          (iii)  If the Manager Nominee ceases to serve as a director of the PPBI Board and/or the Pacific Premier Board for any reason (other than due to the fact that the Investors' Beneficial Ownership falls below the threshold set forth in this letter agreement), PPBI shall, if so requested by the Manager, use its reasonable best efforts to take all action required to fill the vacancy or vacancies created thereby with an individual designated by the Manager (a "Manager Successor Designee") to serve in place of such Manager Nominee for the remainder of the term that the Manager Nominee who is being replaced would have served if he or she had not been replaced, subject to such Manager Successor Designee being reasonably acceptable to PPBI and qualified to serve as a member of the PPBI Board and the Pacific Premier Board under all applicable corporate governance policies or guidelines of PPBI and Pacific Premier and applicable legal, regulatory and stock market requirements. During any period when a Manager Nominee is not serving on the PPBI Board or Pacific Premier Board but the Manager is entitled to have board representation hereunder, the Manager shall be entitled to receive all materials distributed for or at all meetings (telephonic or otherwise) of the PPBI Board and the Pacific Premier Board and their respective committees, except for any documents subject to an attorney-client or attorney-client work product privilege.

          (iv)  Subject to subsection 1(v) below, if a Manager Nominee is nominated by PPBI but not elected to the PPBI Board, PPBI shall, if so requested by the Manager, immediately increase the size of the PPBI Board and appoint an individual designated by the Manager and reasonably acceptable to PPBI (such individual to be different from the individual who was not elected by the shareholders of PPBI) to the PPBI Board.

           (v)  Anything to the contrary provided in this Section 1 notwithstanding, no increase in the size of the PPBI Board shall be required by this Section 1 if it would cause the size of the PPBI Board to exceed the maximum size permitted under PPBI's Amended and Restated Certificate of Incorporations ("Certificate of Incorporation") or Amended and Restated Bylaws ("Bylaws"); provided that PPBI shall use its reasonable best efforts to amend such Certificate of Incorporation or Bylaws to increase the number of directorships necessary to appoint the individual designated by the Manager, including, without limitation, submitting a shareholder proposal to amend the Certificate of Incorporation or Bylaws to increase the number of seats submitted to a vote of shareholders at PPBI's next annual meeting of shareholders.

          (vi)  At such time as the Investors' Beneficial Ownership is less than 9.90% the Manager will have no further rights under this letter agreement, and at the written request of the PPBI Board, the Manager shall use its reasonable best efforts to cause the Manager Nominee to resign from the PPBI Board as promptly as possible thereafter, and at the written request of the Pacific Premier Board, the Manager shall use its reasonable best efforts to cause the Manager Nominee to resign from the Pacific Premier Board as promptly as possible thereafter.

        2.    Resale Registration Statement.

            (i)  PPBI agrees to cause to be included in the Registration Statement for registration for resale those shares of PPBI Common Stock to be issued to the Investors as Merger Consideration

A-E-2

  (such shares, together with any shares issued or issuable upon any stock split, distribution, recapitalization or similar event, the "Registrable Securities"). PPBI further agrees to maintain the effectiveness of the Registration Statement and cause the Registration Statement and any related prospectus or prospectus supplement to be appropriately updated as described in paragraph (v) below until the Registrable Securities may be freely traded without a prospectus pursuant to Rule 144 of the Securities Act or otherwise (such period of time, the "Effectiveness Period").

           (ii)  Each Investor shall prepare and furnish such information relating to it and its Affiliates as may be reasonably required in connection with the preparation of the Registration Statement, and the Investors and their legal advisors shall have the right to review the Registration Statement prior to its filing.

          (iii)  Each Investor agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Registration Statement shall, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each Investor further agrees that if it shall become aware prior to the Effective Date of any information furnished by it that would cause any of the statements in the Registration Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform PPBI thereof and to take the necessary steps to correct the Registration Statement.

          (iv)  PPBI agrees to advise the Investors, promptly after PPBI receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of PPBI Common Stock for offering or sale in any jurisdiction, of the initiation or, to the extent PPBI is aware thereof, threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

           (v)  In connection with PPBI's registration obligations hereunder, PPBI shall:

            (a)   (1) prepare and file with the SEC such amendments, including post-effective amendments, to such Registration Statement as may be necessary to keep the Registration Statement continuously effective as to the Registrable Securities for the Effectiveness Period and prepare and file with the SEC such additional Registration Statements as necessary in order to register for resale under the Securities Act all of the Registrable Securities and (2) cause the related prospectus to be amended or supplemented by any required prospectus supplement, and as so supplemented or amended to be filed pursuant to Rule 424 (or any similar provisions then in force) promulgated under the Securities Act, in each of the cases of clauses (1) and (2) so that the Registration Statement and prospectus or prospectus supplement may be used continuously by the Members to sell the Registrable Securities throughout the Effectiveness Period;

            (b)   cooperate with the Investors so that the shares of Registrable Securities are DTC-eligible from and after the time that the Registration Statement is declared effective by the SEC; and

            (c)   make all required periodic filings with the SEC such that, following the time at which the Registrable Securities become eligible to be sold pursuant to Rule 144 of the Securities Act, the Registrable Securities do not become ineligible to be sold pursuant to Rule 144 of the Securities Act.

A-E-3

        3.    Non-Solicitation.

            (i)  Manager agrees that for a period of two (2) years following the Closing Date, Manager and the Investors will not directly or indirectly:

            (a)   solicit (other than general solicitations through newspapers or other media of general circulation, or the engagement of professional search firms, not targeted at such employees) any employees of Plaza or its Subsidiaries prior to the Closing ("Plaza Employees"); provided, however, that the foregoing shall not apply to any Plaza Employee (1) who does not become an employee of PPBI or any of its Subsidiaries or is terminated by PPBI or any of its Subsidiaries without cause on or after the Closing Date; or (2) whose employment terminated more than six months prior to the time that such Plaza Employee is first solicited for employment following the Closing Date; or

            (b)   knowingly (1) induce, persuade, encourage or influence or attempt to induce, persuade, encourage or influence any Person having a business relationship with Plaza or its Subsidiaries prior to the Closing Date, to discontinue, reduce or restrict such relationship with PPBI or its Subsidiaries after the Closing Date, provided that nothing herein shall prevent Manager from conducting or engaging in business with any Person who was not solicited in violation of Section 3(i)(b)(2), or (2) solicit or target the deposits, loans or other products and services from or to Persons who were depositors, borrowers or customers of Plaza or its Subsidiaries on the date of this Agreement, and/or as of the Closing Date, whether by personal contact, by telephone, by facsimile, by mail or other form of solicitation or communication, or in any other way except for general solicitations that are directed to the general public and not directed specifically to Persons who were depositors, borrowers or customers of Plaza or its Subsidiaries on the date of this Agreement, or as of the Closing Date. Notwithstanding the foregoing and for purposes of clarity, nothing herein shall prohibit the Manager or the Investors from exercising their discretion relating to their business banking relationships.

        Notwithstanding the foregoing or anything to the contrary contained herein, the parties hereto acknowledge and agree that the restrictions set forth in this Section 3 shall not apply to any affiliate, representative, client or portfolio company of Manager.

           (ii)  The Manager acknowledges and agrees that the business conducted by Plaza and its Subsidiaries is highly competitive and that the covenants made by the Manager in this Section 3 are made as a necessary inducement for PPBI to enter into the Merger Agreement and to consummate the transactions contemplated thereby. It is the desire and intent of the parties to this letter agreement that the provisions of this Section 3 shall be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought. It is expressly understood and agreed that although the Manager and PPBI each consider the restrictions contained in this Section 3 to be reasonable, if a final determination is made by a court of competent jurisdiction or an arbitrator that the time or territory or any other restriction contained in this Section 3 is unenforceable against any party, the provisions of this Section 3 shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.

          (iii)  The Manager acknowledges and agrees that the provisions of this Agreement are necessary to protect PPBI's legitimate business interests and to protect the value of PPBI's acquisition of Plaza.

          (iv)  The Manager will not, at any time during the two-year period referred to in Subsection 3(i) of this Agreement, disparage PPBI, its Subsidiaries or any of its Affiliates, or the

A-E-4

  business conducted by PPBI, its Subsidiaries or any of their Affiliates, or any stockholder, member, director, manager, officer, employee or agent of PPBI, its Subsidiaries or any of their Affiliates.

        4.    Termination.    This letter agreement shall automatically terminate and be of no further force or effect, without any action on the part of any of the parties hereto, in the event of the sale of substantially all of the assets PPBI or a change of control of PPBI, which shall be deemed to include any transaction or series of related transactions pursuant to which the shareholders of PPBI prior to such transaction or series of transactions hold less than a majority of the voting power of PPBI or any successor in interest thereto or less than a majority in interest of all or substantially all of the assets of PPBI.

        5.    Confidential Information.    The Manager and each Investor agrees that it will not disclose to any third party any information provided by PPBI or Pacific Premier hereunder, which is not generally available to the public or which is specifically designated by PPBI or Pacific Premier as confidential, except with the prior express approval of PPBI's Chief Executive Officer, or as may otherwise be required by applicable law.

        6.    Federal Securities Laws.    Each of the Investors shall comply with all federal securities laws in connection its exercise of its rights under this letter agreement and its purchases and sales of PPBI's securities, and agrees to be bound by the "insider trading" policy of PPBI during any period during which it is exercising its rights under this letter agreement.

        7.    Entire Agreement; Assignment; and Amendment.    This letter agreement constitutes the only agreement between the Investors and the Manager, on the one hand, and PPBI and Pacific Premier, on the other hand, with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. The rights provided by this letter agreement are personal to the Investors and the Manager and in no event shall such rights be assignable. No amendment, modification, supplement or waiver of any provision of this letter agreement may in any event be effective unless in writing and signed by the parties affected thereby, and then only in the specific instance and for the specific purpose given.

        8.    Counterparts.    This letter agreement may be executed in any number of counterparts (including by facsimile and pdf file), each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. The parties hereto need not execute the same counterpart.

        9.    Governing Law.    All questions concerning the construction, validity, enforcement and interpretation of this letter agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflicts of law thereof. Each party agrees that all proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this letter agreement may be commenced on a non-exclusive basis in the California Courts. Each party hereto hereby irrevocably submits to the non-exclusive jurisdiction of the California Courts for the adjudication of any dispute hereunder, and hereby irrevocably waives, and agrees not to assert in any proceeding, any claim that it is not personally subject to the jurisdiction of any such California Court, or that such proceeding has been commenced in an improper or inconvenient forum. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this letter agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

A-E-5

        The Manager and Investors agree, and any representative of the Manager and Investors will agree, to hold in confidence and trust and not disclose any confidential information provided to or learned by them in connection with their rights under this letter agreement.

Very truly yours,
PACIFIC PREMIER BANCORP, INC.
By:
	Name:	Steve Gardner
	Title	President and Chief Executive Officer

AGREED AND ACCEPTED:
Carpenter Community BancFund, L.P., and
Carpenter Community BancFund-A, L.P., and
Carpenter Community BancFund-CA, L.P.
By:	Carpenter Fund Manager GP, LLC
Their General Partner
By:
Name:
Title

A-E-6

ANNEX F

TENANT ESTOPPEL LETTER
                              , 201

Pacific Premier Bancorp, Inc.
17901 Von Karman Avenue
Suite 1200
Irvine, CA 92614

  Re:                                                 , as amended                                                           ("Lease") by and between                                                                                                                     ("Landlord") and                                                                                    ("Tenant") for the premises commonly known as                                         ("Premises")

Dear                            :

        In connection with the acquisition of Plaza Bancorp ("Plaza") and its subsidiary Plaza Bank ("Plaza Bank") by Pacific Premier Bancorp, Inc. ("Assignee") pursuant to a merger of Plaza with and into Assignee and a merger of Plaza Bank with and into Pacific Premier Bank, a subsidiary of Assignee (collectively, the "Merger"), and the corresponding assignment of the above referenced Lease, the undersigned Tenant hereby certifies to Assignee that the following statements are true, correct and complete as of the date hereof:

          1.     Tenant is the tenant under the Lease for the Premises. There have been no amendments, modifications or revisions to the Lease, and there are no agreements of any kind between Landlord and Tenant regarding the Premises, except as provided in the attached Lease.

          2.     Attached hereto as Schedule A is a true, correct and complete copy of the Lease which has been duly authorized and executed by Tenant and which is in full force and effect.

          3.     Tenant has accepted and is in sole possession of the Premises and is presently occupying the Premises. The Lease has not been assigned, by operation of law or otherwise, by Tenant, and no sublease, concession agreement or license, covering the Premises, or any portion of the Premises, has been entered into by Tenant. If the landlord named in the Lease is other than Landlord, Tenant has received notice of the assignment to Landlord of the landlord's interest in the Lease and Tenant recognizes Landlord as the landlord under the Lease.

          4.     No rent under the Lease has been paid more than one (1) month in advance, and no other sums or security deposits have been deposited with Landlord, except in the amount of $          . (If none, state "NONE"). Tenant is not entitled to rent concessions or free rent.

          5.     All conditions and obligations of Landlord relating to completion of tenant improvements and making the Premises ready for occupancy by Tenant have been satisfied or performed and all other conditions and obligations under the Lease to be satisfied or performed by Landlord as of the date hereof have been fully satisfied or performed.

          6.     There exists no defense to, or right of offset against, enforcement of the Lease by Landlord. Neither Landlord nor Tenant is in default under the Lease and no event has occurred which, with the giving of notice or passage of time, or both, could result in such a default.

          7.     Tenant has not received any notice of any present violation of any federal, state, county or municipal laws, regulations, ordinances, orders or directives relating to the use or condition of the Premises.

          8.     Except as specifically stated herein, Tenant has not been granted (a) any option to extend the term of the Lease; (b) any option to expand the Premises or to lease additional space within

A-F-1

  the Premises; (c) any right to terminate the Lease prior to its stated expiration; or (d) any option or right of first refusal to purchase the Premises or any part thereof.

          9.     Tenant acknowledges having been notified that Landlord's interest in and to the Lease has been, or will be, assigned to Assignee. Until further notice from Landlord, however, Tenant will continue to make all payments under the Lease to Landlord and otherwise look solely to Landlord for the performance of the Landlord's obligations under the Lease.

        The agreements and certifications set forth herein are made with the knowledge and intent that Assignee will rely on them in purchasing the Premises, and Assignee's successors and assigns may rely upon them for that purpose.

Very truly yours,
[TENANT]

By:
Name:
Title:

A-F-2

SCHEDULE A

LEASE

[INSERT]

A-F-3

ANNEX G

LANDLORD ESTOPPEL LETTER
                              , 201

Pacific Premier Bancorp, Inc.
17901 Von Karman Avenue
Suite 1200
Irvine, CA 92614

  Re:                                                 , as amended                                                           ("Lease") by and between                                                                                                                     ("Landlord") and                                                                                                  ("Tenant") for the premises commonly known as                                          ("Premises")

Dear                            :

        In connection with the acquisition of Plaza Bancorp ("Plaza") and its subsidiary Plaza Bank ("Plaza Bank") by Pacific Premier Bancorp, Inc. ("Assignee") pursuant to a merger of Plaza with and into Assignee and a merger of Plaza Bank with and into Pacific Premier Bank, a subsidiary of Assignee (collectively, the "Merger"), and the corresponding assignment of the above referenced Lease, the undersigned Landlord hereby certifies to Assignee that the following statements are true, correct and complete as of the date hereof:

          1.     Tenant is the tenant under the Lease for the Premises. There have been no amendments, modifications or revisions to the Lease, and there are no agreements of any kind between Landlord and Tenant regarding the Premises, except as provided in the attached Lease.

          2.     Attached hereto as Schedule A is a true, correct and complete copy of the Lease which has been duly authorized and executed by Landlord and which is in full force and effect.

          3.     Tenant has accepted and is in sole possession of the Premises and is presently occupying the Premises. To the Landlord's knowledge, the Lease has not been assigned, by operation of law or otherwise, by Tenant, and no sublease, concession agreement or license, covering the Premises, or any portion of the Premises, has been entered into by Tenant.

          4.     No rent under the Lease has been paid to Landlord more than one (1) month in advance, and no other sums or security deposits have been deposited with Landlord, except in the amount $            . (If none, state "NONE"). Tenant is not entitled to rent concessions or free rent.

          5.     All conditions and obligations under the Lease to be satisfied or performed by Landlord and Tenant as of the date hereof have been fully satisfied or performed.

          6.     Neither Landlord nor Tenant is in default under the Lease and no event has occurred which, with the giving of notice or passage of time, or both, could result in such a default.

          7.     Landlord has not received any notice of any present violation of any federal, state, county or municipal laws, regulations, ordinances, orders or directives relating to the use or condition of the Premises.

          8.     Except as specifically stated herein, Tenant has not been granted any option to extend the term of the Lease, except as set forth in the Lease.

          9.     Landlord hereby consents to the Merger and the resulting assignment of the Lease to Assignee.

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        The agreements and certifications set forth herein are made with the knowledge and intent that Assignee will rely on them in purchasing the Premises, and Assignee's successors and assigns may rely upon them for that purpose.

Very truly yours,
[LANDLORD]

By:
Name:
Title:

A-G-2

SCHEDULE A

LEASE

[INSERT]

A-G-3

Appendix B

August 8, 2017

Board of Directors
Plaza Bancorp
18200 Von Karman Avenue, Suite 500
Irvine, CA 92612

Ladies and Gentlemen:

        Plaza Bancorp ("Plaza") and Pacific Premier Bancorp, Inc. ("PPBI") are proposing to enter into an Agreement and Plan of Reorganization (the "Agreement") pursuant to which Plaza will merge with and into PPBI (the "Merger") with PPBI surviving the Merger. Pursuant to the terms of the Agreement, at the Effective Time of the Merger, each share of common stock of Plaza, $0.0001 par value per share, issued and outstanding immediately prior to the Effective Time ("Plaza Common Stock"), except for certain shares of Plaza Common Stock as specified in the Agreement, shall be converted into the right to receive 0.2000 shares (the "Exchange Ratio") of PPBI common stock, $0.01 par value per share ("PPBI Common Stock"). The terms and conditions of the Merger are more fully set forth in the Agreement. Capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Plaza Common Stock.

        Sandler O'Neill & Partners, L.P. ("Sandler O'Neill", "we" or "our"), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) a draft of the Agreement, dated August 7, 2017; (ii) certain publicly available financial statements and other historical financial information of Plaza and its banking subsidiary that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of PPBI and its banking subsidiary that we deemed relevant; (iv) internal financial projections for Plaza for the years ending December 31, 2017 and December 31, 2018 as well as an estimated long-term earnings per share growth rate for the years thereafter, as provided by the senior management of Plaza; (v) publicly available mean analyst earnings per share estimates for PPBI for the years ending December 31, 2017 and December 31, 2018, as adjusted by the senior management of PPBI, as well as an estimated long-term earnings per share growth rate for the years thereafter, as provided by the senior management of PPBI; (vi) the pro forma financial impact of the Merger on PPBI based on certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as provided by the senior management of PPBI, as well as financial projections for Plaza for the years ending December 31, 2017 through December 31, 2021, as provided by the senior management of Plaza and adjusted by the senior management of PPBI; (vii) the publicly reported historical price and trading activity for Plaza and PPBI common stock, including a comparison of certain stock market information for Plaza and PPBI common stock and certain stock indices as well as publicly available information for certain other similar companies, the securities of which are publicly traded; (viii) a comparison of certain financial information for Plaza and PPBI with similar institutions for which information is publicly available; (ix) the financial terms of certain recent business combinations in the banking industry (on a nationwide basis), to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of Plaza the business, financial condition, results of operations and prospects of Plaza and held similar discussions with certain members of senior management of PPBI and its representatives regarding the business, financial condition, results of operations and prospects of PPBI.

        In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by us from public sources, that was provided to us by Plaza or PPBI or their respective representatives or that was otherwise reviewed by us and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have further relied on the assurances of the respective managements of Plaza and PPBI that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Plaza or PPBI, or any of their subsidiaries, nor have we been furnished with any such evaluations or appraisals. We render no opinion or evaluation on the collectability of any assets or the future performance of any loans of Plaza or PPBI. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Plaza or PPBI, or the combined entity after the Merger and we have not reviewed any individual credit files relating to Plaza or PPBI. We have assumed, with your consent, that the respective allowances for loan losses for both Plaza and PPBI are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

        In preparing its analyses, Sandler O'Neill used internal financial projections for Plaza for the years ending December 31, 2017 and December 31, 2018 as well as an estimated long-term earnings per share growth rate for the years thereafter, as provided by the senior management of Plaza. In addition, in preparing its analyses Sandler O'Neill used publicly available mean analyst earnings per share estimates for PPBI for the years ending December 31, 2017 and December 31, 2018, as adjusted by the senior management of PPBI, as well as an estimated long-term earnings per share growth rate for the years thereafter, as provided by the senior management of PPBI. Sandler O'Neill also received and used in its pro forma analyses certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as provided by the senior management of PPBI, as well as financial projections for Plaza for the years ending December 31, 2017 through December 31, 2021, as provided by the senior management of Plaza and adjusted by the senior management of PPBI. With respect to the foregoing information, the respective managements of Plaza and PPBI confirmed to us that such information reflected (or, in the case of the publicly available consensus mean analyst earnings per share estimates referred to above, as adjusted, were consistent with) the best currently available projections, estimates and judgments of those respective senior managements of the future financial performance of Plaza and PPBI, respectively, and we assumed that such performance would be achieved. We express no opinion as to such projections, estimates or judgments, or the assumptions on which they are based. We have also assumed that there has been no material change in Plaza's or PPBI's assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Plaza and PPBI will remain as going concerns for all periods relevant to our analyses.

        We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Plaza, PPBI or the Merger or any related transaction, (iii) the Merger and any related transaction will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements, and (iv) the Merger will qualify as a tax-free reorganization for federal income tax purposes. Finally, with your consent, we have relied upon the advice that Plaza has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement. We express no opinion as to any such matters.

        Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading values of Plaza Common Stock or PPBI Common Stock at any time or what the value of PPBI Common Stock will be once it is actually received by the holders of Plaza Common Stock.

        We have acted as Plaza's financial advisor in connection with the Merger and will receive a fee for our services, which fee is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion, which fairness opinion fee will be credited in full towards the fee becoming due and payable to us on the day of closing of the Merger. Plaza has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. In the two years preceding the date hereof, Sandler O'Neill has not provided any other investment banking services to Plaza, nor has Sandler O'Neill provided any investment banking services to PPBI in the two years preceding the date hereof. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to PPBI and its affiliates. We may also actively trade the equity and debt securities of Plaza, PPBI or their respective affiliates for our own account and for the accounts of our customers.

        Our opinion is directed to the Board of Directors of Plaza in connection with its consideration of the Agreement and the Merger and does not constitute a recommendation to any shareholder of Plaza as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the adoption of the Agreement and approval of the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Plaza Common Stock and does not address the underlying business decision of Plaza to engage in the Merger, the form or structure of the Merger or the other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for Plaza or the effect of any other transaction in which Plaza might engage. We also do not express any opinion as to the amount of compensation to be received in the Merger by any Plaza or PPBI officer, director or employee, or class of such persons, if any, relative to the amount of compensation to be received by any other shareholder. This opinion has been approved by Sandler O'Neill's fairness opinion committee. This opinion shall not be reproduced without Sandler O'Neill's prior written consent; provided, however, Sandler O'Neill will provide its consent for the opinion to be included in regulatory filings to be completed in connection with the Merger.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to holders of Plaza Common Stock from a financial point of view.

Very truly yours,

Appendix C

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

        (a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

          (1)   Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

          (2)   Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a.     Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b.     Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

            c.     Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

            d.     Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

          (3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

          (4)   In the event of an amendment to a corporation's certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word "amendment" substituted for the words "merger or consolidation," and the word "corporation" substituted for the words "constituent corporation" and/or "surviving or resulting corporation."

        (c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d)   Appraisal rights shall be perfected as follows:

          (1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)   If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by §251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either

  (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h)   After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease.

Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

        The following is a summary of relevant provisions of our amended and restated certificate of incorporation, and certain provisions of the General Corporation Law of the State of Delaware, or the DGCL. We urge you to read the full text of these documents, forms of which have been filed with the U.S. Securities and Exchange Commission, as well as the referenced provisions of the DGCL because they are the legal documents and provisions that will govern matters of indemnification with respect to our directors and officers.

        We are incorporated under the laws of the state of Delaware. Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

        The DGCL provides that any indemnification must be made by us only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the person has met the applicable standard of conduct. Such determination must be made, with respect to person who is a director or officer at the time of such determination, (i) by a majority of our directors who are not parties to the action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by our stockholders.

        The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

        Our amended and restated certificate of incorporation provides for the indemnification of directors, officers and certain of our authorized representatives to the fullest extent permitted by the DGCL, except that indemnification in an action, suit or proceeding initiated by a director, officer or our authorized representative is permitted only if our board of directors authorized the initiation of that action, suit or proceeding. In addition, as permitted by the DGCL, our amended and restated certificate of incorporation provides that our directors shall have no personal liability to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the law, (iii) the unlawful payment of dividends or unlawful stock purchase or redemption, or (iv) for any transaction in which the director derived improper personal benefit.

Item 21.    Exhibits and Financial Statement Schedules.

Exhibit No.	Exhibit
2.1	Agreement and Plan of Reorganization, dated as of August 8, 2017, between Pacific Premier Bancorp, Inc. and Plaza Bancorp(1)
3.1	Amended and Restated Certificate of Incorporation of Pacific Premier Bancorp, Inc.(2)
3.2	Certificates of Amendment to Amended and Restated Certificate of Incorporation(3)
3.3	Certificate of Amendment to Amended and Restated Certificate of Incorporation(4)
3.4	Amended and Restated Bylaws of Pacific Premier Bancorp, Inc.(5)
4.1	Specimen Stock Certificate of Pacific Premier Bancorp, Inc.(6)
5.1	Opinion of Holland & Knight LLP regarding the legality of the securities being registered*
8.1	Opinion of Holland & Knight LLP regarding certain tax matters*
10.1	Form of Shareholder Agreement among Pacific Premier Bancorp, Inc., Plaza Bancorp, and certain shareholders of Plaza Bancorp(1)
10.2	Form of Support Agreement between Carpenter Fund Management GP, LLC and Pacific Premier Bancorp, Inc.(1)
10.3	Investor Rights Agreement, dated August 8, 2017, between Carpenter Fund Management GP, LLC and Pacific Premier Bancorp, Inc.(7)
21.1	Subsidiaries of Pacific Premier Bancorp, Inc.(8)
23.1	Consent of Crowe Horwath LLP (with respect to Pacific Premier Bancorp, Inc.)
23.2	Consent of Crowe Horwath LLP (with respect to Heritage Oaks Bancorp)
23.3	Consent of Vavrinek, Trine, Day and Co., LLP (with respect to Pacific Premier Bancorp, Inc.)
23.4	Consent of RSM US LLP (with respect to Plaza Bancorp)
23.5	Consent of Holland & Knight LLP (included in Exhibits 5.1 and 8.1)*
24.1	Power of Attorney*
99.1	Consent of Sandler O'Neill & Partners, L.P.
99.2	Form of Written Consent

*
Previously filed.

(1)
Included as an annex to the prospectus/consent solicitation statement contained in this Registration Statement.

(2)
Incorporated by reference from the Registrant's Current Report on Form 8-K filed with the Commission on June 4, 2012.

(3)
Incorporated by reference from the Registrant's Current Report on Form 8-K filed with the Commission on May 28, 2015.

(4)
Incorporated by reference from the Registrant's Current Report on Form 8-K filed with the Commission on June 2, 2016.

(5)
Incorporated by reference from the Registrant's Current Report on Form 8-K filed with the Commission on February 29, 2016.

(6)
Incorporated by reference from the Registrant's Registration Statement on Form S-1 (Registration No. 333-20497) filed with the Commission on January 27, 1997.

(7)
Incorporated by reference from the Registrant's Current Report on Form 8-K filed with the Commission on August 9, 2017.

(8)
Incorporated by reference from the Registrant's Annual Report on Form 10-K filed with the Commission on March 16, 2017.

Item 22.    Undertakings

        (a)   The undersigned Registrant hereby undertakes as follows:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement); and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5)   That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (6)   That every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (7)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (b)   The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one (1) business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (c)   The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

EXHIBIT INDEX

Exhibit No.	Exhibit
2.1	Agreement and Plan of Reorganization, dated as of August 8, 2017, between Pacific Premier Bancorp, Inc. and Plaza Bancorp(1)
3.1	Amended and Restated Certificate of Incorporation of Pacific Premier Bancorp, Inc.(2)
3.2	Certificates of Amendment to Amended and Restated Certificate Incorporation(3)
3.3	Certificate of Amendment to Amended and Restated Certificate of Incorporation(4)
3.4	Amended and Restated Bylaws of Pacific Premier Bancorp, Inc.(5)
4.1	Specimen Stock Certificate of Pacific Premier Bancorp, Inc.(6)
5.1	Opinion of Holland & Knight LLP regarding the legality of the securities being registered*
8.1	Opinion of Holland & Knight LLP regarding certain tax matters*
10.1	Form of Shareholder Agreement between Pacific Premier Bancorp, Inc. and certain shareholders of Plaza Bancorp(1)
10.2	Form of Support Agreement between Carpenter Fund Management GP, LLC and Pacific Premier Bancorp, Inc.(1)
10.3	Investor Rights Agreement, dated August 8, 2017, between Carpenter Fund Management GP, LLC and Pacific Premier Bancorp, Inc.(7)
21.1	Subsidiaries of Pacific Premier Bancorp, Inc.(8)
23.1	Consent of Crowe Horwath LLP (with respect to Pacific Premier Bancorp, Inc.)
23.2	Consent of Crowe Horwath LLP (with respect to Heritage Oaks Bancorp)
23.3	Consent of Vavrinek, Trine, Day and Co., LLP (with respect to Pacific Premier Bancorp, Inc.)
23.4	Consent of RSM US LLP (with respect to Plaza Bancorp)
23.5	Consent of Holland & Knight LLP (included in Exhibits 5.1 and 8.1)*
24.1	Power of Attorney*
99.1	Consent of Sandler O'Neill & Partners, L.P.
99.2	Form of Written Consent

*
Previously filed.

(1)
Included as an annex to the prospectus/consent solicitation statement contained in this Registration Statement.

(2)
Incorporated by reference from the Registrant's Current Report on Form 8-K filed with the Commission on June 4, 2012.

(3)
Incorporated by reference from the Registrant's Current Report on Form 8-K filed with the Commission on May 28, 2015.

(4)
Incorporated by reference from the Registrant's Current Report on Form 8-K filed with the Commission on June 2, 2016.

(5)
Incorporated by reference from the Registrant's Current Report on Form 8-K filed with the Commission on February 29, 2016.

(6)
Incorporated by reference from the Registrant's Registration Statement on Form S-1 (Registration No. 333-20497) filed with the Commission on January 27, 1997.

(7)
Incorporated by reference from the Registrant's Current Report on Form 8-K filed with the Commission on August 9, 2017.

(8)
Incorporated by reference from the Registrant's Annual Report on Form 10-K filed with the Commission on March 16, 2017.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on September 26, 2017.

PACIFIC PREMIER BANCORP, INC.
By:	/s/ STEVEN R. GARDNER
Steven R. Gardner Chairman, President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No.1 Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ STEVEN R. GARDNER Steven R. Gardner	Chairman, President, Chief Executive Officer and Director (Principal Executive Officer)	September 26, 2017
/s/ RONALD NICOLAS Ronald Nicolas	Senior Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	September 26, 2017
* Jeff C. Jones	Director	September 26, 2017
* Simone F. Lagomarsino	Director	September 26, 2017
* John Carona	Director	September 26, 2017
* Joseph L. Garrett	Director	September 26, 2017
* Michael Morris	Director	September 26, 2017

Name	Title	Date

* Michael Pfau	Director	September 26, 2017
* Cora M. Tellez	Director	September 26, 2017
* Ayad A. Fargo	Director	September 26, 2017
* Zareh H. Sarrafian	Director	September 26, 2017

* By:	/s/ STEVEN R. GARDNER Steven R. Gardner Attorney-in-Fact